As filed with the Securities and Exchange Commission on September 18, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Talen Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	4911	47-1197305
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

835 Hamilton Street

Suite 150

Allentown, Pennsylvania 18101-1179

(888) 211-6011

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeremy R. McGuire

Senior Vice President, Chief Financial Officer and Chief Accounting Officer

835 Hamilton Street

Suite 150

Allentown, Pennsylvania 18101-1179

(888) 211-6011

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Andrew R. Keller, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000	E. Ramey Layne, Esq. Vinson & Elkins LLP 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock, par value $0.001 per share	44,974,658	$12.44	$559,484,745.52	$65,012.13

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low price of the Registrant’s common stock on September 14, 2015, as reported on the New York Stock Exchange.
(2)	Calculated in accordance with Rule 457(o).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 18, 2015

PRELIMINARY PROSPECTUS

44,974,658 Shares

TALEN ENERGY CORPORATION

Common Stock

This prospectus relates solely to the offer and sale from time to time of up to 44,974,658 shares of Talen Energy Corporation common stock, $0.001 par value per share, by the selling stockholders identified in this prospectus. See “Selling Stockholders.” The registration of the shares of common stock to which this prospectus relates does not require the selling stockholders to sell any of their shares of our common stock nor does it require us to issue any shares of common stock.

We will not receive any proceeds from the sale of the shares by the selling stockholders, but we have agreed to pay certain registration expenses, other than underwriting discounts and commissions. The selling stockholders from time to time may offer and sell the shares held by them directly or through underwriters, agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. For more information, see “Plan of Distribution.”

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “TLN.” On September 16, 2015, the closing sales price of our common stock as reported on the NYSE was $12.91 per share.

Because all of the shares of our common stock offered under this prospectus are being offered by the selling stockholders, we cannot currently determine the price or prices at which our shares may be sold under this prospectus.

Investing in our common stock involves risks. Before making a decision to invest in our common stock, you should carefully consider the matters described under “Risk Factors” beginning on page 21 of this prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2015.

This prospectus is part of a shelf registration statement that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, offer and sell the shares described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the shares the selling stockholders may offer. Each time the selling stockholders sell our shares using this prospectus, to the extent necessary, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the number of shares being offered, the manner of distribution, the identity of any underwriters or other counterparties and other specific terms related to the offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that

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any statement made in an accompanying prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the accompanying prospectus supplement. You should read both this prospectus and any prospectus supplement together.

Neither we nor the selling stockholders have authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. Neither we nor the selling stockholders take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling stockholders have authorized any other person to provide you with different or additional information, and neither of us are making an offer to sell the shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of the prospectus or any sale of the ordinary shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

For investors outside of the United States, neither we nor the selling stockholders have done anything that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering and the distribution of this prospectus outside of the United States.

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SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before deciding to purchase shares of our common stock. You should read this entire prospectus including the risk factors, management’s discussion and analysis of financial condition and results of operations, historical financial statements, and our unaudited pro forma condensed combined financial information and the respective notes to the financial statements and pro forma financial information, before making an investment decision to purchase shares of our common stock.

Unless otherwise indicated or the context otherwise requires, “we,” “us,” “our,” “Talen Energy,” “Talen” and the “Company” refers to Talen Energy Corporation and its subsidiaries. Capitalized terms not otherwise defined in this prospectus have the meanings assigned to them under “Glossary” included elsewhere in this prospectus.

Talen Energy

Talen Energy Corporation is a leading competitive energy and power generation company in North America. We produce and sell electricity, capacity and related products from our fleet of power plants totaling approximately 15,000 MW of generating capacity. Through our subsidiaries, we own and operate a portfolio of generation assets principally located in PJM and ERCOT, which we consider to be two of the most attractive power markets in the United States. Within these markets, our portfolio benefits from technological and fuel diversity, enabling us to respond to changing market conditions and regulatory developments. We believe stockholder value creation is built on a foundation of excellence in operations and skillful commercial management of our generation fleet with a strong focus on cash returns. Our strategy is to embrace these core concepts and optimize our operations so as to support scale-enhancing growth and focus on robust cash flow generation.

Talen Energy was formed on June 1, 2015 by the spinoff of Talen Energy Supply, LLC (“Talen Energy Supply” or “Energy Supply,” then known as PPL Energy Supply, LLC), the competitive power generation business owned by PPL Corporation, and the subsequent combination of that business with RJS Generation Holdings LLC (“RJS Power”), the competitive power generation business controlled by Riverstone Holdings LLC, to form an independent, publicly traded company (collectively, the “Talen Transactions”). For a more detailed description of the Talen Transactions, see “The Talen Transactions.”

Organization Structure

The following chart illustrates our simplified organizational structure as of June 30, 2015.

Our Operations

Our generation fleet is diverse in terms of fuel, technology, dispatch characteristics and location. A majority of our generation revenue comes from our efficient low-cost baseload and intermediate generation facilities. We also expect to capture additional value by selling power during periods of peak demand from our quick-start peaking facilities. We seek to further enhance margins by selling capacity within the PJM markets, both in the three-year forward PJM base residual auction and through bilateral agreements with power purchasers, as well as by providing ancillary services to support transmission system reliability.

We believe our assets are strategically positioned in what we view as the two most attractive power markets in the United States, each of which is characterized by strong and improving fundamentals and a regulatory framework supportive of competitive generators. Our generation facilities are predominantly located in PJM, an RTO, and ERCOT, an ISO, which are regional organizations formed, in part, to provide reliable wholesale power marketplaces. PJM is the largest wholesale energy market in the United States and ERCOT is the oldest ISO in the country. PJM is characterized by improving fundamentals due to limited import capacity, significant anticipated capacity retirements, an improving demand outlook and a forward capacity market that provides future cash flow visibility for generation asset owners. Specific efforts are being undertaken by PJM to support and potentially increase capacity prices for existing generation to ensure the availability of adequate resources. ERCOT is an attractive wholesale electricity market with historically above-average demand growth, increasing price caps and an increasing reliance on flexible and quickly-dispatchable natural gas-fired assets. Additionally, the ERCOT sub region in which we operate, ERCOT-South, has historically experienced premium energy pricing relative to the average price for the broader ISO. We consider PJM and ERCOT to be two of the most well-developed power markets in the United States, providing significant price transparency, market liquidity and support to competitive generators, including recent proposed reforms that we believe will enhance the value of our portfolio.

The competitive dispatch costs and operating flexibility of our generation fleet position us favorably to generate attractive cash margins in a wide variety of market conditions. In an effort to support our operations and stabilize future cash flows, we enter into forward physical and financial transactions to hedge energy, capacity and related products and to hedge fuel and fuel transportation. We sell the output of our generation facilities to a diverse group of wholesale customers, including RTOs and ISOs, utilities, cooperatives, municipalities, power marketers, and financial counterparties. We also sell the output of our generation facilities to commercial, industrial and residential retail customers.

Our wholly owned indirect subsidiary, Talen Energy Supply, through its subsidiaries, Talen Generation, LLC (“Talen Generation”), Raven Power Generation Holdings LLC (“Raven”), Jade Power Generation Holdings LLC (“Jade”) and Sapphire Power Generation Holdings LLC (“Sapphire”), owns and operates generating facilities. Talen Energy Supply’s wholly owned subsidiary, Talen Energy Marketing, LLC (“Talen Energy Marketing”), sells electricity produced by many of our facilities, participates in wholesale market load-following auctions, and markets various energy products and commodities such as: capacity, transmission, financial transmission rights, coal, natural gas, oil, uranium, emission allowances, renewable energy credits and other commodities in competitive wholesale and competitive retail markets, primarily in the northeastern and northwestern United States. Talen Energy Marketing also focuses on entering into energy and energy-related physical and financial contracts to hedge the variability of expected cash flows associated with our facilities and marketing activities, as well as for trading purposes.

Our Fleet

Asset	Location	Fuel Type	Ownership	Owned Capacity (MW) (1)	Commercial Operation Date	Region/ ISO
Ironwood	PA	Natural Gas	100%	660	2001	PJM
Lower Mt. Bethel	PA	Natural Gas	100%	538	2004	PJM
York	PA	Natural Gas	100%	47	1989	PJM
Martins Creek 3 & 4	PA	Natural Gas / Oil	100%	1,700	1975 – 1977	PJM
Peakers	PA	Natural Gas / Oil	100%	354	1967 – 1973	PJM
Bayonne	NJ	Natural Gas / Oil	100%	164	1988	PJM
Camden	NJ	Natural Gas / Oil	100%	145	1993	PJM
Pedricktown (2)	NJ	Natural Gas / Oil	100%	118	1992	PJM
Newark Bay	NJ	Natural Gas / Oil	100%	123	1993	PJM
Elmwood Park	NJ	Natural Gas / Oil	100%	71	1989	PJM
Susquehanna	PA	Nuclear	90%	2,245	1983 – 1985	PJM
Montour	PA	Coal	100%	1,504	1972 – 1973	PJM
Brunner Island	PA	Coal	100%	1,411	1961 – 1969	PJM
Brandon Shores	MD	Coal	100%	1,284	1984 – 1991	PJM
C.P. Crane	MD	Coal	100%	404	1961 – 1967	PJM
Conemaugh	PA	Coal	16%	278	1970 – 1971	PJM
Keystone	PA	Coal	12%	211	1967 – 1968	PJM
H.A. Wagner	MD	Coal / Natural Gas / Oil	100%	982	1956 – 1972	PJM
Eastern Hydro (3)	PA	Hydro	100%	293	1910 – 1926	PJM
Colstrip 1 & 2	MT	Coal	50%	307	1975 – 1976	WECC
Colstrip 3	MT	Coal	30%	222	1984	WECC
Dartmouth	MA	Natural Gas / Oil	100%	83	1996	ISO-NE
Nueces Bay 7	TX	Natural Gas	100%	648	2010	ERCOT
Barney Davis 2	TX	Natural Gas	100%	646	2010	ERCOT
Barney Davis 1	TX	Natural Gas	100%	318	1974	ERCOT
Laredo 4	TX	Natural Gas	100%	92	2008	ERCOT
Laredo 5	TX	Natural Gas	100%	89	2008	ERCOT
Renewables (4)	NH, NJ, PA, VT	Renewables	100%	25	Various	Various

		Total		14,962

(1)	Summer Rating at June 30, 2015. The capacity of generation units is based on a number of factors, including the operating experience and physical conditions of the units, and may be revised periodically to reflect changed circumstances. Does not reflect the sale or other disposition of between 1,300 and 1,400 MW of generating capacity that is required to obtain regulatory approval for the Talen Transactions. See “The Talen Transactions—Mitigation Plans.”
(2)	Pedricktown capacity includes capacity dedicated to serving landlord load (which has historically averaged 9 MW).
(3)	Includes Holtwood and Wallenpaupack.
(4)	We have agreed to sell our renewables plants representing approximately 19 MW of capacity as shown herein. Subject to receipt of regulatory approvals, we expect to close the sale of these plants by the end of 2015. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview—Other Financial and Operational Developments—Anticipated Disposition of Renewable Energy Business.”

The following map illustrates the locations of our generation facilities as of June 30, 2015:

The charts below illustrate the composition and diversity of our portfolio by market and fuel type as of June 30, 2015:

The map and charts above do not reflect (1) the sale or other disposition of between 1,300 and 1,400 MW of generation capacity that is required to satisfy regulatory approvals obtained in connection with the Talen Transactions, (2) completion of our acquisition of MACH Gen, LLC or (3) the renewables plants we have agreed to sell. As a result, our generation portfolio will not include all of the plants that currently comprise our fleet. See “The Talen Transactions—Mitigation Plans,” “—Recent Developments—MACH Gen Acquisition” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview—Other Financial and Operational Developments—Anticipated Disposition of Renewable Energy Business.”

Our Competitive Strengths

We believe that we are well-positioned to execute our business strategy and create superior value for our stakeholders based on the following competitive strengths:

Well-positioned in attractive, liquid and transparent energy markets. We believe that the composition and locations of our facilities give us a strategic advantage and offer attractive upside opportunities. The majority of our facilities are located in PJM and ERCOT, which are among the most liquid, well-developed power markets in the United States, each with attractive fundamentals. We believe these markets provide us with ample opportunity to execute our hedge strategy, which is designed to enhance price certainty and cash flow stability in future years.

We believe the PJM market presents attractive value opportunities, driven by a substantial number of announced power plant retirements and limited import capacity. Our PJM assets are highly diverse both in terms of fuel (coal, natural gas/oil dual fuel, uranium, natural gas, oil and hydro) and dispatch (baseload, intermediate/load following and peaking), which provides us with operational flexibility and enables our portfolio to provide reliable generation under a variety of market conditions. A key attribute of PJM is its base residual auction, a long-term capacity market in which power customers pay for capacity three years in advance. These known capacity revenues are expected to be an important component of our gross margins and effectively provide identifiable stable cash flows three years forward. Additionally, we expect that recently proposed market reforms may provide additional revenue opportunities for us in PJM in future capacity auctions. See “Business—Our Key Markets—PJM” for information on the recently proposed market reforms in PJM.

We believe the ERCOT market also presents attractive value opportunities, driven by robust demand growth and limited import capacity, which we expect will result in a lower reserve margin. Our generation assets in ERCOT consist of flexible, natural gas-fired units that have the ability to start up quickly and respond to load variability, which positions them well to produce significant margin from ancillary products offered in this market in addition to physical energy sales. All of our ERCOT capacity is located in the ERCOT South Zone, which has historically experienced premium pricing due to favorable supply and demand fundamentals and strong demand driven by growth related to Eagle Ford shale development, the midstream energy sector and petrochemical industry expansion. The ERCOT regulatory framework has addressed resource adequacy concerns through rule changes that have increased generator compensation and pricing floors for ancillary products and increased the state-wide offer cap. ERCOT reserve margins are forecasted to continue to compress over time due to growing demand and limited announced new-build projects, further tightening the supply/demand balance across ERCOT and creating conditions that may generate increased price volatility and higher energy prices until additional resources are added.

Robust cash flow generation potential. We expect to be able to generate substantial free cash flow, which we define as cash from operations less maintenance capital expenditures. A number of factors are expected to contribute to our strong cash flow profile: our focus on lean operations, relatively low financial leverage, efficient baseload units with low dispatch costs, significant ancillary revenue potential of the Texas facilities, the potential for significant synergies resulting from successful execution of our transition plans, and a well-maintained fleet requiring modest maintenance and environmental expenditures. The stability of our cash flows is further supported by forward capacity sales in PJM through May 2018. We believe this cash flow potential provides a competitive advantage by making us more resilient during price fluctuations in the commodity cycles, less reliant on external sources of capital to finance operations and better situated to pursue both organic and acquisition-driven growth opportunities.

Strong balance sheet, poised for growth. We believe that our expected financial leverage provides multiple competitive advantages. First, our strong balance sheet and credit profile are expected to enhance our ability to pursue both organic and acquisition-driven growth by offering favorable access to capital markets and maximum financial flexibility. We also believe a strong balance sheet positions us well to manage through periods of commodity price volatility which may require collateral posting and credit support that could challenge a more levered competitive power company. We believe we will be able to use our strong balance sheet to grow through acquisitions, taking an opportunistic approach when others in the sector may face financial stresses during those periods. Finally, we expect our low level of financial leverage will allow us to absorb a greater degree of operating cash flow volatility, enabling our margin hedging program to have a shorter-term focus. We believe this reduces hedging transaction volume and expenses, liquidity needs and hedge book complexity, which we believe results in lower operating costs and greater financial transparency.

Competitive scale. As a leading competitive power generating company in North America, with approximately 15,000 MW of operating capacity, we benefit from the multiple competitive advantages attendant to a large scale portfolio. We have a scale presence in our key markets, allowing us to operate integrated portfolios within each of PJM and ERCOT and offering us beneficial dispatch and operational synergies. These benefits include improved leverage of our fixed costs, enhanced procurement opportunities and diversity of cash flows. These advantages combined with a strong balance sheet and significant liquidity, enable us to operate with more financial flexibility and, as such, enable us to utilize our competitive scale to grow and further expand our already-robust generation platform.

Significant historical environmental control investments. We believe our assets are substantially compliant with current environmental regulations and are well-positioned relative to the current trend of tightening environmental legislation and regulations. Because of significant prior investments and the composition of our fleet, we expect that future environmental capital expenditures for known requirements will be a relatively modest $160 million dollars through 2019, representing less than 10% of total capital expenditures for the same period.

Proven, experienced management team. Our management team has significant experience and expertise operating power generating facilities, marketing electricity and ancillary services and managing the risks of a competitive power generation business. Our management team has a strong track record of value creation through the execution of strategic initiatives, capital expenditures and exceptional asset management, which positions us optimally to enhance and expand the Talen Energy platform. We strongly believe that our proven leadership team will successfully execute our business strategy and deliver superior operating and financial performance.

Our Business Strategy

Our business strategy is to maximize value to our customers and stockholders with particular emphasis on:

Excellence in operations. We believe that value is built on a foundation of operational excellence. Safety is a core value of ours and is critical to maintaining a platform for strong, reliable plant performance. We inherit robust safety programs from our predecessor companies which have demonstrated dedication to sustaining safe cultures by achieving VPP Star status at a majority of our facilities.

We also believe value is a function of disciplined investment and continuous improvement in operating efficiency. We intend to make prudent investments to enable our plants to run at the most profitable times while ensuring safe, reliable operations. Additionally, we plan to continue our commitment to asset optimization and reducing operating costs. We believe that persistent focus on process improvement and innovative cost management is a key component to success.

Focus on cash returns. We run our business with a focus on producing strong cash flows in order to sustain our operations and fund growth opportunities. Capital allocation decisions are made on a cash return basis, as we believe this discipline is necessary to drive consistent long-term value creation for our stockholders. We believe that our proven management team, reliable, low-cost operating structure and strong commercial management of our plants enables us to invest in and grow the existing platform while enhancing overall cash flows and achieving attractive returns on investment.

Active hedging and commercial management. Hedging the fuel and output of our plants is primarily focused on providing margin and cash flow visibility on a one-year forward basis. We execute hedging and marketing strategies for the output of our facilities in both the wholesale and retail energy markets. We execute asset-based portfolio strategies to monetize inherent market volatility. We believe our hedging and commercial management strategy, in combination with a strong balance sheet, will provide a long-term advantage through cycles of higher and lower commodity prices. Finally, our lower level of financial leverage will allow us to absorb a greater degree of operating cash flow volatility, which will further allow our margin hedging program to have a shorter-term focus. We believe this will reduce hedging transaction volume and expenses, liquidity needs and hedge book complexity, which results in lower operating costs and greater financial flexibility.

Growth posture. We believe scale in the competitive power generation sector is an element of value creation. We expect to be able to leverage our management and operational systems to integrate additional assets and activities with relatively modest incremental cost. We intend to grow value through development and acquisitions that are complementary to our competitive strengths, with a focus on developed competitive markets that offer liquidity and price transparency. Additionally, as Talen Energy grows, our goal is to maintain a multi-fuel and multi-dispatch profile, as we believe this type of diversity is inherently valuable and provides an added measure of risk mitigation. We believe that our strong balance sheet and cash flow generation, combined with our current presence in attractive markets and our experienced, disciplined management team, positions Talen Energy favorably in its pursuit of value-enhancing growth opportunities.

Our Key Markets

The substantial majority of our generation capacity is located in either PJM or ERCOT. We consider these regions to be among the most well-developed, transparent and liquid energy markets in the United States.

PJM

PJM is an RTO that coordinates the movement of wholesale electricity in all or parts of thirteen states and the District of Columbia. It is the largest competitive wholesale electricity market in the United States, dispatching more than 180,000 MW to more than 60 million people. The current mix of generating capacity within PJM is largely coal-dominated, with a significant number of nuclear and natural gas power plants rounding out the dispatch curve. As is the case in many markets in the United States, generating capacity within PJM is transitioning from a coal-dominated generation base to a mix that incorporates larger amounts of natural gas and renewable units, driven in large part by current and impending EPA regulations. The following map illustrates PJM by regions.

PJM benefits from a combination of stable demand growth, liquid trading hubs, limited energy import capacity and a wide range of available market products. Generation owners in PJM may earn energy, capacity and ancillary revenues. The PJM energy market consists of day-ahead and real-time markets. The day-ahead market is a forward market in which hourly prices are calculated for the next operating day based on offers, bids and bilateral obligations. The real-time market is a spot market in which energy is continuously bought and sold based on actual grid operating conditions.

The PJM capacity market, known as the Reliability Pricing Model (“RPM”), is intended to ensure that resources are available when needed to keep the power grid operating reliably for customers. Under the RPM,

PJM conducts a series of auctions. Most capacity is procured in the base residual auctions each May for the sale of generating capacity three years in advance of the delivery year. In these auctions, prices are set based on available capacity and other factors such as transmission constraints. The capacity market construct provides generation owners the opportunity for some revenue visibility on a multi-year basis.

Recent developments have the potential to be supportive of future revenue opportunities for generation owners in PJM, including:

•	PJM added an enhanced “Capacity Performance” product to the capacity market structure to permit additional compensation for generation owners/operators to make the necessary investments to maintain system reliability in exchange for stronger performance requirements. The intent of the Capacity Performance product is to improve operational availability during periods of peak power system demand, such as extreme weather. Specifically, PJM’s stated objectives of this product include fuel security through dependable fuel sources, high availability of generation resources and operational diversity. As it was approved by the FERC, Capacity Performance is expected to benefit generation owners like Talen Energy that own assets supplied by firm fuel commitments and have demonstrated reliability during peak load and extreme weather conditions;

•	PJM’s recent changes to the “Variable Resource Requirement” (“VRR”) curve. The VRR curve is a downward-sloping demand curve used by PJM to model sufficient capacity resources for PJM and set capacity prices. The VRR curve supports PJM’s objective of attracting and retaining adequate capacity resources to ensure grid reliability, providing an indication of incremental reliability and economic value of capacity at different planning reserve levels. PJM’s recent changes include a shift in the VRR curve, which signifies an increase in demand and therefore price, offering potential upside to future capacity prices for PJM generators;

•	Recent developments that increase uncertainty associated with demand response’s ability to participate in future capacity auctions, offering potential upside to future capacity prices for PJM generators; and

•	Potential rule changes affecting price formation including offer cap changes which may lead to higher energy market prices.

ERCOT

ERCOT is an ISO that manages the flow of electricity from approximately 75,000 MW of installed capacity to 24 million Texas customers, representing 90% of the state’s electric load and covering approximately 75% of its geography. ERCOT is an attractive wholesale electricity market with historically above-average demand growth, increasing price caps and an increasing reliance on flexible and quickly-dispatchable natural gas-fired assets. The Texas population and gross state product are currently expanding at well above the national average rate, spurred in part from significant growth in oil and gas development and associated petrochemical industry growth. ERCOT was established in September 1996 and is the oldest ISO in the United States. The following map illustrates ERCOT by regions.

As an energy-only market, ERCOT’s market design is different from other competitive electricity markets in the United States. Other markets, including PJM, maintain a minimum reserve margin through regulated planning, resource adequacy requirements and/or capacity markets. In contrast, ERCOT’s resource adequacy is predominately dependent on free market processes and energy market price signals. All electricity prices are subject to a system-wide offer cap, which was $5,000/MWh in 2013. This offer cap increased to $7,000/MWh in 2014 and to $9,000/MWh in June 2015, providing a higher maximum marginal price. The system-wide offer cap has been reached on a number of occasions since 2011.

Transactions in ERCOT take place in two key markets: the day-ahead market and the real-time market. The day-ahead market is a voluntary forward energy market conducted the day before each operating day in which generators and purchasers of power may bid for one or more hours of energy supply or consumption. The day-ahead market also allows ERCOT and generators and purchasers of power to buy and sell ancillary services. The real-time market is a spot market in which energy may be sold in five-minute intervals.

Generation facilities in the region include efficient combined cycle natural gas-fired facilities, a large wind fleet and a mixture of environmentally compliant and older, non-compliant coal-fired assets. The combination of these assets has historically led to lower marginal cost of production during most periods, compared to other markets. However, the region has limited excess capacity to meet high demand days and the marginal facilities have high operating costs. Therefore, the marginal price of supply rapidly increases during periods of high demand. As a result, many generators benefit from these sporadic periods of “scarcity pricing” in which power prices increase significantly.

In addition to energy, ancillary services, such as non-spinning reserves, responsive reserves and regulation up/down, offer another potential revenue stream for market participants in order to maintain system reliability, which is impacted by the high concentration of wind capacity in ERCOT. These ancillary services provide network support from quick-start generation capacity that is able to reach full load operation in exceptionally short periods of time in order to help manage the impact of wind variability on the electricity grid. Such ancillary services have received increased compensation and exhibited higher offer floors in part because ERCOT has one of the highest concentrations of wind capacity in the United States, with over 12,000 MW of installed capacity.

Market Opportunity

The market for competitive power generation assets has been very robust over the past five years, and we expect a continuation of this trend, providing further opportunities to enhance our competitive scale. From 2010 to 2014, roughly 344 GW of competitive power generation capacity has been sold, with approximately 121 GW and 36 GW in PJM and ERCOT, respectively. The diverse nature of these transactions, encompassing both conventional (predominantly natural gas and coal) and renewable (predominantly wind and solar) generating facilities, aligns with our goal of maintaining a multi-fuel and multi-dispatch profile. The table below illustrates the volume of transactions in dollars and GWs from 2010 through 2014.

We believe that there will continue to be significant acquisition opportunities for competitive power generation assets in the United States, enabling us to grow our fleet and enhance shareholder value. Approximately 81 GW of operating capacity are owned by companies that operate both regulated utilities and competitive power generation assets, while approximately 40 GW are owned by private equity funds. Given the trend of separating competitive power generation assets from regulated utility assets, and the typically defined target holding period of private equity funds, we expected that a significant number of assets will come to market over the next several years.

Recent Developments

MACH Gen Acquisition

On July 18, 2015, Talen Energy Supply entered into an agreement (the “MACH Gen Purchase Agreement”) to acquire all of the equity interests of MACH Gen, LLC (“MACH Gen”), which indirectly owns the following electric generating facilities and certain related assets: (i) the 1,092 MW combined-cycle gas fired “Harquahala” generating facility, located in Tonopah, Arizona; (ii) the 1,080 MW gas/fuel oil-fired capable “Athens” generating facility, located in Greene County, New York; and (iii) the 360 MW gas/fuel oil-fired capable “Millennium” generating facility, located in Worcester County, Massachusetts.

The MACH Gen Purchase Agreement provides for the sale to Talen Energy Supply of 100% of the issued and outstanding membership interests of MACH Gen. The consideration payable by Talen Energy Supply in respect of the acquisition is $1.175 billion in cash, plus or minus the net working capital of MACH Gen and its subsidiaries on the closing date and minus the amount (if any) of indebtedness outstanding under MACH Gen’s First Lien Credit and Guaranty Agreement on the closing date and certain transaction expenses. The cash purchase price is subject to adjustment based on the amounts by which the actual closing date net working capital, credit agreement indebtedness (if any) and transaction expenses vary from estimates. At the closing, $75 million of the purchase price will be paid into an escrow account for the purposes of paying any post-closing adjustments to the purchase price required to be paid by the sellers and satisfying the sellers’ post-closing indemnification obligations under the MACH Gen Purchase Agreement. The escrow will be reduced to $50 million after approximately three months.

Talen Energy Supply has obtained a debt financing commitment sufficient to fund the cash purchase price (the “bridge facility”). The bridge facility will be used as a backstop in the event that alternative financing is not available at or prior to the closing of the acquisition. Financing for the acquisition may be secured or unsecured.

The transaction is subject to customary closing conditions, including (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (which expired on September 9, 2015) and (ii) receipt of required regulatory approvals, including approval by the Federal Energy Regulatory Commission under section 203 of the Federal Power Act and approval by (or a satisfactory declaratory order from) the New York State Public Service Commission.

Risk Factors

We face numerous risks related to, among other things, our business operations, our strategies, general economic conditions, competitive dynamics of the industry, our level of indebtedness, the legal and regulatory environment in which we operate. These risks are set forth in detail under the heading “Risk Factors.” If any of these risks should materialize, they could have a material adverse effect on our business, financial condition, results of operations or cash flows. We encourage you to review these risk factors carefully. Furthermore, this prospectus contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Market and Industry Data

Certain market, industry, regulatory, competitive position and other similar data included in this prospectus were obtained from our own research, from surveys, studies or reports conducted by third parties or from government, industry or general publications or websites (including surveys and forecasts). Some data is also based on good faith estimates by management, which are derived from their review of internal surveys or studies, as well as the independent sources described above. Statements regarding industry, regulatory, competitive position or other similar data presented in this prospectus involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

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Talen Energy Corporation is a Delaware corporation. Our principal executive offices are located at 835 Hamilton Street, Suite 150, Allentown, Pennsylvania 18101, and our telephone number at that address is (888) 211-6011. Our website is www.talenenergy.com. Information on, and which can be accessed through, our website is not incorporated in this prospectus.

OFFERING SUMMARY

Issuer	Talen Energy Corporation

Selling Stockholders	Raven Power Holdings LLC, C/R Energy Jade, LLC and Sapphire Power Holdings LLC

Common stock offered for resale by the selling stockholders	Up to 44,974,658 shares

Voting rights	One vote per share.

Use of proceeds	We will not receive any proceeds from the sale of our common stock by the selling stockholders pursuant to this prospectus. See “Use of Proceeds” and “Selling Stockholders.”

Dividend policy	We do not currently expect to declare or pay dividends on our common stock. Any payment of dividends will be at the discretion of our board of directors and will depend upon various factors then existing, including earnings, financial condition, results of operations, capital requirements, level of indebtedness, contractual restrictions with respect to payment of dividends, restrictions imposed by applicable law, general business conditions and other factors that our board of directors may deem relevant. See “Dividend Policy.”

Listing	Our common stock is listed on the New York Stock Exchange under the symbol “TLN.”

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in our common stock.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth summary historical consolidated financial data of Talen Energy Supply as of December 31, 2013 and 2014 and for each of the years ended December 31, 2012, 2013 and 2014 and summary historical unaudited consolidated interim financial data of Talen Energy as of June 30, 2015 and for the six months ended June 30, 2014 and 2015. The summary historical consolidated financial data of Talen Energy Supply as of December 31, 2013 and 2014 and for each of the years ended December 31, 2012, 2013 and 2014 have been derived from, and should be read together with, the audited consolidated financial statements of Talen Energy Supply, Talen Energy’s accounting predecessor, and the accompanying notes contained elsewhere in this prospectus. The summary historical unaudited consolidated interim financial data of Talen Energy as of June 30, 2015 and for the six months ended June 30, 2014 and 2015 have been derived from, and should be read together with, the unaudited condensed consolidated financial statements of Talen Energy and the accompanying notes contained elsewhere in this prospectus. The unaudited condensed consolidated financial statements have been prepared on a basis consistent with the annual audited consolidated financial statements of Talen Energy Supply. In the opinion of management, these unaudited financial data reflect all adjustments, consisting of only normal and recurring adjustments considered necessary for a fair presentation of the operating results for those interim periods.

The summary historical consolidated financial data presented below for the periods prior to June 1, 2015 reflect the results of Talen Energy Supply, and do not reflect the results of the RJS Power business acquired as part of the Talen Transactions. Therefore, the summary historical consolidated financial data presented below for the six months ended June 30, 2015 reflects one month of combined results. The summary historical consolidated financial data presented below include certain assets and liabilities relating to facilities that may be sold as part of the mitigation plan discussed elsewhere in this prospectus. See “The Talen Transactions—Mitigation Plans.” As a result, the summary historical consolidated financial data set forth below may not necessarily be indicative of Talen Energy’s business in future periods. The summary historical consolidated financial data set forth below are not necessarily indicative of the results of future operations.

The summary historical consolidated financial data should be read in conjunction with “Risk Factors,” “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of Talen Energy and Talen Energy Supply and the accompanying notes, all of which are included elsewhere in this prospectus.

	Year Ended December 31,			Six Months Ended June 30,
	2012	2013	2014	2014	2015
				(unaudited)
Statement of Income Data:
Operating revenues	$5,346	$4,514	$3,736	$52	$2,011
Operating income (loss)	804	(293)	397	(63)	212
Income (loss) from continuing operations after income taxes	428	(262)	187	(56)	121
Net income (loss)	474	(230)	410	(53)	122

Balance Sheet Data (at period end):
Cash and cash equivalents		$239	$352		$352
Total assets		11,074	10,760		12,862
Total liabilities		6,276	6,853		8,036
Long-term debt, including current portion		2,525	2,218		4,059
Total equity		4,798	3,907		4,826

Statement of Cash Flows Data:
Cash provided by (used in):
Operating activities	$784	$410	$462	$290	$355
Investing activities	(469)	(631)	497	(403)	(127)
Financing activities	(281)	47	(846)	138	(228)

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following sets forth summary unaudited pro forma condensed combined financial data which combines the consolidated financial information of Talen Energy and Talen Energy Supply and the consolidated and combined financial information of RJS Power as of and for the six months ended June 30, 2015 and for the year ended December 31, 2014 after giving effect to the Talen Transactions. The summary unaudited pro forma condensed combined statement of income data gives effect to the Talen Transactions as if they were completed on January 1, 2014. The summary unaudited pro forma condensed combined balance sheet data gives effect to the Talen Transactions as if they were completed on June 30, 2015. The summary unaudited pro forma condensed combined financial data are derived from the unaudited pro forma condensed combined financial information that is included elsewhere in this prospectus. The summary unaudited pro forma condensed combined financial data are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of the combined company would have been had the Talen Transactions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

This information is only a summary and should be read in conjunction with “Risk Factors,” “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus.

This information does not reflect the impact of divesting an alternative asset portfolio identified in the FERC Order. As of and for the period ended June 30, 2015, if such alternative asset portfolio were divested instead of the asset portfolio adjusted for within the pro forma financial information, pro forma operating revenues would have increased by approximately $65 million, pro forma operating income would have increased approximately $20 million, and pro forma cash would have decreased approximately $50 million. For the year ended December 31, 2014, if such alternative asset portfolio were divested instead of the asset portfolio adjusted for within the pro forma financial information, pro forma operating revenues would have increased by approximately $150 million and pro forma operating income would have increased approximately $25 million.

In addition, although Talen Energy expects to employ a growth strategy and proceeds from the anticipated FERC Order mitigation divestitures may be used for future acquisitions, for the purposes of the pro forma information, the proceeds from divestitures included have not been assumed to be invested in similar business operations and accordingly are reflected in cash on the pro forma balance sheet.

(dollars in millions)	Year Ended December 31, 2014	Six Months Ended June 30, 2015
Statement of Income Data:
Operating revenues	$4,274	$2,185
Operating income	406	222
Income from continuing operations after income taxes	138	121

Balance Sheet Data (at period end):
Cash and cash equivalents		$1,276
Total assets		12,782
Total liabilities		7,956
Long-term debt, including current portion		4,012
Stockholders’ equity		4,826

Other Financial Data:
Pro forma Adjusted EBITDA (1)	$911	$409

(1)	In addition to evaluating the financial condition and results of operations in accordance with GAAP, management also reviews and evaluates certain alternative financial measures not prepared in accordance with GAAP. Non-GAAP measures do not have definitions under GAAP and may be defined differently by, and not be comparable to, similarly titled measures used by other companies. As a result, management considers and evaluates non-GAAP measures in connection with a review of the most directly comparable measure calculated in accordance with GAAP. Management cautions investors not to place undue reliance on such non-GAAP measures, but also to consider them with the most directly comparable GAAP measure. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analyzing our results as reported under GAAP.

In this prospectus, the pro forma financial information prepared in accordance with GAAP has been supplemented with pro forma EBITDA and pro forma Adjusted EBITDA because we believe that pro forma EBITDA and pro forma Adjusted EBITDA provide useful information to investors, lenders and rating agencies since these groups have historically used EBITDA-related measures in our industry, along with other measures, to estimate the value of companies, to make investment decisions and to evaluate a company’s ability to meet its debt service requirements. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies calculate EBITDA and Adjusted EBITDA in the same manner. EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP. Pro forma EBITDA and pro forma Adjusted EBITDA reflect EBITDA and Adjusted EBITDA, respectively, after giving effect to the Talen Transactions.

A reconciliation of pro forma EBITDA and pro forma Adjusted EBITDA to pro forma income (loss) from continuing operations after income taxes determined in accordance with GAAP is provided below (See “Unaudited Pro Forma Condensed Combined Financial Information” for information on the “Pro Forma Adjustments” and “Pro Forma Condensed Combined” amounts):

	Year Ended December 31, 2014
	Historical		Pro Forma Adjustments	Pro Forma Condensed Combined (a)
	Talen Energy Supply	RJS Power
Income (Loss) from continuing operations after income taxes	$187	$(55)	$6	$138
Interest expense (b)	124	110	(16)	218
Income taxes	116		(34)	82
Depreciation and amortization (c)	329	90	(50)	369

EBITDA	$756	$145	$(94)	$807
Unrealized loss (gain) on derivative contracts (d)	(17)	64		47
Raven acquisition adjustments (e)		20		20
Non-cash compensation expense (f)	18	15		33
Separation benefits (g)	33			33
Mechanical contracting and engineering subsidiary revenue adjustment (h)	(17)			(17)
Gain from NDT fund	(26)			(26)
Other (i)	12	2		14

Adjusted EBITDA	$759	$246	$(94)	$911

(a)	Reflects the impact of divesting one of the asset portfolios required to achieve FERC regulatory approval. See “The Talen Transactions—Mitigation Plans” for information on such divestitures.

(b)	RJS Power includes a $36 million charge for the write-off of unamortized debt discount and deferred financing costs, on RJS Power’s then outstanding debt, in connection with the issuance of the 2019 Senior Notes.
(c)	Talen Energy Supply includes $32 million of ARO accretion that is recognized in “Other operation and maintenance” on the Pro Forma Condensed Combined Statement of Income included under “Unaudited Pro Forma Condensed Combined Financial Information.”
(d)	Represents non-cash change in the fair value of derivative instruments that have been included in Talen Energy Supply’s and RJS Power’s earnings.
(e)	Comprised of two adjustments resulting from the acquisition of the Raven portfolio from CPSG in 2012. RJS Power adjusted EBITDA as reported for pension related payments of $3 million made to legacy CPSG employees, as such payments were no longer a recurring expense for RJS Power after December 31, 2014. RJS Power also adjusted its EBITDA as reported to reflect a capacity make whole payment of $17 million from CPSG. Under the purchase and sale agreement with CPSG, CPSG agreed to capacity make-whole payments for uncleared capacity in the 2014/2015 PJM Capacity year. The right to receive the capacity make-whole payment from CPSG was recorded as a receivable on RJS Power’s balance sheet under the purchase accounting rules. Payments received under this agreement were not reflected as revenue in RJS Power’s financial statements. RJS Power made an adjustment to EBITDA to eliminate the effect of adjustments resulting from the application of purchase accounting to this payment stream.
(f)	For Talen Energy Supply, reflects a certain portion of PPL’s non-cash stock-based compensation cost allocable to Talen Energy Supply. For RJS Power, reflects non-cash compensation expense related to agreements existing prior to the Contribution directly with the Riverstone Holders and TPM, which, prior to the Contribution, provided asset management services to RJS Power and its subsidiaries. The agreements allowed TPM to participate in the profits of RJS Power if certain cash generation and distribution targets were met. Although the amounts paid under these agreements were not paid directly by RJS Power, RJS Power recognized amounts paid under these agreements as non-cash compensation expense included in general and administrative expenses on its consolidated and combined statement of operations.
(g)	In June, 2014, Talen Energy Supply’s largest IBEW local ratified a new three-year labor agreement. In connection with the new agreement, estimated bargaining unit one-time voluntary retirement benefits were recorded. In addition, in 2014, Talen Energy Supply recorded separation benefits related to the anticipated spinoff transaction.
(h)	In 2014, Talen Energy Supply recorded $17 million to “Energy-related businesses” revenues on the Statement of Income to the audited consolidated financial statements of Talen Energy Supply to correct an error related to prior periods and the timing of revenue recognition for a mechanical contracting and engineering subsidiary. See Note 1 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for additional information.
(i)	Primarily includes OCI amortization on non-active derivative positions.

	Historical			Pro Forma Adjustments	Pro Forma Condensed Combined (a)
	Talen Energy	RJS Power
	Six Months Ended June 30, 2015	Three Months Ended March 31, 2015	Two Months Ended May 31, 2015		Six Months Ended June 30, 2015
Income (Loss) from continuing operations after income taxes	$121	$(13)	$(30)	$43	$121
Interest expense	91	18	12	(14)	107
Income taxes	10			(2)	8
Depreciation and amortization (b)	181	23	16	(27)	193

EBITDA	$403	$28	$(2)	$0	$429
Unrealized loss (gain) on derivative contracts (c)	(53)	13	(11)		(51)
Raven acquisition adjustments (d)		8	6		14
Stock-based compensation expense (e)	40			(25)	15
Separation benefits (f)	2				2
TSA cost	5				5
Corette closure costs (g)	4				4
Terminated derivative contracts (h)	(13)				(13)
(Gain) loss from NDT funds	(10)				(10)
Revenue adjustment (i)	7				7
RJS acquisition transaction costs	5			(5)
Restructuring costs (j)	10			(10)
Other (i)	7				7

Adjusted EBITDA	$407	$49	$(7)	$(40)	$409

(a)	Reflects the impact of divesting one of the asset portfolios required to achieve FERC regulatory approval. See “The Talen Transactions—Mitigation Plans” for information on such divestitures.
(b)	Talen Energy includes $17 million of ARO accretion that is recognized in “Other operation and maintenance” on the Pro Forma Condensed Combined Statement of Income included under “Unaudited Pro Forma Condensed Combined Financial Information.”
(c)	Represents non-cash change in the fair value of derivative instruments that have been included in Talen Energy’s and RJS Power’s earnings.
(d)	Comprised of an adjustment resulting from the acquisition of the Raven portfolio from CPSG in 2012. RJS Power adjusted its EBITDA as reported to reflect a capacity make whole payment of $14 million from CPSG. Under the purchase and sale agreement with CPSG, CPSG agreed to capacity make-whole payments for uncleared capacity in the 2014/2015 PJM Capacity year. The right to receive the capacity make-whole payment from CPSG was recorded as a receivable on RJS Power’s balance sheet under the purchase accounting rules. Payments received under this agreement were not reflected as revenue in RJS Power’s financial statements. RJS Power made an adjustment to EBITDA to eliminate the effect of adjustments resulting from the application of purchase accounting to this payment stream.
(e)	For Talen Energy, reflects a certain portion of PPL’s non-cash stock-based compensation cost prior to June 1, 2015 allocable to Talen Energy Supply.
(f)	Talen Energy recorded separation benefits related to the spinoff transaction.
(g)	Operations were suspended and the Corette plant was retired in March 2015.
(h)	Represents net realized gains on certain derivative contracts that were early-terminated due to the Talen Transaction.

(i)	Relates to a prior period revenue adjustment for the receipt of revenue under a transmission operating agreement with Talen Energy Supply’s former affiliate, PPL Electric. See Note 1 to the unaudited consolidated financial statements of Talen Energy included elsewhere in this prospectus for additional information.
(j)	Costs related to the spinoff transaction, including FERC-required mitigation plan expenses and legal and professional fees.
(k)	Includes OCI amortization on non-active derivative positions and an asset write-off.

RISK FACTORS

You should carefully consider the following risk factors, together with information contained in this prospectus before deciding to invest in our common stock. The risks described below are the material risks, although not the only risks relating to Talen Energy and an investment in its common stock. If any of the following risks and uncertainties develop into actual events, these events could have a material adverse effect on Talen Energy’s business, financial condition, results of operations or cash flows. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

Risks Relating to the Talen Transactions

If the Distribution does not qualify as a tax-free distribution under the Code, including as a result of subsequent acquisitions of stock or equity of PPL or Talen Energy or Talen Energy Supply, then Talen Energy may be liable for substantial U.S. federal income taxes or may be required to indemnify PPL.

Among other requirements, the completion of the Talen Transactions was conditioned upon PPL’s receipt of a legal opinion of tax counsel to the effect that, the contribution of Talen Energy Supply to HoldCo, together with the Distribution, will qualify as a reorganization pursuant to Section 368(a)(1)(D) and a tax-free distribution pursuant to Section 355 of the Code, that the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code, and that the Merger and Combination together will qualify as a transaction described in Section 351 of the Code. Although receipt of such opinion satisfied a condition to completion of the Distribution and subsequent Merger, that legal opinion is not binding on the IRS. Accordingly, the IRS may reach conclusions with respect to the Distribution and Merger that are different from the conclusions reached in such opinion. Talen Energy is not aware of any facts or circumstances that would cause the factual statements or representations on which the legal opinion was based to be materially different from the facts at the time of the Distribution. If, notwithstanding the receipt of such opinion, the IRS were to determine the Distribution to be taxable, PPL would recognize a tax liability that could be substantial. Talen Energy would be jointly and severally liable for such tax liability under applicable Treasury Regulations as a former member of the PPL consolidated federal income tax group.

In addition, the Distribution will be taxable to PPL pursuant to Section 355(e) of the Code if there is a 50% or greater change in ownership (by vote or value) of PPL, Talen Energy or Talen Energy Supply, directly or indirectly, as part of a plan or series of related transactions that include the Distribution. Because PPL’s shareholders collectively owned more than 50% of Talen Energy’s common stock following the Distribution and subsequent Merger and Combination, the Merger and Combination alone will not cause the Distribution to be taxable to PPL under Section 355(e) of the Code. However, Section 355(e) of the Code might apply if acquisitions of stock of PPL before or after the Distribution, or stock or equity of Talen Energy or Talen Energy Supply after the Merger and Combination, are considered to be part of a plan or series of related transactions that include the Distribution. Talen Energy is not aware of any such plan or series of transactions that include the Distribution. Under the Separation Agreement, however, in certain circumstances and subject to certain limitations, Talen Energy would be required to indemnify PPL for certain taxes that may be imposed on the Distribution, including taxes that arise because acquisitions of Talen Energy stock or Talen Energy Supply equity result in the Distribution being taxable under Section 355(e) of the Code.

We may not realize the anticipated synergies, cost savings and growth opportunities from the Talen Transactions.

The benefits that we expect to achieve as a result of the Talen Transactions will depend, in part, on our ability to realize anticipated growth opportunities, cost savings and other synergies. Our success in realizing these growth opportunities, cost savings and synergies, and the timing of this realization, depends on the successful integration of the Talen Energy Supply and RJS Power businesses. Even if we are able to integrate the

Talen Energy Supply and RJS Power businesses successfully, this integration may not result in the full realization of the growth opportunities, cost savings and other synergies that we currently expect from this integration, either within the anticipated time frame or at all. For example, we may be unable to eliminate duplicative costs. Moreover, we may incur substantial expenses in connection with the integration of Talen Energy Supply’s and RJS Power’s businesses. Such expenses are difficult to estimate accurately.

The integration of the RJS Power business with our business may present significant challenges.

There are significant challenges inherent in the process of integrating the Talen Energy Supply and RJS Power businesses. These difficulties include:

•	the challenge of carrying on the ongoing operations of each business as part of a combined company;

•	the challenge of integrating the business cultures of each business;

•	the challenge and cost of integrating the information technology (“IT”) systems of each business; and

•	the potential difficulty in retaining key employees of Talen Energy Supply and RJS Power.

The process of integrating operations may require us to incur substantial out-of-pocket costs. Members of our senior management may be required to devote considerable amounts of time and attention to this integration process, which will decrease the time they will have to manage us. If senior management is not able effectively to manage the integration process, or if any significant business activities are interrupted as a result of the integration process, we could suffer.

We cannot assure you that we will successfully or cost-effectively integrate the Talen Energy Supply and RJS Power businesses. The failure to do so could have a material adverse effect on our financial condition and results of operations.

We may not have access to equivalent benefits and services or financial strength and resources that historically have been provided by PPL and Riverstone, respectively.

Prior to the Talen Transactions, our business has been able to receive benefits and services from, and has been able to benefit from the financial strength of, PPL and Riverstone. We no longer benefit from resources of PPL or Riverstone, other than pursuant to the Transition Services Agreements. If we are not able to replace the resources provided by PPL or Riverstone, are unable to replace them at the same or lower cost or are delayed in replacing the resources provided by PPL or Riverstone, our business, financial condition and results of operations may be negatively impacted.

Talen Energy Supply’s and RJS Power’s historical and pro forma combined financial data are not necessarily representative of the results we would have achieved and may not be a reliable indicator of our future results.

Talen Energy Supply’s and RJS Power’s historical and pro forma financial data included in this prospectus may not reflect what Talen Energy Supply’s and RJS Power’s results of operations, financial condition and cash flows would have been had they been a combined company during the periods presented, or what our results of operations, financial condition and cash flows will be in the future. Among other factors, this is because:

•	Prior to the Talen Transactions, PPL operated the Talen Energy Supply business as part of its broader corporate organization and PPL, or one of its affiliates, performed certain corporate functions for the Talen Energy Supply business, including tax and treasury administration and certain governance functions, including internal audit and external reporting. Our historical financial statements and pro forma financial information reflect allocations of corporate expenses from PPL for these and similar functions and may not reflect the costs that we will incur for similar services in the future.

•	Prior to the Talen Transactions, the assets owned by RJS Power and its subsidiaries were managed by TPM, an affiliate of Riverstone. The services provided by TPM included asset management,

accounting, budgeting, human resources, commercial and risk management and legal. RJS Power’s historical financial statements and pro forma financial information reflect the costs incurred by TPM to provide these services and other necessary functions required to operate the business and may not reflect the costs that we will incur for similar services in the future.

•	In order to satisfy certain conditions in the FERC Order approving the Talen Transactions, we must dispose of certain assets, including the sale of generating capacity between 1,300 and 1,400 MW. See “The Talen Transactions—Mitigation Plans.”

•	Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as a combined company.

In addition, the pro forma financial data we have included in this prospectus are based in part upon a number of estimates and assumptions. These estimates and assumptions may prove not to be accurate and, accordingly, our pro forma financial data should not be assumed to be indicative of what our financial condition or results of operations actually would have been as a combined company and may not be a reliable indicator of what our financial condition or results of operations actually may be in the future.

Our accounting, management and financial reporting systems may not be adequately prepared to comply with additional public company reporting, disclosure controls and internal control over financial reporting requirements to which we are subject.

Prior to the Talen Transactions, the financial results of the Talen Energy Supply business previously were included within the consolidated results of PPL, and RJS Power was not subject to the reporting and other requirements of the Exchange Act. We are directly subject to reporting and other obligations under the Exchange Act. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition, which now includes the RJS Power business. We are responsible for ensuring that all aspects of our business comply with Section 404 of the Sarbanes-Oxley Act. Under the Sarbanes-Oxley Act, we are also required to maintain effective disclosure controls and procedures and internal control over financial reporting. In addition, our management is required to assess the effectiveness of our internal control over financial reporting and we are required to obtain a report by an independent registered public accounting firm addressing the effectiveness of our internal control over financial reporting on an annual basis, subject to applicable phase-in periods.

To comply with these requirements on a stand-alone basis separate from PPL and with the addition of the RJS Power business, we may need to upgrade our systems, implement additional financial and management controls, reporting systems and procedures, and hire additional accounting, legal and finance staff. We expect to incur additional annual expenses for the purpose of addressing these requirements, and those expenses may be significant. If we are unable to upgrade our financial and management controls, reporting systems, IT systems and procedures in a timely and effective fashion, our ability to satisfy our financial reporting requirements and other rules that apply to reporting companies under the Exchange Act and the Sarbanes-Oxley Act could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on our business, financial condition and results of operations.

We have incurred significant one-time costs associated with the Talen Transactions that could affect our period-to-period operating results.

We have incurred one-time charges as a result of costs associated with the Talen Transactions, including $25 million of costs related to accelerated stock-based compensation and prorated performance-based cash incentive and stock-based compensation awards for certain employees. Some of the factors affecting the costs associated with the Talen Transactions include the resources required to integrate the Talen Energy Supply and RJS Power businesses and the length of time during which transition services are provided to Talen Energy Supply by PPL and TPM. The amount and timing of these charges could adversely affect our period-to-period operating results, which could result in a reduction in the market price of shares of our common stock. Moreover, delays in completing the integration may reduce or delay the synergies and other benefits expected from the Talen Transactions and such reduction may be material.

Our indebtedness, which was $4,059 million as of June 30, 2015, could adversely affect our financial condition and impair our ability to operate our business.

As of June 30, 2015, we had $4,059 million in total indebtedness. Our indebtedness could have important consequences to our future financial condition, operating results and business, including the following:

•	requiring that a substantial portion of our cash flows from operations be dedicated to payments on our indebtedness instead of other purposes, including operations, capital expenditures and future business opportunities;

•	limiting our ability to obtain additional debt or equity financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

•	increasing our cost of borrowing; and

•	limiting our ability to adjust to changing market and economic conditions and limiting our ability to carry out capital spending that is important to our growth.

Although the agreements governing the Revolving Facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and any additional indebtedness incurred in compliance with these restrictions could be substantial. If new indebtedness is added to our current indebtedness level, the related risks we will face could intensify. See “Description of Material Indebtedness.”

Variable rate indebtedness subjects us to the risk of higher interest rates, which could cause our future debt service obligations to increase significantly.

Our borrowings under the Revolving Facility are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on such variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease.

The agreements governing our indebtedness contain restrictive covenants, which restrict our operational flexibility.

The agreements governing the Revolving Facility contain restrictions and limitations, including financial and other restrictive covenants that will limit our subsidiaries’ ability to:

•	incur additional indebtedness, or issue guarantees or certain preferred shares;

•	pay dividends, redeem stock or make other distributions;

•	repurchase, prepay or redeem subordinated indebtedness;

•	make investments or acquisitions;

•	create liens;

•	make negative pledges;

•	consolidate or merge with another company;

•	sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with affiliates; and

•	change the nature of our business.

The agreements governing the Revolving Facility also contain other customary restrictions.

Our ability to borrow additional amounts under the Revolving Facility depends upon satisfaction of these covenants. Events beyond our control could affect our ability to meet these covenants. Our failure to comply with obligations under the agreements governing the Revolving Facility may result in an event of default under those agreements. A default, if not cured or waived, may permit acceleration of our indebtedness. If our indebtedness is accelerated, we cannot be certain that we will have sufficient funds available to pay the accelerated indebtedness or that we will have the ability to refinance the accelerated indebtedness on terms favorable to us or at all. This could have serious consequences to our financial condition, operating results and business and could cause us to become bankrupt or insolvent. See “Description of Material Indebtedness.”

Risks Related to Our Business

We face intense competition in the competitive power generation market, which may adversely affect our ability to operate profitably and generate positive cash flow.

Our generation business is dependent on our ability to operate successfully in a competitive environment and is not assured of any rate of return on capital investments through a regulated rate structure. Competition is affected by electricity and fuel prices, new market entrants, construction by others of generating assets and transmission capacity, technological advances in power generation, the actions of environmental and other regulatory authorities and other factors. These competitive factors may negatively affect our ability to sell electricity and related products and services, as well as the prices that we receive for such products and services, which could adversely affect our results of operations and our ability to grow our business.

We sell our available energy and capacity into competitive wholesale markets through contracts of varying duration. Competition in the wholesale power markets occurs principally on the basis of the price of products and, to a lesser extent, reliability and availability. We believe that the commencement of commercial operation of new electricity generating facilities in the regional markets where we own or control generation capacity and the evolution of demand side management resources will continue to increase competition in the wholesale electricity market in those regions, which could have an adverse effect on electricity and capacity prices.

We also face competition in the wholesale markets for generation capacity and ancillary services. We primarily compete with other electricity suppliers based on our ability to aggregate supplies at competitive prices from different sources and to efficiently utilize transportation from third-party pipelines and transmission from electric utilities, ISOs and RTOs. We also compete against other energy marketers on the basis of relative financial condition and access to credit sources, and our competitors may have greater financial resources than we have.

Competitors in the wholesale power markets in which we operate include regulated utilities, industrial companies, non-utility generators, competitive subsidiaries of regulated utilities and financial institutions.

We are exposed to operational, price and credit risks associated with selling and marketing products in the wholesale and retail electricity markets.

We purchase and sell electricity in wholesale markets under market-based rates throughout the U.S. and also enter into short-term agreements to market available electricity and capacity from our generation assets with the expectation of profiting from market price fluctuations. If we are unable to deliver firm capacity and electricity under these agreements, we could be required to pay damages. These damages would generally be based on the difference between the market price to acquire replacement capacity or electricity and the contract price of any undelivered capacity or electricity. Depending on price volatility in the wholesale electricity markets, such damages could be significant. Extreme weather conditions, unplanned generation facility outages, environmental compliance costs, transmission disruptions, and other factors could affect our ability to meet our obligations, or cause significant increases in the market price of replacement capacity and electricity.

Our wholesale power agreements typically include provisions requiring us to post collateral for the benefit of our counterparties if the market price of energy varies from the contract prices in excess of certain predetermined amounts. We currently believe that we have sufficient liquidity to fulfill our potential collateral obligations under these power contracts. However, our obligation to post collateral could exceed the amount of our facilities or our ability to increase our facilities could be limited by financial markets or other factors.

We also face credit risk that counterparties with whom we contract in both the wholesale and retail markets will default in their performance, in which case we may have to sell our electricity into a lower-priced market or make purchases in a higher-priced market than existed at the inception of the contract. Whenever feasible, we attempt to mitigate these risks using various means, including agreements that require our counterparties to post collateral for our benefit if the market price of energy varies from the contract price in excess of certain predetermined amounts. However, there can be no assurance that we will avoid counterparty nonperformance risk, including bankruptcy, which could adversely impact our ability to meet our obligations to other parties, which could in turn subject us to claims for damages.

Adverse changes in commodity prices and related costs may decrease our future energy margins, which could adversely affect our earnings and cash flows.

Our energy margins, or the amount by which our revenues from the sale of power exceed our costs to supply power, are impacted by changes in market prices for electricity, fuel, fuel transportation, emission allowances, RECs, electricity capacity and related congestion charges and other costs. Unlike most commodities, the limited ability to store electricity requires that it must be consumed at the time of production. As a result, wholesale market prices for electricity may fluctuate substantially over relatively short time periods and can be unpredictable. Among the factors that influence such prices are:

•	demand for electricity;

•	supply of electricity available from current or new generation resources;

•	variable production costs, primarily fuel (and associated transportation costs) and emission allowance expense for the generation resources used to meet the demand for electricity;

•	transmission capacity and service into, or out of, markets served;

•	changes in the regulatory framework for wholesale power markets;

•	liquidity in the wholesale electricity market, as well as general creditworthiness of key participants in the market; and

•	weather and economic conditions affecting demand for or the price of electricity or the facilities necessary to deliver electricity.

Our risk management policy and programs relating to electricity and fuel prices, interest rates and counterparty credit and non-performance risks may not work as planned, and we may suffer economic losses despite such programs.

We actively manage the market risk inherent in our generation and energy marketing activities, as well as our debt and counterparty credit positions. We have implemented procedures to monitor compliance with our risk management policy and programs, including independent validation of transaction and market prices, verification of risk and transaction limits, portfolio stress tests, sensitivity analyses and daily portfolio reporting of various risk management metrics. Nonetheless, our risk management programs may not work as planned. For example, actual electricity and fuel prices may be significantly different or more volatile than the historical trends and assumptions upon which we based our risk management calculations. Additionally, unforeseen market disruptions could decrease market depth and liquidity, negatively impacting our ability to enter into new transactions. We enter into financial contracts to hedge commodity “basis risk,” and as a result are exposed to the risk that the correlation between delivery points could change with actual physical delivery. Similarly, interest rates could change in significant ways that our risk management procedures were not designed to address. As a result, we cannot always predict the impact that our risk management decisions may have on us if actual events result in greater losses or costs than our risk models predict or greater volatility in our earnings and financial position.

We are also exposed to basis risk in our operations when our derivative contracts settle financially and we deliver physical electricity on different terms. For example, if we enter into an HRCO, we hedge our electricity production based on an agreed price for that electricity, but physical electricity must be delivered to delivery points in the market that we serve. We are exposed to basis risk between the hub price specified in the HRCO and the price that we receive for the sales of physical electricity. We attempt to hedge basis risk where possible, but hedging instruments are sometimes not economically feasible or available in the quantities that we require.

In addition, our trading, marketing and hedging activities are exposed to counterparty credit risk and market liquidity risk. We have adopted a credit risk management policy and program to evaluate counterparty credit risk. However, if counterparties fail to perform, we may be forced to enter into alternative arrangements at then-current market prices. In that event, our financial results could be adversely affected.

We do not always hedge against risks associated with electricity and fuel price volatility.

We attempt to mitigate risks associated with satisfying our contractual electricity sales obligations by either reserving generation capacity to deliver electricity or purchasing the necessary financial or physical products and services through competitive markets to satisfy our net firm sales contracts. We also routinely enter into contracts, such as fuel and electricity purchase and sale commitments, to hedge our exposure to fuel requirements and other electricity-related commodities. However, based on economic and other considerations, we may decide not to hedge the entire exposure of our operations from commodity price risk. To the extent we do not hedge against commodity price risk and applicable commodity prices change in ways that would be adverse to us, our results of operations and financial position may be adversely affected. To the extent we do hedge against commodity price risk, those hedges may not ultimately prove to be effective.

The accounting for our hedging activities may increase the volatility in our quarterly and annual financial results.

We engage in commodity-related marketing and price-risk management activities in order to physically and financially hedge our exposure to market risk with respect to electricity sales from our generation assets, fuel utilized by those assets and emission allowances.

We generally attempt to balance our fixed-price physical and financial purchases and sales commitments in terms of contract volumes and the timing of performance and delivery obligations through the use of financial and physical derivative contracts. These derivatives are recorded on the balance sheet at fair value with changes in the fair value resulting from fluctuations in the underlying commodity prices immediately recognized in earnings, unless the derivative qualifies for cash flow hedge accounting treatment or the NPNS exception. Whether a derivative qualifies for cash flow hedge accounting treatment depends upon it meeting specific criteria used to determine if the cash flow hedge is and will remain appropriate for the term of the derivative. Specific criteria are also required in order to elect the NPNS exception, which permits qualifying hedges to be treated under the accrual accounting method. All economic hedges may not necessarily qualify for cash flow hedge accounting treatment or the NPNS exception, or we may elect not to utilize cash flow hedge accounting or the NPNS exception. As a result, our quarterly and annual results are subject to significant fluctuations caused by changes in market prices.

Adverse economic conditions could adversely affect our financial condition and results of operations.

Adverse economic conditions and declines in wholesale energy prices, partially resulting from adverse economic conditions, have significantly impacted our earnings. The breadth and depth of these negative economic conditions had a wide-ranging impact on the U.S. business environment, including our businesses. In addition, adverse economic conditions also reduce the demand for energy commodities. This reduced demand continues to impact the key domestic wholesale energy markets we serve. The combination of lower demand for power and increased supply of natural gas has put downward price pressure on wholesale energy markets in general, further impacting our energy marketing results. In general, economic and commodity market conditions will continue to impact our unhedged future energy margins, liquidity, earnings growth and overall financial condition.

Disruption in financial markets could adversely affect our financial condition and results of operations.

Our businesses are heavily dependent on credit and access to capital, among other things, for financing capital expenditures and providing collateral to support hedging in our energy marketing business. Regulations under the Dodd-Frank Act in the United States and Basel III in Europe may impose costly additional requirements on our businesses and the businesses of others with whom we contract, such as banks or other counterparties, or simply result in increased costs to conduct our business or access sources of capital and liquidity upon which the conduct of our businesses is dependent.

Increases in electricity prices and/or a weak economy, can lead to changes in legislative and regulatory policy including the promotion of energy efficiency, conservation and self-generation which may adversely impact our business.

Energy consumption is significantly impacted by overall levels of economic activity and costs of energy supplies. Economic downturns or periods of high energy supply costs can lead to changes in or the development of legislative and regulatory policy designed to promote reductions in energy consumption and increased energy efficiency and self-generation by customers. This focus on conservation, energy efficiency and self-generation may result in a decline in electricity demand, which could in turn adversely affect our business.

We could be negatively affected by rising interest rates, downgrades to our credit ratings, adverse credit market conditions or other negative developments in our ability to access capital markets.

In the ordinary course of business, we are reliant upon adequate long-term and short-term financing to fund our significant capital expenditures, debt service and operating needs. As a capital-intensive business, we are sensitive to developments in interest rates, credit rating considerations, insurance, security or collateral requirements, market liquidity and credit availability and refinancing opportunities necessary or advisable to respond to credit market changes. Changes in these conditions could result in increased costs and decreased availability of credit.

A downgrade in our credit ratings could negatively affect our ability to access capital and increase the cost of any new debt.

Credit ratings assigned by Moody’s and S&P to our businesses and their financial obligations have a significant impact on the cost of capital incurred by our businesses. Our senior unsecured debt is not rated investment grade by such rating agencies. In the third quarter of 2015, S&P placed our ratings on CreditWatch with negative implications and Moody’s revised our outlook from stable to negative. A ratings downgrade could negatively affect our ability to access new long-term debt at acceptable interest rates.

Future acquisition or divestiture activities may have adverse effects on our business, financial condition and results of operations.

From time to time, we may seek to acquire additional assets or businesses. The acquisition of new assets or businesses is subject to substantial risks, including delays in completing such acquisitions, the failure to identify material problems during due diligence, the risk of over-paying for assets, the ability to retain customers or employees and the inability to arrange financing for an acquisition as may be required or desired. In addition, we may not be able to achieve the anticipated operating and financial benefits of future acquisitions. For example, we may not be able to achieve certain tax benefits related to our pending acquisition of MACH Gen, LLC to the extent we do not have adequate taxable income in future periods following completion of the acquisition. Further, the integration and consolidation of acquired businesses requires substantial human, financial and other resources and, ultimately, such integration processes may result in unexpected costs or charges and we may not be able to operate the acquired businesses or assets in the manner in which we intended. There can be no assurances that any future acquired businesses will perform as expected or that the returns from such acquisitions will support the indebtedness incurred to acquire them or the capital expenditures needed to develop them.

In addition, we are required to sell certain assets pursuant to the FERC Order and we may from time to time choose to sell certain other assets or businesses that are no longer core to our operations. In connection with such dispositions, we may indemnify or guarantee counterparties against certain liabilities, which may result in future costs or liabilities payable by us. In addition, we may incur additional costs as a result of disposing of certain assets or businesses, and we may experience write-downs of assets if the carrying value of the assets or business sold exceeds the price received.

Changes in technology may negatively impact the value of our power plants.

A basic premise of our generation business is that generating electricity at central power plants achieves economies of scale and produces electricity at relatively low prices. There are alternate technologies to supply electricity, most notably fuel cells, micro turbines, batteries, windmills and photovoltaic (solar) cells, the development of which has been expanded due to global climate change concerns. Research and development activities are ongoing to seek improvements in alternate technologies. It is possible that advances will reduce the cost of alternative generation to a level that is equal to or below that of certain central station production. Also, as new technologies are developed and become available, the quantity and pattern of electricity usage (the “demand”) by customers could decline, with a corresponding decline in revenues derived by generators. These alternative energy sources could result in a decline to the dispatch and capacity factors of our plants. As a result of all of these factors, the value of our generation facilities could be significantly reduced.

We are subject to liability risks relating to our competitive power generation business operations.

The conduct of our physical and commercial operations subjects us to many risks, including risks of potential physical injury, property damage or other financial liability, caused to or by employees, customers, contractors, vendors, contractual or financial counterparties and other third parties.

Our facilities may not operate as planned, which may increase our expenses and decrease our revenues and have an adverse effect on our financial performance.

Operation of our power plants, information technology systems and other assets and conduct of other activities subjects us to a variety of risks, including the breakdown or failure of equipment, accidents, security breaches, viruses or outages affecting information technology systems, labor disputes, obsolescence, delivery/ transportation problems and disruptions of fuel supply and performance below expected levels. These events may impact our ability to conduct our businesses efficiently and lead to increased costs, expenses or losses. Planned and unplanned outages at our power plants may require us to purchase power at then-current market prices to satisfy our commitments or, in the alternative, pay penalties and damages for failure to satisfy them.

Although we maintain customary insurance coverage for certain of these risks, no assurance can be given that such insurance coverage will be sufficient to compensate us fully in the event losses occur.

Our operating revenues could fluctuate on a seasonal basis, especially as a result of extreme weather conditions.

Our businesses are subject to seasonal demand cycles. For example, in some markets demand for, and market prices of, electricity peak during hot summer months, while in other markets such peaks occur in cold winter months. As a result, our overall operating results in the future may fluctuate substantially on a seasonal basis if weather conditions such as heat waves, extreme cold, unseasonably mild weather or severe storms occur. The patterns of these fluctuations may change depending on the type and location of our facilities and the terms of our contracts to sell electricity.

Operating expenses could be affected by weather conditions, including storms, as well as by significant manmade or accidental disturbances, including terrorism or natural disasters.

Weather and these other factors can significantly affect our profitability or operations by causing outages, damaging infrastructure and requiring significant repair costs. Storm outages and damage often directly decrease revenues and increase expenses, due to reduced usage and restoration costs.

The full-requirements sales contracts that Talen Energy Marketing is awarded do not provide for specific levels of load and actual load significantly below or above our forecasts could adversely affect our energy margins.

We generally hedge our full-requirements sales contracts with our own generation or energy purchases from third parties. If the actual load is significantly lower than the expected load, we may be required to resell power at a lower price than was contracted for to supply the load obligation, resulting in a financial loss. Alternatively, a significant increase in load could adversely affect our energy margins because we are required under the terms of full-requirements sales contracts to provide the energy necessary to fulfill increased demand at the contract price, which could be lower than the cost to procure additional energy on the open market. Therefore, any significant decrease or increase in load compared with our forecasts could have a material adverse effect on our results of operations and financial position.

We may experience disruptions in our fuel supply, which could adversely affect our ability to operate our generation facilities.

We purchase fuel and other products consumed during the production of electricity (such as coal, natural gas, oil, water, uranium, lime, limestone and other chemicals) from a number of suppliers. Delivery of these fuels to our facilities is dependent upon the continuing financial viability of contractual counterparties as well as the infrastructure (including rail lines, rail cars, barge facilities, roadways, riverways and natural gas pipelines) available to serve each generation facility. As a result, we are subject to the risks of disruptions or curtailments in the production of power at our generation facilities if fuel is unavailable at any price or if a counterparty fails to perform or if there is a disruption in the fuel delivery infrastructure. Disruption in the delivery of fuel, including disruptions as a result of weather, transportation difficulties, global demand and supply dynamics, labor relations, environmental regulations or the financial viability of our fuel suppliers, could adversely affect our ability to operate our facilities, which could result in lower sales and/or higher costs and thereby adversely affect our results of operations.

We have sold forward a portion of our power in order to lock in long-term prices that we deemed to be favorable at the time we entered into the forward sale contracts. In order to hedge our obligations under these forward power sales contracts, we have entered into long-term and short-term contracts for the purchase and delivery of fuel. Many of the forward power sales contracts do not allow us to pass through changes in fuel costs or discharge the power sale obligations in the case of a disruption in fuel supply due to force majeure events or the default of a fuel supplier or transporter. Disruptions in our fuel supplies may therefore require us to find alternative fuel sources at higher costs, to find other sources of power to deliver to counterparties at a higher cost, or to pay damages to counterparties for failure to deliver power as contracted. Any such event could have a material adverse effect on our financial performance.

We also buy significant quantities of fuel on a short-term or spot market basis. Prices for all of our fuels fluctuate, sometimes rising or falling significantly over a relatively short period of time. The price we can obtain for the sale of energy may not rise at the same rate, or may not rise at all, to match a rise in fuel or delivery costs. This may have a material adverse effect on our financial performance. Changes in market prices for coal, oil and natural gas may result from the following:

•	weather conditions;

•	seasonality;

•	demand for energy commodities and general economic conditions;

•	disruption or other constraints or inefficiencies of electricity, gas or coal transmission or transportation;

•	additional generating capacity;

•	availability and levels of storage and inventory for fuel stocks;

•	natural gas, crude oil, refined products and coal production levels;

•	changes in market liquidity;

•	federal, state and foreign governmental regulation and legislation; and

•	the creditworthiness and liquidity of fuel suppliers and/or transporters and their willingness to do business with us.

Our plant operating characteristics and equipment, particularly at our coal-fired plants, often dictate the specific fuel quality to be combusted. The availability and price of specific fuel qualities may vary due to supplier financial or operational disruptions, transportation disruptions and force majeure. At times, coal of a specific quality may not be available at any price, or we may not be able to transport such coal to our facilities on a timely basis. In this case, we may not be able to run the coal facility even if it would be profitable. Operating a coal facility with different quality coal can lead to emission or operating problems. If we have sold forward the power from such a coal facility, we could be required to supply or purchase power from alternate sources, perhaps at a loss. This could have a material adverse impact on the financial results of specific plants and on our results of operations.

Unforeseen changes in the price of coal and natural gas could cause us to hold excess coal inventories and incur contract termination costs.

Extraordinarily low natural gas prices could cause natural gas to be the more cost-competitive fuel compared to coal for generating electricity. Because we enter into guaranteed supply contracts to provide for the amount of coal needed to operate our base load coal-fired generating facilities, we may experience periods where we hold excess amounts of coal if fuel pricing results in our reducing or idling coal-fired generating facilities in favor of operating available alternative natural gas-fired generating facilities. In addition, we may incur costs to terminate supply contracts for coal in excess of our generating requirements.

If the services provided by the transmission facilities that deliver the wholesale power from our generation facilities are inadequate, our ability to sell and deliver wholesale power may be materially adversely affected. Furthermore, any change in the structure and operation of, or the various pricing limitations imposed by, the RTOs and ISOs that operate these transmission facilities may adversely affect the profitability of our generation facilities.

We do not own or control the transmission facilities required to sell the wholesale power from our generation facilities. If the transmission service from these facilities is unavailable or disrupted, or if the transmission capacity infrastructure is inadequate, our ability to sell and deliver wholesale power may be materially adversely affected. RTOs and ISOs provide transmission services, administer transparent and competitive power markets and maintain system reliability. Many of these RTOs and ISOs operate in the real-time and day ahead markets in which we sell energy. The RTOs and ISOs that oversee most of the wholesale power markets impose, and in the future may continue to impose, offer caps and other mechanisms to guard against the potential exercise of market power in these markets as well as price limitations. These types of price limitations and other regulatory mechanisms may adversely affect the profitability of our generation facilities that sell energy and capacity into the wholesale power markets. Problems or delays that may arise in the formation and operation of maturing RTOs and similar market structures, or changes in geographic scope, rules or market operations of existing RTOs, may also affect our ability to sell, the prices we receive or the cost to transmit power produced by our generating facilities. Rules governing the various regional power markets may also change from time to time, which could affect our costs or revenues. Additionally, if the transmission service from these facilities is unavailable or disrupted, or if the transmission capacity infrastructure is inadequate, our ability to sell and deliver wholesale power may be materially adversely affected. Furthermore, the rates for transmission capacity from these facilities are set by others and thus are subject to changes, some of which could be significant. As a result, our financial condition, results of operations and cash flows may be materially adversely affected.

The FERC has issued regulations that require wholesale electricity transmission services to be offered on an open-access, non-discriminatory basis. Although these regulations are designed to encourage competition in wholesale market transactions for electricity, there is the potential that fair and equal access to transmission systems will not be available or that transmission capacity will not be available in the amounts we require. We cannot predict the timing of industry changes as a result of these initiatives or the adequacy of transmission facilities in specific markets or whether ISOs and RTOs in applicable markets will efficiently operate transmission networks and provide related services.

Because our generation facilities are part of interconnected regional grids, we face the risk of blackout due to a disruption on a neighboring interconnected system.

Major electric power blackouts are possible and have occurred, which could disrupt electrical service for extended periods of time. If a blackout were to occur, the impact could result in interruptions to our operations, increased costs to replace existing contractual obligations, the possibility of regulatory investigations and potential operational risks to our facilities. Additionally, in response to a blackout, there could be changes or developments in applicable regulations or market structures that could have longer-term impact on our business and results of operations.

The operation of our businesses is subject to cyber-based security and integrity risk.

Numerous functions affecting the efficient operation of our businesses are dependent on the secure and reliable storage, processing and communication of electronic data and the use of sophisticated computer hardware and software systems. The operation of our generation plants, including the Susquehanna nuclear plant, and of our energy and fuel trading businesses are reliant on cyber-based technologies and, therefore, subject to the risk that such systems could be the target of disruptive actions, principally by terrorists or vandals, or otherwise be compromised by unintentional events. As a result, operations could be interrupted, property could be damaged and sensitive customer information could be lost or stolen, causing us to incur significant losses of revenues, other substantial liabilities and damages, costs to replace or repair damaged equipment and damage to our reputation. In addition, we may experience increased capital and operating costs to implement increased security for our cyber systems and plants.

Our businesses are subject to physical, market and economic risks relating to potential effects of climate change.

Climate change may produce changes in weather or other environmental conditions, including temperature or precipitation levels, and thus may impact consumer demand for electricity. In addition, the potential physical effects of climate change, such as increased frequency and severity of storms, floods and other climatic events, could disrupt our operations and cause us to incur significant costs in preparing for or responding to these effects. These or other meteorological changes could lead to increased operating costs, capital expenses or power purchase costs. Climate change could also affect the availability of a secure and economical supply of water in some locations, which is essential for the continued operation of our generation plants.

GHG regulation could increase the cost of electricity, particularly power generated by fossil fuels, and such increases could have a depressive effect on regional economies. Reduced economic and consumer activity in our service areas—both generally and specific to certain industries and consumers accustomed to previously lower cost power—could reduce demand for the power we generate and market. Also, demand for our energy-related services could be similarly reduced by consumers’ preferences or market factors favoring energy efficiency, low-carbon power sources or reduced electricity usage.

We are required to obtain, and to comply with, government permits and approvals.

We are required to obtain, and to comply with, numerous permits, approvals, licenses and certificates from federal, state and local governmental agencies. The process of obtaining and renewing necessary permits can be lengthy and complex and can sometimes result in the establishment of permit conditions that make the project or activity for which the permit was sought unprofitable or otherwise unattractive. In addition, such permits or approvals may be subject to denial, revocation or modification under various circumstances. Failure to obtain or comply with the conditions of permits or approvals, or failure to comply with applicable laws or regulations, may result in the delay or temporary suspension of our operations and electricity sales or the curtailment of our power delivery and may subject us to penalties and other sanctions. Although various regulators routinely renew existing licenses, renewal could be denied or jeopardized by various factors, including failure to provide adequate financial assurance for closure; failure to comply with environmental, health and safety laws and regulations or permit conditions; local community, political or other opposition; and executive, legislative or regulatory action.

Our cost or inability to obtain and comply with the permits and approvals required for our operations could have a material adverse effect on our operations and cash flows. In addition, new environmental legislation or regulations, if enacted, or changed interpretations of existing laws may elicit claims that historical routine modification activities at our facilities violated applicable laws and regulations. In addition to the possible imposition of fines in such cases, we may be required to undertake significant capital investments in pollution control technology and obtain additional operating permits or approvals, which could have an adverse impact on our business, results of operations, cash flows and financial condition.

We are subject to risks associated with federal and state tax laws and regulations.

Changes in tax law as well as the inherent difficulty in quantifying potential tax effects of business decisions could negatively impact our results of operations. We are required to make judgments in order to estimate our obligations to taxing authorities. These tax obligations include income, property, gross receipts and franchise, sales and use, employment-related and other taxes. We also estimate our ability to utilize tax benefits and tax credits. Due to the revenue needs of the jurisdictions in which our businesses operate, various tax and fee increases may be proposed or considered. We cannot predict whether such tax legislation or regulation will be introduced or enacted or the effect of any such changes on our businesses. If enacted, any changes could increase tax expense and could have a significant negative impact on our results of operations and cash flows.

Despite federal and state deregulation initiatives, our generation business is still subject to extensive regulation, which may increase our costs, reduce our revenues, or prevent or delay operation of our facilities.

Our generation subsidiaries sell electricity into the wholesale market. Generally, our generation subsidiaries and our marketing subsidiaries are subject to regulation by the FERC. The FERC has authorized us to sell generation from our facilities and power from our marketing subsidiaries at market-based prices. The FERC retains the authority to modify or withdraw our market-based rate authority and to impose “cost of service” rates if it determines that the market is not competitive, that we possess market power or that we are not charging just and reasonable rates. Any reduction by the FERC in the rates we may receive or any unfavorable regulation of our business by state regulators could materially adversely affect our results of operations. In addition, pursuant to PJM’s capacity performance proposal, we may be subject, under certain circumstances, to economic penalties, which could be material. See “Business—Our Key Markets—PJM.”

In addition, the acquisition, construction, ownership and operation of electricity generation facilities require numerous permits, approvals, licenses and certificates from federal, state and local governmental agencies. We may not be able to obtain or maintain all required regulatory approvals. If there is a delay in obtaining any required regulatory approvals or if we fail to obtain or maintain any required approval or fail to comply with any applicable law or regulation, the operation of our assets and our sales of electricity could be prevented or delayed or become subject to additional costs.

The availability and cost of emission allowances could negatively impact our costs of operations.

We are required to maintain, through either allocations or purchases, sufficient emission allowances for sulfur dioxide, nitrogen oxide and carbon dioxide to support our operations in the ordinary course of operating our power generation facilities. These allowances are used to meet the obligations imposed on us by various applicable environmental laws. If our operational needs require more than our allocated allowances, we may be forced to purchase such allowances on the open market, which could be costly. If we are unable to maintain sufficient emission allowances to match our operational needs, we may have to curtail our operations so as not to exceed our available emission allowances, or install costly new emission controls. As we use the emission allowances that we have purchased on the open market, costs associated with such purchases will be recognized as operating expense. If such allowances are available for purchase, but only at significantly higher prices, the purchase of such allowances could materially increase our costs of operations in the affected markets.

Our costs to comply with existing and new environmental and related worker health and safety laws are expected to continue to be significant, and we plan to incur significant capital expenditures for pollution control improvements that could adversely affect our profitability and liquidity or cause the continued operation of certain generation facilities to be uneconomic.

Our business is subject to extensive federal, state and local statutes, rules and regulations relating to environmental protection and worker health and safety. Numerous governmental authorities, such as the EPA and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them, oftentimes requiring difficult and costly response actions. These laws and regulations may impose numerous obligations that are applicable to our operations, including the acquisition of permits to conduct regulated activities, the incurrence of capital or operating expenditures to limit or prevent releases of hazardous materials from our operations, the imposition of specific standards addressing worker protection, and the imposition of substantial liabilities and remedial obligations for pollution or contamination resulting from our operations. To comply with existing and future environmental requirements and as a result of voluntary pollution control measures we may take, we have spent and expect to spend substantial amounts in the future on environmental control and compliance. Failure to comply with these laws, regulations and permits may result in joint and several, strict liability for administrative, civil and/or criminal penalties, the imposition of remedial obligations, and the issuance of injunctions limiting or preventing some or all of our operations. Private parties may also have the right to pursue legal actions to enforce compliance, as well as to seek damages for non-compliance, with environmental laws, regulations and permits or for personal injury or property damage.

Our operations also pose risks of environmental liability due to leakage, migration, releases or spills of hazardous substances to surface or subsurface soils, surface water or groundwater. Certain environmental laws impose strict as well as joint and several liability (that could result in an entity paying more than its fair share) for costs required to remediate and restore sites where hazardous substances, hydrocarbons or solid wastes have been stored or released. We may be required to remediate contaminated properties currently or formerly owned or operated by us or facilities of third parties that received waste generated by our operations regardless of whether such contamination resulted from the conduct of others or from our own actions that were in compliance with all applicable laws at the time those actions were taken. In addition, claims for damages to persons or property, including natural resources, may result from the environmental, health and safety impacts of our operations.

The trend of more expansive and stringent environmental legislation and regulations applied to the power generation industry could continue, resulting in increased costs of doing business and consequently affecting profitability. Many states and environmental groups have challenged certain federal laws and regulations relating to air emissions, water discharge and intake requirements, and management of CCRs as not being sufficiently strict. As a result, state and federal regulations have been proposed or adopted that would impose more stringent restrictions, which could require us to significantly increase capital and operating expenditures for additional environmental controls. Furthermore, the EPA’s cooling water intake rulemaking under Section 316(b) of the federal Clean Water Act and the EPA’s imposition of Prevention of Significant Deterioration (“PSD”) construction permit requirements for GHG emissions could adversely affect our operations and restrict or delay our ability to obtain permits. At some of our older generating facilities it may be uneconomic for us to install necessary controls to comply with new or proposed regulations, which could cause us to retire those units.

In addition, while there has not been significant activity in recent years in the form of federal legislation to reduce GHG emissions, a number of state and regional GHG cap and trade programs have emerged. Also, additional federal regulations pertaining to GHG emissions reductions and increased use of low carbon technologies are anticipated in the coming years under President Obama’s Climate Action Plan. Although it is not possible at this time to predict how future GHG emissions legislation or regulations would impact our business, any such future requirements could result in increased costs to address GHG emissions associated with our operations.

We may not be able to obtain or maintain all environmental regulatory approvals necessary for our planned capital projects which are necessary to our business. If there is a delay in obtaining any required environmental regulatory approval or if we fail to obtain, maintain or comply with any such approval, operations at our affected facilities could be halted, reduced or subjected to additional costs. See “Business—Environmental Matters” for information concerning the more significant environmental laws and regulations applicable to our operations.

We are subject to certain risks associated with nuclear generation, including the risk that our Susquehanna nuclear plant could become subject to increased security or safety requirements that would increase capital and operating expenditures, uncertainties regarding spent nuclear fuel, and uncertainties associated with decommissioning our plant at the end of its licensed life.

Nuclear generation accounted for about 32% of Talen Energy’s 2014 competitive power generation output. The risks of nuclear generation generally include:

•	the potential harmful effects on the environment and human health from the operation of nuclear facilities and the storage, handling and disposal of radioactive materials;

•	limitations on the amounts and types of insurance commercially available to cover losses and liabilities that might arise in connection with nuclear operations; and

•	uncertainties with respect to the technological and financial aspects of decommissioning nuclear plants at the end of their licensed lives. The licenses for our two nuclear units expire in 2042 and 2044.

The NRC has broad authority under federal law to impose licensing requirements, including security, safety and employee-related requirements for the operation of nuclear generation facilities. In the event of noncompliance, the NRC has authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. In addition, revised security or safety requirements promulgated by the NRC, particularly in response to the 2011 incident in Fukushima, Japan, could necessitate substantial capital or operating expenditures at our Susquehanna nuclear plant. There also remains substantial uncertainty regarding the temporary storage and permanent disposal of spent nuclear fuel, which could result in substantial additional costs to us that cannot be predicted. In addition, although we have no reason to anticipate a serious nuclear incident at our Susquehanna nuclear plant, if an incident did occur, any resulting operational loss, damages and injuries could have a material adverse effect on our results of operations, cash flows and financial condition.

We cannot predict the outcome of the legal proceedings and investigations currently being conducted with respect to our current and past business activities. An adverse determination could have a material adverse effect on our financial condition, results of operations or cash flows.

We are involved in legal proceedings, claims and litigation and subject to ongoing state and federal investigations arising out of our business operations, the most significant of which are summarized in “Business—Legal Matters.” We cannot predict the ultimate outcome of these matters, nor can we reasonably estimate the costs or liabilities that could potentially result from a negative outcome in each case.

We plan to optimize our competitive power generation operations, which involves a number of uncertainties and may not achieve the desired financial results.

We plan to optimize our competitive power generation operations. We plan to do this through the construction of new power plants or modification of existing power plants, and the potential closure of certain existing plants and acquisition of plants that may become available for sale. These types of projects involve numerous risks. Any planned power plant modifications could result in cost overruns, reduced plant efficiency and higher operating and other costs. With respect to the construction of new plants or modification of existing plants, we may be required to expend significant sums for preliminary engineering, permitting, resource exploration, legal and other expenses before it can be established whether a project is feasible, economically attractive or capable of being financed. The success of both a new or acquired project would likely be contingent, among other things, upon obtaining acceptable financing and maintaining acceptable credit ratings, as well as receipt of required and appropriate governmental approvals. If we were unable to complete construction or expansion of a project, we may not be able to recover our investment in the project. Furthermore, we might be unable to operate any new or modified plants as efficiently as projected, which could result in higher than projected operating and other costs and reduced earnings.

Cash flows of Talen Energy and Talen Energy Supply and the ability to meet their obligations with respect to indebtedness and under guarantees largely depends on the financial performance of our subsidiaries and, as a result, is effectively subordinated to all existing and future liabilities of those subsidiaries.

Talen Energy and Talen Energy Supply are each holding companies and conduct their operations primarily through subsidiaries. Substantially all of our consolidated assets are held by such subsidiaries. Accordingly, our cash flows and ability to meet debt and guaranty obligations are largely dependent upon the earnings of those subsidiaries and the distribution or other payment of such earnings in the form of dividends, distributions, loans or advances or repayment of loans and advances. The subsidiaries are separate and distinct legal entities and have no obligation to pay dividends or distributions to their parents or to make funds available for such a payment. The ability of such subsidiaries to pay dividends or distributions in the future will depend on the subsidiaries’ future earnings and cash flows and the needs of their businesses, and may be restricted by their obligations to holders of their outstanding debt and other creditors, as well as any contractual or legal restrictions in effect at such time, including the requirements of state corporate law applicable to payment of dividends and distributions, and regulatory requirements.

Because Talen Energy and Talen Energy Supply are each holding companies, their debt and guaranty obligations are effectively subordinated to all existing and future liabilities of their subsidiaries. Although certain agreements to which certain subsidiaries are parties limit their ability to incur additional indebtedness, Talen Energy, Talen Energy Supply and their subsidiaries retain the ability to incur substantial additional indebtedness and other liabilities. Therefore, our rights and the rights of our creditors, including rights of any debt holders, to participate in the assets of any subsidiaries, in the event that such a subsidiary is liquidated or reorganized, will be subject to the prior claims of such subsidiary’s creditors. See “Description of Material Indebtedness.”

Significant increases in our operation and maintenance expenses, including health care and pension costs, could adversely affect our future earnings and liquidity.

We continually focus on limiting and reducing our operation and maintenance expenses. However, we expect to continue to face increased cost pressures in our operations. Increased costs of materials and labor may result from general inflation, increased regulatory requirements (especially in respect of environmental regulations), the need for higher-cost expertise in the workforce or other factors. In addition, pursuant to collective bargaining agreements, we are contractually committed to provide specified levels of health care and pension benefits to certain current employees and retirees. We provide a similar level of benefits to our management employees. These benefits give rise to significant expenses. Due to general inflation with respect to such costs, the aging demographics of our workforce and other factors, we have experienced significant health care cost inflation in recent years, and we expect our health care costs, including prescription drug coverage, to continue to increase despite measures that we have taken and expect to take to require employees and retirees to bear a higher portion of the costs of their health care benefits. In addition, we expect to continue to incur significant costs with respect to the defined benefit pension plans for our employees and retirees. The measurement of our expected future health care and pension obligations and costs is highly dependent on a variety of assumptions, most of which relate to factors beyond our control. These assumptions include investment returns, interest rates, health care cost trends, inflation rates, salary increases and the demographics of plan participants. If our assumptions prove to be inaccurate, our future costs and cash contribution requirements to fund these benefits could increase significantly.

The loss of key personnel or the inability to hire and retain qualified employees could have an adverse effect on our business, financial position and results of operations.

Our operations depend on the continued efforts of our employees. Retaining key employees and maintaining the ability to attract new employees are important to both our operational and financial performance. We cannot guarantee that any member of our management or any one of our key employees will continue to serve in any capacity for any particular period of time. Certain events, such as an aging workforce, mismatch of skill set or complement to future needs, or unavailability of contract resources may lead to operating challenges and increased costs. The challenges related to such a change include a lack of resources, losses to our knowledge base and the lengthy time required to develop new workers’ skills. In any such case, costs, including costs for contractors to replace employees, productivity costs and safety costs, may rise. Failure to hire and adequately train replacement employees, including the transfer of significant internal historical knowledge and expertise to new employees, or changes in the availability and cost of contract labor may adversely affect our ability to manage and operate our business. If we are unable to successfully attract and retain an appropriately qualified workforce, our financial position or results of operations could be negatively affected.

War, other armed conflicts or terrorist attacks could have a material adverse effect on our business.

War, terrorist attacks and unrest have caused and may continue to cause instability in the world’s financial and commercial markets and have contributed to high levels of volatility in prices for oil and gas. Instability and unrest in the Middle East, Afghanistan, Ukraine and Iraq, as well as threats of war or other armed conflict elsewhere, may cause further disruption to financial and commercial markets and contribute to even higher levels of volatility in prices for oil and gas. In addition, unrest in the Middle East, Afghanistan, Ukraine and Iraq could lead to acts of terrorism in the United States or elsewhere, and acts of terrorism could be directed against companies such as ours. Armed conflicts and terrorism and their effects on us or our markets may significantly affect our business and results of operations in the future. In addition, we may incur increased costs for security, including additional physical plant security and security personnel or additional capability following a terrorist incident.

Risks Relating to Our Common Stock

Our stock price may fluctuate significantly.

The market price of our common stock may fluctuate widely, depending on many factors, some of which may be beyond our control, including:

•	the possibility that our business profile and market capitalization may not fit the investment objectives of some shareholders who received shares of our common stock in connection with the Distribution and, as a result, these shareholders may sell our shares;

•	actual or anticipated fluctuations in our operating results due to factors related to our business;

•	success or failure of our strategy;

•	our quarterly or annual earnings, or those of other companies in our industry;

•	continued industry-wide decrease in demand for electricity;

•	our ability to obtain third-party financing as needed;

•	announcements by us or our competitors of significant acquisitions or dispositions;

•	limitations on our ability to issue equity securities or convertible debt securities during the two year period following the date of the Distribution without jeopardizing the intended tax consequences of the Talen Transactions;

•	restrictions on our ability to pay dividends imposed by the terms of the Revolving Facility or other indebtedness;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	the failure of securities analysts to cover our common stock;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	the operating and stock price performance of other comparable companies;

•	investor perception of us;

•	natural or environmental disasters that investors believe may affect our businesses;

•	overall market fluctuations;

•	results from any material litigation or government investigation;

•	changes in laws and regulations affecting us, our industry or any of the principal products sold by us; and

•	general economic conditions and other external factors.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations could adversely affect the trading price of our common stock.

Sales of our common stock may negatively affect its market price.

The sales of significant amounts of our common stock or any perception in the market that this will occur may result in the lowering of the market price of our common stock. As of August 31, 2015, 128,508,921 shares of our common stock were issued and outstanding.

Of the outstanding shares, the 83,524,365 shares delivered to the PPL shareholders in the Distribution are freely tradable without restriction or further registration under the Securities Act, except that any shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described in “Shares Eligible for Future Sale.” Certain stockholders, including some large stockholders, have and may continue to sell such common stock for various reasons, such as if our business profile or market capitalization does not fit their investment objectives. In particular, PPL is a member of the S&P 500 Index, while Talen Energy is not currently and may not be in the future. In addition, certain stockholders may elect or be required to sell our shares due to investment guidelines or other reasons.

Of the outstanding shares, 44,974,658 shares issued to the Riverstone Holders in a private placement transaction in connection with the Combination are subject to certain restrictions on resale pursuant to Securities Act. Pursuant to the Stockholder Agreement, the Riverstone Holders are, subject to certain exceptions, restricted from transferring, directly or indirectly, the shares of our common stock held by them until November 28, 2015,180 days after the closing date of the Talen Transactions. We may, in our discretion and without notice, release all or any portion of the shares of common stock subject to these 180-day lock-ups. See “Shares Eligible for Future Sale” for a description of these lock-up arrangements.

Upon the expiration of the lock-up described above, and the effectiveness of this registration statement of which this prospectus forms a part, the Riverstone Holders may freely trade their Talen Energy shares. In addition, the Riverstone Holders will have the right to participate in future registrations of securities by us. Registration of any of these outstanding shares of common stock result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement. See “Shares Eligible For Future Sale.”

The market price of our shares of common stock could drop significantly if the Riverstone Holders sell their shares or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.

In addition, we have filed two registration statements on Form S-8 under the Securities Act registering shares of our common stock or securities convertible into or exchangeable for shares of our common stock issued pursuant to our stock incentive plan and directors deferred compensation plan. The Form S-8 registration statements automatically became effective upon filing. Accordingly, shares registered under such registration statements are available for sale in the open market. The registration statements on Form S-8 cover 6,204,000 shares of our common stock.

If securities or industry analysts do not publish research or publish unfavorable research about Talen Energy, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us and our business. If one or more of these analysts downgrades our stock or publishes misleading or unfavorable research about our business, our stock price would also likely decline. If one or more of these analysts ceases coverage of our company or fails regularly to publish reports about us, demand for our stock could decrease, which could cause our stock price or trading volume to decline.

The Riverstone Holders may exert significant influence over matters requiring stockholder approval. Ownership of our common stock is highly concentrated and could prevent you and other stockholders from influencing significant corporate decisions.

As of the date of this prospectus, the Riverstone Holders, each of which is indirectly controlled by Riverstone, collectively beneficially own approximately 35% of the outstanding shares of our common stock. As a result, the Riverstone Holders collectively exercise significant influence over all matters requiring stockholder approval for the foreseeable future, including approval of significant corporate transactions, which may reduce the market price of our common stock. The interests of the Riverstone Holders may conflict with the interests of our other stockholders. The Riverstone Holders may have an interest in having Talen Energy pursue acquisitions, divestitures and other transactions that, in their judgment, could enhance their investment in Talen Energy, even though such transactions might involve risks to you. In addition, Riverstone and its affiliates engage in a broad spectrum of activities, including investments in the power generation industry. In the ordinary course of their business activities, Riverstone and its affiliates may engage in activities where their interests conflict with our interests or those of our stockholders.

Anti-takeover provisions in our amended and restated certificate of incorporation and amended and restated bylaws could discourage, delay or prevent a change of control of our company and may affect the trading price of our common stock.

Our amended and restated certificate of incorporation and amended and restated bylaws include a number of provisions that may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. For example, our amended and restated certificate of incorporation and amended and restated bylaws collectively:

•	authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to thwart a takeover attempt;

•	require the affirmative vote of at least 66 2⁄3% of the voting power of the stock outstanding and entitled to vote thereon to remove directors;

•	provide that vacancies on our board of directors, including vacancies resulting from an enlargement of our board of directors, may be filled only by a majority vote of directors then in office or by a sole remaining director, though, pursuant to the Stockholder Agreement, the Riverstone Holders are entitled to designate any replacement of a director originally designated by the Riverstone Holders;

•	prohibit the calling of special meetings of stockholders unless called by the chairman of the board, if there be one, or by resolution of the board;

•	prohibit stockholder action by written consent, unless it is unanimous;

•	establish advance notice requirements for nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders; and

•	require the affirmative vote of at least 66 2⁄3% of the voting power of the stock outstanding and entitled to vote thereon to adopt, amend or repeal any provision of our amended and restated certificate of incorporation or our amended and restated bylaws.

These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if the provisions are viewed as discouraging takeover attempts in the future.

Our amended and restated certificate of incorporation and amended and restated bylaws may also make it difficult for stockholders to replace or remove our management. These provisions may facilitate management entrenchment that may delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of our stockholders.

Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

Our amended and restated certificate of incorporation provides that, with certain limited exceptions, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any stockholder (including any beneficial owner) to bring (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having subject matter jurisdiction, in certain cases, and having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing provisions. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find this choice of forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

We do not intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We do not intend to declare and pay dividends on our common stock. We currently intend to invest our future earnings, if any, to fund our growth, to develop our business, for working capital needs and for general corporate purposes. Therefore, you are not likely to receive any dividends on your common stock and the success of an investment in shares of our common stock will depend upon any future appreciation in their value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have received their shares in the Distribution. In addition, our operations are conducted almost entirely through our subsidiaries. As such, to the extent that we determine in the future to pay dividends on our common stock, none of our subsidiaries will be obligated to make funds available to us for the payment of dividends. Further, agreements governing the Revolving Facility and our other indebtedness may restrict the ability of our subsidiaries to pay dividends or otherwise transfer assets to us. In addition, Delaware law may impose requirements that may restrict our ability to pay dividends to holders of our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical fact are “forward-looking statements” within the meaning of the federal securities laws. Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are subject to many risks and uncertainties, and actual results may differ materially from the results discussed in forward-looking statements. In addition to the specific factors discussed in “Risk Factors,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,”, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements.

•	fuel supply cost and availability;

•	weather conditions affecting generation, customer energy use and operating costs and revenues;

•	operation, availability and operating costs of existing generation facilities;

•	the duration of and cost, including lost revenue, associated with scheduled and unscheduled outages at our generating facilities;

•	expansion of alternative sources of electricity generation;

•	investor perceptions of our company and the industry and markets in which we operate;

•	changes in earnings estimates or buy/sell recommendations by analysts;

•	collective labor bargaining negotiations;

•	the outcome of litigation against us and our subsidiaries;

•	potential effects of threatened or actual terrorism, war or other hostilities, cyber-based intrusions or natural disasters;

•	the commitments and liabilities of us and our subsidiaries;

•	volatility in market demand and prices for energy, capacity, transmission services, emission allowances and RECs;

•	competition in retail and wholesale power and natural gas markets;

•	sufficient liquidity in wholesale power markets to hedge our portfolio of assets efficiently and effectively;

•	defaults by counterparties under energy, fuel or other power product contracts;

•	market prices of commodity inputs for ongoing capital expenditures;

•	the effectiveness of our risk management techniques, including hedging, with respect to electricity and fuel prices, interest rates and counterparty credit and non-performance risks;

•	capital market conditions, including the availability of capital or credit, changes in interest rates and certain economic indices, and decisions regarding capital structure;

•	stock price performance of our common stock;

•	volatility in the fair value of debt and equity securities and its impact on the value of assets in the NDT funds and in defined benefit plans, and the potential cash funding requirements if fair value declines;

•	interest rates and their effect on pension, retiree medical and nuclear decommissioning liabilities and interest payable on certain debt securities;

•	volatility in or the impact of other changes in financial or commodity markets and economic conditions;

•	the effect on our operations and ability to comply with new statutory and regulatory requirements related to derivative financial instruments;

•	our ability to attract and retain qualified employees;

•	new accounting requirements or new interpretations or applications of existing requirements;

•	changes in securities and credit ratings;

•	our ability to successfully integrate the RJS Power businesses and to achieve anticipated synergies and cost savings as a result of the spinoff transaction and combination with RJS Power;

•	current and future environmental conditions, regulations and other requirements (including laws or regulations to reduce emissions of “greenhouse” gases or the physical effects of climate change) and the related costs of compliance, including environmental capital expenditures, emission allowance costs and other expenses;

•	legal, regulatory, political, market or other reactions to the 2011 incident at the nuclear generating facility at Fukushima, Japan, including additional NRC requirements;

•	changes in political, regulatory or economic conditions in states, regions or countries where Talen Energy or its subsidiaries conduct business;

•	receipt of necessary governmental permits and approvals;

•	new state, federal or foreign legislation or regulatory developments;

•	the impact of any state, federal or foreign investigations applicable to us and our subsidiaries and the energy industry;

•	the effect of any business or industry restructuring;

•	development of new projects, markets and technologies;

•	performance of new ventures; and

•	business dispositions or acquisitions, and our ability to realize expected benefits from such business transactions including the pending acquisition of MACH Gen, LLC and/or dispositions required as a condition to regulatory approval of the combination with RJS Power.

Any such forward-looking statements should be considered in light of such important factors and in conjunction with other documents of Talen Energy on file with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update the information contained in such statement to reflect subsequent developments or information.

USE OF PROCEEDS

We are registering these shares of common stock for resale by the selling stockholders. We will not receive any proceeds from the sale of the shares offered by this prospectus. The net proceeds from the sale of the shares offered by this prospectus will be received by the selling stockholders.

DIVIDEND POLICY

We do not currently expect to declare or pay dividends on our common stock. Instead, we intend to retain earnings to finance the growth and development of our business and for working capital and general corporate purposes. Our ability to pay dividends to holders of our common stock is limited by our ability to obtain cash or other assets from our subsidiaries. Further, the credit agreement governing the Revolving Facility restricts the ability of many of our subsidiaries to pay dividends or otherwise transfer assets to us. Any payment of dividends will be at the discretion of our board of directors and will depend upon various factors then existing, including earnings, financial condition, results of operations, capital requirements, level of indebtedness, contractual restrictions with respect to payment of dividends, restrictions imposed by applicable law, general business conditions and other factors that our board of directors may deem relevant.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is traded on the NYSE under the symbol “TLN.” Our common stock started “regular-way” trading on the NYSE on June 2, 2015, following the completion of the Talen Transactions. Prior to June 2, 2015, there was no public market for our common stock. Our common stock was traded on a “when-issued” basis starting on May 18, 2015. The following table sets forth, for the periods indicated, the high and low closing prices of our shares as reported by the NYSE since June 2, 2015, the date that our common stock began “regular-way” trading on the NYSE.

	High	Low
Second Quarter 2015 (beginning June 2, 2015)	$20.25	$16.87
Third Quarter 2015 (through September 16, 2015)	$18.02	$12.10

On September 16, 2015, the closing price as reported on the NYSE of our shares was $12.91 per share. As of September 15, 2015, we had 54,699 holders of record of our shares.

THE TALEN TRANSACTIONS

Overview

In June 2014, PPL and Talen Energy Supply executed definitive agreements with the Riverstone Holders to combine their competitive power generation businesses into a new, stand-alone, publicly traded company named Talen Energy Corporation. On June 1, 2015, PPL completed the spinoff (the “Distribution”) to PPL shareowners of a newly formed entity, HoldCo, which at such time owned all of the membership interests of Talen Energy Supply and all of the common stock of Talen Energy. Immediately following the Distribution, HoldCo merged with a special purpose subsidiary of Talen Energy, with HoldCo continuing as the surviving company to the merger and as a wholly owned subsidiary of Talen Energy and the sole owner of Talen Energy Supply (the “Merger”). PPL does not have an ownership interest in Talen Energy after completion of the Distribution. Substantially contemporaneous with the Distribution and Merger, RJS Power was contributed by the Riverstone Holders to become a subsidiary of Talen Energy Supply (the “Contribution” and, together with the Distribution and Merger, the “Talen Transactions”). Subsequent to the Talen Transactions, RJS Power was merged into Talen Energy Supply.

Tax Matters

In connection with the Distribution, PPL, Talen Energy, Talen Energy Holdings, Inc. (“HoldCo”), Talen Energy Supply and the Riverstone Holders entered into a Separation Agreement (the “Separation Agreement”), under which Talen Energy Supply will indemnify PPL and certain affiliates for a variety of taxes, including (i) certain post-Distribution taxes attributable to the Talen Energy Supply business and Talen Energy and (ii) income taxes imposed on PPL attributable to a failure of the Talen Transactions to qualify for tax-free treatment as a result of, among other items, a post-Distribution breach of certain covenants (including those described below), and any post-Distribution acquisitions of Talen Energy common stock or Talen Energy Supply equity. In addition, pursuant to the Separation Agreement, PPL will indemnify Talen Energy and certain affiliates, including Talen Energy Supply, for a variety of taxes, including (i) certain pre-Distribution taxes attributable to the Talen Energy Supply business, (ii) PPL’s consolidated U.S. federal income taxes and (iii) income taxes imposed on Talen Energy or Talen Energy Supply attributable to a failure of the Talen Transactions to qualify for tax-free treatment as a result of, among other items, a post-Distribution breach of certain covenants (including those described below), and any post-Distribution acquisitions of PPL common stock.

Pursuant to the Separation Agreement, (1) PPL and certain of its affiliates agreed to refrain from taking any action that is inconsistent with the facts presented and representations made by PPL in connection with its request of opinions from its tax counsel regarding the tax-free treatment of the Talen Transactions and (2) Talen Energy and certain of its affiliates, including Talen Energy Supply, have agreed to refrain from taking any action that would cause the Talen Transactions to fail to qualify for such tax-free treatment or to fail to take any action if such failure to act would cause the Talen Transactions to not qualify for such tax-free treatment. In furtherance of this general obligation, for two years after the Distribution, PPL and Talen Energy and certain of their respective affiliates, including Talen Energy Supply, generally agreed to not:

•	take any action, or fail or omit to take any action where the taking or the failure or omission to take such action could cause one or more persons to acquire a 50% or greater interest in PPL or Talen Energy or certain of their respective affiliates;

•	cease, or permit the cessation of, the active conduct of a business that was conducted immediately prior to the Distribution, or sell or otherwise transfer certain assets held at the time of the Distribution;

•	dissolve, liquidate, take any action that is a liquidation for federal income tax purposes, merge or consolidate with any other person (other than pursuant to the Merger); or

•	redeem or otherwise repurchase (directly or indirectly) any Talen Energy or PPL common stock (other than pursuant to certain open market purchases).

Nevertheless, Talen Energy or PPL would be permitted to take any of the actions described above if it obtains an IRS private letter ruling or an opinion of counsel to the effect that the action will not affect the tax-free status of the Talen Transactions.

In connection with the Talen Transactions, PPL, HoldCo, Talen Energy Supply and certain of their respective subsidiaries agreed to make protective elections under Section 336(e) of the Code with respect to the Distribution. If the Distribution is taxable and PPL is responsible for any taxes resulting from the Distribution pursuant to the Separation Agreement, HoldCo would be required to make periodic payments to PPL equal to the tax savings arising from a “step up” in the tax basis of HoldCo’s assets as a result of the Distribution being taxable and the election under Section 336(e) of the Code becoming effective.

Mitigation Plans

In connection with the FERC approval of the Talen Transactions, PPL, Talen Energy and RJS Power agreed that within twelve months following the closing of the Talen Transactions, Talen Energy will enter into an agreement to divest between 1,300 and 1,400 MW of generating assets in one of two groups of assets (both of which include the Sapphire assets located in PJM, and one of which also includes the Holtwood, Wallenpaupack and Crane facilities, and the other of which also includes the Ironwood Facility), and to limit PJM energy market offers from assets it would retain in the other group to cost-based offers. We presently expect to reach an agreement to sell a package of assets by the end of 2015, but the package chosen, the eventual sales price and timing of the dispositions will depend upon, among other factors, market conditions and the relative economic value of offers received.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

In June 2014, PPL and Talen Energy Supply executed definitive agreements with the Riverstone Holders to combine their competitive power generation businesses into a new, stand-alone, publicly traded company named Talen Energy Corporation. On June 1, 2015, PPL completed the spinoff to PPL shareowners of a newly formed entity, HoldCo, which at such time owned all of the membership interests of Talen Energy Supply and all of the common stock of Talen Energy. Immediately following the spinoff, HoldCo merged with a special purpose subsidiary of Talen Energy, with HoldCo continuing as the surviving company to the merger and as a wholly owned subsidiary of Talen Energy and the sole owner of Talen Energy Supply. PPL does not have an ownership interest in Talen Energy after completion of the spinoff. Substantially contemporaneous with the spinoff and merger, RJS Power was contributed by the Riverstone Holders to become a subsidiary of Talen Energy Supply (referred to as the “Combination” or the “acquisition”). Subsequent to the acquisition, RJS Power was merged into Talen Energy Supply. Talen Energy has treated the combination with RJS Power as an acquisition, with Talen Energy Supply considered the accounting acquirer of RJS Power, in accordance with business combination accounting guidance. See Notes 1 and 8 to the unaudited condensed consolidated financial statements of Talen Energy included elsewhere in this prospectus for additional information on the spinoff and acquisition.

The Unaudited Pro Forma Condensed Combined Financial Information (the “pro forma financial information”) has been derived from the historical consolidated financial statements of Talen Energy and Talen Energy Supply and the historical consolidated and combined financial statements of RJS Power (collectively, the “historical financial statements”). Talen Energy Supply is considered the accounting predecessor of Talen Energy; therefore, the historical consolidated financial information prior to June 1, 2015 presented for Talen Energy includes only legacy Talen Energy Supply information. From June 1, 2015, upon completion of the spinoff and acquisition, Talen Energy’s historical consolidated financial information also includes RJS. As such, Talen Energy’s historical consolidated financial information presented for the 2015 period represents six months of legacy Talen Energy Supply information consolidated with one month of RJS information from June 1, 2015, while the 2014 period represents only legacy Talen Energy Supply information. In addition, as the acquisition of RJS Power was completed on June 1, 2015, the Talen Energy historical consolidated financial information included elsewhere in this prospectus as of June 30, 2015 includes the preliminary purchase price allocation for the acquisition of RJS Power. The purchase price (total consideration) for the acquisition of RJS Power was deemed to be $902 million based on the fair value of the Talen Energy common stock issued for the acquisition using the June 1, 2015 closing “when-issued” market price. The purchase price allocation is considered by Talen Energy’s management to be provisional and could change materially in subsequent periods. Any changes to the provisional purchase price allocation during the measurement period that result in material changes to the consolidated financial results will be adjusted retrospectively. The measurement period can extend up to a year from the date of acquisition, but Talen Energy expects to complete the purchase price allocation in the third quarter of 2015. The items pending finalization include, but are not limited to, the valuation of PP&E, intangible assets, certain liabilities, goodwill and deferred income taxes. See Note 7 to the unaudited condensed consolidated financial statements of Talen Energy included elsewhere in this prospectus for additional information on the provisional purchase price allocation.

The historical financial statements have been adjusted in the pro forma financial information to give effect to pro forma events that are: (i) directly attributable to the spinoff and Combination; (ii) factually supportable; and (iii) with respect to the statements of income, expected to have a continuing impact on results.

The Unaudited Pro Forma Condensed Combined Balance Sheet (the “pro forma balance sheet”) as of June 30, 2015 gives effect to the anticipated disposal of generating facilities to satisfy the FERC Order as if they were completed on June 30, 2015 by adjusting the pro forma balance sheet to reflect certain related assets and liabilities for these facilities as divested for cash at carrying value.

The Unaudited Pro Forma Condensed Combined Statements of Income (the “pro forma statements of income”) for the six months ended June 30, 2015 and for the year ended December 31, 2014 give effect to the spinoff of HoldCo, the Combination with RJS Power and the related anticipated disposal of generating facilities to satisfy the FERC Order as if they were completed on January 1, 2014. The pro forma statements of income: (a) adjust revenues and expenses for the anticipated disposal of certain generating facilities to satisfy the FERC Order; (b) adjust for incremental depreciation and amortization expense related to fair value adjustments to PP&E and identifiable intangible assets and liabilities from the RJS Power acquisition; (c) adjust for incremental interest expense for outstanding borrowings to reflect the terms of the new $1.85 billion Revolving Facility; (d) conforms certain RJS Power accounting policies with those of Talen Energy Supply (at the time of the spinoff and Combination, Talen Energy adopted the accounting policies of Talen Energy Supply); and e) reflects the issuance of Talen Energy common stock in connection with the spinoff and Combination.

Throughout the periods covered by the pro forma financial information (up to and through May 31, 2015), Talen Energy Supply’s business was conducted and accounted for as part of PPL. As a result, the Talen Energy Supply historical financial information up to and through that date reflects significant allocations of costs and expenses. All of the allocations and estimates in the historical financial information are based on assumptions that management believes are reasonable. However, the Talen Energy Supply historical financial information does not necessarily represent the costs and expenses of Talen Energy Supply’s business had it been operated as a separate independent entity. The pro forma financial information does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or synergies expected to result from the spinoff and Combination.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the pro forma financial information.

The pro forma information has been presented for illustrative purposes only and is not necessarily indicative of the results of operations and financial position that would have been achieved had the pro forma events taken place on the dates indicated, or the future consolidated results of operations or financial position of Talen Energy.

The following pro forma financial information should be read in conjunction with:

•	the accompanying notes to the pro forma financial information;

•	the unaudited condensed consolidated financial statements of Talen Energy as of and for the period ended June 30, 2015 and the audited consolidated financial statements of Talen Energy Supply as of and for the period ended December 31, 2014, which are included elsewhere in this prospectus; and

•	the unaudited consolidated and combined financial statements of RJS Power as of and for the period ended March 31, 2015 and the audited consolidated and combined financial statements of RJS Power as of and for the period ended December 31, 2014, which are included elsewhere in this prospectus.

Pro Forma Condensed Combined Balance Sheet

(Unaudited)

(Millions of dollars)

	June 30, 2015
	Talen Energy	Pro Forma Adjustments (Note 2a)	Pro Forma Combined Entity
Current Assets
Cash and cash equivalents	$352	$924	$1,276
Restricted cash and cash equivalents	109	(1)	108
Accounts receivable	297		297
Unbilled revenues	138		138
Fuel, materials and supplies	481	(3)	478
Prepayments	38		38
Price risk management assets	803		803
Assets of discontinued operations	394	(394)
Other current assets	9		9

Total Current Assets	2,621	526	3,147

Investments
Nuclear plant decommissioning trust funds	958		958
Other investments	27		27

Total Investments	985		985

Property, Plant and Equipment, net
Property, plant and equipment	14,511	(579)	13,932
Less accumulated depreciation	6,348	(70)	6,278

Property, plant and equipment, net	8,163	(509)	7,654

Other Noncurrent Assets
Goodwill	470	(80)	390
Other intangibles	304		304
Price risk management assets	232		232
Other noncurrent assets	87	(17)	70

Total Other Noncurrent Assets	1,093	(97)	996

Total Assets	$12,862	$(80)	$12,782

See accompanying Unaudited Notes to Pro Forma Condensed Combined Financial Information.

Pro Forma Condensed Combined Balance Sheet

(Unaudited)

(Millions of dollars)

	June 30, 2015
	Talen Energy	Pro Forma Adjustments (Note 2a)	Pro Forma Combined Entity
Liabilities and Equity
Current Liabilities
Long-term debt due within one year	$884	$(4)	$880
Accounts payable	281	(2)	279
Taxes	39	119	158
Interest	49		49
Price risk management liabilities	761		761
Liabilities of discontinued operations	18	(18)
Other current liabilities	264	(56)	208

Total Current Liabilities	2,296	39	2,335

Long-term Debt	3,175	(43)	3,132
Deferred Credits and Other Noncurrent Liabilities
Deferred income taxes	1,509	(59)	1,450
Price risk management liabilities	199		199
Asset retirement obligations	474		474
Other deferred credits and noncurrent liabilities	383	(17)	366

Total Deferred Credits and Other Noncurrent Liabilities	2,565	(76)	2,489

Stockholders’ Equity
Additional paid in capital	4,719		4,719
Earnings reinvested	90		90
Accumulated other comprehensive income	17		17

Total Equity	4,826		4,826

Total Liabilities and Equity	$12,862	$(80)	$12,782

See accompanying Unaudited Notes to Pro Forma Condensed Combined Financial Information.

Pro Forma Condensed Combined Statement of Income

(Unaudited)

(Millions of dollars)

	For the Six Months Ended June 30, 2015
		RJS Power
	Talen Energy	3 Months Ended March 31, 2015	2 Months Ended May 31, 2015	Pro Forma Adjustments (Note 2)		Pro Forma Combined Entity
Operating Revenues
Unregulated wholesale energy	$1,209	$231	$108	$(165	)(a)	$1,383
Unregulated retail energy	554					554
Energy-related businesses	248					248

Total Operating Revenues	2,011	231	108	(165)		2,185

Operating Expenses
Operation
Fuel	551	139	60	(86	)(a)	664
Energy purchases	290					290
Other operation and maintenance	531	59	49	(78	)(a)(b)(c)(e)	561
Depreciation	164	23	16	(27	)(a)(c)	176
Taxes, other than income	30	6	4	(1	)(a)	39
Energy-related businesses	233					233

Total Operating Expenses	1,799	227	129	(192)		1,963

Operating Income (Loss)	212	4	(21)	27		222
Other Income (Expense)—net	10	1	3			14
Interest Expense	91	18	12	(14	)(a)(f)	107

Income (Loss) from Continuing Operations Before Income Taxes	131	(13)	(30)	41		129
Income Taxes	10			(2	)(a)(g)	8

Income (Loss) from Continuing Operations After Income Taxes Attributable to Stockholders	$121	$(13)	$(30)	$43		$121

Pro Forma Earnings Per Share:
Income (Loss) from Continuing Operations After Income Taxes Available to Common Stockholders:
Basic and Diluted (1)						$0.94
Pro forma Weighted-Average Shares Outstanding (in thousands):
Basic and Diluted (1)						128,499

(1)	Pro forma basic and diluted earnings per share and pro forma weighted-average basic and diluted shares outstanding for the six months ended June 30, 2015 reflect the number of shares of common stock that were issued upon completion of the spinoff and Combination. Basic and diluted earnings per share were calculated by dividing Income (Loss) from Continuing Operations After Income Taxes Attributable to Stockholders by the pro forma weighted-average shares outstanding.

See accompanying Unaudited Notes to Pro Forma Condensed Combined Financial Information.

Pro Forma Condensed Combined Statement of Income

(Unaudited)

(Millions of dollars)

	For the Year Ended December 31, 2014
	Talen Energy Supply	RJS Power	Pro Forma Adjustments (Note 2)		Pro Forma Combined Entity
Operating Revenues
Unregulated wholesale energy	$1,892	$1,045	$(507	)(a)	$2,430
Unregulated retail energy	1,243				1,243
Energy-related businesses	601				601

Total Operating Revenues	3,736	1,045	(507)		4,274

Operating Expenses
Operation
Fuel	1,196	577	(299	)(a)	1,474
Energy purchases	209				209
Other operation and maintenance	1,007	305	(115	)(a)(b)(c)	1,197
Depreciation	297	90	(50	)(a)(c)	337
Taxes, other than income	57	21			78
Energy-related businesses	573				573

Total Operating Expenses	3,339	993	(464)		3,868

Operating Income (Loss)	397	52	(43)		406
Other Income (Expense)—net	30	3	(1	)(a)	32
Interest Expense	124	110	(16	)(a)(d)	218

Income (Loss) from Continuing Operations Before Income Taxes	303	(55)	(28)		220
Income Taxes	116		(34	)(a)(g)	82

Income (Loss) from Continuing Operations After Income Taxes Attributable to Stockholders	$187	$(55)	$6		$138

Pro Forma Earnings Per Share:
Income (Loss) from Continuing Operations After Income Taxes Available to Common Stockholders:
Basic and Diluted (1)					$1.07
Pro forma Weighted-Average Shares Outstanding (in thousands):
Basic and Diluted (1)					128,499

(1)	Pro forma basic and diluted earnings per share and pro forma weighted-average basic and diluted shares outstanding for the year ended December 31, 2014 reflect the number of shares of common stock that were issued upon completion of the spinoff and Combination. Basic and diluted earnings per share were calculated by dividing Income (Loss) from Continuing Operations After Income Taxes Attributable to Stockholders by the pro forma weighted-average shares outstanding.

See accompanying Unaudited Notes to Pro Forma Condensed Combined Financial Information.

Unaudited Notes to Pro Forma Condensed Combined Financial Information

(Millions of Dollars, except share data)

Note 1. Basis of Pro Forma Presentation

The pro forma financial information has been derived from the historical consolidated financial statements of Talen Energy and Talen Energy Supply and the historical consolidated and combined financial statements of RJS Power. Talen Energy Supply is considered the accounting predecessor of Talen Energy; therefore, the historical consolidated financial information prior to June 1, 2015 presented for Talen Energy includes only legacy Talen Energy Supply information. From June 1, 2015, upon completion of the spinoff and acquisition, Talen Energy’s historical consolidated financial information also includes RJS Power. As such, Talen Energy’s historical consolidated financial information presented for the 2015 period represents six months of legacy Talen Energy Supply information consolidated with one month of RJS information from June 1, 2015, while the 2014 period represents only legacy Talen Energy Supply information. In addition, as the acquisition of RJS Power was completed on June 1, 2015, the Talen Energy financial information as of June 30, 2015 includes the preliminary purchase price allocation for the acquisition. The purchase price (total consideration) for the acquisition of RJS Power was deemed to be $902 million based on the fair value of the Talen Energy common stock issued for the acquisition using the June 1, 2015 closing “when-issued” market price. The purchase price allocation is considered by Talen Energy’s management to be provisional and could change materially in subsequent periods. Any changes to the provisional purchase price allocation during the measurement period that result in material changes to the consolidated financial results will be adjusted retrospectively. The measurement period can extend up to a year from the date of acquisition, but Talen Energy expects to complete the purchase price allocation in the third quarter of 2015. The items pending finalization include, but are not limited to, the valuation of PP&E, intangible assets, certain liabilities, goodwill and deferred income taxes. See Note 7 to Talen Energy’s unaudited condensed consolidated financial statements included elsewhere in this prospectus for additional information on the provisional purchase price allocation.

The historical financial statements have been adjusted in the pro forma financial information to give effect to pro forma events that are: (i) directly attributable to the spinoff and Combination; (ii) factually supportable; and (iii) with respect to the statements of income, expected to have a continuing impact on results. The pro forma balance sheet as of June 30, 2015 gives effect to the anticipated disposal of generating facilities to satisfy the FERC Order as if they were completed on June 30, 2015 by adjusting the pro forma balance sheet to reflect certain related assets and liabilities for these facilities as divested for cash at carrying value. The pro forma statements of income for the six months ended June 30, 2015 and for the year ended December 31, 2014 give effect to the spinoff of HoldCo, the Combination with RJS Power and the related anticipated disposal of generating facilities to satisfy the FERC Order as if they were completed on January 1, 2014. The pro forma statements of income: (a) adjust revenues and expenses for the anticipated disposal of certain generating facilities to satisfy the FERC Order; (b) adjust for incremental depreciation and amortization expense related to fair value adjustments to PP&E and identifiable intangible assets and liabilities for the RJS Power acquisition; (c) adjust for incremental interest expense for outstanding borrowings to reflect the terms of the new $1.85 billion Revolving Facility; (d) conforms certain RJS Power accounting policies with those of Talen Energy Supply (at the time of the spinoff and Combination, Talen Energy adopted the accounting policies of Talen Energy Supply); and (e) reflects the issuance of Talen Energy common stock in connection with the spinoff and Combination. The result of these adjustments, as well as other adjustments, is presented in Note 2. The pro forma financial information does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or synergies expected to result from the spinoff and Combination. Other items that are not included in the pro forma financial information are presented in Note 3.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the pro forma financial information.

Certain items normally included in the statement of income have been excluded from the pro forma statements of income.

Note 2. Pro Forma Adjustments

(a)	The pro forma statements of income include adjustments to revenues and expenses for the anticipated disposal of generating facilities to satisfy the FERC Order, while the pro forma balance sheet reflects certain related assets and liabilities for these facilities as divested for cash at carrying value. These adjustments are based on certain assumptions related to: (1) which facilities and related assets and liabilities are anticipated to be divested to satisfy the FERC Order; and (2) the preliminary fair value of such assets and liabilities of RJS Power. Final adjustments will be based on which generation facilities are actually divested, the related contractual terms and sales price, and timing of the divestitures. Therefore, actual results could be materially different from the adjustments below. These adjustments are as follows:

	Debit (Credit)
	June 30, 2015	December 31, 2014
Balance Sheet:
Cash	$924
Assets of discontinued operations	(394)
Current assets, other than cash and assets of discontinued operations	(4)
Property, plant and equipment, net	(509)
Goodwill	(80)
Other noncurrent assets	(17)
Liabilities of discontinued operations	18
Current liabilities, other than liabilities of discontinued operations	(57)
Long-term debt	43
Deferred income taxes	59
Other deferred credits and noncurrent liabilities	17

Statement of Income:
Operating Revenues	165	$507
Operating Expenses	(155)	(449)
Other income (expense), net	0	1
Interest Expense	(2)	(21)
Income Taxes	(4)	(16)

The taxes payable related to the mitigation divestures are included in “Current liabilities” above.

(b)	The pro forma statements of income include adjustments to conform RJS Power’s accounting policy with that of Talen Energy Supply for the capitalization of overhauls.

Debit (Credit)
Statements of Income:
Other operation and maintenance for the six months ended June 30, 2015	$(1)
Other operation and maintenance for the year ended December 31, 2014	(33)

(c)	The six months ended June 30, 2015 pro forma statement of income reflects a $9 million increase in depreciation as a result of changes in the value of property, plant and equipment, a $5 million decrease in amortization expense as a result of changes in the value of intangible assets and a $1 million decrease to depreciation to reclassify ARO accretion to other operation and maintenance (consistent with Talen Energy’s presentation).

The year ended December 31, 2014 pro forma statement of income reflects a $25 million increase in depreciation as a result of changes in the value of property, plant and equipment, a $7 million decrease in amortization expense as a result of changes in the value of intangible assets and a $1 million decrease in depreciation to reclassify ARO accretion to other operation and maintenance (consistent with Talen Energy’s presentation).

(d)	The year ended December 31, 2014 pro forma statement of income reflects an increase in interest expense of $5 million, primarily driven by higher short-term borrowing costs under the terms of the new Revolving Facility, compared to historical interest expense related to outstanding commercial paper and letters of credit outstanding on Talen Energy’s and RJS Power’s existing $3.0 billion and $150 million credit facilities, respectively.

Interest expense was calculated based upon terms of the new Revolving Facility for the historical outstanding borrowings and letters of credit using an estimated rate of 2.43%. See “Description of Material Indebtedness” for additional information on the Revolving Facility.

(e)	The six months ended June 30, 2015 pro forma statement of income reflects a $40 million decrease to “Other operation and maintenance” to exclude $5 million of transaction related costs incurred by Talen Energy, a $25 million decrease to exclude accelerated stock-compensation costs, and a $10 million decrease to exclude restructuring costs incurred by Talen Energy for spin related expenses.

(f)	The six months ended June 30, 2015 pro forma statement of income reflects a $12 million decrease to “Interest Expense” to exclude fees from the existing $3.0 billion credit facility that were written off when the facility was terminated as a result of the spinoff.

(g)	The June 30, 2015 and December 31, 2014 pro forma statements of income reflect the income tax effects of (1) the pro forma adjustments in (b) through (f) above and (2) the Income (Loss) from Continuing Operations before Income Taxes of RJS Power through May 31, 2015 which were calculated at a blended statutory income tax rate of 40.00%. The legal entities included in RJS Power’s historical consolidated and combined financial statements were primarily limited liability companies or partnerships and previously elected to be treated as disregarded entities for federal tax purposes. As such, no provision for federal or state corporate income taxes was made in RJS Power’s historical consolidated and combined financial statements.

Note 3. Items Excluded from the Unaudited Pro Forma Financial Information and Unusual Items

The unaudited pro forma financial information does not reflect:

(a)	the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or synergies expected to result from the spinoff and Combination.

(b)	the impact of divesting an alternative asset portfolio identified in the FERC Order. As of and for the period ended June 30, 2015, if such alternative asset portfolio were divested instead of the asset portfolio adjusted for within the pro forma financial information, pro forma operating revenues would have increased by approximately $65 million, pro forma operating income would have increased approximately $20 million, and pro forma cash would have decreased approximately $50 million.

For the year ended December 31, 2014, if such alternative asset portfolio were divested instead of the asset portfolio adjusted for within the pro forma financial information, pro forma operating revenues would have increased by approximately $150 million and pro forma operating income would have increased approximately $25 million.

In addition, although Talen Energy expects to employ a growth strategy and proceeds from the anticipated FERC Order mitigation divestitures may be used for future acquisitions, for the purposes of the pro forma information, the proceeds from divestitures included have not been assumed to be invested in similar business operations and accordingly are reflected in cash on the pro forma balance sheet.

(c)	adjustments for the announced planned acquisition of MACH Gen, LLC or the announced planned disposition of the renewables business, both of which are not required under pro forma rules as the businesses do not meet the significance thresholds.

The unaudited pro forma financial information includes the following unusual items:

(a)	“Other operation and maintenance” on Talen Energy’s 2015 and Talen Energy Supply’s 2014 Statement of Income includes:

	2015		2014
	Pre-tax	After-tax	Pre-tax	After-tax
Separation benefits (1)	$2	$1	$33	$20
TSA costs (2)	5	3
Corette closure costs (3)	4	2
Other (4)	3	2

(1)	Associated with separation benefits related to a bargaining unit voluntary program and the spinoff transaction.
(2)	Transition service agreement costs with PPL and Riverstone.
(3)	Operations were suspended and the Corette plant was retired in March 2015.
(4)	Related to an asset write-off.

(b)	“Retail energy” on Talen Energy’s 2015 Statement of Income includes a decrease to revenues of $7 million ($4 million after -tax) for amounts inadvertently recorded as revenue in prior periods. See Note 1 to unaudited condensed consolidated financial statements included elsewhere in this prospectus for additional information.

(c)	“Wholesale Energy” Revenues on Talen Energy’s 2015 Statement of Income includes gains of $13 million ($8 million after-tax) related to certain derivative contracts that were early-terminated due to the spinoff transaction.

(d)	“Energy-related businesses” on Talen Energy Supply’s 2014 Statement of Income includes an increase to revenues of $17 million ($10 million after-tax) to correct an error related to prior periods and the timing of revenue recognition for a mechanical contracting and engineering subsidiary. See Note 1 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for additional information.

(e)	“Interest expense” on RJS Power’s 2014 Statement of Income includes losses on extinguishment of debt of $36 million ($21 million after-tax).

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth selected historical consolidated financial data of Talen Energy Supply as of December 31, 2010, 2011, 2012, 2013 and 2014 and for each of the years ended December 31, 2010, 2011, 2012, 2013 and 2014 and selected unaudited consolidated interim financial data of Talen Energy as of June 30, 2014 and 2015 and for the six months ended June 30, 2014 and 2015. The selected historical consolidated financial data of Talen Energy Supply as of December 31, 2013 and 2014 and for each of the years ended December 31, 2012, 2013 and 2014 have been derived from, and should be read together with, the audited consolidated financial statements of Talen Energy Supply, Talen Energy’s accounting predecessor, and the accompanying notes contained elsewhere in this prospectus. The selected historical consolidated financial data of Talen Energy as of December 31, 2010, 2011 and 2012 and for each of the years ended December 31, 2010 and 2011 have been derived from the audited consolidated financial statements of Talen Energy Supply not included in this prospectus. The selected historical unaudited consolidated interim financial data of Talen Energy as of June 30, 2015 and for the six months ended June 30, 2014 and 2015 have been derived from, and should be read together with, the unaudited condensed consolidated financial statements of Talen Energy and the accompanying notes contained elsewhere in this prospectus. The unaudited condensed consolidated financial statements have been prepared on a basis consistent with the annual audited consolidated financial statements of Talen Energy Supply. In the opinion of management, these unaudited financial data reflect all adjustments, consisting of only normal and recurring adjustments considered necessary for a fair presentation of the operating results for those interim periods.

The selected historical consolidated financial data presented below for the periods prior to June 1, 2015 reflect the results of Talen Energy Supply, and do not reflect the results of the RJS Power business acquired as part of the Talen Transactions. The selected historical consolidated financial data presented below for the six months ended June 30, 2015 reflects one month of combined results. The selected historical consolidated financial data presented below include certain assets and liabilities of Talen Energy relating to facilities that may be sold as part of the mitigation plan discussed elsewhere in this prospectus. See “The Talen Transactions—Mitigation Plans.” As a result, the selected historical consolidated financial data set forth below may not necessarily be indicative of Talen Energy’s business in future periods. The selected historical consolidated financial data set forth below are not necessarily indicative of the results of future operations.

The selected historical consolidated financial data should be read in conjunction with “Risk Factors,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements of Talen Energy Supply and the accompanying notes, all of which are included elsewhere in this prospectus.

	Year Ended December 31,					Six Months Ended June 30,
(dollars in millions)	2010	2011	2012	2013	2014	2014	2015
						(unaudited)
Statement of Operations Data:
Operating revenues	$4,977	$6,272	$5,346	$4,514	$3,736	$52	$2,011
Operating income (loss)	1,021	1,210	804	(293)	397	(63)	212
Income (loss) from continuing operations after income taxes	601	672	428	(262)	187	(56)	121
Net income (loss)	861	768	474	(230)	410	(53)	122

Balance Sheet Data (at period end):
Cash and cash equivalents	$661	$379	$413	$239	$352		$352
Total assets	16,796	13,179	12,375	11,074	10,760		12,862
Total liabilities	12,287	9,142	8,527	6,276	6,853		8,036
Long-term debt, including current portion	5,589	3,024	3,272	2,525	2,218		4,059
Total equity	4,509	4,037	3,848	4,798	3,907		4,826

Statement of Cash Flows Data:
Cash provided by (used in):
Operating activities	$1,840	$776	$784	$410	$462	$290	$355
Investing activities	(825)	(668)	(469)	(631)	497	(403)	(127)
Financing activities	(612)	(390)	(281)	47	(846)	138	(228)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our results of operations and financial condition together with our selected historical consolidated financial data, audited consolidated financial statements and notes thereto and unaudited condensed consolidated financing statements and note thereto included elsewhere in this prospectus, as well as the discussion in the section of this prospectus entitled “Business.” This discussion contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry, business and future financial results. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed in the sections of this prospectus entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” The financial information discussed below and included in this prospectus may not necessarily reflect what our financial condition, results of operations or cash flow may be in the future.

In this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” references to Talen Energy with respect to periods prior to June 1, 2015 refer to Talen Energy Supply, LLC (then known as PPL Energy Supply, LLC), the accounting predecessor to Talen Energy. Dollars are in millions in tables in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” unless otherwise indicated.

The subsidiaries of Talen Energy, including Talen Energy Supply, are separate legal entities. Talen Energy’s subsidiaries generally are not liable for the debts of Talen Energy. Accordingly, creditors of Talen Energy may not satisfy their debts from the assets of Talen Energy’s subsidiaries absent a specific contractual undertaking by a subsidiary to pay Talen Energy’s creditors or as required by applicable law or regulation. Similarly, Talen Energy is not liable for the debts of its subsidiaries, nor are its subsidiaries liable for the debts of one another, absent a specific contractual undertaking by Talen Energy or such subsidiaries to pay the creditors or as required by applicable law or regulation.

In June 2014, PPL and Talen Energy Supply executed definitive agreements with the Riverstone Holders to combine their competitive power generation businesses into a new, stand-alone, publicly traded company named Talen Energy Corporation. On June 1, 2015, PPL completed the spinoff to PPL shareowners of a newly formed entity, HoldCo, which at such time owned all of the membership interests of Talen Energy Supply and all of the common stock of Talen Energy. Immediately following the spinoff, HoldCo merged with a special purpose subsidiary of Talen Energy, with HoldCo continuing as the surviving company to the merger and as a wholly owned subsidiary of Talen Energy and the sole owner of Talen Energy Supply. PPL does not have an ownership interest in Talen Energy after completion of the spinoff. Substantially contemporaneous with the spinoff and merger, RJS Power was contributed by its owners to become an indirect subsidiary of Talen Energy and a direct subsidiary of Talen Energy Supply. Talen Energy treated the combination with RJS Power as an acquisition, with Talen Energy Supply considered the accounting acquirer in accordance with business combination accounting guidance. See Notes 1 and 7 to the unaudited condensed consolidated financial statements of Talen Energy included elsewhere in this prospectus for information on the acquisition. In June 2015, RJS Power was merged into Talen Energy Supply. From June 1, 2015, the financial information presented in this management’s discussion and analysis of financial condition and results of operations for the 2015 periods represents six months of legacy Talen Energy Supply consolidated with one month of RJS Power, while the 2014 periods represent only legacy Talen Energy Supply.

As a result of the completion in June 2015 of the Talen Transactions described in this prospectus, Talen Energy is one of the largest competitive energy and power generation companies in North America. Our primary business is the production and sale of electricity, capacity and related products from our fleet of power plants totaling approximately 15,000 MW of generating capacity. We own and operate a portfolio of generation assets principally located in PJM and ERCOT, which we consider to be two of the most attractive power markets in the

United States. Within these markets, our portfolio benefits from technological and fuel diversity, enabling us to respond to changing market conditions and regulatory developments. We believe stockholder value creation is built on a foundation of excellence in operations and skillful commercial management of our generation fleet with a strong focus on cash returns. We intend to pursue a strategy that embraces these core concepts, optimizes Talen Energy’s operations and supports value-enhancing growth.

In addition, the sales of certain assets of Talen Energy will be required to satisfy the requirements of regulatory approvals with respect to the Talen Transactions. Accordingly, the historical financial and operating results of Talen Energy Supply may not be comparable to future results to the extent certain assets of Talen Energy are disposed of. See “The Talen Transactions.”

After completion of the acquisition of RJS Power in June 2015, Talen Energy operates in two reportable segments: East and West. The East segment primarily includes the generating assets in the northeastern U.S. within PJM. This segment also includes marketing and trading activities and the legacy Talen Energy Supply Montana assets. The West segment includes the generating assets in the western U.S., within ERCOT. See Note 3 to the unaudited condensed consolidated financial statements of Talen Energy included elsewhere in this prospectus for additional information on segments. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” includes the following information:

•	“Overview” provides a description of Talen Energy and its business strategy and key performance measures and a discussion of other important financial and operational developments.

•	“Results of Operations” includes “Statement of Income Analysis,” which addresses significant changes in principal line items on the Statements of Income on a GAAP basis. The “Margins” discussion, also presented by segment, includes a reconciliation of non-GAAP financial measures to “Operating Income.” The “EBITDA and Adjusted EBITDA” discussion, presented by segment, includes a reconciliation of the non-GAAP financial measures to operating income. Separate disclosure is provided for the six-month period 2015 compared with 2014 and also for the annual periods 2014 compared with 2013 and 2013 compared with 2012.

•	“Financial Condition—Liquidity and Capital Resources” provides an analysis of Talen Energy’s liquidity positions and credit profiles. This section also includes a discussion of forecasted sources and uses of cash and rating agency actions.

•	“Financial Condition—Risk Management” provides an explanation of risk management programs relating to market and credit risk.

•	“Application of Critical Accounting Policies” provides an overview of the accounting policies that are particularly important to Talen Energy’s results of operations and financial condition and that require management to make significant estimates, assumptions and other judgments of inherently uncertain matters.

Overview

Introduction

Talen Energy, through its principal subsidiary Talen Energy Supply, is a competitive energy and power generation company primarily engaged in the production and sale of electricity, capacity and related products. Talen Energy is headquartered in Allentown, Pennsylvania and owns and operates a portfolio of generation assets principally located in PJM and ERCOT.

In June 2014, PPL and Talen Energy Supply executed definitive agreements with the Riverstone Holders to combine their competitive power generation businesses into a new, stand-alone, publicly traded company named Talen Energy Corporation. On June 1, 2015, PPL completed the spinoff to PPL shareowners of a newly formed entity, HoldCo, which at such time owned all of the membership interests of Talen Energy Supply and all of the common stock of Talen Energy. Immediately following the spinoff, HoldCo merged with a special purpose subsidiary of Talen Energy, with HoldCo continuing as the surviving company to the merger and as a wholly owned subsidiary of Talen Energy and the sole owner of Talen Energy Supply. PPL does not have an ownership interest in Talen Energy after completion of the spinoff. Substantially contemporaneous with the spinoff and merger, RJS Power was contributed by the Riverstone Holders to become a subsidiary of Talen Energy Supply (referred to as the “combination” or the “acquisition”). Subsequent to the acquisition, RJS Power was merged into Talen Energy Supply. Talen Energy has treated the combination with RJS Power as an acquisition, with Talen Energy Supply considered the accounting acquirer in accordance with business combination accounting guidance. See Notes 1 and 7 to the unaudited condensed consolidated financial statements of Talen Energy included elsewhere in this prospectus for additional information on the spinoff and acquisition.

Talen Energy operates in two reportable segments: East and West. The East segment primarily includes the generating assets in PJM. This segment also includes marketing and trading activities as well as the legacy Talen Energy Supply coal fired facility, Colstrip, in Montana. The West segment includes the generating assets located in ERCOT. See Note 3 to the unaudited condensed consolidated financial statements of Talen Energy included elsewhere in this prospectus for additional information on segments.

Business Strategy

The strategy for Talen Energy is to optimize the value from its competitive power generation assets and marketing portfolio while mitigating near-term volatility in both cash flows and earnings metrics. Talen Energy endeavors to accomplish this by matching projected output from its generation assets with forward power sales in the wholesale and retail markets while effectively managing exposure to fuel price volatility, counterparty credit risk and operational risk. Talen Energy is focused on excellence in operations, including safety, disciplined investment and continuous improvements in operating efficiency, active asset optimization and cost management and the pursuit of value-enhancing growth opportunities.

To manage financing costs and access to credit markets, and to fund capital expenditures and growth opportunities, a key objective of Talen Energy is to maintain adequate liquidity positions. In addition, Talen Energy has financial and operational risk management programs that, among other things, are designed to monitor and manage exposure to earnings and cash flow volatility related to, as applicable, changes in energy and fuel prices, interest rates, counterparty credit quality and the operating performance of generating units. To manage these risks, Talen Energy generally uses contracts such as forwards, options, swaps and insurance contracts primarily focused on mitigating forward market price risk within the next 12 month period.

Key Performance Measures

In addition to operating income, Talen Energy utilizes EBITDA and Adjusted EBITDA, non-GAAP financial measures, as indicators of performance for its business, with Adjusted EBITDA as the primary financial performance measure used by management to evaluate its business and monitor results of operations. These and other GAAP and non-GAAP performance measures for periods ended June 30 and for the years ended December 31 were as follows:

	Six Months
	2015	2014	% Change
Net Income (loss)	$122	$(53)	330%
Operating Income (Loss) (a)	$212	$(63)	437%
EBITDA (a)(b)	$387	$101	283%
Adjusted EBITDA (a)(b)	$408	$361	13%
Margins (c)	$834	$815	2%

	2014	2013	2012	2014 vs. 2013 % Change	2013 vs. 2012 % Change
Net Income	$410	$(230)	$474	278%	(149)%
Operating Income (Loss)	$397	$(293)	$804	235%	(136)%
EBITDA (a)(b)	$724	$37	$1,094	1,857%	(97)%
Adjusted EBITDA (a)(b)	$759	$969	$1,073	(21)%	(10)%
Margins (c)	$1,653	$1,854	$1,998	(11)%	(7)%

(a)	See “Results of Operations” —“EBITDA and Adjusted EBITDA” below for results by segment.
(b)	See “Results of Operations” —“EBITDA and Adjusted EBITDA” below for reconciliations of these non-GAAP measures to related GAAP metrics.
(c)	See “Results of Operations” —“Margins” below for reconciliations of this non-GAAP measure to a related GAAP metric.

See “Results of Operations” and “Financial Condition—Liquidity and Capital Resources” below for discussion and analysis of results of operations and liquidity.

Other Financial and Operational Developments

Economic and Market Conditions

Talen Energy’s businesses are subject to extensive federal, state and local environmental laws, rules and regulations, including those pertaining to CCRs, GHG, effluent limitation guidelines and MATS. See “Business—Environmental Matters” below for additional information on these requirements. These and other stringent environmental requirements, combined with low energy margins for competitive generation, have led several energy companies, including Talen Energy, to announce plans to either temporarily or permanently close, place in long-term reserve status or impair certain of their coal-fired generating plants. During the second quarter of 2015, Talen Energy recorded increases to existing AROs of $33 million as a result of a review of a new CCR rule. Further changes to AROs may be required as estimates are refined and analysis of the rule continues.

The depressed levels of energy and capacity prices in PJM, as well as management’s forward view of these prices using its fundamental pricing models, has put pressure on the recoverability assessment of Talen Energy’s coal-fired generation assets. In the third quarter of 2015, after updating its fundamental pricing models in conjunction with the PJM capacity auction results, management will consider whether any long-lived assets need to be assessed for impairment at that time. The recoverability assessment is very sensitive to forward energy and capacity price assumptions, as well as forecasted operation and maintenance and capital spending. Therefore, a further decline in forecasted long-term energy or capacity prices or changes in environmental laws requiring additional capital or operation and maintenance expenditures, could negatively impact Talen Energy’s operations primarily at its PJM based coal-fired facilities and potentially result in future impairment charges for some or all of the carrying value of these plants. The carrying value of Talen Energy’s coal-fired generation assets was more than $3 billion as of June 30, 2015. Additionally, updates to the fundamental pricing models in conjunction with the PJM capacity auction results could be an indicator of goodwill impairment and management will consider whether the goodwill needs to be assessed for impairment at that time.

Talen Energy cannot predict the impact that future economic and market conditions and regulatory requirements may have on its financial condition or results of operations

As a result of current economic and market conditions, Talen Energy continues to monitor its business and operational plans, including capital, operation and maintenance expenditures, its hedging strategies and potential plant modifications to burn lower-cost fuels. See “—Results of Operations” below for information on energy margins for all periods. 2014 energy margins were lower compared to 2013 due to a higher average hedge price in 2013, partially offset by higher pricing on unhedged generation. Talen Energy cannot predict the impact that future economic and market conditions and regulatory requirements may have on its financial condition or results of operations.

Labor Union Agreement

PPL and Talen Energy finalized a new three-year labor agreement with IBEW local 1600 in May 2014 and the agreement was ratified in early June 2014. The agreement covers certain Talen Energy employees. As part of efforts to reduce operations and maintenance expenses, the new agreement offered a one-time voluntary retirement window to certain bargaining unit employees. As a result, for the year ended December 31, 2014, the following total separation benefits have been recorded.

Pension Benefits	$11
Severance Compensation	6

Total Separation Benefits	$17

Number of Employees	105

The separation benefits are included in “Other operation and maintenance” on the Statement of Income to the audited consolidated financial statements of Talen Energy Supply. The liability for pension benefits is included in “Accrued pension obligations” on the Balance Sheet to the audited consolidated financial statements of Talen Energy Supply at December 31, 2014. All of the severance compensation was paid in 2014. The remaining terms of the new labor agreement are not expected to have a significant impact on the financial results of Talen Energy.

Spinoff from PPL

Following the announcement of the transaction to form Talen Energy, efforts were initiated to identify the appropriate staffing for Talen Energy following completion of the spinoff. Organizational plans were substantially completed in 2014. The new organizational plans identified the need to resize and restructure the Talen Energy organization and as a result, in 2014, estimated charges for employee separation benefits were recorded. See Note 1 to the unaudited condensed consolidated financial statements of Talen Energy included elsewhere in this prospectus for additional information. The separation benefits include cash severance compensation, lump sum COBRA reimbursement payments and outplacement services. Most separations and payment of separation benefits are expected to be completed by the end of 2015. At June 30, 2015 and December 31, 2014, the recorded liabilities related to the separation benefits were $2 million and $9 million, which are included in “Other current liabilities” on the Balance Sheets.

In connection with the spinoff transaction, additional employee-related costs were incurred, which primarily included accelerated stock-based compensation and pro-rated performance-based cash incentive and stock-based compensation awards primarily for Talen Energy employees and for PPL employees who have become Talen Energy employees in connection with the transaction. These costs were recognized at the closing of the spinoff. During the six months ended June 30, 2015, Talen Energy recorded $25 million related to accelerated stock-based compensation and for pro-rated stock-based compensation awards. The vesting for all Talen Energy employees was accelerated and all remaining unrecognized compensation expense accelerated concurrently with the spinoff. Talen Energy does not expect to recognize future compensation costs for equity awards from PPL stock incentive programs held by Talen Energy employees. See Note 8 to the unaudited condensed consolidated financial statements of Talen Energy included elsewhere in this prospectus for additional information on stock-based compensation.

In addition, during the six months ended June 30, 2015, Talen Energy incurred $10 million of restructuring costs related to the spinoff transaction which are recorded in “Other operation and maintenance” on the Statements of Income to the unaudited condensed consolidated financial statements of Talen Energy.

Following the spinoff, certain services, including information technology, financial and accounting, human resource and other specified services are being provided by PPL on a transition basis pursuant to the TSA. The TSA with PPL is for a period of up to two years from the date of the spinoff. For the six months ended June 30,

2015, the costs incurred for these services were not significant. See Note 11 to the unaudited condensed consolidated financial statements of Talen Energy included elsewhere in this prospectus for information on the TSA with Topaz Power Management, LP.

U.S. GAAP requires that a long-lived asset (or asset group) be tested for recoverability whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Similarly, a goodwill impairment test is performed annually or more frequently if events or changes in circumstances indicate that the carrying amount of a reporting unit may be greater than its fair value. Due to the impairment of its investment in Talen Energy Supply recorded by PPL (Talen Energy’s former parent) at the time of the spinoff, coupled with, and, primarily driven by, Talen Energy’s stock price at the spinoff date, management has concluded that these factors could be potential indicators of impairment with respect to certain long-lived assets and goodwill. After considering additional information, Talen Energy determined that the undiscounted cash flows for potentially affected long-lived assets would not be directly impacted by these factors and therefore concluded that the undiscounted cash flows continued to exceed the carrying value and no further testing of long-lived assets was necessary. Management also performed an interim goodwill impairment assessment as of June 1, 2015, the spinoff and acquisition date. The goodwill impairment analysis is a two-step process. The first step, used to identify potential impairment, is a comparison of the reporting unit’s estimated fair value to its carrying value, including goodwill. If the fair value of the reporting unit exceeds its carrying value, applicable goodwill is not considered to be impaired. If the carrying value exceeds the fair value, there is an indication of impairment and the second step is performed to measure the amount of the impairment. The second step requires a company to calculate an implied fair value of goodwill based on a hypothetical purchase price allocation. The East reporting unit, which is equivalent to the East segment, failed step one. While the step two analysis is currently in process, management’s current estimate is that no goodwill impairment charge is required to be recorded. There was $72 million of goodwill recorded on the balance sheet at spinoff and an additional $398 million was recorded on June 1, 2015 based on the provisional purchase price allocation for the RJS Power acquisition. Talen Energy expects to finalize the purchase price allocation and intends to complete the goodwill impairment analysis in the third quarter of 2015.

While Talen Energy believes the assumptions used in the interim impairment analysis are reasonable, the analysis is sensitive to adverse changes in the assumptions used in the valuations. In particular, changes in the projected cash flows, discount rates, the terminal year growth rate and market multiple assumptions and Talen Energy Corporation’s stock price expectations could produce significantly different results for the impairment analysis. Additionally, valuations for various assets and liabilities that need to be fair valued to complete the assessment will be completed during the third quarter which could result in a different determination of how much, if any, goodwill could be impaired. Changes in these assumptions and resulting valuations or further declines in Talen Energy Corporation’s stock price could result in future goodwill impairment charges. Management will continue to monitor any changes in circumstances for indicators of impairment.

In connection with the FERC approval of the combination of Talen Energy Supply with RJS Power, PPL, Talen Energy and RJS Power agreed that within twelve months following the closing of the transaction, Talen Energy will enter into an agreement to divest between 1,300 and 1,400 MW of assets in one of two groups of assets (both of which include the Sapphire facilities within PJM and the first of which also includes the Holtwood, Wallenpaupack and Crane facilities, and the other of which also includes the Ironwood Facility), and to limit PJM energy market offers from assets it would retain in the other group to cost-based offers. We presently expect to reach an agreement to sell a package of assets by the end of 2015, but the package chosen, the eventual sales price and timing of the dispositions will depend upon, among other factors, market conditions and the relative economic value of offers received.

Montana Hydroelectric Sale Agreement

In November 2014, Talen Montana completed the sale to NorthWestern of 633 MW of hydroelectric generating facilities located in Montana for $900 million in cash. As a result of the sale, Talen Energy recorded a gain of $306 million ($206 million after-tax) included in “Income (Loss) from Discontinued Operations (net of income taxes)” on the Statement of Income. See Note 4 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for additional information including the components of Discontinued Operations.

Kerr Dam Project Arbitration Decision and Impairment

Talen Montana previously held a joint operating license issued for the Kerr Dam project, which was sold to NorthWestern as part of the Montana hydro sale in November 2014. Between 2015 and 2025, the Confederated Salish and Kootenai Tribes of the Flathead Nation (the “Tribes”) have the option to purchase, hold and operate the Kerr Dam project. In March 2014, an arbitration panel issued its final decision holding that the conveyance price payable by the Tribes for the Kerr Dam project is $18 million. As a result of the decision and the Tribes having given notice of their intent to exercise the option, in the first quarter of 2014 Talen Energy recorded an impairment charge of $18 million ($10 million after-tax) to reduce the carrying amount to its fair value. See Note 12 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for additional information on the impairment. Additionally, as a result of a guarantee included in the sale agreement with NorthWestern, if the Tribes exercise their option and purchase the Kerr Dam project for $18 million as expected, Talen Montana must pay NorthWestern $12 million, which is recorded as a liability on the Balance Sheet at December 31, 2014.

Anticipated Acquisition of MACH Gen, LLC

In July 2015, Talen Energy announced an agreement to acquire all of the membership interests of MACH Gen, LLC for $1.175 billion (including assumed debt), subject to working capital adjustments. MACH Gen, LLC’s total generating capacity is approximately 2,500 MW. Talen Energy Supply has obtained a debt financing commitment sufficient to fund the cash purchase price (the “bridge facility”). The bridge facility will be used as a backstop in the event that alternative financing is not available at or prior to the closing of the acquisition. Financing for the acquisition may be secured or unsecured. The transaction is expected to close in 2015, pending regulatory approvals from the FERC and the New York Public Service Commission.

PJM Market Developments

As a result of unusually cold weather conditions in the first quarter of 2014, PJM determined that changes were necessary to ensure system reliability. In December 2014, PJM proposed to add an enhanced “Capacity Performance” (“CP”) product to the capacity market structure to permit additional compensation for generation owners/operators to make the necessary investments to maintain system reliability in exchange for stronger performance requirements. In June 2015, the FERC issued an order approving the PJM CP proposal largely as it was filed. PJM’s CP proposal will be in effect for the upcoming “2018/19 Reliability Pricing Market (“RPM”) Base Residual Auction” that began on August 10, 2015. In July 2015, the FERC reversed its June decision in part and allowed DR and energy efficiency providers to participate in the 2016/17 and 2017/18 CP transition auctions, effectively delaying these auctions until after the 2018/19 base residual auction. Also, late in 2014, the FERC approved changes to PJM’s capacity market VRR curve. The VRR curve is a downward-sloping demand curve used by PJM to model sufficient capacity resources for PJM and set capacity prices. PJM’s recent changes include a shift in the VRR curve, which signifies an increase in demand and therefore may put upward pressure on capacity prices. Additionally, there currently exists some uncertainty associated with DR providers’ ability to participate in future energy and capacity auctions in PJM. The FERC rejected PJM’s contingency plan to include DR in its capacity auctions in the event an appellate court ruling limiting the FERC’s jurisdiction over DR providers’ compensation is allowed to stand. The U.S. Solicitor General requested that the U.S. Supreme Court reconsider the May 2014 U.S. Court of Appeals for the D.C. Circuit Court ruling, holding that DR provider’s compensation in organized energy markets was beyond the jurisdiction of the FERC and improperly infringed on state authority over retail load. On May 4, 2015, the U.S. Supreme Court agreed to review the ruling.

ERCOT Market and Developments

Talen Energy subsidiaries participate in ERCOT due to the acquisition of RJS Power. ERCOT manages the flow of electricity over more than 43,000 circuit miles of transmission to serve approximately 90% of the electric load in Texas. ERCOT has approximately 550 generation units and more than 74,000 MWs of generation capacity available for peak demand.

As an energy-only market, ERCOT’s market design is different from certain other competitive electricity markets in the U.S. Other markets, including PJM, maintain a mandatory minimum reserve margin through regulated planning, resource adequacy requirements and/or capacity markets, which guarantee payments to power generators for their investments. In contrast, ERCOT maintains a target planning reserve margin that is met by generation investment driven solely by energy price signals in ERCOT’s competitive electricity market and power generators are only paid for the amount of electricity produced.

The PUCT and ERCOT have taken significant measures to improve scarcity pricing in ERCOT. These measures include an increase in ERCOT’s system-wide offer cap from $7,000 per MWh to $9,000 per MWh effective June 1, 2015 and the implementation of an operating reserve demand curve in June 2014 that is expected to produce longer periods of gradually increasing scarcity prices.

ERCOT’s projected planning reserve margins do not take into account the potential impacts of upcoming EPA regulations, including EPA GHG regulations and the Regional Haze Program rule. Recent ERCOT studies indicate that up to 8,700 MW of coal generation could be retired in ERCOT as a result of the combined potential impact of EPA GHG regulations, the Regional Haze Program rule, and other EPA regulations.

Susquehanna Nuclear Turbine Blade Inspection

Susquehanna Nuclear continues to make modifications to address the causes of turbine blade cracking first identified in 2011 at the Susquehanna Nuclear plant. Unit 1 completed its planned refueling and turbine inspection outage in June 2014 and installed newly designed shorter last stage blades on one of the low pressure turbines. This change allowed Unit 1 to run with reduced blade vibration and no identified cracking during 2014. In the first, second and third quarters of 2014, Unit 2 was shut down for blade inspection and replacement, as well as additional maintenance. The financial impact of the Unit 2 outages was not material. Based on the positive experience on Unit 1, the same short blade modifications were installed on two of the three turbines on Unit 2 during the spring 2015 scheduled refueling outage. All remaining turbine blade modifications are scheduled to be performed during planned refueling and maintenance outages. Inspections will be performed over the next several maintenance cycles to validate the performance of the modifications and ensure that the problem has been corrected. Susquehanna Nuclear does not expect additional unscheduled turbine maintenance outages as the vendor has finalized the root cause assessment and believes the short blade modifications resolve the issue.

IRS Audits for 1998 - 2011

In February 2015, PPL and the IRS Appeals division reached a tentative settlement on PPL’s open audits for the years 1998 - 2011. The settlement was required to be reviewed and approved by the Joint Committee on Taxation (“JCT”) before considered final. In April 2015, PPL was notified that the JCT approved PPL’s settlement. During the six months ended June 30, 2015, Talen Energy recorded a tax benefit of $12 million for its portion of the settlement of previously unrecognized tax benefits.

Anticipated Disposition of Renewable Energy Business

In June 2015, Talen Energy announced the execution of an agreement to sell its renewable energy business for $116 million in cash, subject to customary purchase price adjustments. The transaction is expected to close by the end of 2015, subject to regulatory approvals. The transaction is not expected to have a significant impact on Talen Energy’s financial condition and results of operations.

Results of Operations

As a result of the RJS Power acquisition on June 1, 2015, Raven’s and Jade’s results (since the date of acquisition) are included in Talen Energy’s results for the six months ended June 30, 2015. When discussing Talen Energy’s results of operations for 2015 compared with 2014, the results of Raven and Jade are isolated for purposes of comparability. Sapphire has been classified as part of discontinued operations. See Note 7 to the unaudited condensed consolidated financial statements of Talen Energy included elsewhere in this prospectus for additional information.

Earnings in future periods are subject to various risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements,” “Business,” “Risk Factors” and Notes 1 and 9 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for a discussion of the risks, uncertainties and factors that may impact future earnings.

Six months ended June 30, 2015 compared to six months ended June 30, 2014.

The discussion within “Statement of Income Analysis” addresses significant changes in principal line items on the Statements of Income for the unaudited condensed consolidated financial statements of Talen Energy comparing the six months ended June 30, 2015 with the same period in 2014 on a GAAP basis. The “Margins” discussion, presented by segment, includes a reconciliation of non-GAAP financial measures to operating income. The “EBITDA and Adjusted EBITDA” discussion, also presented by segment, includes a reconciliation of the non-GAAP financial measures to operating income and consolidated net income.

The results for interim periods can be disproportionately influenced by numerous factors and developments and by seasonal variations. As such, the results of operations for interim periods do not necessarily indicate results or trends for the year or future periods.

Statement of Income Analysis, Margins, EBITDA and Adjusted EBITDA

Statement of Income Analysis

	Six Months
	2015	2014	Change
Wholesale energy (a)	$1,195	$(906)	$2,101
Wholesale energy to affiliate	14	48	(34)
Retail energy (a)	554	630	(76)
Energy-related business	248	280	(32)

Total operating revenues	2,011	52	1,959

Fuel (a)	551	741	(190)
Energy purchases (a)	290	(1,601)	1,891
Other operation and maintenance	531	514	17
Depreciation	164	151	13
Taxes, other than income	30	31	(1)
Energy-related business	233	279	(46)

Total operating expenses	1,799	115	1,684

Operating Income (Loss)	212	(63)	275
Other Income (Expense)—net	10	13	(3)
Interest Expense	91	64	27
Income Taxes	10	(58)	68

Net Income	$121	$(56)	$177

(a)	Includes the impact from energy-related economic activity. See “Commodity Price Risk (Non-trading)—Economic Activity” in Note 14 to the Financial Statements for additional information.

See below for a discussion of the components of the changes to Net Income (Loss) for the periods. The changes in Net Income (Loss) and Operating Income (Loss) from period to period were, in part, attributable to the acquisition of RJS Power and several items that management believes are not indicative of ongoing operations. See the “EBITDA and Adjusted EBITDA” discussion below for information on these items.

Certain Operating Revenues and Expenses Included in “Margins”

The following Statement of Income line items and their related increase (decrease) during the periods ended June 30, 2015 compared with 2014 are included below within “Margins” and are not discussed separately.

Six Months
Wholesale energy (a)	$2,101
Wholesale energy to affiliate (b)	(34)
Retail energy	(76)
Fuel	(190)
Energy purchases (c)	1,891

(a)	2014 includes significant realized and unrealized losses on physical and financial commodity sales contracts due to the unusually cold weather.
(b)	The six months ended June 30, 2015 includes a $7 million decrease related to prior periods and the receipt of revenue under a transmission operating agreement with Talen Energy Supply’s former affiliate, PPL Electric. See Note 1 to the unaudited condensed consolidated financial statements of Talen Energy included elsewhere in this prospectus for additional information.
(c)	2014 includes significant realized and unrealized gains on physical and financial commodity purchase contracts due to the unusually cold weather.

Energy-Related Businesses

Net contributions from energy-related businesses increased by $14 million for the six months ended June 30, 2015 compared with 2014 due to higher margins on existing construction projects at the mechanical contracting and engineering subsidiaries.

Other Operation and Maintenance

The increase (decrease) in other operation and maintenance for the period ended June 30, 2015 compared with 2014 was due to:

Six Months
Talen Energy Marketing (a)	$(19)
Separation benefits (b)	(23)
Accelerated stock-based compensation (c)	25
Restructuring costs (d)	10
TSA costs	5
Raven and Jade (e)	15
Other	4

Total	$17

(a)	The decrease for the six-month period was primarily due to lower labor costs attributable to restructuring activities.
(b)	The decrease for the six-month period was due to bargaining unit one-time voluntary retirement benefits recorded as a result of the ratification of the IBEW Local 1600 three year labor agreement in June 2014.
(c)	See Note 1 to the unaudited condensed consolidated financial statements of Talen Energy included elsewhere in this prospectus for additional information.

(d)	The increase for the six month period was due to costs recorded in 2015 related to the spinoff transaction, including FERC-required mitigation plan expenses and legal and professional fees.
(e)	There are no comparable amounts in the 2014 periods as Raven and Jade were part of the June 1, 2015 RJS Power acquisition.

Depreciation

Depreciation increased by $13 million for the six months ended June 30, 2015, compared to the same period in 2014, primarily due to $9 million related to Raven and Jade as they were part of the June 1, 2015 RJS Power acquisition. There are no comparable amounts in 2014 for Raven and Jade.

Interest Expense

The increase (decrease) in interest expense for the period ended June 30, 2015 compared with 2014 was due to:

Six Months
Long-term debt interest expense (a)	$6
Short-term debt interest expense	6
Amortization (b)	12
Other	3

Total	$27

(a)	The increase was due to a debt issuance in May 2015, and the assumption of an RJS Power subsidiary’s debt in June 2015 in connection with the RJS Power acquisition, partially offset by a debt maturity in August 2014. See Note 6 to the unaudited condensed consolidated financial statements of Talen Energy included elsewhere in this prospectus for information on the acquisition.
(b)	The increase was due to the termination of Talen Energy Supply’s $3 billion syndicated credit facility in connection with the spinoff.

Income Taxes

The increase (decrease) in income taxes for the period ended June 30, 2015 and 2014 was due to:

Six Months
Change in pre-tax income at current tax rates	$82
Federal and state uncertain tax benefits recognized (a)	(12)
State deferred tax rate change (b)	(17)
Other (c)	15

Total	$68

(a)	In 2015, open audits for the years 2008 - 2011 were settled with the IRS resulting in a tax benefit of $12 million, which was recorded for the six months ended June 30, 2015.
(b)	The six months ended June 30, 2015 included a tax benefit of $17 million related to state deferred tax liabilities for changes in state apportionment and the impact on the future estimated state income tax rate as a result of the acquisition of RJS Power.
(c)	The six month period included credits of $4 million related to prior period adjustments. See Note 5 to the unaudited condensed consolidated financial statements of Talen Energy included elsewhere in this prospectus for additional information.

Income (Loss) from Discontinued Operations (net of income taxes)

Income (Loss) from Discontinued Operations (net of income taxes) for the six month period ended June 30, 2015 includes the results of operations of Sapphire, which is expected to be disposed of under a mitigation plan as part of FERC approval of the combination with RJS Power in connection with the spinoff transaction. The six month period ended June 30, 2014 includes the Montana hydroelectric generating facilities which were sold in November 2014. See “Discontinued Operations” in Note 6 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for additional information.

Margins

Management utilizes “Margins,” a non-GAAP financial measure, as another indicator of performance for its business.

“Margins” is defined as, energy revenues offset by the cost of fuel, energy purchases, certain other operation and maintenance expenses, primarily ancillary charges, and gross receipts tax, recorded in “Taxes, other than income.” This performance measure is relevant due to the volatility in the individual revenue and expense lines on the Statements of Income that comprise “Margins.” This volatility stems from a number of factors, including the required netting of certain transactions with ISOs, RTOs and significant fluctuations in unrealized gains and losses. Such factors could result in gains or losses being recorded in either “Wholesale energy,” “Retail energy” or “Energy purchases” on the Statements of Income. This performance measure includes PLR revenues from energy sales to PPL Electric by Talen Energy Marketing, which, prior to June 1, 2015, are reflected in “Wholesale energy to affiliate” in the reconciliation table below. “Margins” excludes unrealized (gains) losses on: energy related economic activity, which includes the changes in fair value of positions used to economically hedge a portion of the economic value of the competitive generation assets, full-requirement sales contracts and retail activities; and trading activities. These derivatives are subject to changes in fair value due to market price volatility of the input and output commodities (e.g., fuel and power) prior to the delivery period that was hedged or when realized. Energy related economic activity includes the ineffective portion of qualifying cash flow hedges and premium amortization associated with options. Unrealized gains and losses related to derivatives and premium amortization associated with options are deferred and included in “Margins” over the delivery period of the item that was hedged or upon realization.

This measure is not intended to replace “Operating Income,” which is determined in accordance with GAAP, as an indicator of overall operating performance. Other companies may use different measures to analyze and report their results of operations. Management believes this measure provides additional useful criteria to make investment decisions. This performance measure is used, in conjunction with other information, by senior management to manage Talen Energy’s operations and analyze actual results compared with budget and, in certain cases, as measures of certain corporate financial goals used to determine variable compensation.

Reconciliation of Margins

The following tables contain the components from the Statements of Income that are included in Margins and a reconciliation to “Operating Income” for the periods ended June 30.

	Six Months
	2015					2014
	East	West	Reconciling Items (a)		Operating Income (b)	East	West	Reconciling Items (a)		Operating Income (b)
Operating Revenues
Wholesale energy	$1,347	$20	$(172	)(c)	$1,195	$(72)	$—	$(834	)(c)	$(906)
Wholesale energy to affiliate	14	—	—		14	48	—	—		48
Retail energy	584	—	(30	)(c)	554	653	—	(23	)(c)	630
Energy-related businesses	—	—	248		248	—	—	280		280

Total Operating Revenues	1,945	20	46		2,011	629	—	(577)		52

Operating Expenses
Fuel	551	6	(6	)(c)	551	747	—	(6	)(c)	741
Energy purchases	533	8	(251	)(c)	290	(973)	—	(628	)(c)	(1,601)
Other operation and maintenance	7	—	524		531	13	—	501		514
Depreciation	—	—	164		164	—	—	151		151
Taxes, other than income	22	—	8		30	23	—	8		31
Energy-related businesses	4	—	229		233	4	—	275		279

Total Operating Expenses	1,117	14	668		1,799	(186)	—	301		115

Total (d)	$828	$6	$(622)		$212	$815	$—	$(878)		$(63)

(a)	Represents amounts excluded from Margins.
(b)	As reported on the Statements of Income.
(c)	Includes unrealized gains (losses) on energy-related economic activity, which is subject to fluctuations in value due to market price volatility. See “Commodity Price Risk (Non-trading)—Economic Activity” within Note 13 to the unaudited condensed consolidated financial statements of Talen Energy. Also includes unrealized gains (losses) on trading activity of $(33) million for the six months ended June 30, 2015 and $55 million for the same period in 2014. Amounts have been adjusted for option premiums of $9 million for the six months ended June 30, 2015 and insignificant amounts for the same period in 2014.
(d)	See below for information on margins related to the Sapphire portfolio, the revenues and expenses of which, are classified as discontinued operations. See Note 7 to the unaudited condensed consolidated financial statements of Talen Energy for more information.

Changes in Margins

The following table shows Margins by segment, for the six months ended June 30 as well as the change between periods. Margins do not include operations related to those assets classified as discontinued operations. The factors that gave rise to the changes are described following the table.

	Six Months
	2015	2014	Change
East (a)	$828	$815	$13
West	6	—	6

Total	$834	$815	$19

(a)	Excludes Sapphire margins of $5 million for the six months ended June 30, 2015, which are classified as discontinued operations. See Note 7 to the unaudited condensed consolidated financial statements of Talen Energy for more information.

East Segment

Changes in East segment margins are partially due to the RJS acquisition effective June 1, 2015. The Raven portfolio and Sapphire’s heat rate call options are included in the East segment.

The increase in East segment margins for the six months ended June 30, 2015 compared with 2014 is primarily due to asset portfolio optimization of $68 million, improved Spark Spreads of $40 million, higher nuclear generation volume of $39 million and the RJS acquisition of $22 million, partially offset by lower capacity prices of $106 million, unusual market and weather volatility in 2014 as discussed below of $38 million and lower coal/hydro generation volume of $15 million.

During the first quarter of 2014, the PJM region experienced unusually cold weather conditions, higher demand and congestion patterns, causing rising natural gas and electricity prices in spot and near-term forward markets. Due to these market dynamics, Talen Energy captured opportunities on unhedged generation, which were offset primarily by losses incurred by under-hedged full-requirement sales contracts and retail electric portfolios, which were not fully hedged or able to be fully hedged given the extreme load conditions and lack of market liquidity.

West Segment

The increase in West segment margins for the six months ended June 30, 2015 compared with 2014 is due to the RJS acquisition effective June 1, 2015. The West segment includes the Jade portfolio.

EBITDA and Adjusted EBITDA

In addition to operating income, Talen Energy utilizes EBITDA and Adjusted EBITDA, non-GAAP financial measures as indicators of performance for its business, with Adjusted EBITDA as the primary financial performance measure used by management to evaluate its business and monitor results of operations.

EBITDA represents net income (loss) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA further adjusted for certain non-cash and other items that management believes are not indicative of ongoing operations including unrealized gains and losses on derivative contracts, stock-based compensation expense, asset retirement obligation accretion, gains and losses on securities in the NDT funds, gains or losses on sales, dispositions or retirements of assets and transition, transaction and restructuring costs.

EBITDA and Adjusted EBITDA are not intended to represent cash flows from operations, operating income (loss) or net income (loss) as defined by U.S. GAAP as indicators of operating performance and are not necessarily comparable to similarly-titled measures reported by other companies. Management cautions investors that amounts presented in accordance with Talen Energy’s definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies calculate EBITDA and Adjusted EBITDA in the same manner. Talen Energy believes EBITDA and Adjusted EBITDA are useful to investors and other users of these financial statements in evaluating Talen Energy’s operating performance because they provide additional tools to compare business performance across companies and across periods. Talen Energy believes that EBITDA is widely used by investors to measure a company’s operating performance without regard to such items as interest expense, income taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired. Additionally, Talen Energy believes that investors commonly adjust EBITDA information to eliminate the effect of restructuring and other expenses, which vary widely from company to company and impair comparability. Talen Energy adjusts for these and other items, as management believes that these items would distort their ability to efficiently view and assess the company’s core operating trends. In summary, management uses EBITDA and Adjusted EBITDA as measures of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as measures for planning and forecasting overall expectations and for evaluating actual results against such expectations, as measures of certain corporate financial goals used to determine variable compensation and in communications with the Talen Energy Corporation Board of Directors, senior management, shareholders, creditors, analysts and investors concerning Talen Energy’s financial performance.

Reconciliations of EBITDA and Adjusted EBITDA

The tables below provide reconciliations of EBITDA and Adjusted EBITDA to operating income on a segment basis and to net income (loss) on a consolidated basis for the periods ended June 30.

	Six Months Ended June 30, 2015
	East	West	Other	Total
Net income (loss)				$122
(Income) loss from discontinued operations (net of tax)				(1)
Interest expense				91
Income taxes				10
Other (income) expense—net				(10)

Operating income (loss)	$362	$(6)	$(144)	$212
Depreciation	160	3	1	164
Other income (expense)—net	11	—	(1)	10
Sapphire EBITDA (a)	1	—	—	1

EBITDA	$534	$(3)	$(144)	$387
Unrealized (gain) loss on derivative contracts (b)	(58)	5	—	(53)
Stock-based compensation expense (c)	—	—	40	40
(Gain) loss from NDT funds	(10)	—	—	(10)
ARO accretion	17	—	—	17
TSA costs	—	—	5	5
Separation benefits	—	—	2	2
Corette closure costs (e)	4	—	—	4
Terminated derivative contracts (f)	(13)	—	—	(13)
Revenue adjustment (g)	7	—	—	7
RJS acquisition transaction costs	—	—	5	5
Restructuring costs (h)	—	—	10	10
Other (i)	7	—	—	7

Adjusted EBITDA	$488	$2	$(82)	$408

	Six Months Ended June 30, 2014
	East	West	Other	Total
Net income (loss)				$(53)
(Income) loss from discontinued operations (net of tax)				(3)
Interest expense				64
Income taxes				(58)
Other (income) expense—net				(13)

Operating income (loss)	$65	$—	$(128)	$(63)
Other income (expense) net	11	—	2	13
Depreciation	151	—	—	151

EBITDA	$227	$—	$(126)	$101
Unrealized (gain) loss on derivative contracts (b)	218	—	—	218
Stock-based compensation expense (c)	—	—	12	12
(Gain) loss from NDT funds	(11)	—	—	(11)
ARO accretion	15	—	—	15
Separation benefits (d)	—	—	22	22
Other (i)	4	—	—	4

Adjusted EBITDA	$453	$—	$(92)	$361

(a)	Sapphire has been classified as discontinued operations since its June 1, 2015 acquisition. See Note 7 to the unaudited condensed consolidated financial statements of Talen Energy for additional information.
(b)	Represents unrealized gains (losses) on derivatives. See “Commodity Price Risk (Non-trading)—Economic Activity” and “Commodity Price Risk (Trading)” in Note 13 to the unaudited condensed consolidated financial statements of Talen Energy for additional information on derivatives. Amounts have been adjusted for option premiums of $9 million for the six months ended June 30, 2015 and insignificant amounts for the same period in 2014.
(c)	For periods prior to June 2015, represents the portion of PPL’s stock-based compensation cost allocable to Talen Energy. Amounts for the 2014 period were cash settled with a former affiliate.
(d)	In June 2014, Talen Energy’s largest IBEW local ratified a new three-year labor agreement. In connection with the new agreement, estimated bargaining unit one-time voluntary retirement benefits were recorded.
(e)	Operations were suspended and the Corette plant was retired in March 2015.
(f)	Represents net realized gains on certain derivative contracts that were early-terminated due to the spinoff transaction.
(g)	Relates to a prior period revenue adjustment for the receipt of revenue under a transmission operating agreement with Talen Energy Supply’s former affiliate, PPL Electric. See Note 1 to the unaudited condensed consolidated financial statements of Talen Energy for additional information.
(h)	Costs related to the spinoff transaction, including FERC-required mitigation plan expenses and legal and professional fees.
(i)	All periods include OCI amortization on non-active derivative positions and the 2015 periods include an asset write-off.

Changes in Adjusted EBITDA

The following table shows Adjusted EBITDA by segment for the six months ended June 30 as well as the change between periods. The factors that gave rise to the changes are described following the table.

	Six Months
	2015	2014	Change
East	$488	$453	$35
West	2	—	2
Other	(82)	(92)	10

Total	$408	$361	$47

The increase for the six month period for the East segment was primarily due to higher margins driven by the addition of the Raven margins, asset portfolio optimization, higher nuclear generation volume and improved Spark Spreads, partially offset by lower capacity prices and the net benefits of unusual market and weather volatility in the first quarter of 2014. See “Margins” and “Statement of Income Analysis” above for a more detailed analysis.

Year ended December 31, 2014 compared to year ended December 31, 2013 and year ended December 31, 2013 compared to year ended December 31, 2012.

The discussion within “Statement of Income Analysis” addresses significant changes in principal line items on the Statement of Income for the audited consolidated financial statements of Talen Energy Supply comparing year-to-year changes on a GAAP basis. The “Margins” discussion includes a reconciliation of a non-GAAP financial measure to “operating income.” The “EBITDA and Adjusted EBITDA” discussion, presented by segment, includes a reconciliation of the non-GAAP financial measures to operating income and consolidated net income.

Statement of Income Analysis, Margins, EBITDA and Adjusted EBITDA

Statement of Income Analysis

				Change
	2014	2013	2012	2014 vs. 2013	2013 vs. 2012
Unregulated wholesale energy (a)	$1,808	$2,909	$3,976	$(1,101)	$(1,067)
Unregulated wholesale energy to affiliate	84	51	78	33	(27)
Unregulated retail energy (a)	1,243	1,027	844	216	183
Energy-related businesses	601	527	448	74	79

Total operating revenues	3,736	4,514	5,346	(778)	(832)

Fuel (a)	1,196	1,049	965	147	84
Energy Purchases (a)	209	1,171	1,821	(962)	(650)
Other operation and maintenance	1,007	1,026	997	(19)	29
Loss on lease termination (b)	—	697	—	(697)	697
Depreciation	297	299	272	(2)	27
Taxes, other than income	57	53	55	4	(2)
Energy-related businesses	573	512	432	61	80

Total operating expenses	3,339	4,807	4,542	(1,468)	265

Operating Income (Loss)	397	(293)	804	690	(1,097)

Other Income (Expense)—net	30	32	19	(2)	13
Interest Expense	124	159	158	(35)	1
Income Taxes	116	(159)	236	275	(395)
Income (Loss) from Discontinued Operations (b)	223	32	46	191	(14)

Net Income	410	(229)	475	639	(704)
Net Income Attributable to Noncontrolling Interests		1	1	(1)

Net Income Attributable to Talen Energy	$410	$(230)	$474	$640	$(704)

(a)	Includes the impact from energy-related economic activity. See “Commodity Price Risk (Non-trading)—Economic Activity” in Note 13 to the audited consolidated financial statements of Talen Energy Supply for additional information.
(b)	See Note 4 to the audited consolidated financial statements of Talen Energy Supply for additional information.

See below for a discussion of the components of the changes to Net Income (Loss) for the periods. The changes in Net Income (Loss) and Operating Income (Loss) from period to period were, in part, attributable to several items that management believes are not indicative of ongoing operations. See the “EBITDA and Adjusted EBITDA” discussion below for information on these items.

Certain Operating Revenues and Expenses Included in “Margins”

The following Statement of Income line items to the unaudited condensed consolidated financial statements of Talen Energy are included below within “Margins” and are not discussed separately.

	2014 vs. 2013	2013 vs. 2012
Unregulated wholesale energy	$(1,101)	$(1,067)
Unregulated wholesale energy to affiliate	33	(27)
Unregulated retail energy	216	183
Fuel	147	84
Energy purchases	(962)	(650)

Energy-Related Businesses

Net contributions from energy-related businesses increased by $13 million in 2014 compared with 2013. During 2014, Talen Energy recorded a $17 million increase to “Energy-related businesses” revenues on the Statement of Income related to prior periods and the timing of revenue recognition for a mechanical contracting and engineering subsidiary. See Note 1 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for additional information.

Other Operation and Maintenance

The increase (decrease) in other operation and maintenance was due to:

	2014 vs. 2013	2013 vs. 2012
Fossil and hydroelectric plants (a)	$(78)	$41
Susquehanna Nuclear (b)	28	(3)
Talen Energy Marketing (c)	1	(18)
Bargaining unit one-time voluntary retirement benefits (d)	17
Separation benefits related to spinoff of Talen Energy Supply (e)	16
Other	(3)	9

Total	$(19)	$29

(a)	The decrease in 2014 compared with 2013 was primarily due to a $65 million impairment charge in 2013 related to the Corette plant and the elimination of $20 million of rent expense associated with the Colstrip lease which was terminated in December 2013. The increase in 2013 compared with 2012 was primarily due to the $65 million impairment charge in 2013 related to the Corette plant, partially offset by lower fossil and hydroelectric expenses of $24 million, largely driven by lower outage expenses in 2013. See Note 12 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for additional information on the Corette plant impairment.
(b)	The increase in 2014 compared with 2013 was primarily due to project expenses, including refueling outage expenses.
(c)	The decrease in 2013 compared with 2012 was primarily due to SMGT filing under Chapter 11 of the U.S. Bankruptcy Code. $11 million of receivables billed to SMGT were fully reserved in 2012.
(d)	See Note 9 to the audited condensed consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for more information.
(e)	See Note 4 to the audited condensed consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for more information.

Loss on Lease Termination

A $697 million charge was recorded in 2013 for the termination of the Colstrip operating lease to facilitate the sale of the Montana hydroelectric generating facilities. See Note 4 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for additional information.

Depreciation

Depreciation decreased by $2 million in 2014 compared with 2013, primarily due to decreases of $15 million from the impairment recorded at Talen Montana for the Corette plant and the write-down of assets in conjunction with the termination of the operating lease at the Colstrip facility, both of which occurred in 2013. These decreases were partially offset by increases of $13 million from PP&E additions in part due to the completed Holtwood project in 2013. See Notes 4 and 12 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for information on the Colstrip operating lease termination and the Corette impairment, respectively.

Depreciation increased by $27 million in 2013 compared with 2012, primarily due to net PP&E additions.

Taxes, Other Than Income

Taxes, other than income increased by $4 million in 2014 compared with 2013 due to an $8 million increase in state gross receipts tax offset by a $4 million decrease in state capital stock tax.

Other Income (Expense)—net

Other income (expense)—net decreased by $2 million in 2014 compared with 2013 and increased by $13 million in 2013 compared with 2012. The decrease in 2014 compared with 2013 resulted from 2013 including a gain of $8 million related to adjustments to liabilities for a former mining subsidiary of Talen Energy partially offset by a $5 million increase in 2014 in net earnings on NDT funds. The increase in 2013 compared with 2012 primarily related to the former mining subsidiary’s gains discussed above.

Interest Expense

The increase (decrease) in interest expense was due to:

	2014 vs. 2013	2013 vs. 2012
Long-term debt interest expense (a)	$(50)	$1
Short-term debt interest expense	7	(2)
Capitalized interest (b)	14	2
Net amortization of debt discounts, premiums and issuance costs	(4)	(1)
Other	(2)	1

Total	$(35)	$1

(a)	The decrease in 2014 compared with 2013 was primarily due to the repayment of debt in July and December 2013.
(b)	The increase in 2014 compared with 2013 was primarily due to the Holtwood hydroelectric expansion project placed in service in November 2013.

Income Taxes

The increase (decrease) in income taxes was due to:

	2014 vs. 2013	2013 vs. 2012
Change in pre-tax income at current period tax rates	$298	$(439)
State deferred tax rate change (a)	(16)	34
Federal income tax credits (b)	8	3
Federal and state tax reserve adjustments (c)	(6)	8
Other	(9)	(1)

Total	$275	$(395)

(a)	Changes in state apportionment resulted in reductions to the future estimated state tax rate at December 31, 2014 and 2012 and an increase to the future estimated state tax rate at December 2013. Talen Energy recorded an insignificant deferred tax benefit in 2014, a $15 million deferred tax expense in 2013, and a $19 million deferred tax benefit in 2012 related to its state deferred tax liabilities.
(b)	During 2013 and 2012, Talen Energy recorded deferred tax benefits related to investment tax credits on progress expenditures related to the Holtwood hydroelectric plant expansion. See Note 4 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for additional information.
(c)	During 2013, Talen Energy reversed $3 million in tax benefits related to a 2008 change in method of accounting for certain expenditures for tax purposes and recorded $4 million in federal tax expense related to differences in over (under) payment interest rates applied to audit claims as a result of the U.S. Supreme Court decision related to Windfall Profits Tax.

See Note 2 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for additional information on income taxes.

Income (Loss) from Discontinued Operations (net of income taxes)

Income (Loss) from Discontinued Operations (net of income taxes) primarily includes the results of operations of the Montana hydroelectric generating facilities for all periods presented. See “Discontinued Operations—Montana Hydro Sale” in Note 4 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for additional information. Income (Loss) from Discontinued Operations (net of income taxes) increased by $191 million in 2014 compared with 2013 primarily due to the gain on the sale of the Montana hydroelectric generating facilities, and decreased by $14 million in 2013 compared with 2012 primarily due to lower energy margins due to lower energy prices.

Margins

“Margins” is a non-GAAP financial performance measure that management utilizes as indicators of financial performance of its business. See “—Results of Operations—Six months ended June 30, 2015 compared to six months ended June 30, 2014—Earnings, EBITDA, Adjusted EBITDA, Margins and Statements of Income Analysis—Margins” above for information on why management believes this measurement is useful.

The following tables contain the components from the Statements of Income that are included in this non-GAAP financial measure and a reconciliation to “Operating Income” for the years ended December 31.

	2014				2013
	Margins	Reconciling Items (a)		Operating Income (b)	Margins	Reconciling Items (a)		Operating Income (b)
Operating Revenues
Unregulated wholesale energy	$1,474	$334	(c)	$1,808	$3,642	$(733	)(c)	$2,909
Unregulated wholesale energy to affiliate	84			84	51			51
Unregulated retail energy (d)	1,216	27	(c)	1,243	1,015	12	(c)	1,027
Energy-related businesses		601		601		527		527

Total Operating Revenues	2,774	962		3,736	4,708	(194)		4,514

Operating Expenses
Fuel	1,169	27	(e)	1,196	1,045	4	(e)	1,049
Energy purchases	(121)	330	(c)	209	1,745	(574	)(c)	1,171
Other operation and maintenance	22	985		1,007	20	1,006		1,026
Loss on lease termination (Note 4)						697		697
Depreciation		297		297		299		299
Taxes, other than income	43	14		57	37	16		53
Energy-related businesses	8	565		573	7	505		512

Total Operating Expenses	1,121	2,218		3,339	2,854	1,953		4,807

Total	$1,653	$(1,256)		$397	$1,854	$(2,147)		$(293)

	2012
	Margins	Reconciling Items (a)		Operating Income (b)
Operating Revenues
Unregulated wholesale energy	$4,250	$(274	)(c)	$3,976
Unregulated wholesale energy to affiliate	78			78
Unregulated retail energy (d)	861	(17	)(c)	844
Energy-related businesses		448		448

Total Operating Revenues	5,189	157		5,346

Operating Expenses
Fuel	931	34	(e)	965
Energy purchases	2,204	(386	)(c)	1,818
Energy purchases from affiliate	3			3
Other operation and maintenance	19	978		997
Depreciation		272		272
Taxes, other than income	34	21		55
Energy-related businesses		432		432

Total Operating Expenses	3,191	1,351		4,542

Total	$1,998	$(1,194)		$804

(a)	Represents amounts excluded from Margins.
(b)	As reported on the Statements of Income.
(c)

Includes unrealized gains (losses) on energy-related economic activity, which is subject to fluctuations in value due to market price volatility. See “Commodity Price Risk (Non-trading)—Economic Activity” within Note 13 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus. Also includes unrealized gains (losses) on trading activity of $27 million, $(6) million and $27 million for 2014, 2013 and 2012. For 2012, “Unregulated wholesale energy” and “Energy purchases” include a net pre-tax loss of $35 million related to the monetization of certain full-requirement sales contracts. Amounts have been adjusted for option premiums of $10 million in 2014 and insignificant amounts for 2013 and 2012.
(d)	Although retail energy revenues continue to grow, the net margins related to these activities are not currently a significant component of Margins.
(e)	Includes economic activity related to fuel as described in “Commodity Price Risk (Non-trading)—Economic Activity” within Note 13 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus. 2012 includes a net pre-tax loss of $29 million related to coal contract modification payments.

Changes in Margins

The following table shows “Margins,” all within the East segment, by component for the year ended December 31 as well as the change between periods. The factors that gave rise to the changes are described following the table.

				$ Change
	2014	2013	2012	2014 vs. 2013	2013 vs. 2012
Eastern U.S.	$1,575	$1,775	$1,851	$(200)	$(76)
Montana	78	79	147	(1)	(68)

Total	$1,653	$1,854	$1,998	$(201)	$(144)

Eastern U.S.

Eastern U.S. margins decreased in 2014 compared with 2013 primarily due to lower baseload energy prices of $354 million and lower capacity prices of $34 million, partially offset by net gains on commodity positions of $75 million, favorable asset performance of $70 million, $38 million related to weather as discussed below and gas optimization of $26 million.

During the first quarter of 2014, the PJM region experienced unusually cold weather conditions, higher demand and congestion patterns, causing rising natural gas and electricity prices in spot and near-term forward markets. Due to these market dynamics, Talen Energy Supply captured opportunities on unhedged generation, which were primarily offset by under-hedged full-requirement sales contracts and retail electric.

Eastern U.S. margins decreased in 2013 compared with 2012 primarily due to $435 million of lower baseload energy prices, partially offset by $198 million of higher capacity prices and $100 million of increased nuclear generation volume.

Montana

Montana margins decreased in 2013 compared with 2012 primarily due to $69 million of lower wholesale energy prices and $15 million of lower net economic availability of coal units.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial performance measures that management utilizes as indicators of financial performance of its business. See “—Results of Operations—Six months ended June 30, 2015 compared to six months ended June 30, 2014—Earnings, EBITDA, Adjusted EBITDA, Margins and Statements of Income Analysis—EBITDA and Adjusted EBITDA” above for information on why management believes this measure is useful.

The “EBITDA and Adjusted EBITDA” discussion, presented by segment, includes a reconciliation of the non-GAAP financial measures to operating income and consolidated net income.

Reconciliations of EBITDA and Adjusted EBITDA

The tables below provide reconciliations of EBITDA and Adjusted EBITDA to operating income on a segment basis and to net income (loss) on a consolidated basis for the years ended December 31.

	2014
	East	Other	Total
Net income (loss)			$410
(Income) loss from discontinued operations (net of tax)			(223)
Interest expense			124
Income taxes			116
Other (income) expense—net			(30)

Operating income (loss)	$629	$(232)	$397
Depreciation	297	—	297
Other income (expense)—net	29	1	30

EBITDA	$955	$(231)	$724
Special Items:
Unrealized (gain) loss on derivative contracts (a)	(17)	—	(17)
Stock-based compensation expense (b)	—	18	18
(Gain) loss from NDT fund	(26)	—	(26)
ARO accretion	32	—	32
Separation benefits (c)	—	33	33
Mechanical contracting and engineering subsidiary revenue adjustments (d)	(17)	—	(17)
Other (e)	12	—	12

Adjusted EBITDA	$939	$(180)	$759

	2013
	East	Other	Total
Net income (loss)			$(230)
(Income) loss from discontinued operations (net of tax)			(32)
(Income) Loss Attributable to Noncontrolling Interests			(1)
Interest expense			159
Income taxes			(159)
Other (income) expense—net			(32)

Operating income (loss)	$(100)	$(195)	$(295)
Other income (expense)—net	30	2	32
Income (Loss) Attributable to Noncontrolling Interests	1	—	1
Depreciation	299	—	299

EBITDA	$230	$(193)	$37
Special Items:
Unrealized (gain) loss on derivative contracts (a)	136	—	136
Stock-based compensation expense (b)	—	16	16
(Gain) loss from NDT fund	(22)	—	(22)
ARO accretion	29	—	29
Loss on of Colstrip operating lease termination (f)	697	—	697
Corette impairment (g)	65	—	65
Counterparty bankruptcy (h)	(2)		(2)
Other (e)	13	—	13

Adjusted EBITDA	$1,146	$(177)	$969

	2012
	East	Other	Total
Net Income (Loss)			$474
(Income) loss from Discontinued Operations (net of tax)			(46)
(Income) Loss Attributable to Noncontrolling Interests			(1)
Interest expense			158
Income taxes			236
Other (income) expense—net			(19)

Operating income (loss)	$991	$(189)	$802
Depreciation	272	—	272
Income (Loss) Attributable to Noncontrolling Interests	1	—	1
Other income (expense)—net	17	2	19

EBITDA	$1,281	$(187)	$1,094
Special Items:
Unrealized (gain) loss on derivative contracts (a)	(91)	—	(91)
Stock-based compensation expense (b)	—	14	14
(Gain) loss from NDT fund	(21)	—	(21)
ARO accretion	28	—	28
Counter party bankruptcy (h)	11	—	11
Coal contract modification payments (i)	29	—	29
Other (e)	9	—	9

Adjusted EBITDA	$1,246	$(173)	$1,073

(a)	Represents unrealized gains (losses), after-tax, on economic and trading activity. See “—Commodity Price Risk (Non-trading)—Economic Activity” in Note 13 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for additional information. Also includes unrealized gains (losses) on trading activity of $27 million, $(6) million and $27 million for 2014, 2013 and 2012. Amounts have also been adjusted for $10 million in 2014 and insignificant amounts in 2013 and 2012 for option premiums.
(b)	Represents a certain portion of PPL’s stock-based compensation cost allocable to Talen Energy. Amounts for the 2014—2012 were cash settled with a former affiliate.
(c)	Talen Energy recorded during 2014, separation benefits related to the anticipated spinoff transaction. See Note 4 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for additional information.

In addition, in June 2014, Talen Energy’s largest IBEW local ratified a new three-year labor agreement. In connection with the new agreement, bargaining unit one-time voluntary retirement benefits were recorded. See Note 9 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for additional information.

(d)	In 2014, Talen Energy recorded $17 million to “Energy-related businesses” revenues on the 2014 Statement of Income related to prior periods and the timing of revenue recognition for a mechanical contracting and engineering subsidiary. See Note 1 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for additional information.
(e)	All periods include OCI amortization on non-active derivative positions.
(f)

In September 2013, Talen Montana executed a definitive agreement to sell to NorthWestern certain hydroelectric generating facilities located in Montana. To facilitate the sale, Talen Montana terminated its operating lease arrangement related to partial interests in Units 1, 2 and 3 of the Colstrip coal-fired electric generating facility in December 2013 and acquired those interests, collectively, for $271 million. At lease termination, the existing lease-related assets on the balance sheet were written-off and the acquired Colstrip assets were recorded at fair value as of the acquisition date. Talen Energy recorded a pre-tax charge of $697 million for the termination of the lease. See Note 4 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for additional information.
(g)	In 2013, Talen Energy determined its Corette plant was impaired and recorded a pre-tax charge of $65 million for the plant and related emission allowances. See Note 12 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for additional information.
(h)	In October 2011, a wholesale customer, SMGT, filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. In 2012, Talen Energy Marketing recorded an additional allowance for unpaid amounts under the long-term power contract. In March 2012, the U.S. Bankruptcy Court for the District of Montana approved the request to terminate the contract, effective April 1, 2012. In June 2013, Talen Energy Marketing received an approval for an administrative claim in the amount of $2 million
(i)	As a result of lower electricity and natural gas prices, coal-fired generation output decreased during 2012. Contract modification payments were incurred to reduce 2012 and 2013 coal deliveries.

Changes in Adjusted EBITDA

The following table shows Adjusted EBITDA by segment for the years ended December 31 as well as the change between periods. The factors that gave rise to the changes are described following the table.

	2014	2013	Change	2013	2012	Change
East	$939	$1,146	$(207)	$1,146	$1,246	$(100)
Other	(180)	(177)	(3)	(177)	(173)	(4)

Total	$759	$969	$(210)	$969	$1,073	$(104)

The decrease in Adjusted EBITDA in 2014 compared with 2013 was primarily due to lower margins resulting from lower energy and capacity prices, partially offset by favorable baseload asset performance, gains on certain commodity positions and net benefits of unusually cold weather in the first quarter of 2014.

The decrease in Adjusted EBITDA in 2013 compared with 2012 was primarily due to lower baseload energy prices, partially offset by higher capacity prices, higher nuclear generation volume and lower operation and maintenance expense.

Financial Condition

Liquidity and Capital Resources

Talen Energy’s cash flows from operations and access to cost-effective credit and capital markets financing sources are subject to risks and uncertainties. See “Risk Factors” for a discussion of risks and uncertainties that could affect Talen Energy’s cash flows.

Talen Energy expects to have adequate liquidity available through operating cash flows, cash and cash equivalents and credit facilities (including the Revolving Facility). Additionally, subject to market conditions, Talen Energy or its subsidiaries may borrow in the credit or capital markets.

Talen Energy expects that cash provided by operating activities and available capacity under the Revolving Facility and Secured Trading Facility will provide sufficient funds to operate the company’s business and meet the company’s other liquidity needs for the next twelve months.

Talen Energy had the following at:

	June 30, 2015	December 31, 2014	December 31, 2013	December 31, 2012
Cash and cash equivalents	$352	$352	$239	$413
Short-term debt		$630		356

Net cash provided by (used in) operating, investing and financing activities for the six months ended June 30, and the changes between periods were as follows.

	2015	2014	Change—Cash Provided
Operating activities	$355	$290	$65
Investing activities	(127)	(403)	276
Financing activities	(228)	138	(366)

Net cash provided by (used in) operating, investing and financing activities for the years ended December 31 and the changes between periods were as follows.

	2014	2013	2012	2014 vs. 2013 Change	2013 vs. 2012 Change
Operating activities	$462	$410	$784	$52	$(374)
Investing activities	497	(631)	(469)	1,128	(162)
Financing activities	(846)	47	(281)	(893)	328

Operating Activities

A significant portion of Talen Energy’s operating cash flows is derived from its competitive baseload generation activities. Talen Energy employs a formal hedging program for its baseload generation fleet, the objective of which is to provide a reasonable level of near-term cash flow and earnings certainty while preserving upside potential over the medium term to benefit from power price increases. See Note 13 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for further discussion. Despite Talen Energy’s hedging practices, future cash flows from operating activities are influenced by energy and capacity prices and, therefore, will fluctuate from period to period.

Talen Energy’s contracts for the sale and purchase of electricity and fuel often require cash collateral or cash equivalents (e.g. letters of credit), or reductions or terminations of a portion of the entire contract through cash settlement, in the event of a downgrade of Talen Energy’s or its subsidiaries’ credit ratings or adverse changes in market prices. For example, in addition to limiting its trading ability, if Talen Energy’s or its subsidiaries’ ratings were further downgraded and there was a 10% adverse movement in energy prices, Talen Energy estimates that, based on its December 31, 2014 positions, it would have been required to post additional collateral of approximately $321 million with respect to electricity and fuel contracts. Talen Energy had adequate liquidity sources at December 31, 2014 had it been required to post this additional collateral. Talen Energy also has in place risk management programs that are designed to monitor and manage exposure to volatility of cash flows related to changes in energy and fuel prices, interest rates, counterparty credit quality and the operating performance of generating units. During the second quarter of 2014, Talen Energy Supply’s corporate credit rating was lowered to below investment grade. See “—Forecasted Sources of Cash—Credit Facilities” below for additional information.

The components of the change in cash provided by (used in) operating activities were as follows:

	Six months ended June 30, 2015 vs. six months ended June 30, 2014	2014 vs. 2013	2013 vs. 2012
Change—Cash Provided (Used)
Net income	$175	$639	$(704)
Non-cash components	(173)	(656)	313
Working capital	113	(46)	65
Defined benefit plan funding	(42)	78	(38)
Other operating activities	(8)	37	(10)

Total	$65	$52	$(374)

Talen Energy had a $65 million increase in cash provided by operating activities for the six month period ended June 30, 2015 compared to the same period in 2014.

•	Net income improved by $175 million between the periods; however, it was primarily offset by $173 million of non-cash components. The non-cash components consisted primarily of an increase in unrealized gains on hedging and other hedging activities of $272 million, partially offset by an increase in deferred tax expense of $74 million. The decrease in cash from operating activities from changes in working capital was partially due to a decrease in accounts receivable, fuel, materials and supplies, prepayments and increases in counterparty collateral (due in part to market price movement) and in net cash received on power options, partially offset by decreases in accounts payable (including PPL accounts payable). The decrease to accounts payable was related to the change in market prices of gas and the settlement of the PPL affiliated accounts payable in advance of the June 1, 2015 spinoff. The decrease in prepayments was primarily due to the receipt of a tax refund in 2015.

Talen Energy had a $52 million increase in cash provided by operating activities in 2014 compared with 2013.

•	Net income improved by $639 million between the periods; however, this included an additional $656 million of net non-cash benefits, including a $315 million pre-tax gain in 2014 on the sale of the Montana hydroelectric generation facilities, a $426 million charge in 2013 to terminate the operating lease arrangement for interests in the Montana Colstrip facility and acquire the previously leased interests, and $167 million of lower unrealized losses on hedging activities. These non-cash benefits were partially offset by a $270 million decrease in deferred income tax benefits. The net $17 million decline from net income and non-cash adjustments in 2014 compared with 2013 reflects lower unregulated gross energy margins, higher operation and maintenance expenses and other factors. Cash provided by operating activities in 2014 included a $176 million payment to PPL in November 2014 to satisfy the tax liability related to the gain on the sale of the Talen Montana hydroelectric facilities. Cash provided by operating activities in 2013 included a $271 million payment in December in connection with terminating the operating lease arrangement for interests in the Montana Colstrip facility and acquiring the previously leased interests.

•	Pension funding was $78 million lower in 2014.

Talen Energy had a $374 million decrease in cash from operating activities in 2013 compared with 2012. Net income declined by $704 million between the periods, but included net non-cash charges of $313 million. These net non-cash charges included a charge of $426 million in 2013 to terminate the operating lease arrangement for interests in the Montana Colstrip facility and acquire the previously leased interests associated with the lease termination, $212 million of higher unrealized losses on hedging activities, and a $65 million charge in 2013 for the impairment of the Corette facility. These non-cash charges were partially offset by a $448 million decline in deferred income taxes. The net $391 million decline from net income and non-cash adjustments in 2013 compared with 2012 was primarily due to a $271 million payment in December 2013, also in connection with terminating the operating lease arrangement for interests in the Montana Colstrip facility and acquiring the previously leased interests. The decrease in cash between the periods also reflects lower unregulated gross energy margins in 2013 compared with 2012.

Investing Activities

The components of the change in cash provided by (used in) investing activities were as follows.

	Six months ended June 30, 2015 vs. six months ended June 30, 2014	2014 vs. 2013	2013 vs. 2012
Expenditures for PP&E	$(3)	$167	$65
Acquisitions & divestitures, net		900	84
Expenditures for intangible assets	5
Proceeds from the receipt of grants	(56)
Notes receivable with affiliates activity, net			(198)
Restricted cash and cash equivalent activity	325	(86)	(126)
Purchase and sale of investments, net		(1)
Other investing activities	5	148	13

Total	$276	$1,128	$(162)

Other Significant Changes in Components of Investing Activities for the Six-Month Periods

The $276 million reduction in cash used in investing activities for the six months ended June 30, 2015 compared with 2014 primarily reflects activity that occurred in 2014 that did not occur in 2015. In 2014, Talen Energy experienced an increase of $258 million in restricted cash related to collateral requirements to support its commodity hedging program, primarily due to higher 2014 forward energy commodity prices. This was partially offset by the receipt of $56 million related to a U.S. Department of the Treasury grant for the Rainbow Dam capital project.

In 2014 compared with 2013, the decrease in “Expenditures for PP&E” was partially due to expenditures made in 2013 for the Holtwood hydroelectric expansion project. “Acquisitions & divestitures, net” reflects the 2014 sale of Talen Montana’s hydroelectric generation facilities. See Note 4 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for additional information. The change in “Other investing activities” was the result of investing inflow of $164 million, in 2014, from U.S. Department of Treasury grants for the Rainbow and Holtwood hydroelectric expansion projects.

In 2013 compared with 2012, the change in “Acquisitions & divestitures, net” related to the disbursement in 2012 for the Ironwood Acquisition. The change in “Notes receivable with affiliates, net” resulted from repayments received in 2012. The change in “Restricted cash and cash equivalent activity” was primarily related to margin deposit returns in 2012.

Financing Activities

The components of the change in cash provided by (used in) financing activities were as follows.

	Six months ended June 30, 2015 vs. six months ended June 30, 2014	2014 vs. 2013	2013 vs. 2012
Debt issuance/retirement, net	$600	$438	$(738)
Capital contributions/distributions, net	51	(2,336)	1,393
Changes in net short-term debt	(992)	986	(312)
Other financing activities	(25)	19	(15)

Total	$(366)	$(893)	$328

In 2015, Talen Energy required $366 million less in financing sources for the six months ended June 30, 2015 compared with 2014. In 2015, $591 million of proceeds from the issuance of $600 million of long-term debt was used to repay all then-outstanding short-term borrowings. The remaining decline in cash provided by financing activities related to the cash inflow in 2014 from short-term debt borrowings of $324 million, which was needed at that time due to increased collateral requirements to support its commodity hedging program.

Changes in short-term debt in 2015 include a $38 million repayment made as part of the RJS Power acquisition for the outstanding borrowings under the then-outstanding RJS Power Holdings LLC credit facility. The facility was terminated in connection with the acquisition. See Note 6 to the unaudited condensed consolidated financial statements of Talen Energy for information on 2015 short and long-term debt activity.

In 2014, financing activities included distributions of $836 million to PPL of the proceeds from the Talen Montana hydroelectric generation facilities sale, net of a tax liability payment discussed in “Operating Activities” above, and proceeds from the U.S. Department of Treasury Holtwood tax grant. See Note 4 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for information on these transactions. Both receipts are included within “Investing Activities” above.

In 2013, financing activities included net capital contributions of $1.1 billion from PPL to Talen Energy to fund the debt maturities discussed below, to repay short-term debt and to terminate the operating lease arrangement for interests in the Montana Colstrip facility and acquire the previously leased interests. Debt repayments included the $300 million debt maturity and the $437 million repayment of outstanding debt related to the acquisition of the previously leased Lower Mt. Bethel facility.

See “—Long-term Debt” below for additional information on current year activity. See “—Forecasted Sources of Cash” for a discussion of Talen Energy’s plans to issue debt securities, as well as a discussion of credit facility capacity available to Talen Energy. See “—Forecasted Uses of Cash” for a discussion of maturities of long-term debt.

Long-term Debt

In May 2015, Talen Energy Supply issued $600 million of 6.50% of Senior Unsecured Notes due 2025. Talen Energy Supply received proceeds of $591 million, net of underwriting fees, which were used for repayment of short-term debt. The notes may be redeemed at Talen Energy Supply’s option, in whole at any time or in part from time to time, prior to June 1, 2020 at a price equal to 100% of their principal amount plus a make-whole premium and on or after June 1, 2020 at specified redemption prices. In addition, on or prior to June 1, 2018, up to 35% of the notes may be redeemed by Talen Energy Supply with proceeds from certain equity offerings at a price equal to 106.5 % of the principal amount.

On June 1, 2015, Talen Energy Supply assumed $1.25 billion of RJS Power Holdings LLC’s 5.125% Senior Notes due 2019 as a result of the merger of RJS Power Holdings LLC into Talen Energy Supply, by which Talen Energy Supply became the obligor of these notes. In connection with this event and pursuant to the terms of the indenture governing the notes, the coupon on the notes was reduced to 4.625% in July 2015.

In September 2015, Talen Energy Supply completed a remarketing of its Series 2009A, Series 2009B and Series 2009C (PPL Energy Supply, LLC Project) Exempt Facilities Revenue Refunding Bonds that were issued by the Pennsylvania Economic Development Financing Authority on behalf of Talen Energy Supply. The 2009A Bonds, with a principal amount of $100,000,000, were remarketed at a fixed rate of 6.40% and mature in 2038. The 2009B Bonds, with a principal amount of $50,000,000, were remarketed at a fixed rate of 5.00%, mature in 2038 and will be subject to mandatory tender in 2020. The 2009C Bonds, with a principal amount of $80,570,000, were remarketed at a fixed rate of 5.00%, mature in 2037 and will be subject to mandatory tender in 2020. Prior to the remarketing, each series bore interest at a rate of 3.00%.

Long-term debt activity for 2014 included the retirement of $309 million of debt.

See “Description of Material Indebtedness” and Note 3 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for additional information about long-term debt.

Forecasted Sources of Cash

Talen Energy expects to continue to have adequate liquidity available from operating cash flows, cash and cash equivalents and credit facilities. Additionally, subject to market conditions, Talen Energy may access the capital markets.

Credit Facilities

Talen Energy Supply maintains credit facilities to enhance liquidity and provide credit support. The amounts borrowed below are reflected in “Short-term debt” on the Balance Sheets. The following credit facilities were in place at:

	June 30, 2015				December 31, 2014
	Committed Capacity	Borrowed Issued	Letters of Credit	Unused Capacity	Committed Capacity	Borrowed Issued	Letters of Credit	Unused Capacity
Credit Facilities (a)(b)	$1,850	$—	$309	$1,541	$3,150	$630	$259	$2,261

(a)	A $1.85 billion syndicated secured credit facility was entered into on June 1, 2015 in connection with the completion of the spinoff transaction and replaced Talen Energy Supply’s previously existing $3 billion unsecured syndicated credit facility. Talen Energy Supply is the borrower under the facility. The commitments under the Revolving Facility are provided by a diverse bank group, with no one bank and its affiliates providing an aggregate commitment of more than 7% of the total committed capacity. The Revolving Facility requires Talen Energy Supply to maintain a senior secured debt to adjusted EBITDA ratio (as defined in the agreement) as of the last day of any fiscal quarter of less than or equal to 4.50 to 1.00. The $630 million of outstanding principal amount at December 31, 2014 under the old facility was repaid prior to the termination of the old facility and outstanding letters of credit were transferred to the new facility.
(b)	The letter of credit facility that existed at December 31, 2014 expired during the first quarter of 2015. Any previously issued letters of credit under this facility were either terminated or reissued under the then outstanding unsecured syndicated credit facility and, upon closing of the spinoff, were reissued under the new syndicated secured credit facility.

See Note 6 to the unaudited condensed consolidated financial statements of Talen Energy included elsewhere in this prospectus for further discussion of the credit facilities.

During the second quarter of 2014, Talen Energy Supply’s corporate credit rating was lowered to below investment grade. As a result of the downgrade, Talen Energy Supply posted $190 million of additional collateral to counterparties under commodity and other commercial contracts at December 31, 2014. Talen Energy Supply primarily issued letters of credit under its credit facilities to post the required collateral. Talen Energy Supply continues to have adequate access to the capital markets and adequate capacity under its credit facilities and does not expect a material change in its financing costs as a result of the downgrade.

In addition to the financial covenant noted in the table above, the credit agreements governing the credit facilities contain various other covenants. Failure to comply with the covenants after applicable grace periods could result in acceleration of repayment of borrowings and/or termination of the agreements. Talen Energy monitors compliance with the covenants on a regular basis. At June 30, 2015, December 31, 2014 and December 31, 2013, Talen Energy Supply was in compliance with these covenants. At this time, Talen Energy believes that these covenants and other borrowing conditions will not limit access to these funding sources.

See “Description of Material Indebtedness” and Note 3 to the audited consolidated financial statements of Talen Energy Supply and Note 5 to the unaudited condensed consolidated financial statements of Talen Energy included elsewhere in this prospectus for further discussion of Talen Energy Supply’s credit facilities.

Commercial Paper

In August 2014, Talen Energy Supply’s commercial paper program was terminated. Talen Energy Supply does not expect to issue commercial paper in the future.

Long-term Debt

Subject to market conditions, Talen Energy Supply may issue long-term debt securities in 2015 to fund its current debt maturity obligations or for general corporate purposes, if necessary.

Contributions from Member for Talen Energy Supply

From time to time prior to June 1, 2015, Talen Energy Supply’s member made capital contributions to Talen Energy Supply. The proceeds from these contributions were used to fund capital expenditures and for other general corporate purposes.

Forecasted Uses of Cash

In addition to expenditures required for normal operating activities, such as purchased power, payroll, fuel and taxes, Talen Energy currently expects to incur future cash outflows for capital expenditures, various contractual obligations, and distributions to its member and the purchase, repayment or redemption of a portion of debt securities. Under the terms of the agreements relating to the Talen Transactions, Talen Energy Supply was generally prohibited from making distributions or other payments to PPL or any PPL affiliate that is not a subsidiary of Talen Energy Supply, with the exception of specific distributions and other payments set forth in the spinoff agreements. These exceptions were generally limited to a planned distribution from Talen Energy Supply to PPL during the first quarter of 2015 in an amount not to exceed $191 million. The Revolving Facility contains restrictions on the ability of Talen Energy Supply to make distributions to its member, and ultimately to Talen Energy.

Capital Expenditures

The table below shows Talen Energy’s current capital expenditure projections for the years 2015 through 2019.

	Total	Projected
		2015	2016	2017	2018	2019
Sustenance	$1,262	$218	$258	$255	$317	$214
Nuclear fuel	566	106	85	120	126	129
Growth	136	48	85	1	1	1
Information technology	137	50	42	21	13	11
Environmental	160	41	28	39	20	32
Regulatory	91	29	25	23	12	2
Discretionary	45	6	20	7	6	6

Total (a)(b)	$2,397	$498	$543	$466	$495	$395

(a)	Includes capitalized interest, which is expected to total approximately $56 million.
(b)	Includes $66 million of expenditures for Sapphire.

See Note 7 to the unaudited condensed consolidated financial statements of Talen Energy for information on the acquisition of RJS Power.

For additional information on Talen Energy’s liquidity and capital resources, see “Liquidity and Capital Resources” in the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus.

Capital expenditure plans are revised periodically to reflect changes in operational, market and regulatory conditions. See Note 4 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for information on significant development plans.

Contractual Obligations

Talen Energy subsidiaries have assumed various financial obligations and commitments in the ordinary course of business. At December 31, 2014, estimated contractual cash obligations were as follows.

	Total	2015	2016 - 2017	2018 - 2019	After 2019
Long-term Debt (a)	$2,238	$535	$358	$407	$938
Interest on Long-term Debt (b)	799	120	164	117	398
Operating Leases (c)	39	11	21	5	2
Purchase Obligations (d)	2,400	790	813	419	378
Other Long-term Liabilities
Reflected on the Balance Sheet under GAAP (e)(f)	73	73

Total Contractual Cash Obligations	$5,549	$1,529	$1,356	$948	$1,716

(a)	Reflects principal maturities based on stated maturity or earlier put dates. See Note 3 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for a discussion of the remarketing feature related to the REset Put Securities due 2035. See “Description of Material Indebtedness—Tax Exempt Bonds” for a discussion of tax exempt bonds issued on behalf of Talen Energy Supply that were remarketed in September 2015. Talen Energy does not have any significant capital lease obligations.
(b)	Assumes interest payments through stated maturity or earlier put dates. The payments herein are subject to change, as payments for debt that is or becomes variable-rate debt have been estimated.
(c)	See Note 5 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for additional information.
(d)	The amounts include agreements to purchase goods or services that are enforceable and legally binding and specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Primarily includes as applicable, the purchase obligations of electricity, coal, nuclear fuel and limestone as well as certain construction expenditures, which are also included in the Capital Expenditures table presented above. Financial swaps and open purchase orders that are provided on demand with no firm commitment are excluded from the amounts presented.
(e)	The amounts include Talen Energy Supply’s share of contributions made or committed to be made in 2015 for PPL’s U.S. pension plans. See Note 7 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for a discussion of expected contributions.
(f)	At December 31, 2014, total unrecognized tax benefits of $15 million were excluded from this table as management cannot reasonably estimate the amount and period of future payments. See Note 2 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for additional information.

Distributions

From time to time, as determined by its board of managers, Talen Energy Supply pays distributions to its member. Certain of the credit facilities include financial covenants and other covenant restrictions limiting Talen Energy Supply’s ability to pay distributions. Talen Energy Supply distributed to its member $191 million in the first quarter of 2015.

Talen Energy does not currently expect to declare or pay dividends on our common stock. See “Dividend Policy.”

See Note 3 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for information related to restrictions related to distributions on capital interests.

Purchase or Redemption of Debt Securities

Talen Energy Supply will continue to evaluate outstanding debt securities and may decide to purchase or redeem these securities depending upon prevailing market conditions and available cash.

Rating Agency Actions

Moody’s and S&P periodically review the credit ratings of the debt of Talen Energy and its subsidiaries. Based on their respective independent reviews, the rating agencies may make certain ratings revisions or ratings affirmations. In January 2015, Fitch withdrew its ratings for Talen Energy Supply.

A credit rating reflects an assessment by the rating agency of the creditworthiness associated with an issuer and particular securities that it issues. The credit ratings of Talen Energy Supply are based on information provided by Talen Energy and other sources. The ratings of Moody’s and S&P are not a recommendation to buy, sell or hold any securities of Talen Energy Supply. Such ratings may be subject to revisions or withdrawal by the agencies at any time and should be evaluated independently of each other and any other rating that may be assigned to the securities. The credit ratings of Talen Energy Supply and its subsidiaries affect their liquidity, access to capital markets and cost of borrowing under their credit facilities.

The following table sets forth Talen Energy Supply’s credit ratings for outstanding debt securities as of June 30, 2015.

Senior Unsecured
Moody’s	S&P	Fitch
Ba3	BB-	NR

A downgrade in Talen Energy Supply’s credit ratings could result in higher borrowing costs and reduced access to capital markets. Talen Energy Supply has no credit rating triggers that would result in the acceleration of maturity dates of outstanding debt.

In addition to the credit ratings noted above, the rating agencies have taken the following actions related to Talen Energy Supply and its subsidiaries:

•	In April 2014, Fitch affirmed its ratings with a negative outlook for Talen Energy Supply.

•	In May 2014, S&P lowered its long-term issuer rating and senior unsecured rating from BBB to BB+ and its commercial paper rating and short-term issuer rating from A-2 to A-3 with a stable outlook for Talen Energy Supply.

•	In June 2014, Moody’s lowered its senior unsecured rating from Baa2 to Ba1 and its commercial paper rating and short-term issuer rating from P-2 to Not Prime with a negative outlook for Talen Energy Supply. Moody’s also assigned a corporate family rating of Ba1 to Talen Energy Supply.

•	In June 2014, S&P lowered its long-term issuer rating and senior unsecured rating from BB+ to BB and its commercial paper rating and short-term issuer rating from A-3 to B for Talen Energy Supply and placed the issuer on CreditWatch with negative implications.

•	In June 2014, Fitch lowered its long-term issuer default rating and senior unsecured debt rating from BBB- to BB and its commercial paper rating and short-term issuer default rating from F3 to B for Talen Energy Supply and placed the issuer on Rating Watch Negative.

Moody’s

In May 2015, Moody’s took the following actions:

•	Lowered its corporate family rating from Ba1 to Ba2;

•	Lowered its senior unsecured rating from Ba1 to Ba3;

•	Lowered the ratings on the pollution control bonds issued by the Pennsylvania Economic Development Financing Authority on behalf of Talen Energy Supply from Ba1 to Ba3;

•	Revised its outlook from negative to stable;

•	Assigned a rating of Baa2 for the $1.85 billion Revolving Facility; and

•	Assigned a rating of Ba3 for the $600 million 6.50% Senior Unsecured Notes due 2025.

In August 2015, Moody’s affirmed its corporate family rating and revised its outlook from stable to negative.

S&P

In May 2015, S&P took the following actions:

•	Lowered its corporate credit rating from BB to BB-;

•	Assigned a rating of BB for the $600 million 6.50% Senior Unsecured Notes due 2025, and subsequently lowered its senior unsecured rating from BB to BB-, thereafter;

•	Withdrew its commercial paper rating;

•	Removed Talen Energy Supply from CreditWatch with negative implications, and assigned a stable outlook; and

•	Assigned a rating of BB+ for the $1.85 billion Revolving Facility.

In July 2015, S&P placed Talen Energy Supply on CreditWatch with negative implications.

Fitch

In January 2015, Fitch withdrew its ratings for Talen Energy Supply.

Ratings Triggers

Various derivative and non-derivative contracts, including contracts for the sale and purchase of electricity and fuel, commodity transportation and storage and interest rate instruments, contain provisions that require the posting of additional collateral, or permit the counterparty to terminate the contract, upon a downgrade in Talen Energy Supply’s credit rating. Talen Energy Supply’s credit rating is below investment grade. See Note 14 to the unaudited condensed consolidated financial statements of Talen Energy included elsewhere in this prospectus for a discussion of “Credit Risk-Related Contingent Features,” including a discussion of the potential additional collateral requirements for Talen Energy for derivative contracts in a net liability position at June 30, 2015.

Off-Balance Sheet Arrangements

Talen Energy and/or its subsidiaries have entered into certain agreements that may contingently require payment to a guaranteed or indemnified party. See Note 10 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for a discussion of these agreements.

Risk Management

Market Risk

See Notes 12 and 13 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for information about Talen Energy’s risk management objectives, valuation techniques and accounting designations.

The forward-looking information presented below provides estimates of what may occur in the future, assuming certain adverse market conditions and model assumptions. Actual future results may differ materially from those presented. These disclosures are not precise indicators of expected future losses, but only indicators of possible losses under normal market conditions at a given confidence level.

Commodity Price Risk (Non-trading)

Talen Energy segregates its non-trading activities into two categories: hedge activity and economic activity. Talen Transactions that are accounted for as hedge activity qualify for hedge accounting treatment. The economic activity category includes transactions that address a specific risk, but were not eligible for hedge accounting or for which hedge accounting was not elected. This activity includes the changes in fair value of positions used to hedge a portion of the economic value of Talen Energy’s competitive power generation assets and full-requirement sales and retail contracts. This economic activity is subject to changes in fair value due to market price volatility of the input and output commodities (e.g., fuel and power). Although they do not receive hedge accounting treatment, these transactions are considered non-trading activity. See Note 13 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for additional information.

To hedge the impact of market price volatility on Talen Energy’s energy-related assets, liabilities and other contractual arrangements, Talen Energy subsidiaries both sell and purchase physical energy at the wholesale level under FERC market-based tariffs throughout the U.S. and enters into financial exchange-traded and over-the-counter contracts. Talen Energy’s non-trading commodity derivative contracts range in maturity through 2020.

The following tables sets forth the changes in the net fair value of non-trading commodity derivative contracts for the periods ended June 30. See Notes 13 and 14 to the unaudited condensed consolidated financial statements of Talen Energy for additional information.

	Gains (Losses)
	Six Months
	2015	2014
Fair value of contracts outstanding at the beginning of the period	$53	$107
Contracts realized or otherwise settled during the period	63	485
Fair value of new contracts entered into during the period (a)	14	3
Other changes in fair value	(69)	(773)

Fair value of contracts outstanding at the end of the period	$61	$(178)

(a)	Represents the fair value of contracts at the end of the quarter of their inception. Includes the impact of contracts acquired as part of the RJS Power acquisition.

The following table segregates the net fair value of non-trading commodity derivative contracts at June 30, 2015, based on the observability of the information used to determine the fair value.

	Net Asset (Liability)
	Maturity Less Than 1 Year	Maturity 1-3 Years	Maturity 4-5 Years	Maturity in Excess of 5 Years	Total Fair Value
Source of Fair Value
Prices based on significant observable inputs (Level 2)	$39	$7	$11	$—	$57
Prices based on significant unobservable inputs (Level 3)	(7)	10	1	—	4

Fair value of contracts outstanding at the end of the period	$32	$17	$12	$—	$61

The following table sets forth the changes in the net fair value of non-trading commodity derivative contracts at December 31, 2014 and 2013. See Notes 12 and 13 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for additional information.

	Gains (Losses)
	2014	2013
Fair value of contracts outstanding at the beginning of the period	$107	$473
Contracts realized or otherwise settled during the period	328	(452)
Fair value of new contracts entered into during the period (a)	(12)	58
Other changes in fair value	(370)	28

Fair value of contracts outstanding at the end of the period	$53	$107

(a)	Represents the fair value of contracts at the end of the quarter of their inception.

The following table segregates the net fair value of non-trading commodity derivative contracts at December 31, 2014 based on the observability of the information used to determine the fair value.

	Net Asset (Liability)
	Maturity Less Than 1 Year	Maturity 1-3 Years	Maturity 4-5 Years	Maturity in Excess of 5 Years	Total Fair Value
Source of Fair Value
Prices based on significant observable inputs (Level 2)	$12	$(32)	$10		$(10)
Prices based on significant unobservable inputs (Level 3)	46	16	1		63

Fair value of contracts outstanding at the end of the period	$58	$(16)	$11		$53

Talen Energy subsidiaries sell electricity, capacity and related services and buy fuel on a forward basis to hedge the value of energy from their generation assets. If these Talen Energy subsidiaries were unable to deliver firm capacity and energy or to accept the delivery of fuel under their agreements, under certain circumstances they could be required to pay liquidated damages. These damages would be based on the difference between the market price and the contract price of the commodity. Depending on price changes in the wholesale energy markets, such damages could be significant. Extreme weather conditions, unplanned power plant outages, transmission disruptions, nonperformance by counterparties (or their counterparties) with which it has energy contracts and other factors could affect Talen Energy’s ability to meet its obligations, or cause significant increases in the market price of replacement energy. Although Talen Energy attempts to mitigate these risks, there can be no assurance that it will be able to fully meet its firm obligations, that it will not be required to pay damages for failure to perform, or that it will not experience counterparty nonperformance in the future.

Commodity Price Risk (Trading)

Talen Energy’s trading commodity derivative contracts range in maturity through 2019. The following table sets forth changes in the net fair value of trading commodity derivative contracts for the periods ended June 30. See Notes 13 and 14 to the unaudited condensed consolidated financial statements of Talen Energy for additional information.

	Gains (Losses)
	Six Months
	2015	2014
Fair value of contracts outstanding at the beginning of the period	$48	$11
Contracts realized or otherwise settled during the period	(59)	(3)
Fair value of new contracts entered into during the period (a)	1	(18)
Other changes in fair value	24	82

Fair value of contracts outstanding at the end of the period	$14	$72

(a)	Represents the fair value of contracts at the end of the quarter of their inception.

The following table segregates the net fair value of trading commodity derivative contracts at June 30, 2015, based on the observability of the information used to determine the fair value.

	Net Asset (Liability)
	Maturity Less Than 1 Year	Maturity 1-3 Years	Maturity 4-5 Years	Maturity in Excess of 5 Years	Total Fair Value
Source of Fair Value
Prices based on significant observable inputs (Level 2)	$5	$5	$(2)	$—	$8
Prices based on significant unobservable inputs (Level 3)	5	2	(1)	—	6

Fair value of contracts outstanding at the end of the period	$10	$7	$(3)	$—	$14

Talen Energy’s trading commodity derivative contracts range in maturity through 2020. The following table sets forth changes in the net fair value of trading commodity derivative contracts at December 31, 2014 and 2013. See Notes 12 and 13 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for additional information.

	Gains (Losses)
	2014	2013
Fair value of contracts outstanding at the beginning of the period	$11	$29
Contracts realized or otherwise settled during the period	(60)	(13)
Fair value of new contracts entered into during the period (a)	5	3
Other changes in fair value	92	(8)

Fair value of contracts outstanding at the end of the period	$48	$11

(a)	Represents the fair value of contracts at the end of the quarter of their inception.

The following table segregates the net fair value of trading commodity derivative contracts at December 31, 2014 based on the observability of the information used to determine the fair value.

	Net Asset (Liability)
	Maturity Less Than 1 Year	Maturity 1-3 Years	Maturity 4-5 Years	Maturity in Excess of 5 Years	Total Fair Value
Source of Fair Value
Prices quoted in active markets for identical instruments (Level 1)	$1				$1
Prices based on significant observable inputs (Level 2)	(10)	$11	$(2)		(1)
Prices based on significant unobservable inputs (Level 3)	6	14	17	$11	48

Fair value of contracts outstanding at the end of the period	$(3)	$25	$15	$11	$48

VaR Models

A VaR model is utilized to measure commodity price risk in competitive margins for the non-trading and trading portfolios. VaR is a statistical model that attempts to estimate the value of potential loss over a given holding period under normal market conditions at a given confidence level. VaR is calculated using a Monte

Carlo simulation technique based on a five-day holding period at a 95% confidence level. Given the company’s disciplined hedging program, the non-trading VaR exposure is expected to be limited in the short-term.

The VaR for portfolios using end-of-month results for the six months ended June 30, 2015 was as follows.

	Trading VaR	Non-Trading VaR
95% Confidence Level, Five-Day Holding Period
Period End	$—	$15
Average for the Period	2	12
High	4	15
Low	—	8

The VaR for portfolios using end-of-month results for 2014 was as follows.

	Trading VaR	Non-Trading VaR
95% Confidence Level, Five-Day Holding Period
Period End	$4	$7
Average for the Period	7	10
High	10	15
Low	4	5

The trading portfolio includes all proprietary trading positions, regardless of the delivery period. All positions not considered proprietary trading are considered non-trading. The non-trading portfolio includes the entire portfolio, including generation, with delivery periods through the next 12 months. Both the trading and non-trading VaR computations exclude FTRs due to the absence of reliable spot and forward markets. The fair value of the non-trading and trading FTR positions was insignificant at June 30, 2015 and December 31, 2014.

Interest Rate Risk

Talen Energy Supply issues debt to finance its operations, which exposes it to interest rate risk. Talen Energy Supply may utilize various financial derivative instruments to adjust the mix of fixed and floating interest rates in its debt portfolio, adjust the duration of its debt portfolio and lock in components of current market interest rates in anticipation of future financing, when appropriate. Risk limits under the risk management program are designed to mitigate interest rate exposure and volatility in interest expense.

Talen Energy Supply had no interest rate hedges outstanding at June 30, 2015, December 31, 2014 and 2013.

Talen Energy is exposed to a potential increase in interest expense and to changes in the fair value of its debt portfolio. The estimated impact of a 10% adverse movement in interest rates at the dates indicated is shown below.

	June 30, 2015	December 31, 2014	December 31, 2013
Increase in interest expense	No increase	Not significant	Not significant
Increase in fair value of debt	$89	$46	$48

NDT Funds—Securities Price Risk

In connection with certain NRC requirements, Susquehanna Nuclear maintains trust funds to fund certain costs of decommissioning the Susquehanna Nuclear plant. At June 30, 2015 and December 31, 2014, these funds were invested primarily in domestic equity securities and fixed-rate, fixed-income securities and are reflected at fair value on the balance sheets. The mix of securities is designed to provide returns sufficient to fund the Susquehanna Nuclear plant’s decommissioning and to compensate for inflationary increases in decommissioning costs. However, the equity securities included in the trusts are exposed to price fluctuation in equity markets, and the values of fixed-rate, fixed-income securities are primarily exposed to changes in interest rates. Talen Energy actively monitors the investment performance and periodically reviews asset allocation in accordance with its nuclear decommissioning trust policy statement.

At June 30, 2015, a hypothetical 10% increase in interest rates and a 10% decrease in equity prices would have resulted in an estimated $74 million reduction in the fair value of the trust assets. At December 31, 2014, a hypothetical 10% increase in interest rates and a 10% decrease in equity prices would have resulted in an estimated $73 million reduction in the fair value of the trust assets, compared with $66 million at December 31, 2013. See Notes 13 and 17 to the unaudited condensed consolidated financial statements of Talen Energy and Notes 12 and 16 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for additional information regarding the NDT funds.

Defined Benefit Plans—Securities Price Risk

See “—Application of Critical Accounting Policies—Defined Benefits” for additional information regarding the effect of securities price risk on plan assets.

Credit Risk

Credit risk is the risk that Talen Energy would incur a loss as a result of the nonperformance by counterparties of their contractual obligations. Talen Energy maintains credit policies and procedures with respect to counterparty credit (including requirements that counterparties maintain specified credit ratings) and requires other assurances in the form of credit support or collateral in certain circumstances in order to limit counterparty credit risk. However, Talen Energy has concentrations of suppliers and customers among electric utilities, financial institutions and other energy marketing and trading companies. These concentrations may impact Talen Energy’s overall exposure to credit risk, positively or negatively, as counterparties may be similarly affected by changes in economic, regulatory or other conditions.

Talen Energy includes the effect of credit risk on its fair value measurements to reflect the probability that a counterparty will default when contracts are out of the money (from the counterparty’s standpoint). In this case, Talen Energy would have to sell into a lower-priced market or purchase in a higher-priced market. When necessary, Talen Energy records an allowance for doubtful accounts to reflect the probability that a counterparty will not pay for deliveries Talen Energy has made but not yet billed, which are reflected in “Unbilled revenues” on the Balance Sheets.

Acquisitions, Development and Divestitures

Talen Energy from time to time evaluates opportunities for potential acquisitions, divestitures and development projects. Development projects are reexamined based on market conditions and other factors to determine whether to proceed with the projects, sell, cancel or expand them, execute Tolling agreements or pursue other options.

See Note 7 to the unaudited condensed consolidated financial statements of Talen Energy included elsewhere in this prospectus for information on the RJS Power acquisition, the anticipated acquisition of MACH Gen, LLC, the classification of the Sapphire assets as held for sale and the Talen Montana hydroelectric sale.

Competition

See “Risk Factors” for a discussion of competitive factors affecting Talen Energy.

New Accounting Guidance

See Notes 2 and 18 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for a discussion of new accounting guidance adopted and pending adoption.

Application of Critical Accounting Policies

Financial condition and results of operations are impacted by the methods, assumptions and estimates used in the application of critical accounting policies. The following accounting policies are particularly important to an understanding of the reported financial condition or results of operations, and require management to make estimates or other judgments of matters that are inherently uncertain. Changes in the estimates or other judgments included within these accounting policies could result in a significant change to the information presented in the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus. See also Note 1 to the audited consolidated financial statements of Talen Energy Supply. Senior management has reviewed with PPL’s Audit Committee these critical accounting policies, the following disclosures regarding their application and the estimates and assumptions regarding them for the periods ended through December 31, 2014.

Price Risk Management

See “Price Risk Management” in Note 1 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus, as well as “—Risk Management” above.

Defined Benefits

Talen Energy and certain of its subsidiaries sponsor or participate in, as applicable, various qualified funded and non-qualified unfunded defined benefit pension plans and both funded and unfunded other postretirement benefit plans. These plans are applicable to the majority of Talen Energy’s employees (based on eligibility for their applicable plans). Talen Energy and certain of its subsidiaries record an asset or liability to recognize the funded status of all defined benefit plans with an offsetting entry to AOCI. Consequently, the funded status of all defined benefit plans is fully recognized on the Balance Sheets. See Note 7 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for additional information about the plans and the accounting for defined benefits.

A summary of plan sponsors and whether Talen Energy or its subsidiaries sponsor (S) or participate in and receive allocations (P) from those plans is shown in the table below.

Plan Sponsor	Talen Energy
PPL Services	P
Talen Montana	S

Management makes certain assumptions regarding the valuation of benefit obligations and the performance of plan assets. When accounting for defined benefits, delayed recognition in earnings of differences between actual results and expected or estimated results is a guiding principle. Annual net periodic defined benefit costs are recorded in current earnings based on estimated results. Any differences between actual and estimated results are recorded in AOCI. These amounts in AOCI are amortized to income over future periods. The delayed recognition allows for a smoothed recognition of costs over the working lives of the employees who benefit under the plans. The primary assumptions are:

•	Discount Rate—The discount rate is used in calculating the present value of benefits, which is based on projections of benefit payments to be made in the future. The objective in selecting the discount rate is to measure the single amount that, if invested at the measurement date in a portfolio of high-quality debt instruments, would provide the necessary future cash flows to pay the accumulated benefits when due.

•	Expected Return on Plan Assets—Management projects the long-term rates of return on plan assets that will be earned over the life of the plan. These projected returns reduce the net benefit costs Talen Energy records currently.

•	Rate of Compensation Increase—Management projects employees’ annual pay increases, which are used to project employees’ pension benefits at retirement.

•	Health Care Cost Trend Rate—Management projects the expected increases in the cost of health care.

In addition to the economic assumptions above that are evaluated annually, management must also make assumptions regarding the life expectancy of employees covered under their defined benefit pension and other postretirement benefit plans. At December 31, 2014, the plan sponsors adopted the new mortality tables issued by the Society of Actuaries in October 2014 (RP-2014 base tables) for applicable defined benefit pension and other postretirement benefit plans. In addition, plan sponsors updated the basis for estimating projected mortality improvements and selected the IRS BB-2D two-dimensional improvement scale on a generational basis for applicable defined benefit pension and other postretirement benefit plans. These new mortality assumptions reflect the recognition of both improved life expectancies and the expectation of continuing improvements in life expectancies. The use of the new base tables and improvement scale resulted in an increase to defined benefit pension and other postretirement benefit obligations, an increase to future expense and a decrease to funded status.

For the year ended December 31, 2014, PPL’s defined benefit pension and other postretirement benefit plans incurred actuarial losses of $203 million attributable to Talen Energy primarily due to the decrease in discount rates and updated mortality assumptions partially offset by asset gains in excess of assumed rates of return.

In selecting the discount rates for applicable defined benefit plans, the plan sponsors start with a cash flow analysis of the expected benefit payment stream for their plans. The plan-specific cash flows are matched against the coupons and expected maturity values of individually selected bonds. This bond matching process begins with the full universe of Aa-rated non-callable (or callable with make-whole provisions) bonds, serving as the base from which those with the lowest and highest yields are eliminated to develop an appropriate subset of bonds. Individual bonds are then selected based on the timing of each plan’s cash flows and parameters are established as to the percentage of each individual bond issue that could be hypothetically purchased and the surplus reinvestment rates to be assumed.

To determine the expected return on plan assets, plan sponsors project the long-term rates of return on plan assets using a best-estimate of expected returns, volatilities and correlations for each asset class. Each plan’s specific current and expected asset allocations are also considered in developing a reasonable return assumption.

In selecting a rate of compensation increase, plan sponsors consider past experience in light of movements in inflation rates.

The following table provides the weighted-average assumptions used for discount rate, expected return on plan assets and rate of compensation increase at December 31.

Assumption	2014	2013
Discount rate
Pension	4.28%	5.18%
Other Postretirement	3.81%	4.51%

Expected return on plan assets
Pension	7.00%	7.00%

Rate of compensation increase
Pension	4.03%	3.94%
Other Postretirement	4.03%	3.94%

In selecting health care cost trend rates, plan sponsors consider past performance and forecasts of health care costs. At December 31, 2014, the health care cost trend rates for all plans were 7.2% for 2015, gradually declining to an ultimate trend rate of 5.0% in 2020.

A variance in the assumptions listed above could have a significant impact on accrued defined benefit liabilities or assets, reported annual net periodic defined benefit costs and AOCI. At December 31, 2014, the defined benefit plans were recorded in the financial statements as follows.

Balance Sheet:
Pension liabilities	$299
Other postretirement benefit liabilities	44
AOCI (pre-tax)	(496)

Statement of Income:
Defined benefits costs	$42
Increase (decrease) from prior year	(9)

The following tables reflect changes in certain assumptions based on Talen Energy’s primary defined benefit plans. The tables reflect either an increase or decrease in each assumption. The inverse of this change would impact the accrued defined benefit liabilities or assets, reported annual net periodic defined benefit costs and AOCI by a similar amount in the opposite direction. The sensitivities below reflect an evaluation of the change based solely on a change in that assumption.

Actuarial assumption
Discount Rate	(0.25%)
Expected Return on Plan Assets	(0.25%)
Rate of Compensation Increase	0.25%
Health Care Cost Trend Rate (a)	1%

(a)	Only impacts other postretirement benefits.

	Increase (Decrease)
	Defined Benefit Liabilities	AOCI (pre-tax)	Defined Benefit Costs
Actuarial assumption
Discount rate	$64	$(64)	$4
Expected return on plan assets	n/a	n/a	4
Rate of compensation increase	9	(9)	2

See Note 9 to the unaudited condensed consolidated financial statements of Talen Energy included elsewhere in this prospectus for information on changes to defined benefit pension and other postretirement benefit plans related to the spinoff from PPL.

Asset Impairment (Excluding Investments)

Impairment analyses are performed for long-lived assets that are subject to depreciation or amortization whenever events or changes in circumstances indicate that a long-lived asset’s carrying amount may not be recoverable. For these long-lived assets classified as held and used, such events or changes in circumstances are:

•	a significant decrease in the market price of an asset;

•	a significant adverse change in the extent or manner in which an asset is being used or in its physical condition;

•	a significant adverse change in legal factors or in the business climate;

•	an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of an asset;

•	a current period operating or cash flow loss combined with a history of losses or a forecast that demonstrates continuing losses; or

•	a current expectation that, more likely than not, an asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.

For a long-lived asset classified as held and used, an impairment is recognized when the carrying amount of the asset is not recoverable and exceeds its fair value. The carrying amount is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the asset is impaired, an impairment loss is recorded to adjust the asset’s carrying amount to its estimated fair value. Management must make significant judgments to estimate future cash flows, including the useful lives of the assets, the forward prices for revenue and fuel components in the markets where the assets are utilized, the amount of capital and operations and maintenance spending and management’s intended use of the assets. Alternate courses of action are considered to recover the carrying amount of a long-lived asset, and estimated cash flows from the “most likely” alternative are used to assess impairment whenever one alternative is clearly the most likely outcome. If no alternative is clearly the most likely, then a probability-weighted approach is used, taking into consideration estimated cash flows from the alternatives. For assets tested for impairment as of the balance sheet date, the estimates of future cash flows used in that test consider the likelihood of possible outcomes that existed at the balance sheet date, including an assessment of the likelihood of a future sale of the assets. That assessment is not revised based on events that occur after the balance sheet date. Changes in assumptions and estimates could result in materially different results than those identified and recorded in the financial statements.

In September 2012, Talen Energy announced its intention, beginning in April 2015, to place the Corette coal-fired plant in Montana in long-term reserve status, suspending the plant’s operation, due to expected market conditions and the costs to comply with MATS requirements. Talen Energy has been monitoring the plant for potential impairment since this announcement and until the fourth quarter of 2013 no impairment was indicated as various price scenarios allowed for recovery of the asset. During the fourth quarter of 2013, in connection with the completion of its annual business planning process, management updated its fundamental view for long-term power and gas prices. Based upon this fundamental view, management altered its expectations regarding the probability that the Corette plant would operate subsequent to its initially being placed in long-term reserve status. As a result, based on an undiscounted cash flow analysis, the carrying amount for Corette was determined to no longer be recoverable. Talen Energy performed an internal analysis using an income approach based on discounted cash flows to assess the fair value of the Corette asset group. Assumptions used in the fair value assessment were forward energy prices, expectations for demand for energy in Corette’s market and expected operation and maintenance and capital expenditures that were consistent with assumptions used in the business planning process. Through this analysis, Talen Energy determined the fair value of the asset group to be negligible. This resulted in Talen Energy recording an impairment charge of $65 million, or $39 million after-tax, for the Corette plant and related excess emission allowances. Operations were suspended and the Corette plant was retired in March 2015.

Talen Montana held a joint operating license issued for the Kerr Dam project, which was sold to NorthWestern along with Talen Montana’s other hydroelectric assets in November 2014. The license extends until 2035 and, between 2015 and 2025, the Confederated Salish and Kootenai Tribes of the Flathead Nation (the Tribes) have the option to purchase, hold and operate the Kerr Dam project. The parties submitted the issue of the appropriate amount of the conveyance price to arbitration in February 2013. In March 2014, the arbitration panel issued its final decision holding that the conveyance price payable by the Tribes to Talen Montana was $18 million. As a result of the decision, Talen Energy performed a recoverability test on the Kerr Dam project. Talen Energy performed an internal analysis using an income approach based on discounted cash flows (a Talen Energy proprietary model) to assess the fair value of the Kerr Dam project. Assumptions used in the Talen Energy proprietary model were the conveyance price, forward energy price curves, forecasted generation, and forecasted operation and maintenance expenditures that were consistent with assumptions used in the business planning process and a market participant discount rate. Through this analysis, Talen Energy determined the fair value of the Kerr Dam project to be $29 million at March 31, 2014, resulting in Talen Energy recording an impairment charge of $18 million, or $10 million after-tax. The Kerr Dam project was included in the sale of the Montana Hydroelectric facilities and the assets were removed from the Balance Sheet.

The depressed levels of energy and capacity prices in PJM, as well as management’s forward view of these prices using its fundamental pricing models, has put pressure on the recoverability of Talen Energy’s investment in its Pennsylvania coal-fired generation assets. In the fourth quarter of 2013, after updating its fundamental pricing models in conjunction with the annual business planning process, management tested the Brunner Island and Montour plants for impairment and concluded that neither plant was impaired as of December 31, 2013. The recoverability assessment is very sensitive to forward energy and capacity price assumptions, as well as forecasted operation and maintenance and capital spending. Therefore, a further decline in forecasted long-term energy or capacity prices or changes in environmental laws requiring additional capital or operation and maintenance expenditures, could negatively impact Talen Energy’s operations of these facilities and potentially result in future impairment charges for some or all of the carrying value of these plants. There were no events or changes in circumstances that indicated a recoverability assessment was required to be performed in 2014. The carrying value of the Pennsylvania coal-fired generation assets tested was $2.6 billion as of December 31, 2014 ($1.4 billion for Brunner Island and $1.2 billion for Montour).

See Note 9 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for additional information on MATS and other environmental requirements for coal-fired generation plants.

For a long-lived asset classified as held for sale, an impairment exists when the carrying amount of the asset (disposal group) exceeds its fair value less cost to sell. If the asset (disposal group) is impaired, an impairment loss is recorded to adjust the carrying amount to its fair value less cost to sell. A gain is recognized in future periods for any subsequent increase in fair value less cost to sell, but not in excess of the cumulative impairment previously recognized.

For determining fair value, quoted market prices in active markets are the best evidence. However, when market prices are unavailable, Talen Energy considers all valuation techniques appropriate under the circumstances and for which market participant inputs can be obtained. Generally discounted cash flows are used to estimate fair value, which incorporates market participant inputs when available. Discounted cash flows are calculated by estimating future cash flow streams and determining the present value of the cash flow streams using risk-adjusted discount rates.

Goodwill is tested for impairment at the reporting unit level. Prior to the RJS acquisition, Talen Energy operated within a single reporting unit and has two post acquisition. A goodwill impairment test is performed annually or more frequently if events or changes in circumstances indicate that the carrying amount of the reporting unit may be greater than the reporting unit’s fair value. Additionally, goodwill is tested for impairment after a portion of goodwill has been allocated to a business to be disposed of.

Talen Energy may elect either to initially make a qualitative evaluation about the likelihood of an impairment of goodwill or to bypass the qualitative evaluation and test goodwill for impairment using a two-step quantitative test. If the qualitative evaluation (referred to as “step zero”) is elected and the assessment results in a determination that it is not more likely than not that the fair value of a reporting unit is less than the carrying amount, the two-step quantitative impairment test is not necessary.

When the two-step quantitative impairment test is elected or required as a result of the step zero assessment, in step one, Talen Energy determines whether a potential impairment exists by comparing the estimated fair value of a reporting unit with its carrying amount, including goodwill, on the measurement date. If the estimated fair value exceeds its carrying amount, goodwill is not considered impaired. If the carrying amount exceeds the estimated fair value, the second step is performed to measure the amount of impairment loss, if any.

The second step of the quantitative test requires a calculation of the implied fair value of goodwill, which is determined in the same manner as the amount of goodwill in a business combination. That is, the estimated fair value of a reporting unit is allocated to all of the assets and liabilities of that reporting unit as if the reporting unit had been acquired in a business combination and the estimated fair value of the reporting unit was the price paid to acquire the reporting unit. The excess of the estimated fair value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. The implied fair value of the reporting unit’s goodwill is then compared with the carrying amount of that goodwill. If the carrying amount exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess. The loss recognized cannot exceed the carrying amount of the reporting unit’s goodwill.

Talen Energy elected to bypass step zero. Therefore, the goodwill for this reporting unit was tested for impairment using the quantitative test in the fourth quarter of 2014, and no impairment was recognized. Management used both discounted cash flows and market multiples, which required significant assumptions, to estimate the fair value of the reporting unit. A decrease in the forecasted cash flows of 10%, an increase in the discount rate by 0.25%, or a 10% decrease in the market multiples would not have resulted in an impairment of goodwill for this reporting unit.

See “Other Financial and Operational Developments—Spinoff from PPL” for information on considerations of potential indicators of impairment with respect to certain long-lived assets and goodwill related to the spinoff from PPL.

Loss Accruals

Losses are accrued for the estimated impacts of various conditions, situations or circumstances involving uncertain or contingent future outcomes. For loss contingencies, the loss must be accrued if (1) information is available that indicates it is probable that a loss has been incurred, given the likelihood of the uncertain future events, and (2) the amount of the loss can be reasonably estimated. Accounting guidance defines “probable” as cases in which “the future event or events are likely to occur.” The accrual of contingencies that might result in gains is not recorded unless recovery is assured. Potential loss contingencies for environmental remediation, litigation claims, regulatory penalties and other events are continuously assessed.

The accounting aspects of estimated loss accruals include (1) the initial identification and recording of the loss, (2) the determination of triggering events for reducing a recorded loss accrual, and (3) the ongoing assessment as to whether a recorded loss accrual is sufficient. All three of these aspects require significant judgment by management. Internal expertise and outside experts (such as lawyers and engineers) are consulted, as necessary, to help estimate the probability that a loss has been incurred and the amount (or range) of the loss.

Certain events have been identified that could give rise to a loss, but that do not meet the conditions for accrual. Such events are disclosed, but not recorded, when it is “reasonably possible” that a loss has been incurred. Accounting guidance defines “reasonably possible” as cases in which “the future event or events occurring is more than remote, but less than likely to occur.”

When an estimated loss is accrued, the triggering events for subsequently adjusting the loss accrual are identified, where applicable. The triggering events generally occur when new information becomes known, the contingency has been resolved and the actual loss is settled or written off, or when the risk of loss has diminished or been eliminated. The following are some of the triggering events that provide for the adjustment of certain recorded loss accruals:

•	Allowances for uncollectible accounts are reduced when accounts are written off after prescribed collection procedures have been exhausted, a better estimate of the allowance is determined or underlying amounts are ultimately collected.

•	Environmental and other litigation contingencies are reduced when the contingency is resolved and actual payments are made, a better estimate of the loss is determined or the loss is no longer considered probable.

•	Actions or decisions by certain regulators could result in a better estimate of a previously recorded loss accrual.

Loss accruals are reviewed on a regular basis to assure that the recorded potential loss exposures are appropriate. This involves ongoing communication and analyses with internal and external legal counsel, engineers, business unit management and other parties.

See Note 9 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for disclosure of loss contingencies accrued and other potential loss contingencies that have not met the criteria for accrual.

Asset Retirement Obligations

ARO liabilities are required to be recognized for legal obligations associated with the retirement of long-lived assets. The initial obligation is measured at its estimated fair value. An ARO must be recognized when incurred if the fair value of the ARO can be reasonably estimated. An equivalent amount is recorded as an increase in the value of the capitalized asset and amortized to expense over the useful life of the asset. Until the obligation is settled, the liability is increased, through the recognition of accretion expense in the statement of income, for changes in the obligation due to the passage of time.

See Note 15 to the audited consolidated financial statements of Talen Energy Supply and Note 16 to the unaudited condensed consolidated financial statements of Talen Energy included elsewhere in this prospectus for additional information on AROs.

In determining AROs, management must make significant judgments and estimates to calculate fair value. Fair value is developed using an expected present value technique based on assumptions of market participants that considers estimated retirement costs in current period dollars that are inflated to the anticipated retirement date and then discounted back to the date the ARO was incurred. Changes in assumptions and estimates included within the calculations of the fair value of AROs could result in significantly different results than those identified and recorded in the financial statements. Estimated ARO costs and settlement dates, which affect the carrying value of the ARO and the related capitalized asset, are reviewed periodically to ensure that any material changes are incorporated into the latest estimate of the ARO. Any change to the capitalized asset, positive or negative, is generally amortized over the remaining life of the associated long-lived asset.

At December 31, 2014, the total recorded balances and information on the most significant recorded ARO were as follows.

Total AROs Recorded	Most Significant AROs
	Amount Recorded	% of Total	Description
$425	$369	87	Nuclear decommissioning

The most significant assumptions surrounding AROs are the forecasted retirement costs (including the settlement dates and the timing of cash flows), the discount rates and the inflation rates. At December 31, 2014, a 10% change to retirement cost, a 0.25% decrease in the discount rate or a 0.25% increase in the inflation rate would not have had a significant impact on the ARO liabilities of Talen Energy. There would be no significant change to the annual depreciation expense of the ARO asset or the annual accretion expense of the ARO liability as a result of these changes in assumptions.

Income Taxes

Significant management judgment is required in developing the provision for income taxes, primarily due to the uncertainty related to tax positions taken or expected to be taken in tax returns and valuation allowances on deferred tax assets.

Significant management judgment is required to determine the amount of benefit recognized related to an uncertain tax position. Tax positions are evaluated following a two-step process. The first step requires an entity to determine whether, based on the technical merits supporting a particular tax position, it is more likely than not

(greater than a 50% chance) that the tax position will be sustained. This determination assumes that the relevant taxing authority will examine the tax position and is aware of all the relevant facts surrounding the tax position. The second step requires an entity to recognize in the financial statements the benefit of a tax position that meets the more-likely-than-not recognition criterion. The benefit recognized is measured at the largest amount of benefit that has a likelihood of realization, upon settlement, that exceeds 50%. Management considers a number of factors in assessing the benefit to be recognized, including negotiation of a settlement.

On a quarterly basis, uncertain tax positions are reassessed by considering information known as of the reporting date. Based on management’s assessment of new information, a tax benefit may subsequently be recognized for a previously unrecognized tax position, a previously recognized tax position may be derecognized, or the benefit of a previously recognized tax position may be remeasured. The amounts ultimately paid upon resolution of issues raised by taxing authorities may differ materially from the amounts accrued and may materially impact the financial statements in the future.

At December 31, 2014, it was reasonably possible that during the next 12 months the total amount of unrecognized tax benefits could decrease by $15 million.

These potential changes could result from subsequent recognition, derecognition and/or changes in the measurement of uncertain tax positions related to the timing and utilization of tax credits and the related impact on alternative minimum tax and other credits, the timing and/or valuation of certain deductions, intercompany transactions and unitary filing groups. The events that could cause these changes are direct settlements with taxing authorities, litigation, legal or administrative guidance by relevant taxing authorities and the lapse of an applicable statute of limitation.

The balance sheet classification of unrecognized tax benefits and the need for valuation allowances to reduce deferred tax assets also require significant management judgment. Unrecognized tax benefits are classified as current to the extent management expects to settle an uncertain tax position by payment or receipt of cash within one year of the reporting date. Valuation allowances are initially recorded and reevaluated each reporting period by assessing the likelihood of the ultimate realization of a deferred tax asset. Management considers a number of factors in assessing the realization of a deferred tax asset, including the reversal of temporary differences, future taxable income and ongoing prudent and feasible tax planning strategies. Any tax planning strategy utilized in this assessment must meet the recognition and measurement criteria utilized to account for an uncertain tax position. Management also considers the uncertainty posed by political risk and the effect of this uncertainty on the various factors that management takes into account in evaluating the need for valuation allowances. The amount of deferred tax assets ultimately realized may differ materially from the estimates utilized in the computation of valuation allowances and may materially impact the financial statements in the future.

See Note 2 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for income tax disclosures.

Environmental Matters

Extensive federal, state and local environmental laws and regulations are applicable to Talen Energy’s air emissions, water discharges and the management of hazardous and solid waste, as well as other aspects of the businesses. The cost of compliance or alleged non-compliance cannot be predicted with certainty, but could be material. In addition, costs may increase significantly if the requirements or scope of environmental laws or regulations, or similar rules, are expanded or changed. Costs may take the form of increased capital expenditures or operating and maintenance expenses, monetary fines, penalties or other restrictions. Many of these environmental law considerations are also applicable to the operations of key suppliers, or customers, such as coal producers and industrial power users, and may impact the cost for their products or their demand for Talen Energy’s services. See “Business—Environmental Matters” in this prospectus for additional information.

BUSINESS

Talen Energy

Talen Energy is a leading competitive energy and power generation company in North America. We produce and sell electricity, capacity and related products from our fleet of power plants totaling approximately 15,000 MW of generating capacity. Through our subsidiaries, we own and operate a portfolio of generation assets principally located in PJM and ERCOT, which we consider to be two of the most attractive power markets in the United States. Within these markets, our portfolio benefits from technological and fuel diversity, enabling us to respond to changing market conditions and regulatory developments. We believe stockholder value creation is built on a foundation of excellence in operations and skillful commercial management of our generation fleet with a strong focus on cash returns. Our strategy is to embrace these core concepts and optimize our operations so as to support scale-enhancing growth and focus on robust cash flow generation.

Talen Energy was formed on June 1, 2015 by the Talen Transactions. For a more detailed description of the Talen Transactions, see “The Talen Transactions.”

Our Operations

Our generation fleet is diverse in terms of fuel, technology, dispatch characteristics and location. A majority of our generation revenue comes from our efficient low-cost baseload and intermediate generation facilities. We also expect to capture additional value by selling power during periods of peak demand from our quick-start peaking facilities. We seek to further enhance margins by selling capacity within the PJM markets, both in the three-year forward PJM base residual auction and through bilateral agreements with power purchasers, as well as by providing ancillary services to support transmission system reliability.

We believe our assets are strategically positioned in what we view as the two most attractive power markets in the United States, each of which is characterized by strong and improving fundamentals and a regulatory framework supportive of competitive generators. Our generation facilities are predominantly located in PJM and ERCOT, which are regional organizations formed, in part, to provide reliable wholesale power marketplaces. PJM is the largest wholesale energy market in the United States and ERCOT is the oldest ISO in the country. PJM is characterized by improving fundamentals due to limited import capacity, significant anticipated capacity retirements, an improving demand outlook and a forward capacity market that provides future cash flow visibility for generation asset owners. Specific efforts are being undertaken by PJM to support and potentially increase capacity prices for existing generation to ensure the availability of adequate resources. ERCOT is an attractive wholesale electricity market with historically above-average demand growth, increasing price caps and an increasing reliance on flexible and quickly-dispatchable natural gas-fired assets. Additionally, the ERCOT sub region in which we operate, ERCOT-South, has historically experienced premium energy pricing relative to the average price for the broader ISO. We consider PJM and ERCOT to be two of the most well-developed power markets in the United States, providing significant price transparency, market liquidity and support to competitive generators, including recent proposed reforms that we believe will enhance the value of our portfolio.

The competitive dispatch costs and operating flexibility of our generation fleet position us favorably to generate attractive cash margins in a wide variety of market conditions. In an effort to support our operations and stabilize future cash flows, we enter into forward physical and financial transactions to hedge energy, capacity and related products and to hedge fuel and fuel transportation. We sell the output of our generation facilities to a diverse group of wholesale customers, including RTOs and ISOs, utilities, cooperatives, municipalities, power marketers, and financial counterparties. We also sell the output of our generation facilities to commercial, industrial and residential retail customers.

The following map illustrates the locations of our generation facilities as of June 30, 2015:

The charts below illustrate the composition and diversity of our portfolio by market and fuel type as of June 30, 2015:

The map and charts above do not reflect (1) the sale or other disposition of between 1,300 and 1,400 MW of generation capacity that is required to satisfy regulatory approvals obtained in connection with the Talen Transactions, (2) completion of our acquisition of MACH Gen, LLC or (3) the renewables plants we have agreed to sell. As a result, our generation portfolio will not include all of the plants that currently comprise our fleet. See “The Talen Transactions—Mitigation Plans,” “Summary—Recent Developments—MACH Gen Acquisition” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview—Other Financial and Operational Developments—Anticipated Disposition of Renewable Energy Business.”

Our wholly owned indirect subsidiary, Talen Energy Supply, through its subsidiaries, Talen Generation, Raven, Jade and Sapphire owns and operates generating facilities. Talen Energy Supply’s wholly owned subsidiary, Talen Energy Marketing, sells electricity produced by many of our facilities, participates in wholesale market load-following auctions, and markets various energy products and commodities such as: capacity, transmission, financial transmission rights, coal, natural gas, oil, uranium, emission allowances, renewable energy credits and other commodities in competitive wholesale and competitive retail markets, primarily in the northeastern and northwestern United States. Talen Energy Marketing also focuses on entering into energy and energy-related physical and financial contracts to hedge the variability of expected cash flows associated with our facilities and marketing activities, as well as for trading purposes.

Our Competitive Strengths

We believe that we are well-positioned to execute our business strategy and create superior value for our stakeholders based on the following competitive strengths:

Well-positioned in attractive, liquid and transparent energy markets. We believe that the composition and locations of our facilities give us a strategic advantage and offer attractive upside opportunities. The majority of our facilities are located in PJM and ERCOT, which are among the most liquid, well-developed power markets in the United States, each with attractive fundamentals. We believe these markets provide us with ample opportunity to execute our hedge strategy, which is designed to enhance price certainty and cash flow stability in future years.

We believe the PJM market presents attractive value opportunities, driven by a substantial number of announced power plant retirements and limited import capacity. Our PJM assets are highly diverse both in terms of fuel (coal, natural gas/oil dual fuel, uranium, natural gas, oil and hydro) and dispatch (baseload, intermediate/load following and peaking), which provides us with operational flexibility and enables our portfolio to provide reliable generation under a variety of market conditions. A key attribute of PJM is its base residual auction, a long-term capacity market in which power customers pay for capacity three years in advance. These known capacity revenues are expected to be an important component of our gross margins and effectively provide identifiable stable cash flows three years forward. Additionally, we expect that recently proposed market reforms may provide additional revenue opportunities for us in PJM in future capacity auctions. See “—Our Key Markets— PJM” for information on the recently proposed market reforms in PJM.

We believe the ERCOT market also presents attractive value opportunities, driven by robust demand growth and limited import capacity, which we expect will result in a lower reserve margin. Our generation assets in ERCOT consist of flexible, natural gas-fired units that have the ability to start up quickly and respond to load variability, which positions them well to produce significant margin from ancillary products offered in this market in addition to physical energy sales. All of our ERCOT capacity is located in the ERCOT South Zone, which has historically experienced premium pricing due to favorable supply and demand fundamentals and strong demand driven by growth related to Eagle Ford shale development, the midstream energy sector and petrochemical industry expansion. The ERCOT regulatory framework has addressed resource adequacy concerns through rule changes that have increased generator compensation and pricing floors for ancillary products and increased the state-wide offer cap. ERCOT reserve margins are forecasted to continue to compress over time due to growing demand and limited announced new-build projects, further tightening the supply/demand balance across ERCOT and creating conditions that may generate increased price volatility and higher energy prices until additional resources are added.

Robust cash flow generation potential. We expect to be able to generate substantial free cash flow, which we define as cash from operations less maintenance capital expenditures. A number of factors are expected to contribute to our strong cash flow profile: our focus on lean operations, relatively low financial leverage, efficient baseload units with low dispatch costs, significant ancillary revenue potential of the Texas facilities, the potential for significant synergies resulting from successful execution of our transition plans, and a well-maintained fleet requiring modest maintenance and environmental expenditures. The stability of our cash flows is further supported by forward capacity sales in PJM through May 2018. We believe this cash flow potential provides a competitive advantage by making us more resilient during price fluctuations in the commodity cycles, less reliant on external sources of capital to finance operations and better situated to pursue both organic and acquisition-driven growth opportunities.

Strong balance sheet, poised for growth. We believe that our expected financial leverage provides multiple competitive advantages. First, our strong balance sheet and credit profile are expected to enhance our ability to pursue both organic and acquisition-driven growth by offering favorable access to capital markets and maximum financial flexibility. We also believe a strong balance sheet positions us well to manage through periods of commodity price volatility which may require collateral posting and credit support that could challenge a more levered competitive power company. We believe we will be able to use our strong balance sheet to grow through acquisitions, taking an opportunistic approach when others in the sector may face financial stresses during those periods. Finally, we expect our low level of financial leverage will allow us to absorb a greater degree of operating cash flow volatility, enabling our margin hedging program to have a shorter-term focus. We believe this reduces hedging transaction volume and expenses, liquidity needs and hedge book complexity, which we believe results in lower operating costs and greater financial transparency.

Competitive scale. As a leading competitive power generating company in North America, with approximately 15,000 MW of operating capacity, we benefit from the multiple competitive advantages attendant to a large scale portfolio. We have a scale presence in our key markets, allowing us to operate integrated portfolios within each of PJM and ERCOT and offering us beneficial dispatch and operational synergies. These benefits include improved leverage of our fixed costs, enhanced procurement opportunities and diversity of cash flows. These advantages combined with a strong balance sheet and significant liquidity, enable us to operate with more financial flexibility and, as such, enable us to utilize our competitive scale to grow and further expand our already-robust generation platform.

Significant historical environmental control investments. We believe our assets are substantially compliant with current environmental regulations and are well-positioned relative to the current trend of tightening environmental legislation and regulations. Because of significant prior investments and the composition of our fleet, we expect that future environmental capital expenditures for known requirements will be a relatively modest $160 million dollars through 2019, representing less than 10% of total capital expenditures for the same period.

Proven, experienced management team. Our management team has significant experience and expertise operating power generating facilities, marketing electricity and ancillary services and managing the risks of a competitive power generation business. Our management team has a strong track record of value creation through the execution of strategic initiatives, capital expenditures and exceptional asset management, which positions us optimally to enhance and expand the Talen Energy platform. We strongly believe that our proven leadership team will successfully execute our business strategy and deliver superior operating and financial performance.

Our Business Strategy

Our business strategy is to maximize value to our customers and stockholders with particular emphasis on:

Excellence in operations. We believe that value is built on a foundation of operational excellence. Safety is a core value of ours and is critical to maintaining a platform for strong, reliable plant performance. We inherit robust safety programs from our predecessor companies which have demonstrated dedication to sustaining safe cultures by achieving VPP Star status at a majority of our facilities.

We also believe value is a function of disciplined investment and continuous improvement in operating efficiency. We intend to make prudent investments to enable our plants to run at the most profitable times while ensuring safe, reliable operations. Additionally, we plan to continue our commitment to asset optimization and reducing operating costs. We believe that persistent focus on process improvement and innovative cost management is a key component to success.

Focus on cash returns. We run our business with a focus on producing strong cash flows in order to sustain our operations and fund growth opportunities. Capital allocation decisions are made on a cash return basis, as we believe this discipline is necessary to drive consistent long-term value creation for our stockholders. We believe that our proven management team, reliable, low-cost operating structure and strong commercial management of our plants enables us to invest in and grow the existing platform while enhancing overall cash flows and achieving attractive returns on investment.

Active hedging and commercial management. Hedging the fuel and output of our plants is primarily focused on providing margin and cash flow visibility on a one-year forward basis. We execute hedging and marketing strategies for the output of our facilities in both the wholesale and retail energy markets. We execute asset-based portfolio strategies to monetize inherent market volatility. We believe our hedging and commercial management strategy, in combination with a strong balance sheet, will provide a long-term advantage through cycles of higher and lower commodity prices. Finally, our lower level of financial leverage will allow us to absorb a greater degree of operating cash flow volatility, which will further allow our margin hedging program to have a shorter-term focus. We believe this will reduce hedging transaction volume and expenses, liquidity needs and hedge book complexity, which results in lower operating costs and greater financial flexibility.

Growth posture. We believe scale in the competitive power generation sector is an element of value creation. We expect to be able to leverage our management and operational systems to integrate additional assets and activities with relatively modest incremental cost. We intend to grow value through development and acquisitions that are complementary to our competitive strengths, with a focus on developed competitive markets that offer liquidity and price transparency. Additionally, as Talen Energy grows, our goal is to maintain a multi-fuel and multi-dispatch profile, as we believe this type of diversity is inherently valuable and provides an added measure of risk mitigation. We believe that our strong balance sheet and cash flow generation, combined with our current presence in attractive markets and our experienced, disciplined management team, positions Talen Energy favorably in its pursuit of value-enhancing growth opportunities.

Our Key Markets

The substantial majority of our generation capacity is located in either PJM or ERCOT. We consider these regions to be among the most well-developed, transparent and liquid energy markets in the United States.

PJM

PJM is an RTO that coordinates the movement of wholesale electricity in all or parts of thirteen states and the District of Columbia. It is the largest competitive wholesale electricity market in the United States, dispatching more than 180,000 MW to more than 60 million people. The current mix of generating capacity within PJM is largely coal-dominated, with a significant number of nuclear and natural gas power plants rounding out the dispatch curve. As is the case in many markets in the United States, generating capacity within PJM is transitioning from a coal-dominated generation base to a mix that incorporates larger amounts of natural gas and renewable units, driven in large part by current and impending EPA regulations. The following map illustrates PJM by regions.

PJM benefits from a combination of stable demand growth, liquid trading hubs, limited energy import capacity and a wide range of available market products. Generation owners in PJM may earn energy, capacity and ancillary revenues. The PJM energy market consists of day-ahead and real-time markets. The day-ahead market is a forward market in which hourly prices are calculated for the next operating day based on offers, bids and bilateral obligations. The real-time market is a spot market in which energy is continuously bought and sold based on actual grid operating conditions.

The PJM capacity market, known as RPM, is intended to ensure that resources are available when needed to keep the power grid operating reliably for customers. Under the RPM, PJM conducts a series of auctions. Most capacity is procured in the base residual auctions each May for the sale of generating capacity three years in advance of the delivery year. In these auctions, prices are set based on available capacity and other factors such as transmission constraints. The capacity market construct provides generation owners the opportunity for some revenue visibility on a multi-year basis. The following table presents PJM’s published auction clearing prices for the periods indicated for the PJM sub-regions in which we operate.

Sub-region	2014/2015	2015/2016	2016/2017	2017/2018
PJM MAAC	$136.50	$167.46	$119.13	$120.00
PJM SWMAAC	$136.50	$167.46	$119.13	$120.00
PJM RTO	$125.99	$136.00	$59.37	$120.00

Recent developments have the potential to be supportive of future revenue opportunities for generation owners in PJM, including:

•	PJM added an enhanced “Capacity Performance” product to the capacity market structure to permit additional compensation for generation owners/operators to make the necessary investments to maintain system reliability in exchange for stronger performance requirements. The intent of the Capacity Performance product is to improve operational availability during periods of peak power system demand, such as extreme weather. Specifically, PJM’s stated objectives of this product include fuel security through dependable fuel sources, high availability of generation resources and operational diversity. As it was approved by the FERC, Capacity Performance is expected to benefit generation owners like Talen Energy that own assets supplied by firm fuel commitments and have demonstrated reliability during peak load and extreme weather conditions;

•	PJM’s recent changes to the VRR curve. The VRR curve is a downward-sloping demand curve used by PJM to model sufficient capacity resources for PJM and set capacity prices. The VRR curve supports PJM’s objective of attracting and retaining adequate capacity resources to ensure grid reliability, providing an indication of incremental reliability and economic value of capacity at different planning reserve levels. PJM’s recent changes include a shift in the VRR curve, which signifies an increase in demand and therefore price, offering potential upside to future capacity prices for PJM generators;

•	Recent developments that increase uncertainty associated with demand response’s ability to participate in future capacity auctions, offering potential upside to future capacity prices for PJM generators; and

•	Potential rule changes affecting price formation including offer cap changes which may lead to higher energy market prices.

ERCOT

ERCOT is an ISO that manages the flow of electricity from approximately 75,000 MW of installed capacity to 24 million Texas customers, representing 90% of the state’s electric load and covering approximately 75% of its geography. ERCOT is an attractive wholesale electricity market with historically above-average demand growth, increasing price caps and an increasing reliance on flexible and quickly-dispatchable natural gas-fired assets. The Texas population and gross state product are currently expanding at well above the national average rate, spurred in part from significant growth in oil and gas development and associated petrochemical industry growth. ERCOT was established in September 1996 and is the oldest ISO in the United States. The following map illustrates ERCOT by regions.

As an energy-only market, ERCOT’s market design is different from other competitive electricity markets in the United States. Other markets, including PJM, maintain a minimum reserve margin through regulated planning, resource adequacy requirements and/or capacity markets. In contrast, ERCOT’s resource adequacy is predominately dependent on free market processes and energy market price signals. All electricity prices are subject to a system-wide offer cap, which was $5,000/MWh in 2013. This offer cap increased to $7,000/MWh in 2014 and to $9,000/MWh in June 2015, providing a higher maximum marginal price. The system-wide offer cap has been reached on a number of occasions since 2011.

Transactions in ERCOT take place in two key markets: the day-ahead market and the real-time market. The day-ahead market is a voluntary forward energy market conducted the day before each operating day in which generators and purchasers of power may bid for one or more hours of energy supply or consumption. The day-ahead market also allows ERCOT and generators and purchasers of power to buy and sell ancillary services. The real-time market is a spot market in which energy may be sold in five-minute intervals.

Generation facilities in the region include efficient combined cycle natural gas-fired facilities, a large wind fleet and a mixture of environmentally compliant and older, non-compliant coal-fired assets. The combination of these assets has historically led to lower marginal cost of production during most periods, compared to other markets. However, the region has limited excess capacity to meet high demand days and the marginal facilities have high operating costs. Therefore, the marginal price of supply rapidly increases during periods of high demand. As a result, many generators benefit from these sporadic periods of “scarcity pricing” in which power prices increase significantly.

In addition to energy, ancillary services, such as non-spinning reserves, responsive reserves and regulation up/down, offer another potential revenue stream for market participants in order to maintain system reliability, which is impacted by the high concentration of wind capacity in ERCOT. These ancillary services provide network support from quick-start generation capacity that is able to reach full load operation in exceptionally short periods of time in order to help manage the impact of wind variability on the electricity grid. Such ancillary services have received increased compensation and exhibited higher offer floors in part because ERCOT has one of the highest concentrations of wind capacity in the United States, with over 12,000 MW of installed capacity.

Market Opportunity

The market for competitive power generation assets has been very robust over the past five years, and we expect a continuation of this trend, providing further opportunities to enhance our competitive scale. From 2010 to 2014, roughly 344 GW of competitive power generation capacity has been sold, with approximately 121 GW and 36 GW in PJM and ERCOT, respectively. The diverse nature of these transactions, encompassing both conventional (predominantly natural gas and coal) and renewable (predominantly wind and solar) generating facilities, aligns with our goal of maintaining a multi-fuel and multi-dispatch profile. The table below illustrates the volume of transactions in dollars and GWs from 2010 through 2014.

We believe that there will continue to be significant acquisition opportunities for competitive power generation assets in the United States, enabling us to grow our fleet and enhance shareholder value. Approximately 81 GW of operating capacity are owned by companies that operate both regulated utilities and competitive power generation assets, while approximately 40 GW are owned by private equity funds. Given the trend of separating competitive power generation assets from regulated utility assets, and the typically defined target holding period of private equity funds, we expected that a significant number of assets will come to market over the next several years.

Our Fleet

Asset	Location	Fuel Type	Ownership	Owned Capacity (MW) (1)	Commercial Operation Date	Region/ ISO
Ironwood	PA	Natural Gas	100%	660	2001	PJM
Lower Mt. Bethel	PA	Natural Gas	100%	538	2004	PJM
York	PA	Natural Gas	100%	47	1989	PJM
Martins Creek 3 & 4	PA	Natural Gas / Oil	100%	1,700	1975 – 1977	PJM
Peakers	PA	Natural Gas / Oil	100%	354	1967 – 1973	PJM
Bayonne	NJ	Natural Gas / Oil	100%	164	1988	PJM
Camden	NJ	Natural Gas / Oil	100%	145	1993	PJM
Pedricktown (2)	NJ	Natural Gas / Oil	100%	118	1992	PJM
Newark Bay	NJ	Natural Gas / Oil	100%	123	1993	PJM
Elmwood Park	NJ	Natural Gas / Oil	100%	71	1989	PJM
Susquehanna	PA	Nuclear	90%	2,245	1983 – 1985	PJM
Montour	PA	Coal	100%	1,504	1972 – 1973	PJM
Brunner Island	PA	Coal	100%	1,411	1961 – 1969	PJM
Brandon Shores	MD	Coal	100%	1,284	1984 – 1991	PJM
C.P. Crane	MD	Coal	100%	404	1961 – 1967	PJM
Conemaugh	PA	Coal	16%	278	1970 – 1971	PJM
Keystone	PA	Coal	12%	211	1967 – 1968	PJM
H.A. Wagner	MD	Coal / Natural Gas / Oil	100%	982	1956 – 1972	PJM
Eastern Hydro (3)	PA	Hydro	100%	293	1910 – 1926	PJM
Colstrip 1 & 2	MT	Coal	50%	307	1975 – 1976	WECC
Colstrip 3	MT	Coal	30%	222	1984	WECC
Dartmouth	MA	Natural Gas / Oil	100%	83	1996	ISO-NE
Nueces Bay 7	TX	Natural Gas	100%	648	2010	ERCOT
Barney Davis 2	TX	Natural Gas	100%	646	2010	ERCOT
Barney Davis 1	TX	Natural Gas	100%	318	1974	ERCOT
Laredo 4	TX	Natural Gas	100%	92	2008	ERCOT
Laredo 5	TX	Natural Gas	100%	89	2008	ERCOT
Renewables (4)	NH, NJ, PA, VT	Renewables	100%	25	Various	Various

		Total		14,962

(1)	Summer Rating at June 30, 2015. The capacity of generation units is based on a number of factors, including the operating experience and physical conditions of the units, and may be revised periodically to reflect changed circumstances. Does not reflect the sale or other disposition of between 1,300 and 1,400 MW of generating capacity that is required to obtain regulatory approval for the Talen Transactions. See “The Talen Transactions—Mitigation Plans.”
(2)	Pedricktown capacity includes capacity dedicated to serving landlord load (which has historically averaged 9 MW).
(3)	Includes Holtwood and Wallenpaupack.
(4)	We have agreed to sell our renewables plants representing approximately 19 MW of capacity as shown herein. Subject to receipt of regulatory approvals, we expect to close the sale of these plants by the end of 2015. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview—Other Financial and Operational Developments—Anticipated Disposition of Renewable Energy Business.”

Power Supply

Talen Energy owned or controlled generating capacity (summer rating) of 14,962 MW at June 30, 2015. Generating capacity controlled by Talen Generation and other Talen Energy subsidiaries includes power obtained through Talen Energy Marketing’s power purchase agreements.

Talen Energy’s generation subsidiaries are exempt wholesale generators (“EWGs”) that sell electricity into wholesale markets. EWGs are subject to regulation by the FERC, which has authorized these EWGs to sell the electricity generated at market-based prices. A portion of this electricity is sold to Talen Energy Marketing under FERC-jurisdictional power purchase agreements. Susquehanna Nuclear is subject to the jurisdiction of the NRC in connection with the operation of its Susquehanna nuclear units. Certain of Talen Energy’s other subsidiaries are subject to the jurisdiction of the NRC in connection with the operation of their fossil plants with respect to certain level and density monitoring devices. Certain operations of Talen Generation’s subsidiaries are also subject to OSHA and comparable state statutes.

Fuel Supply

Oil and Natural Gas

Pennsylvania

Talen Generation’s Martins Creek Units 3 and 4 burn both oil and natural gas. During 2014, 100% of the physical gas requirements for the Martins Creek units were purchased on the spot market using either delivered supply or a combination of spot market supply and short-term capacity and oil requirements were supplied from inventory and replenished by purchases made in the spot market. At December 31, 2014, there were no long-term agreements for oil or natural gas for these units.

Short-term and long-term gas transportation contracts are in place for approximately 38% of the maximum daily requirements of the Lower Mt. Bethel combined-cycle facility.

For Talen’s Ironwood combined-cycle facility, Talen Energy Marketing has long-term transportation contracts that can deliver up to approximately 25% of Ironwood’s maximum daily gas requirements. Daily gas requirements can also be met through a combination of short-term transportation capacity release transactions coupled with upstream supply.

In addition, Talen Energy Marketing has secured long-term natural gas supply for approximately 10% of the combined needs of Ironwood and Lower Mt. Bethel through 2016.

New Jersey and Texas

Sapphire’s Bayonne, Camden, Pedricktown, Newark Bay, Elmwood and Dartmouth stations are co-fired with natural gas and oil. Natural gas is the primary fuel at each station. There are no long-term supply or pipeline capacity agreements for oil or natural gas for these units. Oil storage capability exists at each station and is replenished on a spot market basis.

Jade’s Nueces Bay, Barney Davis and Laredo stations in Texas currently have a comprehensive gas supply agreement in place designed to cover 100% of the plants’ requirements. See “Certain Relationships and Related Party Transactions—TrailStone Agreement.” There are no long-term pipeline capacity contracts in place on the upstream interstate pipelines that serve these units.

Coal

Pennsylvania

Talen Energy Marketing actively manages Talen Energy’s coal requirements for the Pennsylvania plants by purchasing coal principally from mines located in northern Appalachia.

Coal inventory is maintained at levels estimated to be necessary to avoid operational disruptions at coal-fired generating units. Reliability of coal deliveries can be affected from time to time by a number of factors including fluctuations in demand, coal mine production issues and other supplier or transporter operating difficulties. Talen Generation, by and through its agent Talen Energy Marketing, has agreements in place that satisfy the majority of projected coal needs for the Pennsylvania power plants through 2018 and will augment with spot market purchases, as needed.

A Talen Generation subsidiary owns a 12.34% interest in the Keystone plant and a 16.25% interest in the Conemaugh plant. Talen Generation owns a 12.34% interest in Keystone Fuels, LLC and a 16.25% interest in Conemaugh Fuels, LLC. The Keystone plant contracts with Keystone Fuels, LLC for its coal requirements, which provided 4.5 million tons of coal to the Keystone plant in 2014. The Conemaugh plant requirements are purchased under contract from Conemaugh Fuels, LLC, which provided 4.5 million tons of coal to the Conemaugh plant in 2014.

All wholly owned Talen Generation coal plants within Pennsylvania are equipped with Flue Gas Desulferization equipment (“FGD”) or Scrubbers, which use limestone in their operations. Acting as agent for Talen Generation, Talen Energy Marketing has entered into limestone contracts with suppliers that will provide limestone for those plants through 2016. Annual limestone requirements range from approximately 400,000-500,000 tons.

Maryland

Talen Energy Marketing actively manages Talen Energy’s coal requirements for the Maryland plants by purchasing coal principally from mines located in central and northern Appalachia and the western U.S.

Coal inventory is maintained at levels estimated to be necessary to avoid operational disruptions at coal-fired generating units. Reliability of coal deliveries can be affected from time to time by a number of factors including fluctuations in demand, coal mine production issues and other supplier or transporter operating difficulties. Raven subsidiaries, by and through their agent Talen Energy Marketing, have agreements in place that satisfy the majority of projected coal needs for the Maryland power plants through 2018 and will augment with spot market purchases, as needed.

Coal is transported to the Maryland plants by rail car and/or barge service. See “Certain Relationships and Related Party Transactions—BargeCo Agreement.”

The Brandon Shores station is equipped with FGD or Scrubbers, which use limestone in their operations. Acting as agent for a Raven subsidiary, Talen Energy Marketing has entered into limestone contracts with suppliers that will provide limestone for this plant through 2016.

Montana

Talen Montana owns a 30% interest in Colstrip Unit 3 and NorthWestern owns a 30% interest in Colstrip Unit 4. Talen Montana and NorthWestern have a sharing agreement that governs each party’s responsibilities and rights relating to the operation of Colstrip Units 3 and 4. Under the terms of that agreement, each party is responsible for 15% of the total non-coal operating and construction costs of Colstrip Units 3 and 4, regardless of whether a particular cost is specific to Colstrip Unit 3 or 4, and is entitled to take up to 15% of the available generation from Units 3 and 4. Each party is responsible for its own coal costs. Talen Montana, with the other Colstrip owners, is party to contracts to purchase 100% of its coal requirements with defined coal quality characteristics and specifications. Talen Montana, with the other Colstrip Units 1 and 2 owner, has a long-term purchase and supply agreement with the current supplier for Units 1 and 2, which provides these units 85% to 100% of their coal requirements (at owners’ option) from January 2015 through December 2019. Talen Montana, with the other Colstrip Units 3 and 4 owners, has a long-term coal supply contract for Units 3 and 4, which provides these units 100% of their coal requirements through December 2019.

These units were originally built containing Scrubbers and Talen Montana has entered into a long-term contract to purchase the limestone requirements for these units. The contract extends through December 2030.

Nuclear

The nuclear fuel cycle consists of several material and service components: the mining and milling of uranium ore to produce uranium concentrates; the conversion of these concentrates into uranium hexafluoride, a gas component; the enrichment of the hexafluoride gas; the fabrication of fuel assemblies for insertion and use in the reactor core; and the temporary storage and final disposal of spent nuclear fuel.

Susquehanna Nuclear has a portfolio of supply contracts, with varying expiration dates, for nuclear fuel materials and services. These contracts are expected to provide sufficient fuel to permit Unit 1 to operate into the first quarter of 2020 and Unit 2 to operate into the first quarter of 2019. Susquehanna Nuclear anticipates entering into additional contracts to ensure continued operation of the nuclear units.

Federal law requires the U.S. government to provide for the permanent disposal of commercial spent nuclear fuel, but there is no definitive date by which a repository will be operational. As a result, it was necessary to expand Susquehanna nuclear plant’s on-site spent fuel storage capacity. To support this expansion, PPL Susquehanna contracted for the design and construction of a spent fuel storage facility employing dry cask fuel storage technology. The facility is modular, so that additional storage capacity can be added as needed. The facility began receiving spent nuclear fuel in 1999. Susquehanna Nuclear estimates, under current operating conditions, that there is sufficient storage capacity in the spent nuclear fuel pools and the on-site spent fuel storage facility at the Susquehanna nuclear plant to accommodate spent fuel discharged through approximately 2017. If necessary, the on-site spent fuel storage facility can be expanded, assuming appropriate regulatory approvals are obtained, such that, together, the spent fuel pools and the expanded dry fuel storage facility will accommodate all of the spent fuel expected to be discharged through 2044, the current licensed life of the plant.

In 1996, the U.S. Court of Appeals for the District of Columbia Circuit ruled that the Nuclear Waste Policy Act imposed on the DOE an unconditional obligation to begin accepting spent nuclear fuel on or before January 31, 1998. In January 2004, Susquehanna Nuclear filed suit in the U.S. Court of Federal Claims for unspecified damages suffered as a result of the DOE’s breach of its contract to accept and dispose of spent nuclear fuel. In May 2011, Susquehanna Nuclear entered into a settlement agreement with the U.S. Government relating to Susquehanna Nuclear’s lawsuit. The settlement included reimbursement of certain costs to store spent nuclear fuel at the Susquehanna nuclear plant incurred from 1998 through December 31, 2013, and Susquehanna Nuclear received payments for its claimed costs for those periods. In exchange, Susquehanna Nuclear waived any claims against the U.S. government for costs paid or injuries sustained related to storing spent nuclear fuel at the Susquehanna nuclear plant through December 31, 2013. In January 2014, Susquehanna Nuclear entered into a new agreement with the DOE to extend the settlement agreement on the same terms as the prior agreement for an additional three years to the end of 2016.

Franchises and Licenses

Talen Energy Marketing has a license from the DOE to export electric energy to Canada. Talen Energy Marketing also has a permit from the National Energy Board of Canada to export firm and interruptible energy from Canada to the United States.

Susquehanna Nuclear operates Units 1 and 2 pursuant to NRC operating licenses that expire in 2042 for Unit 1 and in 2044 for Unit 2.

In 2008, a Talen Energy subsidiary, Bell Bend, LLC, submitted a COLA to the NRC for a new nuclear generating unit (Bell Bend) to be built adjacent to the Susquehanna nuclear plant. Also in 2008, the COLA was formally docketed and accepted for review by the NRC. Talen Energy does not expect the COLA review process with the NRC to be completed prior to 2018. See Note 4 to audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for additional information.

Holtwood, LLC, a subsidiary of Talen Generation that owns hydroelectric generating operations in Pennsylvania, operates the Holtwood and Wallenpaupack hydroelectric generating plants pursuant to FERC-granted licenses that expire in 2030 and 2045, respectively.

In connection with the relicensing of these generating facilities, applicable law permits the FERC to relicense the original licensee or license a new licensee or allow the U.S. government to take over the facility. If the original licensee is not relicensed, it is compensated for its net investment in the facility, not to exceed the fair value of the property taken, plus reasonable damages to other property affected by the lack of relicensing.

Employees

At June 30, 2015, Talen Energy and its subsidiaries had 5,128 full-time employees, 2,751 of which were represented by labor unions. These numbers include union employees of mechanical contracting subsidiaries and tend to fluctuate due to the nature of the mechanical contractors’ business.

Legal Matters

We are involved in legal proceedings, claims and litigation in the ordinary course of business. We cannot predict the outcome of such matters, or whether such matters may result in material liabilities, unless otherwise noted. See Note 9 to the audited consolidated financial statements of Talen Energy Supply and Note 10 to the unaudited condensed consolidated financial statements of Talen Energy included elsewhere in this prospectus.

Sierra Club Litigation

In March 2013, the Sierra Club and MEIC filed a complaint in the U.S. District Court, District of Montana, Billings Division against Talen Montana and the other Colstrip Steam Electric Station (Colstrip) owners: Avista Corporation, Puget Sound Energy, Portland General Electric Company, NorthWestern Corporation and PacifiCorp. Talen Montana operates Colstrip on behalf of the owners. The complaint alleged certain violations of the Clean Air Act, including New Source Review, Title V and Opacity requirements and listed 39 separate claims for relief. The complaint requested injunctive relief and civil penalties on average of $36,000 per day per violation, including a request that the owners remediate environmental damage and that $100,000 of the civil penalties be used for beneficial mitigation projects.

In July 2013, the Sierra Club and MEIC filed an additional Notice of Intent to Sue, identifying additional plant projects that are alleged not to be in compliance with the Clean Air Act and, in September 2013, filed an amended complaint. The amended complaint dropped all claims regarding pre-2001 plant projects, as well as the plaintiffs’ Title V and Opacity claims. It did, however, add claims with respect to a number of post-2000 plant projects, which effectively increased the number of projects subject to the litigation by about 40. Talen Montana and the other Colstrip owners filed a motion to dismiss the amended complaint in October 2013. In May 2014, the court dismissed the plaintiffs’ independent Best Available Control Technology claims and their Prevention of Significant Deterioration (“PSD”) claims for three projects, but denied the owners’ motion to dismiss the plaintiffs’ other PSD claims on statute of limitation grounds. In August 2014, the Sierra Club and MEIC filed a second amended complaint. This complaint includes the same causes of action articulated in the first amended complaint, but in regard to only eight projects done between 2001 and 2013. In September 2014, the Colstrip owners filed an answer to the second amended complaint. Discovery closed in the first quarter of 2015, and in April, the plaintiffs indicated they intend to pursue claims related to only four of the remaining projects. The case has been bifurcated as to liability and remedy, and the liability trial is currently set for March 2016. A trial date with respect to remedy, if there is a finding of liability, has not been scheduled. Talen Energy believes Talen Montana and the other owners have defenses to the allegations set forth in the amended complaint and will vigorously assert the same.

Notice of Intent to File Suit

In October 2014, Talen Energy received a notice letter from the Chesapeake Bay Foundation (“CBF”) alleging violations of the Clean Water Act and Pennsylvania Clean Streams Law at the Brunner Island generation plant. The letter was sent to Brunner Island, LLC and the PADEP and is intended to provide notice of the alleged violations and CBF’s intent to file suit in Federal court after expiration of the 60 day statutory notice period. Among other things, the letter alleges that Brunner Island, LLC failed to comply with the terms of its National Pollutant Discharge Elimination System permit and associated regulations related to the application of nutrient credits to the facility’s discharges of nitrogen into the Susquehanna River. The letter also alleges that PADEP has failed to ensure that credits generated from nonpoint source pollution reduction activities that Brunner Island, LLC applies to its discharges meet the eligibility and certification requirements under PADEP’s nutrient trading program regulations. If a lawsuit is filed by CBF, Talen Energy expects CBF to seek injunctive relief, monetary penalties, fees and costs of litigation.

Montana Regional Haze

In September 2012, the EPA Region 8 developed a regional haze Federal Implementation Plan (“FIP”) for Montana. The final FIP assumed no additional controls for Corette or Colstrip Units 3 and 4, but proposed stricter limits for Corette and Colstrip Units 1 and 2. Talen Montana was meeting these stricter permit limits at Corette without any significant changes to operations, although other requirements have led to the suspension of operations and retirement of Corette in March 2015. The stricter limits at Colstrip Units 1 and 2 would require additional controls to meet more stringent nitrogen oxides and sulfur dioxide limits, the cost of which could be significant. Both Talen Montana and environmental groups appealed the final FIP to the U.S. Court of Appeals for the Ninth Circuit where oral argument was heard in May 2014. On June 9, 2015, the Ninth Circuit issued a decision that vacated as arbitrary and capricious the portions of the FIP setting stricter emissions limits for Colstrip Units 1 and 2 and Corette. The Ninth Circuit upheld EPA’s decision not to require further emissions reductions at Colstrip Units 3 and 4. The Ninth Circuit opinion requires EPA to now reissue a FIP that is consistent with the opinion.

Colstrip Wastewater Facility Administrative Order on Consent

Talen Montana is party to an Administrative Order on Consent (“AOC”) with the MDEQ related to operation of the wastewater facilities at the Colstrip power plant. In September 2012, Earthjustice, on behalf of Sierra Club, MEIC, and the National Wildlife Federation, filed an affidavit under Montana’s Major Facility Siting Act (“MFSA”) that sought review of the AOC by Montana’s Board of Environmental Review. Talen Montana elected to have this proceeding conducted in Montana state district court, and in October 2012, Earthjustice filed a petition for review in Montana state district court in Rosebud County. This matter was stayed in December 2012 pending the outcome of separate litigation where the same environmental groups challenged the AOC in a writ of mandamus. That litigation was resolved in May 2013 when defendants Talen Montana and MDEQ won their motions to dismiss the matter, and the environmental groups did not appeal. In April 2014, Earthjustice filed successful motions for leave to amend the petition for review and to lift the stay. Talen Montana and the MDEQ responded to the amended petition and filed partial motions to dismiss in July 2014, which were denied in October 2014. Discovery is ongoing, and a bench trial is set for April 2016.

Competition

Since the early 1990s, there has been increased competition in U.S. energy markets because of federal and state competitive market initiatives. Although some states, such as Pennsylvania, Texas and Montana, have created a competitive market for electricity generation, other states continue to consider different types of regulatory initiatives concerning competition in the power and gas industries. Some states that were considering creating competitive markets have slowed their plans or postponed further consideration. In addition, states that have created competitive markets have, from time to time, considered new market rules and re-regulation measures that could result in more limited opportunities for competitive energy suppliers. Interest in re-regulation, however, has slowed due to recent declining power prices. As such, the markets in which we participate are highly competitive.

The power generation business is a regional business that is diverse in terms of industry structure and fundamentals. Demand for electricity may be met by generation capacity based on several competing generation technologies, such as natural gas-fired, coal-fired or nuclear generation, as well as power generation facilities fueled by alternative energy sources, including hydro power, synthetic fuels, solar, wind, wood, geothermal, waste heat and solid waste sources. We face competition in wholesale markets for available energy, capacity and ancillary services. Competition is impacted by electricity and fuel prices, congestion along the power grid, subsidies provided by state and federal governments for new generation facilities, new market entrants, construction of new generating assets, technological advances in power generation, the actions of environmental and other regulatory authorities and other factors. We primarily compete with other electricity suppliers based on our ability to aggregate generation supply at competitive prices from different sources and to efficiently utilize transportation from third-party pipelines and transmission from electric utilities, ISOs and RTOs. Competitors in wholesale power markets include regulated utilities, industrial companies, NUGs, competitive subsidiaries of regulated utilities and other energy marketers. See “Risk Factors—Risks Related to Our Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Notes 11 and 15 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for more information concerning the risks faced with respect to competitive energy markets.

Seasonality

The demand for and market prices of electricity and natural gas are affected by weather. As a result, our operating results in the future may fluctuate substantially on a seasonal basis, especially when more severe weather conditions such as heat waves or extreme winter weather make such fluctuations more pronounced. The pattern of this fluctuation may change depending on the type and location of the facilities owned, the retail load served and the terms of contracts to purchase or sell electricity. See “—Environmental Matters” below for additional information regarding climate change.

Environmental Matters

The following is a discussion of the more significant environmental matters. See Note 9 to the audited consolidated financial statements of Talen Energy Supply and Note 10 to the unaudited condensed consolidated financial statements of Talen Energy included elsewhere in this prospectus for additional information on environmental matters.

Climate Change & GHG Regulations

Physical effects associated with climate change, including changes in weather patterns and/or rainfall, could impact our generation assets and the electricity transmission and delivery systems it utilizes. Federal and state initiatives to prepare U.S. infrastructure for these impacts could result in binding obligations for energy suppliers. We cannot currently predict whether its businesses will experience these potential risks or estimate the cost of their related consequences.

Since President Obama’s Climate Action Plan was released in June 2013, the EPA has proposed GHG regulations for new and existing power plants that could have a significant industry-wide impact, including potential significant impacts to our generating plants depending on outcomes related to the existing plant rule in particular. We are evaluating pre-publication versions of the EPA’s final rules for implementing the existing plant requirements, which were issued on August 3, 2015, along with a proposed federal implementation plan that would apply to any states that fail to submit an acceptable state implementation plan.

Exemptions for Startup, Shutdown and Malfunction Events

In May 2015, the EPA released a final rule which prohibits states from exempting startup, shutdown and malfunction (“SSM”) events from compliance requirements in State Implementation Plans (“SIPs”). The rule sets forth findings that SSM provisions in the SIPs of the states that fail to meet the requirements, and issues a SIP call for each of those states. Affected states, including Texas and Montana, must submit revised provisions by November 22, 2016. Revisions to SIP or other regulations in other non-affected states where we operate could result from this action. The EPA’s final rule is being challenged in federal appellate court.

Waters of the United States (WOTUS)

In June 2015, the EPA and the U.S. Army Corps of Engineers (Army Corps) published their final rule redefining the term WOTUS. The rule, which became effective on August 28, 2015 except in the 13 states that were granted a stay by the U.S. District Court for the District of North Dakota, identifies six types of categorically jurisdictional waters and two categories of waters for which case-by-case evaluations are needed to determine whether a “significant nexus” exists. The 13 states where the rule was stayed include Montana and Arizona. We are currently evaluating the rule, and while no material impacts to existing operations are anticipated, the redefinition could impact future development actions such as gas infrastructure expansions. The final rule is continuing to be challenged in federal court.

Coal Combustion Residuals (CCRs)

On April 17, 2015, the EPA published its final rule regulating CCRs, imposing extensive new requirements, including location restrictions, design and operating standards, groundwater monitoring and corrective action requirements and closure and post-closure care requirements on CCR impoundments and landfills that are located at active power plants and not closed. Under the rule, the EPA will regulate CCRs as non-hazardous waste under Subtitle D of RCRA and allow beneficial use of CCRs, with some restrictions. The CCR rule will become effective on October 19, 2015. This self-implementing rule requires posting of compliance documentation on a publicly accessible website and is enforceable through citizen suits. We expect that our plants using surface impoundments for management and disposal of CCRs, or that previously managed CCRs and continue to manage wastewaters will be most impacted by this rule. Requirements for covered CCR impoundments and landfills include commencement or completion of closure activities generally between three and ten years from certain triggering events. We also anticipate incurring capital or operation and maintenance costs prior to that time to address other provisions of the rule, such as groundwater monitoring and disposal facility modifications, or to implement various compliance strategies. The final CCR rule is being challenged in federal court.

We continue to review the rule and are evaluating its financial and operational impact. During the six month period ended June 30, 2015, $33 million of increases to existing AROs were recorded. Further changes to AROs may be required as estimates are refined and analysis of the rule continues as well as during the implementation of the rule.

Effluent Limitation Guidelines (ELGs) and Standards

In June 2013, the EPA published proposed regulations to revise discharge limitations for steam electric generation wastewater permits. The proposed limitations are based on the EPA’s review of available treatment technologies and their capacity for reducing pollutants and include new requirements for fly ash and bottom ash transport water and metal cleaning waste waters, as well as new limits for scrubber wastewater and landfill leachate. The EPA’s proposed ELG regulations also contain some requirements that would affect the inspection and operation of CCR facilities, if finalized as proposed. The proposal contains several alternative approaches, some of which could significantly impact our coal-fired plants. The final regulation is expected to be issued in the fall of 2015. At the present time, we are unable to predict the outcome of this matter or estimate a range of reasonably possible costs, but the costs could be significant.

Clean Water Act/316(b)

The EPA’s final 316(b) rule for existing facilities became effective in October 2014, and regulates cooling water intake structures and their impact on aquatic organisms. States are allowed considerable authority to make site-specific determinations under the rule, which requires existing facilities to choose between several options to reduce impingement and entrainment. Plants already equipped with closed-cycle cooling, an acceptable option, would likely not incur substantial compliance costs. Plants equipped with once-through cooling water systems would likely require additional technology to comply with the rule. We are evaluating compliance strategies, but do not presently expect material compliance costs. The EPA’s final rule is being challenged in federal court.

MATS

In February 2012, the EPA finalized the MATS rule requiring fossil-fuel fired plants to reduce emissions of mercury and other hazardous air pollutants by April 16, 2015 with one- and two-year extension opportunities. The rule was challenged by industry groups and states, and was upheld by the D.C. Circuit Court of Appeals in April 2014. A group of states subsequently petitioned the U.S. Supreme Court to review this decision and on March 25, 2015 oral arguments were heard as to one issue—whether or not EPA unreasonably refused to consider costs when determining whether the MATS regulation was appropriate and necessary. The U.S. Supreme Court issued its decision in June 2015 finding that the EPA acted unreasonably. The MATS Rule remains in effect pending further actions by the D.C. Circuit Court of Appeals and the EPA.

CSAPR

The EPA’s CSAPR addresses the interstate transport of fine particulates and ozone by regulating emissions of sulfur dioxide and nitrogen oxide. In accordance with an October 2014 D.C. Circuit Court of Appeals decision, CSAPR establishes interstate allowance trading programs for sulfur dioxide and nitrogen oxide emissions from fossil-fueled plants in two phases: Phase 1 in 2015 and Phase 2 trading is expected to commence in 2017. Legal challenges to CSAPR are on-going in federal and state courts. Although we do not currently anticipate incurring significant costs to comply with these programs, changes in market or operating conditions could result in impacts that are higher than anticipated.

Regional Haze

The EPA’s regional haze programs were developed under the Clean Air Act to eliminate man-made visibility degradation by 2064. Under the programs, states are required to make reasonable progress every decade, through the application, among other things, of Best Available Retrofit Technology (“BART”) on power plants commissioned between 1962 and 1977. The primary power plant emissions affecting visibility are sulfur dioxide, nitrogen oxides and particulates. To date, the focus of regional haze regulation has been primarily in the western U.S.

As for the eastern United States, the EPA determined that region-wide reductions under the CSAPR trading program could, in most instances, be utilized under state programs to satisfy BART requirements for sulfur dioxide and nitrogen oxides. However, the EPA’s determination is being challenged by environmental groups and others and, therefore, the future impacts of regional haze on our plants in the eastern U.S. cannot be meaningfully estimated at this time. See “Legal Matters” in Note 10 to the unaudited condensed consolidated financial statements of Talen Energy for information on a legal decision recently issued by the Ninth Circuit Court of Appeals in a case challenging EPA’s final Regional Haze Federal Implementation Plan (“FIP”) for Montana.

National Ambient Air Quality Standards

In 2008, the EPA revised downward the National Ambient Air Quality Standard (“NAAQS”) for ozone. As a result, states in the ozone transport region (“OTR”), including Pennsylvania, Maryland, and New Jersey, are required by the Clean Air Act to impose additional reductions in nitrogen oxide emissions based upon reasonably available control technologies (“RACT”). In 2015, the PADEP is expected to finalize a RACT rule requiring some fossil-fueled plants to operate at more stringent nitrogen oxide emission rates. Maryland coal plants operated at reduced nitrogen oxide emission rates during the 2015 ozone season in order to comply with an emergency action issued by its Governor, and the MDE is developing post-2015 nitrogen oxide regulations for Maryland coal plants that could also be finalized by the end of 2015. MDE and the Governor of Maryland have been sued by some environmental groups on the grounds that the nitrogen oxide regulations developed under the previous administration, and later withdrawn, were a final agency action. In the near future, the EPA is again expected to revise downward the ozone standard as it proposed in November 2014. This could lead to further nitrogen oxide reductions for our fossil-fueled plants within the OTR. The EPA is under court order to finalize the standard by October 1, 2015. State and federal efforts to address interstate transport issues associated with ozone national ambient air quality standards, including increased pressure by state environmental agencies to further reduce nitrogen oxide emissions from plants with selective catalytic reduction, could potentially lead to further emission reductions.

In 2010, the EPA finalized a more stringent NAAQS for sulfur dioxide and required states to identify areas that meet the standard and areas that are in “non-attainment”. In July 2013, the EPA finalized non-attainment designations for parts of the country where attainment is due by 2018. States are working on designations for other areas pursuant to a consent decree between the EPA and Sierra Club approved on March 2, 2015, with 2017 or 2020 deadlines depending on which designation methodology (monitoring or modeling) is selected.

In December 2012, the EPA issued final rules that tighten the annual NAAQS for fine particulates. The rules were challenged by industry groups and upheld by the D.C. Circuit Court of Appeals in May 2014. Final designations for the 2012 particulate standard were published in January 2015, including non-attainment areas in Pennsylvania; however, the EPA recently approved a state implementation plan revision that improved this classification.

Until final rules are promulgated, non-attainment designations are finalized, and state compliance plans are developed, we cannot predict the ultimate outcome of the new NAAQS for ozone, sulfur dioxide and particulate matter on our fleet or plants.

MANAGEMENT

The following table sets forth certain information concerning directors and executive officers of Talen Energy. Ages are as of June 30, 2015.

Name	Age	Position
Paul A. Farr	48	President, Chief Executive Officer and Director
Jeremy R. McGuire	43	Senior Vice President, Chief Financial Officer and Chief Accounting Officer
Clarence J. Hopf, Jr.	58	Senior Vice President and Chief Commercial Officer
Timothy S. Rausch	50	Senior Vice President and Chief Nuclear Officer
James E. Schinski	56	Senior Vice President and Chief Administrative Officer
Paul M. Breme	44	Vice President, General Counsel and Corporate Secretary
Ralph Alexander	60	Director
Frederick M. Bernthal	72	Director
Edward J. Casey, Jr.	57	Director
Philip G. Cox	63	Director
Louise K. Goeser	61	Director
Stuart E. Graham	69	Chairman
Michael B. Hoffman	64	Director

Executive Officers

The executive officers of Talen Energy consist of the following executives.

Paul A. Farr, President, Chief Executive Officer and Director, has served as President and Chief Executive Officer of Talen Energy since the completion of the Talen Transactions in June 2015. Mr. Farr is also a director of Talen Energy. He served as President of PPL Energy Supply, LLC and PPL Generation, LLC from June 2014 until the completion of the Talen Transactions. He also previously served as Executive Vice President and Chief Financial Officer of PPL since April 2007 and, in that role, was instrumental in PPL’s acquisition of $14 billion in utility businesses through two major transactions that transformed PPL and provided a more stable foundation for future growth. He also served as Senior Vice President-Financial of PPL from 2006 through March 2007 and in the Controller role for PPL from August 2004 to 2006. Mr. Farr joined PPL in 1998 and served in various senior management roles, including for over three years as Chief Operating Officer of PPL Global, LLC, the PPL affiliate that, through its subsidiaries, owns and operates PPL’s regulated electricity distribution businesses in the U.K. Prior to joining PPL, Mr. Farr served as an international project finance manager for Illinova Generating Company and as a certified public accountant at Price Waterhouse LLP and Arthur Andersen.

Jeremy R. McGuire, Senior Vice President, Chief Financial Officer and Chief Accounting Officer, has served as Senior Vice President and Chief Financial Officer of Talen Energy since the completion of the Talen Transactions in June 2015. On August 21, 2015, Mr. McGuire assumed the role of acting Chief Accounting Officer of Talen Energy, which he will hold until a permanent replacement is chosen to fill the vacancy created by the resignation of J. Matt Simmons, Jr., who resigned from Talen Energy effective August 21, 2015 to accept a position at another company. Mr. McGuire has 20 years of financing and strategic advisory experience, and led the strategic planning function at PPL from 2008 until the completion of the Talen Transactions. He led several competitive power generation transactions for PPL, both as buyer and seller, comprising 2,500 megawatts of capacity. With Mr. Farr, he also played a leading role in PPL’s acquisition of $14 billion in utility businesses. Prior to joining PPL in 2008, Mr. McGuire was an investment banker at Lehman Brothers since 2000, where he worked with regulated utilities, independent power producers and private equity clients. Prior to joining Lehman Brothers, Mr. McGuire had more than five years of additional experience in the investment banking industry.

Clarence J. Hopf, Jr., Senior Vice President and Chief Commercial Officer, has served as Senior Vice President and Chief Commercial Officer of Talen Energy since the completion of the Talen Transactions in June

2015. He served as Senior Vice President-Fossil and Hydro Generation for PPL Energy Supply, LLC from August 2014 until the completion of the Talen Transactions. Mr. Hopf has more than 30 years of experience in the electricity business, as well as expertise in risk management and credit issues. He began his career in power plant operations at PSI Energy in Indiana, where he advanced to supervisor of PSI’s energy control center before the company merged with Cincinnati Gas and Electric to form Cinergy. He was supervisor of Cinergy’s control center before becoming Director of Midwest Trading. Mr. Hopf advanced to Managing Director of Trading and Operations for Cinergy before joining Ameren Energy in 1999. He spent four years as a vice president at Ameren Energy, where he was responsible for an asset-backed operation similar to that of PPL. In 2003, Mr. Hopf became Vice President of Energy Trading for Goldman Sachs in New York, where he developed that company’s 24-hour energy trading operation. Mr. Hopf joined PPL in October 2005 as Senior Vice President-Energy Marketing for PPL EnergyPlus, LLC. He was named president of PPL EnergyPlus, LLC in July 2006 before leaving the company to accept a position with PSEG as President of its energy marketing and trading subsidiary in 2008. He rejoined PPL EnergyPlus, LLC in 2012 and directed coal trading and supply, and later the wholesale marketing function, before being named Eastern Trading Vice President in March 2014.

Timothy S. Rausch, Senior Vice President and Chief Nuclear Officer, has served as Senior Vice President and Chief Nuclear Officer of Talen Energy since the completion of the Talen Transactions in June 2015. He served as PPL Generation, LLC’s Senior Vice President and Chief Nuclear Officer, with responsibility for the Susquehanna nuclear plant, from July 2009 until the completion of the Talen Transactions. He has 25 years of experience in virtually all the disciplines of the nuclear power industry. He began his nuclear career with GPU Nuclear Corp. as an operator training instructor at the Oyster Creek plant in New Jersey. After moving to the Perry nuclear plant in Ohio, he served as emergency operations procedures coordinator, as supervisor of operations, as training manager, as quality manager, as manager of engineering and as manager of maintenance before being named plant general manager in 2002. In 2004, he accepted a position with Exelon Nuclear Corp. as design engineering director for that company’s fleet of 17 nuclear units. In 2005, he was promoted to engineering director for the Exelon fleet, and then in 2006, he was named Site Vice President at that company’s Oyster Creek plant.

James E. Schinski, Senior Vice President and Chief Administrative Officer, has served as Senior Vice President and Chief Administrative Officer of Talen Energy since the completion of the Talen Transactions in June 2015. He joined PPL Services in 2009 as Vice President-Chief Information Officer and served in that role until July 2014. From July 2014 until the completion of the Talen Transactions, he served in a Vice President role to assist Talen Energy senior management in the transition from PPL to Talen Energy. Prior to joining PPL, Mr. Schinski served as Chief Information Officer and Vice President of Human Resources for the Midwest Independent System Operator since 2004, where he was responsible for design, development, implementation and operation of technology systems for one of the country’s largest electricity markets. He began his career as an engineer for the former Philadelphia Electric Company at the Limerick and Peach Bottom nuclear power plants.

Paul M. Breme, Vice President, General Counsel and Corporate Secretary, has served as Vice President, General Counsel and Corporate Secretary of Talen Energy since the completion of the Talen Transactions in June 2015. He joined PPL’s Office of General Counsel in 2008 from the law firm of Cahill, Gordon & Reindel LLP in New York, where he specialized in corporate law and finance for two years. At PPL, he served as Counsel from 2008 to 2009, as Senior Counsel until 2012 and as Associate General Counsel from 2012 until the completion of the Talen Transactions. He previously worked in the legal department of CapitalSource, a Maryland-based finance company from 2001 until 2007, and began his legal career as an associate at the law firm of King & Spalding in Atlanta in 1999. He is a U.S. Army veteran and served as a first lieutenant for an armored tank battalion.

Directors

The board of directors of Talen Energy consists of the following directors, a majority of whom are not employees of Talen Energy or its affiliates and satisfy the independence requirements of the SEC and NYSE. We have listed below biographical information for each person who is currently a member of the board of directors of Talen Energy, in addition to Mr. Farr.

Ralph Alexander has served as a member of the board of directors of Talen Energy since the completion of the Talen Transactions in June 2015. Mr. Alexander is a Partner of Riverstone. Riverstone is an energy and power-focused private equity firm founded in 2000. Before joining Riverstone in September 2007, Mr. Alexander served nearly 25 years in various positions with subsidiaries and affiliates of BP plc, one of the world’s largest oil and gas companies. From June 2004 until December 2006, he served as Chief Executive Officer of Innovene, BP’s $20 billion olefins and derivatives subsidiary. From 2001 until June 2004, he served as Chief Executive Officer of BP’s Gas, Power and Renewables and Solar segment and was a member of the BP group executive committee. Prior to that, Mr. Alexander served as a Group Vice President in BP’s Exploration and Production segment and BP’s Refinery and Marketing segment. He held responsibilities for various regions of the world, including North America, Russia, the Caspian, Africa, and Latin America. Prior to these positions, Mr. Alexander held various positions in the upstream, downstream and finance groups of BP. In addition to serving on the boards of a number of Riverstone portfolio companies and their affiliates, Mr. Alexander has served on the board of EP Energy Corporation since September 2013, the board of the general partner of Enviva Partners, LP since November 2013 and the board of Niska Gas Storage Partners LLC since December 2014. In addition, Mr. Alexander is currently Chairman of the Board of Polytech Institute of New York University. He previously served on the boards of Stein Mart, Inc. (2007-June 2014), KiOR, Inc. (2011-May 2013) and Amyris, Inc. (2007-July 2013). Mr. Alexander was appointed to our board of directors by the Riverstone Holders pursuant to the Stockholder Agreement described below. We believe Mr. Alexander’s extensive experience with the energy industry enables him to provide critical insight and guidance to our management team and board of directors.

Frederick M. Bernthal has served as a member of the board of directors of Talen Energy since the completion of the Talen Transactions in June 2015. Dr. Bernthal is the retired President of Universities Research Association (“URA”), a position he held from 1994 until March 2011. URA is a consortium of research universities engaged in the construction and operation of major research facilities on behalf of the U.S. Department of Energy and the National Science Foundation. Dr. Bernthal served from 1990 to 1994 as Deputy Director of the National Science Foundation, from 1988 to 1990 as Assistant Secretary of State for Oceans, Environment and Science, and from 1983 to 1988 as a member of the U.S. Nuclear Regulatory Commission. Dr. Bernthal served as a director of PPL from 1997 until the completion of the Talen Transactions. Having served as a member of the Nuclear Regulatory Commission and considering his governmental and leadership experience, Dr. Bernthal brings to our board of directors a unique point of view and knowledge vital to a company having nuclear operations.

Edward J. Casey, Jr. has served as a member of the board of directors of Talen Energy since the completion of the Talen Transactions in June 2015. Mr. Casey is Chief Operating Officer, and sits on the board of directors, of Serco Group plc, a company that provides professional, technology and management outsourcing services to governments, international agencies and corporations. Before accepting his current position in 2013, Mr. Casey served as Chief Executive Officer of the U.S. subsidiary of Serco Group plc, Serco Inc., from 2005 to 2013 and has sat on the board of Serco Inc. since 2006, including serving as Chairman from 2006 to 2013. Before joining Serco Inc., Mr. Casey worked for nine years in the energy business, including as President and Chief Executive Officer of NP Energy Inc., an energy marketing business he founded and later sold; President and Chief Operating Officer of Tenneco Energy until it was sold to El Paso Energy; and as Group President and as Chief Financial Officer for LG&E Energy Corp. Previously, Mr. Casey worked over ten years in investment banking and private equity, including with The Blackstone Group and Fremont Group LLC. Mr. Casey was appointed to our board of directors by the Riverstone Holders pursuant to the Stockholder Agreement described below. We believe that Mr. Casey’s extensive executive leadership experience, as well as his specific knowledge of the energy and financial services industries, enables him to provide critical insight and guidance to our management team and board of directors.

Philip G. Cox has served as a member of the board of directors of Talen Energy since the completion of the Talen Transactions in June 2015. Mr. Cox retired in April 2013 as Chief Executive Officer of International Power plc, a global independent power producer based in the United Kingdom. He was promoted to that position in 2003 after serving in his previous role of Chief Financial Officer, a position he held since 2000. Before joining International Power, Mr. Cox served as Senior Vice President-Operational Planning at Invensys plc from 1999 to 2000 and in several financial roles at Siebe PLC, including Chief Financial Officer, from 1989 to 1999. Before joining Siebe, he served in several senior roles in both public and private industry, after beginning his career with Price Waterhouse in 1973, where he qualified as a Chartered Accountant in 1976. He was awarded a CBE (Commander of the British Empire) for services to the energy industry in 2013. Mr. Cox serves as Chairman of Drax Group plc and Wm Morrison Supermarkets PLC. He previously served on the boards of International Power Ltd. (2003-April 2013); Meggitt PLC (2012-January 2015); Tractebel Energia S.A. (2011-March 2013); and Wincanton plc (2001 to 2009). He also served as a director of PPL from May 2013 until the completion of the Talen Transactions. Having served as the CEO and CFO of a global energy company, as well as in other leadership and accounting roles throughout his career, enabling Mr. Cox to provide critical insight into organizational and operational management, global business and financial matters to our board of directors.

Louise K. Goeser has served as a member of the board of directors of Talen Energy since the completion of the Talen Transactions in June 2015. Ms. Goeser is President and Chief Executive Officer of Grupo Siemens S.A. de C.V. and is responsible for Siemens Mesoamérica. Siemens Mesoamérica is the Mexican, Central American and Caribbean unit of multinational Siemens AG, a global engineering company operating in the industrial, energy and healthcare sectors. Before accepting this position in March 2009, Ms. Goeser served as President and Chief Executive Officer of Ford of Mexico from January 2005 until November 2008. Prior to this position, she served as Vice President, Global Quality for Ford Motor Company, a position she had held since 1999. In that position, she was responsible for ensuring superior quality in the design, manufacture, sale and service of all Ford cars, trucks and components worldwide. Prior to 1999, she served as Vice President for Quality at Whirlpool Corporation and served in various leadership positions with Westinghouse Electric Corporation. She serves as a director of MSC Industrial Direct Co., Inc. Ms. Goeser also served as a director of PPL from 2003 until the completion of the Talen Transactions. Her years of demonstrated leadership and business experience in a variety of industry and international positions enable Ms. Goeser to bring to our board of directors valuable insight into global organizational and operational management crucial to a large public company.

Stuart E. Graham has served as a member of the board of directors of Talen Energy since the completion of the Talen Transactions in June 2015. Mr. Graham is non-executive Chairman of Sweden-based Skanska AB, an international project development and construction company. He served as President and CEO of Skanska from 2002 to 2008, and served on its board of directors for the same period of time. He continued to serve as chairman of Skanska USA Inc., a U.S. subsidiary, until May of 2011. From 2000 to 2002, Mr. Graham served as Executive Vice President of Skanska responsible for business units in the United States, the United Kingdom, Hong Kong and Latin America. Mr. Graham’s career spans over four decades in the construction industry, including the construction, and in one case, the operation of, power plants in the United States and Latin America. He is past chairman of the Engineering and Construction Governors Council of the World Economic Forum and founded the Engineering and Construction Risk Institute. He serves on the boards of Harsco Corporation and Skanska AB, of which he is non-executive Chairman. Mr. Graham also served as a director of PPL from 2008 until the completion of the Talen Transactions. Having served as the CEO of a global construction firm, Mr. Graham brings to our board of directors a strong mix of operational and organizational skills and global business expertise, as well as leadership experience from a variety of public company boards, all of which are critical to Talen Energy.

Michael B. Hoffman has served as a member of the board of directors of Talen Energy since the completion of the Talen Transactions in June 2015. Mr. Hoffman is a Partner of Riverstone, where he is principally responsible for investments in power and renewable energy for Riverstone. Riverstone is an energy and power-focused private equity firm founded in 2000. Before joining Riverstone in 2003, Mr. Hoffman was senior managing director and head of the mergers and acquisitions advisory business of The Blackstone Group for 15 years, where he also served on the firm’s principal group investment committee as well as its executive committee. Prior to joining Blackstone, Mr. Hoffman was a managing director and co-head of the mergers and acquisitions department at Smith Barney, Harris Upham & Co. In addition to serving on the boards of a number of Riverstone portfolio companies and their affiliates, Mr. Hoffman currently serves as a director of Pattern Energy, Inc., as a director of the general partner of Enviva Partners, LP, and is the Chairman of Onconova Therapeutics, Inc. Until December 31, 2011, Mr. Hoffman served as an executive officer of Amaizeingly Green Products GP Ltd., which filed an application for a receivership order in Canada with the Ontario Superior Court of Justice under section 243(1) of the Bankruptcy and Insolvency Act on December 3, 2012. Mr. Hoffman was appointed to our board of directors by the Riverstone Holders pursuant to the Stockholder Agreement described below. We believe Mr. Hoffman’s experience with the energy industry and extensive investment banking experience enables him to provide critical insight and guidance to our management team and board of directors.

Board Composition and Director Independence

Our business and affairs are managed under the direction of our board of directors.

The majority of our directors are independent as determined in accordance with the requirements of the SEC and NYSE.

Under our amended and restated certificate of incorporation, our board of directors initially consists of eight directors and thereafter shall, subject to the terms of the Stockholder Agreement described below, consist of such number of directors as may be determined from time to time by resolution of the board of directors. Each director holds office until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal. Board vacancies or newly created directorships would ordinarily be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum, or by a sole remaining director, though, pursuant to the Stockholder Agreement, the Riverstone Holders would be entitled to designate any replacement of a director originally designated by the Riverstone Holders.

Pursuant to the terms of the Transaction Agreement and the Stockholder Agreement entered into between the Riverstone Holders and Talen Energy, the board of directors will nominate for election two members designated by the Riverstone Holders until such time as the Riverstone Holders no longer own at least 25% of the common stock of Talen Energy outstanding at the completion of the Talen Transactions, after which time the board of directors will nominate for election one member designated by the Riverstone Holders for so long as the Riverstone Holders beneficially own at least 10% of the common stock of Talen Energy outstanding at the completion of the Talen Transactions. Messrs. Alexander and Hoffman were the designees of the Riverstone Holders pursuant to this provision. The Riverstone Holders also have the right to designate one independent member to be nominated by the board of directors for election to the board of directors for so long as the Riverstone Holders own at least 10% of the common stock of Talen Energy outstanding at the completion of the Talen Transactions. The Riverstone Holders’ designee pursuant to this provision was Mr. Casey. If a director designated by the Riverstone Holders pursuant to these rights is not elected by the stockholders, the Riverstone Holders are entitled to designate another individual to become a member of the board of directors and the board of directors will take such action as is necessary to appoint such individual to become a member of the board of directors, including, if applicable, by increasing the size of the board of directors and appointing such individual to fill the newly created vacancy. Pursuant to the Stockholder Agreement, after the first date on which the Riverstone Holders no longer own at least 25% of the of the common stock of Talen Energy outstanding at the completion of the Talen Transactions, the Riverstone Holders will cause one of directors previously designated by them (other than the independent director) to resign from the board of directors. After the first date on which the Riverstone Holders no longer own at least 10% of the common stock of Talen Energy outstanding at the completion of the Talen Transactions, the Riverstone Holders will cause the other non-independent director previously designated by them to resign from the board of directors, but the independent director previously designated by the Riverstone Holders shall continue to serve his or her term as a director, though the board of directors will not be required to re-nominate such independent director at the next election of directors.

Committees of the Board of Directors

Our board of directors has the following committees, each of which operates under a written charter that satisfies the applicable standards of the SEC and the NYSE and has been posted to our website.

Audit Committee

The Audit Committee, which consists of Dr. Bernthal, Mr. Casey, Mr. Cox and Ms. Goeser, has the responsibility for, among other things, assisting the board of directors in reviewing: our financial reporting and other internal control processes; our financial statements; the independent auditors’ qualifications and independence; the performance of our internal audit function and independent auditors; and our compliance with legal and regulatory requirements and our code of business conduct and ethics.

The board of directors has determined that Mr. Cox qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC and that all members are “financially literate” under the NYSE rules. Mr. Cox chairs the Audit Committee.

Compensation, Governance and Nominating Committee

The Compensation, Governance and Nominating Committee (“CGNC”), which consists of Mr. Casey, Mr. Graham and Ms. Goeser, has the responsibility for, among other things, reviewing and approving the compensation and benefits of our executive officers, directors and compensation consultants, as well as identifying and recommending candidates to the board of directors for election to our board of directors, reviewing the composition of the board of directors and its committees, developing and recommending to the board of directors corporate governance guidelines that are applicable to us and overseeing board of directors evaluations. Mr. Graham chairs the CGNC.

Nuclear Oversight Committee

The Nuclear Oversight Committee, which consists of Dr. Bernthal and Messrs. Alexander, Graham and Hoffman, has the responsibility, among other things, to assist the board of directors in the fulfillment of its responsibilities for oversight of Talen Energy’s nuclear operations; to advise company management on nuclear matters; and to provide advice and recommendations to the board of directors concerning the future direction of the company and management performance related to nuclear operations. Dr. Bernthal chairs the Nuclear Oversight Committee.

Code of Ethics for Senior Executives and Financial Officers and Code of Business Conduct and Ethics

Talen Energy has adopted a single code of business conduct and ethics, which is applicable to all employees, including our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions, as well as to our board of directors. The code of business conduct and ethics requires our employees to avoid actions or relationships that might conflict or appear to conflict with their job responsibilities or our interests and to disclose their outside activities, financial interests or relationships that may present a possible conflict of interest or the appearance of a conflict to management or corporate counsel. The code of business conduct and ethics also applies to our directors, as applicable. The code of business conduct and ethics does not, by itself, prohibit transactions with our principal stockholders. A copy of the code of business conduct and ethics is available on our website. We will promptly disclose any substantive changes in or waiver of, together with reasons for any waiver of, this code granted to our executive officers, including our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions, as well as our directors, by posting such information on our website.

Compensation of Directors

This section contains a description of the material terms of our compensation arrangements for certain of our directors. Directors who are company employees, such as Mr. Farr, or employees of Riverstone (or any of its subsidiaries), currently Messrs. Alexander and Hoffman, do not receive any separate compensation for service on the Board of Directors or committees of the Board of Directors. All of our directors are reimbursed for the out-of-pocket expenses they incur in connection with their service as directors.

Annual Retainer. Directors who are not employees of Talen Energy or of Riverstone (or any of their respective subsidiaries) receive an annual retainer of $235,000, of which a minimum of $130,000 is mandatorily allocated in quarterly installments to each director’s deferred stock account under a Directors Deferred Compensation Plan (the “DDCP”). The remaining $105,000 portion of the annual retainer is paid in cash in quarterly installments to each director, unless voluntarily deferred to his or her stock account or to his or her deferred cash account under the DDCP (as discussed below with respect to all retainers).

Each deferred stock unit represents the right to receive a share of Talen Energy common stock and is fully vested upon grant but is not paid to the director until after retirement (as discussed below with respect to payments under the DDCP). Deferred stock units do not have voting rights but accumulate quarterly dividend equivalents, if any, which are reinvested in additional deferred stock units, which also are not paid to the director until retirement.

Retainer for Chairman of the Board. Talen Energy provides an additional annual cash retainer of $150,000 to its Chairman of the Board, who is an independent director. This retainer is paid in quarterly installments unless voluntarily deferred under the DDCP.

Committee Chair Retainers. The Audit Committee Chair receives an additional annual cash retainer of $20,000, which is paid in quarterly installments unless voluntarily deferred under the DDCP. Each other committee chair receives an additional annual cash retainer of $15,000, which is paid in quarterly installments unless voluntarily deferred under the DDCP.

Directors Deferred Compensation Plan.

On June 1, 2015, the Talen Energy board of directors adopted the Talen Energy Directors Deferred Compensation Plan. Pursuant to the DDCP, directors who are not employees of Talen Energy or of Riverstone (or any of their respective subsidiaries), may elect to defer all or any part of the fees and any retainer that is not part of the mandatory stock unit deferrals. Under this plan, directors can defer cash compensation other than the mandatory deferrals into a deferred cash account or a deferred stock account. The deferred cash account is expected to earn a return as if the funds had been invested in one or more of the core investment options offered to employees under our deferred savings plan. These investment accounts include large, mid and small cap index and investment funds, international equity index funds, target date funds, bond funds and a stable value fund. Payment of the amounts allocated to a director’s deferred cash account and accrued earnings, together with deferred stock units and accrued dividend equivalents, if any, will be deferred until after the director’s separation from service with the Talen Energy board of directors or reaches an elected age, at which time the deferred cash and stock will be disbursed in one or more annual installments for a period of up to ten years, as previously elected by the director.

EXECUTIVE COMPENSATION

As described below, Talen Energy has made the following determinations with respect to the compensation of the executive officers. Information as to the historical compensation by PPL of certain persons who have become executive officers of Talen Energy upon the completion of the Talen Transactions is not indicative of the compensation of those executives following the completion of the Talen Transactions. Accordingly, Talen Energy has not included information regarding compensation and other benefits paid to those executives prior to completion of the Talen Transactions.

As described above, our board of directors has a CGNC. The CGNC oversees and determines the compensation of the Chief Executive Officer and other executive officers of Talen Energy and evaluates and determines the appropriate executive compensation philosophy and objectives for Talen Energy and the process for establishing executive compensation. The CGNC evaluates and determines the appropriate design of Talen Energy’s executive compensation program and may make adjustments to the compensation arrangements currently contemplated and described below. The CGNC has retained Frederic W. Cook & Co., Inc. (“FW Cook”), an independent compensation consulting firm, to provide advice and support to the CGNC in the design and implementation of the executive compensation program for Talen Energy.

Compensation Philosophy

Our CGNC reviews and considers our compensation philosophy and may make adjustments as it determines are necessary or appropriate. Talen Energy’s compensation philosophy aims to attract, retain, and motivate key leadership and talent by providing a high upside and downside opportunity that supports an overall emphasis on at-risk compensation versus guaranteed pay that is necessary for our sustained long-term growth while aligning executives with the interests of its stockholders.

Primary Elements of Direct Compensation from Talen Energy

Our executive compensation program consists of the following key elements:

Base Salary

Base salary is the fixed element of an executive officer’s annual cash compensation and is intended to attract and retain highly qualified executives and to compensate for expected day-to-day performance. Each of our executive officers is paid a base salary. Factors that our CGNC considers in making determinations about the base salaries for our executive officers include the executive officer’s position, responsibilities associated with the job scope, experience, expertise, value to the organization and market factors, salary levels of the other members of our executive team, and our overall compensation philosophy. The base salaries of our Chief Executive Officer and other executive officers are determined in accordance with these criteria.

The following table illustrates the annual base salaries for 2015 approved by the CGNC for the officers that are expected to be Talen Energy’s named executive officers with respect to 2015.

Name	Position	Base Salary
Paul A. Farr	President and Chief Executive Officer	$950,000
Jeremy R. McGuire	Senior Vice President, Chief Financial Officer and Chief Accounting Officer	$463,000
Timothy S. Rausch	Senior Vice President and Chief Nuclear Officer	$489,745
James E. Schinski	Senior Vice President and Chief Administrative Officer	$400,000
Clarence J. Hopf, Jr.	Senior Vice President and Chief Commercial Officer	$400,000

Annual Cash Incentive Compensation

Our executive officers are also eligible for annual cash incentive awards, which are intended to motivate the executive officers to achieve identified short-term company and business unit performance goals, to reward the executive officers for superior individual achievements in attaining those goals, and to align executive officers’

interests with those of our stockholders. Our CGNC has established an annual incentive plan and annual bonus framework for our executive officers.

Long-Term Equity-Based Incentive Awards

Our executive officers are eligible to participate in our long-term equity incentive compensation programs, which will motivate executive officers to achieve long-term performance goals, encourage them to remain in the employ of Talen Energy, and ensure goal alignment with Talen Energy stockholders. The amount and timing of any long-term equity-based incentive compensation to be paid or awarded to our executive officers is determined by our CGNC. Any equity incentive awards granted, paid or awarded to our executive officers will generally be granted pursuant to our equity incentive plan, as discussed below under “—Stock Incentive Plan.”

In connection with the consummation of the Talen Transactions, the CGNC approved certain long-term equity-based incentive awards to the expected named executive officers. The following table illustrates the grants of stock options, restricted stock units (“RSUs”) and performance units granted to the expected named executive officers under the Stock Incentive Plan (as described below). The awards of stock options and RSUs were granted effective as of June 8, 2015 and the awards of performance units were granted effective as of July 1, 2015. The dollar value of the stock options, RSUs and performance units that each expected named executive officer received are as follows:

Name	Stock Options	RSUs	Performance Units
Paul A. Farr	$2,375,000	$2,375,000	$1,194,165
Jeremy R. McGuire	$428,275	$428,275	$236,334
Timothy S. Rausch	$318,334	$318,334	$382,347
James E. Schinski	$320,000	$320,000	$234,906
Clarence J. Hopf, Jr.	$360,000	$360,000	$148,512

The dollar values described above were converted into a number of shares covered by the relevant awards using (1) a Black-Scholes valuation, in the case of the stock option grants, and (2) the five-day average closing trading prices of our shares on June 1 through June 5, 2015, in the case of the RSU grants and the performance unit grants. The stock options vest over a period of three years—one third at the end of each anniversary of the grant date. The RSUs vest three years after the grant date, and the underlying shares will be delivered within 30 days following the relevant vesting date. In addition, to the extent dividends are paid on Talen Energy common stock, recipients of RSUs will be entitled to receive additional RSUs equal to the number of whole shares of Talen Energy common stock that could have been purchased if the common stock underlying the RSUs were eligible to receive such cash dividend on the date that any dividends may be paid. The additional RSUs will be subject to the same terms and conditions applicable to the underlying RSUs. The performance units vest thirty months after the grant date, with the payout of shares ranging from 0% to 200% of the target number of shares covered by the awards based on our total shareholder return over the performance period relative to our designated peer group. To the extent that dividends are paid on Talen Energy common stock while the performance units remain outstanding, the number of shares underlying the performance units will be increased to reflect the value of such dividends, with such additional shares subject to the same payment terms and conditions as the underlying performance units.

With respect to base salaries, annual cash incentive compensation and any long-term incentive awards, our CGNC develops programs reflecting appropriate measures, goals, targets and business objectives based on Talen Energy’s competitive marketplace and makes any adjustments to the proposed elements of compensation described above that it determines are necessary or appropriate in its sole discretion. Our CGNC also determines the appropriate additional benefits and perquisites, if any, that it will make available to executive officers.

Perquisites and Other Benefits

In addition to its direct compensation, which includes salary, annual cash incentive and long-term incentive opportunities, Talen Energy provides carefully selected executive perquisites, consistent with market practices, which serve a direct business interest, such as financial planning services to assist executive officers, who generally have more complex financial situations than most employees, and severance protection in the event of termination of employment under limited circumstances.

Executive officers of Talen Energy are eligible for company-paid financial planning services. These services include financial planning, tax preparation support and a one-time payment for estate documentation preparation. These services would be provided in recognition of time constraints on busy executives and their more complex compensation program that requires professional financial and tax planning. We believe that good financial planning by experts reduces the amount of time and attention that executive officers must spend on such issues. Such planning also helps ensure that the objectives of our compensation programs are met and not hindered by unexpected tax or other consequences.

Talen Energy also provides for an executive physical every two years, not to exceed a cost of $5,000. The benefit is beneficial to both the employee and to the company through reduced costs. Executive physical examinations offer a more thorough and intensive health screening, are comprehensive and include tests for rare diseases.

Potential Payments upon Termination

Executive Severance Plan

On June 1, 2015 the Talen Energy board of directors adopted the Talen Energy Executive Severance Plan. This plan provides severance benefits for executive officers terminated for reasons other than for cause. The key features of the plan include: (1) 12 or 24 months (depending on position) of base pay; (2) an allowance for benefit continuation for 12 or for 24 months (depending on position); and (3) outplacement or career services support for 12 months, subject to a maximum of $25,000, or for 24 months, subject to a maximum of $50,000 (depending on position). Severance benefits payable under this program are conditioned on the executive officer agreeing to release the company from any liability arising from the employment relationship.

Change in Control Protections

It is expected that the Talen Energy board of directors will adopt change in control protections in the event that an executive is terminated in connection with a change in control.

The decision to establish any executive severance policy or enter into any individual agreements that provide change in control protections, and final terms of any such policy or agreements will be in the sole discretion of our CGNC and may differ from the policies described above.

The consequences of a termination of employment upon any equity awards granted to our executive officers will be determined by our CGNC and provided in our stock incentive plan and applicable award agreements.

Stock Incentive Plan

On June 1, 2015, the Talen Energy board of directors adopted the Talen Energy 2015 Stock Incentive Plan (“Stock Incentive Plan”). The following is a description of the purpose and the material provisions of the Stock Incentive Plan.

Purpose

The purpose of the Stock Incentive Plan is to aid us and our affiliates in recruiting and retaining key employees, directors and other service providers and to motivate those employees, directors and other service providers to exert their best efforts on our behalf and on behalf of our affiliates by providing incentives through the granting of stock options, stock appreciation rights (“SARs”), other stock-based awards, and other performance-based awards.

Shares Subject to the Plan

The total number of shares of common stock that may be issued under the Stock Incentive Plan is 5,630,000, and the maximum number of shares for which “incentive stock options” (“ISOs”) may be granted is 2,000,000. Additionally, the maximum number of shares for which stock options or SARs may be granted to any participant in one fiscal year is 2,000,000. The issuance of shares of our common stock or the payment of cash upon the exercise of an award or in consideration of the cancellation or termination of an award will reduce the aggregate number of shares available under the Stock Incentive Plan. If shares are not issued or are withheld from payment of an award to satisfy tax obligations with respect to the award, such shares will not be added back to the aggregate number of shares with respect to which awards may be granted under the Stock Incentive Plan, but rather will count against the aggregate number of shares with respect to which awards may be granted. When a stock option or SAR is granted under the Stock Incentive Plan, the number of shares subject to the stock option or SAR will be counted against the aggregate number of shares with respect to which awards may be granted under the Stock Incentive Plan as one share for every share subject to such stock option or SAR, regardless of the actual number of shares (if any) used to settle such stock option or SAR upon exercise. Shares of our common stock covered by awards that terminate or lapse without the payment of consideration may be granted again under the Stock Incentive Plan.

Administration

The Stock Incentive Plan is administered by the CGNC or such other committee of our board of directors to which it has delegated such authority (the “Committee”). The Committee is authorized to interpret the Stock Incentive Plan, to establish, amend and rescind any rules and regulations relating to the Stock Incentive Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Stock Incentive Plan, and may delegate such authority as it deems appropriate. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Stock Incentive Plan in the manner and to the extent the Committee deems necessary or desirable. The Committee will have the full power and authority to establish the terms and conditions of any award consistent with the provisions of the Stock Incentive Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).

Eligible Participants

Participants in the Stock Incentive Plan are selected by the Committee from the employees, directors and other service providers of us and our affiliates. The selection of those persons within a particular class who will receive awards is entirely within the discretion of the Committee, although the Stock Incentive Plan is structured to allow grants to be made to employees, directors and other service providers of us and our affiliates.

Limitations

No award may be granted under the Stock Incentive Plan after the tenth anniversary of the effective date of the Stock Incentive Plan, but awards theretofore granted may extend beyond that date.

Options

The Committee may grant non-qualified stock options and ISOs, which will be subject to the terms and conditions as set forth in the Stock Incentive Plan, the related award agreement and any other terms, not inconsistent therewith, as determined by the Committee; provided that all stock options granted under the Stock Incentive Plan are required to have a per share exercise price that is not less than 100% of the fair market value of our common stock underlying such stock options on the date an option is granted (other than in the case of options granted in substitution of previously granted awards), and all stock options that are intended to qualify as ISOs will be subject to the terms and conditions that comply with the rules as may be prescribed by Section 422 of the Code. The maximum term for stock options granted under the Stock Incentive Plan will be ten years from the initial date of grant. The purchase price for the shares as to which a stock option is exercised will be paid to us, to the extent permitted by the Committee, (1) in cash or its equivalent at the time the stock option is exercised, (2) in shares having a fair market value equal to the aggregate exercise price for the shares being purchased and satisfying any requirements that may be imposed by the Committee, so long as the shares will have been held for such period established by the Committee in order to avoid adverse accounting treatment, (3) partly in cash and partly in shares, (4) if there is a public market for the shares at such time, through the delivery of irrevocable instructions to a broker to sell the shares being obtained upon the exercise of the stock option and to deliver to us an amount out of the proceeds of such sale equal to the aggregate exercise price for the shares being purchased, or (5) through a “net settlement” feature. The “repricing” of stock options is prohibited without prior approval of our shareowners, unless otherwise permitted by applicable stock exchange listing rules. Dividend equivalent payments or units will not be awarded with respect to stock options.

SARs

The Committee may grant SARs independent of or in connection with a stock option. The exercise price per share of a SAR will be an amount determined by the Committee but in no event will such amount be less than 100% of the fair market value of a share on the date the SAR is granted (other than in the case of SARs granted in substitution of previously granted awards). Generally, each SAR will entitle the participant upon exercise to an amount equal to the product of (1) the excess of (A) the fair market value on the exercise date of one share of common stock, over (B) the exercise price per share, times (2) the number of shares of common stock covered by the SAR. As discussed above with respect to options, the “repricing” of SARs is prohibited under the Stock Incentive Plan without prior approval of our shareowners, unless otherwise permitted by applicable stock exchange listing rules.

Other Stock-based Awards (including Performance-based Awards)

In addition to stock options and SARs, the Committee may grant or sell awards of shares, restricted shares, restricted stock units, dividend equivalents and awards that are valued in whole or in part by reference to, or otherwise based on the fair market value of, shares of our common stock, including performance-based awards. The Committee, in its sole discretion, may grant awards which are denominated in shares or cash (such awards, “Performance-based Awards”), which awards may, but are not required to, be granted in a manner which is intended to be deductible by us under Section 162(m) of the Code. Such Performance-based Awards will be in such form, and dependent on such conditions, as the Committee will determine, including, without limitation, the right to receive, or vest with respect to, one or more shares of our common stock or the cash value of the award upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. The maximum amount of a Performance-based Award that may be earned during each fiscal year during a performance period by any participant will be: (x) with respect to Performance-based Awards that are denominated in shares, 750,000 shares and (y) with respect to Performance-based Awards that are denominated in cash, $4,000,000. The amount of the Performance-based Award actually paid to a participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. Performance-based Awards will be determined based on attainment of one or more of the following objective performance goals, as determined by the Committee: (1) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (2) net income; (3) operating income; (4) earnings per share; (5) book value per share; (6) return on shareowners’ equity (including total shareowners’ return); (7) expense management; (8) return on investment before or after the cost of capital; (9) improvements in capital structure; (10) profitability of an identifiable business unit or product; (11) maintenance or improvement of profit margins; (12) stock price; (13) market share; (14) revenues or sales; (15) costs; (16) cash flow (or free cash flow); (17) working capital; (18) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); (19) return on assets; (20) credit rating; (21) improvement in workforce diversity; (22) employee retention; (23) closing of corporate transactions; (24) strategic plan development and implementation; and (25) independent industry ratings or assessments.

Effect of Certain Events on Stock Incentive Plan and Awards

In the event of any stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or transaction or exchange of shares or other corporate exchange, any equity restructuring (as defined under FASB Accounting Standard Codification 718), or any distribution to shareowners of common stock other than regular cash dividends or any similar event, the Committee, in its sole discretion and without liability to any person, will make such substitution or adjustment, if any, as it deems to be reasonably necessary to address, on an equitable basis, the effect of such event, as to (i) the number or kind of common stock or other securities that may be issued as set forth in the Stock Incentive Plan or pursuant to outstanding awards, (ii) the maximum number of shares for which options or SARs may be granted during a fiscal year to any participant, (iii) the maximum amount of a Performance-Based Award that may be granted during a fiscal year to any participant, (iv) the exercise price of any award and/or (v) any other affected terms of such awards. In the event of a Change in Control (as defined in the Stock Incentive Plan), with respect to any outstanding awards then held by participants which are unexercisable or otherwise unvested or subject to lapse restrictions, the Committee may, but will not be obligated to, in a manner intended to comply with the requirements of Section 409A of the Code, (1) accelerate, vest, or cause the restrictions to lapse with all or any portion of an award, (2) cancel awards for fair value (as determined in the sole discretion of the Committee), which, in the case of stock options and SARs, may equal the excess, if any, of the value of the consideration to be paid in the Change in Control transaction to holders of the same number of shares subject to such stock options or SARs over the aggregate exercise price of such stock options or SARs, (3) provide for the issuance of substitute awards or (4) provide that the stock options or SARs will be exercisable for all shares subject thereto for a period of at least 30 days prior to the Change in Control and that upon the occurrence of the Change in Control, the stock options or SARs will terminate and be of no further force or effect. The Committee may cancel stock options and SARs for no consideration if the fair market value of the shares subject to such options or SARs is less than or equal to the aggregate exercise price of such stock options or SARs.

Forfeiture and Clawback

The Committee may, in its sole discretion, specify in an award or a policy that is incorporated into an award by reference that the participant’s rights, payments, and benefits with respect to such award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions contained in such award. Such events may include, but are not limited to, termination of employment for cause, termination of the participant’s provision of services to us, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the participant, or adverse restatement of our previously released financial statements as a consequence of errors, omissions, fraud, or misconduct.

Nontransferability of Awards

Unless otherwise determined by the Committee, an award will not be transferable or assignable by a participant otherwise than by a will or by the applicable laws of descent and distribution.

Amendment and Termination

The Talen Energy board of directors may generally amend, alter or discontinue the Stock Incentive Plan, but no amendment, alteration or discontinuation will be made (1) without the approval of our shareowners (a) to increase the number of shares reserved under the Stock Incentive Plan, (b) to modify the requirements for participation in the Stock Incentive Plan or (c) to the extent such shareowner approval is required by or desirable to satisfy the requirements of any applicable law, including the listing standards of the securities exchange, which is, at the applicable time, the principal market for the shares of our common stock; or (2) without the consent of a participant, if such action would materially adversely impair any of the rights or obligations under any award theretofore granted to the participant under the Stock Incentive Plan; provided, however, that the Committee may amend the Stock Incentive Plan in such manner as it deems necessary to permit the granting of awards meeting the requirements of the Code or other applicable laws, including, without limitation, to avoid adverse tax or accounting consequences to us or any participant.

Section 409A of the Code

The Stock Incentive Plan and awards issued under it will be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations, and no award will be granted, deferred, accelerated, extended, paid out or modified under the Stock Incentive Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a participant.

Short-Term Incentive Plan

In April 2015, the Talen Energy board of directors adopted the Talen Energy short-term incentive plan (the “STIP”). The purpose of the STIP is to advance the interests of us and our stockholders by providing incentives in the form of periodic cash bonus awards to certain senior executive employees of us and our affiliates, thereby motivating such executives to attain corporate performance goals under the STIP (described below) while preserving for the benefit of us and our affiliates the associated U.S. federal income tax deduction. Section 162(m) of the Code, imposes limitations on the amount of compensation expense that a publicly held corporation may deduct for income tax purposes.

The following is a brief summary of the terms of the STIP.

Administration

The STIP is administered by the CGNC (the “STIP Committee”). The STIP Committee has the exclusive authority to select the senior executives to be granted awards under the STIP, to determine the size and terms of the award, to modify the terms of any award that has been granted (except for any modification that would increase the amount of the award payable to an executive), to determine the time when awards will be made and the performance period to which they relate, to establish performance objectives in respect of such performance periods and to certify that such performance objectives were attained; provided, however, that any such action shall be consistent with the applicable provisions of Section 162(m) of the Code.

Participation

Awards may be granted to senior executives of Talen Energy and our affiliates who are “covered employees,” as defined in Section 162(m) of the Code, or who the STIP Committee anticipates may become covered employees. An executive to whom an award is granted is deemed to be a “participant.”

Awards under the STIP

A participant’s award is determined based on the attainment of written performance goals approved by the STIP Committee for a performance period which is established by the STIP Committee while the outcome for that performance period is substantially uncertain and no more than 90 days after the commencement of that performance period or, if less, the number of days which is equal to 25% of that performance period. The performance goals, which must be objective, are based upon one or more of the following criteria: (1) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (2) net income; (3) operating income; (4) earnings per share; (5) book value per share; (6) return on shareholders’ equity

(including total shareholders’ return); (7) expense management; (8) return on investment before or after the cost of capital; (9) improvements in capital structure; (10) profitability of an identifiable business unit or product; (11) maintenance or improvement of profit margins; (12) stock price; (13) market share; (14) revenues or sales; (15) costs; (16) cash flow (or free cash flow); (17) working capital; (18) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); (19) return on assets; (20) credit ratings; (21) improvement in workforce diversity; (22) employee retention; (23) closing of corporate transactions; (24) strategic plan development and implementation; and (25) independent industry ratings or assessments. The maximum amount of an award to any participant in the STIP with respect to a fiscal year of Talen Energy (or other designated performance period) shall be $4,000,000.

The STIP Committee must determine whether the performance goals have been met with respect to any affected participant of the STIP and, if they have, so certify and ascertain the amount of the applicable award. No awards will be paid for that performance period until such certification is made by the STIP Committee. The amount of the award actually paid to any affected participant of the STIP may be less than the amount determined by the applicable performance goal formula, at the discretion of the STIP Committee.

Amendment and Termination of the STIP

The STIP Committee may at any time, or from time to time, suspend or terminate the STIP in whole or in part or amend it in such respects as the STIP Committee may deem appropriate. No amendment, suspension or termination of the STIP will, without the participant’s consent, impair any of the rights or obligations under any award theretofore granted to a participant under the STIP.

Termination of Executive Deferred Compensation Plan

On June 1, 2015, the Talen Energy board of directors adopted the Talen Energy Executive Deferred Compensation Plan (the “EDCP”), which permitted participants to defer a portion or all of their cash compensation in excess of the estimated minimum legally required annual payroll tax withholding. On July 23, 2015, the EDCP was terminated by the Talen Energy board of directors in accordance with its terms and conditions. The Company expects to distribute all amounts previously deferred under the EDCP to all of its participants in September 2015.

Supplemental Compensation Pension Plan

On June 1, 2015, the Talen Energy board of directors adopted the Talen Energy Supplemental Compensation Pension Plan. This plan is a non-qualified plan that applies to active employees of Talen Energy subsidiaries originally hired by PPL prior to January 1, 2012 who were vested in the corresponding PPL Retirement Plan. The benefit formula is the same as the Talen Energy Retirement Plan, but reflects compensation in excess of the IRS-prescribed limit. The plan benefit is calculated using all PPL and Talen Energy affiliated company service, not just service credited under the PPL or Talen Energy Retirement Plans. Upon retirement, this plan will only pay out the “excess” benefit above and beyond the Talen Energy Retirement Plan.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of our common stock as of the date of this prospectus, by (1) each person known by us to be the beneficial owner of five percent or more of the total outstanding shares of our common stock, (2) each of the individuals we expect to be our named executive officers with respect to 2015, (3) each of our directors and (4) all of our executive officers and directors as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or other rights held by that person that are exercisable or will become exercisable within 60 days after the date of this prospectus, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.

The percentages reflect beneficial ownership as of September 15, 2015 as determined in accordance with Rule 13d-3 under the Exchange Act. The address for all beneficial owners in the table below is 835 Hamilton Street, Suite 150, Allentown, Pennsylvania 18101, except as otherwise noted.

	Common Stock Outstanding Immediately Prior to this Offering
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
5% or Greater Shareholders:
Sapphire Power Holdings LLC	3,189,790	(1)	2.5	%(1)
Raven Power Holdings LLC	25,459,633	(1)	19.8	%(1)
C/R Energy Jade, LLC	16,325,235	(1)	12.7	%(1)
Directors and Expected Named Executive Officers:
Paul A. Farr	4,997		*
Jeremy R. McGuire	2,119		*
Clarence J. Hopf, Jr.	65		*
Timothy S. Rausch	4,659		*
James E. Schinski	1,312		*
Ralph Alexander	—		*
Frederick M. Bernthal	—		*
Edward J. Casey, Jr.	—		*
Philip G. Cox	1,072		*
Louise K. Goeser	6,940		*
Stuart E. Graham	2,510		*
Michael B. Hoffman	—		*
All directors and executive officers as a group (13 individuals)	23,995		*

*	Represents less than 1%
(1)	The address for Sapphire Power Holdings LLC, Raven Power Holdings LLC and C/R Energy Jade, LLC is 713 Fifth Avenue, 36th Floor, New York, NY 10019.

R/C Renewable Energy GP II, LLC exercises investment discretion and control over the shares of common stock beneficially owned by Sapphire Power Holdings LLC. R/C Renewable Energy GP II, LLC is managed by a six person board of managers of Pierre F. Lapeyre, Jr., David M. Leuschen, Ralph Alexander, Michael

B. Hoffman, Daniel D’Aniello and Edward J. Mathias. Each member of the board of managers disclaims any beneficial ownership of the shares.

Riverstone Energy GP V, LLC exercises investment discretion and control over the shares of common stock beneficially owned by Raven Power Holdings LLC. Riverstone Energy GP V, LLC is managed by a seven person board of managers of Pierre F. Lapeyre, Jr., David M. Leuschen, James T. Hackett, Michael B. Hoffman, N. John Lancaster, Jr., Andrew W. Ward, Mark G. Papa and one of E. Bartow Jones, Baran Tekkora or Robert Tichio. Each member of the board of managers disclaims any beneficial ownership of the shares.

C/R Energy GP III, LLC exercises investment discretion and control over the shares of common stock beneficially owned by C/R Energy Jade, LLC. C/R Energy GP III, LLC is managed by a 7 person managing committee of William E. Conway, Jr., Daniel D’Aniello, David M. Rubenstein, Edward J. Mathias, Pierre F. Lapeyre, Jr., David M. Leuschen and Michael B. Hoffman. Each member of the board of managers disclaims any beneficial ownership of the shares.

SELLING STOCKHOLDERS

The selling stockholders listed in the table below may from time to time offer and sell any or all shares of our common stock set forth below pursuant to this prospectus. When we refer to selling stockholders in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders’ interests in shares of our common stock other than through a public sale.

Certain selling stockholders may be deemed underwriters as defined in the Securities Act. Any profits realized by the selling stockholders may be deemed underwriting commissions.

The following table sets forth, as of the date of this prospectus, the name of the selling stockholders for whom we are registering shares for resale to the public, and the number of such shares that each such selling stockholder may offer pursuant to this prospectus.

Based on information provided to us by the selling stockholders and as of the date the same was provided to us, assuming that the selling stockholders sell all the shares of our common stock beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, the selling stockholders will not own any shares other than those appearing in the column entitled “Number of Shares Owned After the Offering.” We cannot advise as to whether the selling stockholders will in fact sell any or all of such shares. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.

Name of Selling Stockholder	Number of Shares of our Common Stock Beneficially Owned Prior to This Offering		Number of Shares of our Common Stock That May Be Sold in This Offering	Number of Shares of our Common Stock Beneficially Owned After This Offering
Sapphire Power Holdings LLC	3,189,790	(1)	3,189,790	—
Raven Power Holdings LLC	25,459,633	(2)	25,459,633	—
C/R Energy Jade, LLC	16,325,235	(3)	16,325,235	—

(1)	The address for Sapphire Power Holdings LLC is 713 Fifth Avenue, 36th Floor, New York, NY 10019. R/C Renewable Energy GP II, LLC exercises investment discretion and control over the shares of common stock beneficially owned by Sapphire Power Holdings LLC. R/C Renewable Energy GP II, LLC is managed by a six person board of managers of Pierre F. Lapeyre, Jr., David M. Leuschen, Ralph Alexander, Michael B. Hoffman, Daniel D’Aniello and Edward J. Mathias. Each member of the board of managers disclaims any beneficial ownership of the shares.
(2)	The address for Raven Power Holdings LLC is 713 Fifth Avenue, 36th Floor, New York, NY 10019. Riverstone Energy GP V, LLC exercises investment discretion and control over the shares of common stock beneficially owned by Raven Power Holdings LLC. Riverstone Energy GP V, LLC is managed by a seven person board of managers of Pierre F. Lapeyre, Jr., David M. Leuschen, James T. Hackett, Michael B. Hoffman, N. John Lancaster, Jr., Andrew W. Ward, Mark G. Papa and one of E. Bartow Jones, Baran Tekkora or Robert Tichio. Each member of the board of managers disclaims any beneficial ownership of the shares.
(3)	The address for C/R Energy Jade, LLC is 713 Fifth Avenue, 36th Floor, New York, NY 10019. C/R Energy GP III, LLC exercises investment discretion and control over the shares of common stock beneficially owned by C/R Energy Jade, LLC. C/R Energy GP III, LLC is managed by a 7 person managing committee of William E. Conway, Jr., Daniel D’Aniello, David M. Rubenstein, Edward J. Mathias, Pierre F. Lapeyre, Jr., David M. Leuschen and Michael B. Hoffman. Each member of the board of managers disclaims any beneficial ownership of the shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our board of directors has adopted a written related-person transaction policy to recognize the process the board of directors uses to identify potential conflicts of interest arising out of financial transactions, arrangements or relations between Talen Energy and any related persons. This policy applies to any transaction or series of transactions in which Talen Energy or a subsidiary is a participant, the amount exceeds $120,000 and a “related person” has a direct or indirect material interest. A related person includes not only the Company’s directors and executive officers, but others related to them by certain family relationships, as well as stockholders who own more than 5% of any class of Talen Energy’s voting securities.

Under the policy, each related-person transaction is reviewed and approved or ratified by the disinterested independent members of our board of directors, other than any employment relationship or transaction involving an executive officer and any related compensation, which must be approved by the Compensation, Governance and Nominating Committee, or CGNC.

In connection with the review and approval or ratification of a related-person transaction, our board of directors, or the CGNC, as applicable, considers the relevant facts and circumstances, including:

•	the approximate dollar value involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related-person transaction;

•	whether the related-person transaction complies with the terms of Talen Energy’s agreements governing its material outstanding indebtedness that limit or restrict Talen Energy’s ability to enter into a related-person transaction;

•	whether the related-person transaction will be required to be disclosed in Talen Energy’s applicable filings under the Securities Act or the Exchange Act; and

•	whether the related-person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act.

In addition, in connection with any approval or ratification of a related-person transaction involving a non-employee director or nominee for director, the CGNC considers whether such transaction would compromise such director’s status as: (1) an independent director under the New York Stock Exchange Listing Standards, including those rules applicable to board and committee service, and (2) an “outside director” under Section 162(m) of the Code or a “nonemployee director” under Rule 16b-3 under the Exchange Act, if such non-employee director serves on the CGNC, or (3) an independent director under Rule 10A-3 under the Exchange Act, if such non-employee director serves on the Audit Committee of our board of directors.

We collect information about potential related-person transactions in annual questionnaires to be completed by directors and executive officers. We also review any payments made by the company or its subsidiaries to each director and executive officer and their immediate family members, and to or from those companies that either employ a director or an immediate family member of any director or executive officer. In addition, we review any payments made by the company or its subsidiaries to, or any payments received by the company and its subsidiaries from, any shareowner who owns more than 5% of any class of Talen Energy’s voting securities. The Company’s Legal Department determines whether a transaction requires review by our board of directors or the CGNC. Transactions that fall within the definition of the policy are reported to our board of directors or the CGNC. The disinterested independent members of our board of directors, or the CGNC, as applicable, review and consider the relevant facts and circumstances and determine whether to approve, deny or ratify the related-person transaction.

Stockholder Agreement

The Stockholder Agreement provides that the board of directors of Talen Energy (the “Talen Board”) will nominate for election two members designated by the Riverstone Holders until such time as the Riverstone Holders no longer own at least 25% of the common stock of Talen Energy outstanding at the completion of the Talen Transactions, after which time the Talen Board will nominate for election one member designated by the Riverstone Holders for so long as the Riverstone Holders beneficially own at least 10% of the common stock of Talen Energy outstanding at the completion of the Talen Transactions. The Stockholder Agreement also provides that the Talen Board will nominate for election one independent member designated by the Riverstone Holders for so long as the Riverstone Holders own at least 10% of the common stock of Talen Energy outstanding at the completion of the Talen Transactions. If a director designated by the Riverstone Holders pursuant to these rights is not elected by the stockholders of Talen Energy, the Riverstone Holders will be entitled to designate another individual to become a member of the Talen Board and the Talen Board will take such action as is necessary to appoint such individual to become a member of the Talen Board, including, if applicable, by increasing the size of the Talen Board and appointing such individual to fill the newly created vacancy. Pursuant to the Stockholder Agreement, after the first date on which the Riverstone Holders no longer own at least 25% of the common stock of Talen Energy outstanding at the completion of the Talen Transactions, the Riverstone Holders will cause one of the directors previously designated by them (other than the independent director) to resign from the Talen Board. After the first date on which the Riverstone Holders no longer own at least 10% of the common stock of Talen Energy outstanding at the completion of the Talen Transactions, the Riverstone Holders will cause the other non-independent director previously designated by them to resign from the Talen Board, but the independent director previously designated by the Riverstone Holders shall continue to serve his or her term as a director, although the Talen Board will not be required to re-nominate such independent director at the next election of directors.

The Stockholder Agreement provides that, until six months after the date there is no director designated by the Riverstone Holders on the Talen Board and the Riverstone Holders are no longer entitled to designate directors to be nominated by the Talen Board for election, the Riverstone Holders will agree to cause each share of the common stock of Talen Energy beneficially owned by the Riverstone Holders to be voted in favor of all those persons nominated to serve as directors by the Talen Board. The Stockholder Agreement also contains a customary standstill agreement by the Riverstone Holders, which prohibits the Riverstone Holders from, among other things, acquiring additional shares of the common stock of Talen Energy, soliciting proxies to vote shares of the common stock of Talen Energy and acting alone or in concert with others to seek to control or influence the policies of Talen Energy.

Pursuant to the Stockholder Agreement, for so long as the Riverstone Holders are entitled to designate directors to be nominated by the Talen Board for election, the prior written consent of the Riverstone Holders shall be required for Talen Energy to take certain specified actions, including, among other things: (1) issuing shares of stock senior to the common in an amount greater than $100 million, (2) declaring non-pro rata dividends, (3) certain acquisitions or dispositions where the amount of consideration exceeds 20% of the market capitalization of Talen Energy or any merger or consolidation of Talen Energy unless, in each case, such acquisition, disposition or merger is unanimously approved by the Talen Board (other than those directors designated by the Riverstone Holders (other than the independent director)), or (4) increase the size of the Talen Board.

Pursuant to the Stockholder Agreement, the Riverstone Holders are provided with “demand” registration rights and “piggyback” registration rights. The Stockholder Agreement provides that Talen Energy will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities which may arise under the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

Transition Services Agreement

In connection with the completion of the Talen Transactions, Talen Energy Supply entered into a Transition Services Agreement with Topaz Power Management, LP (“TPM”), an entity owned by affiliates of the Riverstone Holders.

The Transition Services Agreement sets forth the terms and conditions for the provision of certain business administration services (the “Services”) by TPM to Talen Energy Supply, from and following the date on which the Talen Transactions were consummated.

Unless terminated earlier by mutual agreement of TPM and Talen Energy Supply or under other enumerated circumstances, the Transition Services Agreement terminates on the date that the provider is no longer obligated to provide any Service pursuant to the Transition Services Agreement, but in any event no later than on January 31, 2016. In general, the fees for the Services allow TPM to recover its actual cost, with no margin or profit, for the provision of such services, including salary, hourly and overtime pay, bonuses, benefits and all other employee or labor related costs, retention payments for certain employees, overhead costs and taxes.

TPM is not required to provide any services pursuant to the Transition Services Agreement other than the Services.

TrailStone Agreement

A Talen Energy subsidiary is party to a gas supply contract with TrailStone NA Logistics LLC (“TrailStone”), an affiliate of the Riverstone Holders, under which TrailStone supplies natural gas to the Talen Energy Supply generation facilities located in ERCOT. The transactions currently in place under this contract are for the full requirements of these facilities up to specified limits through December 31, 2016, with pricing based on a market index plus certain additional charges.

BargeCo Agreements

Talen Energy subsidiaries are parties to certain agreements with Raven Power BargeCo LLC (“BargeCo”), an affiliate of the Riverstone Holders, pursuant to which BargeCo provides marine transportation and related services for certain of Talen Energy Supply’s coal-fired generation facilities located in Maryland, including the loading, carriage and discharge of coal and the management, operation and maintenance of barges. The agreements are on a cost-reimbursable basis without markup. The agreements expire June 1, 2017 and may be terminated earlier by either party upon 60 days written notice. Additionally, in connection with the Talen Transactions the Riverstone Holders agreed that if at any time following the Talen Transactions, an affiliate of the Riverstone Holders that, directly or indirectly, owns the members’ interests in BargeCo sells such members’ interests in BargeCo to a third party or BargeCo sells its barges to a third party, then the Riverstone Holders shall cause the proceeds of any such sale to promptly be paid to Talen Energy.

DESCRIPTION OF MATERIAL INDEBTEDNESS

Talen Energy Supply Revolving Facility

Concurrently with the consummation of the Talen Transactions, Talen Energy Supply entered into a credit agreement (the “Credit Agreement”) with Citibank, N.A., as administrative agent, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Morgan Stanley Senior Funding, Inc., BNP Paribas Securities Corp., Credit Suisse Securities (USA) LLC, Bank of Tokyo-Mitsubishi UFJ Ltd. and RBC Capital Markets, as joint lead arrangers and joint bookrunners, and the other agents and lenders from time to time party thereto. The Credit Agreement provides for a $1.85 billion Revolving Facility, which matures on June 1, 2020.

Talen Energy Supply is the borrower under the Credit Agreement. The Credit Agreement includes capacity available for letters of credit and for short-term borrowings. In addition, the Credit Agreement also provides Talen Energy Supply with the option to raise incremental credit facilities (including an incremental facility that will provide Talen Energy Supply the option to increase the amount available under the Credit Agreement or additional term loan facilities by an aggregate amount of up to $750 million, subject to additional increases upon achievement of a consolidated first lien net leverage ratio of 3.50:1.00), refinance the loans with debt incurred outside the Credit Agreement and extend the maturity date of the revolving credit commitments and loans and, if applicable, term loans, subject to certain limitations.

Interest rate and fees

Borrowings under the Revolving Facility bear interest, at Talen Energy Supply’s option, at a rate equal to a margin over either (a) a base rate determined by reference to the highest of (1) the administrative agent’s prime lending rate, (2) the federal funds effective rate plus 1/2 of 1.00% and (3) the LIBOR for a one-month interest period plus 1.00% or (b) a LIBOR determined by reference to the Reuters LIBOR for the interest period relevant to such borrowing. The margin for the Revolving Facility is 1.50% for base rate loans and 2.50% for LIBOR loans, subject to two step-downs of 0.25% each upon the achievement of a consolidated total net leverage ratio of less than 4.00 to 1.00 and less than 3.00 to 1.00, respectively.

In addition, Talen Energy Supply is required to pay a 0.375% commitment fee to the lenders under the Revolving Facility in respect of the unutilized commitments thereunder. Talen Energy Supply is also required to pay customary letter of credit fees.

Prepayments

Talen Energy Supply has the ability to voluntarily repay outstanding loans at any time without premium or penalty, other than a reimbursement of the lenders’ redeployment costs in the case of prepayment of a LIBOR loan.

Guarantees and security

The obligations under the Credit Agreement are guaranteed by each wholly owned domestic subsidiary of Talen Energy Supply (such subsidiaries collectively referred to as the “credit agreement guarantors”) other than excluded subsidiaries. Excluded subsidiaries include, among other exceptions, unrestricted subsidiaries, captive insurance subsidiaries, not-for-profit subsidiaries, special purpose vehicles, immaterial subsidiaries, excluded project subsidiaries, specified subsidiaries and other subsidiaries to the extent a guarantee of which is prohibited by certain contracts. In addition, the Credit Agreement obligations are secured by first priority or equivalent security interests in (i) all the capital stock owned by, or other equity interests owned by, Talen Energy Supply and certain of Talen Energy Supply’s and the credit agreement guarantors’ direct or indirect wholly owned restricted domestic subsidiaries, and 65% of the voting stock (and 100% of the non-voting stock) of, or other equity interests of, each of the borrower’s or any credit agreement guarantors’ direct wholly owned first-tier restricted foreign subsidiaries (of which there are presently none) and (ii) certain tangible and intangible assets of Talen Energy Supply (other than real property except for certain real property described in the Credit Agreement) and those of the credit agreement guarantors, in each case subject to certain exceptions and qualifications.

Talen Energy Supply has the ability to designate certain subsidiaries as unrestricted subsidiaries or excluded project subsidiaries utilizing investment capacity under the Credit Agreement.

The obligations under the Credit Agreement rank pari passu in right of payment with the obligations under the Secured Trading Facility described below.

Certain covenants and events of default

The Credit Agreement contains a number of significant negative covenants and customary events of default. Such covenants, among other things, limit or restrict, subject to certain exceptions, the ability of Talen Energy Supply and its restricted subsidiaries to:

•	incur additional indebtedness and make guarantees;

•	incur liens on assets;

•	engage in mergers or consolidations or fundamental changes;

•	sell assets;

•	pay dividends and distributions or repurchase our capital stock;

•	make investments, loans and advances, including acquisitions; and

•	engage in certain transactions with affiliates.

The Credit Agreement also requires Talen Energy Supply to maintain a senior secured net leverage ratio (as defined in the Credit Agreement) as of the last day of any fiscal quarter of less than or equal to 4.50 to 1.00.

The Credit Agreement also contains certain customary representations and warranties, affirmative covenants and events of default. If an event of default occurs, the lenders under the Credit Agreement will be entitled to take various actions, including the acceleration of amounts due under the Credit Agreement and all actions permitted to be taken by a secured creditor.

Talen Energy Supply Senior Unsecured Notes

As of June 30, 2015, Talen Energy Supply had $3,813 million aggregate principal amount of senior notes outstanding (including the 2019 Notes described below). The Talen Energy Supply senior notes are unsecured and are not guaranteed by any subsidiaries of Talen Energy Supply. The Talen Energy Supply senior notes range in maturity from 2015 to 2036 and, as of June 30, 2015, bear interest at a weighted average rate of 5.58%. The indenture governing the Talen Energy Supply senior notes, among other restrictions, limits Talen Energy Supply’s ability to (1) sell assets; (2) merge, consolidate or sell all or substantially all of its assets; and (3) incur certain liens to secure indebtedness. The indenture governing the Talen Energy Supply senior notes does not limit the ability of Talen Energy Supply to incur additional indebtedness.

In connection with the completion of the Talen Transactions, RJS Power and its wholly owned subsidiary, RJS Power Holdings LLC, were merged with and into Talen Energy Supply. As a result, Talen Energy Supply assumed RJS Power Holdings LLC’s $1.25 billion aggregate principal amount of 5.125% senior notes due 2019 (the “2019 Notes”). Upon such merger and in accordance with the indenture governing the 2019 Notes (the “2019 Notes Indenture”), (1) the restrictive covenants in the 2019 Notes Indenture ceased to apply and were replaced with less restrictive covenants substantially similar to the covenants in the indenture governing Talen

Energy Supply’s existing senior notes and (2) all subsidiary guarantees with respect to the 2019 Notes were automatically released.

In addition, the Talen Transactions constituted a “Merger Ratings Event” as such term is defined in the 2019 Notes Indenture and, accordingly, the interest rate applicable to the 2019 Notes has been reduced from 5.125% per annum to 4.625% per annum.

In connection with Talen Transactions and Talen Energy Supply’s assumption of the 2019 Notes, Talen Energy Supply, RJS Power Holdings LLC, RJS Power and the trustee under the 2019 Notes Indenture entered into a supplemental indenture to the 2019 Notes Indenture.

Secured Trading Facility

Talen Energy Marketing and Talen Energy Supply maintain an $800 million secured energy marketing and trading facility (the “Secured Trading Facility”), whereby Talen Energy Marketing receives or will receive credit to be applied to satisfy collateral posting obligations related to its energy marketing and trading activities with counterparties participating in the facility. The facility is for a five-year term that is subject to automatic extension each year under certain circumstances. The current term as so extended expires in November 2019. There were no obligations outstanding under this facility at June 30, 2015.

Certain of Talen Energy Marketing’s obligations under the facility are guaranteed by Talen Energy Supply. Additionally, Montour and Brunner Island had previously guaranteed certain of Talen Energy Marketing’s obligations under the facility and had granted mortgage liens on their respective generating facilities to secure any amount they may have owed under their guarantees. However, such Montour and Brunner Island guarantees and mortgage liens were released in connection with the Talen Transactions, and collateral in the form of letters of credit were provided to the counterparties in substitution. As described below, Talen Energy Supply is seeking to provide for the Secured Trading Facility to be secured by security interests in the same collateral (“Credit Agreement Collateral”) that secures the Credit Agreement, later this year.

The Secured Trading Facility contains covenants that among other things, limit or restrict, subject to certain exceptions, the ability of Montour and Brunner Island to incur indebtedness or liens on their generating facilities, the parties to engage in certain mergers or consolidations or fundamental changes and sell certain assets, and Talen Energy Supply to sell its interest in Montour and Brunner Island. The Secured Trading Facility also contains certain customary representations and warranties, affirmative covenants and events of default. If an event of default occurs, the collateral agent under the Secured Trading Facility will be entitled to take various actions, including the demand for payment of amounts due under the secured counterparty ISDA agreements and the Secured Trading Facility and all actions permitted to be taken by a secured creditor under such agreements.

In connection with the Talen Transactions and the Revolving Facility and the provision of collateral in the form of letters of credit, the secured counterparties entered into certain amendments to the Secured Trading Facility to permit incurrence of indebtedness and liens in connection with the Credit Agreement until the Company provides for obligations to be secured by the Credit Agreement Collateral, or in one instance, until September 30, 2015 subject to automatic extension under certain conditions. The Company is seeking to amend the Secured Trading Facility to secure the counterparties thereunder with the Credit Agreement Collateral, to increase the amount of the facility to up to $1.3 billion, to release Montour and Brunner Island as parties and make certain other changes in connection with the provision of such Credit Agreement Collateral as described above.

Tax Exempt Bonds

On September 1, 2015, Talen Energy Supply completed a remarketing of (i) $100,000,000 principal amount of its Exempt Facilities Revenue Refunding Bonds, Series 2009A (PPL Energy Supply, LLC Project) (the

“2009A Bonds”), (ii) $50,000,000 aggregate principal amount of its Exempt Facilities Revenue Refunding Bonds, Series 2009B (PPL Energy Supply, LLC Project) (the “2009B Bonds”) and (iii) $80,570,000 aggregate principal amount of its Exempt Facilities Revenue Refunding Bonds, Series 2009C (PPL Energy Supply, LLC Project) (the “2009C Bonds” and, together with the 2009A Bonds and the 2009B Bonds, the “Tax Exempt Bonds”), each of which were issued by the Pennsylvania Economic Development Financing Authority on behalf Talen Energy Supply. Each series of Tax Exempt Bond was originally issued in 2009 and Talen Energy Supply received the proceeds from the original issuance of each series of Tax Exempt Bonds pursuant to a separate exempt facilities loan agreement, each of which was amended in connection with the September 2015 remarketing.

The 2009A Bonds bear interest at a fixed rate of 6.40% per annum and mature on December 1, 2038. The 2009A Bonds are not subject to mandatory purchase prior to their stated maturity date. The 2009A Bonds may be redeemed at the option of Talen Energy Supply on or after September 1, 2020 at a redemption price of 100% of the principal amount thereof plus interest accrued, if any, to the redemption date. The 2009B Bonds bear interest at a fixed rate of 5.00% per annum, mature on December 31, 2038 and will be subject to mandatory tender at a purchase price equal to the principal amount thereof plus accrued and unpaid interest on September 1, 2020. The 2009C Bonds bear interest at a fixed rate of 5.00% per annum, mature on December 1, 2037 and will be subject to mandatory tender at a purchase price equal to the principal amount thereof plus accrued and unpaid interest on September 1, 2020. The Tax Exempt Bonds are subject to extraordinary optional redemption prior to maturity. The Tax Exempt Bonds are also subject to special mandatory redemption upon a determination that the interest on the Tax Exempt Bonds would be included in the holders’ gross income for federal income tax purposes. Any such special mandatory redemption would also be at a redemption price of 100% of the principal amount thereof, without premium, plus accrued interest, if any, to the redemption date.

The payment of principal and interest on each series of Tax Exempt Bonds is secured by an unsecured promissory note of Talen Energy Supply corresponding to such series of Tax Exempt Bonds in a principal amount corresponding to the principal amount of such series of Tax Exempt Bonds. The promissory notes contain principal, interest and prepayment provisions corresponding to the principal, interest and redemption provisions of the respective series of Tax Exempt Bonds. Talen Energy Corporation does not guarantee Talen Energy Supply’s obligations under the Tax Exempt Bonds, the exempt facilities loan agreements and/or the promissory notes referred to above.

Ironwood Senior Secured Notes

As of June 30, 2015, Talen Ironwood, LLC, a wholly owned indirect subsidiary of Talen Energy Supply, had $43 million aggregate principal amount of senior secured notes outstanding. These notes mature in 2025 and bear interest at 8.857%. Talen Energy Supply is not an obligor of these notes.

Bridge Facility for MACH Gen Acquisition

Talen Energy Supply has obtained a financing commitment to fund the cash purchase price of MACH Gen, LLC. See “Summary—Recent Developments—MACH Gen Acquisition.”

DESCRIPTION OF CAPITAL STOCK

In connection with the Talen Transactions, we amended and restated our certificate of incorporation and our bylaws. The following is a description of the material terms of, and is qualified in its entirety by, our amended and restated certificate of incorporation and amended and restated bylaws. Under “Description of Capital Stock,” “we,” “us,” “our” and “our company” refer to Talen Energy Corporation and not to any of its subsidiaries.

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Our issued and outstanding authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.001 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. See “Management—Board Composition and Director Independence.” The Riverstone Holders have certain rights pursuant to the Stockholder Agreement. See “Certain Relationships and Related Party Transactions—Stockholder Agreement.” The holders of our common stock do not have cumulative voting rights in the election of directors.

The Holders of our common stock are entitled to receive, on a pro rata basis, dividends and distributions, if any, that the board of directors may declare out of legally available funds, subject to preferences that may be applicable to preferred stock, if any, then outstanding. Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. All shares of our common stock currently outstanding are fully paid and non-assessable. The common stock is not subject to further calls or assessment by us. Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights, powers, preferences and privileges of holders of our common stock are subject to those of the holders of any shares of our preferred stock we may authorize and issue in the future.

As of September 15, 2015, we had 128,508,921 shares of common stock outstanding and 54,699 holders of record of common stock.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue shares of preferred stock from time to time in one or more series, and to fix by resolution, at the time of issuance of each of such series, the designations, powers, preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series. As of September 15, 2015, no shares of preferred stock were outstanding.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of the common stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by its board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Declaration and payment of any dividend is subject to the discretion of our board of directors.

Stockholder Meetings

Our amended and restated certificate of incorporation and amended and restated bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our board of directors. Our amended and restated certificate of incorporation and amended and restated bylaws provide that special meetings of the stockholders may be called only by the Chairman of our board of directors or by resolution of the board of directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Voting

The affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the meeting and entitled to vote at any annual or special meeting of stockholders decide all matters voted on by stockholders, unless the question is one upon which, by express provision of law, under our amended and restated certificate of incorporation, or under our amended and restated bylaws, a different vote is required, in which case such provision controls. Directors are elected by a plurality of votes cast.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law

The provisions of our amended and restated certificate of incorporation and amended and restated bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which could result in an improvement of their terms.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with super majority voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us or otherwise effect a change in control of us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

We do not have a stockholder rights plan or any series of preferred stock designated in connection with such a plan.

Special Meetings of Stockholders

Our amended and restated certificate of incorporation and amended and restated bylaws provide that a special meeting of stockholders may be called only by the Chairman of our board of directors, if there be one, or by a resolution adopted by our board of directors, which may fix the date, time and place of the meeting.

Stockholder Action by Written Consent

Our amended and restated certificate of incorporation provides that any action that may be taken at any meeting of stockholders may be taken by written consent of stockholders in lieu of a meeting if, and only if, the consent in writing is signed by all stockholders entitled to vote.

Removal of Directors

Our amended and restated certificate of incorporation provides that the affirmative vote of at least 66 2⁄3% of the voting power of the stock outstanding and entitled to vote thereon is required to remove the directors.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. For any matter to be “properly brought” before a meeting, a stockholder must comply with advance notice requirements and provide us with certain information. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. Our amended and restated bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of our company.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Section 203 of the DGCL

In our amended and restated certificate of incorporation, we have elected not to be governed by Section 203 of the DGCL, as permitted under and pursuant to subsection (b)(3) of Section 203. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s outstanding voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203.

Corporate Opportunities

Our amended and restated certificate of incorporation provides that we, on our behalf and on behalf of our subsidiaries, renounce any interest or expectancy in, or in being offered an opportunity to participate in, corporate opportunities, that are from time to time presented to our stockholders, any director or any of their respective affiliates who acquire knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us or any other stockholder, even if the opportunity is one that we or our subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. Neither our stockholders, any director nor any of their respective affiliates will generally be liable to us or any of our subsidiaries for breach of any duty by reason of the fact that such person pursues or acquires such corporate opportunity, directs such corporate opportunity to another person or fails to present such corporate opportunity, or information regarding such corporate opportunity, to us or our subsidiaries so long as such stockholder, director or any of their respective affiliates do not engage in such business or activity using confidential or proprietary information that was provided by or on behalf of Talen Energy. Stockholders are deemed to have notice of and consented to this provision of our amended and restated certificate of incorporation.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of our company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Our amended and restated certificate of incorporation provides that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware is, with certain limited exceptions, the sole and exclusive forum for any stockholder (including any beneficial owner) to bring (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having subject matter jurisdiction, in certain cases, and having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. However, the enforceability of similar forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our amended and restated bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL, subject to reimbursement in the event it is ultimately determined that the individual’s conduct did not meet the applicable standard of conduct to entitle the individual to indemnification under the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions to be included in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Amendments to our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the affirmative vote of at least 66 2⁄3% of the voting power of the stock outstanding and entitled to vote thereon is required to adopt, amend or repeal any provision of our amended and restated certificate of incorporation or our amended and restated bylaws.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Bank, National Association.

Listing

Our common stock is listed on the NYSE under the symbol “TLN.”

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain United States federal income and estate tax consequences to a non-U.S. holder (as defined below) of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset.

A “non-U.S. holder” means a beneficial owner of our common stock (other than an entity treated as a partnership for United States federal income tax purposes) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If an entity treated as a partnership for United States federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete an IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

Any gain realized on the sale or other disposition of our common stock generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes and certain other conditions are met.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

We have not determined whether we are a “United States real property holding corporation” for United States federal income tax purposes. If we are or become a “United States real property holding corporation,” so long as our common stock continues to be regularly traded on an established securities market, only a non-U.S. holder who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder’s holding period) more than 5% of our common stock will be subject to United States federal income tax on the disposition of our common stock.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Information reporting will apply to the amount of dividends paid to a non-U.S. holder and any tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our common stock and, for a disposition of our common stock occurring after December 31, 2016, the gross proceeds from such disposition, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisor regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, future sales of shares of common stock, or the availability for future sale of shares of common stock, will have on the market price of shares of our common stock prevailing from time to time. The sale of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate. See “Risk Factors—Risks Relating to Our Common Stock—Sales of our common stock may negatively affect its market price.”

As of September 15, 2015, we have a total of 128,508,921 shares issued and outstanding. The shares that may be sold pursuant to this prospectus will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described below. The remaining outstanding shares will be deemed restricted securities under the meaning of Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration, including the exemptions pursuant to Rule 144, which we summarize below.

We have filed two registration statements on Form S-8 under the Securities Act to register shares of our common stock or securities convertible into or exchangeable for shares of common stock issued pursuant to our new stock incentive plan and directors deferred compensation plan. Such Form S-8 registration statements automatically became effective upon filing. Accordingly, subject to applicable vesting restrictions or lock-up restrictions (described below), shares registered under such registration statements are available for sale in the open market. The initial registration statements on Form S-8 cover 6,204,000 shares.

Registration Rights

In connection with the Talen Transactions, we entered into the Stockholder Agreement, which provides the Riverstone Holders “demand” registration rights and customary “piggyback” registration rights. The Stockholder Agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities which may arise under the Securities Act. Securities registered under any such registration statement will be available for sale in the open market. See “Certain Relationships and Related Party Transactions—Stockholder Agreement.”

Lock-up

Pursuant to the Stockholder Agreement, the Riverstone Holders are, subject to certain customary exceptions, restricted from transferring, directly or indirectly, the shares of our common stock held by them until November 28, 2015, 180 days after the closing date of the Talen Transactions.

Rule 144

In general, under Rule 144, as currently in effect, a person who is not deemed to be our affiliate for purposes of Rule 144 or to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned the shares of common stock proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares of common stock without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares of common stock proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares of common stock without complying with any of the requirements of Rule 144. Our shares of common stock that were delivered to the PPL shareholders in connection with the Distribution and who were not our affiliates are freely tradable without restriction or further registration under the Securities Act. In general, after acquiring beneficial ownership, under Rule 144, as currently in effect, our affiliates or persons selling shares of common stock on behalf of our affiliates are entitled to sell, within any three-month period, a number of shares of common stock that does not exceed the greater of (1) 1% of the number of shares of common stock then outstanding and (2) the average weekly trading volume of the shares of common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale. Sales under Rule 144 by our affiliates or persons selling shares of common stock on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

PLAN OF DISTRIBUTION

We are registering the shares covered by this prospectus to permit the selling stockholders to conduct public secondary trading of these shares from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the shares offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of the shares will be the purchase price of the shares less any discounts and commissions. Each selling stockholder reserves the right to accept and, together with their respective agents, to reject, any proposed purchase of shares to be made directly or through agents.

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock offered by this prospectus on any stock exchange, market or trading facility on which the shares are traded. These sales may be at market prices prevailing at the time of sale or at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling the shares offered by this prospectus:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	broker dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	sales in the over-the-counter market;

•	privately negotiated transactions;

•	underwritten transactions;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In connection with these sales, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions that in turn may:

•	engage in short sales of shares of the common stock in the course of hedging their positions;

•	sell shares of the common stock short and deliver shares of the common stock to close out short positions;

•	loan or pledge shares of the common stock to broker-dealers or other financial institutions that in turn may sell shares of the common stock;

•	enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of shares of the common stock, which the broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. We have been informed by the selling stockholders that they do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. The selling stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of shares from certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the shares for sale under the Securities Act and to indemnify the selling stockholders and each person who participates in an offering against certain civil liabilities, including certain liabilities under the Securities Act.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the shares by the selling stockholders. Upon our notification by a selling stockholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including the number of shares being offered, the name or names of any underwriters, dealers or agents, the public offering price, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.

Any shares covered by this prospectus that qualify for sale under Rule 144 or Regulation D of the Securities Act may be sold under Rule 144 or Regulation D, as applicable, rather than under this prospectus. The shares covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The shares may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless the shares have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

There can be no assurance that the selling stockholders will sell any or all of the common stock offered under this prospectus.

LEGAL MATTERS

The validity of the shares of Talen Energy common stock offered pursuant to this prospectus will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of PPL Energy Supply, LLC (now known as Talen Energy Supply, LLC) as of December 31, 2014 and 2013 and for each of the three years ended December 31, 2014 appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance on their report given on the authority of such firm as experts in accounting and auditing.

The consolidated and combined financial statements of RJS Generation Holdings LLC as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 included in this registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our common stock being distributed as contemplated hereby. This prospectus is part of, and does not contain all of the information set forth in, the registration statement and the exhibits thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document referred to are summaries of the material terms of the respective contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved.

A copy of the registration statement, and the exhibits thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, will file annual reports containing financial statements audited by an independent public accounting company, quarterly reports containing unaudited financial statements, current reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You also may obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC’s website. You also may access, free of charge, our reports filed with the SEC (for example, our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and any amendments to those forms) through our website at www.talenenergy.com. Reports filed with or furnished to the SEC will be available as soon as reasonably practicable after they are filed with or furnished to the SEC. Our website is included in this prospectus as an inactive textual reference only. The information found on our website is not part of this prospectus or any report filed with or furnished to the SEC.

GLOSSARY

The following are definitions of certain terms used in this prospectus except as otherwise indicated:

“Adjusted EBITDA” means EBITDA, as further adjusted for certain items, including unrealized (gain) loss on derivative contracts, ARO accretion, stock-based compensation, NDT fund (gain) loss and other items not considered indicative of ongoing operating performance.

“AOCI” means accumulated other comprehensive income or loss.

“ARO” means asset retirement obligation.

“baseload generation” means the output provided by nuclear, coal, hydroelectric and qualifying facilities for demand that occurs continuously.

“basis” when used in the context of derivatives and commodity trading, means the commodity price differential between two locations, products or time periods.

“Brunner Island” means Brunner Island, LLC, formerly PPL Brunner Island, LLC, a Delaware limited liability company and a subsidiary of Talen Generation that owns generating operations in Pennsylvania, or where the context requires, the Brunner Island generating plant.

“CCR” means coal combustion residuals, which include fly ash, bottom ash and sulfur dioxide scrubber wastes.

“Clean Air Act” means federal legislation enacted to address certain environmental issues related to air emissions, including acid rain, ozone and toxic air emissions.

“COBRA” means Consolidated Omnibus Budget Reconciliation Act, which provides individuals the option to temporarily continue employer group health insurance coverage after termination of employment.

“Code” means the Internal Revenue Code of 1986, as amended.

“COLA” means the license application for a combined construction permit and operating license from the NRC for a nuclear plant.

“Colstrip” means the Colstrip Steam Electric Station, the four unit, approximately 2,100 MW net coal-fired generating plant located in Montana that is jointly owned by Talen Montana and the other Colstrip owners.

“Colstrip owners” means Avista Corporation, Puget Sound Energy, Inc., Portland General Electric Company, NorthWestern, PacifiCorp. and Talen Montana, which jointly own Colstrip.

“Combination” or “Contribution” means the contribution by the Riverstone Holders of RJS Power to Talen Energy in exchange for shares of Talen Energy common stock.

“Company” means Talen Energy Corporation.

“Credit Agreement” means the credit agreement with Citibank, N.A., as administrative agent, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Morgan Stanley Senior Funding, Inc., BNP Paribas Securities Corp., Credit Suisse Securities (USA) LLC, Bank of Tokyo-Mitsubishi UFJ Ltd. and RBC Capital Markets, as joint lead arrangers and joint bookrunners, and the other agents and lenders from time to time party thereto, and Talen Energy Supply, as borrower, dated as of June 1, 2015, which provides for a revolving loan facility consisting of a $1.85 billion revolving loan facility maturing in five years from the date thereof.

“CPSG” means Constellation Power Source Generation, Inc.

“CRRs” means congestion revenue rights, which are financial instruments established to manage price risk related to electricity transmission congestion that entitle the holder to receive compensation or require the holder to remit payment for certain congestion-related transmission charges based on the level of congestion between two pricing locations, known as source and sink.

“CSAPR” means Cross-State Air Pollution Rule.

“Distribution” means the pro rata distribution immediately prior to the consummation of the Merger of all the then outstanding shares of HoldCo common stock to the shareholders of PPL.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act that was signed into law in July 2010.

“DOE” means Department of Energy, a U.S. government agency.

“DOJ” means Department of Justice, a U.S. government agency.

“DR” means demand response, a program designed to induce, through the use of incentive payments, retail electricity consumers to lower electricity use at times of high wholesale market prices or when system reliability is jeopardized.

“EBITDA” means net income adjusted for depreciation, amortization, interest expense and income taxes.

“ELG” means Effluent Limitations Guidelines.

“Energy Supply” means Talen Energy Supply.

“EPA” means Environmental Protection Agency, a U.S. government agency.

“ERCOT” means The Electric Reliability Council of Texas, operator of the electricity transmission network and electricity energy market in most of Texas.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“FERC” means Federal Energy Regulatory Commission, the U.S. federal agency that regulates, among other things, interstate transmission and wholesale sales of electricity, hydroelectric power projects and related matters.

“FERC Order” means the order of the FERC dated December 18, 2014 approving the Talen Transactions pursuant to Section 203 of the Federal Power Act.

“Fitch” means Fitch Inc., a credit rating agency.

“FTRs” means financial transmission rights, which are financial instruments established to manage price risk related to electricity transmission congestion that entitle the holder to receive compensation or require the holder to remit payment for certain congestion-related transmission charges based on the level of congestion between two pricing locations, known as source and sink.

“GAAP” means U.S. Generally Accepted Accounting Principles.

“GHGs” means greenhouse gases.

“HoldCo” means Talen Energy Holdings, Inc., a Delaware corporation, which was formed for the purposes of the spinoff transaction. HoldCo is a wholly owned direct subsidiary of Talen Energy and is the sole member of Talen Energy Supply.

“HRCO” means a heat rate call option, which is a contract for the financial purchase and sale of power based on a floating price of natural gas at a predetermined location using a predetermined conversion factor required to turn the fuel input into electricity.

“IBEW” means International Brotherhood of Electrical Workers.

“intermediate and peaking generation” means the output provided by oil- and natural gas-fired units that generally do not run on an on-going basis or run when there is a high demand.

“Ironwood Acquisition” means the acquisition in April 2012, in which Talen Ironwood Holdings, LLC, an indirect, wholly owned subsidiary of Talen Energy Supply, acquired from a subsidiary of The AES Corporation all of the equity interests of AES Ironwood, L.L.C. (subsequently renamed Talen Ironwood, LLC) and AES Prescott, L.L.C. (subsequently renamed Talen Prescott, LLC), which together own and operate the Ironwood Facility.

“Ironwood Facility” means a natural gas combined-cycle unit in Lebanon, Pennsylvania with a summer rating of approximately 660 MW.

“IRS” means the Internal Revenue Service, a U.S. government agency.

“ISO” means Independent System Operator.

“ISO-NE” means ISO New England, operator of the electricity transmission network and electricity energy market in all or parts of Connecticut, Rhode Island, Massachusetts, Vermont, New Hampshire and Maine.

“Jade” means Jade Power Generation Holdings LLC, a Delaware limited liability company and a subsidiary of Talen Energy Supply that owns generating operations in Texas; provided that, when used in the audited consolidated financial statements of RJS Power and the unaudited condensed consolidated financial statements of RJS Power, “Jade” means C/R Energy Jade, LLC.

“kWh” means kilowatt-hour, basic unit of electrical energy.

“LIBOR” means London Interbank Offered Rate.

“MATS” means Mercury and Air Toxics Standards.

“MDE” means Maryland Department of Environment.

“MDEQ” means Montana Department of Environmental Quality.

“MEIC” means Montana Environmental Information Center.

“Merger” means the merger of Merger Sub with and into HoldCo, with HoldCo continuing as the surviving company, which occurred as part of the Talen Transactions on June 1, 2015.

“Merger Event” has the meaning specified in “Description of Material Indebtedness.”

“Merger Ratings Event” has the meaning specified in “Description of Material Indebtedness.”

“Merger Sub” means Talen Energy Merger Sub, Inc., a Delaware corporation, which was merged with and into HoldCo as part of the Talen Transactions on June 1, 2015.

“MMBtu” means one million British Thermal Units.

“Moody’s” means Moody’s Investors Services, Inc., a credit rating agency.

“Montour” means Montour, LLC, formerly PPL Montour, LLC, a Delaware limited liability company and a subsidiary of Talen Generation that owns generating operations in Pennsylvania, or where the context requires, the Montour generating plant.

“MW” means megawatts, one thousand kilowatts.

“MWh” means megawatt hours, one thousand kilowatt-hours.

“NAAQS” means National Ambient Air Quality Standards.

“NDT” means Susquehanna Nuclear, LLC’s nuclear plant decommissioning trust.

“NERC” means North American Electric Reliability Corporation.

“NorthWestern” means NorthWestern Corporation, a Delaware corporation doing business as NorthWestern Energy.

“NPNS” means the normal purchases and normal sales exception as permitted by derivative accounting rules. Derivatives that qualify for this exception may receive accrual accounting treatment.

“NRC” means Nuclear Regulatory Commission, the U.S. federal agency that regulates nuclear power facilities.

“NUGs” means non-utility generators, generating plants not owned by public utilities, whose electrical output must be purchased by utilities under the PURPA if the plant meets certain criteria.

“NYSE” means the New York Stock Exchange.

“OCI” means other comprehensive income or loss.

“OSHA” means the Occupational Safety and Health Administration.

“Opacity” means the degree to which emissions reduce the transmission of light and obscure the view of an object in the background. There are emission regulations that limit the opacity of power plant stack gas emissions.

“PADEP” means the Pennsylvania Department of Environmental Protection, a state government agency.

“PJM” means PJM Interconnection, L.L.C., operator of the electricity transmission network and electricity market in all or parts of Delaware, Illinois, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and the District of Columbia.

“PLR” means Provider of Last Resort, the role of PPL Electric in providing default electricity supply within its delivery area to retail customers who have not chosen to select an alternative electricity supplier under the Customer Choice Act.

“PPL” means PPL Corporation, the former indirect parent holding company of all Talen Energy companies except for RJS’ subsidiaries.

“PPL Brunner Island” means PPL Brunner Island, LLC, a subsidiary of PPL Generation that owns generating operations in Pennsylvania. Upon completion of the Talen Transactions, PPL Brunner Island was renamed Brunner Island, LLC.

“PPL Electric” means PPL Electric Utilities Corporation, a Pennsylvania corporation and a public utility subsidiary of PPL and former affiliate of Talen Energy engaged in the regulated transmission and distribution of electricity in its Pennsylvania service area and that provides electricity supply to its retail customers in this area as a PLR.

“PPL Energy Funding” means PPL Energy Funding Corporation, a Pennsylvania corporation and a subsidiary of PPL and the parent holding company of PPL Global, LLC and other subsidiaries, including, prior to the completion of the Talen Transactions, PPL Energy Supply.

“PPL EnergyPlus” means PPL EnergyPlus, LLC, a Pennsylvania limited liability company and a subsidiary of Talen Energy Supply that markets and trades wholesale and retail electricity and gas, and supplies energy and energy services in competitive markets. Upon completion of the Talen Transactions, PPL EnergyPlus was renamed Talen Energy Marketing, LLC.

“PPL Energy Supply” means PPL Energy Supply, LLC, a Delaware limited liability company, now known as Talen Energy Supply, LLC, an indirect subsidiary of Talen Energy.

“PPL Generation” means PPL Generation, LLC, a Delaware limited liability company and a subsidiary of Talen Energy Supply that owns and operates U.S. generating facilities through various subsidiaries. Upon completion of the Talen Transactions, PPL Generation was renamed Talen Generation, LLC.

“PPL Holtwood” means PPL Holtwood, LLC, a Delaware limited liability company and a subsidiary of PPL Generation that owns hydroelectric generating operations in Pennsylvania. Upon completion of the Talen Transactions, PPL Holtwood was renamed Holtwood, LLC.

“PPL Ironwood” means PPL Ironwood LLC, a Delaware limited liability company and an indirect subsidiary of PPL Generation that owns generating operations in Pennsylvania. Upon completion of the Talen Transactions, PPL Ironwood was renamed Talen Ironwood, LLC.

“PPL Montana” means PPL Montana, LLC, a Delaware limited liability company and an indirect subsidiary of PPL Generation that generates electricity for wholesale sales in Montana and the Pacific Northwest. Upon completion of the Talen Transactions, PPL Montana was renamed Talen Montana, LLC.

“PPL Montour” means PPL Montour, LLC, a Delaware limited liability company and a subsidiary of PPL Generation that owns generating operations in Pennsylvania. Upon completion of the Talen Transactions, PPL Montour was renamed Montour, LLC.

“PPL Services” means PPL Services Corporation, a Delaware corporation and a subsidiary of PPL that provides services to PPL and its subsidiaries.

“PPL Susquehanna” means PPL Susquehanna, LLC, a Delaware limited liability company and a subsidiary of PPL Generation that owns a nuclear-powered generating station. Upon completion of the Talen Transactions, PPL Susquehanna was renamed Susquehanna Nuclear, LLC.

“PP&E” means property, plant and equipment.

“PSEG” means Public Service Electric and Gas Company.

“PUC” means Pennsylvania Public Utility Commission, the state agency that regulates certain ratemaking, services, accounting and operations of Pennsylvania utilities.

“PUCT” means Public Utility Commission of Texas, the state agency that represents and protects the public interests in regard to public utility rates, operations and services and provides oversight of competitive markets and compliance enforcement of statues and rules for the electric and telecommunication industries in Texas.

“PURPA” means the Public Utility Regulatory Policies Act of 1978, legislation passed by the U.S. Congress to encourage energy conservation, efficient use of resources and equitable rates.

“Raven” means Raven Power Generation Holdings LLC, a Delaware limited liability company and a subsidiary of Talen Energy Supply that owns generating operations in Maryland; provided that, when used in the audited consolidated financial statements of RJS Power and the unaudited condensed consolidated financial statements of RJS Power, “Raven” means Raven Power Holdings LLC.

“RCRA” means The Resource Conservation and Recovery Act of 1976, as amended.

“RECs” means Renewable Energy Credits.

“Revolving Facility” means the revolving loan facility under the Credit Agreement.

“Regional Haze Program” means the EPA program that requires states to develop and implement air quality protection plans to reduce pollution that causes visibility impairment in national parks and wilderness areas.

“RFC” means ReliabilityFirst Corporation, one of eight regional entities with delegated authority from NERC that work to safeguard the reliability of the bulk power systems throughout North America.

“Riverstone” means Riverstone Holdings LLC, a Delaware limited liability company.

“Riverstone Holders” means Raven Power Holdings LLC, C/R Energy Jade, LLC and Sapphire Power Holdings LLC, affiliates of Riverstone that formerly owned RJS Power and contributed RJS Power to Talen Energy on June 1, 2015 in exchange for 35% of Talen Energy’s common stock.

“RJS” means Raven, Jade and Sapphire, collectively.

“RJS Power” means RJS Generation Holdings LLC, a Delaware limited liability company and former parent of RJS that was contributed by the Riverstone Holders to Talen Energy on June 1, 2015 in exchange for 35% of Talen Energy’s common stock. Following the contribution, RJS Power was merged into Talen Energy Supply.

“Sapphire” means Sapphire Power Generation Holdings LLC, a Delaware limited liability company and a subsidiary of Talen Energy Supply that owns generating operations in Massachusetts, New Jersey and Pennsylvania; provided that, when used in the audited consolidated financial statements of RJS Power and the unaudited condensed consolidated financial statements of RJS Power, “Sapphire” means Sapphire Power Holdings LLC.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, which sets requirements for management’s assessment of internal controls for financial reporting. It also requires an independent auditor to make its own assessment.

“Scrubber” means an air pollution control device that can remove particulates and/or gases (primarily sulfur dioxide) from exhaust gases.

“SEC” means the U.S. Securities and Exchange Commission, a U.S. government agency primarily responsible for protecting investors and maintaining the integrity of the securities markets.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Separation Agreement” means the Separation Agreement, dated as of June 9, 2014, as amended, among PPL, HoldCo, Talen Energy, Talen Energy Supply, Raven, Jade and Sapphire.

“SERC” means SERC Reliability Corporation, one of eight regional entities with delegated authority from NERC that work to safeguard the reliability of the bulk power systems throughout North America.

“SIFMA Index” means the Securities Industry and Financial Markets Association Municipal Swap Index.

“SMGT” means Southern Montana Electric Generation & Transmission Cooperative, Inc., a Montana cooperative and purchaser of electricity under a long-term supply contract with Talen Energy Marketing that was terminated effective April 1, 2012.

“SNCR” means selective non-catalytic reduction, a pollution control process for the removal of nitrogen oxide from exhaust gases using ammonia.

“Spark Spread” means a measure of gross margin representing the price of power on a per MWh basis less the equivalent measure of the natural gas cost to produce that power. This measure is used to describe the gross margin of Talen Energy and its subsidiaries’ competitive natural gas-fired generating fleet. This term is also used to describe a derivative contract in which certain Talen Energy subsidiaries may sell power and buy natural gas on a forward basis in the same contract.

“Stockholder Agreement” means the Stockholder Agreement entered into by Talen Energy and the Riverstone Holders as of June 1, 2015.

“Susquehanna Nuclear” means Susquehanna Nuclear, LLC, formerly PPL Susquehanna, LLC, a Delaware limited liability company and a subsidiary of Talen Generation that owns a nuclear-powered generating station.

“SWMAAC” means Southwest Mid-Atlantic Area Council, which consists of Baltimore Gas and Electric Company and Potomac Electric Power Co.

“S&P” means Standard & Poor’s Ratings Services, a credit rating agency.

“Talen Energy” means Talen Energy Corporation, a Delaware corporation.

“Talen Energy Marketing” means Talen Energy Marketing, LLC, formerly PPL EnergyPlus, LLC, a Pennsylvania limited liability company and a subsidiary of Talen Energy Supply that markets and trades wholesale and retail electricity and gas, and supplies energy and energy services in competitive markets.

“Talen Energy Supply” means Talen Energy Supply, LLC, formerly PPL Energy Supply, LLC, a Delaware limited liability company and an indirect subsidiary of Talen Energy.

“Talen Generation” means Talen Generation, LLC, formerly PPL Generation, LLC, a Delaware limited liability company and a subsidiary of Talen Energy Supply that owns and operates generating facilities through various subsidiaries primarily in Pennsylvania.

“Talen Ironwood” means Talen Ironwood, LLC, formerly PPL Ironwood, LLC, a Delaware limited liability company and an indirect subsidiary of Talen Generation that owns generating operations in Pennsylvania.

“Talen Montana” means Talen Montana, LLC, formerly PPL Montana, LLC, a Delaware limited liability company and an indirect subsidiary of Talen Generation that owns generating operations in Montana.

“Talen Transactions” has the meaning ascribed to it in the section “The Talen Transactions.”

“Tolling agreement” means agreement whereby the owner of an electricity generating facility agrees to use that facility to convert fuel provided by a third party into electricity for delivery back to the third party.

“TPM” means Topaz Power Management, LP, an affiliate of Riverstone and the entity that managed RJS Power’s assets prior to the Contribution, and following the Contribution provides services to Talen Energy Supply pursuant to a TSA.

“Transaction Agreement” means the Transaction Agreement, dated as of June 9, 2014, among PPL, HoldCo, Talen Energy, Talen Energy Supply, Merger Sub, Raven, Jade and Sapphire, as amended.

“Transition Services Agreement” or “TSA” means as applicable, the Transition Services Agreement, dated June 1, 2015, by and between PPL and Talen Energy Supply and the Transition Services Agreement, dated May 4, 2015, by and between Talen Energy Supply and TPM.

“VaR” means value-at-risk, a statistical model that attempts to estimate the value of potential loss over a given holding period under normal market conditions at a given confidence level.

“VPP Star status” means the highest level of recognition in the DOE Voluntary Protection Program, a DOE program established to promote safety and health excellence through cooperative efforts among labor, management and government at the DOE contractor sites.

“WECC” means Western Electricity Coordinating Council, operator of the electricity transmission network and electricity energy market in all or parts of Arizona, California, Colorado, Idaho, Montana, Nevada, New Mexico, Oregon, South Dakota, Texas, Utah, Washington and Wyoming and the provinces of Alberta and British Columbia in Canada and the northern portion of Baja California in Mexico.

“Volumetric risk” means the risk that the actual load volumes provided under full-requirement sales contracts could vary significantly from forecasted volumes.

Report of Independent Registered Public Accounting Firm

The Board of Managers and Sole Member of PPL Energy Supply, LLC

We have audited the accompanying consolidated balance sheets of PPL Energy Supply, LLC and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PPL Energy Supply, LLC and subsidiaries at December 31, 2014 and 2013, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

February 23, 2015

CONSOLIDATED STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31

PPL Energy Supply, LLC and Subsidiaries

(Millions of Dollars)

	2014	2013	2012
Operating Revenues
Unregulated wholesale energy	$1,808	$2,909	$3,976
Unregulated wholesale energy to affiliate	84	51	78
Unregulated retail energy	1,243	1,027	844
Energy-related businesses	601	527	448

Total Operating Revenues	3,736	4,514	5,346

Operating Expenses
Operation
Fuel	1,196	1,049	965
Energy purchases	209	1,171	1,821
Other operation and maintenance	1,007	1,026	997
Loss on lease termination (Note 4)		697
Depreciation	297	299	272
Taxes, other than income	57	53	55
Energy-related businesses	573	512	432

Total Operating Expenses	3,339	4,807	4,542

Operating Income (Loss)	397	(293)	804
Other Income (Expense) – net	30	32	19
Interest Expense	124	159	158

Income (Loss) from Continuing Operations Before Income Taxes	303	(420)	665
Income Taxes	116	(159)	236

Income (Loss) from Continuing Operations After Income Taxes	187	(261)	429
Income (Loss) from Discontinued Operations (net of income taxes)	223	32	46

Net Income (Loss)	410	(229)	475
Net Income (Loss) Attributable to Noncontrolling Interests		1	1

Net Income (Loss) Attributable to PPL Energy Supply Member	$410	$(230)	$474

Amounts Attributable to PPL Energy Supply Member:
Income (Loss) from Continuing Operations After Income Taxes	$187	$(262)	$428
Income (Loss) from Discontinued Operations (net of income taxes)	223	32	46

Net Income (Loss)	$410	$(230)	$474

The accompanying Notes to Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31,

PPL Energy Supply, LLC and Subsidiaries

(Millions of Dollars)

	2014	2013	2012
Net income (loss)	$410	$(229)	$475
Other comprehensive income (loss):
Amounts arising during the period – gains (losses), net of tax (expense) benefit:
Available-for-sale securities, net of tax of ($40), ($72), ($31)	35	67	29
Qualifying derivatives, net of tax of $0, $0, ($46)			68
Defined benefit plans:
Prior service costs, net of tax of ($6), ($1), $0	8	2	1
Net actuarial gain (loss), net of tax of $83, ($49), $56	(120)	71	(82)
Reclassifications to net income – (gains) losses, net of tax expense (benefit):
Available-for-sale securities, net of tax of $7, $4, $1	(6)	(6)	(7)
Qualifying derivatives, net of tax of $17, $84, $291	(25)	(123)	(463)
Defined benefit plans:
Prior service costs, net of tax of ($1), ($3), ($2)	3	4	5
Net actuarial loss, net of tax of ($4), ($10), ($2)	5	14	10

Total other comprehensive income (loss) attributable to PPL Energy Supply Member	(100)	29	(439)

Comprehensive income (loss)	310	(200)	36
Comprehensive income attributable to noncontrolling interests		1	1

Comprehensive income (loss) attributable to PPL Energy Supply Member	$310	$(201)	$35

The accompanying Notes to Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31

PPL Energy Supply, LLC and Subsidiaries

(Millions of Dollars)

	2014	2013	2012
Cash Flows from Operating Activities
Net income (Loss)	$410	$(229)	$475
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation	313	318	285
Amortization	163	156	119
Defined benefit plans – expense	42	51	43
Deferred income taxes and investment tax credits	(26)	(296)	152
Impairment of assets	20	65	3
Unrealized (gains) losses on derivatives, and other hedging activities	4	171	(41)
Pre-tax gain from the sale of the Montana hydroelectric generation business (Note 4)	(315)
Loss on lease termination (Note 4)		426
Other	36	2	19
Change in current assets and current liabilities
Accounts receivable	17	23	(54)
Accounts payable	2	(56)	(22)
Unbilled revenues	68	83	33
Fuel, materials and supplies	(97)	(31)	(29)
Prepayments	(53)	(5)	(1)
Counterparty collateral	(17)	(81)	(34)
Price risk management assets and liabilities	(30)	7	(21)
Taxes payable	(3)	(31)	(27)
Other	(40)	(16)	(17)
Other operating activities
Defined benefit plans – funding	(35)	(113)	(75)
Other assets	3	(4)	(41)
Other liabilities		(30)	17

Net cash provided by (used in) operating activities	462	410	784

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(416)	(583)	(648)
Proceeds from the sale of the Montana hydroelectric generation business (Note 4)	900
Ironwood Acquisition, net of cash acquired			(84)
Expenditures for intangible assets	(46)	(42)	(45)
Purchases of nuclear plant decommissioning trust investments	(170)	(159)	(154)
Proceeds from the sale of nuclear plant decommissioning trust investments	154	144	139
Proceeds from the receipt of grants	164	3
Net (increase) decrease in notes receivable from affiliates			198
Net (increase) decrease in restricted cash and cash equivalents	(108)	(22)	104
Other investing activities	19	28	21

Net cash provided by (used in) investing activities	497	(631)	(469)

Cash Flows from Financing Activities
Retirement of long-term debt	(309)	(747)	(9)
Contributions from member	739	1,577	563
Distributions to member	(1,906)	(408)	(787)
Net increase (decrease) in short-term debt	630	(356)	(44)
Other financing activities		(19)	(4)

Net cash provided by (used in) financing activities	(846)	47	(281)

Net Increase (Decrease) in Cash and Cash Equivalents	113	(174)	34
Cash and Cash Equivalents at Beginning of Period	239	413	379

Cash and Cash Equivalents at End of Period	$352	$239	$413

Supplemental Disclosures of Cash Flow Information
Cash paid (received) during the period for:
Interest – net of amount capitalized	$122	$157	$150
Income taxes – net	$310	$189	$128

The accompanying Notes to Financial Statements are an integral part of the financial statements.

CONSOLIDATED BALANCE SHEETS AT DECEMBER 31

PPL Energy Supply, LLC and Subsidiaries

(Millions of Dollars)

	2014	2013
Assets
Current Assets
Cash and cash equivalents	$352	$239
Restricted cash and cash equivalents	176	68
Accounts receivable (less reserve: 2014, $2; 2013, $21)
Customer	186	233
Other	103	97
Accounts receivable from affiliates	36	45
Unbilled revenues	218	286
Fuel, materials and supplies	455	358
Prepayments	70	20
Price risk management assets	1,079	860
Other current assets	26	27

Total Current Assets	2,701	2,233

Investments
Nuclear plant decommissioning trust funds	950	864
Other investments	30	37

Total Investments	980	901

Property, Plant and Equipment
Non-regulated property, plant and equipment
Generation	11,318	11,891
Nuclear fuel	624	591
Other	293	288
Less: accumulated depreciation – non-regulated property, plant and equipment	6,242	6,046

Non-regulated property, plant and equipment, net	5,993	6,724
Construction work in progress	443	450

Property, Plant and Equipment, net	6,436	7,174

Other Noncurrent Assets
Goodwill	72	86
Other intangibles	257	266
Price risk management assets	239	328
Other noncurrent assets	75	86

Total Other Noncurrent Assets	643	766

Total Assets	$10,760	$11,074

The accompanying Notes to Financial Statements are an integral part of the financial statements.

CONSOLIDATED BALANCE SHEETS AT DECEMBER 31

PPL Energy Supply, LLC and Subsidiaries

(Millions of Dollars)

	2014	2013
Liabilities and Equity
Current Liabilities
Short-term debt	$630
Long-term debt due within one year	535	$304
Accounts payable	361	393
Accounts payable to affiliates	50	4
Taxes	28	31
Interest	16	22
Price risk management liabilities	1,024	750
Other current liabilities	246	278

Total Current Liabilities	2,890	1,782

Long-term Debt	1,683	2,221

Deferred Credits and Other Noncurrent Liabilities
Deferred income taxes	1,223	1,114
Investment tax credits	27	205
Price risk management liabilities	193	320
Accrued pension obligations	299	111
Asset retirement obligations	415	393
Other deferred credits and noncurrent liabilities	123	130

Total Deferred Credits and Other Noncurrent Liabilities	2,280	2,273

Commitments and Contingent Liabilities (Note 9)
Member’s equity	3,907	4,798

Total Liabilities and Equity	$10,760	$11,074

The accompanying Notes to Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF EQUITY

PPL Energy Supply, LLC and Subsidiaries

(Millions of Dollars)

	Member’s equity	Non- controlling interests		Total
December 31, 2011	$4,019		$18	$4,037
Net income	474		1	475
Other comprehensive income (loss)	(439)			(439)
Contributions from member	563			563
Distributions	(787)		(1)	(788)

December 31, 2012	$3,830		$18	$3,848

Net income	$(230)		$1	$(229)
Other comprehensive income (loss)	29			29
Contributions from member	1,577			1,577
Distributions	(408)		(19)	(427)

December 31, 2013	$4,798	$		$4,798

Net income (loss)	$410	$		$410
Other comprehensive income (loss)	(100)			(100)
Contributions from member	739			739
Distributions	(1,940)			(1,940)

December 31, 2014	$3,907	$		$3,907

The accompanying Notes to Financial Statements are an integral part of the financial statements.

NOTES TO FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

General

Capitalized terms and abbreviations appearing in the notes to financial statements are defined in the glossary. Dollars are in millions unless otherwise noted.

Business and Consolidation

PPL Energy Supply is an energy company conducting business primarily through its principal subsidiaries PPL Generation and PPL EnergyPlus. PPL Generation owns and operates a portfolio of competitive domestic power generating assets. These power plants are located in Pennsylvania and Montana and use well-diversified fuel sources including coal, uranium, natural gas, oil and water. PPL EnergyPlus sells electricity produced by PPL Generation subsidiaries, participates in wholesale market load-following auctions, and markets various energy products and commodities such as: capacity, transmission, FTRs, coal, natural gas, oil, uranium, emission allowances, RECs and other commodities in competitive wholesale and competitive retail markets, primarily in the northeastern and northwestern U.S.

PPL Energy Supply operates within a single reportable segment.

In June 2014, PPL and PPL Energy Supply executed definitive agreements with affiliates of Riverstone to combine their competitive power generation businesses into a new, stand-alone, publicly traded company named Talen Energy. See Note 4 for additional information.

In November 2014, PPL Montana completed the sale of its hydroelectric generating facilities. See Note 4 for additional information.

“Income (Loss) from Discontinued Operations (net of income taxes)” on the Statements of Income includes the activities of PPL Montana’s hydroelectric generating facilities and the gain on the sale of these facilities to NorthWestern in November 2014. The related assets and liabilities have not been reclassified to assets/liabilities of discontinued operations on the balance sheet at December 31, 2013. The Statements of Cash Flows do not separately report the cash flows of the Discontinued Operations. See Note 4 for additional information.

The financial statements include each company’s own accounts as well as the accounts of all entities in which the company has a controlling financial interest. Entities for which a controlling financial interest is not demonstrated through voting interests are evaluated based on accounting guidance for VIEs. PPL Energy Supply consolidates a VIE when it is determined to have a controlling interest in the VIE, and thus are the primary beneficiary of the entity. PPL Energy Supply is not the primary beneficiary in any material VIEs. Investments in entities in which a company has the ability to exercise significant influence but does not have a controlling financial interest are accounted for under the equity method. All other investments are carried at cost or fair value. All significant intercompany transactions have been eliminated. Any noncontrolling interests are reflected in the financial statements.

The financial statements include PPL Energy Supply’s share of any undivided interests in jointly owned facilities, as well as its share of the related operating costs of those facilities. See Note 8 for additional information.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Loss Accruals

Potential losses are accrued when (1) information is available that indicates it is “probable” that a loss has been incurred, given the likelihood of the uncertain future events and (2) the amount of the loss can be reasonably estimated. Accounting guidance defines “probable” as cases in which “the future event or events are likely to occur.” PPL Energy Supply continuously assesses potential loss contingencies for environmental remediation, litigation claims, regulatory penalties and other events. Loss accruals for environmental remediation are discounted when appropriate.

The accrual of contingencies that might result in gains is not recorded, unless realization is assured.

Changes in Classification

The classification of certain amounts in the 2013 and 2012 financial statements have been changed to conform to the current presentation. The changes in classification did not affect PPL Energy Supply’s net income or equity.

Price Risk Management

Energy and energy-related contracts are used to hedge the variability of expected cash flows associated with the generating units and marketing activities, as well as for trading purposes at PPL Energy Supply. Interest rate contracts are used to hedge exposures to changes in the fair value of debt instruments and to hedge exposures to variability in expected cash flows associated with existing floating-rate debt instruments or forecasted fixed-rate issuances of debt. Similar derivatives may receive different accounting treatment, depending on management’s intended use and documentation.

Certain energy and energy-related contracts meet the definition of a derivative, while others do not meet the definition of a derivative because they lack a notional amount or a net settlement provision. In cases where there is no net settlement provision, markets are periodically assessed to determine whether market mechanisms have evolved that would facilitate net settlement. Certain derivative energy contracts have been excluded from the requirements of derivative accounting treatment because NPNS has been elected. These contracts are accounted for using accrual accounting. All other contracts that have been classified as derivative contracts are reflected on the balance sheets at fair value. These contracts are recorded as “Price risk management assets” and “Price risk management liabilities” on the Balance Sheets. The portion of derivative positions that deliver within a year are included in “Current Assets” and “Current Liabilities,” while the portion of derivative positions that deliver beyond a year are recorded in “Other Noncurrent Assets” and “Deferred Credits and Other Noncurrent Liabilities.” PPL Energy Supply considers intra-month transactions to be spot activity, which is not accounted for as a derivative.

Energy and energy-related contracts are assigned a strategy and accounting classification. Processes exist that allow for subsequent review and validation of the contract information. See Note 13 for more information. The accounting department provides the traders and the risk management department with guidelines on appropriate accounting classifications for various contract types and strategies. Some examples of these guidelines include, but are not limited to:

•	Physical coal, limestone, lime, uranium, electric transmission, gas transportation, gas storage and renewable energy credit contracts not traded on an exchange are not derivatives due to the lack of net settlement provisions.

•	Only contracts where physical delivery is deemed probable throughout the entire term of the contract can qualify for NPNS.

•	Physical transactions that permit cash settlement and financial transactions do not qualify for NPNS because physical delivery cannot be asserted; however, these transactions can receive cash flow hedge treatment if they effectively hedge the volatility in the future cash flows for energy-related commodities.

•	Certain purchased option contracts or net purchased option collars may receive cash flow hedge treatment.

•	Derivative transactions that do not qualify for NPNS or cash flow hedge treatment, or for which NPNS or cash flow hedge treatment is not elected, are recorded at fair value through earnings.

A similar process is also followed by the treasury department as it relates to interest rate derivatives. Examples of accounting guidelines provided to the treasury department staff include, but are not limited to:

•	Transactions to lock in an interest rate prior to a debt issuance can be designated as cash flow hedges, to the extent the forecasted debt issuances remain probable of occurring.

•	Transactions entered into to hedge fluctuations in the fair value of existing debt can be designated as fair value hedges.

•	Derivative transactions that do not qualify for cash flow treatment are marked to fair value through earnings.

Cash inflows and outflows related to derivative instruments are included as a component of operating, investing or financing activities on the Statements of Cash Flows, depending on the classification of the hedged items.

PPL Energy Supply has elected not to offset net derivative positions against the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) under master netting arrangements.

PPL Energy Supply reflects its net realized and unrealized gains and losses associated with all derivatives that are held for trading purposes in “Unregulated wholesale energy” on the Statements of Income.

See Notes 12 and 13 for additional information on derivatives.

Revenue

Revenue Recognition

Operating revenues, except for certain energy and energy-related contracts that meet the definition of derivative instruments and “Energy-related businesses,” are recorded based on energy deliveries through the end of the calendar month. Unbilled retail revenues result because customers’ meters are read and bills are rendered throughout the month, rather than all being read at the end of the month. Unbilled revenues for a month are calculated by multiplying an estimate of unbilled kWh by the estimated average cents per kWh. Unbilled wholesale energy revenues are recorded at month-end to reflect estimated amounts until actual dollars and MWhs are confirmed and invoiced. Any difference between estimated and actual revenues is adjusted the following month.

Certain PPL Energy Supply subsidiaries participate primarily in the PJM RTO, as well as in other RTOs and ISOs. In PJM, PPL EnergyPlus is a marketer, a load-serving entity and a seller for PPL Energy Supply’s generation subsidiaries. A function of interchange accounting is to match participants’ MWh entitlements (generation plus scheduled bilateral purchases) against their MWh obligations (load plus scheduled bilateral sales) during every hour of every day. If the net result during any given hour is an entitlement, the participant is credited with a spot-market sale to the RTO at the respective market price for that hour; if the net result is an obligation, the participant is charged with a spot-market purchase at the respective market price for that hour.

PPL Energy Supply records the hourly net sales in its Statements of Income as “Unregulated wholesale energy” if in a net sales position and “Energy purchases” if in a net purchase position.

PPL Energy Supply records non-derivative energy marketing activity in the period when the energy is delivered. Generally, sales contracts held for non-trading purposes are reported gross on the Statements of Income within “Unregulated wholesale energy” and “Unregulated retail energy.” However, non-trading physical sales and purchases of electricity at major market delivery points (which is any delivery point with liquid pricing available, such as the pricing hub for PJM West), are netted and reported in the Statements of Income within “Unregulated wholesale energy” or “Energy purchases,” depending on the net hourly position. Certain energy and energy-related contracts that meet the definition of derivative instruments are recorded at fair value with subsequent changes in fair value recognized as revenue or expense (see Note 13), unless hedge accounting is applied or NPNS is elected. If derivatives meet cash flow hedging criteria, changes in fair value are recorded in AOCI. The unrealized and realized results of derivative and non-derivative contracts that are designated as proprietary trading activities are reported net on the Statements of Income within “Unregulated wholesale energy.”

“Energy-related businesses” revenue primarily includes revenue from PPL Energy Supply’s mechanical contracting and engineering subsidiaries. These subsidiaries record revenue from construction contracts on the percentage-of-completion method of accounting, measured by the actual cost incurred to date as a percentage of the estimated total cost for each contract. Accordingly, costs and estimated earnings in excess of billings on uncompleted contracts are recorded within “Unbilled revenues” on the Balance Sheets, and billings in excess of costs and estimated earnings on uncompleted contracts are recorded within “Other current liabilities” on the Balance Sheets. The amount of costs and estimated earnings in excess of billings was $20 million and $14 million at December 31, 2014 and 2013, and the amount of billings in excess of costs and estimated earnings was $41 million and $75 million at December 31, 2014 and 2013.

During 2014, PPL Energy Supply recorded a $17 million increase to “Energy-related businesses” revenues and “Income from Continuing Operations before Income Taxes” on the 2014 Statement of Income related to prior periods and the timing of revenue recognition for a mechanical contracting and engineering subsidiary. The $10 million after-tax impact of correcting this error increased “Income from Continuing Operations after Income Taxes” and “Net Income” on the 2014 Statement of Income. The impact of the error is not material to the previously issued financial statements or to the full year results for 2014.

Accounts Receivable

Accounts receivable are reported on the Balance Sheets at the gross outstanding amount adjusted for an allowance for doubtful accounts.

In accordance with a PUC-approved purchase of accounts receivable program, PPL Electric purchases certain accounts receivable from alternative electricity suppliers (including PPL EnergyPlus) at a discount, which reflects a provision for uncollectible accounts. The alternative electricity suppliers have no continuing involvement or interest in the purchased accounts receivable. During 2014, 2013 and 2012, PPL Electric purchased $336 million, $294 million and $313 million of accounts receivable from PPL EnergyPlus.

Allowance for Doubtful Accounts receivable collectability is evaluated using a combination of factors, including past due status based on contractual terms, trends in write-offs, the age of the receivable, counterparty creditworthiness and economic conditions. Specific events, such as bankruptcies, are also considered. Adjustments to the allowance for doubtful accounts are made when necessary based on the results of analysis, the aging of receivables and historical and industry trends.

Accounts receivable are written off in the period in which the receivable is deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when it is known they will be received.

The changes in the allowance for doubtful accounts were:

		Additions
	Balance at Beginning of Period	Charged to Income		Charged to Other Accounts	Deductions (a)		Balance at End of Period
2014	$21				$19	(b)	$2
2013	23	1			3		21
2012	15	12	(b)		4		23

(a)	Primarily related to uncollectible accounts written off.
(b)	In 2011, a wholesale customer, SMGT, filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy code. In 2012, PPL EnergyPlus recorded an additional allowance for unpaid amounts under the long-term power contract and the U.S. Bankruptcy Court for the District of Montana approved a request to terminate the contract. In 2014, PPL EnergyPlus received an insignificant amount of cash, settling the outstanding administrative claim and therefore, the related reserve balance was offset against the accounts receivable balance.

Cash

Cash Equivalents

All highly liquid investments with original maturities of three months or less are considered to be cash equivalents.

Restricted Cash and Cash Equivalents

Bank deposits and other cash equivalents that are restricted by agreement or that have been clearly designated for a specific purpose are classified as restricted cash and cash equivalents. The change in restricted cash and cash equivalents is reported as an investing activity on the Statements of Cash Flows. On the Balance Sheets, the current portion of restricted cash and cash equivalents is shown as “Restricted cash and cash equivalents” while the noncurrent portion is included in “Other noncurrent assets.”

At December 31, the balances of restricted cash and cash equivalents included the following.

	2014	2013
Margin deposits posted to counterparties	$175	$67
Ironwood debt service reserves	17	17
Other	1	1

Total	$193	$85

Fair Value Measurements

PPL Energy Supply values certain financial and nonfinancial assets and liabilities at fair value. Generally, the most significant fair value measurements relate to price risk management assets and liabilities, investments in securities including investments in the NDT funds and defined benefit plans, and cash and cash equivalents. PPL Energy Supply and its subsidiaries use, as appropriate, a market approach (generally, data from market transactions), an income approach (generally, present value techniques and option-pricing models) and/or a cost approach (generally, replacement cost) to measure the fair value of an asset or liability. These valuation approaches incorporate inputs such as observable, independent market data and/or unobservable data that management believes are predicated on the assumptions market participants would use to price an asset or liability. These inputs may incorporate, as applicable, certain risks such as nonperformance risk, which includes credit risk.

PPL Energy Supply classifies fair value measurements within one of three levels in the fair value hierarchy. The level assigned to a fair value measurement is based on the lowest level input that is significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are as follows:

•	Level 1 – quoted prices (unadjusted) in active markets for identical assets or liabilities that are accessible at the measurement date. Active markets are those in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•	Level 2 – inputs other than quoted prices included within Level 1 that are either directly or indirectly observable for substantially the full term of the asset or liability.

•	Level 3 – unobservable inputs that management believes are predicated on the assumptions market participants would use to measure the asset or liability at fair value.

Assessing the significance of a particular input requires judgment that considers factors specific to the asset or liability. As such, PPL Energy Supply’s assessment of the significance of a particular input may affect how the assets and liabilities are classified within the fair value hierarchy.

Investments

Generally, the original maturity date of an investment and management’s intent and ability to sell an investment prior to its original maturity determine the classification of investments as either short-term or long-term. Investments that would otherwise be classified as short-term, but are restricted as to withdrawal or use for other than current operations or are clearly designated for expenditure in the acquisition or construction of noncurrent assets or for the liquidation of long-term debts, are classified as long-term.

Short-term Investments

Short-term investments generally include certain deposits as well as securities that are considered highly liquid or provide for periodic reset of interest rates. Investments with original maturities greater than three months and less than a year, as well as investments with original maturities of greater than a year that management has the ability and intent to sell within a year, are included in “Other current assets” on the Balance Sheets.

Investments in Debt and Equity Securities

Investments in debt securities are classified as held-to-maturity and measured at amortized cost when there is an intent and ability to hold the securities to maturity. Debt and equity securities held principally to capitalize on fluctuations in their value with the intention of selling them in the near-term are classified as trading. All other investments in debt and equity securities are classified as available-for-sale. Both trading and available-for-sale securities are carried at fair value. The specific identification method is used to calculate realized gains and losses on debt and equity securities. Any unrealized gains and losses on trading securities are included in earnings.

The criteria for determining whether a decline in fair value of a debt security is other than temporary and whether the other-than-temporary impairment is recognized in earnings or reported in OCI require that when a debt security is in an unrealized loss position and:

•	there is an intent or a requirement to sell the security before recovery, the other-than-temporary impairment is recognized currently in earnings; or

•	there is no intent or requirement to sell the security before recovery, the portion of the other-than-temporary impairment that is considered a credit loss, if any, is recognized currently in earnings and the remainder of the other-than-temporary impairment is reported in OCI, net of tax.

Unrealized gains and losses on available-for-sale equity securities are reported, net of tax, in OCI. When an equity security’s decline in fair value below cost is determined to be an other-than-temporary impairment, the unrealized loss is recognized currently in earnings. See Notes 12 and 16 for additional information on investments in debt and equity securities.

Long-Lived and Intangible Assets

Property, Plant and Equipment

PP&E is recorded at original cost, unless impaired. PP&E acquired in business combinations is recorded at fair value at the time of acquisition, which establishes its original cost. If impaired, the asset is written down to fair value at that time, which becomes the new cost basis of the asset. Original cost for constructed assets includes material, labor, contractor costs, certain overheads and financing costs, where applicable. The cost of repairs and minor replacements are charged to expense as incurred. PPL Energy Supply records costs associated with planned major maintenance projects in the period in which the costs are incurred. No costs associated with planned major maintenance projects are accrued in advance of the period in which the work is performed.

Nuclear fuel-related costs, including fuel, conversion, enrichment, fabrication and assemblies, are capitalized as PP&E. Such costs are amortized as the fuel is spent using the units-of-production method and included in “Fuel” on the Statements of Income.

PPL Energy Supply capitalizes interest costs as part of construction costs. Capitalized interest was as follows.

2014	$23
2013	37
2012	47

Depreciation

Depreciation is recorded over the estimated useful lives of property using primarily the straight-line, composite and group methods. When a component of PP&E that was depreciated under the composite or group method is retired, the original cost is charged to accumulated depreciation. When all or a significant portion of an operating unit that was depreciated under the composite or group method is retired or sold, the property and the related accumulated depreciation account is reduced and any gain or loss is included in income.

The weighted-average rates of depreciation were 3.28 and 3.10 at December 31, 2014 and 2013.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price paid over the fair value of the identifiable net assets acquired in a business combination.

Other acquired intangible assets are initially measured based on their fair value. Intangibles that have finite useful lives are amortized over their useful lives based upon the pattern in which the economic benefits of the intangible assets are consumed or otherwise used. Costs incurred to obtain an initial license and renew or extend terms of licenses are capitalized as intangible assets.

When determining the useful life of an intangible asset, including intangible assets that are renewed or extended, PPL Energy Supply and its subsidiaries consider the expected use of the asset; the expected useful life of other assets to which the useful life of the intangible asset may relate; legal, regulatory, or contractual provisions that may limit the useful life; the company’s historical experience as evidence of its ability to support renewal or extension; the effects of obsolescence, demand, competition, and other economic factors; and the level of maintenance expenditures required to obtain the expected future cash flows from the asset.

PPL Energy Supply accounts for RECs as intangible assets. PPL Energy Supply buys and/or sells RECs and also creates RECs through owned renewable energy generation facilities. In any period, PPL Energy Supply can be a net purchaser or seller of RECs depending on its contractual obligations to purchase or deliver RECs and the production of RECs from its renewable energy generation facilities. The carrying value of RECs created from its renewable energy generation facilities is initially recorded at zero value and purchased RECs are initially recorded based on their purchase price. When RECs are consumed to satisfy an obligation to deliver RECs to meet a state’s Renewable Portfolio Standard Obligation or when RECs are sold to third parties, they are removed from the Balance Sheet at their weighted-average carrying value. Since the economic benefits of RECs are not diminished until they are consumed, RECs are not amortized; rather, they are expensed when consumed or a gain or loss is recognized when sold. Such expense is included in “Energy purchases” on the Statements of Income. Gains and losses on the sale of RECs are included in “Other operation and maintenance” on the Statements of Income.

PPL Energy Supply accounts for emission allowances as intangible assets. PPL Energy Supply is allocated emission allowances by states based on its generation facilities’ historical emissions experience, and has purchased emission allowances generally when it is expected that additional allowances will be needed. The carrying value of allocated emission allowances is initially recorded at zero value and purchased allowances are initially recorded based on their purchase price. When consumed or sold, emission allowances are removed from the Balance Sheet at their weighted-average carrying value. Since the economic benefits of emission allowances are not diminished until they are consumed, emission allowances are not amortized; rather, they are expensed when consumed or a gain or loss is recognized when sold. Such expense is included in “Fuel” on the Statements of Income. Gains and losses on the sale of emission allowances are included in “Other operation and maintenance” on the Statements of Income.

Asset Impairment (Excluding Investments)

PPL Energy Supply reviews long-lived assets that are subject to depreciation or amortization, including finite-lived intangibles, for impairment when events or circumstances indicate carrying amounts may not be recoverable.

A long-lived asset classified as held and used is impaired when the carrying amount of the asset exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If impaired, the asset’s carrying value is written down to its fair value. See Note 12 for a discussion of asset impairments, including the Corette coal-fired plant and the Kerr Dam project, both in Montana.

A long-lived asset classified as held for sale is impaired when the carrying amount of the asset (disposal group) exceeds its fair value less cost to sell. If impaired, the asset’s (disposal group’s) carrying value is written down to its fair value less cost to sell.

The depressed level of energy and capacity prices in PJM, as well as management’s forward view of these prices using its fundamental pricing models, has put pressure on the recoverability assessment of PPL Energy Supply’s investment in its Pennsylvania coal-fired generation assets. In the fourth quarter of 2013, after updating its fundamental pricing models in conjunction with the annual business planning process, management tested the Brunner Island and Montour plants for impairment and concluded neither plant was impaired as of December 31, 2013. The recoverability assessment is very sensitive to forward energy and capacity price assumptions as well as forecasted operation and maintenance and capital spending. Therefore, a further decline in forecasted longterm energy or capacity prices or changes in environmental laws requiring additional capital or operations and maintenance expenditures, could negatively impact PPL Energy Supply’s operations of these facilities and potentially result in future impairment charges for some or all of the carrying value of these plants. There were no events or changes in circumstances that indicated a recoverability assessment was required to be performed in 2014. The carrying value of these assets was $2.6 billion as of December 31, 2014 ($1.4 billion for Brunner Island and $1.2 billion for Montour).

PPL Energy Supply reviews goodwill for impairment at the reporting unit level annually or more frequently when events or circumstances indicate that the carrying amount of a reporting unit may be greater than the unit’s fair value. Additionally, goodwill must be tested for impairment in circumstances when a portion of goodwill has been allocated to a business to be disposed. PPL Energy Supply’s reporting unit is at the operating segment level.

PPL Energy Supply may elect either to initially make a qualitative evaluation about the likelihood of an impairment of goodwill or to bypass the qualitative evaluation and test goodwill for impairment using a two-step quantitative test. If the qualitative evaluation (referred to as “step zero”) is elected and the assessment results in a determination that it is not more likely than not that the fair value of a reporting unit is less than the carrying amount, the two-step quantitative impairment test is not necessary. However, the quantitative impairment test is required if management concludes it is more likely than not that the fair value of a reporting unit is less than the carrying amount based on the step zero assessment.

If the carrying amount of the reporting unit, including goodwill, exceeds its fair value, the implied fair value of goodwill must be calculated in the same manner as goodwill in a business combination. The fair value of a reporting unit is allocated to all assets and liabilities of that unit as if the reporting unit had been acquired in a business combination. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. If the implied fair value of goodwill is less than the carrying amount, goodwill is written down to its implied fair value.

PPL Energy Supply elected to bypass step zero and quantitatively tested the goodwill for impairment in the fourth quarter of 2014 and no impairment was recognized.

Asset Retirement Obligations

PPL Energy Supply and its subsidiaries record liabilities to reflect various legal obligations associated with the retirement of long-lived assets. Initially, this obligation is measured at fair value and offset with an increase in the value of the capitalized asset, which is depreciated over the asset’s useful life. Until the obligation is settled, the liability is increased through the recognition of accretion expense classified within “Other operation and maintenance” on the Statements of Income to reflect changes in the obligation due to the passage of time.

Estimated ARO costs and settlement dates, which affect the carrying value of the ARO and the related capitalized asset, are reviewed periodically to ensure that any material changes are incorporated into the latest estimate of the ARO. Any change to the capitalized asset, positive or negative, is generally amortized over the remaining life of the associated long-lived asset. See Note 15 for additional information on AROs.

Compensation and Benefits

Defined Benefits

PPL sponsors various defined benefit pension and other postretirement plans in which PPL Energy Supply participates. Additionally, a subsidiary of PPL Energy Supply sponsors a defined benefit pension plan for its employees. For reporting purposes, PPL Energy Supply records its pro rata share of the pension and other post retirement plans in which it participates as if it was the Plan Sponsor, based on actuarially determined calculations of its share of the liability and associated plan assets. Therefore, for plans in which its subsidiary sponsors, and PPL Plans in which PPL Energy Supply participates, an asset or liability is recorded to recognize the funded status of all defined benefit plans with an offsetting entry to AOCI. Consequently, the funded status of all defined benefit plans is fully recognized on the Balance Sheets.

The expected return on plan assets is determined based on a market-related value of plan assets, which is calculated by rolling forward the prior year market-related value with contributions, disbursements and long-term expected return on investments. One-fifth of the difference between the actual value and the expected value is added (or subtracted if negative) to the expected value to determine the new market-related value.

PPL and PPL Energy Supply use an accelerated amortization method for the recognition of gains and losses for its defined benefit pension plans. Under the accelerated method, actuarial gains and losses in excess of 30% of the plan’s projected benefit obligation are amortized on a straight-line basis over one-half of the expected average remaining service of active plan participants. Actuarial gains and losses in excess of 10% of the greater of the plan’s projected benefit obligation or the market-related value of plan assets and less than 30% of the plan’s projected benefit obligation are amortized on a straight-line basis over the expected average remaining service period of active plan participants.

See Note 7 for a discussion of defined benefits.

Stock-Based Compensation

PPL has several stock-based compensation plans for purposes of granting stock options, restricted stock, restricted stock units and performance units in which PPL Energy Supply participates. PPL grants most stock-based awards in the first quarter of each year. PPL and its subsidiaries recognize compensation expense for stock-based awards based on the fair value method. Stock options that vest in installments are valued as a single award. PPL grants stock options with an exercise price that is not less than the fair value of PPL’s common stock on the date of grant. See Note 6 for a discussion of stock-based compensation. All awards are recorded as equity or a liability on the Balance Sheets. Stock-based compensation is primarily included in “Other operation and maintenance” on the Statements of Income. Stock-based compensation expense for PPL Energy Supply includes an allocation of PPL Services’ expense.

Taxes

Income Taxes

PPL and its subsidiaries file a consolidated U.S. federal income tax return. The income tax provision for PPL Energy Supply is calculated in accordance with an intercompany tax sharing agreement which provides that taxable income be calculated as if PPL Energy Supply filed a separate consolidated return. Tax benefits are not shared between the participants in the PPL tax sharing agreement. The entity that generates a tax benefit is the entity that is entitled to the tax benefit. The effect of PPL filing a consolidated tax return is taken into account in the settlement of current taxes and the recognition of deferred taxes. At December 31, 2014 and 2013, the intercompany tax receivables (payables) that were recorded were $105 million and $44 million.

Significant management judgment is required in developing PPL Energy Supply’s provision for income taxes, primarily due to the uncertainty related to tax positions taken or expected to be taken in tax returns and valuation allowances on deferred tax assets.

Significant management judgment is also required to determine the amount of benefit to be recognized in relation to an uncertain tax position. PPL Energy Supply uses a two-step process to evaluate tax positions. The first step requires an entity to determine whether, based on the technical merits supporting a particular tax position, it is more likely than not (greater than a 50% chance) that the tax position will be sustained. This determination assumes that the relevant taxing authority will examine the tax position and is aware of all the relevant facts surrounding the tax position. The second step requires an entity to recognize in the financial statements the benefit of a tax position that meets the more-likely-than-not recognition criterion. The benefit recognized is measured at the largest amount of benefit that has a likelihood of realization, upon settlement, that exceeds 50%. The amounts ultimately paid upon resolution of issues raised by taxing authorities may differ materially from the amounts accrued and may materially impact the financial statements of PPL Energy Supply in future periods.

Deferred income taxes reflect the net future tax effects of temporary differences between the carrying amounts of assets and liabilities for accounting purposes and their basis for income tax purposes, as well as the tax effects of net operating losses and tax credit carryforwards.

PPL Energy Supply records valuation allowances to reduce deferred tax assets to the amounts that are more likely than not to be realized. PPL Energy Supply considers the reversal of temporary differences, future taxable income and ongoing prudent and feasible tax planning strategies in initially recording and subsequently reevaluating the need for valuation allowances. If PPL Energy Supply determines that it is able to realize deferred tax assets in the future in excess of recorded net deferred tax assets, adjustments to the valuation allowances increase income by reducing tax expense in the period that such determination is made. Likewise, if PPL Energy Supply determines that it is not able to realize all or part of net deferred tax assets in the future, adjustments to the valuation allowances would decrease income by increasing tax expense in the period that such determination is made.

PPL Energy Supply defers investment tax credits when the credits are utilized and amortizes the deferred amounts over the average lives of the related assets.

PPL Energy Supply recognizes interest and penalties in “Income Taxes” on its Statements of Income.

PPL Energy Supply records the receipt of grants related to assets as a reduction to the book basis of the property and the related deferred income taxes as an immediate reduction to income tax expense.

See Note 2 for additional discussion regarding income taxes.

Taxes, Other Than Income

PPL Energy Supply presents sales taxes in “Other current liabilities” on the Balance Sheets. These taxes are not reflected on the Statements of Income. See Note 2 for details on taxes included in “Taxes, other than income” on the Statements of Income.

Other

Leases

PPL Energy Supply evaluates whether arrangements entered into contain leases for accounting purposes. See Note 5 for a discussion of arrangements under which PPL Energy Supply is a lessee for accounting purposes.

Fuel, Materials and Supplies

Fuel, natural gas stored underground and materials and supplies are valued at the lower of cost or market using the average cost method. Fuel costs for electric generation are charged to expense as used.

“Fuel, materials and supplies” on the Balance Sheets consisted of the following at December 31.

	2014	2013
Fuel	$243	$163
Natural gas stored underground	7	2
Materials and supplies	205	193

	$455	$358

Guarantees

Generally, the initial measurement of a guarantee liability is the fair value of the guarantee at its inception. However, there are certain guarantees excluded from the scope of accounting guidance and other guarantees that are not subject to the initial recognition and measurement provisions of accounting guidance that only require disclosure. See Note 9 for further discussion of recorded and unrecorded guarantees.

New Accounting Guidance Adopted

Accounting for Obligations Resulting from Joint and Several Liability Arrangements

Effective January 1, 2014, PPL Energy Supply retrospectively adopted accounting guidance for the recognition, measurement and disclosure of certain obligations resulting from joint and several liability arrangements when the amount of the obligation is fixed at the reporting date. If the obligation is determined to be in the scope of this guidance, it will be measured as the sum of the amount the reporting entity agreed to pay on the basis of its arrangements among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. This guidance also requires additional disclosures for these obligations.

The adoption of this guidance did not have a significant impact on PPL Energy Supply.

Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity

Effective January 1, 2014, PPL Energy Supply prospectively adopted accounting guidance that requires a cumulative translation adjustment to be released into earnings when an entity ceases to have a controlling financial interest in a subsidiary or group of assets within a consolidated foreign entity and the sale or transfer results in the complete or substantially complete liquidation of the foreign entity. For the step acquisition of previously held equity method investments that are foreign entities, this guidance clarifies that the amount of accumulated other comprehensive income that is reclassified and included in the calculation of a gain or loss shall include any foreign currency translation adjustment related to that previously held investment.

The initial adoption of this guidance did not have a significant impact on PPL Energy Supply.

Presentation of Unrecognized Tax Benefits When Net Operating Loss Carryforwards, Similar Tax Losses, or Tax Credit Carryforwards Exist

Effective January 1, 2014, PPL Energy Supply prospectively adopted accounting guidance that requires an unrecognized tax benefit, or a portion of an unrecognized tax benefit, to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position, or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets.

The adoption of this guidance did not have a significant impact on PPL Energy Supply.

2.	Income and Other Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for accounting purposes and their basis for income tax purposes and the tax effects of net operating loss and tax credit carryforwards.

Net deferred tax assets have been recognized based on management’s estimates of future taxable income for the U.S. jurisdictions in which PPL Energy Supply’s operations have historically been profitable.

Significant components of PPL Energy Supply’s deferred income tax assets and liabilities were as follows:

	2014	2013
Deferred Tax Assets
Deferred investment tax credits (a)	$11	$84
Accrued pension costs	98	39
Federal loss carryforwards	22	28
Federal tax credit carryforwards (a)	13	131
State loss carryforwards	79	80
Other	79	69
Valuation allowances	(78)	(78)

Total deferred tax assets	224	353

Deferred Tax Liabilities
Plant - net (a)	1,374	1,392
Unrealized gain on qualifying derivatives	28	38
Other	42	46

Total deferred tax liabilities	1,444	1,476

Net deferred tax liability	$1,220	$1,123

(a)	During 2014, PPL accepted U.S. government grants for hydroelectric plant expansions resulting in reductions of investment tax credits previously claimed and reductions in the carrying value of the related plants. See Note 4 for additional information.

At December 31, PPL Energy Supply had the following loss and tax credit carryforwards.

	2014	Expiration
Loss carryforwards
Federal net operating losses	$63	2031-2032
State net operating losses (a)	1,228	2018-2034
Credit carryforwards
Federal AMT credit	6	Indefinite
Federal – other	7	2031-2034

(a)	A valuation allowance of $78 million has been recorded against the deferred tax assets for these losses.

Valuation allowances have been established for the amount that, more likely than not, will not be realized. The changes in deferred tax valuation allowances were:

		Additions
	Balance at Beginning of Period	Charged to Income	Charged to Other Accounts	Deductions	Balance at End of Period
2014	$78				$78
2013	74	$4			78
2012	72	2			74

Details of the components of income tax expense, a reconciliation of federal income taxes derived from statutory tax rates applied to “Income (Loss) from Continuing Operations Before Income Taxes” to income taxes for reporting purposes, and details of “Taxes, other than income” were as follows:

	2014	2013	2012
Income Tax Expense (Benefit)
Current – Federal	$28	$118	$74
Current – State	13	16	19

Total Current Expense	41	134	93

Deferred – Federal	66	(285)	187
Deferred – State	11	(27)	7

Total Deferred Expense (Benefit), excluding operating loss carryforwards	77	(312)	194

Investment tax credit, net – federal	(2)	(3)	(2)

Tax expense (benefit) of operating loss carryforwards
Deferred – Federal (a)		22	(48)
Deferred – State			(1)

Total Tax Expense (Benefit) of Operating Loss Carryforwards		22	(49)

Total income taxes (benefits) from continuing operations (b)	$116	$(159)	$236

Total income tax expense (benefit) – Federal	$92	$(148)	$211
Total income tax expense (benefit) – State	24	(11)	25

Total income taxes (benefits) from continuing operations (b)	$116	$(159)	$236

(a)	A 2012 federal income tax return adjustment was recorded in 2013 related to a reduction in the 2012 net operating loss recorded in the filed return. The reduction was primarily due to PPL’s decision, at the time of filing, to utilize regular Modified Accelerated Cost Recovery System depreciation rates for certain non-regulated assets otherwise eligible for bonus tax depreciation.
(b)	Excludes current and deferred federal and state tax expense recorded to Discontinued Operations of $109 million, $17 million and $27 million in 2014, 2013 and 2012. Also excludes federal and state tax expense (benefit) recorded to OCI of $(56) million, $47 million and $(267) million in 2014, 2013, and 2012.

	2014	2013	2012
Reconciliation of Income Tax Expense
Federal income tax on Income (Loss) from Continuing Operations Before Income Taxes at statutory tax rate – 35%	$106	$(147)	$233
Increase (decrease) due to:
State income taxes, net of federal income tax benefit	17	(24)	30
State deferred tax rate change (a)	(1)	15	(19)
Federal income tax credits (b)		(8)	(11)
Other	(6)	5	3

Total increase (decrease)	10	(12)	3

Total income taxes from continuing operations	$116	$(159)	$236

Effective income tax rate	38.3%	37.9%	35.5%

(a)	During 2014, 2013 and 2012, PPL Energy Supply recorded adjustments related to its December 31 state deferred tax liabilities as a result of annual changes in state apportionment and the impact on the future estimated state income tax rate.

(b)	During 2013 and 2012, PPL Energy Supply recorded a deferred tax benefit related to investment tax credits on progress expenditures related to the Holtwood hydroelectric plant expansions. See Note 4 for additional information.

	2014	2013	2012
Taxes, other than income
State gross receipts	$45	$37	$35
State capital stock	1	1	5
Property and other	11	15	15

Total	$57	$53	$55

Unrecognized Tax Benefits

Changes to unrecognized tax benefits were as follows:

	2014	2013
Beginning of period	$15	$30
Reductions based on tax positions of prior years		(15)

End of period	$15	$15

At December 31, 2014, it was reasonably possible that during the next 12 months the total amount of unrecognized tax benefits could decrease by $15 million.

These potential changes could result from subsequent recognition, derecognition and/or changes in the measurement of uncertain tax positions related to the impact on alternative minimum tax and other credits, the timing and/or valuation of certain deductions, intercompany transactions and unitary filing groups. The events that could cause these changes are direct settlements with taxing authorities, litigation, legal or administrative guidance by relevant taxing authorities and the lapse of an applicable statute of limitation.

At December 31, 2014 and 2013, the total unrecognized tax benefits and related indirect effects that, if recognized, would decrease the effective tax rate were $14 million.

At December 31, 2014 and 2013, receivable balances of $16 million and $15 million were recorded for interest related to tax positions.

The following interest expense (benefit) was recognized in income taxes.

2014	2013	2012
(1)	$5	$(4)

The income tax provisions for PPL Energy Supply is calculated in accordance with an intercompany tax sharing agreement which provides that taxable income be calculated as if PPL Energy Supply filed a separate consolidated return. Based on this tax sharing agreement, PPL Energy Supply or its subsidiaries indirectly or directly file tax returns in three major tax jurisdictions. With few exceptions, at December 31, 2014, these jurisdictions, as well as the tax years that are no longer subject to examination, were as follows:

U.S. (federal)	1997 and prior
Pennsylvania (state)	2010 and prior
Montana (state)	2010 and prior

3.	Financing Activities

Credit Arrangements and Short-term Debt

PPL Energy Supply maintains credit facilities to enhance liquidity, provide credit support and provide a backstop to commercial paper programs. The amounts borrowed below are recorded as “Short-term debt” on the Balance Sheets. The following credit facilities were in place at:

	December 31, 2014					December 31, 2013
	Expiration Date	Capacity	Borrowed	Letters of Credit and Commercial Paper Issued	Unused Capacity	Borrowed	Letters of Credit and Commercial Paper Issued
Syndicated Credit Facility (a)(b)(c)	Nov. 2017	$3,000	$630	$121	$2,249		$29
Letter of Credit Facility (b)	Mar. 2015	150		138	12		138
Uncommitted Credit Facilities (b)		100		22	78		77

Total PPL Energy Supply Credit Facilities		$3,250	$630	$281	$2,339		$244

(a)	PPL Energy Supply pays customary fees and borrowings generally bear interest at LIBOR-based rates plus an applicable margin.
(b)	The facility contains a financial covenant requiring debt to total capitalization not to exceed 65%. Additionally, subject to certain conditions, PPL Energy Supply may request that its facility’s capacity be increased by up to $500 million.
(c)	At December 31, 2014, PPL Energy Supply’s interest rates on outstanding borrowings were 2.05%.

In August 2014, PPL Energy Supply terminated its commercial paper program.

PPL Energy Supply maintains a $500 million Facility Agreement expiring June 2017, which provides PPL Energy Supply the ability to request up to $500 million of committed letter of credit capacity at fees to be agreed upon at the time of each request, based on certain market conditions. At December 31, 2014, PPL Energy Supply had not requested any capacity for the issuance of letters of credit under this arrangement.

PPL Energy Supply, PPL EnergyPlus, PPL Montour and PPL Brunner Island maintain an $800 million secured energy marketing and trading facility, whereby PPL EnergyPlus will receive credit to be applied to satisfy collateral posting obligations related to its energy marketing and trading activities with counterparties participating in the facility. The credit amount is guaranteed by PPL Energy Supply, PPL Montour and PPL Brunner Island. PPL Montour and PPL Brunner Island have granted liens on their respective generating facilities to secure any amount they may owe under their guarantees, which had an aggregate carrying value of $2.6 billion at December 31, 2014. The facility expires in November 2019, but is subject to automatic one-year renewals under certain conditions. There were $64 million of secured obligations outstanding under this facility at December 31, 2014.

Long-term Debt

	Weighted- Average Rate	Maturities	December 31,
			2014	2013
Senior Unsecured Notes (a)	5.31%	2015 - 2036	$2,193	$2,493
Senior Secured Notes	8.86%	2025	45	49
Other				5

Total Long-term Debt Before Adjustments			2,238	2,547
Fair market value adjustments			(19)	(22)
Unamortized premium and (discount), net			(1)

Total Long-term Debt			2,218	2,525
Less current portion of Long-term Debt			535	304

Total Long-term Debt, noncurrent			$1,683	$2,221

(a)	Includes $300 million of 5.70% REset Put Securities due 2035 (REPS). The REPS bear interest at a rate of 5.70% per annum to, but excluding, October 15, 2015 (Remarketing Date). The REPS are required to be put by existing holders on the Remarketing Date either for (a) purchase and remarketing by a designated remarketing dealer or (b) repurchase by PPL Energy Supply. If the remarketing dealer elects to purchase the REPS for remarketing, it will purchase the REPS at 100% of the principal amount, and the REPS will bear interest on and after the Remarketing Date at a new fixed rate per annum determined in the remarketing. PPL Energy Supply has the right to terminate the remarketing process. If the remarketing is terminated at the option of PPL Energy Supply or under certain other circumstances, including the occurrence of an event of default by PPL Energy Supply under the related indenture or a failed remarketing for certain specified reasons, PPL Energy Supply will be required to pay the remarketing dealer a settlement amount as calculated in accordance with the related remarketing agreement.

None of the outstanding debt securities noted above have sinking fund requirements. The aggregate maturities of long-term debt, based on stated maturities or earlier put dates, for the periods 2015 through 2019 and thereafter are as follows:

2015	$535
2016	354
2017	4
2018	403
2019	4
Thereafter	938

Total	$2,238

Long-term Debt Activities

In August 2014, PPL Energy Supply repaid the entire $300 million principal amount of its 5.40% Senior Notes upon maturity.

Legal Separateness

The subsidiaries of PPL Energy Supply are each separate legal entities. These subsidiaries are not liable for the debts of PPL Energy Supply. Accordingly, creditors of PPL Energy Supply may not satisfy their debts from the assets of its subsidiaries absent a specific contractual undertaking by a subsidiary to pay the creditors or as required by applicable law or regulation. Similarly, PPL Energy Supply is not liable for the debts of its subsidiaries, nor are its subsidiaries liable for the debts of one another. Accordingly, creditors of these subsidiaries may not satisfy their debts from the assets of PPL Energy Supply (or its other subsidiaries) absent a specific contractual undertaking by that parent or other subsidiary to pay such creditors or as required by applicable law or regulation.

Distributions and Related Restrictions

Under the terms of the spinoff agreements with affiliates of Riverstone to create Talen Energy, PPL Energy Supply is generally prohibited from making distributions or other payments to PPL or any PPL affiliate that is not a subsidiary of PPL Energy Supply, with the exception of specific distributions and other payments set forth in the agreements. These exceptions are generally limited to a planned distribution from PPL Energy Supply to PPL during the first quarter of 2015 in an amount not to exceed $191 million. At December 31, 2014, PPL Energy Supply’s net assets of $3.7 billion were restricted for the purposes of transferring funds to PPL in the form of distributions, loans or advances.

4.	Acquisitions, Development and Divestitures

PPL Energy Supply from time to time evaluates opportunities for potential acquisitions, divestitures and development projects. Development projects are reexamined based on market conditions and other factors to determine whether to proceed with the projects, sell, cancel or expand them, execute tolling agreements or pursue other options. Any resulting transactions may impact future financial results.

Divestitures

Anticipated Spinoff of PPL Energy Supply

In June 2014, PPL and PPL Energy Supply executed definitive agreements with affiliates of Riverstone to combine their competitive power generation businesses into a new, stand-alone, publicly traded company named Talen Energy. Under the terms of the agreements, at closing, PPL will spin off to PPL shareowners a newly formed entity, Talen Energy Holdings, Inc. (Holdco), which at such time will own all of the membership interests of PPL Energy Supply and all of the common stock of Talen Energy. Immediately following the spinoff, Holdco will merge with a special purpose subsidiary of Talen Energy, with Holdco continuing as the surviving company to the merger and as a wholly owned subsidiary of Talen Energy and the sole owner of PPL Energy Supply. Substantially contemporaneous with the spinoff and merger, RJS Power will be contributed by its owners to become a subsidiary of Talen Energy. Following completion of these transactions, PPL shareowners will own 65% of Talen Energy and affiliates of Riverstone will own 35%. PPL will have no continuing ownership interest in, control of, or affiliation with Talen Energy and PPL’s shareowners will receive a number of Talen Energy shares at closing based on the number of PPL shares owned as of the spinoff record date. The spinoff will have no effect on the number of PPL common shares owned by PPL shareowners or the number of shares of PPL common stock outstanding. The transaction is intended to be tax-free to PPL and its shareowners for U.S. federal income tax purposes and is subject to customary closing conditions, including receipt of certain regulatory approvals by the NRC, FERC, DOJ and PUC. In addition, there must be available, subject to certain conditions, at least $1 billion of undrawn credit capacity under a Talen Energy (or its subsidiaries) revolving credit or similar facility. Any letters of credit or other credit support measures posted in connection with energy marketing and trading transactions at the time of the spinoff are excluded from this calculation.
On December 18, 2014, the FERC issued a final order approving, subject to certain market power mitigation requirements, the combination of the competitive generation assets to form Talen Energy. On January 27, 2015, PPL and an affiliate of RJS Power filed a joint response with the FERC accepting additional market power mitigation measures required for the FERC’s approval. PPL and RJS Power originally proposed divesting either of two groups of assets each having approximately 1,300 MW of generating capacity. PPL and RJS Power have agreed that within 12 months after closing of the transaction, Talen Energy will divest generating assets in one of the groups (from PPL Energy Supply’s existing portfolio, this includes either the Holtwood and Wallenpaupack hydroelectric facilities or the Ironwood facility), and limit PJM energy market offers from assets it would retain in the other group to cost-based offers.

The transaction is expected to close in the second quarter of 2015.

Following the announcement of the transaction to form Talen Energy, efforts were initiated to identify the appropriate staffing for Talen Energy and for PPL and its subsidiaries following completion of the spinoff. Organizational plans and staffing selections were substantially completed in 2014.

The new organizational plans identify the need to resize and restructure the organizations. As a result, during 2014, charges for employee separation benefits were recorded by PPL Energy Supply in “Other operation and maintenance” on the Statement of Income and in “Other current liabilities” on the Balance Sheet as follows.

Separation benefits	$16
Number of positions	112

The separation benefits incurred include cash severance compensation, lump sum COBRA reimbursement payments and outplacement services. Most separations and payment of separation benefits are expected to occur in 2015.

Additional employee-related costs to be incurred primarily include accelerated stock-based compensation and pro-rated performance-based cash incentive and stock-based compensation awards, primarily for PPL Energy Supply employees and for PPL employees who will become PPL Energy Supply employees in connection with the transaction. These costs will be recognized at the spinoff closing date. PPL and PPL Energy Supply estimate these additional costs will be in the range of $30 million to $40 million.

Discontinued Operations

Montana Hydro Sale

In November 2014, PPL Montana completed the sale to NorthWestern of 633 MW of hydroelectric generating facilities located in Montana for approximately $900 million in cash. The sale included 11 hydroelectric generating facilities and related assets.

Following are the components of Discontinued Operations in the Statements of Income for the years ended December 31.

	2014	2013	2012
PPL Energy Supply
Operating revenues	$117	$139	$154
Gain on the sale (pre-tax)	306
Interest expense (a)	9	12	10
Income (loss) before income taxes	332	49	73
Income (Loss) from Discontinued Operations	223	32	46

(a)	Represents allocated interest expense based upon the discontinued operations share of the net assets of PPL Energy Supply.

Upon completion of the sale, assets primarily consisting of $544 million of PP&E, net, and $14 million of Goodwill were removed from the Balance Sheet.

Other

To facilitate the sale of the Montana hydroelectric generating facilities discussed above, PPL Montana terminated, in December 2013, its operating lease arrangement related to partial interests in Units 1, 2 and 3 of the Colstrip coal-fired electric generating facility and acquired those interests, collectively, for $271 million. At lease termination, the existing lease-related assets on the balance sheet consisting primarily of prepaid rent and leasehold improvements were written off and the acquired Colstrip assets were recorded at fair value as of the acquisition date. PPL Energy Supply recorded a charge of $697 million ($413 million after-tax) for the termination of the lease included in “Loss on lease termination” on the 2013 Statements of Income. The $271 million payment is reflected in “Cash Flows from Operating Activities” on the 2013 Statements of Cash Flow.

Development

Hydroelectric Expansion Projects

In 2009, in light of the availability of tax incentives and potential federal loan guarantees for renewable projects contained in the American Recovery and Reinvestment Act of 2009, PPL Energy Supply received FERC approval to expand capacity at its Holtwood and Rainbow hydroelectric facilities. In 2013, the Rainbow hydroelectric redevelopment project in Great Falls, Montana, which increased total capacity to 63 MW, was placed in service. Also in 2013, the 125 MW Holtwood project was placed in service.

In 2014, the U.S. Department of Treasury awarded $56 million for the Rainbow hydroelectric redevelopment project and $108 million for the Holtwood hydroelectric project for Specified Energy Property in Lieu of Tax Credits. As a result of the receipt of the grants, PPL Energy Supply was required to recapture investment tax credits previously recorded of $60 million related to the Rainbow project and $117 million related to the Holtwood project. The impact on the financial statements for the receipt of the grants and recapture of investment tax credits was not significant for 2014, and will not be significant in future periods.

Bell Bend COLA

In 2008, a PPL Energy Supply subsidiary, PPL Bell Bend, LLC (PPL Bell Bend) submitted a COLA to the NRC for the proposed Bell Bend nuclear generating unit (Bell Bend) to be built adjacent to the Susquehanna plant.

Also in 2008, PPL Bell Bend submitted Parts I and II of an application for a federal loan guarantee for Bell Bend to the DOE. In February 2014, the DOE announced the first loan guarantee for a nuclear project in Georgia. Although eight of the ten applicants that submitted Part II applications remain active in the DOE program, the DOE has stated that the $18.5 billion currently appropriated to support new nuclear projects would not likely be enough for more than three projects. PPL Bell Bend submits quarterly application updates for Bell Bend to the DOE to remain active in the loan guarantee application process.

The NRC continues to review the COLA. PPL Bell Bend does not expect to complete the COLA review process with the NRC prior to 2018. PPL Bell Bend has made no decision to proceed with construction and expects that such decision will not be made for several years given the anticipated lengthy NRC license approval process. Additionally, PPL Bell Bend does not expect to proceed with construction absent favorable economics, a joint arrangement with other interested parties and a federal loan guarantee or other acceptable financing. PPL Bell Bend is currently authorized by PPL’s Board of Directors to spend up to $224 million on the COLA and other permitting costs necessary for construction. At December 31, 2014 and 2013, $188 million and $173 million of costs, which includes capitalized interest, associated with the licensing application were capitalized and are included on the Balance Sheets in noncurrent “Other intangibles.” PPL Energy Supply continues to support the Bell Bend licensing project with a near term focus on obtaining the final environmental impact statement. PPL Energy Supply placed the NRC safety review (which supports issuance of their final safety evaluation report, the other key element of the COLA) on hold in 2014, due to a lack of progress by the reactor vendor with respect to its NRC design certification process, which is a prerequisite to the COLA. PPL Bell Bend believes that the estimated fair value of the COLA currently exceeds the costs expected to be capitalized associated with the licensing application.

5.	Leases

PPL Energy Supply and its subsidiaries have entered into various agreements for the lease of office space, vehicles, land, gas storage and other equipment.

Rent – Operating Leases

Rent expense for the years ended December 31 for operating leases was as follows:

2014	2013	2012
$29	$55	$62

Total future minimum rental payments for all operating leases are estimated to be:

2015	$11
2016	11
2017	10
2018	4
2019	1
Thereafter	2

Total	$39

6.	Stock-Based Compensation

PPL has several stock-based compensation plans for purposes of granting stock options, restricted stock, restricted stock units and performance units in which PPL Energy Supply participates.

In 2012, PPL shareowners approved the PPL SIP. This new equity plan replaces the PPL ICP and incorporates the following changes:

•	Eliminates the potential to pay dividend equivalents on stock options.

•	Eliminates the automatic lapse of restrictions on all equity awards in the event of a “potential” change in control and requires that a termination of employment occur in the event of a change in control before restrictions lapse.

•	Changes the treatment of outstanding stock options upon retirement to limit the exercise period to the earlier of the end of the term (ten years from grant) or five years after retirement.

To further align the executives’ interests with those of PPL shareowners, this plan provides that each restricted stock unit entitles the executive to accrue additional restricted stock units equal to the amount of quarterly dividends paid on PPL stock. These additional restricted stock units would be deferred and payable in shares of PPL common stock at the end of the restriction period. Dividend equivalents on restricted stock unit awards granted under the ICP and ICPKE are currently paid in cash when dividends are declared by PPL.

Under the ICP, SIP and the ICPKE (together, the “Plans”), restricted shares of PPL common stock, restricted stock units, performance units and stock options may be granted to officers and other key employees of PPL Energy Supply and other affiliated companies. Awards under the Plans are made by the Compensation, Governance and Nominating Committee (CGNC) of the PPL Board of Directors, in the case of the ICP and SIP, and by the PPL Corporate Leadership Council (CLC), in the case of the ICPKE.

The following table details the award limits under each of the plans.

				Annual Grant Limit For Individual Participants – Performance Based Awards
Plan	Total Plan Award Limit (Shares)	Annual Grant Limit Total As % of Outstanding PPL Common Stock On First Day of Each Calendar Year	Annual Grant Limit Options (Shares)	For awards denominated in shares (Shares)	For awards denominated in denominated in cash (in dollars)
ICP (a)	15,769,431	2%	3,000,000
SIP	10,000,000		2,000,000	750,000	$15,000,000
ICPKE	14,199,796	2%	3,000,000

(a)	Applicable to outstanding awards granted from January 27, 2006 to January 26, 2012. During 2012, the total plan award limit was reached and the ICP was replaced by the SIP.

Any portion of these awards that has not been granted may be carried over and used in any subsequent year. If any award lapses, is forfeited or the rights of the participant terminate, the shares of PPL common stock underlying such an award are again available for grant. Shares delivered under the Plans may be in the form of authorized and unissued PPL common stock, common stock held in treasury by PPL or PPL common stock purchased on the open market (including private purchases) in accordance with applicable securities laws.

Restricted Stock and Restricted Stock Units

Restricted shares of PPL common stock are outstanding shares with full voting and dividend rights. Restricted stock awards are granted as a retention award for select key executives and vest when the recipient reaches a certain age or meets service or other criteria set forth in the executive’s restricted stock award agreement. The shares are subject to forfeiture or accelerated payout under plan provisions for termination, retirement, disability and death of employees. Restricted shares vest fully, in certain situations, as defined by each of the Plans.

The Plans allow for the grant of restricted stock units. Restricted stock units are awards based on the fair value of PPL common stock on the date of grant. Actual PPL common shares will be issued upon completion of a vesting period, generally three years.

The fair value of restricted stock and restricted stock units granted is recognized on a straight-line basis over the service period or through the date at which the employee reaches retirement eligibility. The fair value of restricted stock and restricted stock units granted to retirement-eligible employees is recognized as compensation expense immediately upon the date of grant. Recipients of restricted stock units may also be granted the right to receive dividend equivalents through the end of the restriction period or until the award is forfeited. Restricted stock and restricted stock units are subject to forfeiture or accelerated payout under the plan provisions for termination, retirement, disability and death of employees. Restricted stock and restricted stock units vest fully, in certain situations, as defined by each of the Plans.

The weighted-average grant date fair value of restricted stock and restricted stock units granted for PPL Energy Supply was:

2014	2013	2012
$31.70	$30.42	$28.29

Restricted stock and restricted stock unit activity for PPL Energy Supply for 2014 was:

	Restricted Shares/Units	Weighted- Average Grant Date Fair Value Per Share
Nonvested, beginning of period	1,343,404	$28.71
Transferred	70,298	27.43
Granted	465,238	31.70
Vested	(395,740)	26.19
Forfeited	(25,300)	30.54
Nonvested, end of period	1,457,900	30.13

Substantially all restricted stock and restricted stock unit awards are expected to vest.

The total fair value of restricted stock and restricted stock units vesting for PPL Energy Supply for the years ended December 31 was:

2014	2013	2012
$10	$7	$6

Performance Units

Performance units are intended to encourage and reward future corporate performance. Performance units represent a target number of shares (Target Award) of PPL’s common stock that the recipient would receive upon PPL’s attainment of the applicable performance goal. Performance is determined based on total shareowner return during a three-year performance period. At the end of the period, payout is determined by comparing PPL’s performance to the total shareowner return of the companies included in the Philadelphia Stock Exchange Utility Index. Awards are payable on a graduated basis based on thresholds that measure PPL’s performance relative to peers that comprise the applicable index on which each years’ awards are measured. Awards can be paid up to 200% of the Target Award or forfeited with no payout if performance is below a minimum established performance threshold. Dividends payable during the performance cycle accumulate and are converted into additional performance units and are payable in shares of PPL common stock upon completion of the performance period based on the determination of the CGNC of whether the performance goals have been achieved. Under the plan provisions, performance units are subject to forfeiture upon termination of employment except for retirement, disability or death of an employee, in which case the total performance units remain outstanding and are eligible for vesting through the conclusion of the performance period.

Beginning in 2014, the fair value of performance units granted to retirement-eligible employees is recognized as compensation expense on a straight-line basis over a one-year period, the minimum vesting period required for an employee to be entitled to payout of the awards. For employees who are not retirement-eligible, compensation expense is recognized over the shorter of the three-year performance period or the period until the employee is retirement-eligible, with a minimum vesting and recognition period of one-year. The fair value of performance units granted in 2013 and 2012 is recognized as compensation expense on a straight-line basis over the three-year performance period. Performance units vest on a pro rata basis, in certain situations, as defined by each of the Plans.

The fair value of each performance unit granted was estimated using a Monte Carlo pricing model that considers stock beta, a risk-free interest rate, expected stock volatility and expected life. The stock beta was calculated comparing the risk of the individual securities to the average risk of the companies in the index group. The risk-free interest rate reflects the yield on a U.S. Treasury bond commensurate with the expected life of the performance unit. Volatility over the expected term of the performance unit is calculated using daily stock price observations for PPL and all companies in the index group and is evaluated with consideration given to prior periods that may need to be excluded based on events not likely to recur that had impacted PPL and the companies in the index group. PPL uses a mix of historic and implied volatility to value awards.

The weighted-average assumptions used in the model were:

	2014	2013	2012
Risk-free interest rate	0.75%	0.36%	0.30%
Expected stock volatility	15.80%	15.50%	19.30%
Expected life	3 years	3 years	3 years

The weighted-average grant date fair value of performance units granted for PPL Energy Supply was:

2014	2013	2012
$34.35	$34.29	$31.40

Performance unit activity for PPL Energy Supply for 2014 was:

	Performance Units	Weighted Average Grant Date Fair Value Per Share
Nonvested, beginning of period	170,609	$32.22
Transferred	27,656	32.12
Granted	138,601	34.35
Vested	(45,374)	29.11

Nonvested, end of period	291,492	33.71

The total fair value of performance units vesting for the year ended December 31, 2014 was insignificant for PPL Energy Supply.

Stock Options

PPL’s CGNC eliminated the use of stock options and changed its long-term incentive mix to 60% performance units and 40% performance-contingent restricted stock units, resulting in 100% performance-based long-term incentive mix for equity awards granted beginning in January 2014.

Under the Plans, stock options had been granted with an option exercise price per share not less than the fair value of PPL’s common stock on the date of grant. Options outstanding at December 31, 2014, become exercisable in equal installments over a three-year service period beginning one year after the date of grant, assuming the individual is still employed by PPL or a subsidiary. The CGNC and CLC have discretion to accelerate the exercisability of the options, except that the exercisability of an option issued under the ICP may not be accelerated unless the individual remains employed by PPL or a subsidiary for one year from the date of grant. All options expire no later than ten years from the grant date. The options become exercisable immediately in certain situations, as defined by each of the Plans. The fair value of options granted is recognized as compensation expense on a straight-line basis over the service period or through the date at which the employee reaches retirement eligibility. The fair value of options granted to retirement-eligible employees is recognized as compensation expense immediately upon the date of grant.

The fair value of each option granted is estimated using a Black-Scholes option-pricing model. PPL uses a risk-free interest rate, expected option life, expected volatility and dividend yield to value its stock options. The risk-free interest rate reflects the yield for a U.S. Treasury Strip available on the date of grant with constant rate maturity approximating the option’s expected life. Expected life is calculated based on historical exercise behavior. Volatility over the expected term of the options is evaluated with consideration given to prior periods that may need to be excluded based on events not likely to recur that had impacted PPL’s volatility in those prior periods. Management’s expectations for future volatility, considering potential changes to PPL’s business model and other economic conditions, are also reviewed in addition to the historical data to determine the final volatility assumption. PPL uses a mix of historic and implied volatility to value awards. The dividend yield is based on several factors, including PPL’s most recent dividend payment, as of the grant date and the forecasted stock price. The assumptions used in the model were:

	2013	2012
Risk-free interest rate	1.15%	1.13%
Expected option life	6.48 years	6.17 years
Expected stock volatility	18.50%	20.60%
Dividend yield	5.00%	5.00%

The weighted-average grant date fair value of options granted for PPL Energy Supply was:

2013	2012
$2.19	$2.51

Stock option activity for PPL Energy Supply for 2014 was:

	Number of Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contracted Term (years)	Aggregate Total Intrinsic Value
Outstanding at beginning of period	2,845,336	$30.47
Transferred	458,800	30.47
Exercised	(559,120)	28.79

Outstanding at end of period	2,745,016	30.84	5.6	$17
Options exercisable at end of period	2,166,150	31.24	5.0	13

Substantially all stock option awards are expected to vest.

Compensation Expense

Compensation expense for restricted stock, restricted stock units, performance units and stock options accounted for as equity awards for PPL Energy Supply was as follows:

2014	2013	2012
$33	$27	$23

The income tax benefit related to above compensation expense for PPL Energy Supply was as follows:

2014	2013	2012
$14	$11	$10

At December 31, 2014, unrecognized compensation expense related to nonvested restricted stock, restricted stock units, performance units and stock option awards for PPL Energy Supply was:

Unrecognized Compensation Expense	Weighted- Average Period for Recognition
$13	1.8 years

7.	Retirement and Postemployment Benefits

Defined Benefits

The majority of PPL Energy Supply’s subsidiaries employees are eligible for pension benefits under noncontributory defined benefit pension plans with benefits based on length of service and final average pay, as defined by the plans (which are sponsored by PPL Services). Effective January 1, 2012, PPL Services’ primary defined benefit pension plan was closed to all newly hired salaried employees. Effective July 1, 2014, PPL Services’ primary defined benefit pension plan was closed to all newly hired bargaining unit employees. Newly hired employees are eligible to participate in the PPL Retirement Savings Plan, a 401(k) savings plan with enhanced employer contributions.

The majority of PPL Montana employees are eligible for pension benefits under a cash balance pension plan. Effective January 1, 2012, that plan was closed to newly hired salaried employees. Effective September 1, 2014, that plan was closed to all newly hired bargaining unit employees. Newly hired employees are eligible to participate in the PPL Retirement Savings Plan.

Employees of certain of PPL Energy Supply’s mechanical contracting companies are eligible for benefits under multiemployer plans sponsored by various unions.

PPL Energy Supply and certain of its subsidiaries also provide supplemental retirement benefits to executives and other key management employees through unfunded nonqualified retirement plans.

The majority of employees of PPL Energy Supply’s subsidiaries are eligible for certain health care and life insurance benefits upon retirement through contributory plans. Effective January 1, 2014, the PPL Postretirement Medical Plan was closed to all newly hired salaried employees. Effective July 1, 2014, the PPL Postretirement Medical Plan was closed to all newly hired bargaining unit employees. Postretirement health benefits may be paid from 401(h) accounts established as part of the PPL Retirement Plan within the PPL Services Corporation Master Trust, funded VEBA trusts and company funds. Postretirement benefits under the PPL Montana Retiree Health Plan are paid from company assets.

The following table provides the components of net periodic defined benefit costs for PPL Energy Supply’s pension and other postretirement benefit plans for the years ended December 31.

	Pension Benefits			Other Postretirement Benefits
	2014	2013	2012	2014		2013	2012
Net periodic defined benefit costs (credits):
Service cost	$5	$7	$6			$1	$1
Interest cost	9	8	7		$1		1
Expected return on plan assets	(11)	(10)	(9)
Amortization of:
Actuarial (gain) loss	2	3	2
Curtailment charges (credits)					(1)

Net periodic defined benefit costs (credits)	$5	$8	$6	$		$1	$2

Other Changes in Plan Assets and Benefit Obligations Recognized in OCI:
Curtailments					$1
Net (gain) loss	$26	$(15)	$16		(1)	$(1)
Prior service cost (credit)						(3)	$(1)
Amortization of:
Actuarial gain (loss)	(2)	(3)	(2)

Total recognized in OCI	24	(18)	14			(4)	(1)

Total recognized in net periodic defined benefit costs and OCI	$29	$(10)	$20	$		$(3)	$1

Actuarial loss of $4 million related to PPL Energy Supply’s pension plan is expected to be amortized from AOCI into net periodic defined benefit costs in 2015.

The following net periodic defined benefit costs (credits) were charged to operating expense by PPL Energy Supply, excluding amounts charged to construction and other non-expense accounts.

Pension Benefits			Other Postretirement Benefits
2014	2013	2012	2014	2013	2012
$39	$45	$37	$3	$6	$6

In the table above, amounts include costs for the specific plans PPL Energy Supply’s subsidiary sponsors and the following allocated costs of defined benefit plans sponsored by PPL Services, based on PPL Energy Supply’s subsidiaries’ participation in those plans, which management believes are reasonable:

Pension Benefits			Other Postretirement Benefits
2014	2013	2012	2014	2013	2012
$34	$38	$31	$3	$5	$5

PPL Energy Supply adopted the new mortality tables issued by the Society of Actuaries in October 2014 (RP-2014 base tables) for its defined benefit pension and other postretirement benefit plans at December 31, 2014. In addition, PPL Energy Supply updated the basis for estimating projected mortality improvements and selected the IRS BB-2D two-dimensional improvement scale on a generational basis for its defined benefit pension and other postretirement benefit plans. These new mortality assumptions reflect the recognition of both improved life expectancies and the expectation of continuing improvements in life expectancies. The use of the new base tables and improvement scale resulted in an increase to defined benefit pension and other postretirement benefit obligations, an increase to future expense and a decrease in funded status.

The following weighted-average assumptions were used in the valuation of the benefit obligations at December 31.

	Pension Benefits		Other Postretirement Benefits
	2014	2013	2014	2013
Discount rate	4.28%	5.18%	3.81%	4.51%
Rate of compensation increase	4.03%	3.94%	4.03%	3.94%

The following weighted-average assumptions were used to determine the net periodic defined benefit costs for the years ended December 31.

	Pension Benefits			Other Postretirement Benefits
	2014	2013	2012	2014	2013	2012
Discount rate	5.18%	4.25%	5.12%	4.51%	3.77%	4.60%
Rate of compensation increase	3.94%	3.95%	4.00%	3.94%	3.95%	4.00%
Expected return of plan assets (a)	7.00%	7.00%	7.00%	N/A	N/A	N/A

(a)	The expected long-term rates of return for pension and other postretirement benefits are based on management’s projections using a best-estimate of expected returns, volatilities and correlations for each asset class. Each plan’s specific current and expected asset allocations are also considered in developing a reasonable return assumption.

The following table provides the assumed health care cost trend rates for the years ended December 31:

	2014	2013	2012
Health care cost trend rate assumed for next year
– obligations	7.2%	7.6%	8.0%
– cost	7.6%	8.0%	8.5%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)
– obligations	5.0%	5.0%	5.5%
– cost	5.0%	5.5%	5.5%
Year that the rate reaches the ultimate trend rate
– obligations	2020	2020	2019
– cost	2020	2019	2019

A one percentage point change in the assumed health care costs trend rate assumption would not have been significant to PPL Energy Supply’s other postretirement benefit plan in 2013.

The funded status of PPL Energy Supply’s plans at December 31 was as follows:

	Pension Benefits		Other Postretirement Benefits
	2014	2013	2014	2013
Change in Benefit Obligation
Benefit Obligation, beginning of period	$163	$176	$12	$17
Service cost	5	7		1
Interest cost	9	8	1
Plan amendments				(4)
Actuarial (gain) loss	38	(23)	(1)	(1)
Curtailments			(1)
Gross benefits paid	(5)	(5)	(1)	(1)

Benefit Obligation, end of period	210	163	10	12

Change in Plan Assets
Plan assets at fair value, beginning of period	147	149
Actual return on plan assets	22	3
Employer contributions	6		1	1
Gross benefits paid	(5)	(5)	(1)	(1)

Plan assets at fair value, end of period	170	147

Funded Status, end of period	$(40)	$(16)	$(10)	$(12)

Amounts recognized in the Balance Sheets consist of:
Current liability			$(1)	$(1)
Noncurrent liability	$(40)	$(16)	(9)	(11)

Net amount recognized, end of period	$(40)	$(16)	$(10)	$(12)

Amounts recognized in AOCI (pre-tax) consist of:
Prior service cost (credit)			$(4)	$(5)
Net actuarial (gain) loss	$59	$34		1

Total	$59	$34	$(4)	$(4)

Total accumulated benefit obligation for defined benefit pension plans	$210	$163

PPL Energy Supply’s pension plan had projected and accumulated benefit obligations in excess of the fair value of plan assets at December 31, 2014 and 2013.

In addition to the plans it sponsors, PPL Energy Supply and its subsidiaries are allocated a portion of the funded status and costs of the defined benefit plans sponsored by PPL Services based on their participation in those plans, which management believes are reasonable. The actuarially determined obligations of current active employees are used as a basis to allocate total plan activity, including active and retiree costs and obligations. Allocations to PPL Energy Supply resulted in liabilities at December 31 as follows:

	2014	2013
Pension	$259	$96
Other postretirement benefits	34	35

PPL Energy Supply’s mechanical contracting subsidiaries make contributions to over 70 multiemployer pension plans, based on the bargaining units from which labor is procured. The risks of participating in these multiemployer plans are different from single-employer plans in the following aspects:

•	Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers.

•	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

•	If PPL Energy Supply’s mechanical contracting subsidiaries choose to stop participating in some of their multiemployer plans, they may be required to pay those plans an amount based on the unfunded status of the plan, referred to as a withdrawal liability.

PPL Energy Supply identified the Steamfitters Local Union No. 420 Pension Plan, EIN/Plan Number 232004424/001 as the only significant plan to which contributions are made. Contributions to this plan by PPL Energy Supply’s mechanical contracting companies were $5 million for 2014, 2013 and 2012. At the date the financial statements were issued, the Form 5500 was not available for the plan year ending in 2014. Therefore, the following disclosures specific to this plan are being made based on the Form 5500s filed for the plan years ended December 31, 2013 and 2012. PPL Energy Supply’s mechanical contracting subsidiaries were not identified individually as greater than 5% contributors on the Form 5500s. However, the combined contributions of the four subsidiaries contributing to the plan had exceeded 5%. The plan had a Pension Protection Act zone status of red, without utilizing an extended amortization period, as of December 31, 2013 and 2012. In addition, the plan is subject to a rehabilitation plan and surcharges have been applied to participating employer contributions. The expiration date of the collective-bargaining agreement related to those employees participating in this plan is September 18, 2016. There were no other plans deemed individually significant based on a multifaceted assessment of each plan. This assessment included review of the funded/zone status of each plan and PPL Energy Supply’s potential obligations under the plan and the number of participating employers contributing to the plan.

PPL Energy Supply’s mechanical contracting subsidiaries also participate in multiemployer other postretirement plans that provide for retiree life insurance and health benefits.

The table below details total contributions for PPL Energy Supply to all multiemployer pension and other postretirement plans, including the plan identified as significant above. The contribution amounts fluctuate each year based on the volume of work and type of projects undertaken from year to year.

	2014	2013	2012
Pension Plans	$40	$36	$31
Other Postretirement Benefit Plans	33	32	28

Total contributions	$73	$68	$59

Plan Assets – Pension Plans

PPL’s primary legacy pension plan and the pension plan in which employees of PPL Montana participate are invested in the PPL Services Corporation Master Trust (the Master Trust) that also includes 401(h) accounts that are restricted for certain other postretirement benefit obligations of PPL. The investment strategy for the Master Trust is to achieve a risk-adjusted return on a mix of assets that, in combination with PPL’s funding policy, will ensure that sufficient assets are available to provide long-term growth and liquidity for benefit payments, while also managing the duration of the assets to complement the duration of the liabilities. The Master Trust benefits from a wide diversification of asset types, investment fund strategies and external investment fund managers, and therefore has no significant concentration of risk.

The investment policy of the Master Trust outlines investment objectives and defines the responsibilities of the EBPB, external investment managers, investment advisor and trustee and custodian. The investment policy is reviewed annually by PPL’s Board of Directors.

The EBPB created a risk management framework around the trust assets and pension liabilities. This framework considers the trust assets as being composed of three sub-portfolios: growth, immunizing and liquidity portfolios. The growth portfolio is comprised of investments that generate a return at a reasonable risk, including equity securities, certain debt securities and alternative investments. The immunizing portfolio consists of debt securities, generally with long durations, and derivative positions. The immunizing portfolio is designed to offset a portion of the change in the pension liabilities due to changes in interest rates. The liquidity portfolio consists primarily of cash and cash equivalents.

Target allocation ranges have been developed for each portfolio on a plan basis based on input from external consultants with a goal of limiting funded status volatility. The EBPB monitors the investments in each portfolio on a plan basis, and seeks to obtain a target portfolio that emphasizes reduction of risk of loss from market volatility. In pursuing that goal, the EBPB establishes revised guidelines from time to time. EBPB investment guidelines on a plan basis, as well as the weighted average of such guidelines, as of the end of 2014 are presented below.

The asset allocation for the trust and the target allocation by portfolio at December 31 are as follows:

			2014 Target Asset Allocation
	2014	2013	Weighted Average	PPL Plans
Growth Portfolio	51%	59%	52%	52%
Equity securities	26%	30%
Debt securities (a)	13%	17%
Alternative investments	12%	12%
Immunizing Portfolio	47%	39%	46%	46%
Debt securities (a)	44%	40%
Derivatives	3%	(1%)
Liquidity Portfolio	2%	2%	2%	2%

Total	100%	100%	100%	100%

(a)	Includes commingled debt funds, which PPL treats as debt securities for asset allocation purposes.

PPL Montana, a subsidiary of PPL Energy Supply, has a pension plan whose assets are invested solely in the Master Trust, which is fully disclosed below. The fair value of this plan’s assets of $170 million and $147 million at December 31, 2014 and 2013 represents an interest of approximately 4% and 3% in the Master Trust.

The fair value of net assets in the Master Trust by asset class and level within the fair value hierarchy was:

	December 31, 2014				December 31, 2013
	Fair Value Measurements Using				Fair Value Measurements Using
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
PPL Services Corporation Master Trust
Cash and cash equivalents	$246	$246			$120	$120
Equity securities:
U.S.:
Large-cap	432	114	$318		480	134	$346
Small-cap	145	145			137	137
International	615		615		630	163	467
Commingled debt	818		818		749	13	736
Debt securities:
U.S. Treasury and U.S. government sponsored agency	723	706	17		617	563	54
Residential/commercial backed securities	2		2		12		11	$1
Corporate	1,109		1,088	$21	963		940	23
International government	8		8		7		7
Other	9		9		24		24
Alternative investments:
Commodities	90		90		108		108
Real estate	148		148		134		134
Private equity	104			104	80			80
Hedge funds	223		223		210		210
Derivatives:
Interest rate swaps and swaptions	92		92		(49)		(49)
Other	12		12		12		12
Insurance contracts	33			33	37			37

PPL Services Corporation Master Trust assets, at fair value	4,809	$1,211	$3,440	$158	4,271	$1,130	$3,000	$141

Receivables and payables, net (a)	(41)
401(h) account restricted for other postretirement benefit obligations	(136)				(115)

Total PPL Services Corporation Master Trust pension assets	$4,632				$4,156

(a)	Receivables and payables represent amounts for investments sold/purchased but not yet settled along with interest and dividends earned but not yet received.

A reconciliation of the Master Trust assets classified as Level 3 at December 31, 2014 is as follows:

	Residential/ commercial backed Securities		Corporate debt	Private Equity	Insurance contracts	Total
Balance at beginning of period		$1	$23	$80	$37	$141
Actual return on plan assets
Relating to assets still held at the reporting date		(1)	(1)	19	1	18
Relating to assets sold during the period			(1)			(1)
Purchases, sales and settlements				5	(5)

Balance at end of period	$		$21	$104	$33	$158

A reconciliation of the Master Trust assets classified as Level 3 at December 31, 2013 is as follows:

	Residential/ commercial backed Securities	Corporate debt	Private Equity	Insurance contracts	Other Debt		Total
Balance at beginning of period	$1	$27	$75	$42		$1	$146
Actual return on plan assets
Relating to assets still held at the reporting date			3	2			5
Relating to assets sold during the period		5					5
Purchases, sales and settlements		(9)	2	(7)			(14)
Transfers from level 3 to level 2						(1)	(1)

Balance at end of period	$1	$23	$80	$37	$		$141

The fair value measurements of cash and cash equivalents are based on the amounts on deposit.

The market approach is used to measure fair value of equity securities. The fair value measurements of equity securities (excluding commingled funds), which are generally classified as Level 1, are based on quoted prices in active markets. These securities represent actively and passively managed investments that are managed against various equity indices.

Investments in commingled equity and debt funds are categorized as equity securities. These investments are classified as Level 2, except for exchange-traded funds, which are classified as Level 1 based on quoted prices in active markets. The fair value measurements for Level 2 investments are based on firm quotes of net asset values per share, which are not considered obtained from a quoted price in an active market. Investments in commingled equity funds include funds that invest in U.S. and international equity securities. Investments in commingled debt funds include funds that invest in a diversified portfolio of emerging market debt obligations, as well as funds that invest in investment grade long-duration fixed-income securities.

The fair value measurements of debt securities are generally based on evaluations that reflect observable market information, such as actual trade information for identical securities or for similar securities, adjusted for observable differences. The fair value of debt securities is generally measured using a market approach, including the use of pricing models which incorporate observable inputs. Common inputs include benchmark yields, relevant trade data, broker/dealer bid/ask prices, benchmark securities and credit valuation adjustments. When necessary, the fair value of debt securities is measured using the income approach, which incorporates similar observable inputs as well as payment data, future predicted cash flows, collateral performance and new issue data. For the Master Trust, these securities represent investments in securities issued by U.S. Treasury and U.S. government sponsored agencies; investments securitized by residential mortgages, auto loans, credit cards and other pooled loans; investments in investment grade and non-investment grade bonds issued by U.S. companies across several industries; investments in debt securities issued by foreign governments and corporations and exchange traded funds.

Investments in commodities represent ownership of units of a commingled fund that is invested as a long-only, unleveraged portfolio of exchange-traded futures and forward contracts in tangible commodities to obtain broad exposure to all principal groups in the global commodity markets, including energies, agriculture and metals (both precious and industrial) using proprietary commodity trading strategies. The fund has daily liquidity with a specified notification period. The fund’s fair value is based upon a unit value as calculated by the fund’s trustee.

Investments in real estate represent an investment in a partnership whose purpose is to manage investments in core U.S. real estate properties diversified geographically and across major property types (e.g., office, industrial, retail, etc.). The manager is focused on properties with high occupancy rates with quality tenants. This results in a focus on high income and stable cash flows with appreciation being a secondary factor. Core real estate generally has a lower degree of leverage when compared with more speculative real estate investing strategies. The partnership has limitations on the amounts that may be redeemed based on available cash to fund redemptions. Additionally, the general partner may decline to accept redemptions when necessary to avoid adverse consequences for the partnership, including legal and tax implications, among others. The fair value of the investment is based upon a partnership unit value.

Investments in private equity represent interests in partnerships in multiple early-stage venture capital funds and private equity fund of funds that use a number of diverse investment strategies. Four of the partnerships have limited lives of ten years, while the fifth has a life of 15 years, after which liquidating distributions will be received. Prior to the end of each partnership’s life, the investment cannot be redeemed with the partnership; however, the interest may be sold to other parties, subject to the general partner’s approval. The Master Trust has unfunded commitments of $55 million that may be required during the lives of the partnerships. Fair value is based on an ownership interest in partners’ capital to which a proportionate share of net assets is attributed.

Investments in hedge funds represent investments in three hedge fund of funds. Hedge funds seek a return utilizing a number of diverse investment strategies. The strategies, when combined aim to reduce volatility and risk while attempting to deliver positive returns under most market conditions. Major investment strategies for the hedge fund of funds include long/short equity, market neutral, distressed debt, and relative value. Generally, shares may be redeemed within 65 to 95 days with prior written notice. The funds are subject to short term lockups and have limitations on the amount that may be withdrawn based on a percentage of the total net asset value of the fund, among other restrictions. All withdrawals are subject to the general partner’s approval. The fair value for two of the funds has been estimated using the net asset value per share and the third fund’s fair value is based on an ownership interest in partners’ capital to which a proportionate share of net assets is attributed.

The fair value measurements of derivative instruments utilize various inputs that include quoted prices for similar contracts or market-corroborated inputs. In certain instances, these instruments may be valued using models, including standard option valuation models and standard industry models. These securities primarily represent investments in interest rate swaps and swaptions (the option to enter into an interest rate swap) which are valued based on the swap details, such as swap curves, notional amount, index and term of index, reset frequency, volatility and payer/receiver credit ratings.

Insurance contracts, classified as Level 3, represent an investment in an immediate participation guaranteed group annuity contract. The fair value is based on contract value, which represents cost plus interest income less distributions for benefit payments and administrative expenses.

Plan Assets – Other Postretirement Benefit Plans

The investment strategy with respect to other postretirement benefit obligations is to fund VEBA trusts and/or 401(h) accounts with voluntary contributions and to invest in a tax efficient manner. Excluding the 401(h) accounts included in the Master Trust, other postretirement benefit plans are invested in a mix of assets for longterm growth with an objective of earning returns that provide liquidity as required for benefit payments. These plans benefit from diversification of asset types, investment fund strategies and investment fund managers, and therefore, have no significant concentration of risk. Equity securities include investments in domestic large-cap commingled funds. Ownership interests in commingled funds that invest entirely in debt securities are classified as equity securities, but treated as debt securities for asset allocation and target allocation purposes. Ownership interests in money market funds are treated as cash and cash equivalents for asset allocation and target allocation purposes. The asset allocation for the PPL VEBA trusts and the target allocation, by asset class, at December 31 are detailed below.

	Percentage of plan assets		Target Asset Allocation
	2014	2013	2014
Asset Class
U.S. Equity securities	49%	55%	45%
Debt securities (a)	49%	41%	50%
Cash and cash equivalents (b)	2%	4%	5%

Total	100%	100%	100%

(a)	Includes commingled debt funds and debt securities.
(b)	Includes money market funds.

The fair value of assets in the U.S. other postretirement benefit plans by asset class and level within the fair value hierarchy was:

	December 31, 2014				December 31, 2013
	Fair Value Measurements Using				Fair Value Measurements Using
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Money market funds	$9	9			$12	$12
U.S. Equity securities:
Large-cap	169		$169		182		$182
Commingled debt	136		136		100		100
Debt securities:
Municipalities	33		33		36		36

Total VEBA trust assets, at fair value	347	$9	$338		330	$12	$318

Receivables and payables, net (a)	1				1
401(h) account assets	136				115

Total other postretirement benefit plan assets	$484				$446

(a)	Receivables and payables represent amounts for investments sold/purchased but not yet settled along with interest and dividends earned but not yet received.

Investments in money market funds represent investments in funds that invest primarily in a diversified portfolio of investment grade money market instruments, including, but not limited to, commercial paper, notes, repurchase agreements and other evidences of indebtedness with a maturity not exceeding 13 months from the date of purchase. The primary objective of the fund is a high level of current income consistent with stability of principal and liquidity. Redemptions can be made daily on this fund.

Investments in large-cap equity securities represent investments in a passively managed equity index fund that invests in securities and a combination of other collective funds. Fair value measurements are not obtained from a quoted price in an active market but are based on firm quotes of net asset values per share as provided by the trustee of the fund. Redemptions can be made daily on this fund.

Investments in commingled debt securities represent investments in a fund that invests in a diversified portfolio of investment grade long-duration fixed income securities. Redemptions can be made weekly on these funds.

Investments in municipalities represent investments in a diverse mix of tax-exempt municipal securities. The fair value measurements for these securities are based on recently executed transactions for identical securities or for similar securities.

Expected Cash Flows – Defined Benefit Plans

The PPL Montana pension plan has the option to utilize available prior year credit balances to meet current and future contribution requirements. However, PPL Montana contributed $32 million to its pension plan in January 2015.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid by the PPL Energy Supply plans.

	Pension	Other Postretirement
2015	$5	$1
2016	7	1
2017	7	1
2018	8	2
2019	9	2
2020-2024	58	9

Savings Plans

Substantially all employees of PPL’s domestic subsidiaries are eligible to participate in deferred savings plans (401(k)s). Employer contributions to the plans by PPL Energy Supply were:

2014	2013	2012
$14	$12	$12

Employee Stock Ownership Plan

PPL sponsors, and PPL Energy Supply participates in, a non-leveraged ESOP in which employees, excluding those of PPL Montana and the mechanical contractors, are enrolled on the first day of the month following eligible employee status. Dividends paid on ESOP shares are treated as ordinary dividends by PPL. Under existing income tax laws, PPL is permitted to deduct the amount of those dividends for income tax purposes and to contribute the resulting tax savings (dividend-based contribution) to the ESOP.

The dividend-based contribution, which is discretionary, is used to buy shares of PPL’s common stock and is expressly conditioned upon the deductibility of the contribution for federal income tax purposes. Contributions to the ESOP are allocated to eligible participants’ accounts as of the end of each year, based 75% on shares held in existing participants’ accounts and 25% on the eligible participants’ compensation.

For 2014 and 2013, PPL Energy Supply did not record compensation expense related to the ESOP as no contribution was made. Compensation expense for ESOP contributions was insignificant in 2012. This amount was offset by the dividend-based contribution tax savings and had no impact on PPL Energy Supply’s earnings.

Separation Benefits

Certain PPL Energy Supply subsidiaries provide separation benefits to eligible employees. These benefits may be provided in the case of separations due to performance issues, loss of job related qualifications or organizational changes. Until December 1, 2012, certain employees separated were eligible for cash severance payments, outplacement services, accelerated stock award vesting, continuation of group health and welfare coverage, and enhanced pension and postretirement medical benefits. As of December 1, 2012, separation benefits for certain employees were changed to eliminate accelerated stock award vesting and enhanced pension and postretirement medical benefits. Also, the continuation of group health and welfare coverage was replaced with a single sum payment approximating the dollar amount of premium payments that would be incurred for continuation of group health and welfare coverage. Separation benefits are recorded when such amounts are probable and estimable.

See Note 4 for a discussion of separation benefits related to the anticipated spinoff of PPL Energy Supply and Note 9 for a discussion of separation benefits related to the one-time voluntary retirement window offered to certain bargaining unit employees as part of the new three-year labor agreement with IBEW local 1600. Separation benefits were not significant in 2013 and 2012.

8.	Jointly Owned Facilities

At December 31, 2014 and 2013, the Balance Sheets reflect the owned interests in the facilities listed below.

	Ownership Interest	Electric Plant	Other Property	Accumulated Depreciation	Construction Work in Progress
December 31, 2014
Generating Plants
Susquehanna	90.00%	$4,746		$3,591	$117
Conemaugh	16.25%	330		141	2
Keystone	12.34%	213		102	2
Merrill Creek Reservoir	8.37%		$22	15
December 31, 2013
Generating Plants
Susquehanna	90.00%	$4,686		$3,545	$76
Conemaugh	16.25%	247		131	63
Keystone	12.34%	207		91	2
Merrill Creek Reservoir	8.37%			$22	16

Each subsidiary owning these interests provides its own funding for its share of the facility. Each receives a portion of the total output of the generating plants equal to its percentage ownership. The share of fuel and other operating costs associated with the plants is included in the corresponding operating expenses on the Statements of Income.

In addition to the interests mentioned above, at December 31, 2014 and 2013, PPL Montana had a 50% ownership interest in Colstrip Units 1 and 2 and a 30% ownership interest in Colstrip Unit 3. The book value of these assets was not significant. At December 31, 2014 and 2013, NorthWestern owned a 30% interest in Colstrip Unit 4. PPL Montana and NorthWestern have a sharing agreement that governs each party’s responsibilities and rights relating to the operation of Colstrip Units 3 and 4. Under the terms of that agreement, each party is responsible for 15% of the total non-coal operating and construction costs of Colstrip Units 3 and 4, regardless of whether a particular cost is specific to Colstrip Unit 3 or 4, and is entitled to take up to the same percentage of the available generation from Units 3 and 4.

9.	Commitments and Contingencies

Energy Purchases, Energy Sales and Other Commitments

Energy Purchase Commitments

PPL Energy Supply enters into long-term energy and energy related contracts which include commitments to purchase:

Contract Type	Maximum Maturity Date
Fuels (a)	2023
Limestone	2030
Natural Gas Storage	2026
Natural Gas Transportation	2032
Power, excluding wind	2021
RECs	2021
Wind Power	2027

(a)	PPL Energy Supply incurred pre-tax charges of $29 million during 2012 to reduce its 2012 and 2013 contracted coal deliveries. These charges were recorded to “Fuel” on the Statement of Income.

Energy Sales Commitments

In connection with its marketing activities or hedging strategy for its power plants, PPL Energy Supply has entered into long-term power sales contracts that extend into 2020, excluding long-term renewable energy agreements that extend into 2038.

See Note 10 for information on the power supply agreements between PPL EnergyPlus and PPL Electric.

Legal Matters

PPL Energy Supply and its subsidiaries are involved in legal proceedings, claims and litigation in the ordinary course of business. PPL Energy Supply and its subsidiaries cannot predict the outcome of such matters, or whether such matters may result in material liabilities, unless otherwise noted.

Sierra Club Litigation

In July 2012, PPL Montana received a Notice of Intent to Sue (Notice) for violations of the Clean Air Act at Colstrip Steam Electric Station (Colstrip) from counsel on behalf of the Sierra Club and the Montana Environmental Information Center (MEIC). An Amended Notice was received on September 4, 2012, and a Second Amended Notice was received in October 2012. A Supplemental Notice was received in December 2012. The Notice, Amended Notice, Second Amended Notice and Supplemental Notice (the Notices) were all addressed to the Owner or Managing Agent of Colstrip, and to the other Colstrip co-owners: Avista Corporation, Puget Sound Energy, Portland General Electric Company, Northwestern Energy and PacificCorp. The Notices allege certain violations of the Clean Air Act, including New Source Review, Title V and opacity requirements.

On March 6, 2013, the Sierra Club and MEIC filed a complaint against PPL Montana and the other Colstrip co-owners in the U.S. District Court, District of Montana, Billings Division. PPL Montana operates Colstrip on behalf of the co-owners. The complaint is generally consistent with the prior Notices and lists 39 separate claims for relief. All but three of the claims allege Prevention of Significant Deterioration (PSD) related violations under the federal Clean Air Act for various plant maintenance projects completed since 1992. For each such project or set of projects, there are separate claims for failure to obtain a PSD permit, for failure to obtain a Montana

AirQuality Permit to operate after the project(s) were completed and for operating after completion of such project(s) without “Best Available Control Technology”. The remaining three claims relate to the alleged failure to update the Title V operating permit for Colstrip to reflect the alleged major modifications described in the other claims, allege that the previous Title V compliance certifications were incomplete because they did not address the major plant modifications, and that numerous opacity violations have occurred at the plant since 2007. The complaint requests injunctive relief and civil penalties on average of $36,000 per day per violation, including a request that the owners remediate environmental damage and that $100,000 of the civil penalties be used for beneficial mitigation projects.

In July 2013, the Sierra Club and MEIC filed an additional Notice, identifying additional plant projects that are alleged not to be in compliance with the Clean Air Act and, in September 2013, filed an amended complaint. The amended complaint dropped all claims regarding pre-2001 plant projects, as well as the plaintiffs’ Title V and opacity claims. It did, however, add claims with respect to a number of post-2000 plant projects, which effectively increased the number of projects subject to the litigation by about 40. PPL Montana and the other Colstrip owners filed a motion to dismiss the amended complaint in October 2013. In May 2014, the court dismissed the plaintiffs’ independent Best Available Control Technology claims and their Prevention of Significant Deterioration (PSD) claims for three projects, but denied the owners’ motion to dismiss the plaintiffs’ other PSD claims on statute of limitation grounds. On August 27, 2014, the Sierra Club and MEIC filed a second amended complaint. This complaint includes the same causes of action articulated in the first amended complaint, but alleges those claims in regard to only eight projects at the plant between 2001 and 2013. On September 26, 2014, the Colstrip owners filed an answer to the second amended complaint. Discovery is ongoing. In January 2015, trial as to liability in this matter was rescheduled to November 16, 2015. A trial date with respect to remedies, if there is a finding of liability, has not been scheduled. PPL Montana believes it and the other co-owners have numerous defenses to the allegations set forth in this complaint and will vigorously assert the same, PPL Montana cannot predict the ultimate outcome of this matter at this time.

Notice of Intent to File Suit

On October 20, 2014, PPL Energy Supply received a notice letter from the Chesapeake Bay Foundation (CBF) alleging violations of the Clean Water Act and Pennsylvania Clean Streams Law at the Brunner Island generation plant. The letter was sent to PPL Brunner Island and the PADEP and is intended to provide notice of the alleged violations and CBF’s intent to file suit in Federal court after expiration of the 60 day statutory notice period. Among other things, the letter alleges that PPL Brunner Island failed to comply with the terms of its National Pollutant Discharge Elimination System permit and associated regulations related to the application of nutrient credits to the facility’s discharges of nitrogen into the Susquehanna River. The letter also alleges that PADEP has failed to ensure that credits generated from nonpoint source pollution reduction activities that PPL Brunner Island applies to its discharges meet the eligibility and certification requirements under PADEP’s nutrient trading program regulations. If a court-approved settlement cannot be reached, CBF plans to seek injunctive relief, monetary penalties, fees and costs of litigation. PPL Energy Supply cannot predict the outcome of this matter.

Proposed Legislation – Pacific Northwest

In the first quarter of 2015, legislation was proposed in the State of Oregon to eliminate, over time, the sale of electricity in Oregon from coal-fired generating facilities, and in the State of Washington to provide a means of cost recovery to utility owners of coal-fired generating facilities who commit to retire such facilities. Both proposals are in their earliest stages of consideration and PPL and PPL Energy Supply cannot predict whether any legislation seeking to achieve the objectives of the Oregon or Washington legislation will be enacted. Were such legislation to be enacted as proposed, such laws, either individually or collectively, would not be expected to have a material adverse effect on PPL Energy Supply’s financial condition or results of operation.

Regulatory Issues

Potential Impact of Financial Reform Legislation

The Dodd-Frank Act amended the Commodity Exchange Act (CEA) to include provisions that impose regulatory reporting requirements for most over-the-counter derivative transactions, and in the future will require many such transactions to be executed through an exchange and to be centrally-cleared. The Dodd-Frank Act amendments to the CEA also provide that the U.S. Commodity Futures Trading Commission (CFTC) may impose collateral (margin) requirements for over-the-counter derivative transactions that are not cleared, as well as establish speculative position limits for nonfinancial commodity derivatives and regulatory capital requirements for certain types of entities that enter into non-cleared swaps. The CFTC and the banking regulators continue to finalize rules implementing the major provisions in the Dodd-Frank Act.

PPL Energy Supply is not required to register as either a “swap dealer” or “a major swap participant” under the new regulatory regime. Consequently, PPL Energy Supply is not subject to the extensive regulatory requirements applicable to such registered entities, including Business Conduct Standards and other complex requirements under CFTC regulations. Nonetheless, the Dodd-Frank Act and implementing regulations have imposed on PPL Energy Supply additional and costly compliance, recordkeeping, reporting and documentation requirements.

In the future, PPL Energy Supply may be required to post additional collateral (margin) for over-the-counter derivatives transactions that are not cleared. In addition, PPL Energy Supply could face significantly higher operating costs if it or its counterparties are subject to certain regulations implementing the Dodd-Frank Act which are expected to be finalized during 2015. On January 12, 2015, President Obama signed into law a broad legislative exemption from the margin requirements for non-cleared swaps to which a commercial end-user is a counterparty. While the specifics of this new legislative exemption must be reconciled with proposed but not yet finalized margin regulations, PPL Energy Supply does not anticipate being subject to direct regulatory margin requirements associated with its non-cleared swap transactions. Instead, PPL Energy Supply’s swap counterparties likely will continue to require posting of collateral and other forms of credit support (subject to unsecured thresholds and industry-standard documentation) for certain of PPL Energy Supply’s non-cleared swap activities.

Additionally, the regulatory burdens and costs that the Dodd-Frank Act regulations impose on market participants could limit PPL Energy Supply’s non-cleared swap transactions, or could cause decreased liquidity in the over-the-counter swap markets, as the CFTC’s speculative position limits rules for nonfinancial commodity derivatives are finalized and implemented, and as financial institutions and other market participants discontinue proprietary trading operations or dealing activity in certain swaps markets. Such increased costs and decreased liquidity could make it more difficult for PPL Energy Supply to successfully and cost-efficiently meet commercial risk hedging targets. PPL Energy Supply will continue to evaluate the Dodd-Frank Act provisions of the CEA, and implementing regulations, but could incur significant costs related to ongoing compliance with the law and regulations.

New Jersey Capacity Legislation

In January 2011, New Jersey enacted a law that intervenes in the wholesale capacity market exclusively regulated by the FERC (the Act). To create incentives for the development of new, in-state electricity generation facilities, the Act implemented a long-term capacity agreement pilot program (LCAPP). The Act requires New Jersey utilities to pay a guaranteed fixed price for wholesale capacity, imposed by the New Jersey Board of Public Utilities (BPU), to certain new generators participating in PJM, with the ultimate costs of that guarantee to be borne by New Jersey ratepayers. PPL Energy Supply believes the intent and effect of the LCAPP is to encourage the construction of new generation in New Jersey even when, under the FERC-approved PJM economic model, such new generation would not be economic. The Act could depress capacity prices in PJM in the short term, impacting PPL Energy Supply’s revenues, and harm the long-term ability of the PJM capacity market to encourage necessary generation investment throughout PJM. In February 2011, the PJM Power Providers Group

(P3), an organization in which PPL is a member, filed a complaint before the FERC seeking changes in PJM’s capacity market rules designed to ensure that subsidized generation, such as the generation that may result from the implementation of the LCAPP, will not be able to set capacity prices artificially low as a result of their exercise of buyer market power. In April 2011, the FERC issued an order granting in part and denying in part P3’s complaint and ordering changes in PJM’s capacity rules consistent with a significant portion of P3’s requested changes. Several parties filed appeals of the FERC’s order. In February 2014, the U.S. Court of Appeals for the Third Circuit upheld FERC’s order, and the decision has become final.

In February 2011, PPL and several other generating companies and utilities filed a complaint in U.S. District Court in New Jersey challenging the Act on the grounds that it violates well-established principles under the Supremacy and Commerce clauses of the U.S. Constitution and requesting declaratory and injunctive relief barring implementation of the Act by the BPU Commissioners. In October 2013, the U.S. District Court in New Jersey issued a decision finding the Act unconstitutional under the Supremacy Clause on the grounds that it infringes upon the FERC’s exclusive authority to regulate the wholesale sale of electricity in interstate commerce. The decision was appealed to the U.S. Court of Appeals for the Third Circuit (Third Circuit) by CPV Power Development, Inc., Hess Newark, LLC and the State of New Jersey(the Appellants). In September 2014, the Third Circuit affirmed the District Court’s decision. In December 2014, the Appellants filed a petition for certiorari before the U.S. Supreme Court.

Maryland Capacity Order

In April 2012, the Maryland Public Service Commission (MD PSC) ordered three electric utilities in Maryland to enter into long-term contracts to support the construction of new electricity generating facilities in Maryland, specifically a 661 MW natural gas-fired combined-cycle generating facility to be owned by CPV Maryland, LLC. PPL believes the intent and effect of the action by the MD PSC is to encourage the construction of new generation in Maryland even when, under the FERC-approved PJM economic model, such new generation would not be economic. The MD PSC action could depress capacity prices in PJM in the short term, impacting PPL Energy Supply’s revenues, and harm the long-term ability of the PJM capacity market to encourage necessary generation investment throughout PJM.

In April 2012, PPL and several other generating companies filed a complaint in U.S. District Court (District Court) in Maryland challenging the MD PSC order on the grounds that it violates well-established principles under the Supremacy and Commerce clauses of the U.S. Constitution and requested declaratory and injunctive relief barring implementation of the order by the MD PSC Commissioners. In September 2013, the District Court issued a decision finding the MD PSC order unconstitutional under the Supremacy Clause on the grounds that it infringes upon the FERC’s exclusive authority to regulate the wholesale sale of electricity in interstate commerce. The decision was appealed to the U.S. Court of Appeals for the Fourth Circuit (Fourth Circuit) by CPV Power Development, Inc. and the State of Maryland (the Appellants). In June 2014, the Fourth Circuit affirmed the District Court’s opinion and subsequently denied the Appellants’ motion for rehearing. In December 2014, the Appellants filed a petition for certiorari before the U.S. Supreme Court.

Pacific Northwest Markets

Through its subsidiaries, PPL Energy Supply made spot market bilateral sales of power in the Pacific Northwest during the period from December 2000 through June 2001. Several parties subsequently claimed refunds at FERC as a result of these sales. In June 2003, the FERC terminated proceedings to consider whether to order refunds for spot market bilateral sales made in the Pacific Northwest, including sales made by PPL Montana, during the period December 2000 through June 2001. In August 2007, the U.S. Court of Appeals for the Ninth Circuit reversed the FERC’s decision and ordered the FERC to consider additional evidence. In October 2011, FERC initiated proceedings to consider additional evidence. In July 2012, PPL Montana and the City of Tacoma, one of the two parties claiming refunds at FERC, reached a settlement whereby PPL Montana paid $75 thousand to resolve the City of Tacoma’s $23 million claim. The settlement does not resolve the remaining claim outstanding at December 31, 2014 by the City of Seattle for approximately $50 million. Hearings before a FERC Administrative Law Judge (ALJ) regarding the City of Seattle’s refund claims were completed in October 2013 and briefing was completed in January 2014. In March 2014, the ALJ issued an initial decision denying the City of Seattle’s complaint against PPL Montana. The initial decision is pending review by the FERC.

Although PPL Energy Supply and its subsidiaries believe they have not engaged in any improper trading or marketing practices affecting the Pacific Northwest markets, PPL Energy Supply cannot predict the outcome of the above-described proceedings or whether any subsidiaries will be the subject of any additional governmental investigations or named in other lawsuits or refund proceedings. Consequently, PPL Energy Supply cannot estimate a range of reasonably possible losses, if any, related to this matter.

FERC Market-Based Rate Authority

In 1998, the FERC authorized PPL EnergyPlus to make wholesale sales of electricity and related products at market-based rates. In those orders, the FERC directed PPL EnergyPlus to file an updated market analysis within three years after the order, and every three years thereafter. Since then, periodic market-based rate filings with the FERC have been made by PPL EnergyPlus, PPL Montana and most of PPL Generation’s subsidiaries. In December 2013, PPL Energy Supply and these subsidiaries filed market-based rate updates for the Eastern and Western regions. In June 2014, the FERC accepted PPL Energy Supply’s and its subsidiaries’ updated market power analysis finding that they qualify for continued market-based rate authority in the Western region. In November 2014, the FERC accepted PPL Energy Supply’s updated market power analysis finding that it qualifies for continued market-based rate authority in the Eastern region.

Electricity – Reliability Standards

The NERC is responsible for establishing and enforcing mandatory reliability standards (Reliability Standards) regarding the bulk power system. The FERC oversees this process and independently enforces the Reliability Standards.

The Reliability Standards have the force and effect of law and apply to certain users of the bulk power electricity system, including electric utility companies, generators and marketers. Under the Federal Power Act, the FERC may assess civil penalties of up to $1 million per day, per violation, for certain violations.

Certain subsidiaries of PPL Energy Supply monitor their compliance with the Reliability Standards and continue to self-report potential violations of certain applicable reliability requirements and submit accompanying mitigation plans, as required. The resolution of a number of potential violations is pending. Any Regional Reliability Entity (including RFC or SERC) determination concerning the resolution of violations of the Reliability Standards remains subject to the approval of the NERC and the FERC.

In the course of implementing their programs to ensure compliance with the Reliability Standards by those PPL Energy Supply affiliates subject to the standards, certain other instances of potential non-compliance may be identified from time to time. PPL Energy Supply cannot predict the outcome of these matters, and cannot estimate a range of reasonably possible losses, if any.

In October 2012, the FERC initiated its consideration of proposed changes to Reliability Standards to address the impacts of geomagnetic disturbances on the reliable operation of the bulk-power system, which might, among other things, lead to a requirement to install equipment that blocks geomagnetically induced currents on implicated transformers. On May 16, 2013, FERC issued Order No. 779, requiring NERC to submit two types of Reliability Standards for FERC’s approval. The first type would require certain owners and operators of the nation’s electricity infrastructure, such as PPL Energy Supply, to develop and implement operational procedures to mitigate the effects of geomagnetic disturbances on the bulk-power system. This NERC proposed standard was filed by NERC with FERC for approval in January 2014, and was approved on June 19, 2014. The second type is to require owners and operators of the bulk-power system to assess certain geomagnetic disturbance events and develop and implement plans to protect the bulk-power system from those events. This proposal was filed by NERC with FERC for approval by January 22, 2015 and is pending consideration by FERC. PPL Energy Supply may be required to make significant expenditures in new equipment or modifications to its facilities to comply with the new requirements. PPL Energy Supply is unable to predict the amount of any expenditures that may be required as a result of the adoption of any Reliability Standards for geomagnetic disturbances.

Environmental Matters – Domestic

Due to the environmental issues discussed below or other environmental matters, it may be necessary for PPL Energy Supply to modify, curtail, replace or cease operation of certain facilities or performance of certain operations to comply with statutes, regulations and other requirements of regulatory bodies or courts. In addition, legal challenges to new environmental permits or rules add to the uncertainty of estimating the future cost of these permits and rules.

Air

CSAPR

The EPA’s CSAPR addresses the interstate transport of fine particulates and ozone. In accordance with an October 2014 U.S. Court of Appeals decision, CSAPR establishes interstate allowance trading programs for sulfur dioxide and nitrogen oxide emissions from fossil-fueled plants in two phases: Phase 1 commenced in January 2015 and Phase 2 commences in 2017. Sulfur dioxide emissions are subject to an annual trading program and nitrogen oxide emissions are subject to annual and ozone season programs. Oral arguments pertaining to outstanding challenges to the EPA’s CSAPR will be heard before the D.C. Circuit Court on February 25, 2015.

Although PPL Energy Supply does not anticipate significant costs to comply with these programs, changes in market or operating conditions could result in impacts that are higher than anticipated.

National Ambient Air Quality Standards

In 2008, the EPA revised the National Ambient Air Quality Standard for ozone. As a result, states in the ozone transport region (OTR), including Pennsylvania, are required by the Clean Air Act to impose additional reductions in nitrogen oxide emissions based upon reasonably available control technologies. The PADEP is expected to finalize a rule in early 2015 requiring nitrogen oxide reductions for fossil-fueled plants. The EPA proposed to further strengthen the ozone standard in November 2014, which could lead to further nitrogen oxide reductions, particularly for PPL Energy Supply fossil-fueled plants within the OTR. The EPA is under court order to finalize the standard by October 1, 2015. States are also obligated to address interstate transport issues associated with new ozone standards through the establishment of “good neighbor” state implementation plans for those states that are found to contribute significantly to another states’ non-attainment. The EPA recently sent a policy memo to state agencies to facilitate the development of these plans, including modeling data showing which states are contributing. The implementation of such plans could have an impact on the structure and stringency of CSAPR Phase 2 reductions (discussed above).

In 2010, the EPA finalized a new National Ambient Air Quality Standard for sulfur dioxide and required states to identify areas that meet those standards and areas that are in “non-attainment”. In July 2013, the EPA finalized non-attainment designations for parts of the country, including part of Yellowstone County in Montana (Billings area) and part of Jefferson County in Kentucky. Attainment must be achieved by 2018. States are working to finalize designations for other areas and in April 2014, the EPA proposed timeframes for completing these designations. PPL Energy Supply anticipates that some of the measures required for compliance with the CSAPR (as discussed above), or the MATS, or the Regional Haze Rules (as discussed below), such as upgraded or new sulfur dioxide scrubbers at certain plants will help to achieve compliance with the new sulfur dioxide standard. If additional reductions were to be required, the financial impact could be significant. The short-term impact on the Corette plant from the EPA’s final designation of part of Yellowstone County in Montana as non-attainment (as noted above) is not expected to be significant, as the plant’s operations were suspended and the plant was retired in March 2015. In addition, MDEQ recently submitted a request to the EPA for a determination that this area is in attainment. If the EPA agrees with this request, then the deadlines associated with non-attainment would be suspended.

In December 2012, the EPA issued final rules that tighten the annual National Ambient Air Quality Standard for fine particulates. The rules were challenged by industry groups, and in May 2014 the D.C. Circuit Court upheld them. On January 15, 2015, the EPA published a final rule establishing area designations under the standard. Non-attainment areas in Pennsylvania were identified. PPL Energy Supply plants in Pennsylvania are not expected to be required to make further reductions towards achieving attainment.

Until final rules are promulgated, non-attainment designations are finalized and state compliance plans are developed, PPL Energy Supply cannot predict the ultimate outcome of the new National Ambient Air Quality standards for ozone, sulfur dioxide and particulate matter.

MATS

In February 2012, the EPA finalized the MATS rule requiring reductions of mercury and other hazardous air pollutants from fossil-fuel fired power plants, known as the MATS, with an effective date of April 16, 2012. The rule was challenged by industry groups and states and was upheld by the D.C. Circuit Court, in April 2014. On November 25, 2014, the U.S. Supreme Court granted a petition for review of the rule. The rule provides for a three-year compliance deadline with the potential for a one-year extension as provided under the statute. PPL Energy Supply has received compliance extensions for certain plants.

With respect to PPL Energy Supply’s Pennsylvania plants, PPL Energy Supply believes that installation of chemical additive systems and other controls may be necessary at certain coal-fired plants, the capital cost of which is not expected to be significant. PPL Energy Supply continues to analyze the potential impact of MATS on operating costs. With respect to PPL Energy Supply’s Montana plants, modifications to the air pollution controls installed at Colstrip are required, the cost of which is not expected to be significant. The Operations will be suspended at the Corette plant by April 2015 and the plant is expected to be retired in August 2015 due to expected market conditions and the costs to comply with the MATS requirements. The Corette plant asset group was determined to be impaired in December 2013. See Note 12 for additional information.

PPL Energy Supply is conducting in-depth reviews of the EPA’s recent amendments to the final rule and certain proposed corrections, none of which are currently expected to be significant.

Regional Haze and Visibility

The EPA’s regional haze programs were developed under the Clean Air Act to eliminate man-made visibility degradation by 2064. Under the programs, states are required to make reasonable progress every decade through the application, among other things, of Best Available Retrofit Technology (BART) on power plants commissioned between 1962 and 1977.

The primary power plant emissions affecting visibility are sulfur dioxide, nitrogen oxides and particulates. To date, the focus of regional haze regulation has been the western U.S. As for the eastern U.S., the EPA had determined that region-wide reductions under the CSAPR trading program could, in most instances, be utilized under state programs to satisfy BART requirements for sulfur dioxide and nitrogen oxides. However, the EPA’s determination is being challenged by environmental groups and others.

In Montana, the EPA Region 8 developed the regional haze plan as the MDEQ declined to do so. The EPA finalized the Federal Implementation Plan (FIP) for Montana in September 2012. The final FIP assumed no additional controls for Corette or Colstrip Units 3 and 4, but proposed stricter limits for Corette and Colstrip Units 1 and 2. PPL Energy Supply is meeting these stricter permit limits at Corette without any significant changes to operations, although other requirements have led to the planned suspension of operations at Corette by April 2015 (see “MATS” discussion above). Under the final FIP, Colstrip Units 1 and 2 may require additional controls, including the possible installation of an SNCR and other technology, to meet more stringent nitrogen oxides and sulfur dioxide limits. The cost of these potential additional controls, if required, could be significant. Both PPL and environmental groups have appealed the final FIP to the U.S. Court of Appeals for the Ninth Circuit, oral argument was heard in May 2014, and the parties are awaiting a decision.

New Source Review (NSR)

The EPA has continued its NSR enforcement efforts targeting coal-fired generating plants. The EPA has asserted that modification of these plants has increased their emissions and, consequently, that they are subject to stringent NSR requirements under the Clean Air Act. In April 2009, PPL received EPA information requests for its Montour and Brunner Island plants, but has received no further communications from the EPA since providing its responses. In January 2009, PPL Energy Supply and other companies that own or operate the Keystone plant in Pennsylvania received a notice of violation from the EPA alleging that certain projects were undertaken without proper NSR compliance. The companies responded to the EPA and the matter remains open. In May and November 2012, PPL Montana received information requests from the EPA regarding projects undertaken during a Spring 2012 maintenance outage at Colstrip Unit 1. The EPA requests remain an open matter. In September 2012, PPL Montana received an information request from the MDEQ regarding Colstrip Unit 1 and other projects. MDEQ formally suspended this request on June 6, 2014 in consideration of pending litigation (see “Legal Matters – Sierra Club Litigation” above). PPL Energy Supply cannot predict the outcome of these matters, and cannot estimate a range of reasonably possible losses, if any.

States and environmental groups also have commenced litigation alleging violations of the NSR regulations by coal-fired generating plants across the nation. See “Legal Matters” above for information on a lawsuit filed by environmental groups in March 2013 against PPL Montana and other owners of Colstrip.

If PPL Energy Supply subsidiaries are found to have violated NSR regulations by significantly increasing pollutants through a major plant modification, PPL Energy Supply would, among other things, be required to meet stringent permit limits reflecting Best Available Control Technology (BACT) for pollutants meeting the National Ambient Air Quality Standards (NAAQS) in the area and reflecting Lowest Achievable Emission Rates for pollutants not meeting the NAAQS in the area. The costs to meet such limits, including installation of technology at certain units, could be material.

Climate Change

As a result of the April 2007 U.S. Supreme Court decision that the EPA has authority under the Clean Air Act to regulate carbon dioxide emissions from new motor vehicles, in April 2010, the EPA and the U.S. Department of Transportation issued new light-duty vehicle emissions standards that applied beginning with 2012 model year vehicles. The EPA also clarified that this standard, beginning in 2011, authorized regulation of carbon dioxide emissions from stationary sources under the NSR and Title V operating permit provisions of the Clean Air Act. The EPA’s rules were challenged in court and on June 23, 2014 the U.S. Supreme Court ruled that the EPA has the authority to regulate carbon dioxide emissions under these provisions of the Clean Air Act but only for stationary sources that would otherwise have been subject to these provisions due to significant increases in emissions of other pollutants. As a result, any new sources or major modifications to an existing carbon dioxide source causing a net significant increase in carbon dioxide emissions must comply with BACT permit limits for carbon dioxide if it would otherwise be subject to BACT or lowest achievable emissions rate limits due to significant increases in other pollutants.

In June 2013, President Obama released his Climate Action Plan that reiterates the goal of reducing GHG emissions in the U.S. “in the range of” 17% below 2005 levels by 2020 through such actions as regulating power plant emissions, promoting increased use of renewables and clean energy technology, and establishing more restrictive energy efficiency standards. Additionally, the Climate Action Plan calls for the U.S. to prepare for the impacts of climate change. Requirements related to this could affect PPL Energy Supply and others in the industry as modifications may be needed to electricity delivery systems to improve the ability to withstand major storms in order to meet those requirements. As further described above, the EPA has proposed rules pursuant to this directive, which it expects to finalize in the second or third quarter of 2015. The EPA has also announced that it will be developing a federal implementation plan which would apply to any states that fail to submit an acceptable state implementation plan. The Administration’s increase in its estimate of the “social cost of carbon” (which is used to calculate benefits associated with proposed regulations) from $23.8 to $38 per metric ton for 2015 may also lead to more costly regulatory requirements.

In January 2014, the EPA issued a revised proposal to regulate carbon dioxide emissions from new power plants. The revised proposal calls for separate emission standards for coal and gas units based on the application of different technologies. The coal standard is based on the application of partial carbon capture and sequestration technology, but because this technology is not presently commercially available, the revised proposal effectively precludes the construction of new coal-fired plants. The standard for NGCC power plants is the same as the EPA proposed in 2012 and is not continuously achievable. The preclusion of new coal-fired plants and the compliance difficulties posed for new gas-fired plants could have a significant industry-wide impact.

The EPA has also issued proposed regulations addressing carbon dioxide emissions from existing power plants. The existing plant proposal contains state-specific rate-based reduction goals and guidelines for the development, submission and implementation of state plans to achieve the state goals. State-specific goals were calculated from 2012 data by applying EPA’s broad interpretation and definition of the Best System of Emission Reduction resulting in stringent targets to be met in two phases (2020-2029 and 2030 and beyond). The regulation of carbon dioxide emissions from existing power plants could have a significant industry-wide impact depending on the structure and stringency of the final rule and state implementation plans.

In June 2014, the EPA also proposed a regulation addressing carbon dioxide emissions from existing power plants that are modified or reconstructed. PPL Energy Supply, however, does not expect a significant impact from this rulemaking as there are no plans to modify or reconstruct their existing plants in a manner that would trigger the proposed requirements.

Based on the stringent GHG reduction requirements in the EPA’s proposed rule for existing plants, and based on information gained from public input, the PADEP is no longer expecting to achieve all required GHG reductions by solely increasing efficiency at existing fossil-fuel plants and/or reducing their generation as set forth in the PADEP’s April 10, 2014 white paper. On October 23, 2014, the Governor of Pennsylvania signed into law Act 175 of 2014, requiring the PADEP to obtain General Assembly approval of any state plan addressing GHG emissions under the EPA’s GHG rules for existing plants. The law includes provisions to minimize the exposure to a federal implementation plan due to legislative delay.

The MDEQ, at the request of the Governor of Montana, has issued a white paper outlining possible regulatory scenarios to implement the EPA’s proposed GHG rule for existing plants, including a combination of increasing energy efficiency at coal-fired plants, adding more low- and zero-carbon generation, and carbon sequestration at Colstrip. The white paper was made public in September 2014 and the MDEQ has held public meetings to present the white paper and gather comments. Legislation is also being drafted which would require legislative approval of any related plan formulated by MDEQ. PPL and PPL Energy Supply cannot predict the outcome of this legislation.

A number of lawsuits have been filed asserting common law claims including nuisance, trespass and negligence against various companies with GHG emitting plants and, although the decided cases to date have not sustained claims brought on the basis of these theories of liability, the law remains unsettled on these claims. In September 2009, the U.S. Court of Appeals for the Second Circuit in the case of AEP v. Connecticut reversed a federal district court’s decision and ruled that several states and public interest groups, as well as the City of New York, could sue five electric utility companies under federal common law for allegedly causing a public nuisance as a result of their emissions of GHGs. In June 2011, the U.S. Supreme Court overturned the Second Circuit and held that such federal common law claims were displaced by the Clean Air Act and regulatory actions of the EPA.

In 2014, PPL Energy Supply’s power plants emitted approximately 26 million tons of carbon dioxide. All tons are U.S. short tons (2,000 pounds/ton).

Renewable Energy Legislation

In Pennsylvania, a co-sponsorship memo is being circulated with the stated intent of introducing legislation increasing AEPS solar and Tier 1 targets. PPL Energy Supply cannot predict the outcome of this legislative effort.

In New Jersey, a bill (S-1475) has been introduced to increase the current Renewable Portfolio Standard (RPS) to 30% from Class I sources by 2020. The chairman of the Senate Environmental Committee convened a workgroup to look at further changes to New Jersey’s RPS law to enable New Jersey to meet emissions goals established in the state’s Global Warming Response Act. A bill (S-2444) was subsequently introduced to mandate that 80% of New Jersey’s electricity be generated from renewable resources by 2050. PPL Energy Supply cannot predict the outcome of this legislation.

PPL Energy Supply believes there are financial, regulatory and operational uncertainties related to the implementation of renewable energy mandates that will need to be resolved before the impact of such requirements on them can be estimated. Such uncertainties, among others, include the need to provide back-up supply to augment intermittent renewable generation, potential generation over-supply and downward pressure on energy prices that could result from such renewable generation and back-up, impacts to PJM’s capacity market and the need for substantial changes to transmission and distribution systems to accommodate renewable energy sources. These uncertainties are not directly addressed by proposed legislation. PPL Energy Supply cannot predict the effect on its competitive plants’ future competitive position, results of operation, cash flows and financial position of renewable energy mandates that may be adopted, although the costs to implement and comply with any such requirements could be significant.

Water/Waste

Coal Combustion Residuals (CCRs)

In June 2010, the EPA proposed two approaches to regulating the disposal and management of CCRs (as either hazardous or non-hazardous) under the RCRA. CCRs include fly ash, bottom ash and sulfur dioxide scrubber wastes. On December 19, 2014, the EPA issued its pre-publication version of the rule regulating coal combustion residuals (CCRs), imposing extensive new requirements, including location restrictions, design and operating standards, groundwater monitoring and corrective action requirements and closure and post-closure care requirements on CCR impoundments and landfills that are located on active power plants and are not closed. Under the rule the EPA will regulate CCRs as non-hazardous under Subtitle D of RCRA and allow beneficial use of CCRs, with some restrictions. The CCR Rule will become effective six months after publication in the Federal Register with publication expected in early 2015. This self-implementing rule requires posting of compliance documentation on a publically accessible website and is enforced through citizen suits. This new separate federal rule is expected to create conflicts with the existing state rules, permits, and compliance orders from the individual states. PPL Energy Supply expects that its plants using surface impoundments for management and disposal of CCRs or the past management of CCRs and continued use to manage waste waters will be most impacted by this rule. The rule’s specific closure requirements for CCR impoundments and landfills may require increases to AROs for these facilities at PPL Energy Supply’s coal-fired plants.

PPL Energy Supply cannot predict how this rule will impact its facilities, but the financial and operational impact could be significant.

Seepages and Groundwater Infiltration – Pennsylvania and Montana

Seepages or groundwater infiltration have been detected at active and retired wastewater basins and landfills at various PPL Energy Supply plants. PPL Energy Supply has completed or is completing assessments of seepages or groundwater infiltration at various facilities and have completed or are working with agencies to respond to notices of violations and implement assessment or abatement measures, where required or applicable. A range of reasonably possible losses cannot currently be estimated.

In August 2012, PPL Montana entered into an Administrative Order on Consent (AOC) with the MDEQ which establishes a comprehensive process to investigate and remediate groundwater seepage impacts related to the wastewater facilities at the Colstrip power plant. The AOC requires that within five years, PPL Montana provide financial assurance to the MDEQ for the costs associated with closure and future monitoring of the waste-water treatment facilities. PPL Montana cannot predict at this time if the actions required under the AOC will create the need to adjust the existing ARO related to these facilities.

In September 2012, Earthjustice filed an affidavit pursuant to Montana’s Major Facility Siting Act (MFSA) that sought review of the AOC by Montana’s Board of Environmental Review (BER) on behalf of the Sierra Club, the MEIC and the National Wildlife Federation. In September 2012, PPL Montana filed an election with the BER to have this proceeding conducted in Montana state district court as contemplated by the MFSA. In October 2012, Earthjustice filed a petition for review of the AOC in the Montana state district court in Rosebud County. This matter was stayed in December 2012. In April 2014, Earthjustice filed a motion for leave to amend the petition for review and to lift the stay which was granted by the court in May 2014. PPL Montana and the MDEQ responded to the amended petition and filed partial motions to dismiss in July 2014, which were both denied in October 2014. Discovery is ongoing, and a bench trial is set for April 2016.

Clean Water Act 316(b)

The EPA’s final 316(b) rule for existing facilities became effective on October 14, 2014, and regulates cooling water intake structures and their impact on aquatic organisms. States are allowed considerable authority to make site-specific determinations under the rule. The rule requires existing facilities to choose between several options to reduce the impact to aquatic organisms that become trapped against water intake screens (impingement) and to determine the intake structure’s impact on aquatic organisms pulled through a plant’s cooling water system (entrainment). Plants already equipped with closed-cycle cooling, an acceptable option, would likely not incur substantial costs. Once-through systems would likely require additional technology to comply with the rule. Only Brunner Island units are expected to be impacted. PPL Energy Supply is evaluating compliance strategies but does not presently expect the compliance costs to be material.

Effluent Limitations Guidelines (ELGs) and Standards

In June 2013, the EPA published proposed regulations to revise discharge limitations for steam electric generation wastewater permits. The proposed limitations are based on the EPA review of available treatment technologies and their capacity for reducing pollutants and include new requirements for fly ash and bottom ash transport water and metal cleaning waste waters, as well as new limits for scrubber wastewater and landfill leachate. The EPA’s proposed ELG regulations contain requirements that would affect the inspection and operation of CCR facilities if finalized as proposed. The EPA has indicated that it will coordinate these regulations with the regulation of CCRs discussed above. The proposal contains alternative approaches, some of which could significantly impact PPL Energy Supply’s coal-fired plants. The final regulation is expected to be issued by the third or fourth quarter of 2015. At the present time, PPL Energy Supply is unable to predict the outcome of this matter or estimate a range of reasonably possible costs, but the costs could be significant.

Pending finalization of the ELGs, certain states (including Pennsylvania) and environmental groups are proposing more stringent technology-based limits in permit renewals. Depending on the final limits imposed, the costs of compliance could be significant and costs could be imposed ahead of federal timelines.

Waters of the United States (WOTUS)

On April 21, 2014, the EPA and the U.S. Army Corps of Engineers (Army Corps) published a proposed rule defining WOTUS that could greatly expand the federal government’s interpretation of what constitutes WOTUS subject to regulation under the Clean Water Act. If the definition is expanded as proposed by the EPA and the Army Corps, permits and other regulatory requirements may be imposed for many matters presently not covered (including vegetation management for transmission lines and activities affecting storm water conveyances and wetlands), the implications of which could be significant. The EPA plans to make certain changes to the proposed regulation based on comments received. The U.S. House and Senate are considering legislation to block this regulation. Until a final rule is issued, PPL Energy Supply cannot predict the outcome of the pending rulemaking.

Other Issues

The EPA is reassessing its polychlorinated biphenyls (PCB) regulations under the Toxic Substance Control Act, which currently allow certain PCB articles to remain in use. In April 2010, the EPA issued an Advanced Notice of Proposed Rulemaking for changes to these regulations. This rulemaking could lead to a phase-out of all or some PCB-containing equipment. The EPA is planning to propose the revised regulations in 2015. PCBs are found, in varying degrees, in all of PPL Energy Supply’s operations. PPL Energy Supply cannot predict at this time the outcome of these proposed EPA regulations and what impact, if any, they would have on its facilities, but the costs could be significant.

A subsidiary of PPL Energy Supply has investigated alternatives to exclude fish from the discharge channel at its Brunner Island plant. In June 2012, a Consent Order and Agreement (COA) with the PADEP was signed, allowing the subsidiary to study a change in a cooling tower operational method that may keep fish from entering the channel. The COA required a retrofit of impingement control technology at the intakes to the cooling towers, at a cost that would have been significant. Based on the results of the first year of study, the PADEP has suggested closing the COA and writing a new COA to resolve the issue. PPL is in negotiations with the agency at this time. PPL Energy Supply cannot predict at this time the outcome of the proposed new COA and what impact, if any, it would have on their facilities, but the costs could be significant.

Superfund and Other Remediation

Under the Pennsylvania Clean Streams Law, subsidiaries of PPL Generation are obligated to remediate acid mine drainage at former mine sites and may be required to take additional steps to prevent potential acid mine drainage at previously capped refuse piles. One PPL Generation subsidiary was pumping mine water at two former mine sites and treating water at one of these sites. Another PPL Generation subsidiary has installed a passive wetlands treatment system at a third site. In December 2013, PPL Generation subsidiaries reached an agreement of sale for one of the two pumping mine sites and the passive wetlands treatment system at the third site. These sales were finalized in the fourth quarter of 2014 and responsibilities were transferred to the new owner. PPL Generation subsidiaries will no longer be responsible for operating and maintaining these two sites. At December 31, 2014, PPL Energy Supply had accrued a discounted liability of $19 million to cover the costs of pumping and treating groundwater at the remaining mine site for 50 years. PPL Energy Supply discounted this liability based on a risk-free rate of 8.41% at the time of the mine closure. Expected undiscounted payments are estimated to be insignificant for each of the years 2015 through 2019, and $93 million for work after 2019.

From time to time, PPL Energy Supply undertakes remedial action in response to notices of violations, spills or other releases at various on-site and off-site locations, negotiate with the EPA and state and local agencies regarding actions necessary for compliance with applicable requirements, negotiate with property owners and other third parties alleging impacts from PPL Energy Supply’s operations and undertake similar actions necessary to resolve environmental matters that arise in the course of normal operations. Based on analyses to date, resolution of these environmental matters is not expected to have a significant adverse impact on PPL Energy Supply’s operations.

Future cleanup or remediation work at sites currently under review, or at sites not currently identified, may result in significant additional costs for PPL Energy Supply.

Other

Nuclear Insurance

The Price-Anderson Act is a United States Federal law governing liability-related issues and ensures the availability of funds for public liability claims arising from an incident at any U.S. licensed nuclear facility. It also seeks to limit the liability of nuclear reactor owners for such claims from any single incident. At December 31, 2014, the liability limit per incident is $13.6 billion for such claims which is funded by insurance coverage from American Nuclear Insurers and an industry assessment program.

December 31, 2014, the liability limit per incident is $13.6 billion for such claims which is funded by insurance coverage from American Nuclear Insurers and an industry assessment program.

Under the industry assessment program, in the event of a nuclear incident at any of the reactors covered by The Price-Anderson Act, as amended, PPL Susquehanna could be assessed up to $255 million per incident, payable at $38 million per year.

Additionally, PPL Susquehanna purchases property insurance programs from NEIL, an industry mutual insurance company of which PPL Susquehanna is a member. At December 31, 2014, facilities at the Susquehanna plant are insured against property damage losses up to $2.0 billion. PPL Susquehanna also purchases an insurance program that provides coverage for the cost of replacement power during prolonged outages of nuclear units caused by certain specified conditions.

Under the NEIL property and replacement power insurance programs, PPL Susquehanna could be assessed retrospective premiums in the event of the insurers’ adverse loss experience. This maximum assessment is $46 million.

Labor Union Agreement

In May 2014, PPL Energy Supply’s bargaining agreement with its largest IBEW local expired. PPL Energy Supply finalized a new three-year labor agreement with IBEW local 1600 in May 2014 and the agreement was ratified in early June 2014.

As part of efforts to reduce operations and maintenance expenses, the new agreement offered a one-time voluntary retirement window to certain bargaining unit employees. The benefits offered under this provision are consistent with the standard separation program benefits for bargaining unit employees. At December 31, 2014, the following total separation benefits were recorded.

Pension Benefits	$11
Severance Compensation	6

Total Separation Benefits	$17

Number of Employees	105

The separation benefits are included in “Other operation and maintenance” on the Statement of Income. The liability for pension benefits is included in “Accrued pension obligations” on the Balance Sheet at December 31, 2014. All of the severance compensation was paid in 2014. The remaining terms of the new labor agreement are not expected to have a significant impact on the financial results of PPL Energy Supply.

Guarantees and Other Assurances

In the normal course of business, PPL Energy Supply enters into agreements that provide financial performance assurance to third parties on behalf of certain subsidiaries. Such agreements include, for example, guarantees, stand-by letters of credit issued by financial institutions and surety bonds issued by insurance companies. These agreements are entered into primarily to support or enhance the creditworthiness attributed to a subsidiary on a stand-alone basis or to facilitate the commercial activities in which these subsidiaries engage.

The table below details guarantees provided as of December 31, 2014. “Exposure” represents the estimated maximum potential amount of future payments that could be required to be made under the guarantee. The probability of expected payment/performance under each of these guarantees is remote except for “Indemnifications for sales of assets.” The total recorded liability at December 31, 2014 was $13 million for PPL Energy Supply.

	Exposure at December 31, 2014		Expiration Date
Letters of credit issued on behalf of affiliates	$25	(a)	2015 – 2016
Indemnifications for sales of assets	1,150	(b)	2016 – 2025

(a)	Standby letter of credit arrangements under PPL Energy Supply’s credit facilities for the purposes of protecting various third parties against nonperformance by PPL.
(b)	Indemnifications are governed by the specific sales agreement and include breach of the representations, warranties and covenants, and liabilities for certain other matters. PPL Energy Supply’s maximum exposure with respect to certain indemnifications and the expiration of the indemnifications cannot be estimated because the maximum potential liability is not capped by the transaction documents and the expiration date is based on the applicable statute of limitations. The exposure and expiration date noted is based on those cases in which the agreements provide for specific limits. The exposure at December 31, 2014 includes amounts related to the sale of the Montana Hydroelectric facilities. See Note 4 for additional information related to the sale.

PPL Energy Supply provides other miscellaneous guarantees through contracts entered into in the normal course of business. These guarantees are primarily in the form of indemnification or warranties related to services or equipment and vary in duration. The amounts of these guarantees often are not explicitly stated, and the overall maximum amount of the obligation under such guarantees cannot be reasonably estimated. Historically, no significant payments have been made with respect to these types of guarantees and the probability of payment/ performance under these guarantees is remote.

PPL, on behalf of itself and certain of its subsidiaries, maintains insurance that covers liability assumed under contract for bodily injury and property damage. The coverage provides maximum aggregate coverage of $225 million. This insurance may be applicable to obligations under certain of these contractual arrangements.

10.	Related Party Transactions

PLR Contracts/Purchase of Accounts Receivable

PPL Electric holds competitive solicitations for PLR generation supply. PPL EnergyPlus has been awarded a portion of the PLR generation supply through these competitive solicitations. The sales between PPL EnergyPlus and PPL Electric are included in the Statements of Income as “Unregulated wholesale energy to affiliate” by PPL Energy Supply.

Under the standard Default Service Supply Master Agreement for the solicitation process, PPL Electric requires all suppliers to post collateral once credit exposures exceed defined credit limits. PPL EnergyPlus is required to post collateral with PPL Electric when: (a) the market price of electricity to be delivered by PPL EnergyPlus exceeds the contract price for the forecasted quantity of electricity to be delivered and (b) this market price exposure exceeds a contractual credit limit. During the second quarter of 2014, PPL Energy Supply experienced a downgrade in its corporate credit ratings to below investment grade. As a result of the downgrade of PPL Energy Supply, as guarantor, PPL Energy Plus no longer has an established credit limit. At December 31, 2014, PPL EnergyPlus was not required to post collateral.

See Note 1 for information on sales of accounts receivable by PPL EnergyPlus to PPL Electric.

At December 31, 2014, PPL Energy Supply had a net credit exposure of $25 million from PPL Electric from its commitment as a PLR supplier and from the sale of its accounts receivable to PPL Electric.

Support Costs

PPL Services provides PPL Energy Supply with administrative, management and support services. Where applicable, the costs of these services are charged to PPL Energy Supply as direct support costs. General costs that cannot be directly attributed to a specific affiliate are allocated and charged to the respective affiliates, including PPL Energy Supply, as indirect support costs. PPL Services uses a three-factor methodology that includes the affiliates’ invested capital, operation and maintenance expenses and number of employees to allocate indirect costs.

PPL Services charged the following amounts for the years ended December 31, and believe these amounts are reasonable, including amounts applied to accounts that are further distributed between capital and expense.

2014	2013	2012
$ 218	$ 218	$ 212

Other

See Note 1 for discussions regarding the intercompany tax sharing agreement) and intercompany allocations of stock-based compensation expense. See Note 7 for discussions regarding intercompany allocations associated with defined benefits.

11.	Other Income (Expense) – net

“Other Income (Expense) – net” for 2014, 2013 and 2012 for PPL Energy Supply was primarily earnings on securities in NDT funds.

12.	Fair Value Measurements and Credit Concentration

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). A market approach (generally, data from market transactions), an income approach (generally, present value techniques and option-pricing models), and/ or a cost approach (generally, replacement cost) are used to measure the fair value of an asset or liability, as appropriate. These valuation approaches incorporate inputs such as observable, independent market data and/or unobservable data that management believes are predicated on the assumptions market participants would use to price an asset or liability. These inputs may incorporate, as applicable, certain risks such as nonperformance risk, which includes credit risk. The fair value of a group of financial assets and liabilities is measured on a net basis. Transfers between levels are recognized at end-of-reporting-period values. During 2014 and 2013, there were no transfers between Level 1 and Level 2. See Note 1 for information on the levels in the fair value hierarchy.

Recurring Fair Value Measurements

The assets and liabilities measured at fair value were:

	December 31, 2014				December 31, 2013
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	$352	$352			$239	$239

Restricted cash and cash equivalents (a)	193	193			85	85

Price risk management assets:
Energy commodities	1,318	6	$1,171	$141	1,188	3	$1,123	$62

Total price risk management assets	1,318	6	1,171	141	1,188	3	1,123	62

NDT funds:
Cash and cash equivalents	19	19			14	14
Equity securities
U.S. large-cap	611	454	157		547	409	138
U.S. mid/small-cap	89	37	52		81	33	48
Debt securities
U.S. Treasury	99	99			95	95
U.S. government sponsored agency	9		9		6		6
Municipality	76		76		77		77
Investment-grade corporate	42		42		38		38
Other	3		3		5		5
Receivables (payables), net	2		2		1	(1)	2

Total NDT funds	950	609	341		864	550	314

Auction rate securities (b)	8			8	16			16

Total assets	$2,821	$1,160	$1,512	$149	$2,392	$877	$1,437	$78

Liabilities

Price risk management liabilities:
Energy commodities	$1,217	$5	$1,182	$30	$1,070	$4	$1,028	$38

Total price risk management liabilities	$1,217	$5	$1,182	$30	$1,070	$4	$1,028	$38

(a)	Current portion is included in “Restricted cash and cash equivalents” and long-term portion is included in “Other noncurrent assets” on the Balance Sheets.
(b)	Included in “Other investments” on the Balance Sheets.

A reconciliation of net assets and liabilities classified as Level 3 for the years ended December 31 is as follows:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Energy Commodities, net	Auction Rate Securities	Total
2014
Balance at beginning of period	$24	$16	$40
Total realized/unrealized gains (losses
Included in earnings	(32)		(32)
Included in OCI (a)		1	1
Purchases	(6)		(6)
Sales	67	(9)	58
Settlements	50		50
Transfers into Level 3	7		7
Transfers out of Level 3	1		1

Balance at end of period	$111	$8	$119

2013
Balance at beginning of period	$22	$13	$35
Total realized/unrealized gains (losses)
Included in earnings	(5)		(5)
Sales	(2)		(2)
Settlements	(3)		(3)
Transfers into Level 3	10	3	13
Transfers out of Level 3	2		2

Balance at end of period	$24	$16	$40

(a)	“Energy Commodities, net” are included in “Qualifying derivatives” and “Auction Rate Securities” are included in “Available-for-sale securities” on the Statements of Comprehensive Income.

The significant unobservable inputs used in and quantitative information about the fair value measurement of assets and liabilities classified as Level 3 are as follows:

	December 31, 2014
	Fair Value, net Asset (Liability)	Valuation Technique	Significant Unobservable Input(s)	Range (Weighted Average) (a)
Energy commodities
Natural gas contracts (b)	$59	Discounted cash flow	Proprietary model used to calculate forward prices	11% – 100% (52%)
Power sales contracts (c)	(1)	Discounted cash flow	Proprietary model used to calculate forward prices	9.1% – 100% (59%)
FTR purchase contracts (d)	3	Discounted cash flow	Historical settled prices used to model forward prices	100% (100)
Heat Rate Options (e)	50	Discounted cash flow	Proprietary model used to calculate forward prices	23% – 51% (45%)
Auction rate securities (f)	8	Discounted cash flow	Modeled from SIFMA Index	51% – 69% (63%)

	December 31, 2013
	Fair Value, net Asset (Liability)	Valuation Technique	Significant Unobservable Input(s)	Range (Weighted Average) (a)
Energy commodities
Natural gas contracts (b)	$36	Discounted cash flow	Proprietary model used to calculate forward prices	10% – 100% (86%)
Power sales contracts (c)	(12)	Discounted cash flow	Proprietary model used to calculate forward prices	100% (100%)
Auction rate securities (f)	16	Discounted cash flow	Modeled from SIFMA Index	10% – 80% (63%)

(a)	For energy commodities and auction rate securities, the range and weighted average represent the percentage of fair value derived from the unobservable inputs.
(b)	As the forward price of natural gas increases/(decreases), the fair value of purchase contracts increases/ (decreases). As the forward price of natural gas increases/(decreases), the fair value of sales contracts (decreases)/increases.
(c)	As forward market prices increase/(decrease), the fair value of contracts (decreases)/increases. As volumetric assumptions for contracts in a gain position increase/(decrease), the fair value of contracts increases/(decreases). As volumetric assumptions for contracts in a loss position increase/(decrease), the fair value of the contracts (decreases)/increases.
(d)	As the forward implied spread increases/(decreases), the fair value of the contracts increases/(decreases).

(e)	The proprietary model used to calculate fair value incorporates market heat rates, correlations and volatilities. As the market implied heat rate increases/(decreases), the fair value of the contracts increases/ (decreases).
(f)	The model used to calculate fair value incorporates an assumption that the auctions will continue to fail. As the modeled forward rates of the SIFMA Index increase/(decrease), the fair value of the securities increases/ (decreases).

Net gains and losses on assets and liabilities classified as Level 3 and included in earnings for the years ended December 31 were reported in the Statements of Income as follows:

	Energy Commodities, net
	Unregulated Wholesale Energy		Unregulated Retail Energy		Fuel		Energy Purchases
	2014	2013	2014	2013	2014	2013	2014	2013
Total gains (losses) included in earnings	$(77)	$(36)	$23	$25		$3	$22	$3
Change in unrealized gains (losses) relating to positions still held at the reporting date	50	(23)	37	24			(4)	1

Price Risk Management Assets/Liabilities – Energy Commodities

Energy commodity contracts are generally valued using the income approach, except for exchange-traded derivative contracts, which are valued using the market approach and are classified as Level 1. Level 2 contracts are valued using inputs which may include quotes obtained from an exchange (where there is insufficient market liquidity to warrant inclusion in Level 1), binding and non-binding broker quotes, prices posted by ISOs or published tariff rates. Furthermore, independent quotes are obtained from the market to validate the forward price curves. Energy commodity contracts include forwards, futures, swaps, options and structured transactions and may be offset with similar positions in exchange-traded markets. To the extent possible, fair value measurements utilize various inputs that include quoted prices for similar contracts or market-corroborated inputs. In certain instances, these contracts may be valued using models, including standard option valuation models and other standard industry models. When the lowest level inputs that are significant to the fair value measurement of a contract are observable, the contract is classified as Level 2.

When unobservable inputs are significant to the fair value measurement, a contract is classified as Level 3. Level 3 contracts are valued using PPL proprietary models which may include significant unobservable inputs such as delivery at a location where pricing is unobservable, delivery dates that are beyond the dates for which independent quotes are available, volumetric assumptions, implied volatilities, implied correlations and market implied heat rates. Forward transactions, including forward transactions classified as Level 3, are analyzed by PPL’s Risk Management department, which reports to the Chief Financial Officer (CFO). Accounting personnel, who also report to the CFO, interpret the analysis quarterly to appropriately classify the forward transactions in the fair value hierarchy. Valuation techniques are evaluated periodically. Additionally, Level 2 and Level 3 fair value measurements include adjustments for credit risk based on PPL’s own creditworthiness (for net liabilities) and its counterparties’ creditworthiness (for net assets). PPL’s credit department assesses all reasonably available market information which is used by accounting personnel to calculate the credit valuation adjustment.

In certain instances, energy commodity contracts are transferred between Level 2 and Level 3. The primary reasons for the transfers during 2014 and 2013 were changes in the availability of market information and changes in the significance of the unobservable inputs utilized in the valuation of the contract. As the delivery period of a contract becomes closer, market information may become available. When this occurs, the model’s unobservable inputs are replaced with observable market information.

NDT Funds

The market approach is used to measure the fair value of equity securities held in the NDT funds.

•	The fair value measurements of equity securities classified as Level 1 are based on quoted prices in active markets.

•	The fair value measurements of investments in commingled equity funds are classified as Level 2. These fair value measurements are based on firm quotes of net asset values per share, which are not obtained from a quoted price in an active market.

The fair value of debt securities is generally measured using a market approach, including the use of pricing models, which incorporate observable inputs. Common inputs include benchmark yields, relevant trade data, broker/ dealer bid/ask prices, benchmark securities and credit valuation adjustments. When necessary, the fair value of debt securities is measured using the income approach, which incorporates similar observable inputs as well as payment data, future predicted cash flows, collateral performance and new issue data.

Auction Rate Securities

Auction rate securities include Federal Family Education Loan Program guaranteed student loan revenue bonds, as well as various municipal bond issues. The probability of realizing losses on these securities is not significant.

The fair value of auction rate securities is estimated using an income approach that includes readily observable inputs, such as principal payments and discount curves for bonds with credit ratings and maturities similar to the securities, and unobservable inputs, such as future interest rates that are estimated based on the SIFMA Index, creditworthiness, and liquidity assumptions driven by the impact of auction failures. When the present value of future interest payments is significant to the overall valuation, the auction rate securities are classified as Level 3. The primary reason for the transfers during 2013 was the change in discount rates and SIFMA Index.

Auction rate securities are valued by PPL’s treasury department, which reports to the CFO. Accounting personnel, who also report to the CFO, interpret the analysis quarterly to classify the contracts in the fair value hierarchy. Valuation techniques are evaluated periodically.

Nonrecurring Fair Value Measurements

The following nonrecurring fair value measurements occurred during the reporting periods, resulting in asset impairments.

	Carrying Amount (a)	Level 3 Fair Value	Loss (b)
Kerr Dam Project (c):
March 31, 2014	$47	$29	$18
Corette plant and emission allowances:
December 31, 2013	$65		$65

(a)	Represents carrying value before fair value measurement.
(b)	The loss on the Kerr Dam Project was recorded in “Income (Loss) from Discontinued Operations (net of income taxes)” on the Statement of Income. The loss on the Corette plant and emission allowances was recorded in “Other operation and maintenance” on the Statement of Income.
(c)	The Kerr Dam Project was included in the sale of the Montana Hydroelectric facilities and the assets were removed from the Balance Sheet. See Note 4 for additional information.

The significant unobservable inputs used in and the quantitative information about the nonrecurring fair value measurement of assets and liabilities classified as Level 3 are as follows:

	Fair Value, net Asset (Liability)	Valuation Technique	Significant Unobservable Input (s)	Range (Weighted Average)
Kerr Dam Project:
March 31, 2014	$29	Discounted cash flow	Proprietary model used to calculate plant value	38%(38%)
Corette plant and emission allowances: December 31, 2013		Discounted cash flow	Long-term forward price curves and capital expenditure projections	100%(100%)

Kerr Dam Project

PPL Montana previously held a joint operating license issued for the Kerr Dam Project. The license extends until 2035 and, between 2015 and 2025, the Confederated Salish and Kootenai Tribes of the Flathead Nation (the Tribes) have the option to purchase, hold and operate the Kerr Dam Project. The parties submitted the issue of the appropriate amount of the conveyance price to arbitration in February 2013. In March 2014, the arbitration panel issued its final decision holding that the conveyance price payable by the Tribes for the Kerr Dam Project is $18 million. As a result of the decision, PPL Energy Supply performed a recoverability test on the Kerr Dam Project and recorded an impairment charge. PPL Energy Supply performed an internal analysis using an income approach based on discounted cash flows (a PPL proprietary model) to assess the fair value of the Kerr Dam Project. Assumptions used in the PPL proprietary model were the conveyance price, forward energy price curves, forecasted generation, and forecasted operation and maintenance expenditures that were consistent with assumptions used in the business planning process and a market participant discount rate. Through this analysis, PPL Energy Supply determined the fair value of the Kerr Dam Project to be $29 million at March 31, 2014. The Kerr Dam Project was included in the sale of the Montana Hydroelectric facilities and the assets were removed from the Balance Sheet. See Note 4 for additional information.

The assets were valued by the PPL Energy Supply Financial Department, which reports to the President of PPL Energy Supply. Accounting personnel, who report to the CFO, interpreted the analysis to appropriately classify the assets in the fair value hierarchy.

Corette Plant and Emission Allowances

During the fourth quarter 2013, PPL Montana recorded an impairment loss on the Corette plant and related emission allowances. In connection with the completion of its 2013 annual business planning process that included revised long-term power and gas price assumptions and other factors, PPL Energy Supply altered its expectations regarding the probability that the Corette plant would operate subsequent to initially placing it in long-term reserve status and determined the carrying amount for Corette was no longer recoverable. As a result, PPL Energy Supply performed an internal analysis using an income approach based on discounted cash flows to assess the fair value of the Corette asset group. Assumptions used in the fair value assessment were forward energy prices, expectations for demand for energy in Corette’s market and expected operation and maintenance and capital expenditures that were consistent with assumptions used in the business planning process and a market participant discount rate. Through this analysis, PPL Energy Supply determined the fair value of the asset group to be negligible. PPL Energy Supply now expects to retire the Corrette plant in August 2015.

The assets were valued by the PPL Energy Supply Financial Department, which reports to the President of PPL Energy Supply. Accounting personnel, who report to the CFO, interpreted the analysis to appropriately classify the assets in the fair value hierarchy.

Financial Instruments Not Recorded at Fair Value

The carrying amount of long-term debt on the Balance Sheets and its estimated fair value is set forth below. The fair value was estimated using an income approach by discounting future cash flows at estimated current cost of funding rates, which incorporate the credit risk of PPL Energy Supply. Long-term debt is classified as Level 2. The effect of third-party credit enhancements is not included in the fair value measurement.

	December 31, 2014		December 31, 2013
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt	$2,218	$2,204	$2,525	$2,658

The carrying value of short-term debt (including notes between affiliates), when outstanding, approximates fair value due to the variable interest rates associated with the short-term debt and is classified as Level 2.

Credit Concentration Associated with Financial Instruments

Contracts are entered into with many entities for the purchase and sale of energy. When NPNS is elected, the fair value of these contracts is not reflected in the financial statements. However, the fair value of these contracts is considered when committing to new business from a credit perspective. See Note 13 for information on credit policies used to manage credit risk, including master netting arrangements and collateral requirements.

At December 31, 2014, PPL Energy Supply had credit exposure of $708 million from energy trading partners, excluding exposure from related parties and the effects of netting arrangements, reserves and collateral. As a result of netting arrangements, reserves and collateral, PPL Energy Supply’s credit exposure was reduced to $374 million. The top ten counterparties including their affiliates accounted for $164 million, or 44%, of these exposures. Nine of these counterparties had an investment grade credit rating from S&P or Moody’s and accounted for 95% of the top ten exposures. The remaining counterparty is rated below investment grade, but is current on its obligation. See Note 10 for information regarding PPL Energy Supply’s related party credit exposure.

13.	Derivative Instruments and Hedging Activities

Risk Management Objectives

PPL has a risk management policy approved by the Board of Directors to manage market risk associated with commodities, interest rates on debt issuances and foreign exchange (including price, liquidity and volumetric risk) and credit risk (including non-performance risk and payment default risk). The RMC, comprised of senior management and chaired by the Chief Risk Officer, oversees the risk management function. Key risk control activities designed to ensure compliance with the risk policy and detailed programs include, but are not limited to, credit review and approval, validation of transactions and market prices, verification of risk and transaction limits, VaR analyses, portfolio stress tests, gross margin at risk analyses, sensitivity analyses and daily portfolio reporting, including open positions, determinations of fair value and other risk management metrics.

Market Risk

Market risk includes the potential loss that may be incurred as a result of price changes associated with a particular financial or commodity instrument as well as market liquidity and volumetric risks. Forward contracts, futures contracts, options, swaps and structured transactions are utilized as part of risk management strategies to minimize unanticipated fluctuations in earnings caused by changes in commodity prices, volumes of full-requirement sales contracts, basis exposure and interest rates. Many of the contracts meet the definition of a derivative. All derivatives are recognized on the Balance Sheets at their fair value, unless NPNS is elected.

The table below summarizes the market risks that affect PPL Energy Supply.

Commodity price risk (including basis and volumetric risk)	X
Interest rate risk:
Debt issuances	X
Defined benefit plans	X
NDT securities	X
Equity securities price risk:
Defined benefit plans	X
NDT securities	X

X = PPL Energy Supply actively mitigates market risks through its risk management programs described above.

Commodity price risk

PPL Energy Supply is exposed to commodity price risk for energy and energy-related products associated with the sale of electricity from its generating assets and other electricity and gas marketing activities and the purchase of fuel and fuel-related commodities for generating assets, as well as for proprietary trading activities.

Interest rate risk

PPL Energy Supply and its subsidiaries are exposed to interest rate risk associated with forecasted fixed-rate and existing floating-rate debt issuances.

PPL Energy Supply and its subsidiaries are exposed to interest rate risk associated with debt securities held by defined benefit plans. Additionally, PPL Energy Supply is exposed to interest rate risk associated with debt securities held by the NDT.

Equity securities price risk

PPL Energy Supply and its subsidiaries are exposed to equity securities price risk associated with defined benefit plans. Additionally, PPL Energy Supply is exposed to equity securities price risk in the NDT funds.

Credit Risk

Credit risk is the potential loss that may be incurred due to a counterparty’s non-performance.

PPL Energy Supply is exposed to credit risk from “in-the-money” commodity derivatives with its energy trading partners, which include other energy companies, fuel suppliers, financial institutions, other wholesale customers and retail customers.

The majority of PPL Energy Supply’s credit risk stems from commodity derivatives for multi-year contracts for energy sales and purchases. If PPL Energy Supply’s counterparties fail to perform their obligations under such contracts and PPL Energy Supply could not replace the sales or purchases at the same or better prices as those under the defaulted contracts, PPL Energy Supply would incur financial losses. Those losses would be recognized immediately or through lower revenues or higher costs in future years, depending on the accounting treatment for the defaulted contracts.

PPL Energy Supply and its subsidiaries have credit policies in place to manage credit risk, including the use of an established credit approval process, daily monitoring of counterparty positions and the use of master netting agreements or provisions. These agreements generally include credit mitigation provisions, such as margin, prepayment or collateral requirements. PPL Energy Supply and its subsidiaries may request additional credit assurance, in certain circumstances, in the event that the counterparties’ credit ratings fall below investment grade, their tangible net worth falls below specified percentages or their exposures exceed an established credit limit. See Note 12 for credit concentration associated with energy trading partners.

Master Netting Arrangements

Net derivative positions on the balance sheets are not offset against the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) under master netting arrangements.

PPL Energy Supply’s obligation to return counterparty cash collateral under master netting arrangements was $11 million and $9 million at December 31, 2014 and 2013.

PPL Energy Supply did not post any cash collateral under master netting arrangements at December 31, 2014 and 2013.

See “Offsetting Derivative Instruments” below for a summary of derivative positions presented in the balance sheets where a right of setoff exists under these arrangements.

Commodity Price Risk (Non-trading)

Commodity price risk, including basis and volumetric risk, is among PPL Energy Supply’s most significant risks due to the level of investment that PPL Energy Supply maintains in its competitive generation assets, as well as the extent of its marketing activities. Several factors influence price levels and volatilities. These factors include, but are not limited to, seasonal changes in demand, weather conditions, available generating assets within regions, transportation/transmission availability and reliability within and between regions, market liquidity, and the nature and extent of current and potential federal and state regulations.

PPL Energy Supply maximizes the value of its unregulated wholesale and unregulated retail energy portfolios through the use of non-trading strategies that include sales of competitive baseload generation, optimization of competitive intermediate and peaking generation and marketing activities.

PPL Energy Supply has a formal hedging program to economically hedge the forecasted purchase and sale of electricity and related fuels for its competitive baseload generation fleet, which includes 6,644 MW (summer rating) of nuclear, coal and hydroelectric generating capacity. PPL Energy Supply attempts to optimize the overall value of its competitive intermediate and peaking fleet, which includes 3,252 MW (summer rating) of natural gas and oil-fired generation. PPL Energy Supply’s marketing portfolio is comprised of full-requirement sales contracts and related supply contracts, retail natural gas and electricity sales contracts and other marketing activities. The strategies that PPL Energy Supply uses to hedge its full-requirement sales contracts include purchasing energy (at a liquid trading hub or directly at the load delivery zone), capacity and RECs in the market and/or supplying the energy, capacity and RECs from its generation assets.

PPL Energy Supply enters into financial and physical derivative contracts, including forwards, futures, swaps and options, to hedge the price risk associated with electricity, natural gas, oil and other commodities. Certain contracts are non-derivatives or NPNS is elected and therefore they are not reflected in the financial statements until delivery. PPL Energy Supply segregates its non-trading activities into two categories: cash flow hedges and economic activity as discussed below.

Cash Flow Hedges

Certain derivative contracts have qualified for hedge accounting so that the effective portion of a derivative’s gain or loss is deferred in AOCI and reclassified into earnings when the forecasted transaction occurs. Certain cash flow hedge positions were designated during 2013 and the unamortized portion remained in AOCI because the original forecasted transaction is still expected to occur. There were no active cash flow hedges at December 31, 2014 and 2013. At December 31, 2014, the accumulated net unrecognized after-tax gains (losses) that are expected to be reclassified into earnings during the next 12 months were $19 million for PPL Energy Supply. Cash flow hedges are discontinued if it is no longer probable that the original forecasted transaction will occur by the end of the originally specified time periods and any amounts previously recorded in AOCI are reclassified into earnings once it is determined that the hedge transaction is probable of not occurring. For 2014 and 2013, there were no reclassifications, while in 2012, such reclassifications were insignificant.

For 2014, 2013 and 2012, hedge ineffectiveness associated with energy derivatives was insignificant.

Economic Activity

Many derivative contracts economically hedge the commodity price risk associated with electricity, natural gas, oil and other commodities but do not receive hedge accounting treatment because they were not eligible for hedge accounting or because hedge accounting was not elected. These derivatives hedge a portion of the economic value of PPL Energy Supply’s competitive generation assets and unregulated full-requirement and retail contracts, which are subject to changes in fair value due to market price volatility and volume expectations. Additionally, economic activity also includes the ineffective portion of qualifying cash flow hedges (see “Cash Flow Hedges” above). The derivative contracts in this category that existed at December 31, 2014 range in maturity through 2019.

Examples of economic activity may include hedges on sales of baseload generation, certain purchase contracts used to supply full-requirement sales contracts, FTRs or basis swaps used to hedge basis risk associated with the sale of competitive generation or supplying full-requirement sales contracts, Spark Spread hedging contracts, retail electric and natural gas activities, and fuel oil swaps used to hedge price escalation clauses in coal transportation and other fuel-related contracts. PPL Energy Supply also uses options, which include the sale of call options and the purchase of put options tied to a particular generating unit. Since the physical generating capacity is owned, price exposure is generally capped at the price at which the generating unit would be dispatched and therefore does not expose PPL Energy Supply to uncovered market price risk.

The unrealized gains (losses) for economic activity for the years ended December 31 were as follows.

	2014	2013	2012
Operating Revenues
Unregulated wholesale energy	$325	$(721)	$(311)
Unregulated retail energy	29	12	(17)
Operating Expenses
Fuel	(27)	(4)	(14)
Energy purchases	(327)	586	442

Commodity Price Risk (Trading)

PPL Energy Supply has a proprietary trading strategy which is utilized to take advantage of market opportunities primarily in its geographic footprint. As a result, PPL Energy Supply may at times create a net open position in its portfolio that could result in losses if prices do not move in the manner or direction anticipated. Net energy trading margins, which are included in “Unregulated wholesale energy” on the Statements of Income, were $75 million for 2014 and insignificant for 2013 and 2012.

Commodity Volumes

At December 31, 2014, the net volumes of derivative (sales)/purchase contracts used in support of the various strategies discussed above were as follows.

		Volumes (a)
	Unit of Measure	2015	2016	2017	Thereafter
Power	MWh	(39,946,543)	(4,999,532)	741,005	3,426,579
Capacity	MW-Month	(6,604)	(249)	6	3
Gas	MMBtu	136,349,655	42,144,483	5,804,511	8,969,760
FTRs	MW-Month	2,803
Oil	Barrels	421,019	374,334	251,670	60,000

(a)	Volumes for option contracts factor in the probability of an option being exercised and may be less than the notional amount of the option.

Accounting and Reporting

All derivative instruments are recorded at fair value on the Balance Sheet as an asset or liability unless NPNS is elected. NPNS contracts for PPL Energy Supply include certain full-requirement sales contracts, other physical purchase and sales contracts and certain retail energy and physical capacity contracts. Changes in the fair value of derivatives not designated as NPNS are recognized currently in earnings unless specific hedge accounting criteria are met and designated as such. PPL Energy Supply has many physical and financial commodity purchases and sales contracts that economically hedge commodity price risk but do not receive hedge accounting treatment. As such, realized and unrealized gains (losses) on these contracts are recorded currently in earnings. Generally each contract is considered a unit of account and PPL Energy Supply presents gains (losses) on physical and financial commodity sales contracts in “Unregulated wholesale energy” or “Unregulated retail energy” and (gains) losses on physical and financial commodity purchase contracts in “Fuel” or “Energy purchases” on the Statements of Income. Certain of the economic hedging strategies employed by PPL Energy Supply utilize a combination of financial purchases and sales contracts which are similarly reported gross as an expense and revenue, respectively, on the Statements of Income. PPL Energy Supply records realized hourly net sales or purchases of physical power with PJM in its Statements of Income as “Unregulated wholesale energy” if in a net sales position and “Energy purchases” if in a net purchase position.

See Note 1 for additional information on accounting policies related to derivative instruments.

The following tables present the fair value and location of derivatives not designated as hedging instruments recorded on the Balance Sheets.

	December 31, 2014		December 31, 2013
	Assets	Liabilities	Assets	Liabilities
Current:
Price Risk Management Assets/Liabilities (a):
Commodity contracts	$1,079	$1,024	$860	$750

Total current	1,079	1,024	860	750

Noncurrent:
Price Risk Management Assets/Liabilities (a):
Commodity contracts	239	193	328	320

Total noncurrent	239	193	328	320

Total derivatives	$1,318	$1,217	$1,188	$1,070

(a)	Represents the location on the Balance Sheets.

The following tables present the pre-tax effect of derivative instruments recognized in income or OCI.

Derivative Relationship	Derivative Gain (Loss) Recognized in OCI (Effective Portion)	Location of Gain (Loss) Recognized in Income	Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Gain (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)
2014
Cash Flow Hedges:
Commodity contracts		Unregulated wholesale energy	$1
		Energy purchases	31
		Depreciation	2
		Discontinued operations	8

Total			$42

2013
Cash Flow Hedges:
Commodity contracts		Unregulated wholesale energy	$240	$1
		Energy Purchases	(58)
		Depreciation	2
		Discontinued operations	23

Total			$207	$1

2012
Cash Flow Hedges:
Commodity contracts	$114	Unregulated wholesale energy	$838	$(1)
		Energy purchases	(136)	(2)
		Depreciation	2
		Discontinued operations	50

Total	$114		$754	$(3)

Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivatives	2014	2013	2012
Commodity contracts	Unregulated wholesale energy	$(1,353)	$(99)	$1,182
	Unregulated retail energy	30	25	30
	Fuel	(30)	2
	Energy purchases	1,013	130	(965)
	Discontinued operations	6	14	17

	Total	$(334)	$72	$264

Offsetting Derivative Instruments

PPL Energy Supply or certain of its subsidiaries have master netting arrangements or similar agreements in place including derivative clearing agreements with futures commission merchants (FCMs) to permit the trading of cleared derivative products on one or more futures exchanges. The clearing arrangements permit an FCM to use and apply any property in its possession as a set off to pay amounts or discharge obligations owed by a customer upon default of the customer and typically do not place any restrictions on the FCM’s use of collateral posted by the customer. PPL Energy Supply and its subsidiaries also enter into agreements pursuant to which they trade certain energy and other products. Under the agreements, upon termination of the agreement as a result of a default or other termination event, the non-defaulting party typically would have a right to setoff amounts owed under the agreement against any other obligations arising between the two parties (whether under the agreement or not), whether matured or contingent and irrespective of the currency, place of payment or place of booking of the obligation.

PPL Energy Supply has elected not to offset derivative assets and liabilities and not to offset net derivative positions against the right to reclaim cash collateral pledged (an asset) or the obligation to return cash collateral received (a liability) under derivatives agreements. The table below summarizes the derivative positions presented in the balance sheets where a right of setoff exists under these arrangements and related cash collateral received or pledged.

	Assets				Liabilities
		Eligible for Offset				Eligible for Offset
	Gross	Derivative Instruments	Cash Collateral Received	Net	Gross	Derivative Instruments	Cash Collateral Pledged	Net
December 31, 2014
Energy Commodities	$1,318	$1,060	$10	$248	$1,217	$1,060	$58	$99

December 31, 2013
Energy Commodities	$1,188	$912	$7	$269	$1,070	$912	$1	$157

Credit Risk-Related Contingent Features

Certain derivative contracts contain credit risk-related contingent features which, when in a net liability position, would permit the counterparties to require the transfer of additional collateral upon a decrease in the credit ratings of PPL Energy Supply or certain of its subsidiaries. Most of these features would require the transfer of additional collateral or permit the counterparty to terminate the contract if the applicable credit rating were to fall below investment grade. Some of these features also would allow the counterparty to require additional collateral upon each downgrade in the credit rating at levels that remain above investment grade. In either case, if the applicable credit rating were to fall below investment grade, and assuming no assignment to an investment grade affiliate were allowed, most of these credit contingent features require either immediate payment of the net liability as a termination payment or immediate and ongoing full collateralization on derivative instruments in net liability positions.

Additionally, certain derivative contracts contain credit risk-related contingent features that require adequate assurance of performance be provided if the other party has reasonable concerns regarding the performance of PPL Energy Supply’s obligation under the contract. A counterparty demanding adequate assurance could require a transfer of additional collateral or other security, including letters of credit, cash and guarantees from a creditworthy entity. This would typically involve negotiations among the parties. However, amounts disclosed below represent assumed immediate payment or immediate and ongoing full collateralization for derivative instruments in net liability positions with “adequate assurance” features.

At December 31, 2014, derivative contracts in a net liability position that contain credit risk-related contingent features, collateral posted on those positions and the related effect of a decrease in credit ratings below investment grade are summarized as follows:

Aggregate fair value of derivative instruments in a net liability position with credit risk-related contingent features	$98
Aggregate fair value of collateral posted on these derivative instruments	106
Aggregate fair value of additional collateral requirements in the event of a credit downgrade below investment grade (a) (b)	26

(a)	Includes the effect of net receivables and payables already recorded on the Balance Sheet.
(b)	During the second quarter of 2014, PPL Energy Supply experienced a downgrade in its corporate credit ratings to below investment grade. Amounts related to PPL Energy Supply represent net liability positions subject to further adequate assurance features.

14.	Goodwill and Other Intangible Assets

Goodwill

The change in carrying amount of goodwill for the year ended December 31, 2014 was due to goodwill allocated to the Montana hydroelectric generating facilities which were sold in November 2014. See Note 4 for additional information.

Other Intangible Assets

The gross carrying amount and the accumulated amortization of other intangible assets were:

	December 31, 2014		December 31, 2013
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Subject to amortization:
Land and transmission rights	$17	$14	$17	$14
Emission allowances/RECs (a)	10		11
Licenses and other (b)	270	19	295	39

Total subject to amortization	$297	$33	$323	$53

(a)	Emission allowances/RECs are expensed when consumed or sold; therefore, there is no accumulated amortization.
(b)	“Other” includes costs for the development of licenses, the most significant of which is the COLA. Amortization of these costs begins when the related asset is placed in service. See Note 4 for additional information on the COLA.

Current intangible assets are included in “Other current assets” and long-term intangible assets are presented as “Other intangibles” on the Balance Sheets.

Amortization expense for the years ended December 31, excluding consumption of emission allowances/RECs of $24 million, $23 million, and $12 million in 2014, 2013, and 2012 was as follows:

	2014	2013	2012
Amortization expense	$4	$5	$9

Amortization expense and consumption of emission allowances/RECs is expected to be insignificant in future years.

15.	Asset Retirement Obligations

PPL Energy Supply has recorded AROs to reflect various legal obligations associated with the retirement of long-lived assets, the most significant of which relates to the decommissioning of the Susquehanna nuclear plant. Assets in the NDT funds are legally restricted for the purpose of settling this ARO. See Notes 12 and 16 for additional information on the nuclear decommissioning trust funds. Other AROs recorded relate to various environmental requirements for coal piles, wash basins and other waste basin retirements.

PPL Energy Supply has recorded several conditional AROs, the most significant of which is related to the removal and disposal of asbestos-containing material. In addition to the AROs that were recorded for asbestos-containing material, PPL Energy Supply identified other asbestos-related obligations, but was unable to reasonably estimate their fair values. PPL Energy Supply management was unable to reasonably estimate a settlement date or range of settlement dates for the remediation of all of the asbestos-containing material at certain of the generation plants. If economic events or other circumstances change that enable PPL Energy Supply to reasonably estimate the fair value of these retirement obligations, they will be recorded at that time.

PPL Energy Supply also identified legal retirement obligations associated with the retirement of a reservoir that could not be reasonably estimated due to an indeterminable settlement date.

The changes in the carrying amounts of AROs were as follows.

	2014	2013
ARO at beginning of period	$404	$375
Accretion expense	32	29
Obligations incurred	13	6
Changes in estimated cash flow or settlement date	(16)	1
Obligations settled	(8)	(7)

ARO at end of period	$425	$404

Substantially all of the ARO balances are classified as noncurrent at December 31, 2014 and 2013.

See Note 9 for information on CCRs regulation that could require the recording of additional AROs in 2015.

16.	Available-for-Sale Securities

Securities held by the NDT funds and auction rate securities are classified as available-for-sale.

The following table shows the amortized cost, the gross unrealized gains and losses recorded in AOCI and the fair value of available-for-sale securities.

	December 31, 2014				December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
NDT funds:
Cash and cash equivalents	$19			$19	$14			$14
Equity securities	283	$417		700	265	$363		628
Debt securities	218	11		229	217	7	$3	221
Receivables/payables, net	2			2	1			1

Total NDT funds	$522	$428		$950	$497	$370	$3	$864

Auction rate securities:	$8			8	$17		$1	$16

See Note 12 for details on the securities held by the NDT funds.

There were no securities with credit losses at December 31, 2014 and 2013.

The following table shows the scheduled maturity dates of debt securities held at December 31, 2014.

	Maturity Less Than 1 Year	Maturity 1-5 Years	Maturity 6-10 Years	Maturity in Excess 10 Year	Total
Amortized cost	$10	$87	$64	$65	$226
Fair value	10	89	67	71	237

The following table shows proceeds from and realized gains and losses on sales of available-for-sale securities.

	2014	2013	2012
Proceeds from sales of NDT securities (a)	$154	$144	$139
Other proceeds from sales	9		3
Gross realized gains (b)	23	17	29
Gross realized losses (b)	10	7	21

(a)	These proceeds are used to pay income taxes and fees related to managing the trust. Remaining proceeds are reinvested in the trust.
(b)	Excludes the impact of other-than-temporary impairment charges recognized on the Statements of Income.

NDT Funds

Amounts previously collected from PPL Electric’s customers for decommissioning the Susquehanna nuclear plant, less applicable taxes, were deposited in external trust funds for investment and can only be used for future decommissioning costs. To the extent that the actual costs for decommissioning exceed the amounts in the nuclear decommissioning trust funds, PPL Susquehanna would be obligated to fund 90% of the shortfall.

17.	Accumulated Other Comprehensive Income (Loss)

The after-tax changes in AOCI by component for the years ended December 31 were as follows.

	Unrealized gain (losses)		Defined benefit plans
	Available for sale securities	Qualifying derivatives	Prior service costs	Actuarial gain (loss)	Total
December 31, 2011	$90	$606	$(16)	$(193)	$487
OCI	22	(395)	6	(72)	(439)

December 31, 2012	$112	$211	$(10)	$(265)	$48

Amounts arising during the year	67		2	71	140
Reclassifications from AOCI	(6)	(123)	4	14	(111)

Net OCI during the year	61	(123)	6	85	29

December 31, 2013	$173	$88	$(4)	$(180)	$77

Amounts arising during the period	35		8	(120)	(77)
Reclassifications from AOCI	(6)	(25)	3	5	(23)

Net OCI during the year	29	(25)	11	(115)	(100)

December 31, 2014	$202	$63	$7	$(295)	$(23)

The following table presents the gains (losses) and related income taxes for reclassifications from AOCI for the years ended December 31, 2014 and 2013. The defined benefit plan components of AOCI are not reflected in their entirety in the statement of income; rather, they are included in the computation of net periodic defined benefit costs (credits). See Note 7 for additional information.

	PPL Energy Supply		Affected Line Item on the
Details about AOCI	2014	2013	Statements of Income
Available-for-sale securities	$13	$10	Other Income (Expense)–net

Total Pre-tax	13	10
Income Taxes	(7)	(4)

Total After-tax	6	6

Qualifying derivatives
Energy commodities	1	240	Unregulated wholesale energy
	31	(58)	Energy purchases
	8	23	Discontinued operations
	2	2	Other

Total Pre-tax	42	207
Income Taxes	(17)	(84)

Total After-tax	25	123

Defined benefit plans
Prior service costs	(4)	(7)
Net actuarial loss	(9)	(24)

Total Pre-tax	(13)	(31)
Income Taxes	5	13

Total After-tax	(8)	(18)

Total reclassifications during the period	$23	$111

18.	New Accounting Guidance Pending Adoption

Reporting of Discontinued Operations

In April 2014, the Financial Accounting Standards Board (FASB) issued accounting guidance that changes the criteria for determining what should be classified as a discontinued operation and also changes the related presentation and disclosure requirements. A discontinued operation may include a component of an entity or a group of components of an entity, or a business activity.

A disposal of a component of an entity or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on the entity’s operations and financial results when any of the following occurs: (1) The components of an entity or group of components of an entity meets the criteria to be classified as held for sale, (2) The component of an entity or group of components of an entity is disposed of by sale, or (3) The component of an entity or group of components of an entity is disposed of other than by sale (for example, by abandonment or in a distribution to owners in a spinoff).

For public business entities, this guidance should be applied prospectively to all disposals (or classifications as held for sale) of components of an entity that occur within the annual periods beginning on or after December 15, 2014, and interim periods within those years. Early adoption is permitted.

PPL Energy Supply adopted this guidance effective January 1, 2015. The new guidance will impact the amounts presented as discontinued operations on the Statements of Income and will enhance the related disclosure requirements.

Accounting for Revenue from Contracts with Customers

In May 2014, the FASB issued accounting guidance that establishes a comprehensive new model for the recognition of revenue from contracts with customers. This model is based on the core principle that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

For public business entities, this guidance can be applied using either a full retrospective or modified retrospective transition method, beginning in annual reporting periods beginning after December 15, 2016 and interim periods within those years. Early adoption is not permitted. PPL Energy Supply will adopt this guidance effective January 1, 2017.

PPL Energy Supply is currently assessing the impact of adopting this guidance, as well as the transition method it will use.

Reporting Uncertainties about an Entity’s Ability to Continue as a Going Concern

In August 2014, the FASB issued accounting guidance which will require management to assess, for each interim and annual period, whether there are conditions or events that raise substantial doubt about an entity’s ability to continue as a going concern. Substantial doubt about an entity’s ability to continue as a going concern exists when relevant conditions and events, considered in the aggregate, indicate that it is probable that the entity will be unable to meet its obligations as they become due within one year after the date the financial statements are issued.

When management identifies conditions or events that raise substantial doubt about an entity’s ability to continue as a going concern, management is required to disclose information that enables users of the financial statements to understand the principal conditions or events that raised substantial doubt about the entity’s ability to continue as a going concern and management’s evaluation of the significance of those conditions or events. If substantial doubt about the entity’s ability to continue as a going concern has been alleviated as a result of management’s plan, the entity should disclose information that allows the users of the financial statements to understand those plans. If the substantial doubt about the entity’s ability to continue as a going concern is not alleviated by management’s plans, management’s plans to mitigate the conditions or events that gave rise to the substantial doubt about the entity’s ability to continue as a going concern should be disclosed, as well as a statement that there is substantial doubt the entity’s ability to continue as a going concern within one year after the date the financial statements are issued.

For all entities, this guidance should be applied prospectively within the annual periods ending after December 15, 2016, and for annual periods and interim periods thereafter. Early adoption is permitted.

PPL Energy Supply will adopt this guidance for the annual period ending December 31, 2016. The adoption of this guidance is not expected to have a significant impact on PPL Energy Supply.

Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity

In November 2014, the FASB issued guidance that clarifies how current accounting guidance should be interpreted when evaluating the economic characteristics and risks of a host contract of a hybrid financial instrument issued in the form of a share. This guidance does not change the current criteria for determining whether separation of an embedded derivative feature from a hybrid financial instrument is required. Entities are still required to evaluate whether the economic risks of the embedded derivative feature are clearly and closely related to those of the host contract, among other relevant criteria.

An entity should consider the substantive terms and features of the entire hybrid financial instrument, including the embedded derivative feature being evaluated for bifurcation, in evaluating the nature of the host contract to determine whether the host contract is more akin to a debt instrument or more akin to an equity instrument. An entity should assess the relative strength of the debt-like and equity-like terms and features when determining how to weight those terms and features.

For public business entities, this guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015 and should be applied using a modified retrospective method for existing hybrid financial instruments issued in the form of a share as of the beginning of the fiscal year the guidance is adopted. Early adoption is permitted. Retrospective application is permitted but not required.

PPL Energy Supply will adopt this guidance on January 1, 2016. PPL Energy Supply is currently assessing this guidance, which is not expected to have a significant impact on PPL Energy Supply.

Income Statement Presentation of Extraordinary and Unusual Items

In January 2015, the FASB issued accounting guidance that eliminates the concept of extraordinary items, which requires an entity to separately classify, present in the income statement and disclose material events and transactions that are both unusual and occur infrequently. The requirement to report material events or transactions that are unusual or infrequent as a separate component of income from continuing operations has been retained, as has the requirement to separately present the nature and financial effects of each event or transaction in the income statement as a separate component of continuing operations or disclose them within the notes to the financial statements. The scope of these requirements has been expanded to include items that are both unusual and occur infrequently.

For all entities, this guidance is effective for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption is permitted provided that an entity applies the guidance from the beginning of the fiscal year of adoption. The guidance may be applied either retrospectively or prospectively.

PPL Energy Supply will adopt this guidance on January 1, 2016. The adoption of this guidance is not expected to have a significant impact on PPL Energy Supply.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Talen Energy Corporation and Subsidiaries

(Unaudited)

(Millions of Dollars)

	Six Months Ended June 30,
	2015	2014
Operating Revenues
Wholesale energy	$1,195	$(906)
Wholesale energy to affiliate	14	48
Retail energy	554	630
Energy-related businesses	248	280

Total Operating Revenues	2,011	52

Operating Expenses
Operation
Fuel	551	741
Energy purchases	290	(1,601)
Other operation and maintenance	531	514
Depreciation	164	151
Taxes, other than income	30	31
Energy-related businesses	233	279

Total Operating Expenses	1,799	115

Operating Income (Loss)	212	(63)
Other Income (Expense) – net	10	13
Interest Expense	91	64

Income (Loss) from Continuing Operations Before Income Taxes	131	(114)
Income Taxes	10	(58)

Income (Loss) from Continuing Operations After Income Taxes	121	(56)
Income (Loss) from Discontinued Operations (net of income taxes)	1	3

Net Income (Loss)	$122	$(53)

Earnings Per Share of Common Stock:
Basic:
Income (Loss) from continuing operations after income taxes	$1.33	(0.67)
Income (Loss) from discontinued operations (net of income taxes)	0.01	0.04

Net Income (Loss)	$1.34	(0.63)

Diluted:
Income (Loss) from continuing operations	$1.33	(0.67)
Income (Loss) from discontinued operations (net of income taxes)	0.01	0.04

Net Income (Loss)	$1.34	(0.63)

Weighted-Average Shares of Common Stock Outstanding (in thousands)
Basic	90,980	83,524
Diluted	91,002	83.524

The accompanying Notes to Condensed Consolidated Financial Statements are an integral part of the financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Talen Energy Corporation and Subsidiaries

(Unaudited)

(Millions of Dollars)

	Six Months Ended June 30,
	2015	2014
Net income (loss)	$122	$(53)
Other comprehensive income (loss):
Amounts arising during the period – gains (losses), net of tax (expense) benefit:
Available-for-sale securities, net of tax of ($1), ($21)	1	19
Defined benefit plans:
Prior service costs, net of tax of $2, $0	(3)	—
Net actuarial gain, net of tax of ($30), $0	46	—
Reclassifications from AOCI – (gains) losses, net of tax expense (benefit):
Available-for-sale securities, net of tax of $2, $2	(2)	(2)
Qualifying derivatives, net of tax of $7, $9	(10)	(13)
Defined benefit plans:
Prior service costs, net of tax of $0, ($1)	(1)	1
Net actuarial loss, net of tax of ($6), ($2)	9	3

Total other comprehensive income (loss)	40	8

Comprehensive income (loss)	$162	$(45)

The accompanying Notes to Condensed Consolidated Financial Statements are an integral part of the financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Talen Energy Corporation and Subsidiaries

(Unaudited)

(Millions of Dollars)

	Six Months Ended June 30,
	2015	2014
Cash Flows from Operating Activities
Net income (loss)	$122	$(53)
Adjustments to reconcile net income to net cash provided by operating activities	—	—
Depreciation	164	162
Amortization	93	77
Defined benefit plans – expense	23	32
Deferred income taxes and investment tax credits	(46)	(120)
Impairment of assets	3	18
Unrealized (gains) losses on derivatives, and other hedging activities	(40)	232
Other	41	10
Change in current assets and current liabilities	—	—
Accounts receivable	50	25
Accounts payable	(135)	(55)
Unbilled revenues	80	67
Fuel, materials and supplies	33	9
Prepayments	37	(16)
Counterparty collateral	36	(15)
Price risk management assets and liabilities	(1)	(33)
Other	(34)	(29)
Other operating activities	—	—
Defined benefit plans – funding	(74)	(32)
Other assets	2	(1)
Other liabilities	1	12

Net cash provided by operating activities	355	290

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(179)	(176)
Expenditures for intangible assets	(19)	(24)
Purchases of nuclear plant decommissioning trust investments	(108)	(73)
Proceeds from the sale of nuclear plant decommissioning trust investments	100	65
Proceeds from the receipt of grants	—	56
Net (increase) decrease in restricted cash and cash equivalents	67	(258)
Other investing activities	12	7

Net cash provided by (used in) investing activities	(127)	(403)

Cash Flows from Financing Activities
Issuance of long-term debt	600	—
Contributions from member	82	730
Distributions to member	(214)	(914)
Net increase (decrease) in short-term debt	(668)	324
Other financing activities	(28)	(2)

Net cash provided by (used in) financing activities	(228)	138

Net Increase (Decrease) in Cash and Cash Equivalents	—	25
Cash and Cash Equivalents at Beginning of Period	352	239

Cash and Cash Equivalents at End of Period	$352	$264

The accompanying Notes to Condensed Consolidated Financial Statements are an integral part of the financial statements.

CONDENSED CONSOLIDATED BALANCE SHEETS

Talen Energy Corporation and Subsidiaries

(Unaudited)

(Millions of Dollars, Shares in thousands)

	June 30, 2015	December 31, 2014
Assets
Current Assets
Cash and cash equivalents	$352	$352
Restricted cash and cash equivalents	109	176
Accounts receivable (less reserve: 2015, $2; 2014, $2)
Customer	241	186
Other	56	103
Accounts receivable from affiliates	—	36
Unbilled revenues	138	218
Fuel, materials and supplies	481	455
Prepayments	38	70
Price risk management assets	803	1,079
Assets of discontinued operations	394	—
Other current assets	9	26

Total Current Assets	2,621	2,701

Investments
Nuclear plant decommissioning trust funds	958	950
Other investments	27	30

Total Investments	985	980

Property, Plant and Equipment
Generation	13,170	11,318
Nuclear fuel	652	624
Other	315	293
Less: accumulated depreciation	6,348	6,242

Property, plant and equipment, net	7,789	5,993
Construction work in progress	374	443

Total Property, Plant and Equipment, net	8,163	6,436

Other Noncurrent Assets
Goodwill	470	72
Other intangibles	304	257
Price risk management assets	232	239
Other noncurrent assets	87	75

Total Other Noncurrent Assets	1,093	643

Total Assets	$12,862	$10,760

The accompanying Notes to Condensed Consolidated Financial Statements are an integral part of the financial statements.

CONDENSED CONSOLIDATED BALANCE SHEETS

Talen Energy Corporation and Subsidiaries

(Unaudited)

(Millions of Dollars, Shares in thousands)

	June 30, 2015	December 31, 2014
Liabilities and Equity
Current Liabilities
Short-term debt	$—	$630
Long-term debt due within one year	884	535
Accounts payable	281	361
Accounts payable to affiliates	—	50
Taxes	39	28
Interest	49	16
Price risk management liabilities	761	1,024
Liabilities of discontinued operations	18	—
Other current liabilities	264	246

Total Current Liabilities	2,296	2,890

Long-term Debt	3,175	1,683

Deferred Credits and Other Noncurrent Liabilities
Deferred income taxes	1,483	1,223
Investment tax credits	26	27
Price risk management liabilities	199	193
Accrued pension obligations	247	299
Asset retirement obligations	474	415
Other deferred credits and noncurrent liabilities	136	123

Total Deferred Credits and Other Noncurrent Liabilities	2,565	2,280

Commitments and Contingent Liabilities (Note 9)
Equity
Predecessor Member’s Equity (a)	0	3.930
Common Stock – $0.001 par value (b)	0	0
Additional paid-in capital	4,719	0
Earnings reinvested	90	0
Accumulated other comprehensive income (loss)	17	(23)

Total Equity	4,826	3,907

Total Liabilities and Equity	$12,862	$10,760

(a)	Represents Talen Energy Supply’s predecessor member’s equity prior to the June 1, 2015 spinoff transaction. Upon completion of the spinoff, the predecessor member’s equity was transferred to Talen Energy Corporation’s additional paid-in capital. See Note 1 for additional information on the spinoff.
(b)	1,000,000 shares authorized; 128,509 shares issued and outstanding at June 30, 2015.

The accompanying Notes to Condensed Consolidated Financial Statements are an integral part of the financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF EQUITY

Talen Energy Corporation and Subsidiaries

(Unaudited)

(Millions of Dollars)

	Common stock shares (a)	Common stock	Additional paid-in capital	Earnings reinvested	AOCI	Predecessor Member’s Equity (b)	Total
December 31, 2014	—	$—	$—	$—	$(23)	$3,930	$3,907
Net income from January 1, 2015 to May 31, 2015 (b)	—	—	—	—	—	32	32
Net income from June 1, 2015 to June 30, 2015	—	—	—	90	—	—	90
Other comprehensive income (loss)	—	—	—	—	40	—	40
Distributions to predecessor member from January 1, 2015 to May 31, 2015 (b)	—	—	—	—	—	(396)	(396)
Contributions from predecessor member from January 1, 2015 to May 31, 2015 (b)	—	—	—	—	—	250	250
Common stock issued for acquisition of RJS Power	44,975	—	902	—	—	—	902
Stock issuance	10	—	—	—	—	—	—
Stock issuance expense	—	—	(1)	—	—	—	(1)
Stock-based compensation	—	—	2	—	—	—	2
Consummation of spinoff transaction (c)	83,524	—	3,816	—	—	(3,816)	—

June 30, 2015	128,509	$—	$4,719	$90	$17	$—	$4,826

December 31, 2013 (b)	—	$—	$—	$—	$77	$4,721	$4,798
Net income (loss)	—	—	—	—	—	(53)	(53)
Other comprehensive income (loss)	—	—	—	—	8	—	8
Distributions to member	—	—	—	—	—	(914)	(914)
Contributions from member	—	—	—	—		730	730

June 30, 2014 (b)	—	$—	$—	$—	$85	$4,484	$4,569

(a)	Shares in thousands. Each share entitles the holder to one vote on any questions presented at any stockholders’ meeting.
(b)	Represents Talen Energy Supply’s predecessor member’s equity balance and activity prior to the June 1, 2015 spinoff transaction.
(c)	Upon consummation of the spinoff on June 1, 2015, Talen Energy Supply’s predecessor member’s equity balance was transferred to Talen Energy Corporation’s “Additional paid-in capital.” See Note 1 for additional information on the spinoff.

The accompanying Notes to Condensed Consolidated Financial Statements are an integral part of the financial statements.

Notes to Condensed Consolidated Financial Statements (Unaudited)

1.	Business and Basis of Presentation

Capitalized terms and abbreviations appearing in the unaudited combined notes to condensed consolidated financial statements are defined in the glossary. Dollars are in millions, except per share data, unless otherwise noted.

Business – Spinoff from PPL and formation of Talen Energy Corporation

Talen Energy Corporation, through its principal subsidiary Talen Energy Supply, is a competitive energy and power generation company primarily engaged in the production and sale of electricity, capacity and related products. Talen Energy is headquartered in Allentown, Pennsylvania and owns and operates a portfolio of generation assets principally located in PJM and ERCOT.

In June 2014, PPL and Talen Energy Supply executed definitive agreements with the Riverstone Holders to combine their competitive power generation businesses into a new, stand-alone, publicly traded company named Talen Energy Corporation. On June 1, 2015, PPL completed the spinoff to PPL shareowners of a newly formed entity, Talen Energy Holdings, Inc. (Holdco), which at such time owned all of the membership interests of Talen Energy Supply and all of the common stock of Talen Energy. Immediately following the spinoff, Holdco merged with a special purpose subsidiary of Talen Energy, with Holdco continuing as the surviving company to the merger and as a wholly owned subsidiary of Talen Energy and the sole owner of Talen Energy Supply. PPL does not have an ownership interest in Talen Energy after completion of the spinoff. Substantially contemporaneous with the spinoff and merger, RJS Power was contributed by the Riverstone Holders to become a subsidiary of Talen Energy Supply (referred to as the “combination” or the “acquisition”). Subsequent to the acquisition, RJS Power was merged into Talen Energy Supply. Talen Energy has treated the combination with RJS Power as an acquisition, with Talen Energy Supply considered the accounting acquirer in accordance with business combination accounting guidance. See Note 7 for additional information on the acquisition.

See Note 4 for information on Talen Energy’s common shares issued as a result of the formation of Talen Energy. See Note 6 for information on a new syndicated secured credit facility entered into on the spinoff date that replaced Talen Energy Supply’s previously outstanding unsecured syndicated credit facility and for the number of shares of preferred stock that Talen Energy is authorized to issue.

Following the announcement of the transaction to form Talen Energy, efforts were initiated to identify the appropriate staffing for Talen Energy following completion of the spinoff. Organizational plans were substantially completed in 2014. The new organizational plans identified the need to resize and restructure the Talen Energy organization and as a result, in 2014, estimated charges for employee separation benefits were recorded. See Note 4 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for additional information. The separation benefits include cash severance compensation, lump sum COBRA reimbursement payments and outplacement services. Most separations and payment of separation benefits are expected to be completed by the end of 2015. At June 30, 2015 and December 31, 2014, the recorded liabilities related to the separation benefits were $2 million and $9 million, which are included in “Other current liabilities” on the Balance Sheets.

In connection with the spinoff transaction, additional employee-related costs were incurred by Talen Energy, which primarily related to accelerated stock-based compensation and pro-rated performance-based cash incentive and stock-based compensation awards previously issued under PPL stock incentive programs, primarily for Talen Energy Supply employees and for PPL employees who became Talen Energy Supply employees in connection with the transaction. These costs were recognized at the closing of the spinoff. During the six months ended June 30, 2015, Talen Energy Supply recorded $25 million related to these accelerated stock-based compensation and pro-rated stock-based compensation awards. As the vesting for all Talen Energy Supply employees was accelerated and all remaining unrecognized compensation expense accelerated concurrently with the spinoff, Talen Energy does not expect to recognize future compensation costs for equity awards from PPL stock incentive programs held by Talen Energy Supply employees. See Note 8 for additional information on stock-based compensation.

In addition, during the six months ended June 30, 2015, Talen Energy incurred $10 million of restructuring costs related to the spinoff transaction which are recorded in “Other operation and maintenance” on the Statements of Income.

Prior to completion of the spinoff, Talen Energy Supply’s financial statements included certain transactions with affiliates of PPL, which were disclosed as related party transactions. After June 1, 2015, all transactions with PPL or its affiliates are no longer related party transactions. See Note 11 for additional information on related party transactions.

Also, prior to the spinoff, the income tax provision for Talen Energy Supply was calculated in accordance with an intercompany tax sharing agreement with PPL, which provided that taxable income be calculated as if Talen Energy Supply, and any of PPL’s other domestic subsidiaries, each filed a separate return. Tax benefits were not shared between companies. The PPL entity that generated a tax benefit was the entity that was entitled to the tax benefit. Talen Energy has implemented a similar intercompany tax sharing agreement with Talen Energy filing a consolidated federal income tax return. The effect of Talen Energy filing a consolidated tax return is taken into account in the settlement of current taxes and the recognition of deferred taxes.

Following the spinoff, certain services, including information technology, financial and accounting, human resource and other specified services are provided by PPL on a transition basis pursuant to the TSA. The TSA with PPL is for a period of up to two years from the date of the spinoff. For the six months ended June 30, 2015, the costs incurred for these services were not significant. See Note 11 for information on the TSA with Topaz Power Management, LP.

U.S. GAAP requires that a long-lived asset (or asset group) be tested for recoverability whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Similarly, a goodwill impairment test is performed annually or more frequently if events or changes in circumstances indicate that the carrying amount of a reporting unit may be greater than its fair value. Due to the impairment of its investment in PPL Energy Supply recorded by PPL (Talen Energy’s former parent) at the time of the spinoff, coupled with, and, primarily driven by, Talen Energy’s stock price at the spinoff date, management has concluded that these factors could be potential indicators of impairment with respect to certain long-lived assets and goodwill. After considering additional information, Talen Energy determined that the undiscounted cash flows for potentially affected long-lived assets would not be directly impacted by these factors and therefore concluded that the undiscounted cash flows continued to exceed the carrying value and no further testing of long-lived assets was necessary. Management also performed an interim goodwill impairment assessment as of June 1, 2015, the spinoff and acquisition date. The goodwill impairment analysis is a two-step process. The first step, used to identify potential impairment, is a comparison of the reporting unit’s estimated fair value to its carrying value, including goodwill. If the fair value of the reporting unit exceeds its carrying value, applicable goodwill is not considered to be impaired. If the carrying value exceeds the fair value, there is an indication of impairment and the second step is performed to measure the amount of the impairment. The second step requires a company to calculate an implied fair value of goodwill based on a hypothetical purchase price allocation. The East reporting unit, which is equivalent to the East segment, failed step one. While the step two analysis is currently in process, management’s current estimate is that no goodwill impairment charge is required to be recorded. There was $72 million of goodwill recorded on the balance sheet at spinoff and an additional $398 million was recorded on June 1, 2015 based on the provisional purchase price allocation for the RJS Power acquisition. Talen Energy expects to finalize the purchase price allocation and intends to complete the goodwill impairment analysis in the third quarter of 2015.

While Talen Energy believes the assumptions used in the interim impairment analysis are reasonable, the analysis is sensitive to adverse changes in the assumptions used in the valuations. In particular, changes in the projected cash flows, discount rates, the terminal year growth rate and market multiple assumptions and Talen Energy’s stock price expectations could produce significantly different results for the impairment analysis. Additionally, valuations for various assets and liabilities that need to be fair valued to complete the assessment will be completed during the third quarter which could result in a different determination of how much, if any, goodwill could be impaired. Changes in these assumptions and resulting valuations or further declines in Talen Energy’s stock price could result in future goodwill impairment charges. Management will continue to monitor any changes in circumstances for indicators of impairment.

In connection with the FERC approval of the combination of Talen Energy Supply with RJS Power, PPL, Talen Energy and RJS Power agreed that within twelve months following the closing of the transaction, Talen Energy will enter into an agreement to divest between 1,300 MW and 1,400 MW of assets in one of two groups of assets (both of which include the Sapphire facilities within PJM and the first of which also includes the Holtwood, Wallenpaupack and Crane facilities and the other of which includes the Ironwood facility) and to limit PJM energy market offers from assets it would retain in the other group to cost-based offers. The package chosen and the eventual sales price and timing of the dispositions will depend upon, among other factors, market conditions and the relative economic value of offers received. See Note 7 for information on the classification of Sapphire as discontinued operations.

Basis of Presentation

Talen Energy’s obligation to report under the Securities and Exchange Act of 1934, as amended, commenced on May 1, 2015, the date Talen Energy’s Registration Statement on Form S-1 was declared effective by the SEC. Talen Energy Supply is considered the accounting predecessor of Talen Energy, therefore, the financial information prior to June 1, 2015 presented in this prospectus for both registrants includes only legacy Talen Energy Supply information. From June 1, 2015, upon completion of the spinoff and acquisition, Talen Energy’s consolidated financial information also includes RJS. As such, Talen Energy’s consolidated financial information presented in this prospectus for the 2015 period represents six months of legacy Talen Energy Supply information consolidated with one month of RJS information from June 1, 2015, while the 2014 period represent only legacy Talen Energy Supply information.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with GAAP for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X and, therefore, do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation in accordance with GAAP are reflected in the condensed consolidated financial statements. All adjustments are of a normal recurring nature, except as otherwise disclosed. The Balance Sheets at December 31, 2014 are derived from Talen Energy Supply’s 2014 audited Balance Sheet. The financial statements and notes thereto should be read in conjunction with the financial statements and notes contained in the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus. The results of operations for the six months ended June 30, 2015 are not necessarily indicative of the results to be expected for the full year ending December 31, 2015 or other future periods, because results for interim periods can be disproportionately influenced by various factors, developments and seasonal variations.

The classification of certain prior period amounts has been changed to conform to the presentation in the June 30, 2015 financial statements.

“Income (Loss) from Discontinued Operations (net of income taxes)” for the six months ended June 30, 2015 on the Statements of Income represents the activities of Sapphire, the assets and liabilities of which, at June 30, 2015, have been classified as “Assets of discontinued operations” and “Liabilities of discontinued operations” on the Balance Sheet, except for Sapphire’s heat rate call options, which may be retained, and therefore were not included in “Liabilities of discontinued operations” on the Balance Sheet. The Sapphire discontinued operations, discussed herein, excludes the heat rate call options. “Income (Loss) from Discontinued Operations (net of income taxes)” for the six months ended June 30, 2014 on the Statement of Income represents the activities of Talen Montana’s hydroelectric generating facilities sold in the fourth quarter of 2014. The Statements of Cash Flows do not separately report the cash flows of discontinued operations. See Note 7 for additional information.

Revenue Adjustment

During the six months ended June 30, 2015, Talen Energy recorded a $7 million decrease to “Retail energy” revenues on the Statements of Income. Prior to this date, Talen Energy billed and collected amounts from a third party that had a transmission operating agreement with Talen Energy’s former affiliate, PPL Electric. Such amounts should have been recognized as an affiliate payable, but were inadvertently recorded as revenue. The $4 million after-tax ($0.04 per share for Talen Energy) impact of correcting this overstatement of “Retail energy” revenues decreased “Income from Continuing Operations after Income Taxes” and “Net Income” during the six months ended June 30, 2015. The impact of the overstatement was not material to the previously-issued financial statements and the correction is not expected to be material to the full year results for 2015.

2.	Summary of Significant Accounting Policies

The following accounting policy disclosures represent updates to Note 1 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus and should be read in conjunction with those disclosures.

New Accounting Guidance Adopted

Reporting of Discontinued Operations

Effective January 1, 2015, Talen Energy prospectively adopted accounting guidance that changes the criteria for determining what should be classified as a discontinued operation and the related presentation and disclosure requirements. A discontinued operation may include a component of an entity or a group of components of an entity, or a business activity. A disposal of a component of an entity or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on the entity’s operations and financial results when any of the following occurs: (1) the components of an entity or a group of components of an entity meets the criteria to be classified as held for sale, (2) the component of an entity or a group of components of an entity is disposed of by sale, or (3) the component of an entity or a group of components of an entity is disposed of other than by sale (for example, by abandonment or in a distribution to owners in a spinoff).

The initial adoption of this guidance did not have a significant impact on Talen Energy but will impact the amounts presented as discontinued operations and will enhance the related disclosure requirements related to future disposals or held for sale classifications.

3.	Segment and Related Information

Effective June 1, 2015, in connection with the spinoff and acquisition transactions, Talen Energy is organized in two segments: East and West, primarily based on geographic location and energy market characteristics. Prior to the spinoff and acquisition, Talen Energy operated within a single segment.

The East segment consists primarily of competitive generation in PJM and wholesale, retail, marketing and trading activities in the eastern U.S. and the legacy Talen Energy Supply coal fired facility, Colstrip, in Montana. As such, the East segment includes all legacy Talen Energy Supply operations and from June 1, 2015, the Raven operations that were acquired from the Riverstone Holders. Although all of the legacy single segment’s activity is still included in one segment (East), segment information for periods prior to the spinoff has been revised to reflect the current period presentation as the measurement of segment performance has changed. Previously, net income was used as the measure of segment performance. Beginning in June 2015, operating income, as well non-GAAP measures, EBITDA, Adjusted EBITDA and Margins, are used as measures of segment performance. Additionally, certain costs that are not directly attributable to either the East or West segments are not allocated or assigned to the segments and are reflected in an “Other” category.

The West segment consists of the competitive generation and wholesale activities related to the Jade operations that were acquired from the Riverstone Holders on June 1, 2015, which are located in ERCOT.

“Other” primarily includes wages, benefits, services, certain insurance, rent and financing costs incurred primarily at Talen Energy Supply, which have not been allocated or assigned to the segments, and is presented to reconcile segment information to consolidated results.

Financial data for the segments and reconciliation to consolidated results for the periods ended June 30 are:

	Six Months
	2015	2014
Income Statement Data
Revenues from external customers (a)
East	$1,980	$52
West	31	—

Total	$2,011	$52

Operating Income (Loss)
East	$362	$65
West	(6)	—
Other	(144)	(128)

Total	$212	$(63)

	June 30, 2015	December 31, 2014
Balance Sheet Data
Assets
East	$11,549	$10,468
West	1,283	—
Other (b)	30	292

Total Assets	$12,862	$10,760

(a)	Includes unrealized gains and losses from derivatives. See Note 14 for additional information.
(b)	Primarily consists of unallocated items, including cash, and PP&E.

4.	Earnings (Loss) Per Share

On June 1, 2015, the spinoff date, Talen Energy issued 128,499,023 shares of common stock, including 83,524,365 shares issued to PPL’s shareholder’s and 44,974,658 shares issued in a private placement to the Riverstone Holders. To calculate basic and diluted EPS for periods presented prior to June 1, 2015, Talen Energy used the shares issued to PPL’s shareholders on the date of the spinoff as Talen Energy was a wholly owned subsidiary of PPL and no shares were outstanding prior to that date. The calculation of basic and diluted earnings per share for the six months ended June 30, 2015 utilized the weighted-average shares outstanding during this period assuming the shares issued to PPL’s shareholders were outstanding during the entire period and reflects the impact of the private placement of shares to the Riverstone Holders on the spinoff date.

Basic EPS is computed by dividing income by the weighted-average number of common shares outstanding during the applicable period. Diluted EPS is computed by dividing income by the weighted-average number of common shares outstanding, increased by incremental shares that would be outstanding if potentially dilutive non-participating securities were converted to common shares as calculated using the Treasury Stock Method.

Reconciliations of the amounts of income and shares of Talen Energy common stock (in thousands) for the period ended June 30 used in the EPS calculation are:

	Six Months
	2015	2014
Income (Numerator)
Income (Loss) from continuing operations after income taxes	$121	$(56)
Income (Loss) from discontinued operations (net of income taxes)	1	3

Net Income (Loss)	$122	$(53)

Shares of Common Stock (Denominator)
Weighted-average shares – Basic EPS	90,980	83,524
Add incremental non-participating securities:
Share-based payment awards	22	—

Weighted-average shares – Diluted EPS	91,002	83,524

For the six months ended June 30, 2015, 760 thousand out-of-the-money stock options were excluded from the computations of diluted EPS because the effect would have been antidilutive.

5.	Income Taxes

Selected information regarding Talen Energy’s income tax provision for the periods ended June 30 was as follows:

	Six Months
	2015	2014
Income (Loss) from Continuing Operations Before Income Taxes	$131	$(114)
Income Taxes	10	(58)
Effective Tax Rate	8%	51%

Talen Energy recorded taxes during the six month period at an interim period annualized effective tax rate of 32.52% in 2015 compared with 33.78% in 2014. However, Talen Energy’s income tax expense reflected in the table above does not bear a customary relationship to income (loss) from continuing operations before income taxes primarily as a result of the impact of the recognition of uncertain tax benefits, state deferred rate changes, tax credits and the impact of state and local income taxes.

In February 2015, PPL and the IRS Appeals division reached a tentative settlement on PPL’s open audits for the years 1998 - 2011. The settlement was required to be reviewed and approved by the Joint Committee on Taxation (JCT) before considered final. In April 2015, PPL was notified that the JCT approved PPL’s settlement. During the six months ended June 30, 2015, Talen Energy recorded a tax benefit of $12 million for its portion of the settlement of previously unrecognized tax benefits.

Also in 2015, Talen Energy recorded a tax benefit of $17 million during the six month period ended June 30, related to its state deferred tax liabilities for changes in state apportionment and the impact on the future estimated state income tax rate as a result of the acquisition of RJS Power.

During the second quarter of 2014, Talen Energy recorded a $9 million credit to income tax expense, consisting of a $4 million credit to income tax expense recorded in 2013 and a $5 million credit related to an adjustment to the annual estimated effective income tax rate utilized to calculate income tax expense for the three months ended March 31, 2014. The adjustment to the annual estimated effective income tax rate had no impact on income tax expense for the six months ended June 30, 2014.

6.	Financing Activities

Credit Arrangements and Short-term Debt

Talen Energy maintains credit facilities to enhance liquidity and provide credit support. The amounts borrowed below are recorded as “Short-term debt” on the Balance Sheets. The following credit facility was in place at:

	June 30, 2015
	Expiration Date	Capacity	Borrowed	Letters of Credit Issued	Unused Capacity
Syndicated Secured Credit Facility (a)	June 2020	$1,850	$—	$309	$1,541

(a)	The facility includes capacity available for letters of credit and for short-term borrowings. The facility requires Talen Energy Supply to maintain a senior secured debt to adjusted EBITDA ratio (as defined in the agreement) as of the last day of any fiscal quarter of less than or equal to 4.50 to 1.00. The company pays customary fees on the facility and borrowings generally bear interest at LIBOR-based rates plus an applicable margin.

The syndicated secured credit facility was entered into on June 1, 2015 in connection with the completion of the spinoff transaction and replaced Talen Energy Supply’s previously existing unsecured syndicated credit facility. Talen Energy Supply is the borrower under the new facility. Any outstanding principal amounts under the old facility were repaid prior to the termination of the old facility and outstanding letters of credit were transferred to the new facility. The facility is secured by liens on the assets of Talen Energy Supply and is guaranteed by certain Talen Energy Supply subsidiaries, which guarantees are in turn secured by liens on the assets of such subsidiaries. The facility provides the option to raise incremental credit facilities refinance the loans with debt incurred outside the facility and extend the maturity date of the revolving credit commitments and loans and, if applicable, term loans, subject to certain limitations.

The Talen Energy Supply letter of credit facility and uncommitted credit facilities that existed at December 31, 2014 either expired or matured during the first quarter of 2015. Any previously issued letters of credit under these facilities were either terminated or reissued under the then-outstanding unsecured syndicated credit facility, and upon closing of the spinoff were reissued under the new syndicated secured credit facility described above. During the six months ended June 30, 2015, Talen Energy wrote-off $12 million of unamortized fees to “Interest expense” on the Statements of Income as a result of the termination of the prior credit facility.

Talen Energy Supply also maintains a $500 million agreement expiring June 2017, that provides Talen Energy the ability to request up to $500 million of committed unsecured letter of credit capacity at fees to be agreed upon at the time of each request, based on certain market conditions. At June 30, 2015, Talen Energy had not requested any capacity for the issuance of letters of credit under this arrangement.

Talen Energy Supply and its subsidiaries, Talen Energy Marketing, Montour, LLC and Brunner Island, LLC maintain an $800 million energy marketing and trading facility, whereby Talen Energy Marketing receives credit to be applied to satisfy collateral posting obligations related to its energy marketing and trading activities with counterparties participating in the facility. Certain of Talen Energy Marketing’s obligations under the facility are guaranteed by Talen Energy Supply. Additionally, prior to the spinoff transaction, Montour, LLC and Brunner Island, LLC had guaranteed certain of Talen Energy Marketing’s obligations and had granted mortgage liens on their respective generating facilities to secure such guarantees. In connection with the spinoff from PPL, the guarantees and liens by Montour, LLC and Brunner Island, LLC were released and Talen Energy Supply agreed to provide facility counterparties with substitute collateral in the form of cash or letters of credit. The facility is for a five-year term that is subject to an automatic extension each year under certain circumstances. The current term as so extended expires in November 2019.

Long Term Debt

In May 2015, Talen Energy Supply issued $600 million of 6.50% Senior Unsecured Notes due 2025. Talen Energy Supply received proceeds of $591 million, net of underwriting fees, which were used for repayment of short-term debt. The notes may be redeemed at Talen Energy Supply’s option, in whole at any time or in part from time to time, prior to June 1, 2020 at a price equal to 100% of their principal amount plus a make-whole premium and on or after June 1, 2020 at specified redemption prices. In addition, on or prior to June 1, 2018, up to 35% of the notes may be redeemed by Talen Energy Supply with proceeds from certain equity offerings at a price equal to 106.5% of the principal amount.

In June 2015, Talen Energy Supply assumed $1.25 billion of RJS Power Holdings LLC’s 5.125% Senior Notes due 2019 as a result of the merger of RJS Power Holdings LLC into Talen Energy Supply, by which Talen Energy Supply became the obligor of these notes. In connection with this event and pursuant to the terms of the indenture governing the notes, the coupon on the notes was reduced to 4.625% in July 2015.

See Note 7 for information on the commitment to provide Talen Energy Supply financing in connection with the pending acquisition of MACH Gen, LLC.

Preferred Stock

Talen Energy is authorized under its Amended and Restated Certificate of Incorporation to issue up to 100 million shares of preferred stock. No shares of preferred stock were issued or outstanding at June 30, 2015.

7.	Acquisitions, Development and Divestitures

Acquisitions

Talen Energy from time to time evaluates opportunities for potential acquisitions, divestitures and development projects. Development projects are periodically reexamined based on market conditions and other factors to determine whether to proceed with the projects, sell, cancel or expand them, execute tolling agreements or pursue other options. Any resulting transactions may impact future financial results. See Note 4 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for additional information.

Acquisition of RJS Power

On June 1, 2015, substantially contemporaneous with the spinoff by PPL to form Talen Energy, RJS Power was contributed by the Riverstone Holders to become a subsidiary of Talen Energy Supply in exchange for 44,974,658 shares of Talen Energy common stock. See Notes 1 and 4 for additional information on the spinoff and acquisition. In accordance with business combination accounting guidance, Talen Energy treated the combination with RJS Power as an acquisition and Talen Energy Supply is considered the acquirer of RJS Power. Accordingly, Talen Energy applied acquisition accounting to the assets acquired and liabilities assumed of RJS Power whereby the purchase price was allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values as of June 1, 2015, with the remainder allocated to goodwill.

The total consideration for the acquisition was deemed to be $902 million based on the fair value of the Talen Energy common stock issued for the acquisition using the June 1, 2015 closing “when-issued” market price.

The following table summarizes the preliminary allocation of the purchase price to the fair values of the major classes of assets acquired and liabilities assumed, all of which represent non-cash activity excluded from the Statement of Cash Flows for the six months ended June 30, 2015.

Current assets (a)	$123
Assets of discontinued operations	412
PP&E	1,782
Other intangibles (b)	42
Current liabilities	(185)
Liabilities of discontinued operations	(25)
Long-term debt	(1,244)
Deferred income taxes	(321)
Other noncurrent liabilities (c)	(80)

Net identifiable assets acquired	504
Goodwill	398

Net assets acquired	$902

(a)	Includes gross contractual amount of the accounts receivable acquired of $28 million, which approximates fair value.
(b)	Includes $25 million for a pipeline lease that will be amortized over a 14 year period, and $17 million for an ash site permit that has an amortization period of 10 years.
(c)	Includes $33 million for “out-of-the-money” coal contracts that will be amortized over the contract term as the coal is consumed.

The purchase price allocation is considered by Talen Energy’s management to be provisional and could change materially in subsequent periods. Any changes to the provisional purchase price allocation during the measurement period that result in material changes to the consolidated financial results will be adjusted retrospectively. The measurement period can extend up to a year from the date of acquisition, but Talen Energy expects to complete the purchase price allocation in the third quarter of 2015. The items pending finalization include, but are not limited to, the valuation of PP&E, intangible assets, certain liabilities, goodwill and deferred income taxes.

Goodwill recorded as a result of the acquisition primarily reflects synergies expected to be achieved related to the spinoff and acquisition. The goodwill is not expected to be deductible for income tax purposes and has been assigned provisionally to the East segment. No deferred taxes are expected to be recorded related to goodwill. See Note 15 for additional information related to goodwill.

Actual operating revenues and net income of RJS, since the June 1 acquisition, included in Talen Energy’s results for the period ended June 30, 2015 were:

	Six Months
	Operating Revenues	Net Income (a)
RJS actual for 2015	$102	$14

(a)	Includes the operating results of Sapphire, which are classified as discontinued operations.

Pro forma information for Talen Energy for the periods ended June 30, as if the acquisition had occurred January 1, 2014, is as follows:

	Six Months
	Operating Revenues	Income (Loss) After Tax from Continuing Operations
2015:
Pro forma	$2,303	$125
Basic and diluted earnings per share		0.97
2014:
Pro forma	603	(32)
Basic and diluted earnings per share		(0.25)

The unaudited pro forma financial information has been presented for illustrative purposes only and is not necessarily indicative of results of operations that would have been achieved had the acquisition taken place on the date indicated, or the future consolidated results of operations of Talen Energy. The pro forma financial information presented above has been derived from the historical condensed consolidated financial statements of Talen Energy and from the historical consolidated and combined financial statements of RJS Power.

The pro forma financial information presented above includes adjustments for (1) classifying Sapphire as discontinued operations (see Note 1 and “Discontinued Operations – Sapphire” below for additional information), (2) alignment of accounting policies, (3) incremental depreciation and amortization expense related to fair value adjustments to PP&E and identifiable intangible assets and liabilities, (4) incremental interest expense for outstanding borrowings to reflect the terms of the new syndicated credit facility, (5) nonrecurring items (discussed below), (6) the tax effect of the above adjustments and (7) the issuance of Talen Energy common stock in connection with the spinoff from PPL and the acquisition of RJS Power.

Nonrecurring acquisition, integration and other costs of $5 million directly related to the acquisition were incurred during the six months ended June 30, 2015, which are recorded in “Other operation and maintenance” on the Statements of Income. Adjustments were made in the calculation of pro forma amounts to remove the effect of these nonrecurring items and related income taxes. The pro forma financial information does not include adjustments for potential future cost savings.

Anticipated Acquisition of MACH Gen, LLC

In July 2015, Talen Energy announced an agreement to acquire all of the membership interests of MACH Gen, LLC for $1.175 billion (including assumed debt) subject to working capital adjustments. MACH Gen, LLC’s total generating capacity is approximately 2,500 MW. Talen Energy Supply has obtained a debt financing commitment sufficient to fund the cash purchase price (the “bridge facility”). The bridge facility will be used as a backstop in the event that alternative financing is not available at or prior to the closing of the acquisition. Financing for the acquisition may be secured or unsecured. The transaction is expected to close in 2015, pending regulatory approvals from the FERC, the DOJ, and the New York Public Service Commission.

Discontinued Operations

Sapphire

As described in Note 1, as part of the FERC approval of the combination with RJS Power as part of the spinoff transaction, certain assets are required to be disposed of under a mitigation plan. Under GAAP, assets acquired through a business combination that are immediately held for sale should be classified as a discontinued operation from the date of acquisition. The Sapphire portfolio is included in both of the packages being marketed to satisfy the mitigation requirements of the FERC order approving the combination with RJS Power and therefore meets the criteria for classification as assets and liabilities of discontinued operations on the Balance Sheets and as discontinued operations on the Statements of Income. See Note 1 for the Sapphire liabilities not included in liabilities of discontinued operations.

Following are the major classes of assets and liabilities of Discontinued Operations on the Balance Sheet as of June 30, 2015.

Current assets	$19
PP&E	375
Current liabilities	13
ARO liability	5

Following are the components of Discontinued Operations, since the June 1 acquisition, on the Statements of Income for the period ended June 30, 2015.

Six Months
Operating revenues	$8
Operating expenses	7
Income (loss) before income taxes	1
Income (loss) from Discontinued Operations (net of income taxes)	1
Talen Montana Hydro Sale

In November 2014, Talen Montana completed the sale to NorthWestern Corporation of 633 MW of hydroelectric generating facilities located in Montana for approximately $900 million in cash. The sale included 11 hydroelectric power facilities and related assets.

Following are the components of Discontinued Operations in the Statement of Income for the period ended June 30, 2014.

Six Months
Operating revenues	$70
Interest expense (a)	5
Income (loss) before income taxes (b)	9
Income (Loss) from Discontinued Operations (net of income taxes) (b)	3

(a)	Represents allocated interest expense based upon the discontinued operations share of the net assets of Talen Energy Supply.
(b)	Includes an impairment charge related to the Kerr Dam Project. See Note 13 for additional information.

8.	Stock-Based Compensation

Talen Energy grants share-based compensation to eligible participants under the Talen Energy stock incentive plan (SIP). Under the SIP, restricted shares of Talen Energy stock, restricted stock units, performance units, stock options and stock appreciation rights may be granted to officers and other key employees. Awards under the plan are made by the Compensation, Governance and Nominating Committee (CGNC) of the Talen Energy Board of Directors.

The total number of shares which may be issued under the plan is 5,630,000 and the maximum number of shares for which stock options may be granted is 2,000,000. Shares delivered under the SIP may be in the form of authorized and unissued Talen Energy common stock or common stock held in treasury by Talen Energy.

Restricted Stock Units

Restricted stock units are awards based on the fair value of Talen Energy common stock on the date of grant. Actual Talen Energy common shares will be issued upon completion of a vesting period, generally three years. Substantially all restricted stock unit awards are expected to vest.

The fair value of restricted stock units granted is recognized as compensation expense on a straight-line basis over the service period or through the date the employee reaches retirement eligibility. The fair value of restricted stock units granted to retirement-eligible employees is recognized as compensation expense immediately upon the date of grant. Restricted stock units are subject to forfeiture or accelerated payout under the SIP provisions for termination, retirement, disability and death of employees. Restricted stock units vest fully, in certain situations, as defined by the SIP. The total restricted stock units granted through June 30, 2015 was 255,704 and the grant date fair value per share was $18.98.

Stock Options

Stock options have been granted with an option exercise price per share not less than the fair value of Talen Energy’s common stock on the date of grant. Options become exercisable in equal installments over a three-year service period beginning one year after the date of grant, assuming the individual is still employed by Talen Energy or a subsidiary. The CGNC has discretion to accelerate the exercisability of the options. All options expire no later than ten years from the grant date. The options become exercisable immediately in certain situations, as defined by the SIP. The fair value of options granted is recognized as compensation expense on a straight-line basis over the service period or through the date the employee reaches retirement eligibility. Substantially all stock option awards are expected to vest. The fair value of options granted to retirement-eligible employees is recognized as compensation expense immediately upon the date of grant. Stock options granted through June 30, 2015 were 991,101 and the grant date fair value per share was $4.91.

The fair value of each option granted is estimated using a Black-Scholes option-pricing model. Talen Energy uses a risk-free interest rate, expected option life and expected volatility to value its stock options. The risk-free interest rate reflects the yield for a U.S. Treasury Strip available on the date of grant with constant rate maturity approximating the option’s expected life. Expected life was calculated using the simplified method described in SEC Staff Accounting Bulletin (SAB) 107/110 (updated by SAB 110). Expected volatility is derived from the volatility of a peer group selected by management as Talen Energy’s common stock does not have a trading history.

The assumptions used in the model were:

Risk-free interest rate	2.05%
Expected option life	6.00 years
Expected stock volatility	21.55%

Compensation Expense

Prior to the spinoff, restricted shares of PPL common stock, restricted stock units, performance units and stock options were granted to officers and other key employees of Talen Energy. At December 31, 2014, these employees of Talen Energy had 1,457,900 of unvested shares of restricted stock and restricted stock units, 291,492 of performance units and 2,745,016 of outstanding stock options. These awards and restricted stock and stock options granted to these employees in 2015 prior to the spinoff by PPL, were accelerated for vesting purposes. See Note 1 for information on the recording of expense related to this acceleration. For the six months ended June 30, 2015, compensation expense for these awards, excluding the acceleration, but including an allocation of PPL Services’ compensation expense for similar awards, was $18 million.

The six months ended June 30, 2015 includes compensation expense of $2 million for Talen Energy restricted stock units and stock options accounted for as equity awards.

See Note 1 for additional information on the spinoff from PPL.

9.	Defined Benefits

Prior to the June 1, 2015 spinoff, the majority of Talen Energy Supply’s employees were eligible for pension benefits under a PPL non-contributory defined benefit pension plan, with benefits based on length of service and either career average pay or final average pay, as defined by the plan. This plan was closed to all newly hired employees. Newly hired employees were eligible to participate in a PPL 401(k) savings plan with enhanced employer contributions. Talen Energy Supply was allocated costs of the PPL pension plan based on its employees’ participation in the plan. Employees who participated in this PPL pension plan who became employees of Talen Energy Supply transferred into a newly created pension plan sponsored by Talen Energy Supply, which provides benefits similar to that of the PPL pension plan.

Prior to the spinoff, the majority of Talen Energy Supply’s employees also were eligible for certain health care and life insurance benefits upon retirement through the PPL other postretirement benefit plans, which were closed to all newly hired employees. Talen Energy Supply was allocated costs of the PPL plans based on its employees’ participation in the plans. Employees who participated in the health care and life insurance plans and who became employees of Talen Energy Supply transferred into the newly created Talen Energy other postretirement benefit plans sponsored by Talen Energy Supply, which provide benefits similar to those of the PPL other postretirement benefit plans.

A remeasurement of the assets and the obligations for the PPL pension and other postretirement benefit plans was performed as of May 31, 2015 in order to separate the assets and obligations of the PPL plans attributable to Talen Energy, as required by the spinoff agreements. The Talen Energy pension plan assumed from PPL the pension benefit obligations for active plan participants who became employees of Talen Energy Supply in connection with the spinoff and for individuals who terminated employment from Talen Energy Supply on or after July 1, 2000. A portion of the PPL pension plan assets were also allocated to the new Talen Energy pension plan. The asset allocation was based on the rules prescribed by ERISA for allocating assets in connection with a pension plan spinoff. The Talen Energy other postretirement benefit plans assumed the other postretirement benefit obligations from PPL for active plan participants who became employees of Talen Energy Supply in connection with the spinoff. PPL retained obligations attributable to existing retirees as of the date of the spinoff. A portion of the PPL other postretirement benefit plan assets, which are held in VEBA trusts and a 401(h) account, were also allocated to the new Talen Energy other postretirement benefit plans. The asset allocation was determined separately for each funding vehicle based on the ratio of the accumulated postretirement benefit obligation (APBO) assumed by Talen Energy to the total APBO attributed to each funding vehicle. As a result of the above, the net funded status of the new Talen Energy pension and other postretirement benefit plans at June 1, 2015 was a liability of $235 million. A portion of the assets allocated to Talen Energy for both the pension and other postretirement benefit plans were transferred to the Talen Energy plans on July 1, 2015 in accordance with the spinoff agreements. The remaining asset transfer is expected to occur by the end of 2015.

There were no changes to the pension and other postretirement benefit plans for employees of Talen Montana as a result of the spinoff transaction. However, PPL retained the liability for other postretirement benefits attributable to existing retirees of Talen Montana as of the date of the spinoff.

The following table provides the components of net periodic defined benefit costs for Talen Energy pension plans for the periods ended June 30, for which the 2015 periods include one month of costs under the newly formed Talen Energy pension plan. The net periodic defined benefit costs for other postretirement benefit plans for the period ended June 30, 2015 and 2014 were insignificant.

	Pension Benefits
	Six Months
	2015	2014
Service cost	$7	$3
Interest cost	10	4
Expected return on plan assets	(14)	(5)
Amortization of:
Actuarial (gain) loss	3	1

Net periodic defined benefit costs (credits)	$6	$3

The table below provides the costs from defined benefit plans sponsored by PPL Services allocated to Talen Energy Supply based on its participation in those plans prior to the separation on June 1, 2015, which management believes were reasonable at the time. The allocations include costs related to supplemental retirement benefits for executives and other key management employees through unfunded nonqualified retirement plans. The liabilities for these plans were retained by PPL as of the date of the spinoff.

	Six Months
	2015	2014
Pension and other postretirement benefits (a)	$18	$30

(a)	The six months ended June 30, 2014 includes $16 million of termination benefits related to a one-time voluntary retirement window offered to certain bargaining unit employees upon the ratification of a new union agreement in June 2014. The benefits offered were consistent with the standard separation program benefits for bargaining unit employees.

During the six months ended June 30, 2014, $7 million of severance compensation was recorded by Talen Energy related to the 2014 union agreement as mentioned in note (a) above.

10.	Commitments and Contingencies

Legal Matters

Talen Energy is involved in legal proceedings, claims and litigation in the ordinary course of business. Talen Energy cannot predict the outcome of such matters, or whether such matters may result in material liabilities, unless otherwise noted.

Sierra Club Litigation

In March 2013, the Sierra Club and MEIC filed a complaint in the U.S. District Court, District of Montana, Billings Division against Talen Montana and the other Colstrip Steam Electric Station (Colstrip) owners: Avista Corporation, Puget Sound Energy, Portland General Electric Company, NorthWestern Corporation and PacifiCorp. Talen Montana operates Colstrip on behalf of the owners. The complaint alleged certain violations of the Clean Air Act, including New Source Review, Title V and opacity requirements and listed 39 separate claims for relief. The complaint requested injunctive relief and civil penalties on average of $36,000 per day per violation, including a request that the owners remediate environmental damage and that $100,000 of the civil penalties be used for beneficial mitigation projects.

In July 2013, the Sierra Club and MEIC filed an additional Notice of Intent to Sue, identifying additional plant projects that are alleged not to be in compliance with the Clean Air Act and, in September 2013, filed an amended complaint. The amended complaint dropped all claims regarding pre-2001 plant projects, as well as the plaintiffs’ Title V and opacity claims. It did, however, add claims with respect to a number of post-2000 plant projects, which effectively increased the number of projects subject to the litigation by about 40. Talen Montana and the other Colstrip owners filed a motion to dismiss the amended complaint in October 2013. In May 2014, the court dismissed the plaintiffs’ independent Best Available Control Technology claims and their Prevention of Significant Deterioration (PSD) claims for three projects, but denied the owners’ motion to dismiss the plaintiffs’ other PSD claims on statute of limitation grounds. In August 2014, the Sierra Club and MEIC filed a second amended complaint. This complaint includes the same causes of action articulated in the first amended complaint, but in regard to only eight projects done between 2001 and 2013. In September 2014, the Colstrip owners filed an answer to the second amended complaint. Discovery closed in the first quarter of 2015, and in April, the plaintiffs indicated they intend to pursue claims related to only four of the remaining projects. The case has been bifurcated as to liability and remedy, and the liability trial is currently set for March 2016. A trial date with respect to remedy, if there is a finding of liability, has not been scheduled. Talen Energy believes Talen Montana and the other owners have defenses to the allegations set forth in the amended complaint and will vigorously assert the same.

Notice of Intent to File Suit

In October 2014, Talen Energy received a notice letter from the Chesapeake Bay Foundation (CBF) alleging violations of the Clean Water Act and Pennsylvania Clean Streams Law at the Brunner Island generation plant. The letter was sent to Brunner Island, LLC and the PADEP and is intended to provide notice of the alleged violations and CBF’s intent to file suit in Federal court after expiration of the 60 day statutory notice period. Among other things, the letter alleges that Brunner Island, LLC failed to comply with the terms of its National Pollutant Discharge Elimination System permit and associated regulations related to the application of nutrient credits to the facility’s discharges of nitrogen into the Susquehanna River. The letter also alleges that PADEP has failed to ensure that credits generated from nonpoint source pollution reduction activities that Brunner Island, LLC applies to its discharges meet the eligibility and certification requirements under PADEP’s nutrient trading program regulations. If a lawsuit is filed by CBF, Talen Energy expects CBF to seek injunctive relief, monetary penalties, fees and costs of litigation.

Montana Regional Haze

In September 2012, the EPA Region 8 developed a regional haze Federal Implementation Plan (FIP) for Montana. The final FIP assumed no additional controls for Corette or Colstrip Units 3 and 4, but proposed stricter limits for Corette and Colstrip Units 1 and 2. Talen Montana was meeting these stricter permit limits at Corette without any significant changes to operations, although other requirements have led to the suspension of operations and retirement of Corette in March 2015. The stricter limits at Colstrip Units 1 and 2 would require additional controls to meet more stringent nitrogen oxides and sulfur dioxide limits, the cost of which could be significant. Both Talen Montana and environmental groups appealed the final FIP to the U.S. Court of Appeals for the Ninth Circuit where oral argument was heard in May 2014. On June 9, 2015, the Ninth Circuit issued a decision that vacated as arbitrary and capricious the portions of the FIP setting stricter emissions limits for Colstrip Units 1 and 2 and Corette. The Ninth Circuit upheld EPA’s decision not to require further emissions reductions at Colstrip Units 3 and 4. The Ninth Circuit opinion requires EPA to now reissue a FIP that is consistent with the opinion.

Colstrip Wastewater Facility Administrative Order on Consent

As addressed in “Environmental Matters” below, Talen Montana is party to an Administrative Order on Consent (AOC) with the MDEQ related to operation of the wastewater facilities at the Colstrip power plant. In September 2012, Earthjustice, on behalf of Sierra Club, MEIC, and the National Wildlife Federation, filed an affidavit under

Montana’s Major Facility Siting Act (MFSA) that sought review of the AOC by Montana’s Board of Environmental Review. Talen Montana elected to have this proceeding conducted in Montana state district court, and in October 2012, Earthjustice filed a petition for review in Montana state district court in Rosebud County. This matter was stayed in December 2012 pending the outcome of separate litigation where the same environmental groups challenged the AOC in a writ of mandamus. That litigation was resolved in May 2013 when defendants Talen Montana and MDEQ won their motions to dismiss the matter, and the environmental groups did not appeal. In April 2014, Earthjustice filed successful motions for leave to amend the petition for review and to lift the stay. Talen Montana and the MDEQ responded to the amended petition and filed partial motions to dismiss in July 2014, which were denied in October 2014. Discovery is ongoing, and a bench trial is set for April 2016.

Regulatory Issues

Proposed Legislation – Pacific Northwest

In the first quarter of 2015, legislation was proposed in the State of Washington to provide a means of cost recovery to utility owners of coal-fired generating facilities who commit to retire such facilities. Talen Energy cannot predict whether any legislation seeking to achieve these objectives will be enacted. Were such legislation to be enacted as proposed, the resulting laws would not be expected to have a material adverse effect on Talen Energy’s financial condition or results of operation.

New Jersey Capacity Legislation

In January 2011, New Jersey enacted a law (the Act) that Talen Energy believes would intervene in the wholesale capacity market to create incentives for the development of new, in-state electricity generation facilities even when, under the FERC-approved PJM economic model, such new generation would not be economic. The Act could depress capacity prices in PJM in the short term, impacting Talen Energy’s revenues, and harm the long-term ability of the PJM capacity market to encourage necessary generation investment throughout PJM.

In February 2011, Talen Energy subsidiaries and several other companies filed a complaint in U.S. District Court in New Jersey challenging the Act on the grounds that it violates the Supremacy and Commerce clauses of the U.S. Constitution and requesting relief barring implementation. In October 2013, the U.S. District Court in New Jersey issued a decision finding the Act unconstitutional under the Supremacy Clause on the grounds that it infringes upon the FERC’s exclusive authority to regulate the wholesale sale of electricity in interstate commerce. The decision was appealed to the U.S. Court of Appeals for the Third Circuit (Third Circuit) by CPV Power Development, Inc., Hess Newark, LLC and the State of New Jersey (the Appellants). In September 2014, the Third Circuit affirmed the District Court’s decision. In December 2014, the Appellants filed a petition for certiorari before the U.S. Supreme Court. In March 2015, the U.S. Supreme Court requested the U. S. Solicitor General to submit briefs expressing its views as to the issues raised in this case.

Maryland Capacity Order

In April 2012, the Maryland Public Service Commission (MD PSC) ordered (Order) three electric utilities in Maryland to enter into long-term contracts to support the construction of new electricity generating facilities in Maryland, the intent of which, Talen Energy believed, was to encourage the construction of new generation even when, under the FERC-approved PJM economic model, such new generation would not be economic. The MD PSC action could depress capacity prices in PJM in the short term, impacting Talen Energy’s revenues, and harm the long-term ability of the PJM capacity market to encourage necessary generation investment throughout PJM.

In April 2012, Talen Energy subsidiaries and several other companies filed a complaint in U.S. District Court (District Court) in Maryland challenging the Order on the grounds that it violates the Supremacy and Commerce clauses of the U.S. Constitution, and requested declaratory and injunctive relief barring implementation of the Order by the MD PSC Commissioners. In September 2013, the District Court issued a decision finding the order unconstitutional under the Supremacy Clause on the grounds that it infringes upon the FERC’s exclusive authority to regulate the wholesale sale of electricity in interstate commerce. The decision was appealed to the U.S. Court of Appeals for the Fourth Circuit (Fourth Circuit) by CPV Power Development, Inc. and the State of Maryland (the Appellants). In June 2014, the Fourth Circuit affirmed the District Court’s opinion and subsequently denied the Appellants’ motion for rehearing. In December 2014, the Appellants filed a petition for certiorari before the U.S. Supreme Court. In March 2015, the U.S. Supreme Court requested the U.S. Solicitor General to submit briefs expressing its views as to the issues raised in this case.

Pacific Northwest Markets

Talen Energy Marketing and Talen Montana made spot market bilateral sales of power in the Pacific Northwest during the period from December 2000 through June 2001. Several parties subsequently claimed refunds at FERC as a result of these sales. In June 2003, the FERC terminated proceedings to consider whether to order refunds for spot market bilateral sales made in the Pacific Northwest, including sales made by Talen Montana, during the period December 2000 through June 2001. In August 2007, the U.S. Court of Appeals for the Ninth Circuit reversed the FERC’s decision and ordered the FERC to consider additional evidence. In October 2011, the FERC initiated proceedings to consider additional evidence. In June 2015, the United States Court of Appeals for the Ninth Circuit held oral arguments on an appeal from the FERC’s October 2011 order setting out the remand process that the FERC has followed from 2011 to the present. A decision from the Ninth Circuit is expected before the end of 2015.

In July 2012, Talen Montana and the City of Tacoma, one of the two parties claiming refunds at FERC, reached a settlement whereby Talen Montana paid $75 thousand to resolve the City of Tacoma’s $23 million claim. The settlement does not resolve the remaining claim outstanding by the City of Seattle for approximately $50 million. Hearings before a FERC Administrative Law Judge (ALJ) regarding the City of Seattle’s refund claims were completed in October 2013 and briefing was completed in January 2014. In March 2014, the ALJ issued an initial decision denying the City of Seattle’s complaint against Talen Montana. In May 2015, the FERC issued an order affirming the ALJ’s March 2014 decision.

Although Talen Energy and its subsidiaries believe they have not engaged in any improper trading or marketing practices affecting the Pacific Northwest markets, Talen Energy cannot predict the outcome of the above-described proceedings or whether any subsidiaries will be the subject of any additional governmental investigations or named in other lawsuits or refund proceedings. Consequently, Talen Energy cannot estimate a range of reasonably possible losses, if any, related to this matter.

Electricity – Reliability Standards

The NERC is responsible for establishing and enforcing mandatory reliability standards (Reliability Standards) regarding the bulk power system. The FERC oversees this process and independently enforces the Reliability Standards.

The Reliability Standards have the force and effect of law and apply to certain users of the bulk power electricity system, including electric utility companies, generators and marketers. Under the Federal Power Act, the FERC may assess civil penalties of up to $1 million per day, per violation, for certain violations.

Talen Energy monitors its subsidiaries’ compliance with the Reliability Standards and continues to self-report potential violations of certain applicable reliability requirements and submit accompanying mitigation plans, as required. The resolution of a number of potential violations is pending.

In the course of implementing their programs to ensure compliance with the Reliability Standards by those Talen Energy subsidiaries subject to the standards, certain other instances of potential non-compliance may be identified from time to time. Talen Energy cannot predict the outcome of these matters, and cannot estimate a range of reasonably possible losses, if any.

Environmental Matters

Due to the environmental issues discussed below or other environmental matters, it may be necessary for Talen Energy to modify, curtail, replace or cease operation of certain facilities or performance of certain operations to comply with statutes, regulations and other requirements of regulatory bodies or courts. In addition, legal challenges to new environmental permits or rules add to the uncertainty of estimating the future cost of these permits and rules.

Air

CSAPR

The EPA’s CSAPR addresses the interstate transport of fine particulates and ozone by regulating emissions of sulfur dioxide and nitrogen oxide. In accordance with an October 2014 D.C. Circuit Court of Appeals decision, CSAPR establishes interstate allowance trading programs for sulfur dioxide and nitrogen oxide emissions from fossil-fueled plants in two phases: Phase 1 trading commenced in January 2015, and Phase 2 trading is expected to commence in 2017. Legal challenges to CSAPR are on-going in federal and state court.

Although Talen Energy does not currently anticipate significant costs to comply with these programs, changes in market or operating conditions could result in impacts that are higher than anticipated. Phase 2 obligations and/or compliance programs could change as a result of the implementation of other air rules.

National Ambient Air Quality Standards

In 2008, the EPA revised downward the National Ambient Air Quality Standard (NAAQS) for ozone. As a result, states in the ozone transport region (OTR), including Pennsylvania, Maryland and New Jersey, are required by the Clean Air Act to impose additional reductions in nitrogen oxide emissions based upon reasonably available control technologies (RACT). In 2015, the PADEP is expected to finalize a RACT rule requiring some fossil-fueled plants to operate at more stringent nitrogen oxide emission rates. Maryland coal plants are operating at reduced nitrogen oxide emission rates during the 2015 ozone season as a result of an emergency action issued by the Governor, and the MDE is developing post-2015 nitrogen oxide regulations for Maryland coal plants that could also be finalized by the end of 2015. MDE and the Governor have been sued by some environmental groups on the grounds that nitrogen oxide regulations developed under the prior Administration, and later withdrawn, were a final agency action. In the near future, the EPA is again expected to revise downward the NAAQS for ozone as it proposed in November 2014. This could lead to even further nitrogen oxide reductions for Talen Energy’s fossil-fueled plants within the OTR. The EPA is under court order to finalize this standard by October 1, 2015. State and federal efforts to address interstate transport issues associated with ozone national ambient air quality standards, including increased pressure by state environmental agencies to further reduce nitrogen oxide emissions from plants with selective catalytic reduction could potentially lead to further emission reductions.

In 2010, the EPA finalized a more stringent NAAQS for sulfur dioxide and required states to identify areas that meet the standard and areas that are in “non-attainment” or are unclassifiable. In July 2013, the EPA finalized non-attainment designations for parts of the country where attainment is due by 2018. States are working on designations for other areas pursuant to a consent decree between the EPA and Sierra Club approved in March 2015 with 2017 or 2020 deadlines, depending on which designation methodology (modeling or monitoring) is selected.

In December 2012, the EPA issued final rules that tighten the annual NAAQS for fine particulates. The rules were challenged by industry groups, and in May 2014 the D.C. Circuit Court of Appeals upheld them. On January 15, 2015, the EPA published a final rule establishing area designations under the standard. Non-attainment areas in Pennsylvania were identified; however, EPA recently approved state implementation plan revisions for both states that improved these classifications.

Until final rules are promulgated, all non-attainment designations are finalized and state compliance plans are developed, Talen Energy cannot predict the ultimate outcome of the new NAAQS for ozone, sulfur dioxide and particulate matter on its fleet or plants, but the financial impact could be significant. Talen Energy anticipates that some of the measures required for compliance with the CSAPR (as discussed above), or the MATS and Regional Haze Rules (as discussed below), will help to achieve compliance.

MATS

In February 2012, the EPA finalized a rule (known as the MATS Rule) requiring reductions of mercury and other hazardous air pollutants from fossil-fuel fired power plants by April 16, 2015 with one-and two-year extension opportunities. The rule was challenged by industry groups and states and was upheld by the D.C. Circuit Court of Appeals in April 2014. A group of states subsequently petitioned the U.S. Supreme Court to review this decision and on March 25, 2015 oral arguments were heard as to one issue - whether or not EPA unreasonably refused to consider costs when determining whether the MATS regulation was appropriate and necessary. The U.S. Supreme Court issued its decision on June 29, 2015 finding that the EPA acted unreasonably. The MATS Rule remains in effect pending further actions by the D.C. Circuit Court of Appeals and the EPA. Apart from the EPA’s MATS Rule, several states including Montana and Maryland, have enacted regulations requiring mercury emission reductions from coal plants in those states.

Regional Haze and Visibility

The EPA’s regional haze programs were developed under the Clean Air Act to eliminate man-made visibility degradation by 2064. Under the programs, states are required to make reasonable progress every decade, through the application, among other things, of Best Available Retrofit Technology (BART) on power plants commissioned between 1962 and 1977. The primary power plant emissions affecting visibility are sulfur dioxide, nitrogen oxides and particulates. To date, the focus of regional haze regulation has been primarily on the western U.S.

As for the eastern U.S., the EPA had determined that region-wide reductions under the CSAPR trading program could, in most instances, be utilized under state programs to satisfy BART requirements for sulfur dioxide and nitrogen oxides. However, the EPA’s determination is being challenged by environmental groups and others and, therefore, the future impacts of Regional Haze on Talen Energy plants in the eastern U.S. cannot be meaningfully estimated at this time. See “Legal Matters” above for information on a legal decision recently issued by the Ninth Circuit Court of Appeals in a case challenging EPA’s final Regional Haze Federal Implementation Plan (FIP) for Montana.

New Source Review (NSR)

The EPA has continued its NSR enforcement efforts targeting coal-fired generating plants. The EPA has alleged that modification of these plants has increased their emissions and, consequently, that they are subject to stringent NSR requirements under the Clean Air Act. Talen Energy has responded to several information requests from the EPA, but has received no further substantive communications from the EPA related to those requests since providing their responses. See “Legal Matters” above for information on a lawsuit filed by environmental groups in March 2013 against Talen Montana and other owners of Colstrip related to NSR.

Climate Change

Physical effects associated with climate change could include the impact of changes in weather patterns, such as storm frequency and intensity, and the resultant potential damage to Talen Energy’s generation assets, as well as impacts on Talen Energy’s customers. In addition, changed weather patterns could potentially reduce annual rainfall in areas where Talen Energy has hydroelectric generating facilities or where river water is used to cool its fossil and nuclear powered generators. Federal and state initiatives to prepare energy assets and infrastructure for the impacts of climate change, such as those actions driven by President Obama’s 2013 Climate Action Plan (discussed further below), could result in binding obligations to protect these assets.

Talen Energy cannot currently predict whether its businesses will experience these potential risks or estimate the cost of their related consequences.

GHG Regulations & Tort Litigation

As a result of the April 2007 U.S. Supreme Court decision that the EPA has authority under the Clean Air Act to regulate carbon dioxide emissions from new motor vehicles, in April 2010, the EPA and the U.S. Department of Transportation issued new light-duty vehicle emissions standards that applied beginning with 2012 model year vehicles. The EPA also clarified that this standard, beginning in 2011, authorized regulation of carbon dioxide emissions from stationary sources under the NSR and Title V operating permit provisions of the Clean Air Act. The EPA’s rules were challenged in court and in June 2014 the U.S. Supreme Court ruled that the EPA has the authority to regulate carbon dioxide emissions under these provisions of the Clean Air Act, but only for stationary sources that would otherwise have been subject to these provisions due to significant increases in emissions of other regulated pollutants. As a result, any new sources or major modifications to an existing GHG source causing a net significant increase in carbon dioxide emissions must comply with BACT permit limits for carbon dioxide if it would otherwise be subject to BACT or lowest achievable emissions rate limits due to significant increases in other regulated pollutants. EPA is expected to propose a de minimis threshold for such permits in June 2016.

In June 2013, President Obama released his Climate Action Plan reiterating the goal of reducing GHG emissions in the U.S. through such actions as regulating power plant emissions, promoting increased use of renewables and clean energy technology, and establishing more restrictive energy efficiency standards. Since that time, the EPA has proposed regulations for existing and new power plants. Talen Energy is evaluating pre-publication versions of the EPA’s final rules, which were issued on August 3, 2015, along with a proposed federal implementation plan that would apply to any states that fail to submit an acceptable state implementation plan for the existing power plant rule. Implementation of the existing plan rules could have a significant industry-wide impact.

A number of lawsuits have been filed asserting common law claims including nuisance, trespass and negligence against various companies with GHG emitting plants and, although the decided cases to date have not sustained claims brought on the basis of these theories of liability, the law remains unsettled on these claims.

Renewable Energy Legislation

Legislation introduced and/or under development in states where Talen Energy operates or competes for energy supply could have a significant impact on Talen Energy’s competitive and financial positions. There are financial, regulatory and operational uncertainties related to the implementation of such renewable energy mandates that will need to be resolved before any impacts can be meaningfully estimated.

Water/Waste

Coal Combustion Residuals (CCRs)

In April 2015, the EPA published its final rule regulating CCRs. CCRs include fly ash, bottom ash and sulfur dioxide scrubber wastes. The rule will become effective on October 19, 2015. It imposes extensive new requirements, including location restrictions, design and operating standards, groundwater monitoring and corrective action requirements and closure and post-closure care requirements on CCR impoundments and landfills that are located at active power plants and not closed. Under the rule, the EPA will regulate CCRs as non-hazardous under Subtitle D of RCRA and allow beneficial use of CCRs, with some restrictions. This self-implementing rule requires posting of compliance documentation on a publicly accessible website and is enforceable through citizen suits. Talen Energy expects that its plants using surface impoundments for management and disposal of CCRs, or that previously managed CCRs and continue to manage wastewaters, will be most impacted by the rule. Requirements for covered CCR impoundments and landfills include commencement or completion of closure activities generally between three and ten years from certain triggering events. Talen Energy anticipates incurring capital or operation and maintenance costs prior to that time to address other requirements of the rule, such as groundwater monitoring and disposal facility modifications, or to implement various compliance strategies. The final CCR rule is being challenged in federal court.

Talen Energy continues to review the rule and evaluate financial and operational impacts. During the six months ended June 30, 2015, increases to existing AROs were recorded. Further changes to AROs may be required as estimates are refined and analysis of the rule continues. See Note 16 for information on AROs.

Effluent Limitations Guidelines (ELGs) and Standards

In June 2013, the EPA published proposed regulations to revise discharge limitations for steam electric generation wastewater permits. The proposed limitations are based on the EPA review of available treatment technologies and their capacity for reducing pollutants and include new requirements for fly ash and bottom ash transport water and metal cleaning waste waters, as well as new limits for scrubber wastewater and landfill leachate. The EPA’s proposed ELG regulations contain requirements that would affect the inspection and operation of CCR facilities, if finalized as proposed. The proposal contains several alternative approaches, some of which could significantly impact Talen Energy’s coal-fired plants. The final regulation is expected to be issued by the third or fourth quarter of 2015. At the present time, Talen Energy is unable to predict the outcome of this matter or estimate a range of reasonably possible costs, but the costs could be significant.

Seepages and Groundwater Infiltration – Pennsylvania and Montana

Seepages or groundwater infiltration were detected at active and retired wastewater basins and landfills at various Talen Energy plants. Talen Energy has completed or is completing assessments of seepages or groundwater infiltration at various facilities and has completed or is working with agencies to respond to notices of violations and implement assessment or abatement measures, where required or applicable. A range of reasonably possible losses cannot currently be estimated.

In August 2012, Talen Montana entered into an Administrative Order on Consent (AOC) with the MDEQ which establishes a comprehensive process to investigate and remediate groundwater seepage impacts related to the wastewater facilities at the Colstrip power plant. The AOC requires that within five years, Talen Montana provide financial assurance to the MDEQ for the costs associated with closure and future monitoring of the waste-water treatment facilities. Talen Montana cannot predict at this time if the actions required under the AOC will create the need to adjust the existing ARO related to this facility. Talen Montana is defending the AOC in court as discussed in “Legal Matters” above.

Clean Water Act/316(b)

The EPA’s final rule for existing facilities became effective in October 2014 and regulates cooling water intake structures and their impact on aquatic organisms. States are allowed considerable authority to make site-specific determinations under the rule which requires existing facilities to choose between several options to reduce impingement and entrainment. Plants already equipped with closed-cycle cooling, an acceptable option, would likely not incur substantial compliance costs. Plants equipped with once-through cooling water systems would likely require additional technology to comply with the rule. Talen Energy is evaluating compliance strategies, but does not presently expect material compliance costs. The EPA’s final rule is being challenged in federal court.

Waters of the United States (WOTUS)

In June 2015, the EPA and the U.S. Army Corps of Engineers (Army Corps) published their final rule redefining the term WOTUS. The rule, which will become effective on August 28, 2015, identifies six types of categorically jurisdictional waters and two categories of waters for which case-by-case evaluations are needed to determine whether a “significant nexus” exists. Talen Energy is currently evaluating the rule, and while no materials impacts to existing operations are anticipated, the redefinition could impact future development actions such as gas infrastructure expansions. The final rule is being challenged in federal court.

Superfund and Other Remediation

From time to time, Talen Energy undertakes investigative or remedial actions in response to notices of violations, spills or other releases at various on-site and off-site locations, negotiates with the EPA and state and local agencies regarding actions necessary for compliance with applicable requirements, negotiates with property owners and other third parties alleging impacts from Talen Energy’s operations and undertakes similar actions necessary to resolve environmental matters which arise in the course of normal operations. Based on analysis to date, resolution of these environmental matters is not expected to have a significant adverse impact on these operations.

Future investigation or remediation work at sites currently under review, or at sites not currently identified, may result in significant additional costs for Talen Energy.

Other

Nuclear Insurance

The Price-Anderson Act is a United States Federal law which governs liability-related issues and ensures the availability of funds for public liability claims arising from an incident at any of the U.S. licensed nuclear facility. It also seeks to limit the liability of nuclear reactor owners for such claims from any single incident. At June 30, 2015, the liability limit per incident is $13.6 billion for such claims which is funded by insurance coverage from American Nuclear Insurers and an industry assessment program.

Under the industry assessment program, in the event of a nuclear incident at any of the reactors covered by The Price-Anderson Act, as amended, Susquehanna Nuclear could be assessed up to $255 million per incident, payable at $38 million per year.

Additionally, Susquehanna Nuclear purchases property insurance programs from NEIL, an industry mutual insurance company of which Susquehanna Nuclear is a member. Effective April 1, 2015, facilities at the Susquehanna plant are insured against property damage losses up to $2.0 billion. Susquehanna Nuclear also purchases an insurance program that provides coverage for the cost of replacement power during prolonged outages of nuclear units caused by certain specified conditions.

Under the NEIL property and replacement power insurance programs, Susquehanna Nuclear could be assessed retrospective premiums in the event of the insurers’ adverse loss experience. This maximum assessment is $55 million. Talen Energy has additional coverage that, under certain conditions, may reduce this exposure.

Guarantees and Other Assurances

In the normal course of business, Talen Energy enters into agreements that provide financial performance assurance to third parties on behalf of certain subsidiaries. Such agreements include, for example, guarantees, stand-by letters of credit issued by financial institutions and surety bonds issued by insurance companies. These agreements are entered into primarily to support or enhance the creditworthiness attributed to a subsidiary on a stand-alone basis or to facilitate the commercial activities in which these subsidiaries engage.

The table below details guarantees provided as of June 30, 2015. “Exposure” represents the estimated maximum potential amount of future payments that could be required to be made under the guarantee. The probability of expected payment/performance for the guarantees described below is remote with the exception of a $12 million recorded liability at June 30, 2015. The recorded liability at December 31, 2014 was $13 million.

Talen Energy Supply has indemnifications related to sales of assets that are governed by the specific sales agreement and include breach of the representations, warranties and covenants, and liabilities for certain other matters. Talen Energy’s maximum exposure with respect to certain indemnifications and the expiration of the indemnifications cannot be estimated because the maximum potential liability is not capped by the transaction documents and the expiration date is based on the applicable statute of limitations. The exposure and expiration date noted is based on those cases in which the agreements provide for specific limits. The exposure at June 30, 2015 includes amounts related to the sale of the Talen Montana hydroelectric facilities. See Note 7 for additional information related to the sale. Talen Energy’s exposure and related expiration dates are:

	Exposure at June 30, 2015	Expiration Date
Indemnifications for sales of assets	$1,150	2016 - 2025

In connection with the acquisition of RJS Power and the spinoff from PPL, Talen Energy Supply agreed to indemnify PPL and its affiliates following the spinoff for liabilities primarily relating to the Talen Energy Supply business prior to the spinoff, as well as for losses arising out of breaches of Talen Energy’s failure to perform covenants and agreements in the transaction agreements following the spinoff or arising out of breaches by the Riverstone Holders of certain representations and warranties in the transaction agreements. Talen Energy Supply also agreed to indemnify PPL for liabilities relating to the employment or termination of service of PPL employees who primarily supported the Talen Energy Supply business prior to the spinoff (excluding however defined benefit pension obligations of PPL employees who terminated service prior to July 1, 2000 or who were not employed by Talen Energy Supply or its subsidiaries at the time of termination). Talen Energy Supply also agreed to indemnify PPL from tax liabilities resulting from actions by Talen Energy following the closing resulting in the transaction failing to qualify for its intended tax-free treatment.

Talen Energy and/or its subsidiaries provide other miscellaneous guarantees through contracts entered into in the normal course of business. These guarantees are primarily in the form of indemnification or warranties related to services or equipment and vary in duration. The amounts of these guarantees often are not explicitly stated, and the overall maximum amount of the obligation under such guarantees cannot be reasonably estimated. Historically, no significant payments have been made with respect to these types of guarantees and the probability of payment/performance under these guarantees is remote.

Talen Energy, on behalf of itself and certain of its subsidiaries, maintains insurance that covers liability assumed under contract for bodily injury and property damage. The coverage provides maximum aggregate coverage of $100 million. This insurance may be applicable to obligations under certain of these contractual arrangements.

11.	Related Party Transactions

Prior to the spinoff PPL Electric and PPL Services were affiliates of Talen Energy. The disclosures below provide information regarding transactions that occurred prior to June 1, 2015. After June 1, 2015, transactions with PPL Electric and PPL Services, or any other PPL subsidiaries are not related party transactions.

PLR Contracts/Sales of Accounts Receivable

PPL Electric holds competitive solicitations for PLR generation supply. Talen Energy Marketing has been awarded a portion of the PLR generation supply through these competitive solicitations. The sales between Talen Energy Marketing and PPL Electric for the two and five months ended May 31, 2015 and the six months ended June 30, 2014 are included in the Statements of Income as “Wholesale energy to affiliate” by Talen Energy.

PPL Electric’s customers may choose an alternative supplier for their generation supply. As part of a PUC-approved purchase of accounts receivable program, PPL Electric purchases certain accounts receivable from alternative electricity suppliers (including Talen Energy Marketing) at a discount. During the five months ended May 31, 2015, Talen Energy Marketing sold accounts receivable to PPL Electric of $146 million, compared with $184 million during the six month period ended June 30, 2014. Losses resulting from the sales of accounts receivable to PPL Electric during the period were not material.

Support Costs

Prior to the spinoff, Talen Energy Supply was provided with administrative, management and support services, primarily from PPL Services. Where applicable, the costs of these services were charged to Talen Energy Supply as direct support costs. General costs that could not be directly attributed to a specific affiliate were allocated and charged to the respective affiliates, including Talen Energy Supply, as indirect support costs. PPL Services used a three-factor methodology that includes the affiliates invested capital, operation and maintenance expenses and number of employees to allocate indirect costs.

Talen Energy Supply was charged, primarily by PPL Services, the following amounts for the periods ended June 30, and believes these amounts were reasonable at the time, including amounts applied to accounts that are further distributed between capital and expense.

Six Months
2015	2014
$67	$112

Transition Services Agreement

As part of the spinoff transaction, Talen Energy Supply entered into a TSA with Topaz Power Management, LP (an affiliate of Riverstone) for certain business administrative services. For the six months ended June 30, 2015, these costs which are recorded in “Other operation and maintenance” on the Statement of Income, were insignificant.

Gas Supply Contract

A subsidiary of Jade has a gas supply contract in place with TrailStone NA Logistics LLC (TrailStone), an affiliate of Riverstone, under which TrailStone supplies gas to the generation facilities owned by Jade. For the six months ended June 30, 2015, Talen Energy incurred $6 million of costs for these gas purchases, which are recorded in “Fuel” on the Statement of Income.

Other

See Note 5, Note 8, and Note 9 for discussions regarding intercompany allocations associated with income taxes, stock-based compensation, and defined benefits, respectively.

12.	Other Income (Expense) – net

Talen Energy’s “Other Income (Expense) – net” for the six months ended June 30, 2015 and 2014 was primarily earnings on securities in NDT funds.

13.	Fair Value Measurements and Credit Concentration

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). A market approach (generally, data from market transactions), an income approach (generally, present value techniques and option-pricing models), and/or a cost approach (generally, replacement cost) are used to measure the fair value of an asset or liability, as appropriate. These valuation approaches incorporate inputs such as observable, independent market data and/or unobservable data that management believes are predicated on the assumptions market participants would use to price an asset or liability. These inputs may incorporate, as applicable, certain risks such as nonperformance risk, which includes credit risk. The fair value of a group of financial assets and liabilities is measured on a net basis. Transfers between levels are recognized at end-of-reporting-period values. During the six months ended June 30, 2015 and 2014, there were no transfers between Level 1 and Level 2. See Note 1 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for information on the levels in the fair value hierarchy.

Recurring Fair Value Measurements

The assets and liabilities measured at fair value were:

	June 30, 2015				December 31, 2014
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	$352	$352	$—	$—	$352	$352	$—	$—

Restricted cash and cash equivalents (a)	126	126	—	—	193	193	—	—

Price risk management assets:
Energy commodities	1,035	—	951	84	1,318	6	1,171	141

Total price risk management assets	1,035	—	951	84	1,318	6	1,171	141

NDT funds:
Cash and cash equivalents	15	15	—	—	19	19	—	—
Equity securities
U.S. large-cap	620	461	159	—	611	454	157	—
U.S. mid/small-cap	92	37	55	—	89	37	52	—
Debt securities
U.S. Treasury	87	87	—	—	99	99	—	—
U.S. government sponsored agency	8	—	8	—	9	—	9	—
Municipality	81	—	81	—	76	—	76	—
Investment-grade corporate	49	—	49	—	42	—	42	—
Other	6	—	6	—	3	—	3	—
Receivables (payables), net	—	(2)	2	—	2	—	2	—

Total NDT funds	958	598	360	—	950	609	341	—

Auction rate securities (b)	7	—	—	7	8	—	—	8

Total assets	$2,478	$1,076	$1,311	$91	$2,821	$1,160	$1,512	$149

Liabilities
Price risk management liabilities:
Energy commodities	$960	$—	$886	$74	$1,217	$5	$1,182	$30

Total price risk management liabilities	$960	$—	$886	$74	$1,217	$5	$1,182	$30

(a)	Current portion is included in “Restricted cash and cash equivalents” and long-term portion is included in “Other noncurrent assets” on the Balance Sheets.
(b)	Included in “Other investments” on the Balance Sheets.

A reconciliation of net assets and liabilities classified as Level 3 for the period ended June 30, 2015 is as follows:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Six Months
	Energy Commodities, net	Auction Rate Securities	Total
Balance at beginning of period	$111	$8	$119
Total realized/unrealized gains (losses)
Included in earnings	(141)	—	(141)
Purchases (a)	(39)	—	(39)
Sales	65	(1)	64
Settlements	3	—	3
Transfers into Level 3	10	—	10
Transfers out of Level 3	1	—	1

Balance at end of period	$10	$7	$17

(a)	Positions acquired through the acquisition of RJS Power.

A reconciliation of net assets and liabilities classified as Level 3 for the period ended June 30, 2014 is as follows:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Six Months
	Energy Commodities, net	Auction Rate Securities	Total
Balance at beginning of period	$24	$16	$40
Total realized/unrealized gains (losses)
Included in earnings	(63)	—	(63)
Purchases	(6)	—	(6)
Sales	—	(3)	(3)
Settlements	119	—	119

Balance at end of period	$74	$13	$87

The significant unobservable inputs used in and quantitative information about the fair value measurement of assets and liabilities classified as Level 3 are as follows:

	June 30, 2015
	Fair Value, net Asset (Liability)	Valuation Technique	Significant Unobservable Input(s)	Range (Weighted Average) (a)
Energy commodities
Natural gas contracts (b)	$42	Discounted cash flow	Proprietary model used to calculate forward prices	11% - 100% (50%)
FTR purchase contracts (d)	(1)	Discounted cash flow	Historical settled prices used to model forward prices	100% (100%)
Heat rate call options (e)	(28)	Discounted cash flow	Proprietary model used to calculate forward prices	100% (100%)
CRR purchase contracts (g)	(3)	Discounted cash flow	Proprietary model used to calculate forward prices	100% (100%)
Auction rate securities (f)	7	Discounted cash flow	Modeled from SIFMA Index	53% - 71% (59%)

	December 31, 2014
	Fair Value, net Asset (Liability)	Valuation Technique	Significant Unobservable Input(s)	Range (Weighted Average) (a)
Energy commodities
Natural gas contracts (b)	$59	Discounted cash flow	Proprietary model used to calculate forward prices	11% - 100% (52%)
Power sales contracts (c)	(1)	Discounted cash flow	Proprietary model used to calculate forward prices	10% - 100% (59%)
FTR purchase contracts (d)	3	Discounted cash flow	Historical settled prices used to model forward prices	100% (100%)
Heat rate call options (e)	50	Discounted cash flow	Proprietary model used to calculate forward prices	23% - 51% (45%)
Auction rate securities (f)	8	Discounted cash flow	Modeled from SIFMA Index	51% - 69% (63%)

(a)	The range and weighted average represent the percentage of fair value derived from the unobservable inputs.
(b)	As the forward price of natural gas increases/(decreases), the fair value of purchase contracts increases/(decreases). As the forward price of natural gas increases/(decreases), the fair value of sales contracts (decreases)/increases.
(c)	As forward market prices increase/(decrease), the fair value of contracts (decreases)/increases. As volumetric assumptions for contracts in a gain position increase/(decrease), the fair value of contracts increases/(decreases). As volumetric assumptions for contracts in a loss position increase/(decrease), the fair value of the contracts (decreases)/increases.
(d)	As the forward implied spread increases/(decreases), the fair value of the contracts increases/(decreases).
(e)	The proprietary model used to calculate fair value incorporates market heat rates, correlations and volatilities. As the market implied heat rate increases/(decreases), the fair value of purchased calls increases/(decreases). As the market implied heat rate increases/(decreases), the fair value of sold calls (decreases)/increases.
(f)	The model used to calculate fair value incorporates an assumption that the auctions will continue to fail. As the modeled forward rates of the SIFMA Index increase/(decrease), the fair value of the securities increases/(decreases).
(g)	As the forward implied spread increases/(decreases), the fair value of the contracts increases/(decreases).

Net gains and losses on assets and liabilities classified as Level 3 and included in earnings for the period ended June 30 are reported in the Statements of Income as follows:

	Six Months
	Energy Commodities, net
	Wholesale Energy		Retail Energy		Energy Purchases
	2015	2014	2015	2014	2015	2014
Total gains (losses) included in earnings	$(110)	$(31)	$(32)	$(51)	$1	$19
Change in unrealized gains (losses) relating to positions still held at the reporting date	(42)	(44)	—	(21)	(4)	(3)

Price Risk Management Assets/Liabilities – Energy Commodities

Energy commodity contracts are generally valued using the income approach, except for exchange-traded derivative contracts, which are valued using the market approach and are classified as Level 1. Level 2 contracts are valued using inputs which may include quotes obtained from an exchange (where there is insufficient market liquidity to warrant inclusion in Level 1), binding and non-binding broker quotes, prices posted by ISOs or published tariff rates. Furthermore, independent quotes are obtained from the market to validate the forward price curves. Energy commodity contracts include forwards, futures, swaps, options and structured transactions and may be offset with similar positions in exchange-traded markets. To the extent possible, fair value measurements utilize various inputs that include quoted prices for similar contracts or market-corroborated inputs. In certain instances, these contracts may be valued using models, including standard option valuation models and other standard industry models. When the lowest level inputs that are significant to the fair value measurement of a contract are observable, the contract is classified as Level 2.

When unobservable inputs are significant to the fair value measurement, a contract is classified as Level 3. Level 3 contracts are valued using Talen Energy’s proprietary models which may include significant unobservable inputs such as delivery at a location where pricing is unobservable, delivery dates that are beyond the dates for which independent quotes are available, volumetric assumptions, implied volatilities, implied correlations, and market implied heat rates. Forward transactions, including forward transactions classified as Level 3, are analyzed by Talen Energy’s Risk Management department. Accounting personnel interpret the analysis quarterly to appropriately classify the forward transactions in the fair value hierarchy. Valuation techniques are evaluated periodically. Additionally, Level 2 and Level 3 fair value measurements include adjustments for credit risk based on Talen Energy’s own creditworthiness (for net liabilities) and its counterparties’ creditworthiness (for net assets). Talen Energy’s credit department assesses all reasonably available market information which is used by accounting personnel to calculate the credit valuation adjustment.

In certain instances, energy commodity contracts are transferred between Level 2 and Level 3. The primary reasons for the transfers during 2015 were changes in the availability of market information and changes in the significance of the unobservable inputs utilized in the valuation of the contracts.

NDT Funds

The market approach is used to measure the fair value of equity securities held in the NDT funds.

•	The fair value measurements of equity securities classified as Level 1 are based on quoted prices in active markets.

•	The fair value measurements of investments in commingled equity funds are classified as Level 2. These fair value measurements are based on firm quotes of net asset values per share, which are not obtained from a quoted price in an active market.

The fair value of debt securities is generally measured using a market approach, including the use of pricing models which incorporate observable inputs. Common inputs include benchmark yields, relevant trade data, broker/dealer bid/ask prices, benchmark securities and credit valuation adjustments. When necessary, the fair value of debt securities is measured using the income approach, which incorporates similar observable inputs as well as payment data, future predicted cash flows, collateral performance and new issue data.

Auction Rate Securities

Auction rate securities include Federal Family Education Loan Program guaranteed student loan revenue bonds, as well as various municipal bond issues. The probability of realizing losses on these securities is not significant.

The fair value of auction rate securities is estimated using an income approach that includes readily observable inputs, such as principal payments and discount curves for bonds with credit ratings and maturities similar to the securities, and unobservable inputs, such as future interest rates that are estimated based on the SIFMA Index, creditworthiness, and liquidity assumptions driven by the impact of auction failures. When the present value of future interest payments is significant to the overall valuation, the auction rate securities are classified as Level 3.

Auction rate securities are valued by the Treasury department. Accounting personnel interpret the analysis quarterly to classify the contracts in the fair value hierarchy. Valuation techniques are evaluated periodically.

Nonrecurring Fair Value Measurements

The following nonrecurring fair value measurement occurred during the six months ended June 30, 2014, resulting in an asset impairment:

	Carrying Amount (a)	Fair Value Measurements Using Level 3	Loss (b)
Kerr Dam Project	$47	$29	$18

(a)	Represents carrying value before fair value measurement.
(b)	The loss on the Kerr Dam Project is included in “Other operation and maintenance” on the Statement of Income.

The significant unobservable inputs used in and the quantitative information about the nonrecurring fair value measurement of assets and liabilities classified as Level 3 are as follows:

	Fair Value, net Asset (Liability)	Valuation Technique	Significant Unobservable Input(s)	Range (Weighted Average) (a)
Kerr Dam Project:
March 31, 2014	$29	Discounted cash flow	Proprietary model used to calculate plant value	38% (38%)

(a)	The range and weighted average represent the percentage of fair value derived from the unobservable inputs.

Kerr Dam Project

Talen Montana previously held a joint operating license issued for the Kerr Dam Project. The license extends until 2035 and, between 2015 and 2025, the Confederated Salish and Kootenai Tribes of the Flathead Nation (the Tribes) have the option to purchase, hold and operate the Kerr Dam Project. The parties submitted the issue of the appropriate amount of the conveyance price to arbitration in February 2013. In March 2014, the arbitration panel issued its final decision holding that the conveyance price payable by the Tribes to Talen Montana is $18 million. As a result of the decision, Talen Energy performed a recoverability test on the Kerr Dam Project and recorded an impairment charge. Talen Energy performed an internal analysis using an income approach based on discounted cash flows (a proprietary Talen Energy model) to assess the fair value of the Kerr Dam Project. Assumptions used in the Talen Energy proprietary model were the conveyance price, forward energy price curves, forecasted generation, and forecasted operation and maintenance expenditures that were consistent with assumptions used in the business planning process and a market participant discount rate. Through this analysis, Talen Energy determined the fair value of the Kerr Dam Project to be $29 million at March 31, 2014. The Kerr Dam Project was included in the November 2014 sale of the Talen Montana hydroelectric facilities. See Note 7 for additional information on the sale of the Talen Montana hydroelectric facilities.

The assets were valued by the Talen Energy Financial Department. Accounting personnel interpreted the analysis to appropriately classify the assets in the fair value hierarchy.

Financial Instruments Not Recorded at Fair Value

The carrying amounts of long-term debt on the Balance Sheets and its estimated fair values are set forth below. The fair value was estimated using an income approach by discounting future cash flows at estimated current cost of funding rates, which incorporates the credit risk of Talen Energy Supply. Long-term debt is classified as Level 2.

	June 30, 2015		December 31, 2014
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt	$4,060	$4,036	$2,218	$2,204

The carrying value of short-term debt, when outstanding, approximates fair value due to the variable interest rates associated with the short-term debt and is classified as Level 2.

Credit Concentration Associated with Financial Instruments

Contracts are entered into with many entities for the purchase and sale of energy. When NPNS is elected, the fair value of these contracts is not reflected in the financial statements. However, the fair value of these contracts is considered when committing to new business from a credit perspective. See Note 14 for information on credit policies used to manage credit risk, including master netting arrangements and collateral requirements.

At June 30, 2015, Talen Energy had credit exposure of $591 million from energy trading partners, excluding the effects of netting arrangements, reserves and collateral. As a result of netting arrangements, reserves and collateral, Talen Energy’s credit exposure was reduced to $370 million. The top ten counterparties, including their affiliates, accounted for $193 million, or 52%, of these exposures. Nine of these counterparties had an investment grade credit rating from S&P or Moody’s and accounted for 93% of the top ten exposures. The remaining counterparty has not been rated by S&P or Moody’s, but is current on its obligations.

14.	Derivative Instruments and Hedging Activities

Risk Management Objectives

Talen Energy has a risk management policy approved by its Board of Directors to manage market risk associated with commodities, interest rates on debt issuances and foreign exchange (including price, liquidity and volumetric risk) and credit risk (including non-performance risk and payment default risk). A risk management committee, comprised of senior management and chaired by the Vice President-Chief Accounting and Risk Officer, oversees the risk management function. Key risk control activities designed to ensure compliance with the risk policy include, but are not limited to, credit review and approval, validation of transactions and market prices, verification of risk and transaction limits, VaR analysis, portfolio stress tests, cash flow at risk analysis, EBITDA, free cash flow and credit metric tolerances, sensitivity analysis and daily portfolio reporting, including open positions, determinations of fair value, and other risk management metrics.

Market Risk

Market risk includes the potential loss that may be incurred as a result of price changes associated with a particular financial or commodity instrument as well as market liquidity and volumetric risks. Forward and futures contracts, options, swaps and structured transactions are utilized as part of risk management strategies to minimize unanticipated fluctuations in earnings caused by changes in commodity prices, volumes of full-requirement sales contracts, basis exposure and interest rates. Many of the contracts meet the definition of a derivative. All derivatives are recognized on the Balance Sheets at their fair value, unless NPNS is elected.

Talen Energy is subject to market risks, which are actively mitigated through the risk management programs described above. Such risks include:

•	Commodity price risk, including basis and volumetric risk

•	Interest rate risk

Commodity price risk

•	Talen Energy is exposed to commodity price risk for energy and energy-related products associated with the sale of electricity from its generating assets and other electricity and gas marketing activities and the purchase of fuel and fuel-related commodities for generating assets, as well as for proprietary trading activities.

Interest rate risk

•	Talen Energy is exposed to interest rate risk associated with forecasted fixed-rate and existing floating-rate debt issuances.

Credit Risk

Credit risk is the potential loss that may be incurred due to a counterparty’s non-performance.

Talen Energy is exposed to credit risk from “in-the-money” commodity derivatives with its energy trading partners, which include other energy companies, fuel suppliers, financial institutions and other wholesale and retail customers.

The majority of Talen Energy’s credit risk stems from commodity derivatives for multi-year contracts for energy sales and purchases. If Talen Energy’s counterparties fail to perform their obligations under such contracts and Talen Energy could not replace the sales or purchases at the same or better prices as those under the defaulted contracts, Talen Energy would incur financial losses. Those losses would be recognized immediately or through lower revenues or higher costs in future years, depending on the accounting treatment for the defaulted contracts.

Talen Energy has credit policies in place to manage credit risk, including the use of an established credit approval process, daily monitoring of counterparty positions and the use of master netting agreements or provisions. These agreements generally include credit mitigation provisions, such as margin, prepayment or collateral requirements. Talen Energy may request additional credit assurance, in certain circumstances, in the event that the counterparties’ credit ratings fall below investment grade or their exposures exceed an established credit limit. See Note 13 for credit concentration associated with energy trading partners.

Master Netting Arrangements

Net derivative positions on the balance sheets are not offset against the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) under master netting arrangements.

Talen Energy’s obligation to return counterparty cash collateral under master netting arrangements was $10 million and $11 million at June 30, 2015 and December 31, 2014.

Talen Energy posted $4 million in cash collateral under master netting arrangements at June 30, 2015 and did not post any cash collateral at December 31, 2014.

See “Offsetting Derivative Investments” below for a summary of derivative positions presented in the balance sheets where a right of setoff exists under these arrangements.

Commodity Price Risk (Non-trading)

Commodity price risk, including basis and volumetric risk, is among Talen Energy’s most significant risks due to the level of investment that Talen Energy maintains in its competitive generation assets. Several factors influence price levels and volatilities. These factors include, but are not limited to, seasonal changes in demand, weather conditions, available generating assets within regions, transportation/transmission availability and reliability within and between regions, market liquidity, and the nature and extent of current and potential federal and state regulations.

Talen Energy has a formal hedging program to economically hedge the forecasted purchase and sale of electricity and related fuels for its competitive generation fleet, which has a generation capacity of 14,962 MW (summer rating). Talen Energy’s portfolio also includes full-requirement sales contracts and related supply contracts and retail natural gas and electricity sale contracts. The strategies that Talen Energy uses to hedge its full-requirement sales contracts include supplying the energy, capacity and RECs from its generation assets and purchasing energy (at a liquid trading hub or directly at the load delivery zone), capacity and RECs in the market.

Talen Energy enters into financial and physical derivative contracts, including forwards, futures, swaps and options, to hedge the price risk associated with electricity, natural gas, oil and other commodities. Certain contracts are non-derivatives or NPNS is elected and therefore they are not reflected in the financial statements until delivery. Talen Energy segregates its non-trading activities into two categories: cash flow hedges and economic activity as discussed below.

Cash Flow Hedges

Certain derivative contracts have qualified for hedge accounting so that the effective portion of a derivative’s gain or loss is deferred in AOCI and reclassified into earnings when the forecasted transaction occurs. In 2015 and 2014, there were no active cash flow hedges and there was no hedge ineffectiveness associated with energy derivatives. At June 30, 2015, the accumulated net unrecognized after-tax gains (losses) that are expected to be reclassified into earnings during the next 12 months were $16 million. Cash flow hedges are discontinued if it is no longer probable that the original forecasted transaction will occur by the end of the originally specified time periods and any amounts previously recorded in AOCI are reclassified into earnings once it is determined that the hedge transaction is probable of not occurring. There were no such reclassifications for the six months ended June 30, 2015 and 2014.

Economic Activity

Many derivative contracts economically hedge the commodity price risk associated with electricity, natural gas, oil and other commodities but do not receive hedge accounting treatment because they were not eligible for hedge accounting or because hedge accounting was not elected. These derivatives hedge a portion of the economic value of Talen Energy’s competitive generation assets and competitive full-requirement and retail contracts, which are subject to changes in fair value due to market price volatility and volume expectations. The derivative contracts in this category that existed at June 30, 2015 range in maturity through 2020.

Examples of economic activity may include hedges on sales of nuclear, coal and hydroelectric generation, certain purchase contracts used to supply full-requirement sales contracts, FTRs, CRRs, or basis swaps used to hedge basis risk associated with the sale of competitive generation or supplying full-requirement sales contracts, Spark Spread hedging contracts, retail electric and natural gas activities, and fuel oil swaps used to hedge price escalation clauses in coal transportation and other fuel-related contracts. Talen Energy also uses options, which include the sale of call options and the purchase of put options tied to a particular generating unit. Since the physical generating capacity is owned, price exposure is generally capped at the price at which the generating unit would be dispatched and therefore does not expose Talen Energy to uncovered market price risk.

The unrealized gains (losses) for economic activity for the periods ended June 30 were as follows.

	Six Months
	2015	2014
Operating Revenues
Wholesale energy	$(157)	$(880)
Retail energy	(22)	(22)
Operating Expenses
Fuel	16	6
Energy purchases	240	619

Commodity Price Risk (Trading)

Talen Energy has a proprietary trading strategy which is utilized to take advantage of market opportunities primarily in its geographic footprint. As a result, Talen Energy may at times create a net open position in its portfolio that could result in losses if prices do not move in the manner or direction anticipated. Net energy trading margins, which are included in “Wholesale energy” on the Statements of Income, were insignificant for the six months ended June 30, 2015 and were $58 million for the six months ended June 30, 2014.

Commodity Volumes

At June 30, 2015, the net volumes of derivative (sales)/purchase contracts used in support of the various strategies discussed above were as follows.

		Volumes (a)
Commodity	Unit of Measure	2015 (b)	2016	2017	Thereafter
Power	MWh	(27,008,748)	(30,860,046)	(1,418,861)	(795,983)
Capacity	MW-Month	(1,402)	(878)	6	3
Gas	MMBtu	131,915,232	79,690,567	(4,928,278)	(4,089,820)
FTRs	MW-Month	3,178	2,870	—	—
Oil	Barrels	143,204	142,778	134,701	60,000
CRRs	MWh	1,128,574	1,393,430	—	—

(a)	Volumes for option contracts factor in the probability of an option being exercised and may be less than the notional amount of the option.
(b)	Represents balance of the current year.

Accounting and Reporting

All derivative instruments are recorded at fair value on the Balance Sheet as an asset or liability unless NPNS is elected. NPNS contracts for Talen Energy include certain full-requirement sales contracts, other physical purchase and sales contracts and certain retail energy and physical capacity contracts. Changes in the fair value of derivatives not designated as NPNS are recognized currently in earnings unless specific hedge accounting criteria are met and designated as such. Talen Energy has many physical and financial commodity purchases and sales contracts that economically hedge commodity price risk but do not receive hedge accounting treatment. As such, realized and unrealized gains (losses) on these contracts are recorded currently in earnings. Generally each contract is considered a unit of account and Talen Energy presents gains (losses) on physical and financial commodity sales contracts in “Wholesale energy” or “Retail energy” and (gains) losses on physical and financial commodity purchase contracts in “Fuel” or “Energy purchases” on the Statements of Income. Certain of the economic hedging strategies employed by Talen Energy utilize a combination of financial purchases and sales contracts which are similarly reported gross as an expense and revenue, respectively, on the Statements of Income. Talen Energy records realized hourly net sales or purchases of physical power with PJM in its Statements of Income as “Wholesale energy” if in a net sales position and “Energy purchases” if in a net purchase position.

See Notes 1 and 13 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this prospectus for additional information on accounting policies related to derivative instruments.

The following table presents the fair value and location of commodity derivative instruments not designated as hedging instruments recorded on the Balance Sheets.

	June 30, 2015		December 31, 2014
	Assets	Liabilities	Assets	Liabilities
Current:
Price Risk Management Assets/Liabilities:	$803	$761	$1,079	$1,024

Noncurrent:
Price Risk Management Assets/Liabilities:	232	199	239	193

Total derivatives	$1,035	$960	$1,318	$1,217

The following tables present the pre-tax effect of derivative instruments recognized in income for the period ended June 30, 2015.

	Location of Gain (Loss) Recognized in Income on Derivative	Gain (Loss) Reclassified from AOCI into Income (Effective Portion)
Derivative Relationships		Six Months
Cash Flow Hedges:
Commodity contracts	Wholesale energy	$—
	Energy purchases	16
	Depreciation	1

Total		$17

Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivative	Six Months
Commodity contracts	Wholesale energy	$31
	Retail energy	(31)
	Fuel	1
	Energy purchases	14

	Total	$(15)

The following tables present the pre-tax effect of derivative instruments recognized in income for the period ended June 30, 2014.

	Location of Gain (Loss) Recognized in Income on Derivative	Gain (Loss) Reclassified from AOCI into Income (Effective Portion)
Derivative Relationships		Six Months
Cash Flow Hedges:
Commodity contracts	Wholesale energy	$1
	Energy purchases	15
	Depreciation	1
	Discontinued operations	5

Total		$22

Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivative	Six Months
Commodity contracts	Wholesale energy (a)	$(3,137)
	Retail energy	(52)
	Fuel	7
	Energy purchases (b)	2,442
	Discontinued operations	2

	Total	$(738)

(a)	2014 includes significant realized and unrealized losses on physical and financial commodity sales contracts due to the unusually cold weather.
(b)	2014 includes significant realized and unrealized gains on physical and financial commodity purchase contracts due to the unusually cold weather.

Offsetting Derivative Instruments

Certain subsidiaries of Talen Energy have master netting arrangements or similar agreements in place including derivative clearing agreements with futures commission merchants (FCMs) to permit the trading of cleared derivative products on one or more futures exchanges. The clearing arrangements permit a FCM to use and apply any property in its possession as a setoff to pay amounts or discharge obligations owed by a customer upon default of the customer and typically do not place any restrictions on the FCM’s use of collateral posted by the customer. Certain subsidiaries of Talen Energy also enter into agreements pursuant to which they trade certain energy and other products. Under the agreements, upon termination of the agreement as a result of a default or other termination event, the non-defaulting party typically would have a right to set off amounts owed under the agreement against any other obligations arising between the two parties (whether under the agreement or not), whether matured or contingent and irrespective of the currency, place of payment or place of booking of the obligation.

Talen Energy has elected not to offset derivative assets and liabilities and not to offset net derivative positions against the right to reclaim cash collateral pledged (an asset) or the obligation to return cash collateral received (a liability) under derivatives agreements. The table below summarizes the energy commodities derivative positions presented in the balance sheets where a right of setoff exists under these arrangements and related cash collateral received or pledged.

	Assets				Liabilities
		Eligible for Offset				Eligible for Offset
	Gross	Derivative Instruments	Cash Collateral Received	Net	Gross	Derivative Instruments	Cash Collateral Pledged	Net
June 30, 2015	$1,035	$795	$39	$201	$960	$795	$35	$130

December 31, 2014	$1,318	$1,060	$10	$248	$1,217	$1,060	$58	$99

Credit Risk-Related Contingent Features

Certain derivative contracts contain credit risk-related contingent features which, when in a net liability position, would permit the counterparties to require the transfer of additional collateral upon a decrease in the credit ratings of Talen Energy. Most of these features would require the transfer of additional collateral or permit the counterparty to terminate the contract if the applicable credit rating were to fall below investment grade. Some of these features also would allow the counterparty to require additional collateral upon each downgrade in the credit rating at levels that remain above investment grade. In either case, if the credit rating were to fall below investment grade, most of these credit contingent features require either immediate payment of the net liability as a termination payment or immediate and ongoing full collateralization on derivative instruments in net liability positions. Talen Energy’s credit rating is currently below investment grade.

Additionally, certain derivative contracts contain credit risk-related contingent features that require adequate assurance of performance be provided if the other party has reasonable concerns regarding the performance of Talen Energy’s obligation under the contract. A counterparty demanding adequate assurance could require a transfer of additional collateral or other security, including letters of credit, cash and guarantees from a creditworthy entity. This would typically involve negotiations among the parties. However, amounts disclosed below represent assumed immediate payment or immediate and ongoing full collateralization for derivative instruments in net liability positions with “adequate assurance” features.

At June 30, 2015, derivative contracts in a net liability position that contain credit risk-related contingent features was $129 million, collateral posted on those positions was $139 million and the additional collateral requirements, primarily related to further adequate assurance features is $16 million, which is net of receivables and payables already recorded on the Balance Sheet.

15.	Goodwill

The changes in carrying amount of Talen Energy’s goodwill by segment were as follows.

	East	West	Total
Balance at December 31, 2014 (a)	$72	$—	$72
Provisional goodwill recognized during the period (b)	398	—	398

Balance at June 30, 2015 (a)	$470	$—	$470

(a)	There were no accumulated impairment losses related to goodwill.
(b)	Recognized as a result of the acquisition of RJS Power. See Note 7 for additional information.

16.	Asset Retirement Obligations

The changes in the carrying amounts of Talen Energy’s AROs were as follows.

Balance at December 31, 2014	$425
Accretion expense	17
Changes in estimate of cash flow or settlement date	33
Obligations assumed in RJS Power acquisition	11
Obligations settled	(2)

Balance at June 30, 2015	$484

The amount reflected in “Changes in estimate of cash flow or settlement date” relates to AROs recorded as a result of a review of a new CCR rule. Further changes to AROs may be required as estimates are refined and analysis of the rule continues. See Note 10 for information on the CCR rule.

Substantially all of the ARO balances are classified as noncurrent at June 30, 2015 and December 31, 2014.

Talen Energy’s most significant ARO recorded relates to the decommissioning of the Susquehanna nuclear plant. See Notes 13 and 17 for additional information on the assets in the NDT funds that are legally restricted for the purposes of settling this ARO.

17.	Available-for-Sale Securities

Securities held by Talen Energy’s NDT funds and auction rate securities are classified as available-for-sale. Available-for-sale securities are carried on the Balance Sheets at fair value. Unrealized gains and losses on these securities are reported, net of tax, in OCI or are recognized currently in earnings when a decline in fair value is determined to be other-than-temporary. The specific identification method is used to calculate realized gains and losses.

The following table shows the amortized cost, the gross unrealized gains and losses recorded in AOCI and the fair value of Talen Energy’s available-for-sale securities.

	June 30, 2015				December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
NDT funds:
Cash and cash equivalents	$15	$—	$—	$15	$19	$—	$—	$19
Equity securities	292	420	—	712	283	417	—	700
Debt securities	225	7	1	231	218	11	—	229
Receivables/payables, net	—	—	—	—	2	—	—	2

Total NDT funds	$532	$427	$1	$958	$522	$428	$—	$950

Auction rate securities	$7	$—	$—	$7	$8	$—	$—	$8

See Note 13 for details on the securities held by the NDT funds.

There were no securities with credit losses at June 30, 2015 and December 31, 2014.

The following table shows the scheduled maturity dates of debt securities held at June 30, 2015.

	Maturity Less Than 1 Year	Maturity 1-5 Years	Maturity 6-10 Years	Maturity in Excess of 10 Years	Total
Amortized cost	$10	$82	$75	$65	$232
Fair value	10	84	76	68	238

The following table shows proceeds from and realized gains and losses on sales of available-for-sale securities for the period ended June 30.

	Six Months
	2015	2014
Proceeds from sales of NDT securities (a)	$100	$65
Other proceeds from sales	—	3
Gross realized gains (b)	13	8
Gross realized losses (b)	9	4

(a)	These proceeds are used to pay income taxes and fees related to managing the trust. Remaining proceeds are reinvested in the trust.
(b)	Excludes the impact of other-than-temporary impairment charges recognized on the Statements of Income.

18.	Accumulated Other Comprehensive Income (Loss)

The after-tax changes in Talen Energy’s AOCI by component for the periods ended June 30 were as follows.

	Unrealized gains (losses)		Defined benefit plans
	Available- for-sale securities	Qualifying derivatives	Prior service costs	Actuarial gain (loss)	Total
December 31, 2014	$202	$63	$7	$(295)	$(23)

Amounts arising during the period	1	—	(3)	46	44
Reclassifications from AOCI	(2)	(10)	(1)	9	(4)

Net OCI during the period	(1)	(10)	(4)	55	40

June 30, 2015	$201	$53	$3	$(240)	$17

December 31, 2013	$173	$88	$(4)	$(180)	$77

Amounts arising during the period	19	—	—	—	19
Reclassifications from AOCI	(2)	(13)	1	3	(11)

Net OCI during the period	17	(13)	1	3	8

June 30, 2014	$190	$75	$(3)	$(177)	$85

The following table presents the gains (losses) and related income taxes for reclassifications from Talen Energy’s AOCI for the periods ended June 30. The defined benefit plan components of AOCI are not reflected in their entirety in the statement of income during the periods; rather, they are included in the computation of net periodic defined benefit costs (credits). See Note 9 for additional information.

	Six Months		Affected Line Item on the
Details about AOCI	2015	2014	Statements of Income
Available-for-sale securities	$4	$4	Other Income (Expense) – net

Total Pre-tax	4	4
Income Taxes	(2)	(2)

Total After-tax	2	2

Qualifying derivatives
Commodity contracts	—	1	Wholesale energy
	16	15	Energy purchases
	—	5	Discontinued operations
	1	1	Other

Total Pre-tax	17	22
Income Taxes	(7)	(9)

Total After-tax	10	13

Defined benefit plans
Prior service costs	1	(2)
Net actuarial loss	(15)	(5)

Total Pre-tax	(14)	(7)
Income Taxes	6	3

Total After-tax	(8)	(4)

Total reclassifications during the period	$4	$11

19.	New Accounting Guidance Pending Adoption

Accounting for Revenue from Contracts with Customers

In May 2014, the FASB issued accounting guidance that establishes a comprehensive new model for the recognition of revenue from contracts with customers. This model is based on the core principle that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

This guidance can be applied using either a full retrospective or modified retrospective transition method. The FASB has affirmed a recent proposal to defer the effective date of the standard by one year, which for public business entities, would result in initial application of this guidance in annual reporting periods beginning after December 15, 2017 and interim periods within those years. The proposal allows entities to early adopt the guidance as of the original effective date of the standard, which for public business entities is annual reporting periods beginning after December 15, 2016. Pending the FASB’s issuance of the effective date deferral, Talen Energy expects to adopt this guidance effective January 1, 2018.

Talen Energy is currently assessing the impact of adopting this guidance, as well as the transition method it will use.

Reporting Uncertainties about an Entity’s Ability to Continue as a Going Concern

In August 2014, the FASB issued accounting guidance which will require management to assess, for each interim and annual period, whether there are conditions or events that raise substantial doubt about an entity’s ability to continue as a going concern. Substantial doubt about an entity’s ability to continue as a going concern exists when relevant conditions and events, considered in the aggregate, indicate that it is probable that the entity will be unable to meet its obligations as they become due within one year after the date the financial statements are issued.

When management identifies conditions or events that raise substantial doubt about an entity’s ability to continue as a going concern, management is required to disclose information that enables users of the financial statements to understand the principal conditions or events that raised substantial doubt about the entity’s ability to continue as a going concern and management’s evaluation of the significance of those conditions or events. If substantial doubt about the entity’s ability to continue as a going concern has been alleviated as a result of management’s plan, the entity should disclose information that allows the users of the financial statements to understand those plans. If the substantial doubt about the entity’s ability to continue as a going concern is not alleviated by management’s plans, management’s plans to mitigate the conditions or events that gave rise to the substantial doubt about the entity’s ability to continue as a going concern should be disclosed, as well as a statement that there is substantial doubt the entity’s ability to continue as a going concern within one year after the date the financial statements are issued.

For all entities, this guidance should be applied prospectively within the annual periods ending after December 15, 2016, and for annual periods and interim periods thereafter. Early adoption is permitted.

Talen Energy will adopt this guidance for the annual period ending December 31, 2016. The adoption of this guidance is not expected to have a significant impact.

Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity

In November 2014, the FASB issued guidance that clarifies how current accounting guidance should be interpreted when evaluating the economic characteristics and risks of a host contract of a hybrid financial instrument issued in the form of a share. This guidance does not change the current criteria for determining whether separation of an embedded derivative feature from a hybrid financial instrument is required. Entities are still required to evaluate whether the economic risks of the embedded derivative feature are clearly and closely related to those of the host contract, among other relevant criteria.

An entity should consider the substantive terms and features of the entire hybrid financial instrument, including the embedded derivative feature being evaluated for bifurcation, in evaluating the nature of the host contract to determine whether the host contract is more akin to a debt instrument or more akin to an equity instrument. An entity should assess the relative strength of the debt-like and equity-like terms and features when determining how to weight those terms and features.

For public business entities, this guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015 and should be applied using a modified retrospective method for existing hybrid financial instruments issued in the form of a share as of the beginning of the fiscal year the guidance is adopted. Early adoption is permitted. Retrospective application is permitted but not required.

Talen Energy will adopt this guidance on January 1, 2016. The adoption of this guidance is not expected to have a significant impact.

Simplifying the Presentation of Debt Issuance Costs

In April 2015, the FASB issued accounting guidance to simplify the presentation of debt issuance costs by requiring debt issuance costs to be presented on the balance sheet as a direct deduction from the carrying amount of the associated debt liability, consistent with the presentation of debt discounts.

For public business entities, this guidance should be applied retrospectively for financial statements issued for fiscal years beginning after December 15, 2015 and interim periods within those fiscal years. Early adoption is permitted.

Talen Energy will adopt this guidance on January 1, 2016. The adoption of this guidance will require Talen Energy to reclassify debt issuance costs from assets to long-term debt, and is not expected to have a significant impact.

Report of Independent Auditors

To the Board of Directors of RJS Generation Holdings LLC

We have audited the accompanying consolidated and combined financial statements of RJS Generation Holdings LLC and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2014, and the related consolidated statements of operations, changes in members’ interest and cash flows for the year then ended. We have also audited the accompanying combined financial statements of RJS Generation Holdings LLC and its subsidiaries, which comprise the combined balance sheet as of December 31, 2013, and the related combined statements of operations, changes in members’ interest and cash flows for the years ended December 31, 2013 and 2012.

Management’s responsibility for the consolidated and combined financial statements

Management is responsible for the preparation and fair presentation of the consolidated and combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated and combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on the consolidated and combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated and combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated and combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated and combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated and combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated and combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RJS Generation Holdings LLC and its subsidiaries at December 31, 2014, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America. Also in our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of RJS Generation Holdings LLC and its subsidiaries at December 31, 2013, and the results of their operations and their cash flows for the years ended December 31, 2013 and 2012 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Austin, Texas

March 17, 2015

RJS Generation Holdings LLC and Subsidiaries

Consolidated and Combined Balance Sheets as of December 31, 2014 and 2013 (in millions)

	December 31,
	2014	2013
Assets
Current assets
Cash and cash equivalents	$30	$141
Restricted cash	1	45
Accounts receivable	34	63
Inventory	193	112
Prepaid expenses	13	25
Derivative asset	26	21
Other current assets	14	18

Total current assets	311	425
Property, plant and equipment, net	1,411	1,464
Intangible assets, net	17	19
Deferred financing costs, net	30	26
Derivative asset	3	13
Prepaid expense	26	21
Other long-term assets	—	13

Total assets	$1,798	$1,981

Liabilities and Members’ Interest
Current liabilities
Accounts payable	$50	$55
Accrued liabilities	60	30
Current maturities of notes payable and lines of credit	8	20
Derivative liability	43	5
Emissions liability	72	—
Other current liabilities	1	3

Total current liabilities	234	113
Notes payable and lines of credit, net of current maturities	1,275	1,204
Asset retirement and environmental obligations	20	19
Derivative liability	20	—
Emissions liability	—	40

Total liabilities	1,549	1,376
Members’ interest	249	605

Total liabilities and members’ interest	$1,798	$1,981

The accompanying notes are an integral part of these consolidated and combined financial statements.

RJS Generation Holdings LLC and Subsidiaries

Consolidated and Combined Statements of Operations for the years ended December 31, 2014, 2013 and 2012 (in millions)

	December 31,
	2014	2013	2012
Revenues
Power revenues	$1,211	$955	$320
Realized settlements on commodity derivative contracts	(102)	62	72

	1,109	1,017	392
Unrealized (loss) gain on commodity derivative contracts	(64)	(38)	61

Total revenues	1,045	979	453
Expenses
Fuel and other variable costs	577	543	188
Operations and maintenance	225	189	67
General and administrative	80	62	30
Depreciation, amortization and accretion	90	92	74
Taxes other than income taxes	21	28	14
Other income	(3)	(2)	(2)

Total expenses	990	912	371

Operating income	55	67	82
Interest expense	(74)	(67)	(49)
Loss on extinguishment of debt	(36)	(27)	—

Net (loss) income	$(55)	$(27)	$33

The accompanying notes are an integral part of these consolidated and combined financial statements.

RJS Generation Holdings LLC and Subsidiaries

Consolidated and Combined Statements of Changes in Members’ Interest for the years ended December 31, 2014, 2013 and 2012 (in millions)

Total members’ interest
Balance at December 31, 2011	$627
Capital contribution upon acquisition (See Note 4)	238
Capital contributions	17
Capital distributions	(2)
Net income	33

Balance at December 31, 2012	913
Capital contributions	2
Capital distributions	(283)
Net loss	(27)

Balance at December 31, 2013	605
Capital contributions (See Note 13)	15
Capital distributions	(316)
Net loss	(55)

Balance at December 31, 2014	$249

The accompanying notes are an integral part of these consolidated and combined financial statements.

RJS Generation Holdings LLC and Subsidiaries

Consolidated and Combined Statements of Cash Flows for the years ended December 31, 2014, 2013 and 2012 (in millions)

	December 31,
	2014	2013	2012
Cash flows from operating activities
Net (loss) income	$(55)	$(27)	$33
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, amortization and accretion	90	92	74
Unrealized loss (gain) on derivative contracts	64	38	(61)
Unrealized loss (gain) on interest rate risk management	1	—	(10)
Amortization of contracts acquired	—	(11)	—
Gain on the sales of assets	(1)	—	—
Amortization of deferred financing costs and original issue discount	5	6	7
Loss on the extinguishment of debt	36	23	—
Non-cash compensation expense	15	—	—
Changes in assets and liabilities
Accounts receivable	29	(18)	(28)
Inventory	(81)	15	(16)
Prepaid expenses	8	15	(9)
Other assets	17	—	—
Accounts payable and accrued liabilities	25	10	21
Other current liabilities	(2)	1	2
Emissions liability	32	25	1

Net cash provided by operating activities	183	169	14

Cash flows from investing activities
Acquisition of net assets	—	—	(374)
Proceeds from sales of assets	5	—	—
Capital expenditures including advance payments	(44)	(44)	(12)
Insurance proceeds received	6	1	2
Transfer from (to) restricted cash accounts	44	10	(13)

Net cash provided by (used in) investing activities	11	(33)	(397)

Cash flows from financing activities
Payments of financing costs	(34)	(28)	(7)
Termination of interest rate swaps	(2)	(26)	—
Proceeds from working capital facility	63	21	13
Repayment of working capital facility	(38)	(29)	(13)
Proceeds from issuance of notes payable	1,250	1,223	172
Payments of notes payable	(1,228)	(893)	(34)
Contributions from members (See Note 13)	—	2	255
Distributions to members	(316)	(283)	(2)

Net cash (used in) provided by financing activities	(305)	(13)	384

Net (decrease) increase in cash and cash equivalents	(111)	123	1
Cash and cash equivalents
Beginning of year	141	18	17

End of year	$30	$141	$18

Supplemental disclosure of cash flow information
Cash paid for interest	$40	$62	$53
Cash paid for taxes	—	—	—
Supplemental disclosure of non-cash investing activities
Property and equipment in accounts payable	$—	$3	$2
Supplemental disclosure of non-cash financing activities
Notes payable issued to finance insurance premiums	$8	$7	$9

The accompanying notes are an integral part of these consolidated and combined financial statements.

RJS Generation Holdings LLC and Subsidiaries

Notes to Consolidated and Combined Financial Statements

For the years ended December 31, 2014, 2013 and 2012

1.	Background

On June 10, 2014, Riverstone Holdings LLC and PPL Energy Supply, LLC announced a merger to create one of the largest independent power producers in North America. Under the terms of the agreement, at closing, PPL Corporation (“PPL”) will spin off PPL Energy Supply, LLC, the parent company of PPL Generation, LLC, and PPL EnergyPlus, LLC, to the shareholders of PPL and then immediately combine that business with the electricity generation businesses owned by investment funds that are managed by Riverstone Holdings LLC and its affiliates (the “Riverstone Funds”) to form Talen Energy Corporation (“Talen Energy”). The transaction is subject to various regulatory approvals and customary closing conditions and is expected to close sometime in the second quarter of 2015. Upon closing, PPL’s shareowners will own 65% of Talen Energy and the Riverstone Funds will own 35%. PPL will have no continuing ownership in Talen Energy.

In conjunction with the merger transaction, Raven Power Holdings LLC (“Raven”), C/R Energy Jade, LLC (“Jade”) and Sapphire Power Holdings LLC (“Sapphire”) formed RJS Generation Holdings LLC (“RJS Power”) to facilitate the combination of all the electric generation assets owned by Raven, Jade and Sapphire into one legal entity.

On July 10, 2014, the following occurred:

•	Raven contributed Raven Power Finance LLC and Raven Power Group LLC (collectively “Raven Power”), together with all of their net assets, to an indirect wholly owned subsidiary of RJS Power,

•	Jade contributed C/R Topaz Power Holdings, LLC, Topaz Power Group, LLC, and Topaz Power Property Management II, LP (collectively “Topaz Power”), together with all of their net assets, to an indirect wholly owned subsidiary of RJS Power,

•	Sapphire contributed Sapphire Power Finance LLC, Morris Energy Operations Company, LLC, and Morris Energy Management, LLC (collectively “Sapphire Power”), together with all of their net assets, to an indirect wholly owned subsidiary of RJS Power,

•	Raven Power, Topaz Power and Sapphire Power refinanced their existing indebtedness (See Note 8).

The power portfolio engages in the wholesale sale of power, capacity, and ancillary services to power pools in 5 states, including key regions of Texas, the Northeast, and the Mid-Atlantic serving the Electric Reliability Council of Texas (“ERCOT”), PJM Interconnection, L.L.C. (“PJM”), and the New England Interconnection (“ISO-NE”). The fleet consists of a diverse group of fossil generation totaling approximately 5,300 megawatts of base, intermediate, and peaking power plants fueled by a variety of fuels such as natural gas, coal, and fuel oil.

The combined financial statements for 2013 and 2012 include the financial statements of the following companies (herein referred to jointly as “RJS Power” or the “Company”). These companies became wholly owned consolidated subsidiaries of RJS Generation Holdings, LLC on July 10, 2014 as discussed above.

Topaz Power Holdings, LLC

Topaz Power Holdings, LLC, a Delaware limited liability company, and its subsidiaries (“TPH”), is an independent power producer and, as of December 31, 2014, owns the following generating assets all located in Texas (the “Topaz Facilities”):

Facility	Location	Nameplate capacity (MW)	Type	Market
Barney M. Davis	Texas	335	Gas conventional steam	ERCOT
Barney M. Davis	Texas	657	Gas combined cycle	ERCOT
Laredo WLE, LP	Texas	191	Gas peakers	ERCOT
Nueces Bay WLE, LP	Texas	664	Gas combined cycle	ERCOT

Topaz Power Group, LLC

Topaz Power Group, LLC (“TPG”), a Delaware limited liability company, has service agreements in place with TPH. The services include staffing, operation and maintenance of the facilities as well as oversight of capital improvements, accounting, planning and budgeting services.

Topaz Power Property Management, II LP

Topaz Power Property Management II, LP (“Topaz Property Management”), a Texas limited partnership owns and manages water rights in the state of Texas.

Sapphire Power Finance LLC

Sapphire Power Finance LLC, a Delaware limited liability company, and its subsidiaries (“SPF”), is an independent power producer and owns the following generating assets in the northeastern United States (“Sapphire Facilities”):

Facility	Location	Nameplate capacity (MW)	Type	Capacity Zone
Bayonne	New Jersey	173	CCGT – Dual Fuel	PJM–PS North
Camden	New Jersey	173	CCGT – Dual Fuel	PJM–PSEG
Newark Bay	New Jersey	152	CCGT – Dual Fuel	PJM–PS North
Pedricktown	New Jersey	140	CCGT – Dual Fuel	PJM–EMAAC
Elmwood Park	New Jersey	90	CCGT – Dual Fuel	PJM–PS North
York	Pennsylvania	52	CCGT	PJM–MAAC
Dartmouth	Massachusetts	74	CCGT – Dual Fuel	ISO–NE–ROP
Dartmouth	Massachusetts	23	Peaker – Dual Fuel	ISO–NE–ROP

Morris Energy Operations Company, LLC

Morris Energy Operations Company, LLC (“MOPCO”), a Delaware limited liability company, has service agreements in place with SPF. The services include staffing, operation and maintenance of the facilities.

Morris Energy Management Company, LLC

Morris Energy Management Company, LLC (“MEMCO”), a Delaware limited liability company, has a management service agreement in place with SPF. The management services provided under the agreement include, oversight of capital improvements, accounting, planning and budgeting services.

Raven Power Finance LLC

Raven Power Finance LLC, a Delaware limited liability company, and its subsidiaries (“RPF”) is an independent power producer and owns the following generating assets

Facility	Location	Nameplate capacity (MW)	Type	Capacity Zone
Brandon Shores	Maryland	1,273	Coal	PJM-SWMAAC
Charles P. Crane	Maryland	385	Coal	PJM-SWMAAC
Charles P. Crane	Maryland	14	Combustion turbine	PJM-SWMAAC
Herbert A. Wagner	Maryland	440	Coal	PJM-SWMAAC
Herbert A. Wagner	Maryland	523	Steam – Dual Fuel	PJM-SWMAAC
Herbert A. Wagner	Maryland	13	Combustion turbine	PJM-SWMAAC

RPF was formed on August 13, 2012 by Raven. On November 30, 2012, RPF acquired three predominately coal-fired power generating facilities consisting of Brandon Shores, Charles P. Crane and Herbert A. Wagner (collectively referred to as the “Raven Facilities”) from Constellation Power Source Generation, Inc. (See Note 4).

Raven Power Group LLC

Raven Power Group LLC (“RPG”), a Delaware limited liability company, has service agreements in place with RPF. The services provided include staffing, operation and maintenance of the facilities as well as oversight of capital improvements, accounting, planning and budgeting services.

2.	Significant business risk

Risk within the power industry

The Company is subject to business risks within the power industry. These risks could cause future results to differ from historical results and include: (1) legislative and regulatory initiatives regarding deregulation, regulation, or restructuring of the electric utility industry; (2) the extent and timing of the entry of additional competition in the market in which the Company operates; (3) state, federal, and other rate regulations in the areas in which the Company does business; (4) changes in or application of environmental and other laws and regulations to which the Company is subject; (5) changes in market conditions, including developments in energy and commodity supply, volume and pricing; (6) weather and other natural phenomena; (7) the direct or indirect effects on the Company’s business resulting from the financial difficulties of competitors of the Company, including but not limited to, the effects on liquidity in the trading and power industry and the views of the capital markets regarding the energy or trading industry; (8) risks associated with the operation of power plants including unscheduled outages and (9) the expiration or termination of the Company’s power sales agreements.

Concentrations of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk include cash and cash equivalents, restricted cash, accounts receivable and derivative contracts. We believe the credit risk in cash and cash equivalents is limited because we maintain our cash in major U.S. banks and the terms of these deposits are on demand. From time to time, cash amounts in U.S. banks may exceed the FDIC insured limit. Historically, we have not incurred losses related to these deposits.

Credit risk is inherent in our normal commercial activities and relates to the risk of loss resulting from nonperformance of contractual obligations by counterparties. Although not always possible, we seek to enter into contracts that permit netting of receivables and payables with a given counterparty. We also enter into contracts that enable us to obtain collateral from a given counterparty as well as to terminate upon occurrence of certain events of default.

The management of RJS Power establishes acceptable levels of counterparty credit limits within guidelines established by the board of directors. Credit risk exposure and the financial condition of counterparties are monitored periodically. If any of our counterparties fail to perform their contractual obligations, we might be forced to acquire alternative hedging arrangements or be required to replace the underlying commitment at then current market prices. In these events, we might incur additional costs in addition to the amounts owed to us by the counterparty.

We obtain insurance from carriers who meet certain rating requirements, monitor events in the insurance industry, and review the financial security of our carriers. Should a carrier experience a downgrade in rating, we may elect to choose other insurance providers and may not be able to recover premiums should a default occur.

3.	Basis of presentation and significant accounting policies

Principles of combination and consolidation

These consolidated and combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The consolidated and combined financial statements include the accounts of the eight affiliated companies discussed in Note 1 and their wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in the combination of affiliates for 2013 and 2012, and the consolidation of wholly-owned subsidiaries for 2014.

Unconsolidated variable interest entities

Raven Power has agreements with three special purpose entities that qualify as variable interest entities (“VIEs”) in accordance with Financial Accounting Standards Board Accounting Standards Codification section 810-10, “Consolidation – Variable Interest Entities” (ASC 810-10), for which we are not the primary beneficiary. The purpose of these entities is to install and operate special equipment on the Raven Facilities’ coal plant sites that will be used to treat the coal to reduce emissions when the coal is burned in the power plants. These entities qualify as VIEs because we are the sole supplier of coal to the entities and it is not economical for the entities to obtain a supply of coal from any other source. Accordingly, the entities are effectively dependent upon us as the sole supplier of coal and the entities would not be able to generate any economic returns without the coal that we supply. However, Raven Power is not the primary beneficiary of these entities because Raven Power does not control the most significant activity of the entities which is the successful application of the proprietary formula and techniques for treating the coal to reduce emissions. Other than the long-term agreements to supply coal, Raven Power has not provided any material financial or other support to these VIEs during the years ended December 31, 2014, 2013 and the period August 13, 2012 to December 31, 2012, and does not intend to provide any funding or other support to these entities in the future. The maximum exposure to loss associated with these entities amounts to the outstanding receivable balance at any given time, which fluctuates within a range of approximately $0.1 million up to $0.4 million based on the amount of coal refined each month.

Reclassification

Certain amounts reported in prior periods have been reclassified to conform to the current year presentation.

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses as well as the disclosure of contingent assets and liabilities at the date of the financial statements.

Our material estimates include the valuation of derivative instruments, valuation of acquired assets and liabilities, valuation of asset retirement obligations, estimated useful lives used in computing depreciation expense and impairment evaluations for long-lived assets. Due to the inherent uncertainties in the process of making these estimates, actual results may vary from these estimates and the effects may be material. Management believes the estimates and assumptions used are reasonable.

Revenue recognition

Power revenues include sales of generated electricity, capacity revenues, and other ancillary services which are sold through contracts directly with the regional transmission organization or independent system operator (PJM, ISO-NE or ERCOT) or other third parties. Revenue for the sale of electricity is recognized upon transmission and delivery to the customer at the contractual price. Revenue from capacity and other ancillary service contracts are recognized when contractually earned at the negotiated contract price. Energy sales, capacity revenues, and services revenues are recorded on a gross basis for third-party contracts and on a net basis for sales directly and indirectly to PJM, ISO-NE or ERCOT.

Derivative instruments and hedging activities

All derivative instruments are recognized as either assets or liabilities in the Company’s consolidated and combined balance sheets at fair value. The accounting for changes in fair value (i.e. unrealized gains and losses) of a derivative instrument depend on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For derivatives that do not qualify for hedge accounting under the hedge accounting guidelines or the hedge accounting designation has not been elected, the gain or loss is recognized in the current period. As of December 31, 2014 and 2013, the Company’s derivative instruments either do not qualify for hedge accounting under the hedge accounting guidelines or the hedge accounting designation has not been elected (see Note 10).

Cash and cash equivalents

Cash and cash equivalents consists of all demand deposits and funds invested in highly liquid investments with an original maturity of three months or less.

Restricted Cash

Restricted cash consists primarily of funds held to satisfy certain depositary requirements of the Company’s credit agreements and funds held that are restricted in their use. Restricted cash serves to fund future major maintenance, potential outage losses, and debt service reserves.

Restricted cash includes the following (in millions):

	December 31,
	2014	2013
Major maintenance account – Raven Power	$—	$20
Debt service reserve account – Topaz Power	—	19
Environmental remediation escrow – Topaz Power	1	1
Cash collateral – letters of credit – Raven Power	—	5

	$1	$45

Allowance for doubtful accounts

Accounts receivable are stated at the actual billed amount less an allowance for doubtful accounts, if necessary. At December 31, 2014 and 2013, there were no allowances made for doubtful accounts.

Inventories

Inventories consist of fuel stock (primarily coal and fuel oil), emission allowances, materials and operating supplies and are valued at the lower of weighted average cost or market.

As certain facilities generate electricity, a liability is recorded for the anticipated cost of any emission allowances required as a result of burning fossil fuels. Emission allowances are recorded as inventory when acquired by the Company. When emission allowances are used to settle obligations, the inventory and the liability are removed from the Company’s consolidated and combined balance sheets.

Property, plant and equipment

Property, plant and equipment items are recorded at original cost or fair value at the date of acquisition, net of accumulated depreciation. Repair costs and major maintenance, including planned major maintenance, are generally expensed as incurred except for replacement equipment and related installation services that meet our capitalization criteria.

Depreciation expense is computed using the straight-line method over the asset’s estimated original useful lives commencing when assets, or major components thereof, are either placed in service or acquired, as appropriate. Generally, upon the normal or early retirement of assets, the costs and related accumulated depreciation of such assets are removed from the Company’s consolidated and combined balance sheets with the difference recorded as depreciation expense in the current period.

Property, plant and equipment are periodically reviewed for impairment when events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. The determination of whether an impairment has occurred is based on an estimate of undiscounted cash flows attributable to the assets, as compared to the carrying value of the assets. A resulting impairment loss is highly dependent on the underlying assumptions. There were no impairments recognized for the years ended December 31, 2014, 2013, and 2012.

Environmental costs

The Company evaluates environmental expenditures periodically and records liabilities when it is probable that the Company is liable for the costs and the liability can be reasonably estimated. Liabilities recorded are based on experience, assessment of the current situation, and the technology currently available for use in remediation. The recorded costs are periodically adjusted as estimates are revised and remediation proceeds. Environmental liabilities are reflected on the consolidated and combined balance sheets as a component of asset retirement and environmental obligations. Environmental expenditures are expensed as part of operations and maintenance expense on the consolidated and combined statements of operations.

Intangible assets

An intangible asset is recorded when specific rights and contracts are acquired. We amortize purchased intangible assets with finite lives over the estimated economic life of the assets.

Intangible assets determined to have indefinite lives are not amortized, but rather are tested for impairment at least annually or more frequently if events or changes in circumstances indicate that such intangible assets have finite lives and should be amortized over their useful lives.

Asset retirement obligations

The Company records all known asset retirement obligations in the period for which the liability’s fair value can be reasonably estimated. On an ongoing basis, the liability is accreted to its present value and the capitalized costs are depreciated over the useful life of the related asset.

As of December 31, 2014 and 2013, our asset retirement obligation liabilities were $20 million and $19 million, respectively, primarily relating to actions required in the event of demolition or decommissioning of specific components of the generating facilities.

Leases

All lease transactions are evaluated for proper treatment and are classified as an operating lease or capital lease. Operating leases are charged to rent expense over the life of the lease agreement. Capital leases are capitalized as part of property, plant and equipment and depreciated over the useful life of the asset or the lease term, whichever is shorter. At December 31, 2014 and 2013, the Company did not have any leases classified as capital leases.

Deferred financing costs

Deferred financing costs are costs incurred in connection with obtaining financing. These costs are deferred and amortized over the term of the related debt using the effective interest method. For the years ended December 31, 2014, 2013 and 2012, the Company amortized deferred financing cost of $5 million, $4 million and $7 million, respectively, as interest expense in the consolidated and combined statements of operations.

Income taxes

All legal entities included in the consolidated and combined financial statements are limited liability companies or partnerships and have elected to be treated as disregarded entities for federal tax purposes. No provision for federal income taxes has been made in the consolidated and combined financial statements as the taxable income or loss is reported on the separate tax returns of the individual members or partners. There were no deferred tax assets or liabilities recorded as of December 31, 2014 and 2013.

New accounting standards

In May 2014, the FASB issued Accounting Standards Update 2014-09, “Revenue from Contracts with Customers,” (“ASU 2014-09”) which provides updated, comprehensive revenue recognition guidance for contracts with customers, including a new principles-based five step framework that eliminates much of the industry-specific guidance in current accounting literature. Under ASU 2014-09, revenue recognition is based on a core principle that companies recognize revenue in an amount consistent with the consideration it expects to be entitled to in exchange for the transfer of goods or services. The standards update also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of recognized revenue. This guidance will be effective for the Company in the year ended December 31, 2018, with early adoption not permitted. The Company is currently evaluating the impact of this standards update on the Company’s consolidated and combined financial statements.

4.	Acquisition

Raven Power

On November 30, 2012, Raven acquired the Raven Facilities and certain associated assets and liabilities from Constellation Power Source Generation, Inc. for cash consideration of $383 million (the “Acquisition”). The Acquisition was funded by $238 million in equity contributions from Riverstone Global Energy & Power Fund V, L.P. and partially by debt issued by Raven Power (see Note 8). Of the consideration paid, $374 million was allocated to assets and liabilities recorded on the accounts of Raven Power and $9 million was allocated to the fair value of acquired barges recorded on the accounts of Raven Power BargeCo LLC (“Raven BargeCo”), which is not owned by Raven Power and is not included in these consolidated and combined financial statements. The Acquisition was accounted for as a business combination and the purchase price has been allocated as follows based on the estimated fair value of the assets acquired and the liabilities assumed at the date of acquisition (in millions):

Accounts receivable and other assets	$41
Materials and supplies inventory	10
Fuel stock	72
Plant and equipment	243
Land	39
Intangible assets	18
Accounts payable and other current liabilities	(23)
Fuel supply agreements	(14)
Asset retirement obligations	(12)

Total net assets acquired by Raven Power	$374

The acquisition date fair value of the tangible and intangible assets acquired and liabilities assumed was determined using a combination of cost, market and income approaches.

The expected or actual settlement amounts of acquired accounts receivable, other current assets, accounts payable and other current liabilities were used to estimate fair value under the market approach due to the short-term nature of these instruments. Materials and supplies inventory was valued using a replacement cost approach adjusted to reflect obsolescence.

Raven Power estimated the fair value of the acquired land, fuel stock and fuel supply agreements based on a market approach using current market pricing. The fair value of the acquired fuel supply agreements was recorded on an individual basis in other assets and other liabilities and was amortized over the remaining term of the agreements as the fuel was delivered. For the year ended December 31, 2013 and the period August 13, 2012 to December 31, 2012, Raven Power increased the cost of delivered fuel by approximately $11 million and $3 million, respectively, for fuel delivered under the acquired fuel supply agreements. At December 31, 2013, the fair value recorded for acquired fuel supply agreements has been fully amortized.

The fair value of plant and equipment, intangible assets, other long-term assets and asset retirement obligations was determined using income based discounted cash flow models which incorporated management’s estimates and assumptions regarding future operations at the acquisition date.

A bargain purchase gain of approximately $2 million and acquisition costs of approximately $9 million associated with the Acquisition were recorded on the accounts of Raven and were not allocated to Raven Power.

5.	Inventory

Inventory consist of the following (in millions):

	December 31,
	2014	2013
Fuel stock	$81	$66
Material & supplies	34	29
Emission allowances	78	17

Total Inventory	$193	$112

6.	Property, plant and equipment

Property, plant and equipment includes the following (in millions):

	Estimated useful lives (years)	December 31,
		2014	2013
Electric generation facilities (in-service)	1 – 62	$1,696	$1,656
Land		44	44
Advance payments for equipment		—	12

Subtotal		1,740	1,712
Accumulated depreciation		(329)	(248)

Property, plant and equipment, net		$1,411	$1,464

For the years ended December 31, 2014, 2013 and 2012, the Company recorded depreciation expense of $88 million, $90 million and $73 million, respectively.

7.	Intangible assets

The components of intangible assets consist of the following (in millions):

	December 31, 2014
	Gross carrying amount	Accumulated amortization	Net assets
Contractual rights – permit	$17	$(2)	$15
Contractual rights – leases	1	—	1
Water rights.	1	—	1

Total	$19	$(2)	$17

	December 31, 2013
	Gross carrying amount	Accumulated amortization	Net assets
Contractual rights – permit	$17	$(1)	$16
Contractual rights – leases	1	—	1
Water rights.	2	—	2

Total	$20	$(1)	$19

The estimated aggregate amortization expense for each of the five succeeding years is as follows (in millions):

2015	$1
2016	1
2017	1
2018	1
2019	1
2020 and thereafter	11

$16

For the years ended December 31, 2014, 2013 and 2012, the Company recorded amortization expense of $1 million, $1 million and $3 million, respectively. Amortization expense related to contractual rights-power contracts was recorded in revenue, and amortization expense related to contractual rights – leases and contractual rights – permit was recorded in operations and maintenance expense in the consolidated and combined statements of operations.

On December 31, 2014, Topaz Power sold a portion of its water rights to an unrelated third party for $3 million and recorded a gain on the sale of assets of $2 million within other income in the consolidated and combined statements of operations. At December 31, 2014 the unamortized book value of the remaining water rights was $1 million.

8.	Notes payable and lines of credit

The Company’s debt outstanding at December 31, 2014 and 2013, was as follows (in millions):

	December 31,
	2014	2013
2019 Senior Notes	$1,250	$—
Credit Facility	25	—
Topaz Senior Secured Notes	—	599
Sapphire 2013 Senior Secured Notes	—	247
Raven 2013 Senior Secured Notes	—	371
Insurance notes payable	8	7

Total notes payable and lines of credit	1,283	1,224
Less: current maturities	8	20

	$1,275	$1,204

2019 Senior Notes

On July 10, 2014, RJS Power Holdings LLC, a wholly owned subsidiary of the Company, completed a private placement to eligible purchasers of an aggregate principal amount of $1,250 million of its 5.125% senior notes due July 15, 2019 (the “2019 Senior Notes”). The 2019 Senior Notes were issued under and are governed by an indenture dated July 10, 2014, between RJS Power Holdings LLC, The Bank of New York Mellon, as trustee, and the Company’s subsidiaries named therein as guarantors (the “Indenture”). The 2019 Senior Notes were sold to investors at a purchase price of 100% of the aggregate principal amount of the 2019 Senior Notes with net proceeds from the sale of approximately $1,216 million (after deducting offering fees and expenses). The proceeds were used to repay outstanding borrowings and for general corporate purposes. The 2019 Senior Notes are initially guaranteed on a senior unsecured basis by RJS Power LLC, a wholly owned indirect subsidiary of the Company. Interest on the 2019 Senior Notes is paid semi-annually in arrears on January 15 and July 15 of each year, beginning on January 15, 2015. The 2019 Senior Notes are senior unsecured obligations of RJS Power Holdings LLC and rank equally with all of its current and future senior indebtedness.

Prior to the occurrence of a “Merger Event” as defined below, the Indenture, among other restrictions, limits the ability of the RJS Power Holdings LLC and its subsidiaries to (1) incur or guarantee additional indebtedness; (2) pay dividends on, make other distributions in respect of, or repurchase or redeem capital stock or units; (3) prepay, redeem or repurchase certain junior indebtedness; (4) issue preferred stock or similar equity securities; (5) make loans and investments; (6) sell assets; (7) incur or permit to exist liens on assets to secure indebtedness; (8) enter into transactions with affiliates; (9) create or designate subsidiaries as unrestricted subsidiaries; (10) enter into agreements restricting RJS Power Holdings LLC’s ability or the ability of any of its subsidiaries to pay dividends or make other distributions or engage in other transactions with RJS Power Holdings LLC or any restricted subsidiaries; and (11) consolidate, merge or sell all or substantially all of its assets. The Indenture permits RJS Power Holdings LLC to incur additional indebtedness under Credit Facilities (as defined in the Indenture) not to exceed the sum of $150 million and 7.5% of the total assets of RJS Power Holdings LLC as shown on its most recent consolidated balance sheet. The Indenture limits RJS Power Holdings LLC’s ability to incur additional indebtedness in excess of the amount discussed above, including borrowings under its revolving credit facility, unless RJS Power Holdings LLC meets the fixed charge coverage ratio test. The fixed charge coverage ratio test requires that after giving effect to the incurrence of additional debt, the ratio of RJS Power Holdings LLC’s adjusted Consolidated Cash Flow (as defined in the Indenture) to its adjusted Fixed Charges (as defined in the Indenture) over the trailing four fiscal quarters will be at least 2.0 to 1.0. The Indenture permits RJS Power Holdings LLC to pay dividends or make distributions in an aggregate amount from the issue date of the 2019 Senior Notes not to exceed $125 million. The Indenture restricts RJS Power Holdings LLC’s ability to pay further dividends or make further distributions unless no event of default has occurred and RJS Power Holdings LLC would, at the time of the payment and after giving pro forma effect thereto as if such payment had been made at the beginning of the trailing four fiscal-quarters have been permitted to incur at least $1.00 of additional indebtedness pursuant to the fixed charge coverage ratio test described above. As of December 31, 2014, RJS Power Holdings LLC was in compliance with all debt covenants.

Under the indenture governing the 2019 Senior Notes, a “Merger Event” occurs upon the merger, consolidation, or certain equivalent combinations, of substantially all of the businesses and operations of the Company with substantially all of the businesses and operations of Energy Supply, subject to certain conditions. Upon the occurrence of a Merger Event, (1) the restrictive covenants in the indenture governing the 2019 Senior Notes will cease to apply and will be replaced with less restrictive covenants substantially similar to the covenants in the indenture governing Energy Supply’s senior notes and (2) all guarantees with respect to the notes will be automatically released.

From and after the first interest payment date following a “Merger Ratings Event,” the interest rate will decrease to a rate of 4.625% per annum. The “Merger Ratings Event” will occur if, on the date of the occurrence of the Merger Event or, if later, on the date that Moody’s and S&P first publicly issue corporate ratings for the successor issuer of the notes, the corporate ratings of such successor issuer of the notes are at least (i) Ba2 from Moody’s and BB- from S&P or (ii) Ba3 from Moody’s and BB from S&P, in each case with a stable or better outlook.

The 2019 Senior Notes are not redeemable until July 15, 2016. On or after July 15, 2016, RJS Power Holdings LLC may redeem all or a part of the 2019 Senior Notes, from time to time, at the following redemption prices (expressed as a percentage of the principal amount) plus accrued and unpaid interest on the notes redeemed, if any, up to but excluding the redemption date, if redeemed during the twelve-month beginning July 15th of the years indicated below:

Year	Percentage
2016	102.563%
2017	101.281%
2018 and thereafter	100.000%

Credit Facility

Concurrently with the issuance of the 2019 Senior Notes, RJS Power Holdings LLC entered into a senior secured revolving credit facility with JPMorgan Chase Bank, N.A., as administrative agent, and other lenders and issuing banks party thereto (the “Credit Facility”). The Credit Facility will mature in five years and provide for aggregate revolving commitments in an amount equal to $150 million, all of which will be available for the issuance of letters of credit. Borrowings under the Credit Facility may be paid down and reborrowed and bear interest at LIBOR plus 2.50%, as adjusted pursuant to terms of the Credit Facility, or 1.50% above the Alternate Base Rate, as defined in the Credit Facility. The annual commitment fee on the unused portion of the Credit Facility is 0.50%. In addition, RJS Power Holdings LLC will pay letter of credit fees on the aggregate face amount of outstanding letters of credit plus a fronting fee to the issuing banks.

RJS Power Holdings LLC’s obligations under the Credit Facility are guaranteed by RJS Power LLC, a direct wholly owned subsidiary of RJS Power Holdings LLC, and by our operating subsidiaries. The Credit Facility will be secured by a first lien on substantially all assets of the Company.

The Credit Facility contains customary financial and other covenants, including a leverage covenant which precludes RJS Power Holdings LLC from allowing the aggregate outstanding exposure on the Credit Facility, as of the last day of the applicable four quarter period, to exceed 25% of the aggregate commitments under the Credit Facility if the leverage ratio exceeds 6.0 to 1.0. RJS Power Holdings LLC has the right to cure any breach of this leverage ratio covenant by obtaining certain equity commitments in an amount necessary to meet the leverage ratio test. RJS Power Holdings LLC may only use this cure right six times during the life of the facility. In addition, RJS Power Holdings LLC is subject to covenants, including but not limited to, restrictions on its ability to incur additional indebtedness, dispose of material assets or properties, make certain restricted payments, engage in transactions with affiliates, and create liens on properties.

As of December 31, 2014, the Credit facility had an outstanding balance of $25 million, a $2 million outstanding letter of credit, and additional borrowing capacity of $123 million.

Topaz Senior Secured Notes and Working Capital Facility

On February 26, 2013, Topaz Power completed a private placement offering to eligible purchasers of an aggregate principal amount of $610 million of its senior secured notes (the “Topaz Senior Secured Notes”) at a purchase price of 99.0% of the principal amount and obtained a $30 million working capital facility (the “Topaz Working Capital Facility”). In conjunction with the issuance of the Topaz Senior Secured Notes, the Company incurred approximately $12 million in fees and associated costs. The net proceeds from the sale of the Topaz Senior Secured Notes were used to pay the aggregate principal and interest on the then-outstanding indebtedness of Topaz Power.

The Topaz Working Capital Facility had a maturity date of February 26, 2017 and accrued interest at a variable rate. Accrued interest and a commitment fee at the rate of 0.5% per annum for all unutilized portions of the Topaz Working Capital Facility were paid quarterly.

The Topaz Power Senior Secured Notes required scheduled quarterly installment payments in an aggregate amount of 1% per annum of the outstanding beginning balance with any remaining advances repaid at the maturity date of the facility in 2020; required interest to be paid quarterly; and provided for the election of an interest rate at either a floating base rate plus a margin of 3.00% or at LIBOR plus a margin of 4.00%, but in no event was the elected interest rate lower than 1.25% plus the applicable margin. Cash paid for interest related to the Topaz Senior Secured Notes was approximately $17 million and $27 million for the year ended December 31, 2014 and 2013, respectively.

The aggregate principal balance of the Topaz Senior Secured Notes and outstanding balance of the Topaz Working Capital Facility were paid in full on July 10, 2014, in conjunction with the issuance of the 2019 Senior Notes. Remaining unamortized deferred financing costs of approximately $10 million and unamortized debt discount of approximately $5 million related to the Topaz Senior Secured Notes and Topaz Working Capital Facility were included in loss on extinguishment of debt in the consolidated and combined statements of operation.

Sapphire 2013 Senior Secured Notes and Working Capital Facility

On July 10, 2013, Sapphire Power completed a private placement offering to eligible purchasers of an aggregate principal amount of $250 million of its senior secured notes (the “Sapphire 2013 Senior Secured Notes”) at a purchase price of 99% of the principal amount and obtained a $30 million working capital facility (the “Sapphire 2013 Working Capital Facility”). The Company incurred approximately $7 million in fees and associated costs related to the issuance of the Sapphire 2013 Senior Secured Notes and obtainment of commitments for the Sapphire 2013 Working Capital Facility. The net proceeds from the sale of the Sapphire 2013 Senior Secured Notes were used to pay the aggregate principal and interest on the then-outstanding indebtedness of Sapphire Power.

The Sapphire 2013 Working Capital Facility had a maturity date of July 10, 2018 and accrued variable interest at LIBOR plus a margin of 5.0%. Accrued interest and a commitment fee at the rate of 0.50% per annum for all unutilized portions of the Sapphire 2013 Working Capital Facility were paid quarterly. Cash paid for interest related to the Sapphire 2013 Working Capital Facility was approximately $1 million and $1 million for the years ended December 31, 2014 and 2013, respectively. As of December 31, 2013, Sapphire Power had $12 million in outstanding standby letters of credit (see Note 12) and additional borrowing capacity of $18 million under the Sapphire 2013 Working Capital Facility.

The Sapphire Senior Secured Notes had a maturity date of July 10, 2018 and required scheduled quarterly principal payments equal to 0.25% of the original principal amount with any remaining unpaid principal due at the maturity date. The Sapphire 2013 Senior Secured Notes also required interest to be paid quarterly and provided for the election of an interest rate at either a base rate or at LIBOR plus a margin of 5.0%, but in no event was the elected interest rate lower than 1.0% plus the applicable margin. Cash paid for interest related to the Sapphire 2013 Senior Secured Notes was approximately $8 million and $7 million for the years ended December 31, 2014 and 2013, respectively.

The aggregate principal balance of the Sapphire 2013 Senior Secured Notes and outstanding balance of the Sapphire 2013 Working Capital were paid in full on July, 10, 2014, in conjunction with the issuance of the 2019 Senior Notes. Remaining unamortized deferred financing costs of approximately $5 million and unamortized debt discount of approximately $2 million related to the Sapphire 2019 Senior Secured Notes and Sapphire Working Capital Facility were included in loss on extinguishment of debt in the consolidated and combined statements of operation.

Raven 2013 Senior Secured Notes and Working Capital Facility

On December 19, 2013, Raven Power completed a private placement offering to eligible purchasers of an aggregate principal amount of $375 million of its senior secured notes due December 19, 2020 (the “Raven 2013

Senior Secured Notes”) at a purchase price of 99% of the principal amount and obtained a $40 million working capital facility (the “Raven Working Capital Facility”). The Raven 2013 Senior Secured Notes and Raven Working Capital Facility were governed by the Credit and Guaranty Agreement dated December 19, 2013, between Raven Power, various lenders, and Deutsche Bank AG as Administrative Agent and Collateral Agent (the “Raven 2013 Credit Agreement”). The Company incurred approximately $10 million in fees and associated costs related to issuance of the Raven 2013 Senior Secured Notes. The net proceeds from the sale of the Raven 2013 Senior Secured Notes were primarily used to pay the aggregate principal and interest on the then-outstanding indebtedness of Raven Power and make a distribution of approximately $201 million to its sole member.

The Raven Working Capital Facility had a maturity date of December 19, 2018, and accrued variable interest at LIBOR plus a margin. Accrued interest and a commitment fee at a rate of 0.50% per annum for all unutilized portions of the Raven Working Capital Facility were paid quarterly.

The Raven Power 2013 Senior Secured Notes require scheduled quarterly principal payments equal to 0.25% of the original principal amount with any remaining unpaid principal due at the maturity date. Additional mandatory prepayments were to be made annually in May of each year in an amount equal to the lesser of (i) 100% excess cash flow, as defined by the Raven 2013 Credit Agreement, or (ii) the amount required for Raven Power to reduce the outstanding principal of the Raven Power Senior Secured Notes to a predefined targeted debt balance. On April 9, 2014, Raven Power and the other parties to the Raven 2013 Credit Agreement agreed to amend the Raven 2013 Credit Agreement to allow for the prepayment of approximately $53 million of principal and accrued interest thereon and an early distribution, as compared to the original Raven 2013 Credit Agreement, to its sole member of approximately $105 million of excess cash flow generated by Raven Power in the first quarter of 2014. In conjunction with the early distribution of excess cash flow, Raven Power also made an allowed tax distribution to its sole member of approximately $29 million. Raven Power incurred approximately $2 million in prepayment fees and associated costs related to the amendment.

The Raven 2013 Senior Secured Notes also required interest to be paid quarterly and provided for the election of an interest rate at either a base rate or LIBOR plus a margin of 4.25%, but in no event was the elected interest rate lower than 1.00% plus the applicable margin.

The aggregate principal balance of the Raven 2013 Senior Secured Notes and outstanding balance of the Raven Working Capital Facility were paid in full on July 10, 2014, in conjunction with the issuance of the 2019 Senior Notes. Remaining unamortized deferred financing costs of approximately $10 million and unamortized debt discount of approximately $4 million related to the Raven 2013 Senior Secured Notes and Raven Working Capital Facility were included in loss on extinguishment of debt in the consolidated and combined statements of operation.

Insurance notes payable

The Company finances portions of its insurance premiums through financial institutions as unsecured debt with a term of less than twelve months. The notes bear interest at a fixed rate of 2.25% with principal and interest payments due in monthly installments.

Annual debt maturities

Contractual annual principal repayments or maturities of debt instruments as of December 31, 2014 are as follows (in millions):

2015	$8
2016	—
2017	—
2018	—
2019	1,275
2020 and thereafter	—

Total debt	$1,283

9.	Asset retirement obligation

The Company records asset retirement obligations (“ARO”) for actions legally required in the event of demolition or decommissioning of specific components of the generating facilities. The Company recorded the following activity related to the ARO liability for the years ended December 31, 2014 and 2013 (in millions):

Balance at December 31, 2012	$17
Accretion expense	2
Liabilities settled	—

Balance at December 31, 2013	19
Accretion expense	1
Liabilities settled	—

Balance at December 31, 2014	$20

10.	Derivative instruments

We are exposed to various market risks. These risks arise from the ownership of assets and operation of the business. We have a risk control framework designed to monitor, measure and define appropriate transactions to hedge and manage the risk in our existing portfolio of assets and contracts and to authorize new transactions. We believe we have effective procedures for evaluating and managing the risks to which we are exposed. Ultimate decisions are made by the management of RJS Power within guidelines established by the board of directors. In addition, certain actions are limited under covenants contained within our credit agreements.

All of our derivative instruments are entered into by the respective subsidiaries of Raven Power, Topaz Power or Sapphire Power. Derivative instrument counterparties have been granted liens on certain of the respective assets of Raven Power, Topaz Power or Sapphire Power that are pari passu with the creditors under the Credit Facility. No additional cash collateral is required under the derivative instruments.

The Company utilizes the following derivative instruments to mitigate the impact of changes in electricity prices, fuel prices and interest rates on the consolidated and combined operating results and cash flows:

Heat Rate Call Options

To reduce our exposure to fluctuations in the market price of electricity and fuel, we enter into derivative contracts including financially settled heat rate call options (“HRCOs”). HRCOs financially settle based on the differential between (i) a variable power price index at a predetermined location (“Index Price”), and (ii) an exercise price tied to the heat rate conversion factors of our plants and corresponding variable natural gas index (“Exercise Price”). The HRCOs require a counterparty to pay a premium in exchange for the right to exercise the option and receive an amount equal to the Index Price less the Exercise Price (“Option Exercise Amount”). The net amount of the option premium and the Option Exercise Amount paid to or received from the HRCO counterparty is recorded net in the realized settlements on commodity derivative contracts line item in the consolidated and combined statements of operations. If the Option Exercise Amount is greater than the premium received, it will result in a net realized loss on settlement. If the Option Exercise Amount is less than the premium received, it will result in a net realized gain on settlement.

Power and Gas Swaps

To reduce our exposure to fluctuations in the market price of electricity and fuel, we enter into derivative contracts including short-term financially settled swap agreements related to power and gas prices (“Power and Gas Swaps”). Power and Gas Swaps require payments to or from counterparties based upon the differential between a fixed price and variable index price for a predetermined contractual notional amount. The cash settlements received or paid by the Company on net settlement of the Power and Gas Swaps are recorded net in the realized settlements on commodity derivative contracts line item in the consolidated and combined statements of operations.

Interest Rate Swaps

To reduce our exposure to fluctuations in interest rates, we have previously utilized swap agreements related to interest rates that require payments to or from counterparties based upon the differential between a fixed interest rate and variable interest rate index for a predetermined contractual notional amount (the “Interest Rate Swaps”).

All derivative contracts are recorded at fair value (see Note 11) and included in the consolidated and combined balance sheets as derivative assets and derivative liabilities. The following table summarizes the location of all derivative contracts in the consolidated and combined balance sheets at December 31 (in millions):

	December 31, 2014
	Heat Rate Call Options	Power and Gas Swaps	Interest Rate Swaps	Total Instruments
Current derivative assets	$2	$24	$—	$26
Long-term derivative assets	—	3	—	3

Total derivative assets	2	27	—	29

Current derivative liabilities	(43)	—	—	(43)
Long-term derivative liabilities	(20)	—	—	(20)

Total derivative liabilities	(63)	—	—	(63)

Net derivative assets (liabilities)	$(61)	$27	$—	$(34)

	December 31, 2013
	Heat rate call options	Power and gas swaps	Interest rate swaps	Total instruments
Current derivative assets	$20	$1	$—	$21
Long-term derivative assets	12	—	1	13

Total derivative assets	32	1	1	34

Current derivative liabilities	—	(3)	(2)	(5)
Long-term derivative liabilities	—	—	—	—

Total derivative liabilities	—	(3)	(2)	(5)

Net derivative assets (liabilities)	$32	$(2)	$(1)	$29

In the consolidated and combined balance sheets and the table above, we offset the fair values of all derivative assets and liabilities with the same counterparty for which we have a master netting agreement in place and qualify for net presentation. Fair value accounting guidance and disclosures about offsetting assets and liabilities requires the fair value of derivative instruments to be shown in the notes to the financial statements on a gross basis, even when the derivative instruments are subject to a legally enforceable master netting agreement and qualify for net presentation in the balance sheet.

The following table presents information about our commodity derivative contracts that are netted on our consolidated and combined balances sheet as of December 31, 2014 and 2013, respectively (in millions):

	Gross Amounts of Recognized Assets/Liabilities	Gross Amounts Offset in the Balance Sheet	Net Amounts of Asset/Liabilities Presented in the Balance Sheet
December 31, 2014
Total derivative assets	$52	$(23)	$29
Total derivative liabilities	$(86)	$23	$(63)
December 31, 2013
Total derivative assets	$37	$(3)	$34
Total derivative liabilities	$(8)	$3	$(5)

All derivative contracts are considered economic hedges to our asset and interest rate portfolio, but either do not qualify for hedge accounting under the hedge accounting guidelines or the hedge accounting designation has not been elected. Changes in fair value and realized settlements on the Heat Rate Call Options and Power and Gas Swaps are recognized as separate components of revenues on the consolidated and combined statements of operations. Realized and unrealized gains and losses on the Interest Rate Swaps are recognized currently as interest expense on the consolidated and combined statements of operations. For the years ended December 31, 2014, 2013 and 2012, the Company recognized realized losses on the Interest Rate Swaps of $3 million, $3 million and $17 million, respectively, and unrealized gains (losses) on Interest Rate Swaps of ($1) million, $0 million and $10 million, respectively.

As of December 31, 2014, the maximum length of time the Company is hedging its exposure to the relationship of power prices to natural gas is three years.

At December 31, 2014, Raven Power had 3.6 million megawatt hours, of the 46.4 million megawatt hours of capacity available through the end of 2016, economically hedged using Power Swaps. At December 31, 2013, Raven Power had 1.9 million megawatt hours, of the 23.2 million megawatt hours of capacity available through the end of 2014, economically hedged using Power Swaps.

At December 31, 2014, Topaz Power had a HRCO in place to economically hedge 200 megawatts of capacity at the Nueces Bay generating facility. Additionally, Topaz Power had 1.3 million megawatt hours, out of an available 14.3 million megawatt hours available through the end of 2015, economically hedged using Power and Gas Swaps. At December 31, 2013, Topaz Power utilized HRCO’s to economically hedge the full capacity of Barney Davis generating facility and 200 megawatts of capacity at Nueces Bay generating facility.

At December 31, 2014, Sapphire Power had substantially all the capacity of its generation facilities economically hedged using HRCOs with the exception of the York facility (52 nameplate megawatt capacity) and the Pedricktown facility (140 nameplate megawatt capacity). At December 31, 2013, Sapphire Power had all the capacity of its generation facilities hedged using HRCOs with the exception of the York facility (52 nameplate megawatt capacity).

As of December 31, 2014 and 2013, the aggregate notional amount of the Interest Rate Swaps was $0 and $447 million, respectively. All outstanding Interest Rate Swaps were terminated on July 10, 2014 in conjunction with the issuance of 2019 Senior Notes.

11.	Fair value measurements

Financial instruments are recorded based on fair value measurements in accordance with the authoritative guidance on fair value measurements and disclosures which emphasize that fair value is a market-based measurement and not an entity-specific measurement.

As defined within the authoritative guidance, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company primarily applies the market approach for recurring fair value measurements and endeavor to utilize the best available information. Accordingly, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The Company is able to classify fair value balances based on the observability of those inputs. The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy defined by the authoritative guidance are as follows:

Level 1	Quoted prices in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category include Interest Rate Swaps and Power and Gas Swaps.

Level 3

Pricing inputs include significant inputs that are generally less observable from objective sources.

These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

Financial assets and liabilities are classified in the entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect our estimate of the fair value of our assets and liabilities and their placement within the fair value hierarchy levels. The following table presents our financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2014 and 2013, by level within the fair value hierarchy (in millions):

	Assets and liabilities with recurring fair value as of December 31, 2014
	Level 1	Level 2	Level 3	Total
Assets
Cash, cash equivalents, and restricted cash	$31	$—	$—	$31
Heat rate call options	—	—	2	2
Power and gas swaps	—	27	—	27

	$31	$27	$2	$60

Liabilities
Heat rate call options	$—	$—	$63	$63

	$—	$—	$63	$63

	Assets and liabilities with recurring fair value as of December 31, 2013
	Level 1	Level 2	Level 3	Total
Assets
Cash, cash equivalents, and restricted cash	$186	$—	$—	$186
Heat rate call options	—	—	32	32
Power and gas swaps	—	1	—	1
Interest rate swaps	—	1	—	1

	$186	$2	$32	$220

Liabilities
Power and gas swaps	$—	$3	$—	$3
Interest rate swaps	—	2	—	2

	$—	$5	$—	$5

As of December 31, 2014, the Company’s carrying amounts of cash and cash equivalents are representative of fair value because of the short-term nature of these instruments.

The Company uses industry-standard models that incorporate various assumptions, including quoted interest rates, quoted power and gas prices and time value, as well as other relevant economic measures to measure the value of the Interest Rate Swaps and Power and Gas Swaps.

The Company’s Level 3 fair value derivative instruments consist of HRCOs where certain pricing inputs are unobservable. The Company utilizes models generated by third parties to determine the fair value of these instruments. The models utilize option parameters and market indices that closely approximate the delivery locations for power and gas under the HRCOs to generate a series of monthly options using a Black-Scholes genre option model. As a result of the nature of the inputs and their impact on the measurement of fair value, the instruments are categorized as Level 3 instruments. The valuation models incorporate historical correlation information and extrapolate available forward gas and power curve information to future periods. At each balance sheet date, we perform an analysis of all instruments subject to fair value measurement and include in Level 3 all of those whose fair value is based on significant unobservable inputs.

The following table presents quantitative information for the unobservable inputs used in our most significant level 3 fair value measurements at December 31, 2014 and 2013:

	Quantitative Information about Level 3 Fair Value Measurements
	December 31, 2014
	Fair Value, Net Asset (Liability)	Valuation Technique	Significant Unobservable Input	Range
Heat rate call options	$(61)	Option Model	Power Prices	$25-$117/MWh

	Quantitative Information about Level 3 Fair Value Measurements
	December 31, 2013
	Fair Value, Net Asset (Liability)	Valuation Technique	Significant Unobservable Input	Range
Heat rate call options	$32	Option Model	Power Prices	$27-$180/MWh

The following table reconciles, for the years ended December 31, 2014 and 2013, the beginning and ending net balances for derivative instruments that are recognized at fair value in the consolidated and combined financial statements, using significant unobservable inputs:

	Year Ended December 31,
	2014	2013
Fair value at beginning of period	$32	$66
Total gains and losses recognized in earnings (realized and unrealized)	(96)	29
Settlements	3	(63)

Fair value at end of period	$(61)	$32

There were no transfers in or out of Level 3 for the years ended December 31, 2014 and 2013.

The Company records debt instruments based on contractual terms, net of any applicable discount. The estimated fair value of the Company’s senior secured notes and 2019 Senior Notes were based upon prevailing interest rates and current market pricing curves available to the Company as of December 31, 2014 and 2013, and is disclosed below (in millions).

	December 31, 2014		December 31, 2013
	Carrying value	Estimated fair value	Carrying value	Estimated fair value
Total notes payable	$1,250	$1,225	$1,217	$1,221

The carrying value of the Company’s insurance notes payable approximated fair value due to the short-term nature of these instruments.

12.	Commitments and contingencies

Pipeline facility agreements

Topaz Power has entered into two twenty-year pipeline facility agreements with a counterparty to ensure a reliable channel for the supply of high pressure gas to Barney M. Davis Units 1 and 2 and Nueces Bay Unit 7. The agreements have been accounted for as operating leases. The agreements call for annual payments over a ten year period and a reduced payment based on continued use beginning in the eighth year of the agreements. In each of the years ended December 31, 2014 and 2013, payments of $5 million and $6 million, respectively, were made under the agreements and have been included on the consolidated and combined balance sheets as current and noncurrent prepaid expenses. The total payments under the agreements are amortized ratably over the life of the agreement. The Company amortized $3 million to expense for each of the years ended December 31, 2014, 2013 and 2012 and included the amounts in operations and maintenance expense on the consolidated and combined statement of operations. As of December 31, 2014, the maximum remaining term under the pipeline facility agreements is 15 years.

Contractual service agreement (CSA)

Topaz Power, on behalf of Barney M. Davis Unit 2 and Nueces Bay Unit 7, has entered into a contractual service agreement to provide an initial set of spare parts and perform all planned maintenance on the gas and steam turbines. The counterparty takes the risk of early parts fall-out (i.e., premature wear and tear) and will refurbish parts. Topaz Power is responsible for unplanned maintenance or collateral damage, but under the agreement, the vendor has an exclusive right to perform unplanned maintenance or collateral damage repair work. This commitment is payable quarterly over the next eight years based on the stated payment terms in the contracts at the time of execution and are subject to an annual inflationary adjustment. Topaz Power currently includes the quarterly payments required under the CSA as prepaid expenses or property, plant and equipment in the consolidated and combined balance sheets and recognizes the prepaid balance as expense when maintenance events occur or property, plant, and equipment as capital events occur. Topaz Power amortized $10 million, $10 million and $1 million of the prepaid balance for the years ended December 31, 2014, 2013 and 2012, respectively. The amortization of the prepaid balance was recorded as operating and maintenance expense on the consolidated and combined statements of operations.

Facility site and equipment leases

The Company leases certain equipment and facility sites under non-cancelable leases with original lease terms ranging from 1 to 38 years.

Minimum future payments under these agreements subsequent to December 31, 2014 are as follows (in millions):

	Facility and equipment leases	Pipeline facilities agreement (1)	Contractual services agreements
2015	$2	$6	$5
2016	2	6	18
2017	2	6	18
2018	1	3	5
2019	1	2	15
2020 and thereafter	12	14	38

	$20	$37	$99

(1)	Estimated based on projected factored fired hours and/or starts.

The Company had $5 million, $6 million and $5 million of lease expense for the years ended December 31, 2014, 2013 and 2012, respectively.

Collateral posting

At December 31, 2014 and 2013, the Company had $0 million and $21 million, respectively, in letters of credit in lieu of depositing the cash required to meet debt service reserve account requirements in certain credit agreements. Additionally, as of December 31, 2014 and 2013, there were $2 million and $7 million, respectively, in letters of credit used as credit support with our counterparties for commodity procurement and construction projects.

Legal and environmental matters

The Company is from time to time involved in legal, environmental, regulatory, and other proceedings. Although the Company cannot predict the outcome of these proceedings, the Company believes that the effects on the consolidated and combined financial statements, if any, from the disposition of these matters will not have a material adverse effect on its consolidated and combined results of operations, financial condition or cash flows.

13.	Related party transactions

Topaz Power Management, LP

The Company has service agreements in place with Topaz Power Management, LP (“TPM”), which is an affiliate of the Company. The services provided by TPM include asset management, accounting, budgeting, human resources, commercial/risk management and legal services. TPM charged the Company, for reimbursement of costs, approximately $19 million, $14 million and $13 million for the years ended December 31, 2014, 2013 and 2012, respectively. These expenses were included in general and administrative expenses on the consolidated and combined statements of operations. As of December 31, 2014 and 2013, the Company had an affiliate payable balance of $1 million, and an affiliate receivable balance of $1 million, respectively.

TPM also has agreements directly with the owners of the Company that allow TPM to participate in the profits of the Company if certain cash generation and distribution targets are met. Although the amounts paid under these agreements are not paid directly by the Company, the Company recognizes amounts paid under these agreements as non-cash capital contributions and non-cash compensation expense included in general and administrative expenses on the consolidated and combined statements of operations. During the years ended December 31, 2014, 2013 and 2012, the Company recognized $15 million, $0 and $0, respectively, of non-cash capital contributions and non-cash compensation expense for profit participation payments made during those periods.

Raven Power BargeCo LLC

Raven Power has a service agreement in place with Raven BargeCo under which Raven BargeCo provides coal transportation services to the generation facilities. The agreement automatically renews each year until terminated by one of the parties. Raven BargeCo charged Raven Power $1 million, $2 million and $0 for the years ended December 31, 2014, 2013 and 2012. The expenses were included in operations and maintenance expense in the consolidated and combined statements of operations. The affiliate accounts receivable balances on the consolidated and combined balance sheets were $0 million and $1 million at December 31, 2014 and 2013, respectively.

14.	Segment reporting

We have three reportable segments. The segment structure reflects how the companies included in these consolidated and combined financial statements are legally organized, financed and managed. Selected operating results and balance sheet accounts were as follows (in millions):

	Year ended December 31, 2014
	Topaz Power	Sapphire Power	Raven Power	Corporate	Total
Power revenues	$206	$217	$788	$—	$1,211
Premiums and realized settlements on derivative contracts	28	(26)	(104)	—	(102)
Unrealized gain (loss) on derivative contracts	(13)	(81)	30	—	(64)

Total revenues	221	110	714	—	1,045
Fuel and other variable costs	130	133	314	—	577

Gross margin	91	(23)	400	—	468
Operating expenses (1)	74	60	186	3	323
Depreciation, amortization and accretion	42	16	32	—	90

Operating (loss) income	(25)	(99)	182	(3)	55
Interest expense	18	11	11	34	74
Loss on early extinguishment of debt	15	7	14	—	36

Net (loss) income	$(58)	$(117)	$157	(37)	$(55)

Balance Sheet
Cash and restricted cash	$18	$7	$3	$3	$31
Capital expenditures	15	7	22	—	44
Total assets	1,009	227	521	41	1,798
Notes payable and lines of credit	—	—	—	1,283	1,283

(1)	Includes operations and maintenance, general and administrative, taxes other than income tax and other income

	Year ended December 31, 2013
	Topaz Power	Sapphire Power	Raven Power	Total
Power revenues	$222	$156	$577	$955
Premiums and realized settlements on derivative contracts	57	6	(1)	62
Unrealized loss on derivative contracts	(9)	(24)	(5)	(38)

Total revenues	270	138	571	979
Fuel and other variable costs	147	84	312	543

Gross margin	123	54	259	436
Operating expenses (1)	74	47	156	277
Depreciation, amortization and accretion	42	19	31	92

Operating income (loss)	7	(12)	72	67
Interest expense	35	18	14	67
Loss on early extinguishment of debt	9	8	10	27

Net (loss) income	$(37)	$(38)	$48	$(27)

Balance Sheet
Cash and restricted cash	$94	$8	$84	$186
Capital expenditures	23	6	15	44
Total assets	1,161	265	555	1,981
Notes payable and lines of credit (2)	606	251	378	1,235

(1)	Includes operations and maintenance, general and administrative, taxes other than income tax and other income
(2)	Balance does not include the original issue discount presented net in notes payable balance in consolidated and combined balance sheet.

	Year ended December 31, 2012
	Topaz Power	Sapphire Power	Raven Power	Total
Power revenues	$152	$136	$32	$320
Premiums and realized settlements on derivative contracts	70	2	—	72
Unrealized gain on derivative contracts	24	35	2	61

Total revenues	246	173	34	453
Fuel and other variable costs	86	82	20	188

Gross margin	160	91	14	265
Operating expenses (1)	59	40	10	109
Depreciation, amortization and accretion	43	28	3	74

Operating income	58	23	1	82
Interest expense	31	17	1	49

Net income	$27	$6	$—	$33

(1)	Includes operations and maintenance, general and administrative, taxes other than income tax and other income

15.	Subsequent events

The Company evaluated subsequent events through March 17, 2015, which is the date the financial statements were issued and has determined that there were no subsequent events to be reported.

RJS Generation Holdings LLC and Subsidiaries

Consolidated and Combined Condensed Balance Sheets (in millions)

(Unaudited)

	March 31, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$84	$30
Restricted cash	1	1
Accounts receivable	36	34
Inventory	74	193
Prepaid expense	12	13
Derivative asset	6	26
Other current asset	5	14

Total current assets	218	311
Property Plant and equipment, net	1,392	1,411
Intangible asset, net	16	17
Deferred financing costs, net	29	30
Derivative asset	1	3
Prepaid expense	27	26

Total assets	$1,683	$1,798

Liabilities and Members’ Interest
Current Liabilities
Accounts payable	$41	$50
Accrued liabilities	27	60
Current maturities of notes payable and lines of credit	4	8
Derivative liability	35	43
Emissions liability	—	72
Other current liabilities	2	1

Total current liabilities	109	234
Notes payable and lines of credit, net of current maturities	1,285	1,275
Asset retirement and environmental obligations	20	20
Derivative liability	19	20
Emissions liability	14	—

Total liabilities	1,447	1,549
Members’ interest	236	249

Total liabilities and members’ interest	$1,683	$1,798

The accompanying notes are an integral part of these consolidated and combined condensed financial statements

RJS Generation Holdings LLC and Subsidiaries

Consolidated and Combined Condensed Statements of Operations (in millions)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues
Power Revenues	$243	$667
Realized settlements on commodity derivative contracts	1	(144)

	244	523
Unrealized loss on commodity derivative contracts	(13)	(65)

Total revenues	231	458

Expenses
Fuel and other variable costs	139	260
Operations and maintenance	47	65
General and administrative	12	18
Depreciation, amortization and accretion	23	22
Taxes other than income taxes	6	7
Other income	(1)	—

Total expenses	226	372

Operating income	5	86
Interest expense	18	19

Net (loss) income	(13)	67

The accompanying notes are an integral part of these consolidated and combined condensed financial statements

RJS Generation Holdings LLC and Subsidiaries

Consolidated and Combined Condensed Statements of Members’ Interest (in millions)

(Unaudited)

Total Members’ Interest
Balance at December 31, 2014	$249
Net loss	(13)

Balance at March 31, 2015	$236

The accompanying notes are an integral part of these consolidated and combined condensed financial statements

RJS Generation Holdings LLC and Subsidiaries

Consolidated and Combined Condensed Statements of Cash Flows (in millions)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities
Net (loss) income	$(13)	$67
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, amortization and accretion	23	22
Unrealized loss on derivative contracts	13	65
Gain on sales of assets	(1)	—
Amortization of deferred financing costs and original issue discount	1	1
Changes in assets and liabilities
Accounts receivable	(2)	(10)
Inventory	119	6
Prepaid expenses	(4)	8
Other assets	9	—
Accounts payable and accrued liabilities	(42)	52
Other current liabilities	1	2
Emissions liability	(58)	10

Net cash provided by operating activities	46	223

Cash flows from investing activities
Proceeds from sales of assets	1	—
Capital expenditures	(3)	(4)
Transfer from restricted cash accounts	—	(2)

Net cash used in investing activities	(2)	(6)

Cash flows from financing activities
Proceeds from revolving credit facility	40	18
Repayment of revolving credit facility	(30)	—
Payments of notes payable	—	(3)

Net cash provided by financing activities	10	15

Net increase in cash and cash equivalents	54	232
Cash and cash equivalents
Beginning of year	30	141

End of the period	$84	$373

Supplemental disclosure of cash flow information
Cash paid for interest	$33	$17
Cash paid for taxes	—	—
Supplemental disclosure of non-cash investing activities
Property and equipment in accounts payable	$2	$2
Supplemental disclosure of non-cash financing activities
Notes payable issued to finance insurance premiums	$4	$3

The accompanying notes are an integral part of these consolidated and combined condensed financial statements

RJS Generation Holdings LLC and Subsidiaries

Notes to Consolidated and Combined Condensed Financial Statements

For the Three Month Period Ended March 31, 2015 and 2014 (Unaudited)

1.	Background

In June 2014, affiliates of Riverstone Holdings LLC executed definitive agreements (the “Transaction Agreements”) with PPL Corporation (“PPL”) and PPL Energy Supply LLC (“PPL Energy Supply”) to combine their competitive power businesses to create one of the largest independent power producers in North America (the “Merger Transaction”). Under the terms of the Transaction Agreements, at closing, PPL agreed to spinoff PPL Energy Supply, the parent company of PPL Generation LLC, and PPL EnergyPlus LLC, to the shareholders of PPL and then immediately combine that business with the electricity generation businesses owned by investment funds that are managed by Riverstone Holdings LLC and its affiliates (the “Riverstone Funds”) to form Talen Energy Corporation (“Talen Energy”).

In conjunction with the merger transaction, Raven Power Holdings LLC (“Raven”), C/R Energy Jade, LLC (“Jade”) and Sapphire Power Holdings LLC (“Sapphire”) formed RJS Generation Holdings LLC (“RJS Power” or “the Company”) to facilitate the combination of all the electric generation assets owned by Raven, Jade and Sapphire into one legal entity.

On July 10, 2014, the following occurred:

•	Raven contributed Raven Power Finance LLC and Raven Power Group LLC (collectively “Raven Power”), together with all of their net assets, to an indirect wholly owned subsidiary of RJS Power,

•	Jade contributed C/R Topaz Power Holdings, LLC, Topaz Power Group, LLC, and Topaz Power Property Management II, LP (collectively “Topaz Power”), together with all of their net assets, to an indirect wholly owned subsidiary of RJS Power,

•	Sapphire contributed Sapphire Power Finance LLC, Morris Energy Operations Company, LLC, and Morris Energy Management, LLC (collectively “Sapphire Power”), together with all of their net assets, to an indirect wholly owned subsidiary of RJS Power,

•	Raven Power, Topaz Power and Sapphire Power refinanced their existing indebtedness (See Note 8 of the audited consolidated and combined financial statements of RJS Generation Holdings for the year ended December 31, 2014).

On June 1, 2015, pursuant to the terms of the Transaction Agreements, PPL completed the spinoff of Talen Energy. Immediately thereafter, Raven, Jade and Sapphire completed the Merger Transaction by contributing RJS Power to an indirect wholly owned subsidiary of Talen Energy in exchange for a 35% ownership interest in Talen Energy.

See Note 1 to the audited consolidated and combined financial statements for a detailed description of the business activities and generating assets of RJS Power.

2.	Basis of Presentation and Significant Accounting Policies

Basis of Interim Presentation

The accompanying unaudited, interim consolidated and combined condensed financial statements of the Company have been prepared in accordance with generally accepted accounting principles practiced in the United States of America (“US GAAP”). In the opinion of management, the consolidated and combined condensed financial statements include the normal, recurring adjustments necessary for a fair presentation of the information required to be set forth therein. Certain information and note disclosure, normally included in financial statements prepared in accordance with US GAAP, have been condensed or omitted from these statements pursuant to such rules and regulations and, accordingly, these financial statements should be read in conjunction with the audited consolidated and combined financial statements of RJS Power for the year ended December 31, 2014.

The results for interim periods are not necessarily indicative of the results for the entire year primarily due to seasonal fluctuations in the Company’s revenues, timing of major maintenance expense, volatility of commodity prices and unrealized gains and losses from commodity and interest rate derivative contracts.

Principles of Consolidation and Combination

As discussed in Note 1 of the annual consolidated and combined financial statements for the year ended December 31, 2014, these consolidated and combined condensed financial statements include the accounts of the eight affiliated companies under common control and their wholly owned subsidiaries. These companies became wholly owned consolidated subsidiaries of RJS Power on July, 10, 2014, as described above. All intercompany transactions and balances have been eliminated in the combination of affiliates and consolidation of wholly-owned subsidiaries.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses as well as the disclosure of contingent assets and liabilities at the date of the financial statements.

Our material estimates include the valuation of derivative instruments, valuation of acquired assets and liabilities, valuation of asset retirement obligations, estimated useful lives used in computing depreciation expense and impairment evaluations for long-lived assets. Due to the inherent uncertainties in the process of making these estimates, actual results may vary from these estimates and the effects may be material. Management believes the estimates and assumptions used are reasonable.

Revenue Recognition

Power revenues include sales of generated electricity, capacity revenues, and other ancillary services which are sold through contracts directly with the regional transmission organization or independent system operator, (PJM, ISO-NE or ERCOT) or other third parties. Revenue for the sale of electricity is recognized upon transmission and delivery to the customer at the contractual price. Revenue from capacity and other ancillary service contracts are recognized when contractually earned at the negotiated contract price. Energy sales, capacity revenues, and services revenues are recorded on a gross basis for third-party contracts and on a net basis for sales directly and indirectly to PJM, ISO-NE or ERCOT.

Derivative Instruments and Hedging Activities

All derivative instruments are recognized as either assets or liabilities in the Company’s consolidated condensed balance sheets at fair value. The accounting for changes in fair value (i.e. unrealized gains and losses) of a derivative instrument depend on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For derivatives that do not qualify for hedge accounting under the hedge accounting guidelines or the hedge accounting designation has not been elected, the gain or loss is recognized in the current period. As of March 31, 2015 and December 31, 2014, the Company’s derivative instruments either do not qualify for hedge accounting under the hedge accounting guidelines or the hedge accounting designation has not been elected (see Note 4).

Inventories

Inventories consist of fuel stock, primarily coal and fuel oil, emission allowances, materials and operating supplies and are valued at the lower of weighted average cost or market. Inventory consists of the following (in millions):

	March 31, 2015	December 31, 2014
Fuel stock	$37	$81
Materials & supplies	37	34
Emission allowances	—	78

Total inventory	$74	$193

As certain facilities generate electricity, a liability is recorded for the anticipated cost of any emission allowances required as a result of burning fossil fuels. Emission allowances are recorded as inventory when acquired by the Company. When emission allowances are used to settle obligations the inventory and the liability are removed from the Company’s consolidated balance sheets. In the first quarter of 2015, the Company settled its obligation under the Regional Greenhouse Gas Initiative (“RGGI”) program for the three- year compliance period ended December 31, 2014.

Property, Plant and Equipment

Property, plant and equipment items are recorded at original cost or fair value at the date of acquisition net of accumulated depreciation. Repair costs and major maintenance, including planned major maintenance, are generally expensed as incurred except for replacement equipment and related installation services that meet our capitalization criteria.

Depreciation expense is computed using the straight-line method over the asset’s estimated original useful lives commencing when assets, or major components thereof, are either placed in service or acquired, as appropriate. Generally, upon the normal or early retirement of assets, the costs and related accumulated depreciation of such assets are removed from the Company’s consolidated balance sheets with the difference recorded as depreciation expense in the current period.

New Accounting Standards

Revenue Recognition – In May 2014, the FASB issued Accounting Standards Update 2014-09, “Revenue from Contracts with Customers,” (“ASU 2014-09”) which provides updated, comprehensive revenue recognition guidance for contracts with customers, including a new principles-based five step framework that eliminates much of the industry-specific guidance in current accounting literature. Under ASU 2014-09, revenue recognition is based on a core principle that companies recognize revenue in an amount consistent with the consideration it expects to be entitled to in exchange for the transfer of goods or services. The standards update also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of recognized revenue. This guidance will be effective for the Company in the year ended December 31, 2019, and interim periods beginning after December 15, 2019, with early adoption permitted no earlier than 2017 for calendar year-end entities. The Company is currently evaluating the impact of this standards update on the Company’s consolidated and combined financial statements.

Debt Issuance Costs – In April 2015, the FASB issued Accounting Update 2015-03, “Simplifying the Presentation of Debt Issue Costs.” The standard requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct reduction from the carrying amount of that debt liability, which is consistent with the presentation of debt discounts. The standard is effective for fiscal years beginning after

December 31, 2015, and interim periods beginning after December 15, 2016, with retrospective application and early adoption permitted. We do not anticipate a material impact on our financial condition, results of operation or cash flows as a result of adopting this standard.

3.	Notes Payable and Lines of Credit

The Company’s debt outstanding at March 31, 2015 and December 31, 2014, was as follows (in millions):

	March 31, 2015	December 31, 2014
2019 Senior Notes (1)	$1,250	$1,250
Credit Facility (1)	35	25
Insurance notes payable	4	8

Total notes payable and lines of credit	1,289	1,283
Less: current maturities	4	8

	$1,285	$1,275

(1)	Read Note 8 – Notes Payable and Lines of Credit in the RJS Generation Holdings LLC consolidated and combined financial statements for the year ended December 31, 2014 for a detailed description of each debt instrument.

As of March 31, 2015, the Credit Facility had an outstanding balance of $35 million and a $2 million outstanding letter of credit. In connection with the closing of the Merger Transaction on June 1, 2015 (See Note 1), the Credit Facility was terminated and all outstanding borrowings thereunder were paid in full.

4.	Derivative Instruments

We are exposed to various market risks. These risks arise from the ownership of assets and operation of the business. We have a risk control framework designed to monitor, measure and define appropriate transactions to hedge and manage the risk in our existing portfolio of assets and contracts and to authorize new transactions. We believe we have effective procedures for evaluating and managing the risks to which we are exposed. Ultimate decisions are made by management of RJS Power within guidelines established by the board of directors. In addition, certain actions are limited under covenants contained within our credit agreements.

All of our derivative instruments are entered into by the respective subsidiaries of Raven Power, Topaz Power or Sapphire Power. Derivative instrument counterparties have been granted liens on certain of the respective assets of Raven Power, Topaz Power or Sapphire Power that are pari passu with the creditors under the Credit Facility. No additional cash collateral is required under the derivative instruments.

The Company utilizes the following derivative instruments to mitigate the impact of changes in electricity prices, fuel prices and interest rates on the consolidated and combined condensed operating results and cash flows.

Heat Rate Call Options

To reduce our exposure to fluctuations in the market price of electricity and fuel, we enter into derivative contracts including financially settled heat rate call options (“HRCOs”). HRCOs financially settle based on the differential between (i) a variable power price index at a predetermined location (“Index Price”), and (ii) an exercise price tied to the heat rate conversion factors of our plants and corresponding variable natural gas index (“Exercise Price”). The HRCOs require a counterparty to pay a premium in exchange for the right to exercise the option and receive an amount equal to the Index Price less the Exercise Price (“Option Exercise Amount”). The net amount of the option premium and the Option Exercise Amount paid to or received from the HRCO counterparty is recorded net in the realized settlements on commodity derivative contracts line item in the consolidated and combined condensed statements of operations. If the Option Exercise Amount is greater than the premium received, it will result in a net realized loss on settlement. If the Option Exercise Amount is less than the premium received, it will result in a net realized gain on settlement.

Power and Gas Swaps

To reduce our exposure to fluctuations in the market price of electricity and fuel, we enter into derivatives contracts including short-term financially settled swap agreements related to power and gas prices (“Power and Gas Swaps”). Power and Gas Swaps require payments to or from counterparties based upon the differential between a fixed price and variable index price for a predetermined contractual notional amount. The cash settlements received or paid by the Company on net settlement of the Power and Gas Swaps are recorded net in the realized settlements on commodity derivative contracts line item in the consolidated and combined condensed statement of operations.

All derivative contracts are recorded at fair value and included in the consolidated condensed balance sheets as derivative assets and derivative liabilities. The following table summarizes the location of all derivative contracts in the consolidated condensed balance sheets at March 31, 2015 and December 31, 2014 (in millions):

	March 31, 2015
	Heat Rate Call Options	Power and Gas Swaps	Total Instruments
Current derivative assets	3	3	6
Long-term derivative assets	—	1	1

Total derivative assets	3	4	7

Current derivative liabilities	(31)	(4)	(35)
Long-term derivative liabilities	(19)	—	(19)

Total derivative liabilities	(50)	(4)	(54)

Net derivative assets (liabilities)	(47)	—	(47)

	December 31, 2014
	Heat Rate Call Options	Power and Gas Swaps	Total Instruments
Current derivative assets	2	24	26
Long-term derivative assets	—	3	3

Total derivative assets	2	27	29

Current derivative liabilities	(43)	—	(43)
Long-term derivative liabilities	(20)	—	(20)

Total derivative liabilities	(63)	—	(63)

Net derivative assets (liabilities)	(61)	27	(34)

In the consolidated condensed balance sheets and the table above, we offset the fair values of all derivative assets and liabilities with the same counterparty for which we have a master netting agreement in place and qualify for net presentation. Fair value accounting guidance and disclosures about offsetting assets and liabilities requires the fair value of derivative instruments to be shown in the notes to the financial statements on a gross basis, even when the derivative instruments are subject to a legally enforceable master netting agreement and qualify for net presentation in the balance sheet.

The following table presents information about our commodity derivative contracts that are netted on our consolidated condensed balance sheet as of March 31, 2015 and December 31, 2014 (in millions):

	Gross amounts of Recognized Assets/Liabilities	Gross Amounts Offset in the Balance Sheet	Net Amounts of Asset/Liabilities Presented in the Balance Sheet
March 31, 2015
Total derivative assets	$15	$(8)	$7
Total derivative liabilities	$(62)	$8	$(54)

	Gross amounts of Recognized Assets/Liabilities	Gross Amounts Offset in the Balance Sheet	Net Amounts of Asset/Liabilities Presented in the Balance Sheet
December 31, 2014
Total derivative assets	$52	$(23)	$29
Total derivative liabilities	$(86)	$23	$(63)

All derivative contracts are considered economic hedges to our asset portfolio, but either do not qualify for hedge accounting under the hedge accounting guidelines or the hedge accounting designation has not been elected. Changes in fair value and realized settlements on the Heat Rate Call Options and Power and Gas Swaps are recognized as separate components of revenues on the consolidated and combined condensed statements of operations.

5.	Fair Value Measurements

Financial instruments are recorded based on fair value measurements in accordance with the authoritative guidance on fair value measurements and disclosures which emphasize that fair value is a market based measurement and not an entity-specific measurement.

As defined within the authoritative guidance, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company primarily applies the market approach for recurring fair value measurements and endeavors to utilize the best available information. Accordingly, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The Company is able to classify fair value balances based on the observability of those inputs. The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy defined by the authoritative guidance are as follows:

Level 1	Quoted prices in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry- standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category include Power and Gas Swaps.

Level 3	Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

Financial assets and liabilities are classified in the entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect our estimate of the fair value of our assets and liabilities and their placement within the fair value hierarchy levels.

The following table presents our financial assets and liabilities that were accounted for at fair value on a recurring basis as of March 31, 2015 and December 31, 2014, by level within the fair value hierarchy (in millions):

	Assets and Liabilities with Recurring Fair Value as of
	March 31, 2015
	Level 1	Level 2	Level 3	Total
Assets
Cash, cash equivalents, and restricted cash	$85	—	—	$85
Heat rate call options	—	—	3	3
Power and Gas Swaps	—	4	—	4

	$85	$4	$3	$92

Liabilities
Heat rate call options	$—	$—	$50	$50
Power and gas swaps	—	4	—	4

	$—	$4	$50	$54

	Assets and Liabilities with Recurring Fair Value as of
	December 31, 2014
	Level 1	Level 2	Level 3	Total
Assets
Cash, cash equivalents, and restricted cash	$31	$—	$—	$31
Heat rate call options	—	—	2	2
Power and Gas Swaps	—	27	—	27

	$31	27	$2	$60

Liabilities
Heat rate call options	$—	$—	$63	$63

	$—	$—	$63	$63

As of March 31, 2015, the Company’s carrying amounts of cash and cash equivalents are representative of fair value because of the short-term nature of these instruments.

The Company uses industry-standard models that incorporate various assumptions, including quoted interest rates, quoted power and gas prices and time value, as well as other relevant economic measures to measure the value of the Power and Gas Swaps.

The Company’s Level 3 fair value derivative instruments consist of HRCOs where certain pricing inputs are unobservable. The Company utilizes models generated by third parties to determine the fair value of these instruments. The models utilize option parameters and market indices that approximate the delivery locations for power and gas under the HRCOs to generate a series of monthly options using a Black-Scholes genre option model. As a result of the nature of the inputs and their impact on the measurement of fair value, the instruments are categorized as Level 3 instruments. The valuation models incorporate historical correlation information and extrapolate available forward gas and power curve information to future periods. At each balance sheet date, we perform an analysis of all instruments subject to fair value measurement and include in Level 3 all of those whose fair value is based on significant unobservable inputs.

The following table presents quantitative information for the unobservable inputs used in our most significant level 3 fair value measurements at March 31, 2015 and December 31, 2014 (in millions, except $/MWh):

	Quantitative Information about Level 3 Fair Value Measurements
	March 31, 2015
	Fair Value Net Asset (Liability)	Valuation Technique	Significant Unobservable Input	Range
Heat rate call options	$(47)	Option Model	Power Prices	$25-$121/MWh

	Quantitative Information about Level 3 Fair Value Measurements
	December 31, 2014
	Fair Value Net Asset (Liability)	Valuation Technique	Significant Unobservable Input	Range
Heat rate call options	$(61)	Option Model	Power Prices	$25-$117/MWh

The following table reconciles, for the three months ended March 31, 2015 and 2014, the beginning and ending net balances for derivative instruments that are recognized at fair value in the consolidated and combined condensed financial statements, using significant unobservable inputs (in millions):

	Three Months Ended March 31,
	2015	2014
Fair value at beginning of period	$(61)	$32
Total gains and losses recognized in earnings (realized and unrealized)	(2)	(32)
Settlements	16	(21)

Fair value at end of period	$(47)	$(21)

There were no transfers in or out of Level 3 during the three months ended March 31, 2015 or 2014.

The Company records debt instruments based on contractual terms, net of any applicable discount. The estimated fair value of the Company’s 2019 Senior Notes was based upon prevailing interest rates and current market pricing curves available to the Company as of March 31, 2015 and December 31, 2014, and is disclosed below (in millions).

	March 31, 2015		December 31, 2014
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Total Notes Payable	$1,250	$1,231	$1,250	$1,225

The carrying value of the Company’s insurance notes payable approximated fair value due to the short-term nature of these instruments.

6.	Related Party Transactions

Topaz Power Management, LP

The Company has service agreements in place with Topaz Power Management, LP (“TPM”), which is an affiliate of the Company. The services provided by TPM include asset management, accounting, budgeting, human resources, commercial/risk management and legal services. TPM charged the Company, for reimbursement of costs, approximately $9 million and $8 million for the three months ended March 31, 2015 and

2014, respectively. These expenses were included in general and administrative expenses on the consolidated and combined condensed statements of operations. As of March 31, 2015 and December 31, 2014, the Company had an affiliate payable balance of $0 million and $1 million, respectively.

Raven Power BargeCo LLC

Raven Power has a service agreement in place with Raven Power BargeCo LLC (“BargeCo”) under which BargeCo provides coal transportation services to the generation facilities. The agreement automatically renews each year until terminated by one of the parties. BargeCo charged Raven Power insignificant amounts for the three months ended March 31, 2015 and 2014. The expenses were included in operations and maintenance expense in the consolidated and combined statements of operations.

Trailstone NA Logistics, LLC

Topaz Power has a fuel supply agreement in place with Trailstone NA Logistics LLC (“Trailstone”), an affiliate of Riverstone Holdings LLC, under which Trailstone supplies the full requirements of natural gas consumed by the generation facilities during the delivery period from January 1, 2015 through December 31, 2016. Pursuant to the terms of the agreement, Trailstone charged Topaz Power $15 million during the three months ended March 31, 2015 for natural gas delivered during the period. The expense was included in fuel and other variable costs in the consolidated statement of operations.

7.	Segment Reporting

We have three reportable segments; Topaz Power, Sapphire Power and Raven Power. The segment structure reflects how the companies included in these consolidated and combined condensed financial statements are legally organized, financed and managed. Selected operating results were as follows (in millions):

	Three Months Ended March 31, 2015
	Topaz Power	Sapphire Power	Raven Power	Corporate	Total
Power revenues	$22	$26	$195	$—	$243
Realized settlements on commodity derivative contracts	3	(5)	3	—	1
Unrealized loss on commodity derivative contracts	5	12	(30)	—	(13)

Total revenues	30	33	168	—	231
Fuel and other variable cost	15	14	110	—	139

Gross margin	15	19	58	—	92
Operating expenses (1)	15	13	35	1	64
Depreciation, amortization and accretion	10	5	8	—	23

Operating income	(10)	1	15	(1)	5
Interest expense	—	—	—	(18)	(18)

Net (loss) income	$(10)	$1	$15	$(19)	$(13)

Balance Sheet
Cash and restricted cash	$7	$4	$44	$30	$85
Capital expenditures	—	1	2	—	3
Total Assets	1,000	222	397	64	1,683
Notes payable and lines of credit	—	—	—	1,285	1,285

(1)	Includes operations and maintenance, general and administrative, taxes other than income tax and other income.

	Three Months Ended March 31, 2014
	Topaz Power	Sapphire Power	Raven Power	Total
Power revenues	$64	$108	$495	$667
Realized settlements on commodity derivative contracts	(2)	(20)	(122)	(144)
Unrealized loss on commodity derivative contracts	(22)	(33)	(10)	(65)

Total revenues	40	55	363	458
Fuel and other variable cost	38	76	146	260

Gross margin	2	(21)	217	198
Operating expenses (1)	30	16	44	90
Depreciation, amortization and accretion	11	3	8	22

Operating income	(39)	(40)	165	86
Interest expense	(9)	(5)	(5)	(19)

Net (loss) income	$(48)	$(45)	$160	$67

(1)	Includes operations and maintenance, general and administrative, taxes other than income tax and other income.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses payable by us in connection with the distribution of the securities registered hereby. All amounts are estimates except for the SEC registration fee.

Debit (Credit)
SEC Registration Fee		$65,012.13
Printing Fees and Expenses	$	*
Accounting Fees and Expenses	$	*
Legal Fees and Expenses	$	*
Transfer Agent Fees and Expenses	$	*
Miscellaneous	$	*

Total	$	*

*	To be filed by amendment.

All expenses in connection with the issuance and distribution of the securities being offered shall be borne by us, other than underwriting discount and selling commissions, if any.

Item 14.	Indemnification of Directors and Officers.

Delaware General Corporation Law

Talen Energy Corporation is incorporated under the laws of the state of Delaware.

Section 145(a) of the DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(e) of the DGCL provides that expenses, including attorneys’ fees, incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses, including attorneys’ fees, incurred by former directors and officers or other persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(g) of the DGCL specifically allows a Delaware corporation to purchase liability insurance on behalf of its directors and officers and to insure against potential liability of such directors and officers regardless of whether the corporation would have the power to indemnify such directors and officers under Section 145 of the DGCL.

Our amended and restated certificate of incorporation contains provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	under Section 174 of the DGCL (unlawful dividends); or

•	any transaction from which the director derives an improper personal benefit.

Our amended and restated certificate of incorporation and our amended and restated bylaws require us to indemnify and advance expenses to our directors and officers to the fullest extent not prohibited by the DGCL and other applicable law, except in the case of a proceeding instituted by the director without the approval of our board of directors. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we are required to indemnify our directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 102(b)(7) of the DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision, however, may not eliminate or limit a director’s liability (1) for breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation contains such a provision which provision does not eliminate or limit the liability of a director for any act or omission occurring prior to its effective date.

Indemnification Agreements

Pursuant to the terms of the Transaction Agreement, we have agreed to indemnify (and maintain policies of directors’ and officers’ liability insurance for) certain parties to the Talen Transactions, including all of our past or present directors or officers, for a period of at least six years following the closing of the Combination in respect of acts or omissions relating to the Talen Transactions and occurring at or prior to the consummation of the Combination.

Directors’ and Officers’ Liability Insurance

We have obtained directors’ and officers’ liability insurance which insures against certain liabilities that our directors and officers may, in such capacities, incur.

Item 15.	Recent Sales of Unregistered Securities.

In connection with Talen Energy’s incorporation, on June 6, 2014, Talen Energy issued 1 share of its common stock, par value $0.001 per share, to HoldCo in consideration of an aggregate capital contribution of $0.001. This issuance was exempt from registration under the Securities Act of 1933 pursuant to Section 4(a)(2) thereof because the issuance did not involve any public offering of securities.

In connection with the completion of the Talen Transactions, on June 1, 2015, Talen Energy issued 44,974,658 shares of its common stock, par value $0.001 per share, to the Riverstone Holders in consideration of the Contribution. This issuance was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof because the issuance did not involve any public offering of securities.

Item 16.	Financial Statements and Exhibits.

(a) Exhibits.

The Exhibits to this Registration Statement on Form S-1 are listed in the Exhibit Index which follows the signature pages to this Registration Statement and is herein incorporated by reference.

(b) Financial Statement Schedules.

No financial statement schedules are included herein. All other schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions, are inapplicable or the information is included in the consolidated financial statements and has therefore been omitted here.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allentown, Commonwealth of Pennsylvania, on September 18, 2015.

TALEN ENERGY CORPORATION

By:	/s/ Paul A. Farr
Name: Paul A. Farr
Title: President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul M. Breme and Thomas G. Douglass, Jr., and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-facts and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney shall not revoke any powers of attorney previously executed by the undersigned. This Power of Attorney shall not be revoked by any subsequent power of attorney that the undersigned may execute, unless such subsequent power of attorney specifically provides that it revokes this Power of Attorney by referring to the date of the undersigned’s execution of this Power of Attorney. For the avoidance of doubt, whenever two or more powers of attorney granting the powers specified herein are valid, the agents appointed on each shall act separately unless otherwise specified.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on September 18, 2015 by the following persons in the capacities indicated.

Signature	Title

/s/ Paul A. Farr Paul A. Farr	President, Chief Executive Officer and Director (principal executive officer)

/s/ Jeremy R. McGuire Jeremy R. McGuire	Senior Vice President, Chief Financial Officer and Chief Accounting Officer (principal financial and accounting officer)

/s/ Ralph Alexander Ralph Alexander	Director

/s/ Fredrick M. Bernthal Fredrick M. Bernthal	Director

Signature	Title

/s/ Edward J. Casey, Jr. Edward J. Casey, Jr.	Director

/s/ Philip G. Cox Philip G. Cox	Director

/s/ Louise K. Goeser Louise K. Goeser	Director

/s/ Stuart E. Graham Stuart E. Graham	Chairman

/s/ Michael B. Hoffman Michael B. Hoffman	Director

EXHIBIT INDEX

Exhibit No.	Description

2.1	Separation Agreement, dated as of June 9, 2014, among PPL Corporation, Talen Energy Holdings, Inc., Talen Energy Corporation, PPL Energy Supply, LLC, Raven Power Holdings LLC, C/R Energy Jade, LLC and Sapphire Power Holdings LLC (incorporated by reference to Exhibit 2.1 to PPL Energy Supply, LLC Form 8-K Report (File No. 1-32944) dated June 12, 2014)

2.2	Transaction Agreement, dated as of June 9, 2014, among PPL Corporation, Talen Energy Holdings, Inc., Talen Energy Corporation, PPL Energy Supply, LLC, Talen Energy Merger Sub, Inc., C/R Energy Jade, LLC, Sapphire Power Holdings LLC and Raven Power Holdings LLC (incorporated by reference to Exhibit 2.2 to PPL Energy Supply, LLC Form 8-K Report (File No. 1-32944)) dated June 12, 2014)

2.3	Amendment No. 1, dated as of October 23, 2014, to the Transaction Agreement, dated as of June 9, 2014, among PPL Corporation, Talen Energy Holdings, Inc., Talen Energy Corporation, PPL Energy Supply, LLC, Talen Energy Merger Sub, Inc., C/R Energy Jade, LLC, Sapphire Power Holdings LLC and Raven Power Holdings LLC (incorporated by reference to Exhibit 2.3 to Talen Energy Corporation Registration Statement on Form S-1 (File No. 333-199888) filed on November 5, 2014)

2.4	Purchase and Sale Agreement, dated as of July 18, 2015, by and among Talen Energy Supply, LLC, the sellers named therein, Silver Oak Capital, LLC, as seller representative and MACH Gen, LLC, with respect to 100% of the membership interests in MACH Gen, LLC (incorporated by reference to Exhibit 2.1 to Talen Energy Corporation Form 8-K Report (File No. 1-37388)) dated July 20, 2015)

3.1	Amended and Restated Certificate of Incorporation of Talen Energy Corporation (incorporated by reference to Exhibit 3.1 to Talen Energy Corporation Form 8-K Report (File No. 1-37388) dated June 2, 2015)

3.2	Amended and Restated Bylaws of Talen Energy Corporation (incorporated by reference to Exhibit 3.2 to Talen Energy Corporation Form 8-K Report (File No. 1-37388) dated June 2, 2015)

4.1	Stockholder Agreement, dated as of June 1, 2015, by and between Raven Power Holdings LLC, C/R Energy Jade, LLC and Sapphire Power Holdings LLC and Talen Energy Corporation (incorporated by reference to Exhibit 4.1 to Talen Energy Corporation Form 8-K Report (File No. 1-37388) dated June 2, 2015)

4.2	Indenture, dated as of October 1, 2001, by PPL Energy Supply, LLC and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as Trustee (incorporated by reference to Exhibit 4.1 to PPL Energy Supply, LLC Form S-4 (Registration Statement No. 333-74794))

4.3	Supplemental Indenture No. 2, dated as of August 15, 2004, to said Indenture (incorporated by reference to Exhibit 4(h)-4 to PPL Energy Supply, LLC Form 10-K Report (File No. 333-74794) for the year ended December 31, 2004)

4.4	Supplemental Indenture No. 3, dated as of October 15, 2005, to said Indenture (incorporated by reference to Exhibit 4(a) to PPL Energy Supply, LLC Form 8-K Report (File No. 333-74794) dated October 28, 2005)

4.5	Form of Note for PPL Energy Supply, LLC’s $300 million aggregate principal amount of 5.70% REset Put Securities due 2035 (REPSSM) (incorporated by reference to Exhibit 4(b) to PPL Energy Supply, LLC Form 8-K Report (File No. 333-74794) dated October 28, 2005)

4.6	Supplemental Indenture No. 4, dated as of May 1, 2006, to said Indenture (incorporated by reference to Exhibit 4(a) to PPL Energy Supply, LLC Form 10-Q Report (File No. 333-74794) for the quarter ended June 30, 2006)

Exhibit No.	Description

4.7	Supplemental Indenture No. 6, dated as of July 1, 2006, to said Indenture (incorporated by reference to Exhibit 4(c) to PPL Energy Supply, LLC Form 10-Q Report (File No. 333-74794) for the quarter ended June 30, 2006)

4.8	Supplemental Indenture No. 7, dated as of December 1, 2006, to said Indenture (incorporated by reference to Exhibit 4(f)-10 to PPL Energy Supply, LLC Form 10-K Report (File No. 333-74794) for the year ended December 31, 2006)

4.9	Supplemental Indenture No. 8, dated as of December 1, 2007, to said Indenture (incorporated by reference to Exhibit 4(b) to PPL Energy Supply, LLC Form 8-K Report (File No. 333-74794) dated December 20, 2007)

4.10	Supplemental Indenture No. 9, dated as of March 1, 2008, to said Indenture (incorporated by reference to Exhibit 4(b) to PPL Energy Supply, LLC Form 8-K Report (File No. 333-74794) dated March 14, 2008)

4.11	Supplemental Indenture No. 10, dated as of July 1, 2008, to said Indenture (incorporated by reference to Exhibit 4(b) to PPL Energy Supply, LLC Form 8-K Report (File No. 1-32944) dated July 21, 2008)

4.12	Supplemental Indenture No. 11, dated as of December 1, 2011, to said Indenture (incorporated by reference to Exhibit 4(a) to PPL Energy Supply, LLC Form 8-K Report (File No. 1-32944) dated December 16, 2011)

4.13	Supplemental Indenture No. 12, dated as of February 12, 2013, to said Indenture (incorporated by reference to Exhibit 4.1 to PPL Energy Supply, LLC Form 8-K Report (File No. 1-32944) dated February 13, 2013)

4.14	Supplemental Indenture No. 13, dated as of May 19, 2015, to said Indenture (incorporated by reference to Exhibit 4.1 to PPL Energy Supply, LLC Form 8-K Report (File No. 1-32944) dated May 19, 2015)

4.15	Officer’s Certificate, dated May 19, 2015, pursuant to Supplemental Indenture No. 13, establishing the form and certain terms of the Notes (incorporated by reference to Exhibit 4.2 to PPL Energy Supply, LLC Form 8-K Report (File No. 1-32944) dated May 19, 2015)

4.16	Form of 6.500% Senior Notes due 2025 (incorporated by reference to Exhibit 4.3 to PPL Energy Supply, LLC Form 8-K Report (File No. 1-32944) dated May 19, 2015)

4.17	Registration Rights Agreement, dated May 19, 2015, among PPL Energy Supply, LLC and Citigroup Global Markets Inc., BNP Paribas Securities Corp, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives of the initial purchasers (incorporated by reference to Exhibit 4.4 to PPL Energy Supply, LLC Form 8-K Report (File No. 1-32944) dated May 19, 2015)

4.18	Series 2009A Exempt Facilities Loan Agreement, dated as of April 1, 2009, between PPL Energy Supply, LLC and Pennsylvania Economic Development Financing Authority (incorporated by reference to Exhibit 4(a) to PPL Energy Supply, LLC Form 8-K Report (File No. 1-32944) dated April 9, 2009)

4.19	First Supplement to Series 2009A Exempt Facilities Loan Agreement, dated September 1, 2015, between Talen Energy Supply, LLC and Pennsylvania Economic Development Financing Authority (incorporated by reference to Exhibit 4(a) to Talen Energy Corporation Form 8-K Report (File No. 1-37388) dated September 1, 2015)

4.20	Series 2009B Exempt Facilities Loan Agreement, dated as of April 1, 2009, between PPL Energy Supply, LLC and Pennsylvania Economic Development Financing Authority (incorporated by reference to Exhibit 4(b) to PPL Energy Supply, LLC Form 8-K Report (File No. 1-32944) dated April 9, 2009)

Exhibit No.	Description

4.21	First Supplement to Series 2009B Exempt Facilities Loan Agreement, dated September 1, 2015, between Talen Energy Supply, LLC and Pennsylvania Economic Development Financing Authority (incorporated by reference to Exhibit 4(b) to Talen Energy Corporation Form 8-K Report (File No. 1-37388) dated September 1, 2015)

4.22	Series 2009C Exempt Facilities Loan Agreement, dated as of April 1, 2009, between PPL Energy Supply, LLC and Pennsylvania Economic Development Financing Authority (incorporated by reference to Exhibit 4(c) to PPL Energy Supply, LLC Form 8-K Report (File No. 1-32944) dated April 9, 2009)

4.23	First Supplement to Series 2009C Exempt Facilities Loan Agreement, dated September 1, 2015, between Talen Energy Supply, LLC and Pennsylvania Economic Development Financing Authority (incorporated by reference to Exhibit 4(c) to Talen Energy Corporation Form 8-K Report (File No. 1-37388) dated September 1, 2015)

4.24	Indenture, dated as of July 10, 2014, among RJS Power Holdings LLC, the guarantors party thereto and The Bank of New York Mellon, as Trustee (incorporated by reference to Exhibit 4.16 to Talen Energy Corporation Registration Statement on Form S-1 (File No. 333-199888) filed on November 5, 2014)

4.25	Supplemental Indenture No. 1, dated as of June 1, 2015, among PPL Energy Supply, LLC, RJS Power Holdings LLC, RJS Power LLC and The Bank of New York Mellon, as Trustee (incorporated by reference to Exhibit 4.3 to Talen Energy Corporation Form 8-K Report (File No. 1-37388) dated June 2, 2015)

4.26	Third Supplemental Indenture, dated as of February 12, 2013, to Trust Indenture dated as of June 1, 1999, among PPL Ironwood, LLC, The Bank of New York Mellon, as Trustee and The Bank of New York Mellon, as Depositary Bank (incorporated by reference to Exhibit 10(hh) to PPL Corporation Form 10-K Report (File No. 1-11459) for the year ended December 31, 2013)

5.1	Opinion of Simpson Thacher & Bartlett LLP

10.1	Employee Matters Agreement, dated as of June 9, 2014, among PPL Corporation, Talen Energy Corporation, C/R Energy Jade, LLC, Sapphire Power Holdings LLC and Raven Power Holdings LLC (incorporated by reference to Exhibit 10.1 to PPL Energy Supply, LLC Form 8-K Report (File No. 1-32944) dated June 12, 2014)

10.2.1	Transition Services Agreement, dated as of June 1, 2015, by and between PPL Corporation and PPL Energy Supply, LLC (incorporated by reference to Exhibit 10.4 to Talen Energy Corporation Form 8-K Report (File No. 1-37388) dated June 2, 2015)

10.2.2	Transition Services Agreement, dated as of May 4, 2015, by and between Topaz Power Management, LP and PPL Energy Supply, LLC (incorporated by reference to Exhibit 10.1 to PPL Energy Supply, LLC Form 8-K Report (File No. 1-32944) dated May 8, 2015)

10.3	Credit Agreement, dated as of June 1, 2015, among PPL Energy Supply, LLC, the lenders and arrangers party thereto and Citibank, N.A., as administrative agent (incorporated by reference to Exhibit 10.1 to Talen Energy Corporation Form 8-K Report (File No. 1-37388) dated June 2, 2015)

10.4	Guarantee and Collateral Agreement, dated as of June 1, 2015, among PPL Energy Supply, LLC, the subsidiaries of the borrower from time to time party thereto and Citibank, N.A., as collateral trustee (incorporated by reference to Exhibit 10.2 to Talen Energy Corporation Form 8-K Report (File No. 1-37388) dated June 2, 2015)

Exhibit No.	Description

10.5	Collateral Trust and Intercreditor Agreement, dated as of June 1, 2015, among PPL Energy Supply, LLC, the subsidiary guarantors party thereto from time to time and Citibank, N.A., as administrative agent and as collateral trustee (incorporated by reference to Exhibit 10.3 to Talen Energy Corporation Form 8-K Report (File No. 1-37388) dated June 2, 2015)

10.6	Talen Energy 2015 Stock Incentive Plan (incorporated by reference to Exhibit 10.5 to Talen Energy Corporation Form 8-K Report (File No. 1-37388) dated June 2, 2015)

10.7	Talen Energy Directors Deferred Compensation Plan (incorporated by reference to Exhibit 10.6 to Talen Energy Corporation Form 8-K Report (File No. 1-37388) dated June 2, 2015)

10.8	Talen Energy Supplemental Compensation Pension Plan (incorporated by reference to Exhibit 10.8 to Talen Energy Corporation Form 8-K Report (File No. 1-37388) dated June 2, 2015)

10.9	Talen Energy Executive Severance Plan (incorporated by reference to Exhibit 10.9 to Talen Energy Corporation Form 8-K Report (File No. 1-37388) dated June 2, 2015)

10.10	Form of Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 10.10 to Talen Energy Corporation Form 8-K Report (File No. 1-37388) dated June 2, 2015)

10.11	Form of Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.11 to Talen Energy Corporation Form 8-K Report (File No. 1-37388) dated June 2, 2015)

10.12	Form of Performance Unit Agreement (incorporated by reference to Exhibit 10.12 to Talen Energy Corporation Form 8-K Report (File No. 1-37388) dated June 2, 2015)

10.13	Secured Energy Marketing and Trading Facility Common Agreement, dated as of November 1, 2010, among PPL EnergyPlus, LLC, PPL Energy Supply, LLC, PPL Brunner Island, LLC, PPL Montour, LLC, Wilmington Trust FSB, as Collateral Agent and the Secured Counterparties thereto (incorporated by reference to Exhibit 10.8 to Talen Energy Corporation Registration Statement on Form S-1 (File No. 333-199888) filed on March 18, 2015)

10.14	Open-End Mortgage, Security Agreement and Fixture Filing from PPL Montour, LLC to Wilmington Trust FSB, as Collateral Agent, dated as of October 26, 2010 (incorporated by reference to Exhibit 10(w) to PPL Corporation Form 10-K Report (File No. 1-11459) for the year ended December 31, 2010)

10.15	Open-End Mortgage, Security Agreement and Fixture Filing from PPL Brunner Island, LLC to Wilmington Trust FSB, as Collateral Agent, dated as of October 26, 2010 (incorporated by reference to Exhibit 10(x) to PPL Corporation Form 10-K Report (File No. 1-11459) for the year ended December 31, 2010)

10.16	Guaranty of PPL Montour, LLC and PPL Brunner Island, LLC, dated as of November 3, 2010, in favor of Wilmington Trust FSB, as Collateral Agent, for itself as Beneficiary and for the Secured Counterparties described therein (incorporated by reference to Exhibit 10(y) to PPL Corporation Form 10-K Report (File No. 1-11459) for the year ended December 31, 2010)

10.17	Amended and Restated Collateral Agency Agreement, dated as of February 12, 2013, among PPL Ironwood, LLC, The Bank of New York Mellon, as Trustee, The Bank of New York Mellon, as Collateral Agent and The Bank of New York Mellon, as Depositary Bank (incorporated by reference to Exhibit 10(gg) to PPL Corporation Form 10-K Report (File No. 1-11459) for the year ended December 31, 2013)

21.1	Subsidiaries of Talen Energy Corporation

23.1	Consent of Ernst & Young LLP

Exhibit No.	Description

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Simpson Thacher & Bartlett LLP (included in exhibit 5.1)

24.1	Power of Attorney (included in the signature pages to this Registration Statement)

101.1	XBRL Related Documents of PPL Energy Supply, LLC (incorporated by reference to Exhibits 101.INS, 101.SCH, 101.CAL, 101.DEF, 101.LAB and 101.PRE to PPL Corporation Form 10-K Report (File No. 1-11459) for the year ended December 31, 2014)

101.2	XBRL Related Documents of Talen Energy Corporation (incorporated by reference to Exhibits 101.INS, 101.SCH, 101.CAL, 101.DEF, 101.LAB and 101.PRE to Talen Energy Corporation Form 10-Q Report (File No. 1-37388) for the quarter ended June 30, 2015)